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As filed with the U.S. Securities and Exchange Commission on April 15, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

iPCS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4812 (Primary Standard Industrial Classification Code Number)	36-4350876 (IRS Employer Identification Number)

1901 North Roselle Road
Schaumburg, Illinois 60195
(847) 885-2833
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Timothy M. Yager
President and Chief Executive Officer
iPCS, Inc.
1901 North Roselle Road
Schaumburg, Illinois 60195
Tel: (847) 885-2833
Fax: (847) 885-7125
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edmund L. Quatmann, Jr. General Counsel and Secretary iPCS, Inc. 1901 North Roselle Road Schaumburg, Illinois 60195 Tel: (847) 885-2833 Fax: (847) 885-7125	Paul W. Theiss Robert J. Wild William R. Kucera Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603 Tel: (312) 782-0600 Fax: (312) 701-7711	Patrick J. Dooley Stephen E. Older Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, New York 10022 Tel: (212) 872-1000 Fax: (212) 872-1002	Donald I. Hackney, Jr. Robert F. Dow Arnall Golden Gregory LLP 171 17th Street, Suite 2100 Atlanta, Georgia 30363 Tel: (404) 873-8500 Fax: (404) 873-8639

        Approximate date of commencement of proposed sale of the securities to public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger described herein have been satisfied or waived.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	7,725,015 shares(1)	$25.90(2)	$259,000,493(2)	$30,485(2)

Common Stock, par value $0.01 per share	3,251,288 shares(3)	Not applicable	Not applicable	Not applicable

(1)
This number is derived by multiplying (a)(i) 9,013,317 shares of common stock, par value $0.0001 per share, of Horizon PCS, Inc. ("Horizon PCS") outstanding as of March 29, 2005 plus (ii) 986,702 shares of Horizon PCS common stock reserved for issuance under the Horizon PCS 2004 Stock Incentive Plan as of such date; by (b) the exchange ratio of 0.7725 shares of common stock, par value $0.01 per share, of iPCS, Inc. for each share of Horizon PCS common stock.

(2)
The registration fee has been computed pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average bid and ask prices for shares of Horizon PCS common stock as quoted by Pink Sheets LLC's Pink Sheets on April 11, 2005 ($25.90 per share) multiplied by the maximum number of such shares (10,000,019) that may be exchanged for the securities being registered.

(3)
Relates to the reoffering from time to time of up to 3,251,288 shares of iPCS, Inc. common stock to be received in the merger by certain stockholders of Horizon PCS. Pursuant to Rule 457(f)(5), no separate registration fee is payable in respect to the resale shares, which are included in the shares with respect to which a fee is being paid under Note (1) above.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this document is not complete and may be changed. We may not issue the common stock to be issued in connection with the merger described in this document until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED APRIL 15, 2005

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        The boards of directors of iPCS, Inc. and Horizon PCS, Inc., respectively, have approved a strategic combination of our two companies pursuant to which Horizon PCS will be merged with and into iPCS.

        If we complete the merger, Horizon PCS stockholders will receive, for each share of Horizon PCS common stock they own, 0.7725 shares of common stock of iPCS, subject to adjustment for certain increases or decreases in the outstanding number of shares or options of Horizon PCS or iPCS.

        The 0.7725 exchange ratio is fixed subject to adjustment for certain increases or decreases in the outstanding number of shares or options of Horizon PCS or iPCS, and will not be adjusted to reflect stock price changes prior to closing. Based on the average last sale prices of iPCS common stock for the 10 trading days ending on March 16, 2005, the last trading day before public announcement of the execution of the merger agreement, the 0.7725 exchange ratio represented approximately $23.42 in value for each share of Horizon PCS common stock. Based on the average last sale prices of iPCS common stock for the 10 trading days ending on *, 2005, the last practicable date before distribution of this document, the 0.7725 exchange ratio represented approximately $**.** in value for each share of Horizon PCS common stock. We urge you to obtain current market quotations of iPCS and Horizon PCS common stock. iPCS and Horizon PCS trade on the Pink Sheets LLC's Pink Sheets and there is currently not sufficient trading volume to provide a liquid market for iPCS common stock or Horizon PCS common stock and no assurance can be given that a liquid market will develop.

        Based on the number of shares of common stock of iPCS and Horizon PCS outstanding on *, 2005, current iPCS stockholders will hold approximately 57.5% of the outstanding equity of the combined company and current Horizon PCS stockholders will hold approximately 42.5% of the outstanding equity of the combined company.

        Your vote is important.    We cannot complete the merger unless iPCS stockholders and Horizon PCS stockholders holding over 50% of the outstanding shares of iPCS common stock and Horizon PCS common stock, respectively, adopt the merger agreement. We have each scheduled a meeting of our respective stockholders to vote on the adoption of the merger agreement. Certain of iPCS' significant stockholders holding an aggregate of approximately [52%] of iPCS' outstanding common stock and certain of Horizon PCS' significant stockholders holding in the aggregate approximately [47%] of Horizon PCS' outstanding common stock, in each case, as of the record date, have entered into support agreements pursuant to which they have agreed to vote all, or in certain instances, some, of their respective shares to approve and adopt the merger agreement and the merger.

        This joint proxy statement-prospectus gives you detailed information about the meetings and the proposed merger. We urge you to read this joint proxy statement-prospectus carefully, including "Risk Factors" beginning on page 18 for a discussion of the risks relating to the merger.

        Each of our boards of directors recommends that the stockholders vote "FOR" the adoption of the merger agreement.

        In addition, the iPCS board of directors recommends that the iPCS stockholders vote "FOR" the adoption of the amended and restated certificate of incorporation of iPCS.

        We strongly support this combination of our companies and join our boards in their recommendations.

Timothy M. Yager President and Chief Executive Officer iPCS, Inc	William A. McKell President and Chief Executive Officer Horizon PCS, Inc.

        iPCS and Horizon PCS common stock are quoted by Pink Sheets LLC under the ticker symbols "IPCX" and "HZPS", respectively.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement-prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement-prospectus. Any representation to the contrary is a criminal offense.

        This joint proxy statement-prospectus is dated *, 2005 and is first being mailed to iPCS stockholders and Horizon PCS stockholders on or about *, 2005.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on *, 2005

To the Stockholders
of iPCS, Inc.:

        We will hold an annual meeting of stockholders of iPCS, Inc. on *, 2005 at *, local time, at *, for the following purposes:

  1.
  To adopt the Agreement and Plan of Merger, dated as of March 17, 2005, by and among iPCS, Inc. and Horizon PCS, Inc., pursuant to which Horizon PCS, Inc. will merge with and into iPCS, Inc.;

  2.
  To adopt the amended and restated certificate of incorporation reflecting the amendments thereto contemplated by the Agreement and Plan of Merger;

  3.
  To elect seven directors to our board of directors;

  4.
  To ratify the iPCS audit committee's selection of Deloitte & Touche LLP as iPCS' independent registered public accounting firm for the fiscal year ending September 30, 2005; and

  5.
  To transact any other business as may properly be brought before the annual meeting.

        Approval of proposals 1 and 2 is a condition under the terms of the Agreement and Plan of Merger to the consummation of the merger.

        We have fixed *, 2005 as the record date for determining those iPCS stockholders entitled to vote at the annual meeting. Accordingly, only holders of record of our common stock at the close of business on that date are entitled to notice of, and to vote at, the annual meeting. Stockholders holding an aggregate of approximately [52]% of the outstanding shares of iPCS common stock as of the record date have signed agreements to vote all, or in certain instances, some, of their shares in favor of the adoption of the merger agreement, the approval of the merger and the adoption of the amended and restated certificate of incorporation.

        To ensure your representation at the annual meeting, please complete and promptly mail your proxy in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement-prospectus accompanying this notice for more complete information regarding the merger and the annual meeting.

        Under Delaware law, holders of iPCS common stock will have the right to receive an appraisal of the value of their shares of iPCS common stock rather than vote in favor of the merger. To exercise appraisal rights, an iPCS stockholder must not vote for the adoption of the merger agreement, and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully in the accompanying joint proxy statement-prospectus. A copy of the applicable Delaware law provision is attached as Annex H to the joint proxy statement-prospectus.

        A list of the holders of iPCS common stock entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting at iPCS' principal executive offices at 1901 North Roselle Road, Schaumburg, Illinois 60195, beginning ten days prior to the meeting, during ordinary business hours.

By Order of the Board of Directors,

Edmund L. Quatmann, Jr. General Counsel and Secretary
Schaumburg, Illinois
*, 2005

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on *, 2005

To the Stockholders
of Horizon PCS, Inc.:

        We will hold a special meeting of stockholders of Horizon PCS, Inc. on *, 2005 at *, local time, at *, for the following purposes:

  1.
  To adopt the Agreement and Plan of Merger, dated as of March 17, 2005, by and among iPCS, Inc. and Horizon PCS, Inc., pursuant to which Horizon PCS, Inc. will merge with and into iPCS, Inc.;

  2.
  To approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger; and

  3.
  To transact any other business as may properly be brought before the special meeting.

        We have fixed *, 2005 as the record date for determining those Horizon PCS stockholders entitled to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. Stockholders holding an aggregate of approximately [47%] of the outstanding shares of Horizon PCS common stock as of the record date have signed agreements to vote all, or in certain instances, some, of their shares in favor of the adoption of the merger agreement and the approval of the merger.

        To ensure your representation at the special meeting, please complete and promptly mail your proxy in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement-prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

        Under Delaware law, holders of Horizon PCS common stock will have the right to receive an appraisal of the value of their shares of Horizon PCS common stock rather than vote in favor of the merger. To exercise appraisal rights, a Horizon PCS stockholder must not vote for the adoption of the merger agreement, and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully in the accompanying joint proxy statement-prospectus. A copy of the applicable Delaware law provision is attached as Annex H to the joint proxy statement-prospectus.

        A list of the holders of Horizon PCS common stock entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at Horizon PCS' principal executive offices at 68 East Main Street, Chillicothe, Ohio 45601, beginning ten days prior to the meeting, during ordinary business hours.

        PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

By Order of the Board of Directors,

STEVEN P. BURKHARDT Secretary
Chillicothe, Ohio
*, 2005

ADDITIONAL INFORMATION

        This joint proxy statement-prospectus incorporates important business and financial information about iPCS and Horizon PCS from documents that are not included in or delivered with this joint proxy statement-prospectus. See "Where You Can Find More Information" on page 239. This information is available to you without charge upon written or oral request. You can obtain documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

iPCS, Inc.
1901 North Roselle Road
Schaumburg, Illinois 60195
Tel: (847) 885-2833
Fax: (847) 885-7125
Attention: Edmund L. Quatmann, Jr.

Horizon PCS, Inc.
68 East Main Street
Chillicothe, Ohio 45601-0480
Tel: (740) 772-8200
Fax: (740) 774-3400
Attention: Peter M. Holland

        You also may obtain these documents at (i) the Securities and Exchange Commission's website, "www.sec.gov" and (ii) with respect to iPCS, at iPCS' website, www.ipcswirelessinc.com, by selecting "Investor Relations", selecting "Financial" and then selecting "SEC Filings."

        All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

        iPCS stockholders who would like to request documents should do so by *, 2005 in order to receive them before the iPCS annual meeting. Horizon PCS stockholders who would like to request documents should do so by *, 2005 in order to receive them before the Horizon PCS special meeting.

        INFORMATION INCLUDED IN THE JOINT PROXY STATEMENT-PROSPECTUS REGARDING iPCS AND HORIZON PCS (INCLUDING THEIR RESPECTIVE FINANCIAL ADVISORS) WAS PROVIDED BY iPCS AND HORIZON PCS, RESPECTIVELY. NEITHER COMPANY WARRANTS THE ACCURACY OF INFORMATION PROVIDED BY THE OTHER.

i

Opinion of iPCS' Financial Advisor	53
Opinion of Horizon PCS' Financial Advisor	65
Interests of Certain Horizon PCS Persons in the Merger	70
Interests of Certain iPCS Persons in the Merger	73
Regulatory and Third Party Approvals	73
Appraisal Rights	74
Accounting Treatment	78
Material United States Federal Income Tax Consequences	78
Restrictions on Resales by Affiliates	80
THE MERGER AGREEMENT, RELATED AGREEMENTS AND OTHER DOCUMENTS	82
The Merger Agreement	82
The Merger	82
Effective Time	82
Treatment of Horizon PCS Common Stock	82
Treatment of Horizon PCS Options	83
No Fractional Shares	83
Exchange of Certificates	83
Conditions to the Completion of the Merger	84
Representations and Warranties	85
Conduct of Business Pending the Merger	87
No Solicitation of Alternative Transactions	89
Termination of the Merger Agreement	91
Extension, Waiver and Amendment of the Merger Agreement	93
Employee Benefit Plans and Existing Agreements	94
Expenses	94
Officers and Directors of the Surviving Corporation	95
Support Agreements	96
Ancillary Agreement	98
SELLING STOCKHOLDERS	99
PLAN OF DISTRIBUTION	100
SELECTED HISTORICAL FINANCIAL DATA	102
iPCS, Inc. and Subsidiaries Selected Financial Data	102
Horizon PCS, Inc. and Subsidiaries Selected Financial Data	105
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	108
INFORMATION ABOUT iPCS	115
Business	115
Reorganization	115
Relationship With Sprint	116
Markets	117
Network Operations	119
Products and Services	119
Roaming	121
Marketing Strategy	122
Sales and Distribution	122
Seasonality	123
Technology	123
Competition	125
Intellectual Property	127

Environmental Compliance	127
Employees	127
Properties	127
Legal Proceedings	127
Market for iPCS' Common Stock and Related Stockholder Matters	128
iPCS Management's Discussion and Analysis of Financial Condition and Results of Operations of iPCS	128
Definitions of Operating Metrics	129
Critical Accounting Policies	130
Implementation of Fresh-Start Accounting	132
Recent Accounting Pronouncements	132
Consolidated Results of Operations	132
Liquidity and Capital Resources	144
Quantitative and Qualitative Disclosures About Market Risk	148
Change in Independent Registered Public Accounting Firm	149
Directors and Executive Officers of iPCS	150
Executive Compensation	153
iPCS Security Ownership of Certain Beneficial Owners and Management	159
Certain Relationships and Related Transactions	162
Registered Independent Accounting Firm	165
DESCRIPTION OF iPCS CAPITAL STOCK	167
General	167
Common Stock	167
Preferred Stock	167
Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws	168
Indemnification of Directors and Officers	170
Transfer Agent and Registrar	170
INFORMATION ABOUT HORIZON PCS	171
Overview	171
Reorganization	171
The 2004 Horizon/Sprint Transaction	174
Relationship With Sprint	175
Competitive Strengths	175
Strategy	177
Markets	178
Network Operations	179
Products and Services	180
Roaming	181
Marketing Strategy	182
Sales and Distribution	183
Seasonality	184
Technology	185
Competition	186
Intellectual Property	188
Environmental Compliance	189
Employees	189
Legal Proceedings	189
Management's Discussion and Analysis of Financial Condition and Results of Operations	189
Reorganization	190
Implementation of Fresh-Start Accounting	191

Key Metrics	192
Results of Operations	192
Key Metrics	193
Results of Operations	193
Key Metrics	198
Results of Operations	198
Liquidity and Capital Resources	202
Contractual Obligations	203
Inflation	204
Critical Accounting Policies and Estimates	204
Recent Accounting Pronouncements	207
Quantitative and Qualitative Disclosure About Market Risk	207
Off-Balance Sheet Arrangements	208
Directors and Executive Officers	208
Executive Compensation	211
Horizon PCS Security Ownership of Certain Beneficial Owners and Management	214
Certain Relationships and Related Party Transactions	215
DESCRIPTION OF CAPITAL STOCK	218
General	218
Common Stock	218
Preferred Stock	218
AFFILIATION AGREEMENTS WITH SPRINT PCS	219
REGULATORY ENVIRONMENT	229
COMPARISON OF STOCKHOLDERS' RIGHTS	234
LEGAL MATTERS	238
EXPERTS	238
WHERE YOU CAN FIND MORE INFORMATION	239
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
Page
Annex A	Agreement and Plan of Merger, dated as of March 17, 2005, by and between iPCS, Inc. and Horizon PCS, Inc.	A-1
Annex B	Support Agreement, dated as of March 17, 2005, by and among iPCS, Inc., Apollo Investment Fund IV, L.P. and certain of its affiliates	B-1
Annex C	Support Agreement, dated as of March 17, 2005, by and among Horizon PCS, Inc. and certain affiliates of American International Group, Inc.	C-1
Annex D	Support Agreement, dated as of March 17, 2005, by and among iPCS, Inc., Horizon PCS, Inc. and certain affiliates of Silver Point Capital, L.P.	D-1
Annex E
	Ancillary Agreement by and among iPCS, Inc. certain affiliates of American International Group, Inc., certain affiliates of Silver Point Capital, L.P., Timothy M. Yager 2001 Trust, and Apollo Investment Fund IV, L.P. and certain of its affiliates	E-1
Annex F	Opinion of Bear, Stearns & Co. Inc.	F-1
Annex G	Opinion of Lehman Brothers Inc.	G-1
Annex H	General Corporation Law of the State of Delaware Section 262	H-1
Annex I	Charter of the Audit Committee of the Board of Directors of iPCS, Inc.	I-1

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR
THE STOCKHOLDER MEETINGS

Q:
Why is my vote important?

A:
Under the General Corporation Law of the State of Delaware, which governs both iPCS and Horizon PCS, the merger agreement must be adopted by the holders of at least a majority of the outstanding shares of iPCS common stock and by the holders of at least a majority of the outstanding shares of Horizon PCS common stock. In addition, the amended and restated certificate of incorporation of iPCS must be adopted by the holders of at least a majority of the outstanding shares of iPCS common stock. Accordingly, if a stockholder fails to vote, or abstains, that will have the same effect as a vote against adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation of iPCS.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement-prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the Internet as soon as possible so that your shares will be represented and voted at your meeting.

Q:
What do I do if I want to change my vote after I have delivered my proxy or voting instruction card?

A:
You may change your vote at any time before your proxy is voted at your meeting. If you are a holder of record, you can do this in any of the three following ways:

•
by sending a written notice to the Secretary of iPCS or Horizon PCS, as appropriate, in time to be received before your meeting stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before your meeting; or

•
by attending your meeting and voting in person.

  If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q:
What will I receive in the merger?

A.
If you are either a record holder or a beneficial owner holding shares of Horizon PCS common stock, each issued and outstanding share of Horizon PCS common stock held by you will be converted into the right to receive 0.7725 shares of iPCS common stock, subject to adjustment for certain increases or decreases in the outstanding number of shares or options of Horizon PCS or iPCS, unless you exercise your appraisal rights under the General Corporation Law of the State of Delaware. If you are either a record holder or a beneficial holder holding shares of iPCS common stock, you will continue to own the same number of shares of iPCS common stock after the merger, unless you exercise your appraisal rights under the General Corporation Law of the State of Delaware. If you are either a record holder or beneficial owner holding options granted by Horizon PCS to purchase shares of Horizon PCS common stock which are outstanding and unexercised immediately prior to the effective time of the merger, each issued and outstanding option shall cease to represent a right to acquire shares of Horizon PCS common stock and shall be converted automatically into an option to purchase shares of iPCS common stock. The number of shares of iPCS common stock to be subject to the converted options shall be equal to the product of the number of shares of Horizon PCS common stock subject to the Horizon PCS option and the exchange ratio, provided that any fractional share of Horizon PCS common stock resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price per share of iPCS common stock under the converted option shall be equal to the exercise price per share of Horizon PCS common stock under the Horizon PCS option divided by the exchange ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

Q:
When do you expect the merger to be completed?

A.
We are working to complete the merger as quickly as possible. We currently expect to complete the merger during the summer of 2005. However, we cannot predict the exact timing of the merger because the merger is subject to specified closing conditions.

Q:
If I am an iPCS stockholder, in addition to the adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation of iPCS, what else am I voting on?

A:
At the annual meeting of iPCS, iPCS stockholders will also act upon:

1.
The election of each of Timothy M. Yager, Timothy C. Babich, Donald L. Bell, Eugene I. Davis, Eric F. Ensor, James J. Gaffney and Kevin M. Roe as directors of iPCS.

2.
The ratification of the iPCS audit committee's selection of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2005.

Q:
If I am an iPCS stockholder, other than with respect to the adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation of iPCS, what vote is required to approve each proposal?

A:
The ratification of the iPCS audit committee's selection of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2005, requires the affirmative vote of a majority of the votes cast, excluding abstentions, at any meeting of the iPCS stockholders at which a quorum is present. The election of each of Timothy M. Yager, Timothy C. Babich, Donald L. Bell, Eugene I. Davis, Eric F. Ensor, James J. Gaffney and Kevin M. Roe as directors of iPCS requires the affirmative vote of a plurality of the votes of shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors.

Q:
If I am a Horizon PCS stockholder, should I send in my stock certificates with my proxy card?

A:
No. Please DO NOT send your stock certificates with your proxy card. Soon after the completion of the merger, the exchange agent will send a letter of transmittal to Horizon PCS stockholders of record at the effective time of the merger. This mailing will contain instructions on how to surrender shares of Horizon PCS common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

Q:
If my shares are held in "street name" by my broker or bank, will my broker or bank vote my shares for me with respect to the adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation of iPCS?

A:
No. If you do not provide your broker or bank with instructions on how to vote your shares held in "street name," your broker or bank will not be permitted to vote your shares with respect to the adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation of iPCS. Such failure to vote will have the same effect as a vote against such matters. You should therefore provide your broker or bank with instructions as to how to vote your shares.

Q:
Who can I call with questions about the stockholder meeting or the merger?

A:
If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:

  D.F. King & Co., Inc.

  Banks and Brokers call:
  Telephone: (212) 269-5550
  All others call toll free:
  (800) 290-6427
  (U.S. and Canada only)

SUMMARY OF THE MERGER

        This brief summary does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this joint proxy statement-prospectus refers you to fully understand the merger. See "Where You Can Find More Information" on page 239. Each item in this summary refers to the page where that subject is discussed in more detail.

        In this joint proxy statement-prospectus "Sprint PCS" refers to Sprint Communications Company, L.P., Sprint Spectrum L.P., SprintCom, Inc., WirelessCo, L.P., PhillieCo., L.P. and APC PCS, LLC. "Sprint" refers to Sprint Corporation and its affiliates. A "Sprint PCS Affiliate" is an entity whose sole or predominant business is operating (directly or through one or more subsidiaries) a personal communications service business pursuant to one or more affiliation agreements with Sprint Spectrum, L.P. and/or its affiliates, or their successors. "Sprint PCS products and services" refers to digital wireless personal communication services, including wireless voice and data services, and related retail products, including handsets, in any case, offered under the Sprint brand name. Statements in this joint proxy statement-prospectus regarding Sprint or Sprint PCS are derived from information contained in iPCS' and Horizon PCS' affiliation agreements with Sprint PCS, periodic reports and other documents filed by Sprint and Sprint Spectrum L.P. with the Securities and Exchange Commission, or press releases issued by Sprint or Sprint PCS.

        Market data and other statistical information used throughout this joint proxy statement-prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources, as well as information provided to iPCS and Horizon PCS by Sprint PCS. Some data is also based on iPCS' and Horizon PCS' good faith estimates, which estimates are derived from iPCS' and Horizon PCS' respective review of internal surveys and independent sources, including information provided to iPCS and Horizon PCS by Sprint, the U.S. Census Bureau and Kagan World Media. Although iPCS and Horizon PCS believe these sources are reliable, they have not independently verified the information.

        This joint proxy statement-prospectus contains trademarks, service marks and trade names of companies and organizations other than iPCS and Horizon PCS. Other than with respect to Sprint PCS, our use or display of other parties' trade names, trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of either iPCS or Horizon PCS by, the trade name or trademark owners.

Information about iPCS and Horizon PCS (Pages 115 and 171)

iPCS, Inc.
1901 North Roselle Road
Schaumburg, Illinois 60195
(847) 885-2833

        iPCS is a Sprint PCS Affiliate with the exclusive right to sell wireless mobile communications, network products and services under the Sprint brand name throughout its designated territory, which includes 40 markets located in Illinois, Michigan, Iowa and eastern Nebraska. As of December 31, 2004, iPCS' territory had a total population of approximately 7.8 million, of which its network covered approximately 5.9 million residents.

Horizon PCS, Inc.
68 East Main Street
Chillicothe, Ohio 45601
(740) 772-8200

        Horizon PCS is a Sprint PCS Affiliate with the exclusive right to sell wireless mobile communications, network products and services under the Sprint brand name throughout its designated territory, which includes portions of 11 contiguous states. Horizon PCS' market is located between Sprint's Chicago, New York and Knoxville markets and connects or is adjacent to 12 major Sprint markets. As of December 31, 2004, Horizon PCS' territory had a total population of approximately 7.4 million, of which its network covered approximately 5.4 million residents.

The Merger (Page 45)

Horizon PCS Will Merge With and Into iPCS

        We propose a merger of Horizon PCS with and into iPCS. We have attached the merger agreement to this joint proxy statement-prospectus as Annex A. Please read the merger agreement carefully. It is the legal document that governs the merger.

Horizon PCS Stockholders Will Receive Shares of iPCS Common Stock

        If we complete the merger, Horizon PCS stockholders, other than those who properly exercise their appraisal rights, will receive, for each share of Horizon PCS stock they own, 0.7725 shares of common stock of iPCS, subject to adjustment for certain increases or decreases in the outstanding number of shares or options of Horizon PCS or iPCS. We refer to this ratio of 0.7725 shares of iPCS common stock for each share of Horizon PCS common stock as the "exchange ratio."

        Because the exchange ratio is fixed, subject to adjustment for certain increases or decreases in the outstanding number of shares or options of Horizon PCS or iPCS, the implied value of the shares of iPCS common stock that Horizon PCS stockholders will receive will change as the prices of iPCS common stock and Horizon PCS common stock change. Horizon PCS stockholders should obtain current market quotations for the shares of both companies from the Internet or their brokers.

Comparative Market Price Information

        iPCS common stock is quoted on Pink Sheet LLC's Pink Sheets under the ticker symbol "IPCX". Horizon PCS common stock is quoted on Pink Sheet LLC's Pink Sheets under the ticker symbol "HZPS".

        The following table lists the last sale price of iPCS common stock and Horizon PCS common stock on March 16, 2005, the last trading day before we announced the execution of the merger agreement, and on *, 2005, the last practicable date prior to distribution of this document. The following table also presents the equivalent per share value of Horizon PCS common stock on those dates, as determined by multiplying the last sale price of iPCS common stock on those dates by the exchange ratio.

	iPCS Common Stock	Horizon PCS Common Stock	Equivalent Per Share Value of Horizon PCS Common Stock
March 16, 2005	$30.00	$25.00	$23.18
*, 2005	*	*	*

        You should obtain current stock price quotations for iPCS common stock and Horizon PCS common stock. You can get these quotations on the Internet at www.pinksheets.com or by calling your broker.

Our Financial Advisors Have Provided Opinions as to the Fairness of the Exchange Ratio (Page 53)

        Opinion of iPCS' Financial Advisor.    In deciding to approve the merger agreement, the iPCS board of directors considered the opinion of its financial advisor, Bear, Stearns & Co. Inc., that, as of March 17, 2005 and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken set forth in its opinion, the exchange ratio was fair, from a financial point of view, to iPCS and the stockholders of iPCS common stock. We have attached the Bear Stearns opinion to this joint proxy statement-prospectus as Annex F. You should read the opinion completely to understand the procedures followed, assumptions made, matters considered and qualifications and limitations concerning the review undertaken by, and the opinion of, Bear Stearns. The opinion of Bear Stearns is addressed to iPCS' board of directors and is not a recommendation to any stockholder of iPCS or Horizon PCS as to how to vote or act with respect to the proposed merger or any other matter.

        Opinion of Horizon PCS' Financial Advisor.    In deciding to approve the merger agreement, the Horizon PCS board of directors considered the opinion of its financial advisor, Lehman Brothers Inc., that, as of March 16, 2005 and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken set forth in its opinion, from a financial point of view, the exchange ratio to be offered to Horizon PCS' stockholders is fair to such stockholders. We have attached the Lehman Brothers opinion to this joint proxy statement-prospectus as Annex G. You should read the opinion completely to understand the procedures followed, assumptions made, matters considered and qualifications and limitations concerning the review undertaken by, and the opinion of, Lehman Brothers. The opinion of Lehman Brothers is addressed to Horizon PCS' board of directors and is not a recommendation to any stockholder of Horizon PCS or iPCS as to how to vote or act with respect to the proposed merger or any other matter.

U.S. Federal Income Tax Consequences (Page 78)

        The merger has been structured so that none of Horizon PCS, iPCS, or their respective stockholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except to the extent that Horizon PCS stockholders receive cash proceeds in lieu of fractional shares of iPCS common stock or from the exercise of appraisal rights and except to the extent that iPCS stockholders receive cash proceeds from the exercise of appraisal rights. As a condition to the merger, Horizon PCS and iPCS must each receive a satisfactory opinion from its own legal counsel regarding the U.S. federal income tax treatment of the merger. You should refer to "The Merger—Material United States Federal Income Tax Consequences" beginning on page 78 for a more complete discussion of the United States federal income tax consequences of the merger.

        Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. We urge you to consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

Dividend Policy of iPCS

        The declaration and payment of dividends by iPCS will depend upon business conditions, operating results, capital and reserve requirements, and consideration by the iPCS board of directors of other relevant factors. In addition, the declaration and payment of dividends is subject to limitations set forth in the indenture governing the iPCS senior notes and, after consummation of the merger, the Horizon PCS senior notes. iPCS has never declared a cash dividend on its common stock and does not anticipate paying cash dividends in the foreseeable future. Instead, iPCS intends to retain future earnings for reinvestment in its business.

Directors of iPCS Have Some Financial Interests in the Merger that are Different From or in Addition to their Interests as Stockholders (Page 73)

        In connection with the transaction contemplated by the merger, certain members of iPCS' board of directors will resign in order to create vacancies for the persons designated by Horizon PCS to serve on the iPCS board of directors post-closing. In March 2005, the compensation committee of the iPCS board of directors took action to provide that, with respect to such resigning directors, any remaining unvested options shall accelerate upon resignation and shall become immediately exercisable and remain exercisable for 180 days post-resignation.

        Timothy C. Babich, a director of iPCS, is a portfolio manager at Silver Point Capital, L.P.    Silver Point Capital, L.P. through its affiliated funds owns approximately 770,147 shares, or approximately 8.5% of the outstanding shares of Horizon PCS common stock.

Directors and Executive Officers of Horizon PCS Have Financial and Other Interests in the Merger that are Different From or in Addition to their Interests as Stockholders (Page 70)

        Horizon PCS directors and executive officers have financial and other interests in the merger that are different from or in addition to their interests as stockholders of Horizon PCS. These interests include:

  •
  Each of William McKell, Peter M. Holland, Alan Morse and Monesa Skocik hold options to purchase Horizon PCS common stock which, upon consummation of the merger, will convert into options to purchase 152,445, 114,333, 77,250, and 45,733 shares, respectively, of iPCS common stock at an exercise price of $22.99 per share. With respect to Messrs. McKell and Holland and Ms. Skocik, if their employment is terminated without cause or for good reason concurrent with or within six months following the merger, the options will become fully vested and remain exercisable until the option expiration date or 180 days following termination of employment (or 90 days with respect to Ms. Skocik). With respect to Mr. Morse, if his employment is terminated concurrent with or within six months following the merger, if the merger occurs prior to September 30, 2005, Mr. Morse will become vested in the first two installments (approximately one-third) of the option and such installments will remain exercisable until the earlier of the option expiration date or 90 days following termination of employment. In addition, upon consummation of the merger, stock options held by Messrs. Askowitz, Biltz, Civale, Jones and Katz, each a non-employee director of Horizon PCS, will become fully vested if such individuals are then serving on the board of directors of Horizon PCS.

  •
  Timothy G. Biltz, Jeffrey W. Jones and Robert A. Katz, three members of Horizon PCS' board of directors, will be appointed as directors of iPCS in connection with the merger.

  •
  Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (the "Apollo Funds") will have registration rights pursuant to a registration rights agreement to be entered into with, among others, iPCS. Anthony Civale, a member of the board of directors of Horizon PCS, is a principal of Apollo Management, L.P., which, together with affiliated investment managers, manages the Apollo investment funds, including the Apollo Funds. Mr. Civale also serves on the board of directors of two privately held Apollo portfolio companies. Robert A. Katz, a member of the board of directors of Horizon PCS, has been associated with Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P., in various capacities since 1990.

  •
  Alan Morse, the chief operating officer of Horizon PCS, is expected to be the chief operating officer of the combined company.

  •
  Messrs. McKell, Holland, Morse and Ms. Skocik, each an executive officer of Horizon PCS, are eligible to receive severance payments if terminated without cause after the merger pursuant to the terms of their respective employment agreements.

iPCS' Board of Directors Recommends that You Vote "FOR" the Adoption of the Merger Agreement and Related Proposals (Page 48)

        iPCS' board of directors believes that the merger is fair to, and in the best interests of, iPCS stockholders, and recommends that iPCS stockholders vote "FOR" the adoption of the merger agreement and, in connection with the merger, to adopt the amended and restated certificate of incorporation of iPCS.

        In determining whether to approve and declare advisable the merger agreement, iPCS' board of directors consulted with its senior management and legal and financial advisors. In arriving at its determination, the iPCS board of directors also considered a number of material factors, including, but not limited to, the following factors:

  •
  The merger provides the opportunity for iPCS to expand its footprint to include attractive markets, including portions of Indiana and Ohio, in a manner that is complementary to its existing footprint;

  •
  The combined company will be the second largest Sprint PCS Affiliate in terms of population covered by its network; and

  •
  The expectation that the increased scale and scope resulting from the merger will strengthen iPCS' relationship with Sprint PCS.

        See "iPCS' Reasons for the Merger; Recommendation of the Merger by the iPCS Board of Directors" beginning on page 48.

Horizon PCS' Board of Directors Recommends that You Vote "FOR" the Adoption of the Merger Agreement (Page 51)

        Horizon PCS' board of directors believes that the merger is fair to, and in the best interests of, Horizon PCS stockholders, and recommends that Horizon PCS stockholders vote "FOR" the adoption of the merger agreement.

        In determining whether to approve and declare advisable the merger agreement, Horizon PCS' board of directors consulted with its senior management and legal and financial advisors. In arriving at its determination, the Horizon PCS board of directors also considered a number of material factors, including, but not limited to, the following factors:

  •
  The combined company will be the second largest Sprint PCS Affiliate in terms of covered population (approximately 11.2 million at December 31, 2004);

  •
  The merger provides the opportunity for Horizon PCS to expand its markets into attractive areas, including portions of Illinois, Michigan, Iowa and eastern Nebraska, in a manner that is complementary to its existing footprint; and

  •
  The increased scale and scope of the combined company is expected to provide a stronger capital structure and better access to capital at a lower cost.

        See "Horizon PCS' Reasons for the Merger; Recommendation of the Merger by the Horizon PCS Board of Directors" beginning on page 51.

iPCS Stockholder Meeting to be Held on *, 2005 (Page 37)

        The iPCS annual meeting will be held on *, 2005 at *, local time, at *. At the annual meeting, you will be asked:

          1.     To adopt the merger agreement;

          2.     To adopt the amended and restated certificate of incorporation reflecting the amendments thereto contemplated by the merger agreement;

          3.     To elect seven directors to iPCS' board of directors;

          4.     To ratify the iPCS audit committee's selection of Deloitte & Touche LLP as iPCS' independent registered public accounting firm for the fiscal year ending September 30, 2005; and

          5.     To transact any other business as may properly be brought before the annual meeting.

        Approval of proposals 1 and 2 is a condition under the terms of the Agreement and Plan of Merger to the consummation of the merger.

        You can vote at the iPCS annual meeting if you owned iPCS common stock at the close of business on *, 2005. On that date, there were * shares of iPCS common stock outstanding and entitled to vote, approximately *% of which were owned and entitled to be voted by iPCS directors and executive officers and their affiliates. You can cast one vote for each share of iPCS common stock you owned on that date. To adopt the merger agreement and to adopt the amended and restated certificate of incorporation of iPCS, the holders of a majority of the outstanding shares of iPCS common stock must vote in favor of the adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation of iPCS, respectively. The election of the seven nominees for directors of iPCS requires the affirmative vote of a plurality of the votes of shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The ratification of the iPCS audit committee's selection of Deloitte & Touche LLP as iPCS' independent registered public accounting firm for the fiscal year ending September 30, 2005, requires the affirmative vote of a majority of the votes cast, excluding abstentions, at any meeting of the iPCS stockholders at which a quorum is present.

Horizon PCS Stockholder Meeting to be Held on *, 2005 (Page 42)

        The Horizon PCS special meeting will be held on *, 2005 at *, local time, at *. At the special meeting, you will be asked:

  1.
  To adopt the merger agreement;

  2.
  To approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger; and

  3.
  To transact any other business as may properly be brought before the special meeting.

        You can vote at the Horizon PCS special meeting if you owned Horizon PCS common stock at the close of business on *, 2005. On that date, there were * shares of Horizon PCS common stock outstanding and entitled to vote, *% of which were owned and entitled to be voted by Horizon PCS directors and executive officers and their affiliates. You can cast one vote for each share of Horizon PCS common stock you owned on that date. To adopt the merger agreement, the holders of a majority of the outstanding shares of Horizon PCS common stock must vote in favor of the adoption of the merger agreement.

Support Agreements with Certain iPCS Stockholders and Horizon PCS Stockholders (page 96)

        Horizon PCS has entered into support agreements with iPCS stockholders that, as of the record date, beneficially own approximately [52%] of the issued and outstanding shares of iPCS common stock. Unless the support agreements are terminated pursuant to their terms, these stockholders have agreed to vote all, or in certain instances, some, of their iPCS shares at any meeting of iPCS stockholders in favor of adoption of the merger agreement and the other transactions contemplated by the merger agreement, and against any competing proposal.

        iPCS has entered into support agreements with Horizon PCS stockholders that, as of the record date, beneficially own approximately [47%] of the issued and outstanding shares of Horizon PCS common stock. Unless the support agreements are terminated pursuant to their terms, these stockholders have agreed to vote all, or, in certain instances, some, of their Horizon PCS shares at any meeting of Horizon PCS stockholders or on every action by written consent of Horizon PCS stockholders, in favor of adoption of the merger agreement and the other transactions contemplated by the merger agreement, and against any competing proposal.

The Merger is Expected to Occur in the Summer of 2005 (Page 45)

        The merger will occur after all conditions to its completion have been satisfied or, if permissible, waived. Currently, we anticipate that the merger will occur promptly following the iPCS and Horizon PCS stockholder meetings, assuming that the requisite stockholder approvals are obtained at such meetings. However, we cannot assure you when or if the merger will occur.

Regulatory and Third Party Consent Conditions (Page 73)

        The completion of the merger is subject to a number of customary conditions being met, including the adoption of the merger agreement by iPCS stockholders and by Horizon PCS stockholders, the receipt of the consent of Sprint PCS to the merger, the termination or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, which is referred to as the HSR Act, and approval under the Communications Act of 1934 and FCC rules for the change of control of Horizon PCS. On April 11, 2005, Horizon PCS received Sprint PCS' consent to the merger. iPCS and Horizon PCS have been notified that the Federal Trade Commission has granted early termination of that waiting period under the HSR Act.

Termination of the Merger Agreement; Fees Payable (Page 91)

        iPCS and Horizon PCS may jointly agree to terminate the merger agreement at any time. Either of us also may terminate the merger agreement if:

  •
  the merger is not completed on or before September 30, 2005 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date);

  •
  the stockholders of iPCS do not adopt the merger agreement at the iPCS annual stockholders' meeting (provided the party seeking to terminate the merger agreement has not materially breached its obligation under the merger agreement to refrain from soliciting alternative business combination transactions);

  •
  the stockholders of Horizon PCS do not adopt the merger agreement at the Horizon PCS stockholders' meeting (provided the party seeking to terminate the merger agreement has not materially breached its obligation under the merger agreement to refrain from soliciting alternative business combination transactions);

  •
  the other party is in material breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party's obligation to complete the merger and is either incurable or is not cured within 30 days;

  •
  there occurs any event, change or development that, individually or in the aggregate with any other event, change or development, has had a material adverse effect on the other party;

  •
  a court or other governmental entity issues a final nonappealable decree, permanent injunction, judgment, order or other action preventing or prohibiting the merger; or

  •
  the other party's board of directors adversely changes its recommendation that its stockholders vote "FOR" adoption of the merger agreement.

        Either party may also terminate the merger agreement prior to the receipt of approval from its stockholders in order to accept a superior proposal offered to such party, provided it has not breached certain of its obligations under the merger agreement, including the obligation to refrain from soliciting alternative business combination transactions.

        In limited circumstances, described more fully beginning on page 91, one of us may be required to pay a termination fee to the other equal to $7.0 million. The effect of the termination fee could be to discourage other companies from seeking an alternative transaction with iPCS or Horizon PCS prior to completion of the merger.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page 93)

        We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the Horizon PCS stockholders and the iPCS stockholders, respectively, adopt the merger agreement, such stockholders must approve any subsequent amendment that, by law, requires stockholder approval. Certain amendments to the merger agreement will permit the stockholders who are party to the support agreements to terminate those agreements.

iPCS will Account for the Merger using the "Purchase" Method (Page 78)

        iPCS will account for the merger as a purchase for financial reporting purposes.

Appraisal Rights (Page 74)

        Under Delaware law, holders of iPCS common stock and Horizon PCS common stock, respectively, have the right to receive an appraisal of the value of their shares of iPCS common stock and Horizon PCS common stock, respectively, rather than vote in favor of the merger. To exercise appraisal rights, a stockholder must not vote for the adoption of the merger agreement, and must strictly comply with all of the procedures required by Delaware law. A copy of the applicable Delaware law provision is attached as Annex H to this joint proxy statement-prospectus.

Ancillary Agreement (Page 98)

        In connection with the execution of the merger agreement, the Apollo Funds, Silver Point Capital, L.P. and certain of its affiliates ("Silver Point"), AIG Global Investment Corp. and certain of its affiliates ("AIGGIC"), the Timothy M. Yager 2001 Trust (the "Yager Trust") and iPCS entered into an ancillary agreement pursuant to which:

  •
  each of the Apollo Funds, Silver Point and AIGGIC agreed that, prior to the effective time of the merger, it would not transfer or consent to any transfer of, or enter into any contract, option, or other agreement or understanding with respect to any transfer of, any or all of the shares of iPCS common stock or Horizon PCS common stock, as applicable, beneficially owned by it and any other shares of iPCS common stock or Horizon PCS common stock to which it may acquire beneficial ownership, or any interest therein unless the transferee agrees with the other parties to the ancillary agreement to be bound by the terms of the ancillary agreement with respect to the shares or interests of iPCS common stock or Horizon PCS common stock, as applicable, transferred; and

  •
  each of the Apollo Funds, Silver Point, AIGGIC, the Yager Trust and iPCS agreed that, effective as of the effective time of the merger, they will amend the existing iPCS registration rights agreement to provide as follows:

  •
  each stockholder who is a party to the registration rights agreement, whether or not participating in an offering, will agree to whatever lock-up period is requested by the underwriters for any underwritten offering by iPCS, not to exceed a period of 90 days so long as each officer, director and other stockholder of iPCS that participates in the proposed registration shall also agree to such restriction;

  •
  the Apollo Funds will be added as a party to the existing registration rights agreement with substantially the same rights as the current parties;

  •
  iPCS will be obligated to file and keep effective a registration statement pursuant to which the Apollo Funds and Silver Point will be able to sell their respective shares of iPCS common stock received in the merger;

  •
  the parties to the registration rights agreement agreed that, if the registration statement pursuant to which any party is able to sell its shares of iPCS common stock becomes unavailable for resales, no other party will sell its shares of iPCS common stock pursuant to another registration statement;

  •
  the four demand registrations provided for in the existing registration rights agreement will be allocated among each stockholder who is a party to the amended registration rights agreement (other than the Yager Trust) as follows: each of AIGGIC, Silver Point and the Apollo Funds having one demand right and the fourth demand right exercisable by one or more of AIGGIC, Silver Point and the Apollo Funds; and

  •
  the iPCS stockholders who are a party to the existing registration rights agreement agreed that, after the closing of the merger, they will not sell any shares of iPCS common stock pursuant to any iPCS registration statement established pursuant to the registration rights agreement until such time as the registration statement for the shares of iPCS common stock to be received by the Apollo Funds in the merger becomes effective.

Comparison of Stockholders' Rights (Page 234)

        iPCS and Horizon PCS are both incorporated under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of iPCS capital stock and Horizon PCS capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. After the effective time of the merger, the rights of former stockholders of Horizon PCS will be determined by reference to iPCS' amended and restated certificate of incorporation and amended and restated bylaws. This joint proxy statement-prospectus contains descriptions of stockholder rights under each of iPCS' and Horizon PCS' governing documents, and describes the material differences between them.

Selling Stockholders; Plan of Distribution (page 99)

        This document also relates to the offer and resale by certain Horizon PCS stockholders, identified in this document as the "selling stockholders," of up to 3,251,288 shares of iPCS common stock issued to them in the merger. The selling stockholders have not advised iPCS of any specific plans for the distribution of the resale shares. It is anticipated that the sale or distribution of all or any portion of the resale shares offered hereby may be effected from time to time by the selling stockholders directly, indirectly to or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, in privately negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

iPCS, Inc. and Subsidiaries Summary Selected Financial Data

        iPCS derived the following statement of operations and balance sheet data as of September 30, 2004 and 2003 and for the periods ended September 30, 2004 and July 1, 2004, each of the years ended September 30, 2003 and 2002 from iPCS' audited consolidated financial statements, included elsewhere in this joint proxy statement-prospectus. iPCS derived the following statement of operations and balance sheet data as of September 30, 2001 and December 31, 2000 and for the nine months ended September 30, 2001, and for the year ended December 31, 2000 from iPCS' audited consolidated financial statements, which are not included in this joint proxy statement-prospectus.

        iPCS derived the following selected financial information as of December 31, 2004 and for the three months ended December 31, 2004 and 2003 from iPCS' unaudited consolidated financial statements, included elsewhere in this joint proxy statement-prospectus. iPCS' unaudited consolidated financial statements include all adjustments, consisting of only normal accruals, that management considers necessary for a fair presentation of financial position and results of operations for the unaudited interim periods. Operating results for the three-month period ended December 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2005.

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", iPCS adopted fresh start accounting as of July 1, 2004, and iPCS' emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company". Under fresh start accounting, iPCS' reorganization equity value was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations". As a result of the implementation of fresh start accounting, iPCS' financial statements after the effective date are not comparable to iPCS' financial statements for prior periods.

        iPCS' consolidated financial statements included in this joint proxy statement-prospectus have been prepared on the assumption that iPCS will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. iPCS' financial statements as of September 30, 2004 and September 30, 2003, and for the periods ended September 30, 2004 and July 1, 2004, the year ended September 30, 2003 and for the nine months ended September 30, 2001 were audited by Deloitte & Touche LLP, independent registered public accounting firm. iPCS' financial statements as of September 30, 2002 and for the year then ended were audited by KPMG LLP, independent registered public accounting firm. The report from KPMG for the year ended September 30, 2002 includes an explanatory paragraph which states that there was substantial doubt about iPCS' ability to continue as a going concern. iPCS believes that the issues that caused KPMG to doubt iPCS' ability to continue as a going concern, as well as the uncertainty related to the bankruptcy proceedings, were addressed by iPCS' reorganization.

        It is important that you also read "Information About iPCS—Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 128 and iPCS' audited and unaudited consolidated financial statements and, in each case, any related notes thereto included elsewhere in this joint proxy statement-prospectus.

	Predecessor Company					Successor Company	Predecessor Company	Successor Company
	For the Year Ended December 31, 2000	For the Nine Months Ended September 30, 2001	For the Year Ended September 30, 2002	For the Year Ended September 30, 2003	October 1, 2003 through July 1, 2004	July 2, 2004 through September 30, 2004	For the Three Months Ended December 31, 2003	For the Three Months Ended December 31, 2004
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues	$21,229	$77,512	$170,421	$194,293	$145,862	$55,382	$48,060	$55,997
Cost of service, roaming and equipment	25,259	74,771	148,996	141,862	96,031	34,666	33,533	35,322
Total operating expenses	67,605	124,716	327,626	246,866	88,369	56,226	51,910	58,884
Operating income (loss)	(46,376)	(47,204)	(157,205)	(52,573)	57,493	(844)	(3,850)	(2,887)
Net income (loss)	(56,157)	(60,659)	(178,364)	(72,867)	179,577	(5,976)	(6,150)	(7,716)
Basic and diluted net loss per share of common stock	n/a	n/a	n/a	n/a	n/a	$(0.65)	n/a	$(0.83)
Other Data:
Number of subscribers at end of period	46,773	134,927	215,694	220,107	233,036	240,528	220,527	249,158
	Predecessor Company				Successor Company
	As of December 31, 2000	As of September 30, 2001	As of September 30, 2002	As of September 30, 2003	As of September 30, 2004	As of December 31, 2004
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$165,958	$54,579	$27,588	$17,654	$57,760	$59,958
Property and equipment, net	129,087	198,161	200,735	170,620	134,931	119,818
Total assets	328,575	328,756	280,695	221,574	312,308	295,896
Long-term debt	157,581	191,392	564	406	165,400	165,397
Total stockholders' equity (deficiency)	12,718	(53,879)	(106,710)	(179,577)	89,046	81,353

Horizon PCS, Inc. and Subsidiaries Summary Selected Financial Data

        Horizon PCS derived the following statement of operations and balance sheet data as of December 31, 2004 and 2003 and for the period from January 1, 2004 through September 30, 2004 and the period from October 1, 2004 through December 31, 2004 and each of the years ended December 31, 2003 and 2002, from Horizon PCS' audited consolidated financial statements, included elsewhere in this joint proxy statement-prospectus. Horizon PCS derived the following statement of operations and balance sheet data as of December 31, 2001 and December 31, 2000, and for the years then ended from Horizon PCS' audited consolidated financial statements, which are not included in this joint proxy statement- prospectus.

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," Horizon PCS adopted fresh start accounting as of October 1, 2004, and Horizon PCS' emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to September 30, 2004 have been designated "Predecessor Company" and as of October 1, 2004 and the periods subsequent to September 30, 2004 have been designated as "Successor Company." Under fresh start accounting, Horizon PCS' reorganization equity value was allocated to the assets based on their respective fair values and was in conformity with SFAS No. 141, "Business Combinations." As a result of the implementation of fresh start accounting, Horizon PCS' financial statements after the effective date are not comparable to Horizon PCS' financial statements for prior periods.

        Horizon PCS' financial statements as of December 31, 2004 and 2003 and for the period from January 1, 2004 through September 30, 2004 and the period from October 1, 2004 through December 31, 2004, and the years ended December 31, 2003 and 2002, were audited by KPMG LLP, independent registered public accounting firm. The report from KPMG for the year ended December 31, 2003 includes an explanatory paragraph which states that there was substantial doubt about Horizon PCS' ability to continue as a going concern. Horizon PCS believes that the issues that caused KPMG to doubt Horizon PCS' ability to continue as a going concern, as well as the uncertainty related to the bankruptcy proceedings, were addressed by Horizon PCS' reorganization.

        Horizon PCS' historical financial statements for the periods prior to June 15, 2004 reflect Horizon PCS' financial position and results of operations inclusive of the operation of the markets in Virginia and West Virginia which had been operated pursuant to a network services agreement with Virginia PCS Alliance, L.C. and West Virginia PCS Alliance, L.C. (collectively doing business as "NTELOS"). As a result of the June 15, 2004 closing of the 2004 Horizon/Sprint Transaction (as defined in "Information about Horizon PCS—The 2004 Horizon/Sprint Transaction"), Horizon PCS no longer operates in, or owns the assets associated with, those markets.

        The selected historical financial information set forth below should be read in conjunction with "Information About Horizon PCS—Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 189 and Horizon PCS' audited consolidated financial statements and any related notes thereto, included elsewhere in this joint proxy statement-prospectus.

	Predecessor Company					Successor Company
	For the Year Ended
					January 1, 2004 through September 30, 2004	October 1, 2004 through December 31, 2004
	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues	$29,194	$123,304	$216,038	$255,566	$172,568	$45,206
Cost of service, roaming and equipment	37,227	115,388	186,317	194,657	111,292	26,073
Total operating expenses	74,355	214,015	335,374	503,550	59,574	65,907
Operating income (loss)	(45,161)	(90,711)	(119,336)	(247,984)	112,994	(20,701)
Net income (loss)	(43,326)	(124,412)	(188,704)	(298,466)	416,934	(24,042)
Basic and diluted net loss per share of common stock	n/a	n/a	n/a	n/a	n/a	$(2.70)
Other Data:
Number of subscribers at end of period	66,400	194,100	270,900	292,600	184,500	183,100
	Predecessor Company				Successor Company
	As of December 31, 2000	As of December 31, 2001	As of December 31, 2002	As of December 31, 2003	As of December 31, 2004
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$191,417	$123,776	$86,137	$70,651	$55,541
Property and equipment, net	109,702	214,868	239,537	171,788	106,258
Total assets	385,295	481,338	443,125	283,524	290,192
Long-term debt	185,283	384,056	516,284	—	125,000
Total stockholders' equity (deficiency)	12,573	(111,967)	(299,547)	(597,000)	133,194

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

        The following summary unaudited pro forma condensed consolidated financial information is designed to reflect how the merger of iPCS and Horizon PCS might have affected their respective historical financial statements if the merger had been completed at the earliest date presented. The following summary unaudited pro forma condensed consolidated financial information was prepared based on the historical financial results reported by iPCS and Horizon PCS in their filings with the SEC. The following should be read in connection with "Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page 108 and the iPCS and Horizon PCS audited and unaudited financial statements, which can be found elsewhere in this joint proxy statement-prospectus.

        The unaudited pro forma balance sheet assumes that the merger closed on December 31, 2004 and combines iPCS' December 31, 2004 consolidated balance sheet with Horizon PCS' December 31, 2004 consolidated balance sheet. The unaudited pro forma statement of operations for the fiscal year ended September 30, 2004 gives effect to the merger as if it closed on October 1, 2003. The unaudited pro forma statement of operations for the three months ended December 31, 2004 gives effect to the merger as if it closed on October 1, 2004.

        The summary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies been combined during the periods presented or the future results that the combined company will achieve.

	Fiscal Year 2004	For the Three Months Ended December 31, 2004
	(dollars in thousands, except per share data)
Statement of Operations Data:
Revenues	$411,063	$100,389
Cost of service, roaming and equipment	279,732	65,055
Total operating expenses	432,549	116,866
Operating loss	(21,486)	(16,477)
Net loss	(52,138)	(24,054)
Basic and diluted net loss per share of common stock	$(3.21)	$(1.48)
As of December 31, 2004
Other Data:
Number of subscribers at end of period	432,258
Balance Sheet Data:
Cash and cash equivalents	$106,349
Property and equipment, net	226,076
Total assets	707,387
Long-term debt	309,155
Total stockholders' equity	307,571

Comparative Per Share Data

        The following table reflects the historical net loss per share of iPCS common stock and Horizon PCS common stock in comparison with the pro forma net loss per share of iPCS common stock and Horizon PCS common stock after giving effect to the proposed merger on a purchase accounting basis. The data presented in this table should be read in conjunction with the pro forma condensed consolidated financial statements and the separate consolidated financial statements of iPCS and Horizon PCS and related notes contained elsewhere in this joint proxy statement-prospectus. Neither iPCS nor Horizon PCS has paid any dividends to its stockholders during the periods presented.

	For the Fiscal Year 2004				For the Three Months Ended December 31, 2004
	iPCS Historical(a)	Horizon PCS Historical(b)	Pro Forma Consolidated	Per Equivalent Horizon PCS Share(c)	iPCS Historical	Horizon PCS Historical(b)	Pro Forma Consolidated	Per Equivalent Horizon PCS Share(c)
Basic and diluted net loss per share of common stock	$(0.65)	$(2.70)	$(3.21)	$(2.48)	$(0.83)	$(2.70)	$(1.48)	$(1.14)
Book value per share	$10.18	$14.95	$20.07	$15.50	$9.30	$14.95	$18.95	$14.64

(a)
In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", iPCS adopted fresh-start accounting as of July 1, 2004 and its emergence from Chapter 11 resulted in a new reporting entity. Therefore the basic and diluted net loss per share of common stock is for the Successor Company's operations from July 2, 2004 through September 30, 2004 only. Basic and diluted net loss per share for the Predecessor Company's operations for the period from October 1, 2003 through July 1, 2004 is not presented as it is not meaningful.

(b)
In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", Horizon PCS adopted fresh-start accounting as of October 1, 2004 and its emergence from Chapter 11 resulted in a new reporting entity. Therefore, the basic and diluted net loss per share of common stock is for the Successor Company's operations from October 1, 2004 through December 31, 2004 only. The results of Horizon PCS for the Successor Company's operations for this period are included in both the fiscal year 2004 and the three months ended December 31, 2004, and therefore are the same. Basic and diluted net loss per share for the Predecessor Company's operations for the period from January 1, 2004 through September 30, 2004, is not presented as it is not meaningful.

(c)
Equivalent pro forma per share data represents the pro forma per share amounts attributed to one share of Horizon PCS common stock that has been exchanged for shares of iPCS common stock. Equivalent per share amounts are calculated by multiplying the pro forma consolidated amount by the exchange ratio of 0.7725.

RISK FACTORS

        In addition to the other information contained in this document, you should carefully consider the following risk factors in deciding whether to vote to adopt the merger agreement. Unless the context otherwise requires, "we", "us", "our" and "the combined company" refers to the combined company of iPCS and Horizon PCS after giving effect to the merger.

Risks Relating to the Merger

Because the market price of iPCS common stock will fluctuate, Horizon PCS stockholders cannot be sure of the value of the merger consideration they will receive.

        Upon completion of the merger, unless a holder of Horizon PCS common stock exercises its appraisal rights under the Delaware General Corporation Law with respect to its shares, each share of Horizon PCS common stock will be converted into the right to receive 0.7725 shares of common stock of iPCS, subject to adjustment for certain increases or decreases in the outstanding number of shares or options of Horizon PCS or iPCS. The 0.7725 exchange ratio will not be adjusted for changes in the market price of either iPCS common stock or Horizon PCS common stock. Therefore, the market value of the iPCS common stock issued in the merger and the Horizon PCS common stock surrendered in the merger may be higher or lower than the values of such shares prior to the merger, which would affect the implied value of the merger consideration that Horizon PCS stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in businesses, operations and prospects and regulatory considerations. Many of these factors are beyond the control of iPCS and Horizon PCS. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our stockholders solely because of changes in the market price of either party's common stock.

iPCS may fail to realize the anticipated benefits of the merger, which could adversely affect the value of iPCS' stock.

        The success of the merger will depend, in part, on the ability of iPCS, as the surviving entity, to realize the anticipated growth opportunities, economies of scale and other benefits from combining the business of iPCS with the business of Horizon PCS. To realize the anticipated benefits of this combination, the combined company's management team must develop strategies and implement a business plan that will:

  •
  effectively manage the networks and markets of iPCS and Horizon PCS;

  •
  effectively manage both companies' cash for use in financing future growth and working capital needs;

  •
  effectively manage the marketing and sales of the services of iPCS and Horizon PCS;

  •
  successfully retain and attract key employees of the combined company, including management, during a period of transition and in light of the competitive employment market; and

  •
  maintain adequate focus on existing businesses and operations while working to integrate the two companies.

        The diversion of the combined company's management's attention from ongoing operations and any difficulties encountered in the transition and integration process could have a material adverse effect on our financial condition and results of operations. If iPCS does not realize economies of scale and other anticipated benefits as a result of the merger, the value of iPCS common stock may decline. There is no assurance that combining the businesses of iPCS and Horizon PCS, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial conditions superior to what each of iPCS and Horizon PCS could have achieved independently.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of iPCS and Horizon PCS.

        Although iPCS and Horizon PCS have agreed to use their reasonable best efforts to consummate the merger, there is no assurance the merger will be consummated. If the merger is not consummated for any reason, iPCS and Horizon PCS will be subject to several risks, including, but not limited to, the following:

  •
  being required, under certain circumstances, to pay the other company a termination fee of $7.0 million;

  •
  having incurred certain costs relating to the merger that are payable whether or not the merger is completed, including legal, accounting, financial advisor and printing fees; and

  •
  having had the focus of management of each of the companies directed toward the merger and integration planning instead of on each company's core business and other opportunities that could have been beneficial to the companies.

        In addition, neither iPCS nor Horizon PCS would realize any of the expected benefits of having completed the merger. If the merger is not completed, iPCS and Horizon PCS cannot assure their respective stockholders that these risks will not materialize or materially adversely affect the business, financial results, financial condition and stock prices of iPCS and Horizon PCS.

The issuance of iPCS common stock in the merger will cause dilution to iPCS stockholders which may result in a reduction in the market price of iPCS' common stock.

        As of *, 2005, the record date of the iPCS annual meeting, there were * shares of iPCS common stock outstanding, and immediately after the consummation of the merger, it is expected that there will be approximately * shares of iPCS common stock outstanding. The issuance of iPCS common stock in the merger could reduce the market price of iPCS' common stock. The benefits of the transaction will depend on revenue growth or other benefits sufficient to offset the effects of such stock issuance. iPCS may not achieve such benefits.

iPCS will incur significant costs associated with the merger which will be included as a part of the total purchase price for accounting purposes.

        iPCS will incur significant direct transaction costs associated with the merger, which will be included as a part of the total purchase price for accounting purposes. Horizon PCS also will incur direct transaction expenses, which Horizon PCS will expense as incurred. Further, following the closing of the merger, we will incur severance expenses in connection with the termination of the employment of certain employees of Horizon PCS, and other costs associated with integrating the two companies. We may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

Because the former Horizon PCS stockholders will not be providing iPCS any indemnification following the merger, the combined company will become responsible for any undisclosed liabilities of Horizon PCS.

        Horizon PCS has made certain representations and warranties to iPCS in the merger agreement concerning Horizon PCS' business and operations. However, the merger agreement does not provide iPCS with any contractual indemnification from the Horizon PCS stockholders following the merger for any breaches of the representations and warranties of Horizon PCS or any failure of Horizon PCS to comply with its obligations under the merger agreement. As a result, the combined company will become responsible for any liabilities of Horizon PCS, whether known or unknown. Any such liabilities for which the combined company becomes responsible may materially impact iPCS' financial results and results of operations.

The market price of the iPCS common stock after the merger may be affected by factors different from those affecting the shares of Horizon PCS or iPCS currently.

        The businesses of iPCS and Horizon PCS differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company's shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of iPCS or Horizon PCS. For a discussion of the businesses of iPCS and Horizon PCS, see "Information about iPCS" and "Information about Horizon PCS", beginning on page 115 and page 171, respectively.

Risks Related to the Combined Company's Business, Strategy and Operations

The substantial leverage of the combined company could adversely affect its ability to incur additional indebtedness and could negatively affect its ability to service its debt.

        Both iPCS and Horizon PCS are highly leveraged and we will continue to be highly leveraged post-merger. As of December 31, 2004, on a pro forma basis, after giving effect to the proposed merger, the total outstanding debt of the combined company, including capital lease obligations, would have been approximately $309.2 million. Such indebtedness would have represented approximately 50.1% of the total capitalization of the combined company. The indenture that governs the senior notes issued by iPCS, and the indenture that governs the senior notes issued by Horizon PCS (which iPCS will assume in the merger), will permit the combined company and its subsidiaries to incur additional indebtedness subject to certain limitations. The incurrence of additional indebtedness could further exacerbate the risks associated with the leverage of the combined company. If the combined company incurs additional indebtedness that ranks equally with the senior notes, the holders of that debt will be entitled to share ratably with the holders of the senior notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the combined company.

        The substantial indebtedness of the combined company could adversely affect its financial health by, among other things:

  •
  increasing its vulnerability to adverse economic conditions;

  •
  limiting its ability to obtain any additional financing it may need to operate, develop and expand its business;

  •
  limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

  •
  requiring the combined company to dedicate a substantial portion of any cash flow from operating activities to service its debt, which reduces the funds available for operations and future business opportunities; and

  •
  potentially making the combined company more highly leveraged than its competitors, which could decrease the ability of the combined company to compete in a competitive industry.

        The ability of the combined company to make payments on the debt of the combined entity will depend upon its future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from operating activities of the combined entity is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms in a timely manner or at all. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all. The indentures that govern the senior notes issued by iPCS and the senior notes issued by Horizon PCS will limit our ability to take several of these actions. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of iPCS' common stock. The indentures that govern the senior notes issued by iPCS and the senior notes issued by Horizon PCS permit us and our subsidiaries to incur additional indebtedness, subject to certain limitations, which could further exacerbate the risks associated with our leverage.

Both iPCS and Horizon PCS recently emerged from bankruptcy and each company has a history of net losses. As a combined company, we may incur additional losses in the future, and our operating results could fluctuate significantly on a quarterly and annual basis, both of which could negatively affect our stock price.

        iPCS emerged from bankruptcy on July 20, 2004. Prior to iPCS' emergence from bankruptcy and the implementation of fresh-start accounting, iPCS had a net accumulated deficiency of $393.5 million. Horizon PCS emerged from bankruptcy on October 1, 2004. Prior to Horizon PCS' emergence from bankruptcy and the implementation of fresh-start accounting, Horizon PCS had a net accumulated deficiency of $685.9 million. The combined company's future operating profitability and cash flows from operating activities will depend upon many factors, including, among others, our ability to market Sprint PCS products and services, achieve projected market penetration and manage subscriber turnover rates. If we do not achieve and maintain operating profitability and positive cash flows from operating activities, we may be unable to make interest or principal payments on the senior notes issued by each company prior to the merger. Our inability to satisfy our obligations may result in a future restructuring or bankruptcy, in which case you could lose all or part of your investment.

        In addition, our future operating results and cash flows will be subject to quarterly and annual fluctuations due to many factors, some of which are outside our control. These factors include increased costs we may incur in connection with the further development, expansion and upgrading of our wireless network and fluctuations in the demands for our services in addition to integration costs associated with the merger. We may not achieve or sustain profitability. To the extent our quarterly or annual results of operations fluctuate significantly, we may be unable to pay amounts due under the senior notes issued by each company prior to the merger. Our inability to satisfy our obligations may result in a future restructuring or bankruptcy.

It is our strategy to accelerate subscriber growth, which may negatively affect the near term profitability of the combined company.

        Following the merger, we intend to accelerate the growth of our subscriber base by expanding our sales distribution channels, particularly the number of local third-party distributors and our company-owned retail stores, and by increasing our sales and marketing activities in order to maximize revenues from our third generation network and advanced product offerings. As we seek to accelerate our subscriber growth, we will incur significant up-front subscriber acquisition expenses, which initially will result in reduced levels of cash flows from operating activities as compared to our most recent prior periods. In addition, to the extent our subscriber growth includes a higher percentage of sub-prime credit subscribers, our churn and bad debt expense may increase, which would impair our ability to maintain and increase our revenues and cause a deterioration in our operating margin.

The financial condition and results of operations of each of iPCS and Horizon PCS are not comparable to the financial condition or results of operations reflected in iPCS' and Horizon PCS' respective historical financial statements, which may negatively affect our share price.

        As a result of iPCS' and Horizon PCS' emergence from bankruptcy, each of iPCS and Horizon PCS is operating its business with a new capital structure. iPCS applied fresh-start accounting as of July 1, 2004 and Horizon PCS applied fresh-start accounting as of October 1, 2004, as prescribed by generally accepted accounting principles. In accordance with fresh-start accounting, assets and liabilities of each of iPCS and Horizon PCS were recorded at fair value, with the enterprise value that was determined in connection with the reorganization. Accordingly, iPCS' financial condition and results of operations for the periods from and after July 2, 2004 are not comparable to the financial condition or results of operations for periods prior to July 2, 2004 reflected in iPCS' historical consolidated financial statements included elsewhere in this joint proxy statement-prospectus, and Horizon PCS' financial condition and results of operations for the periods from and after October 1, 2004 are not comparable to the financial condition or results of operations for periods prior to October 1, 2004 reflected in Horizon PCS' historical consolidated financial statements included elsewhere in this joint proxy statement-prospectus.

The bankruptcy proceedings of iPCS and Horizon PCS may adversely affect the ability of the combined company to engage in transactions.

        The past inability of each of iPCS and Horizon PCS to meet its respective obligations, which resulted in each company's bankruptcy filing, or the perception that the combined company may not be able to meet its obligations following the merger, could adversely affect our relationships with third parties, as well as our ability to retain or attract high-quality employees. For example, we may have difficulty entering into leases and other agreements related to our operations because of the bankruptcy filings of iPCS or Horizon PCS, which may negatively affect our financial condition and operating results.

If the combined company receives lower revenues or incurs more fees than anticipated for PCS roaming from Sprint PCS, our financial condition and results of operations may be negatively affected.

        We are paid a fee from Sprint PCS or a Sprint PCS Affiliate for every minute and kilobyte that Sprint PCS or that affiliate's subscribers use the Sprint PCS network in our respective territories. Similarly, we pay a fee to Sprint or another Sprint PCS Affiliate for every minute and kilobyte that our subscribers use the Sprint PCS network outside our territories. The per-minute and per-kilobyte rates that we receive from Sprint PCS and that we pay to Sprint PCS or another Sprint PCS Affiliate are the same and are fixed until the end of December 2006, except with regard to several of Horizon PCS' markets which, under its affiliation agreements with Sprint PCS, are subject to an exception that fixes the reciprocal voice rate at $0.10 per voice minute. Thereafter, the rate will change based on an agreed-upon formula that may have an adverse effect on us. In addition, Sprint PCS subscribers based in our combined territory may spend more time outside our territory than we anticipate, and wireless subscribers from outside our territory may spend less time in our territory or may use our services less than we anticipate. iPCS' and Horizon PCS' ratio of inbound to outbound roaming with Sprint PCS for the quarter ended December 31, 2004 was approximately 1.5 to 1. We expect the combined company's ratio to decline over time as our subscriber base continues to grow, resulting in us having to pay more in Sprint PCS roaming fees than we collect in Sprint PCS roaming revenue which will negatively affect our operating results.

Roaming revenue from subscribers of wireless communications providers other than Sprint PCS and Sprint PCS Affiliates may decline in the future which may negatively affect the combined company's operating results.

        We will derive a significant amount of roaming revenue from wireless communications providers other than Sprint PCS and Sprint PCS Affiliates for permitting their subscribers to roam on our networks when they are in our territories. For the quarter ended December 31, 2004, approximately 7% of iPCS' roaming revenue and approximately 19% of Horizon PCS' roaming revenue was attributable to revenue derived from these other wireless communications providers. We do not have agreements directly with these providers. Instead, we rely on roaming arrangements that Sprint PCS has negotiated. Sprint PCS may negotiate roaming arrangements with other wireless communications providers at rates that are lower than current rates, resulting in a decrease in our roaming revenue. If the rates offered by Sprint PCS are not attractive, these other wireless communications providers may decide to build out their own networks in our territory and compete with us directly or enter into roaming arrangements with our competitors who already have networks in our territory, resulting in a decrease in our roaming revenue. Roaming revenue from subscribers of wireless communications providers other than Sprint PCS and Sprint PCS Affiliates may also decline as a result of decreased roaming traffic in our territory if our quality of service does not continue to meet designated technical and quality standards or if we are unable to control fraudulent use.

iPCS' and Horizon PCS' roaming arrangements may not be competitive with other wireless communications providers, which may restrict our ability to attract and retain subscribers which may negatively affect our operating results.

        Neither iPCS nor Horizon PCS has agreements directly with other wireless service providers for roaming coverage outside our territory. Instead, both rely on roaming arrangements that Sprint PCS has negotiated with other wireless communications providers for coverage in these areas. The combined company will also rely on such roaming arrangements. Some risks related to these arrangements are as follows:

  •
  the arrangements may not benefit us in the same manner that they benefit Sprint PCS;

  •
  the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by Sprint PCS;

  •
  the price of a roaming call may not be competitive with prices charged by other wireless companies for roaming calls;

  •
  subscribers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network;

  •
  Sprint PCS subscribers may not be able to use advanced PCS features from Sprint PCS, such as PCS Vision, while roaming;

  •
  Sprint PCS or the carriers providing the service may not be able to provide accurate billing information on a timely basis; and

  •
  if Sprint PCS subscribers do not have a similar wireless experience as when they are on the Sprint PCS network, we may lose current subscribers and Sprint PCS products and services may be less attractive to potential new subscribers.

        If we are unable to attract and retain subscribers for any reason, our ability to maintain and increase revenues will be impaired and our operating margin will deteriorate.

Unauthorized use of, or interference with, the Sprint PCS network in our combined territory could disrupt our service and increase our costs.

        We may incur increased costs associated with the unauthorized use of the Sprint PCS network in our combined territory following the merger, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraudulent use of the Sprint PCS network in our territory may impact interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for fraudulent roaming. As these costs increase, our operating performance may decline which could adversely affect our ability to make payments on our debt and operate our business.

If we lose the right to install our equipment on wireless towers or are unable to renew expiring leases for wireless towers on favorable terms or at all, our business and results of operations could be adversely impacted.

        Nearly all of our base stations are installed on leased tower facilities that may be shared with one or more other wireless communications providers. In addition, a large portion of these leased tower sites are owned by a few tower companies. If a master agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support the use of its tower sites by us, we would have to find new sites or may be required to rebuild the affected portion of our network. In addition, the concentration of our tower leases with a limited number of tower companies could adversely affect our results of operations and financial condition if any of our operating subsidiaries is unable to renew its expiring leases with these tower companies either on favorable terms or at all. If any of the tower leasing companies that we do business with should experience severe financial difficulties, or file for bankruptcy protection, our ability to use our towers could be adversely affected. That, in turn, would adversely affect our revenues and financial condition if a material number of towers were involved.

We depend on other telecommunications companies for some services that, if delayed or interrupted, could delay our expected increases in subscribers and revenues.

        We depend on other telecommunications companies to provide facilities and transport to interconnect portions of our network and to connect our network with the landline telephone system. Without these services, we could not offer Sprint PCS services to our subscribers in some areas. From time to time, we have experienced delays in obtaining facilities and transport from some of these companies, and in obtaining local telephone numbers for use by our subscribers, which are sometimes in short supply, and we may continue to experience delays and interruptions in our network operations and our business may suffer. Delays or interruptions could also result in a breach of our affiliation agreements with Sprint PCS, subjecting these agreements to potential termination by Sprint PCS.

The technology that we use may become obsolete, which would limit our ability to compete effectively within the wireless telecommunications industry which would negatively affect our operating results and share price.

        The wireless telecommunications industry is experiencing significant technological change. We employ CDMA (a digital spread-spectrum wireless technology that allows a large number of users to access a single frequency band by assigning a code to all transmission bits, sending a scrambled transmission of the encoded information over the air and reassembling the speech and data into its original format), the digital wireless communications technology selected by Sprint PCS and certain other carriers for their nationwide networks. Other carriers employ other technologies, such as TDMA (time division multiple access, a technology used in digital cellular telephone communication that divides each cellular channel into three time slots in order to increase the amount of data that can be carried), GSM (global system for mobile communication, a technology that digitizes and compresses data, then sends it down a channel with two other streams of user data, each in its own time slot) and

iDEN (integrated digital enhanced network, a technology containing the capabilities of a digital cellular telephone, two-way radio, alphanumeric pager, and data/fax modem in a single network), for their nationwide networks. If another technology becomes the preferred industry standard, we would be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology, which in turn could require us to make changes to our network at substantial cost. We may be unable to respond to these pressures and implement new technology on a timely basis or at an acceptable cost. Additionally, the combined company's substantial indebtedness, coupled with iPCS' and Horizon PCS' recent emergences from bankruptcy, could limit our ability to obtain any additional financing that we may need in order to make changes to our network, which may require us to dedicate a substantial portion of any cash flow from our operating activities to make such changes, thereby reducing funds available for future marketing activities and debt repayment. We may also lose subscribers if we fail to implement significant technological changes evidenced by the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. If we lose subscribers, our ability to maintain and increase revenues will be impaired and our operating margin will deteriorate.

The loss of the officers and skilled employees upon whom we depend to operate our business could adversely affect operating results of the combined company and our share price.

        iPCS' business is managed by a small number of executive officers. We believe that the combined company's success after the merger will depend in part on our continued ability to retain these executive officers and to attract and retain other highly qualified technical and management personnel. Notwithstanding our employment agreements with certain of our executives, we may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical and management personnel. Moreover, the past inability of iPCS and Horizon PCS to meet their respective obligations that resulted in their respective bankruptcy filings, or the perception that the combined company may not be able to meet its obligations following the merger, could adversely affect our ability to retain or attract high-quality personnel. The loss of the officers and skilled employees upon whom we depend to operate our business could adversely affect operating results and share price.

Risks Related to the Combined Company's Relationship with Sprint PCS

The ability of the combined entity to conduct business would be severely restricted if Sprint PCS terminates the affiliation agreements with iPCS or Horizon PCS, and the share price of the combined company would be negatively affected.

        Our relationship with Sprint PCS is governed by our affiliation agreements with it. We do not own the licenses that are used in our portion of the Sprint PCS network and our business depends on the continued effectiveness of these affiliation agreements with Sprint PCS. Sprint PCS may be able to terminate our affiliation agreements with it if we materially breach the terms of the agreements. These terms include operational and network requirements that are extremely technical and detailed and apply to each retail store, cell site and switch site. Many of these operational and network requirements can be changed by Sprint PCS, in certain cases, with little notice. As a result, we may not always be in compliance with all requirements of our affiliation agreements with Sprint PCS. Sprint PCS conducts periodic audits of compliance with various aspects of its program guidelines and identifies issues it believes need to be addressed. We may need to incur substantial costs to remedy any noncompliance. If we fail to be in compliance with our affiliation agreements, such failure could limit our ability to obtain any additional financing that we may need in order to remedy such noncompliance. Additionally, our substantial indebtedness, coupled with iPCS' and Horizon PCS' emergence from bankruptcy, could further limit our ability to obtain additional financing. If we cannot obtain additional financing, we may be unable to remedy such noncompliance, thereby resulting in a material breach of our affiliation agreements which could lead to their termination by Sprint PCS. If Sprint PCS terminates or fails to renew our affiliation agreements or fails to perform its obligations under those agreements, our ability to conduct business would be severely restricted and our share price would be negatively affected.

If we materially breach our affiliation agreements with Sprint PCS, Sprint PCS may have the right to purchase our operating assets at a discount to market value.

        The affiliation agreements of both iPCS and Horizon PCS with Sprint PCS require that each provide network coverage to a minimum network coverage area within specified time frames and that we meet and maintain Sprint PCS' technical and customer service requirements. A failure to meet Sprint PCS' technical or customer service requirements contained in the affiliation agreements, among other things, would constitute a material breach of the agreements, which could lead to their termination by Sprint PCS. We may amend our affiliation agreements with Sprint PCS in the future to expand our network coverage. Our affiliation agreements with Sprint PCS provide that upon the occurrence of an event of termination caused by our breach of such agreements, Sprint PCS has the right to, among other things, purchase our operating assets without stockholder approval and for a price equal to 72% of our "entire business value," which is our appraised value determined using certain principles set forth in our affiliation agreements with Sprint PCS and based on the price a willing buyer would pay a willing seller for our entire business as a going concern. See "Affiliation Agreements with Sprint PCS" beginning on page 219 for a description of how we calculate our entire business value.

Sprint PCS may make decisions that could reduce our revenues, increase our expenses and capital expenditure requirements, and make our affiliate relationships with Sprint PCS less advantageous than expected.

        Under iPCS' and Horizon PCS' affiliation agreements with Sprint PCS, Sprint PCS has a substantial amount of control over factors that significantly affect the conduct of our business. iPCS and Horizon PCS are required to offer PCS subscriber pricing plans from Sprint PCS designated for regional or national offerings, including "Fair & Flexible" plans, "Free & Clear" plans and "PCS Vision" plans. Sprint PCS prices subscriber pricing plans based on its own objectives and could set price levels or change other characteristics of its plans in a way that may not be economically advantageous for our business, which would result in decreased revenues and/or increased expenses. In addition, subject to newly established limits set forth in the amendments to our affiliation agreements with Sprint PCS, Sprint PCS may alter its network and technical requirements or request that we build out additional areas within our territory, which could result in increased operating expenses, additional equipment and build-out costs or in Sprint PCS building out that area itself or assigning it to another Sprint PCS Affiliate.

Certain provisions of our affiliation agreements with Sprint PCS may diminish our value and restrict the sale of our business which may negatively affect our share price.

        Under specific circumstances and without stockholder approval, Sprint PCS may purchase our operating assets or capital stock at a discount. In addition, Sprint PCS has the right to withhold its consent to any transaction in which the "ultimate parent" of iPCS Wireless, Inc., Horizon Personal Communications Services, LLC or Bright Personal Communications Services, LLC, our operating subsidiaries that are parties to the affiliation agreements with Sprint PCS, changes. We must obtain the consent of Sprint PCS prior to any assignment by us of our affiliation agreements with it. Sprint PCS also has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of our operating assets to competitors of Sprint. These restrictions and the other restrictions contained in our affiliation agreements with Sprint PCS restrict our ability to sell our business, may reduce the value a buyer would be willing to pay for our business, and may reduce our "entire business value,"

which is our appraised value determined using principles set forth in our affiliation agreements with Sprint PCS and based on the price a willing buyer would pay a willing seller for our entire business as a going concern.

Problems with Sprint PCS' internal support systems could lead to customer dissatisfaction or increase our costs.

        We rely on Sprint PCS' internal support systems, including customer care, billing and back office support. Sprint PCS has entered into business process outsourcing agreements with third parties to provide these services. Sprint PCS may not be able to successfully add system capacity, its internal support systems may not be adequate and the third parties that Sprint PCS has contracted with may not perform their obligations. Problems with Sprint PCS' internal support systems could cause:

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  delays or problems in our operations or services;

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  delays or difficulty in gaining access to subscriber and financial information;

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  a loss of subscribers; and

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  an increase in the costs of customer care, billing and back-office services.

        Should Sprint PCS fail to deliver timely and accurate information, this may lead to adverse short-term decisions and inaccurate assumptions in our business plan. It could also adversely affect our cash flows, because Sprint PCS collects our receivables and remits to us a net amount that is based on the financial information it produces for us.

Our costs for internal support systems may increase if Sprint PCS terminates all or part of our service agreements with it.

        The costs for the services provided by Sprint PCS under our affiliation agreements with Sprint PCS relative to billing, customer care and other back-office functions for the quarter ended December 31, 2004 were approximately $5.6 million for iPCS and $3.6 million for Horizon PCS. Because we incur the majority of these costs on a per-subscriber basis, which, under the recent amendments to our affiliation agreements with Sprint PCS, is fixed until the end of December 2006 and after which will be adjusted by Sprint PCS based on a formula related to Sprint PCS' costs to provide the services, we expect the aggregate cost for such services to increase as the number of our subscribers increases. Sprint PCS may terminate any service provided under such agreements upon nine months' prior written notice, but if we desire to continue receiving such service, Sprint PCS has agreed that it will assist us in developing that function internally or locating a third party vendor that will provide that service. Although Sprint PCS has agreed in such an event to reimburse us for expenses we incur in transitioning to any service internally or to a third party, if Sprint PCS terminates a service for which we have not developed or are unable to develop a cost-effective alternative, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted. We do not currently have a contingency plan if Sprint PCS terminates a service we currently receive from it.

If Sprint PCS does not maintain control over its licensed spectrum, our affiliation agreements with Sprint PCS may be terminated which will negatively affect our operating results.

        Sprint PCS, not us, holds the licenses necessary to provide wireless services in our territory. The FCC requires that licensees like Sprint PCS maintain control of their licensed systems and not delegate control to third party operators or managers without the FCC's consent. Our affiliation agreements with Sprint PCS reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum. However, if the FCC were to determine that any of our affiliation agreements with Sprint PCS need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the agreements, those agreements may be terminated. If the agreements are terminated, we would no longer be a part of the Sprint PCS network and we would not be able to conduct our business.

The FCC may fail to renew the Sprint PCS wireless licenses under certain circumstances, which would prevent us from providing wireless services.

        Sprint PCS' wireless licenses are subject to renewal and revocation by the FCC. The Sprint PCS wireless licenses in iPCS' territory will expire in 2005 and 2007, and the licenses in Horizon PCS' territory will expire in 2007, but may be renewed for additional ten-year terms. The FCC has adopted specific standards that apply to wireless personal communications services license renewals. Any failure by Sprint PCS or us to comply with these standards could result in the non-renewal of the Sprint PCS licenses for our territory. Additionally, if Sprint PCS does not demonstrate to the FCC that Sprint PCS has met the construction requirements for each of its wireless personal communications services licenses, it can lose those licenses. If Sprint PCS loses its licenses in our territory for any of these reasons, we and our subsidiaries would not be able to provide wireless services without obtaining rights to other licenses. If Sprint PCS loses its licenses in another territory, Sprint PCS or the applicable Sprint PCS Affiliate would not be able to provide wireless services without obtaining rights to other licenses and our ability to offer nationwide calling plans would be diminished and potentially more costly.

Parts of our territory have limited licensed spectrum, which may adversely affect the quality of our service.

        In the majority of our markets, Sprint PCS has licenses covering 20 MHz or 30 MHz of spectrum. However, Sprint PCS has licenses covering only 10 MHz in parts of our territory which represent 4.1 million in covered population as of December 31, 2004 out of a total population of over 15.1 million residents. In the future, as our subscriber base increases in those areas, this limited licensed spectrum may not be able to accommodate increases in call volume or changes or upgrades in technology and may lead to increased dropped calls and may limit our ability to offer enhanced services. We may also have to increase our capital expenditures and/or operating expenses in an attempt to compensate for this lack of licensed spectrum.

We rely on Sprint PCS for a substantial amount of our financial information. If that information is not accurate, our ability to accurately report our financial data could be adversely affected, and the investment community could lose confidence in us.

        Under our affiliation agreements, Sprint performs our billing, customer care and collections, PCS network systems support, inventory logistics, long distance transport and national third party sales support. The data provided by Sprint related to these functions they perform for us is the primary source for our service revenue and for a significant portion of our cost of service and roaming, and selling and marketing expenses included in our statement of operations. We use this data to record our financial results and prepare our financial statements. If Sprint fails to deliver timely and accurate information, this may lead us to make adverse decisions and inaccurate assumptions for future business plans and could also negatively affect our cash flows as Sprint collects our receivables and remits a net amount to us that is based on the financial information it provides. In addition, delays and inaccuracies which are material could adversely affect the effectiveness of our disclosure controls and procedures and if we later identify material errors in that data provided to us, we may be required to restate our financial statements. If that occurs to us or any other Sprint PCS Affiliate, investors and securities analysts may lose confidence in us.

If Sprint PCS does not succeed, our business may not succeed.

        If Sprint has a significant disruption to its business plan or network, fails to operate its business in an efficient manner or suffers a weakening of its brand name, our operations and profitability would likely be negatively impacted. If Sprint should have significant financial problems, including bankruptcy, our business would suffer material adverse consequences, which could include termination or revision of our affiliation agreements with Sprint PCS.

The proposed merger between Sprint and Nextel or other business combinations involving Sprint or other Sprint PCS Affiliates may have an adverse effect on us in ways that would be beyond our control.

        On December 15, 2004, Sprint and Nextel Communications, Inc. announced that they had signed a merger agreement, pursuant to which they would merge and combine their operations. Nextel Communications, Inc. and an affiliated company, Nextel Partners, Inc., operate wireless telecommunications networks in portions of our service areas. Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS has granted us certain exclusivity rights within our service areas. The pending merger between Sprint and Nextel and the operations of the combined company after the merger may result in a breach of the exclusivity provisions of our affiliation agreements with Sprint PCS, among others. Sprint has announced that it will pursue discussions with the Sprint PCS Affiliates directed toward a modification of our affiliation agreements as a result of the Sprint/Nextel merger. We do not know the terms of Sprint's proposal, or whether we will ultimately reach agreement with Sprint on mutually satisfactory terms for a revised affiliation agreement. It is likely that such a revised affiliation agreement would materially change our business and operations and may result in us making significant payments to lease or acquire network assets and subscribers or to otherwise modify our network and marketing plans. There is no assurance that we will have adequate funds on hand or the ability to borrow such funds in order to acquire the network assets and subscribers or to otherwise modify our network. In addition, any borrowing would increase our existing substantial leverage. The announcement and closing of the Sprint/Nextel merger may give rise to a negative reaction by our existing and potential customers and a diminution in brand recognition or loyalty, which may have an adverse effect on our revenues. If necessary, we intend to enforce our rights, whether through seeking injunctive relief or otherwise, to the extent that Sprint violates or threatens to violate the terms of our affiliation agreements with Sprint PCS. In the event that the Sprint/Nextel merger, or any other business combination involving Sprint, is consummated, we may also incur significant costs associated with integrating Sprint's merger partner onto our network. In addition, the proposed Sprint/Nextel merger, or any other such business combination involving Sprint, imposes a degree of uncertainty on the future of our business and operations insofar as it may lead to a change in Sprint PCS' affiliate strategy, which may have an adverse effect on our share price.

If other Sprint PCS Affiliates have financial difficulties, the Sprint PCS network could be disrupted which may negatively affect our operating results.

        The Sprint PCS network is a combination of networks. The large metropolitan areas are operated by Sprint, and the areas in between them are operated by Sprint PCS Affiliates, all of which are independent companies like us. We believe that most, if not all, of these companies have incurred substantial debt to finance the large cost of building out their networks. If other Sprint PCS Affiliates experience financial difficulties, the Sprint PCS network could be disrupted in the territories of those Sprint PCS Affiliates. Material disruptions in the Sprint PCS network could have a material adverse effect on our ability to attract and retain subscribers. If the affiliation agreements of those Sprint PCS Affiliates are like ours, Sprint PCS would have the right to step in and operate the affected territory. However, this right could be delayed or hindered by legal proceedings, including any bankruptcy proceeding related to the affected Sprint PCS Affiliate. In addition to iPCS and Horizon PCS, another

Sprint PCS Affiliate recently emerged from bankruptcy and others have experienced financial difficulties.

We may have difficulty in obtaining an adequate supply of certain handsets from Sprint PCS, which could adversely affect our results of operations.

        We depend on our relationship with Sprint PCS to obtain handsets and other wireless devices. Sprint PCS orders handsets and other wireless devices from various manufacturers. We could have difficulty obtaining specific types of handsets in a timely manner if:

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  Sprint PCS does not adequately project the need for handsets for itself, its PCS Affiliates and its other third-party distribution channels, particularly in transition to new technologies, such as 3G technology;

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  Sprint PCS gives preference to other distribution channels, which has occurred in the past, most recently in 2000;

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  we do not adequately project our need for handsets or other wireless devices;

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  Sprint PCS modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets; or

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  there is an adverse development in the relationship between Sprint PCS and its suppliers or vendors.

        The occurrence of any of the foregoing could disrupt our customer service and/or result in a decrease in our subscribers. If we lose subscribers, our ability to maintain and increase revenues will be impaired and our operating margin will deteriorate.

Risks Related to the Wireless Telecommunications Industry

We may experience a high rate of subscriber turnover, which would adversely affect our financial performance.

        The wireless telecommunications industry in general, and Sprint PCS and the Sprint PCS Affiliates in particular, including iPCS and Horizon PCS, have experienced a high rate of subscriber turnover, commonly known as churn. We believe this higher churn rate has resulted from Sprint PCS' programs for marketing its services to sub-prime credit subscribers and Sprint PCS' focus on adding subscribers from the consumer segment of the industry, rather than the business segment. Significant competition in our industry and general economic conditions may cause our future churn rate to be higher than our historical rate. Factors that may contribute to higher churn include:

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  inability or unwillingness of subscribers to pay, resulting in involuntary deactivations, which accounted for over 39% and 32% of iPCS' and Horizon PCS' subscriber deactivations, respectively, in the quarter ended December 31, 2004, respectively;

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  subscriber mix and credit class, particularly sub-prime credit subscribers, which accounted for approximately 25% and 18% of iPCS' and Horizon PCS' subscriber base, respectively, as of December 31, 2004, respectively;

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  attractiveness of our competitors' products, services and pricing;

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  network performance and coverage relative to our competitors;

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  poor customer service;

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  any increased prices for services in the future; and

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  any future changes by the combined company in the products and services we offer or in the terms under which we offer our products or services, especially to sub-prime credit subscribers.

        An additional factor that may contribute to a higher churn rate is the FCC's wireless local number portability ("WLNP") requirement. The FCC regulations relating to WLNP enable wireless subscribers to keep their telephone numbers when switching to another carrier. As of May 24, 2004, all covered Commercial Mobile Radio Service ("CMRS") providers, including broadband PCS, cellular and certain specialized mobile radio ("SMR") licensees, must allow customers to retain, subject to certain geographic limitations, their existing telephone number when switching from one telecommunications carrier to another. We anticipate that the WLNP mandate will impose increased operating costs on all CMRS providers, including us, and may result in higher churn rates and subscriber acquisition and retention costs. To date, WLNP has had a negative impact on the combined company's operations by increasing our total churn, but the ultimate impact is uncertain.

        A high rate of subscriber turnover could adversely affect our competitive position, liquidity, financial position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize most of the costs of initial purchases of handsets by subscribers.

Regulation by government agencies and taxing authorities may increase our costs of providing service or require us to change our services.

        Our operations and those of Sprint PCS are subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration, and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact our operations and those of Sprint PCS thereby increasing our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint PCS.

Concerns over health risks and safety posed by the use of wireless handsets may reduce consumer demand for our services.

        Media reports have suggested that radio frequency emissions from wireless handsets may:

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  be linked to various health problems resulting from continued or excessive use, including cancer;

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  interfere with various electronic medical devices, including hearing aids and pacemakers; and

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  cause explosions if used while fueling an automobile.

        Widespread concerns over radio frequency emissions may expose us to potential litigation, discourage the use of wireless handsets or result in additional regulation imposing restrictions or increasing requirements on the location and operation of cell sites or the use or design of wireless handsets. Any resulting decrease in demand for these services or increase in the cost of complying with additional regulations could impair our ability to profitably operate our business. Such concerns may result in the loss of subscribers, which may impair our ability to maintain and increase revenues and lower our operating margin. In addition, we may need to dedicate a larger portion of any cash flow from our operating activities to comply with such additional regulations.

        Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. Concerns over safety risks and the effect of future legislation, if adopted in the areas we serve, could limit our ability to market and sell our wireless services. In addition, it may discourage use of our wireless devices and decrease our revenues from subscribers who now use their wireless telephones while driving. Further, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in damage awards, adverse publicity and further governmental regulation.

Significant competition in the wireless telecommunications industry may result in our competitors offering new services or lower prices, which could prevent us from operating profitably and may cause prices for our services to continue to decline in the future.

        Competition in the wireless telecommunications industry is intense. Competition has caused, and we anticipate that competition will continue to cause, the market prices for two-way wireless products and services to decline. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the wireless telecommunications industry. If prices for our services continue to decline, it could adversely affect our ability to increase revenue, which would have a material adverse effect on our financial condition, our results of operations and our ability to repay the iPCS senior notes and Horizon PCS' senior notes which would be assumed by us in connection with the merger. In addition, the viability of our business depends upon, among other things, our ability to compete with other wireless providers on reliability, quality of service, availability of voice and data features and customer care. In addition, the pricing of our services may be affected by competition, including the entry of new service providers into our markets. Furthermore, there has been a recent trend in the wireless telecommunications industry toward consolidation of wireless service providers, which we expect to lead to larger competitors over time.

        Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint PCS' consent to sell non-Sprint approved equipment may limit our ability to keep pace with our competitors on the introduction of new products, services and equipment. Some of our competitors are larger than us, possess greater resources and more extensive coverage areas, and may market other services, such as landline telephone service, cable television and Internet access, along with their wireless communications services. In addition, we may be at a competitive disadvantage because we may be more highly leveraged than some of our competitors.

        We also face competition from paging, dispatch and conventional mobile radio operations, enhanced specialized mobile radio ("ESMR") and mobile satellite services. In addition, future FCC regulation or Congressional legislation may create additional spectrum allocations that would have the effect of adding new entrants (and thus additional competitors) into the mobile telecommunications market.

Market saturation could limit or decrease our rate of new subscriber additions and increase costs to keep our current subscribers.

        Intense competition in the wireless telecommunications industry could cause prices for wireless products and services to continue to decline. If prices drop, our rate of net subscriber additions will take on greater significance in improving our financial condition and results of operations. However, as our and our competitors' penetration rates in our markets increase over time, our rate of adding net subscribers could decrease further. In addition, we may incur additional costs through equipment upgrades and other retention costs to keep our current subscribers from switching to our competitors. If this decrease were to happen, it could materially adversely affect our liquidity, financial condition and results of operations.

Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS products and services.

        The wireless telecommunications industry is experiencing significant and rapid technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used in our network to become obsolete. We rely on Sprint PCS for research and development efforts with respect to Sprint PCS products and services and with respect to the technology used on our network. Sprint PCS may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

        If Sprint PCS is unable to keep pace with these technological changes or other changes in the wireless communications market, the technology used on our network or our business strategy may become obsolete. In addition, other carriers are in the process of completing, or have completed, upgrades to 1xRTT or other 3G technologies. 1xRTT is the name for the first phase in CDMA's evolution to 3G technology. 3G technology provides high-speed, always-on Internet connectivity and high-quality video and audio. Other carriers may introduce these new technologies or other competing technologies more rapidly than we do, which could put us at a competitive disadvantage. Additional steps beyond 1xRTT, which could include enhancement to new EV-DO or EV-DV technology, may be taken as demand for more robust data services or as the need for additional capacity develops. These additional steps may significantly increase our capital expenditures. iPCS and Horizon PCS have upgraded their networks to CDMA 1xRTT, and as of December 31, 2004, are offering PCS Vision services, in markets representing approximately 95% of the covered population in their territories.

We are a consumer business and an economic downturn in the United States involving significantly lowered consumer spending could negatively affect our results of operations.

        Our primary subscriber base is composed of individual consumers, and in the event that the economic downturn that the United States and other countries have recently experienced becomes more pronounced or lasts longer than currently expected and spending by individual consumers drops significantly, our business may be negatively affected.

Risks Related to iPCS Common Stock

The ability to influence corporate matters will be limited because a small number of stockholders will beneficially own a substantial amount of our common stock and our senior notes.

        Entities that are investment advised by AIGGIC, the Apollo Funds and funds managed by affiliates of Silver Point will own 2,623,535 shares, 2,656,352 shares and 2,834,815 shares, or approximately 14.7%, 14.9% and 15.9%, respectively, of our common stock immediately following the merger. As a result, AIGGIC, the Apollo Funds and Silver Point can exert significant influence over our management and policies until such time as they sell a substantial portion of their shares and may have interests that are different from yours. Upon the consummation of the merger, each of AIGGIC, Silver Point and the Apollo Funds is expected to have an affiliated person on the iPCS board of directors. AIGGIC has advised iPCS that entities that are investment advised by it own approximately $47.3 million of iPCS' senior notes as of the consummation of iPCS' exchange offer.

There is not, and there may never be, an established active trading market for iPCS common stock.

        There is no established active trading market for iPCS common stock and such a trading market may never develop. iPCS common stock is currently quoted by Pink Sheets LLC's Pink Sheets. If an established active trading market does develop, it may not be sustained and a high degree of price volatility may continue to exist in any such market. Following the merger, we intend to apply for listing of iPCS common stock on The Nasdaq National Market, but we may not be able to satisfy the listing requirements to do so, in particular, the requirements for a minimum number of round lot holders. If for any reason iPCS common stock is not eligible for initial or continued listing on The Nasdaq Stock

Market, or if a public trading market does not develop, holders of our common stock may have difficulty selling their shares.

The price of iPCS common stock may be more volatile than the equity securities of established companies and such volatility may disproportionately reduce the market value of our common stock at certain times.

        The market price of iPCS common stock could be subject to significant fluctuations in response to various factors, including, but not limited to:

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  variations in our, or Sprint PCS', quarterly operating results;

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  our, or Sprint PCS', failure to achieve operating results consistent with securities analysts' projections;

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  the operating and stock price performance of other companies that investors may deem comparable to us or Sprint PCS;

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  announcements of technological innovations or new products and services by us, Sprint PCS or our competitors;

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  announcements by us or Sprint PCS of joint development efforts or corporate partnerships in the wireless telecommunications market;

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  market conditions in the technology, telecommunications and other growth sectors; and

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  rumors relating to us, Sprint PCS or our competitors.

        The stock market has experienced significant price volatility. Under these market conditions, stock prices of many growth stage companies have often fluctuated in a manner unrelated or disproportionate to the operating performance of such companies. As we are a growth stage company, our common stock may be subject to greater price volatility than the stock market as a whole.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business and operating results.

        Each of iPCS and Horizon PCS is in the process of documenting and testing its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of internal controls over financial reporting and a report by its independent registered public accounting firm addressing these assessments. During the course of each company's testing, it may identify deficiencies which it may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, the combined company will need to integrate the internal controls procedures post-merger, which may delay our compliance. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed and investors could lose confidence in our reported financial information.

FORWARD-LOOKING STATEMENTS

        This joint proxy statement-prospectus, as well as information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of iPCS and Horizon PCS and other statements that are not historical facts, as well as certain information relating to the merger, including, without limitation:

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  statements about the benefits of the proposed merger between iPCS and Horizon PCS, including future financial and operating results;

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  statements with respect to iPCS' plans, objectives, expectations and intentions and other statements that are not historical facts; and

  •
  other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions.

        These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under "Risk Factors" on page 18, as well as the following factors:

  •
  the businesses of iPCS and Horizon PCS may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

  •
  the failure of Horizon PCS stockholders or iPCS stockholders to adopt the merger agreement and/or the failure to obtain approvals from regulators or other groups;

  •
  disruption from the merger impacting the ability of the combined entity to maintain relationships with subscribers, employees or suppliers;

  •
  iPCS' and Horizon PCS' dependence on their affiliation with Sprint, including the competitiveness of Sprint PCS pricing plans and PCS services in the markets in which they operate;

  •
  the ability of Sprint PCS to alter the terms of its affiliation agreements with iPCS and Horizon PCS, including fees paid or charged and other program requirements;

  •
  the dependence of iPCS and Horizon PCS on back office services provided by Sprint PCS, such as billing and customer care;

  •
  changes or advances in technology, in general and as specifically related to Sprint and its affiliates;

  •
  competition in the industry and in the markets in which iPCS and Horizon PCS operate;

  •
  changes in government regulation;

  •
  the credit quality and turnover rate of iPCS' and Horizon PCS' subscribers;

  •
  the significant level of indebtedness of the combined entity;

  •
  the effect of mergers and consolidations within the wireless telecommunications industry, particularly business combinations involving Sprint or affiliates of Sprint, and unexpected announcements or developments from others in the wireless telecommunications industry;

  •
  the ability of Sprint PCS to meet increased demand for product and services and to provide equipment to affiliates on a timely basis;

  •
  the impact of general economic conditions on the financial position, condition and results of operations of the combined entity;

  •
  the impact of the proposed merger of Sprint and Nextel; and

  •
  possible risks associated with eventual compliance with Section 404 of the Sarbanes-Oxley Act.

        Forward-looking statements speak only as of the date of this joint proxy statement-prospectus or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement-prospectus and attributable to iPCS or Horizon PCS or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither iPCS nor Horizon PCS undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this joint proxy statement-prospectus or to reflect the occurrence of unanticipated events.

iPCS ANNUAL MEETING

General; Date, Time and Place of Meeting

        This joint proxy statement-prospectus is being furnished to iPCS stockholders in connection with the solicitation of proxies by the iPCS board of directors to be used at the annual meeting of stockholders to be held on *, 2005 at *, local time, at *, and at any adjournment or postponement of that meeting. This joint proxy statement-prospectus and the enclosed form of proxy are being sent to iPCS stockholders on or about *, 2005.

Matters to Be Considered at the Annual Meeting

The matters that iPCS expects to be presented at the annual meeting are the following:

  1.    Adoption of the Merger Agreement (Proposal 1)

        At the annual meeting, stockholders will vote on the adoption of the merger agreement. See "The Merger" beginning on page 45.

  2.    Adoption of the Amended and Restated Certificate of Incorporation of iPCS (Proposal 2)

        At the annual meeting, stockholders will vote on the adoption of the amended and restated certificate of incorporation of iPCS which will, among other things, amend iPCS' certificate of incorporation to reflect the agreement of iPCS and Horizon PCS with respect to the designation of the board of directors, chairman of the board and chief executive officer of iPCS after the consummation of the merger. This text of the proposed amendments is set forth in Exhibit E-2 to the merger agreement. See also "The Merger Agreement, Related Agreements and Other Documents—Officers and Directors of the Surviving Corporation" on page 95.

  3.    Election of the iPCS Board of Directors (Proposal 3)

        At the annual meeting, stockholders will vote on the election of Messrs. Yager, Babich, Bell, Davis, Ensor, Gaffney and Roe to serve as directors for a one year term ending at the 2006 annual meeting of stockholders and until their successors are duly elected and qualified. Each of these individuals is currently serving as an iPCS director. See "Information about iPCS—Directors and Officers of iPCS; —Executive Compensation; —iPCS Security Ownership of Certain Beneficial Owners and Management; and —Certain Relationships and Related Transactions" beginning on page 149. iPCS does not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the iPCS board may nominate. If the merger agreement is adopted, pursuant to the terms of the merger agreement, at the effective time of the merger, Donald L. Bell, Eugene I. Davis and Eric F. Ensor will resign as members of the board of directors of iPCS and be replaced by Robert A. Katz, Jeffrey W. Jones and Timothy G. Biltz. See "Information About Horizon PCS—Directors and Executive Officers" beginning on page 207 for background information on these new directors. Immediately prior to the effective time, James J. Gaffney will resign from the board of directors of iPCS and be replaced by Ryan Langdon. Mr. Langdon is a managing director in the High Yield Group of AIGGIC. Entities which are investment managed by AIGGIC will own approximately 14.7% of our common stock immediately following the merger.

  4.    Ratification of the Appointment by the Audit Committee of Independent Registered Public Accounting Firm (Proposal 4)

        The audit committee of iPCS requests that iPCS stockholders ratify its selection of Deloitte & Touche LLP to serve as iPCS' independent registered public accounting firm for the year ended September 30, 2005. Deloitte & Touche LLP audited the consolidated financial statements of iPCS for the period ending September 30, 2004 and for the year ended September 30, 2003. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to questions by stockholders.

Record Date and Voting

        The iPCS board of directors has fixed the close of business on *, 2005 as the record date for determining the holders of shares of iPCS common stock entitled to receive notice of, and to vote at, the annual meeting. Only holders of record of shares of iPCS common stock at the close of business on that date will be entitled to vote at the annual meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were * shares of iPCS common stock outstanding, held by approximately * holders of record.

        Each holder of shares of iPCS common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the annual meeting and at any adjournment or postponement of that meeting. In order for iPCS to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of iPCS common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the meeting (and not revoked).

        If your proxy card is properly executed and received by iPCS in time to be voted at the annual meeting, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide iPCS with any instructions, your shares will be voted "FOR" the adoption of the merger agreement, the adoption of the amended and restated certificate of incorporation reflecting the amendments thereto contemplated by the merger agreement, the election of Timothy M. Yager, Timothy C. Babich, Donald L. Bell, Eugene I. Davis, Eric F. Ensor, James J. Gaffney and Kevin M. Roe as directors of iPCS, and the ratification of the iPCS audit committee's selection of Deloitte & Touche LLP as iPCS' independent registered public accounting firm for the fiscal year ending September 30, 2005.

        If your shares are held in "street name" by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares with respect to the adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation of iPCS which will have the same effect as a vote against such matters.

        If any other matters properly come before the annual meeting, including, a motion to adjourn or postpone the iPCS annual meeting to another time and/or place for purposes of soliciting additional proxies in favor of adoption of the merger agreement or otherwise, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in the manner determined by a majority of the members of the iPCS board of directors. However, no proxy that is voted against adoption of the merger agreement will be voted in favor of any such adjournment or postponement.

Support Agreements

        Horizon PCS has entered into support agreements with iPCS stockholders that, as of the record date, beneficially own approximately [52%] of the issued and outstanding shares of iPCS common stock. Unless the support agreements are terminated in accordance with their terms, these stockholders have agreed to vote all, or in certain instances, some, of their iPCS shares at any meeting of iPCS stockholders in favor of adoption of the merger agreement and the other transactions contemplated by the merger agreement, and against any competing proposal. The aggregate number of shares that is subject to these support agreements is reduced to approximately 33% of the issued and outstanding shares of iPCS common stock if the board of directors of iPCS withdraws or modifies its recommendation of the merger agreement in a manner adverse to Horizon PCS, other than in connection with a superior proposal from a third party.

Vote Required

        The adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation of iPCS reflecting the amendments thereto contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of iPCS common stock. Based upon the number of shares of iPCS common stock held by iPCS stockholders who have signed the support agreements with Horizon PCS to vote in favor of the adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation, the merger agreement and the amended and restated certificate of incorporation should be adopted at the iPCS annual meeting, subject to the termination or modification of the support agreements in accordance with the terms of the support agreements. Shares as to which the "abstain" box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of iPCS stockholders on the adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation is based upon the number of outstanding shares of iPCS common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the annual meeting or the abstention from voting by iPCS stockholders will have the same effect as an "AGAINST" vote with respect to these matters.

        The ratification of the iPCS audit committee's selection of Deloitte & Touche LLP as iPCS' independent registered public accounting firm for the fiscal year ending September 30, 2005 requires the affirmative vote of a majority of the vote cast, excluding abstentions, at any meeting which a quorum is present.

        The seven nominees for director receiving a plurality of the votes of shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors shall be elected directors.

        As of the record date, iPCS directors and executive officers and their affiliates owned and were entitled to vote *% of the outstanding shares of iPCS common stock.

        We currently expect that iPCS' directors and executive officers will vote their shares of iPCS common stock in favor of the adoption of the merger agreement, the adoption of the amended and restated certificate of incorporation of iPCS reflecting the amendments thereto contemplated by the merger agreement, the election of Timothy M. Yager, Timothy C. Babich, Donald L. Bell, Eugene I. Davis, Eric F. Ensor, James J. Gaffney and Kevin M. Roe as directors of iPCS, and the ratification of the iPCS audit committee's selection of Deloitte & Touche LLP as iPCS' independent registered public accounting firm for the fiscal year ending September 30, 2005, although none of them has entered into any agreement obligating them to do so.

Revocability of Proxies

        The presence of a stockholder at the annual meeting will not automatically revoke that stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

  •
  submitting a written notice of revocation dated later than the proxy one wants to revoke, before the vote is taken, to: iPCS, Inc., 1901 North Roselle Road, Schaumburg, Illinois 60195; Attention: Edmund L. Quatmann, Jr.;

  •
  properly executing a later dated proxy (including a proxy by telephone or via the Internet), before the vote is taken; or

  •
  attending the annual meeting and voting in person.

        If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Voting Electronically or by Telephone

        iPCS stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in iPCS' stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

        iPCS stockholders of record may submit their proxies:

  •
  through the Internet by visiting a website established for that purpose at http://www.****.com and following the instructions; or

  •
  by telephone by calling the toll-free number 1-800-290-6427 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

        In addition to solicitation by mail, directors, officers and employees of iPCS may solicit proxies for the annual meeting from iPCS stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. iPCS has made arrangements with D.F. King & Co., Inc. to help in soliciting proxies for the proposed merger and the iPCS annual meeting and in communicating with stockholders. iPCS has agreed to pay D.F. King & Co., Inc. approximately $5,000 in the aggregate, plus expenses for its services.

Recommendation of the iPCS Board of Directors

        The board of directors of iPCS recommends that you vote "FOR" the adoption of the merger agreement, the adoption of the amended and restated certificate of incorporation of iPCS reflecting the amendments thereto contemplated by the merger agreement, the election of Messrs. Yager, Babich, Bell, Davis, Ensor, Gaffney and Roe as directors of iPCS, and the ratification of the iPCS audit committee's selection of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ended September 30, 2005.

Submission of Stockholder Proposals for 2006

        While iPCS is not yet subject to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), proposals received from iPCS stockholders in accordance with Rule 14a-8 under the Exchange Act will be given careful consideration by iPCS. iPCS stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2006 annual meeting of stockholders if they are received by iPCS on or before *, 2005. iPCS stockholder proposals must be directed to the Corporate Secretary, iPCS, Inc., 1901 North Roselle Road, Schaumburg, Illinois 60195. In order for an iPCS stockholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by iPCS not later than the last date for submission of stockholder proposals under iPCS' bylaws. In order for a proposal to be "timely" under iPCS' bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of iPCS' bylaws, not later than *, 2005 and not earlier than *, 2005; provided, however, in the event that the 2006 annual meeting of iPCS stockholders is advanced more than 25 days prior to or delayed more than 25 days after *, 2005, a proposal by an iPCS stockholder to be timely must be delivered not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or the tenth day following the date on which public announcement in a press release or in a filing with the SEC of the date of the 2006 annual meeting of stockholders was made, whichever occurs first.

HORIZON PCS SPECIAL MEETING

General; Date, Time and Place of Meeting

        This joint proxy statement-prospectus is being furnished to Horizon PCS stockholders in connection with the solicitation of proxies by the Horizon PCS board of directors to be used at the special meeting of stockholders to be held on *, 2005 at *, local time, at *, and at any adjournment or postponement of that meeting. This joint proxy statement-prospectus and the enclosed form of proxy are being sent to Horizon PCS stockholders on or about *, 2005.

Matters to be Considered at the Special Meeting

        The matters that Horizon PCS expects to be presented at the special meeting are the following:

  1.
  The adoption of the merger agreement.

  2.
  The adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger.

  3.
  The transaction of any other business as may properly be brought before the special meeting.

Record Date and Voting

        The Horizon PCS board of directors has fixed the close of business on *, 2005 as the record date for determining the holders of shares of Horizon PCS common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of Horizon PCS common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were * shares of Horizon PCS common stock outstanding, held by approximately * holders of record.

        Each holder of shares of Horizon PCS common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for Horizon PCS to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Horizon PCS common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the meeting (and not revoked).

        If your proxy card is properly executed and received by Horizon PCS in time to be voted at the special meeting, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Horizon PCS with any instructions, your shares will be voted "FOR" the adoption of the merger agreement.

        If your shares are held in "street name" by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against the adoption of the merger agreement.

        The only matter that Horizon PCS expects to be presented at the special meeting is the adoption of the merger agreement. If any other matters properly come before the special meeting, including, a motion to adjourn or postpone the Horizon PCS special meeting to another time and/or place for purposes of soliciting additional proxies in favor of adoption of the merger agreement or otherwise, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in the manner determined by a majority of the members of the Horizon PCS board of directors. However, no proxy that is voted against adoption of the merger agreement will be voted in favor of any such adjournment or postponement.

Support Agreements

        iPCS has entered into support agreements with Horizon PCS stockholders that, as of the record date, beneficially own approximately [47%] of the issued and outstanding shares of Horizon PCS common stock. These stockholders have agreed to vote all, or in certain instances, some, of their Horizon PCS shares, at any meeting of Horizon PCS stockholders or on every action by written consent of Horizon PCS stockholders, in favor of adoption of the merger agreement and the other transactions contemplated by the merger agreement, and against any competing proposal. The aggregate number of shares that is subject to these support agreements is reduced to approximately 33% of the issued and outstanding shares of Horizon PCS common stock if the board of directors of Horizon PCS withdraws or modifies its recommendation of the merger agreement in a manner adverse to iPCS other than in connection with a superior proposal from a third party.

Vote Required

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Horizon PCS common stock. Shares as to which the "abstain" box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of Horizon PCS stockholders on the adoption of the merger agreement is based upon the number of outstanding shares of Horizon PCS common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting or the abstention from voting by Horizon PCS stockholders will have the same effect as an "AGAINST" vote with respect to this matter.

        As of the record date, Horizon PCS' directors and executive officers and their affiliates owned and were entitled to vote *% of the outstanding shares of Horizon PCS common stock.

        We currently expect that Horizon PCS' directors and executive officers will vote their shares of Horizon PCS common stock in favor of the adoption of the merger agreement, although none of them has entered into any agreement obligating them to do so.

Revocability of Proxies

        The presence of a stockholder at the meeting will not automatically revoke that stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

  •
  submitting a written notice of revocation dated later than the proxy one wants to revoke, before the vote is taken, to: Horizon PCS, Inc., 68 East Main Street, Chillicothe, Ohio 45601; Attention: Peter M. Holland;

  •
  properly executing a later dated proxy (including a proxy by telephone or via the Internet), before the vote is taken; or

  •
  attending the meeting and voting in person.

        If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Voting Electronically or by Telephone

        Horizon PCS stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Horizon PCS' stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

        Horizon PCS stockholders of record may submit their proxies:

  •
  through the Internet by visiting a website established for that purpose at http://www.****.com and following the instructions; or

  •
  by telephone by calling the toll-free number 1-800-290-6427 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions;

Solicitation of Proxies

        In addition to solicitation by mail, directors, officers and employees of Horizon PCS may solicit proxies for the special meeting from Horizon PCS stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. Horizon PCS has made arrangements with D.F. King & Co., Inc. to help in soliciting proxies for the proposed merger and the Horizon PCS special meeting and in communicating with stockholders. Horizon PCS has agreed to pay D.F. King & Co., Inc. approximately $5,000 in the aggregate, plus expenses for its services.

Recommendation of the Horizon PCS Board of Directors

        The board of directors of Horizon PCS recommends its stockholders vote "FOR" the adoption of the merger agreement.

THE MERGER

        This section of this joint proxy statement-prospectus, as well as the next section titled "The Merger Agreement, Related Agreements and Other Documents" beginning on page 82, describes certain material aspects of the proposed merger, including the merger agreement, the support agreements and the amendment to iPCS' registration rights agreement. These descriptions are a summary of the proposed transaction and agreements. As such, the descriptions may not include all of the information important to you. We urge you to read this joint proxy statement-prospectus in its entirety, including all of the Annexes and the documents we file herewith or incorporate by reference.

Transaction Structure

        Each of the iPCS board of directors and the Horizon PCS board of directors has approved and declared advisable the merger agreement, which provides for the merger of Horizon PCS with and into iPCS. iPCS will be the surviving corporation in the merger. We expect to complete the merger in the summer of 2005. Each share of iPCS common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of iPCS, and each share of Horizon PCS common stock issued and outstanding at the effective time of the merger will be converted into 0.7725 shares of iPCS common stock, subject to adjustment for certain increases or decreases in the outstanding number of shares or options of Horizon PCS or iPCS, as described more fully below. See "The Merger Agreement, Related Agreements and Other Documents" beginning on page 82.

Background of the Merger

        Following iPCS' emergence from bankruptcy in July 2004, the iPCS board of directors has periodically discussed and reviewed with management various potential strategic options, including strategies to grow iPCS' business through targeted acquisitions of other Sprint PCS Affiliates. In this regard, the management of iPCS has from time to time communicated informally with representatives of other Sprint PCS Affiliates regarding industry trends and issues, their respective companies' strategic direction and the potential benefits and issues arising from a potential business combination or other strategic transactions.

        On October 5, 2004, Timothy M. Yager, President and Chief Executive Officer of iPCS, met with Robert A. Katz, the lead director of Horizon PCS, to discuss, among other things, the potential benefits of a strategic business combination.

        On October 21, 2004, the Horizon PCS board of directors met to discuss, among other things, potential business combinations that had been evaluated by the Horizon PCS management. Lehman Brothers Inc., Horizon PCS' financial advisor, which was engaged as of such date, was invited to the meeting to give its perspective to the board of directors. After discussing various potential strategic alternatives, the board of directors approved of Horizon PCS exploring a possible transaction with iPCS.

        On October 28, 2004, iPCS entered into a confidentiality agreement with Horizon PCS and the parties began exchanging business information.

        On November 1, 2004, the iPCS board of directors met with members of iPCS senior management to discuss the strategic plan for iPCS, including potential acquisitions. The iPCS board of directors concluded that iPCS should engage a financial advisor.

        On November 9, 2004, several financial advisors made presentations to the iPCS board of directors and on November 10, 2004, iPCS engaged Bear, Stearns & Co. Inc. as its financial advisor.

        Members of senior management of iPCS and Horizon PCS, along with each company's financial advisors, met in New York City on November 18, 2004 to conduct mutual due diligence.

        On November 30, 2004 and December 1, 2004, members of Horizon PCS management, accompanied by representatives of Lehman Brothers, met with members of iPCS senior management to conduct business due diligence at iPCS' offices in Schaumburg, Illinois. On the same dates, members of Horizon PCS' management team met with members of iPCS' management and iPCS' employees in Illinois, Iowa and Michigan to conduct due diligence on iPCS' operations.

        On December 7 and 8, 2004, members of iPCS' senior management, accompanied by representatives of Bear Stearns, met with members of Horizon PCS senior management to conduct business due diligence at Horizon PCS' offices in Chillicothe, Ohio. On the same dates, members of iPCS senior management met with members of Horizon PCS management and Horizon PCS employees in Indiana, Ohio, Pennsylvania and Tennessee to conduct due diligence on Horizon PCS' operations.

        On December 13, 2004, the iPCS board of directors met and discussed strategic opportunities for iPCS, including a potential merger with Horizon PCS.

        On the morning of December 22, 2004, the iPCS board of directors met with members of iPCS' senior management and iPCS' legal and financial advisors. Mr. Yager and other members of iPCS' senior management reviewed with the iPCS board of directors information regarding iPCS, Horizon PCS and the terms of a proposed transaction. Bear Stearns then reviewed with the iPCS board of directors several matters, including the proposed structure and financial implications of a range of possible transaction valuations. iPCS senior management also apprised the iPCS board of directors of the results of its recent business due diligence meetings with senior management of Horizon PCS. Mayer, Brown, Rowe & Maw LLP, legal advisor to iPCS, reviewed the terms of its initial draft of the proposed merger agreement.

        Following these presentations, the iPCS board meeting continued with discussions and questions among the members of the iPCS board of directors, management and iPCS' legal and financial advisors. At the conclusion of the meeting, the iPCS board of directors advised management as to a valuation range at which it would likely support a transaction.

        Shortly after the meeting of the iPCS board of directors, iPCS delivered to Horizon PCS a proposal for the merger of iPCS and Horizon PCS. The proposal also indicated that iPCS was prepared to consider a cash component.

        On December 23, 2004, Horizon PCS communicated to iPCS that Horizon PCS was not willing to engage in a transaction based upon the terms proposed and suggested further negotiations of the terms of any possible transaction.

        From December 23, 2004 through December 31, 2004, representatives of iPCS and Horizon PCS discussed and negotiated a number of matters related to a possible transaction, including the contemplated equity splits between Horizon PCS stockholders and iPCS stockholders, board of directors and management composition and due diligence matters.

        On December 31, 2004, Horizon PCS and iPCS exchanged proposals regarding the terms of a possible transaction, each of which was rejected.

        On January 13, 2005, Messrs. Katz, McKell and Holland reviewed with other members of the Horizon PCS board of directors the status of discussions with iPCS and the terms of a possible transaction, including the ongoing discussions which contemplated a post closing pro forma net diluted ownership split in the combined company of approximately 42.5% and 57.5% for Horizon PCS stockholders and iPCS stockholders, respectively. Representatives of Lehman Brothers and Akin Gump Strauss Hauer & Feld LLP, legal advisor to Horizon PCS, then reviewed with the board of directors various matters, including a review by Lehman Brothers of the financial implications of a range of transaction values. The Horizon PCS board of directors agreed that Horizon PCS and Lehman Brothers should continue discussions with iPCS.

        After such meeting, Lehman Brothers, on behalf of Horizon PCS, delivered a proposal to Bear Stearns, in its capacity as financial advisor to iPCS, pursuant to which the resulting post closing pro forma net diluted ownership split in the combined company would be approximately 42.5% and 57.5% for Horizon PCS stockholders and iPCS stockholders, respectively. This proposed pro forma net diluted ownership split would become the basis for the 0.7725 exchange ratio.

        On January 14, 2005, the iPCS board of directors met by telephone conference with members of iPCS' senior management and iPCS' legal and financial advisors to discuss the recent proposal from Horizon PCS. Mr. Yager and other members of iPCS' senior management reviewed with the iPCS board of directors the terms of the Horizon PCS proposal. Bear Stearns then reviewed with the iPCS board of directors a range of matters, including the financial implications of the Horizon PCS proposal. iPCS senior management also apprised the iPCS board of directors of the results of its continuing due diligence investigations of Horizon PCS.

        Beginning on January 14, 2005, representatives of iPCS and Horizon PCS participated in a series of telephone conference calls to conduct mutual due diligence. Also during this period, representatives from the legal advisors to each of iPCS and Horizon PCS conducted mutual legal due diligence in Chicago, Illinois, Grand Rapids, Michigan, Chillicothe, Ohio and Atlanta, Georgia.

        On January 27, 2005, the iPCS board of directors met with members of iPCS' senior management and iPCS' legal and financial advisors to discuss the proposed merger with Horizon PCS. Mr. Yager and other members of iPCS' senior management again reviewed with the iPCS board of directors information regarding the status of the proposed transaction. Bear Stearns then reviewed with the iPCS board of directors a range of matters, including the proposed structure of the merger, business and financial information regarding the two companies, valuation methodologies and analyses and the other matters set forth in "—Opinion of iPCS' Financial Advisor." iPCS senior management also apprised the iPCS board of directors of the results of its continuing due diligence investigations of Horizon PCS. Mayer Brown reviewed with the iPCS board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the terms of the proposed merger.

        Discussions and due diligence continued between representatives of Horizon PCS and iPCS from January 27 through March 2, 2005, on a variety of matters, including proposed amendments to Horizon PCS' affiliation agreements with Sprint PCS, Horizon PCS' 2004 audit, board representation and management matters, severance and retention items and the transaction documentation.

        On March 2, 2005, Horizon PCS communicated to iPCS that Horizon PCS had reached a tentative agreement with Sprint PCS regarding amendments to Horizon PCS' affiliation agreements with Sprint PCS, which amendments were executed prior to signing the merger agreement.

        On March 7, 2005, the iPCS board of directors met by conference call with members of iPCS' senior management and iPCS' legal and financial advisors and was updated as to the status of the transaction.

        On the morning of March 11, 2005, the iPCS board of directors reviewed the substantially final terms and conditions of the merger and the merger agreement with iPCS' management and its outside legal and financial advisors. Bear Stearns then reviewed with the iPCS board of directors a range of matters, including the proposed structure of the merger, business and financial information regarding the two companies, valuation methodologies and analyses and the other matters set forth in "—Opinion of iPCS' Financial Advisor." iPCS senior management also apprised the iPCS board of directors of the results of its due diligence investigations of Horizon PCS. Mayer Brown discussed with the iPCS board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and the results of its legal due diligence. Mayer Brown also reviewed the terms of the proposed merger agreement.

        Following these presentations, the iPCS board meeting continued with discussions and questions among the members of the iPCS board of directors, management and iPCS' legal and financial advisors.

        From March 11, 2005 to March 16, 2005, senior management of iPCS and Horizon PCS, as well as each company's financial and legal advisors, finalized the definitive agreements and completed business and legal due diligence.

        On March 13, 2005, a telephonic meeting of the Horizon PCS board of directors was held at which the status of the negotiations with iPCS was reviewed in detail. Lehman Brothers then reviewed with the board of directors valuation methodologies, analyses and other matters set forth in "—Opinion of Horizon PCS' Financial Advisor" beginning on page 65. Akin Gump reviewed with the Horizon PCS board of directors the provisions of the merger agreement and related documentation and the legal matters associated with the proposed merger transaction.

        On March 16, 2005, the Horizon PCS board of directors, at a telephonic meeting, received the oral opinion of Lehman Brothers, subsequently confirmed in writing, that, as of March 16, 2005, from a financial point of view, the exchange ratio to be offered to the Horizon PCS stockholders is fair to such stockholders. Additionally, the Horizon PCS board of directors unanimously determined that the merger was advisable and fair to, and in the best interests of, Horizon PCS and its stockholders. Horizon PCS' board of directors subsequently approved the merger, the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that Horizon PCS' stockholders vote to adopt the merger agreement.

        In the early morning of March 17, 2005, the iPCS board of directors met by telephone conference and reviewed the final terms and conditions of the merger and the merger agreement with iPCS' management and its outside legal and financial advisors. At the meeting, representatives of iPCS' management reviewed the terms of the merger agreement with the iPCS board and recommended that the iPCS board approve the merger. The iPCS board received the oral opinion of Bear Stearns, subsequently confirmed in writing, that, as of March 17, 2005, the exchange ratio is fair, from a financial point of view, to iPCS and to the holders of iPCS common stock. See "—Opinion of iPCS' Financial Advisor" beginning on page 53. Following further discussion, the iPCS board, among other things, approved the merger and the merger agreement, declared the merger advisable and in the best interests of iPCS and its stockholders and resolved to recommend that iPCS' stockholders vote to adopt the merger agreement.

        The merger agreement was signed by the parties early in the morning of March 17, 2005, and, before the commencement of trading that morning, iPCS and Horizon PCS issued a joint press release announcing the execution of the merger agreement.

iPCS' Reasons for the Merger; Recommendation of the Merger by the iPCS Board of Directors.

        The iPCS board has determined that the merger is fair to, and in the best interests of, iPCS and its stockholders. In approving the merger agreement, the iPCS board consulted with its financial advisor with respect to the financial aspects of the merger and fairness of the exchange ratio to iPCS and to the stockholders of iPCS common stock from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the iPCS board of directors also considered a number of factors, including the following material factors:

        Strategic Considerations.    iPCS' board believes that the merger will provide a number of significant strategic opportunities and benefits, including the following:

  •
  The merger provides the opportunity for iPCS to expand its footprint to attractive markets, including portions of markets in Indiana and Ohio, in a manner that is complementary to its existing footprint.

  •
  The combined company will be the second largest Sprint PCS Affiliate in terms of covered population (approximately 11.2 million at December 31, 2004).

  •
  The combined company will have over 432,000 subscribers at December 31, 2004, representing in excess of 12% of the aggregate subscribers in the Sprint PCS Affiliate program at December 31, 2004.

  •
  The expectation that the increased scale and scope resulting from the merger will strengthen iPCS' relationship with Sprint PCS.

        Expected Operating and Financial Benefits.    iPCS' board believes that the merger will provide a number of significant operating and financial benefits, including the following:

  •
  The increased scale and scope of the combined company will provide iPCS with a stronger capital structure and better access to capital at a lower cost.

  •
  The combined company's common stock should appeal to a broader investor group due to its significantly increased market capitalization.

  •
  iPCS believes that its revenue, cash flow from operations and earnings will be enhanced as a result of the merger.

  •
  The combined company will have greater operational efficiencies and growth potential than iPCS would have on its own.

  •
  The combined company will be able to leverage the best operating practices of both companies to more effectively penetrate iPCS' and Horizon PCS' markets.

  •
  Applying the potential cost savings and other assumptions described under "—Opinion of iPCS' Financial Advisor" beginning on page 53, the merger is expected to be value accretive to iPCS' stockholders relative to the stand-alone equity value of iPCS based on discounted cash flows analysis.

        Other Factors Considered by the iPCS Board of Directors.    In addition to considering the strategic, operating and financial factors considered above, the iPCS board of directors considered the following additional factors, all of which it viewed as supporting its decision to approve the merger:

  •
  Information concerning the business, results of operations, financial condition and capital structure of iPCS and Horizon PCS, both on an historical and prospective basis, and the performance of, and current market prices for, iPCS and Horizon PCS common stock, which comparisons generally supported the board's determination as to the relative values of iPCS, Horizon PCS and the combined company.

  •
  The results of the due diligence review of Horizon PCS' businesses and operations.

  •
  Current industry, economic and market trends, including the likelihood of increasing and broadening competition in the wireless industry.

  •
  The financial analyses and presentations of iPCS' financial advisor, Bear Stearns, and its opinion that as of March 17, 2005, and based on and subject to the assumptions, qualifications and limitations described in such opinion, the exchange ratio is fair, from a financial point of view, to iPCS and the stockholders of iPCS common stock. See "—Opinion of iPCS' Financial Advisor" beginning on page 53.

  •
  The expectation that the merger will be accomplished on a tax-free basis for federal income tax purposes for iPCS and its stockholders. See "—Material United States Federal Income Tax Consequences" beginning on page 78.

  •
  The terms and conditions of the merger agreement, including the fact that the merger agreement is not subject to termination regardless of any change in the trading prices of either company's stock between signing of the merger agreement and closing, and the absence of price protection provisions.

  •
  The provisions of the merger agreement designed to restrict the ability of Horizon PCS to solicit third party acquisition proposals, and the provisions of the merger agreement providing for the payment of termination fees in specified events. See "—Termination of the Merger Agreement—Termination Fees" beginning on page 92.

  •
  The provisions of the support agreements with the iPCS stockholders and Horizon PCS stockholders pursuant to which such stockholders agreed to, subject to the terms thereof, vote in favor of the merger. See "—Support Agreements" beginning on page 96.

  •
  The likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will timely receive all necessary regulatory approvals without unacceptable conditions.

        iPCS' board of directors also considered the potential risks of the merger, including the following:

  •
  The risk that the benefits sought from the merger would not be fully achieved.

  •
  The management distraction inherent in integrating Horizon PCS with iPCS.

  •
  The possibility that the merger may not be completed, which would divert significant resources and would have a negative impact on iPCS' operations.

  •
  That iPCS is required to pay Horizon PCS a termination fee of $7.0 million under specified circumstances. See "—Termination of the Merger Agreement—Termination Fees" beginning on page 92.

  •
  The potential effects of the announcement of the merger on employees and customers.

  •
  The transaction costs that would be incurred in connection with the merger.

  •
  The necessity to obtain regulatory approvals required to consummate the merger, including the approval of the FCC and the expiration of the waiting period under the HSR Act, (iPCS and Horizon PCS have been notified that the Federal Trade Commission has granted early termination of the waiting period under the HSR Act).

  •
  The necessity of Horizon PCS to obtain Sprint's approval to consummate the merger, which approval has been obtained.

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  The limitations imposed on iPCS' business by the terms and conditions of the merger agreement, including the limitations on soliciting alternative business transactions.

  •
  That the price of iPCS' common stock might decline.

  •
  The resultant potential impairment of iPCS' ability to raise capital through the sale of equity securities resulting from the sales, or potential sales, of the substantial number of shares of iPCS' common stock that iPCS will issue to Horizon PCS' stockholders in the merger.

  •
  The dilutive effect on iPCS' current stockholders and a resultant reduction in their voting power.

  •
  Other risks described in this joint proxy statement-prospectus under the section "Risk Factors Relating to the Merger" beginning on page 18.

        The foregoing discussion of the information and factors considered by the iPCS board of directors is not exhaustive, but includes factors considered by the iPCS board of directors to be material. In view of the wide variety of factors considered by the iPCS board of directors in connection with its evaluation of the merger and the complexity of such matters, the iPCS board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The iPCS board of directors conducted a discussion of the factors described above, including asking questions of iPCS' management and iPCS' legal and financial advisors, and reached general consensus that the merger was in the best interests of iPCS and its stockholders.

        In considering the factors described above, individual members of the iPCS board of directors may have given different weights to different factors. It should be noted that this explanation of the iPCS board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements" on page 35.

        The iPCS board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of iPCS and its stockholders. Accordingly, the iPCS board of directors approved the merger agreement, the merger, the amended and restated certificate of incorporation of iPCS and recommends that iPCS stockholders vote "FOR" the adoption of the merger agreement and the adoption of the amended and restated certificate of incorporation of iPCS.

Horizon PCS' Reasons for the Merger; Recommendation of the Merger by the Horizon PCS Board of Directors.

        The Horizon PCS board has determined that the merger is fair to, and in the best interests of, Horizon PCS and its stockholders. In approving the merger agreement, the Horizon PCS board consulted with its financial advisor with respect to the financial aspects of the merger and fairness of the exchange ratio to Horizon PCS and to the Horizon PCS stockholders from a financial point of view. The Horizon PCS board of directors also consulted its legal counsel as to Horizon PCS' and Horizon PCS' board of directors, legal duties and the terms of the merger agreement. In arriving at its determination, the Horizon PCS' board of directors also considered a number of material factors, including the following factors:

Strategic, Operational and Financial Considerations:

  •
  The combined company will be the second largest Sprint PCS affiliate in terms of covered population (approximately 11.2 million at December 31, 2004).

  •
  The combined company will have over 432,000 subscribers at December 31, 2004, representing in excess of 12% of the aggregate subscribers in the Sprint PCS affiliate program at December 31, 2004.

  •
  The merger provides the opportunity for Horizon PCS to expand its markets into attractive areas, including Illinois, Michigan, Iowa and eastern Nebraska, in a manner that is complementary to its existing footprint.

  •
  Current industry, economic and market trends, including the likelihood of increasing and broadening competition in the wireless industry.

  •
  The combined company is expected to be better able to leverage the best operating practices of both companies.

  •
  The expectation that the increased scale and scope of the combined company resulting from the merger will strengthen Horizon PCS' and iPCS' relationship with Sprint PCS.

  •
  The increased scale and scope of the combined company is expected to provide a stronger capital structure and better access to capital at a lower cost.

  •
  The combined company's common stock should appeal to a broader investor group due to its significantly increased market capitalization.

  •
  The combination is expected to create increased financial flexibility to expand the coverage and capacity of its networks, respond to competitive pressures and implement future transactions necessary to remain competitive.

  •
  The view that the combined company's revenue, cash flow from operations and earnings will be enhanced as a result of the merger.

  •
  The combined company should be able to operate and be managed more efficiently than either company could operate on its own.

  •
  Information concerning the business, results of operations, financial condition and capital structure of Horizon PCS and iPCS, both on a historical and prospective basis.

Transactional and Related Considerations:

  •
  Lehman Brothers' opinion, dated March 16, 2005, to the Horizon PCS board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio to the stockholders of Horizon PCS. See "—Opinion of Horizon PCS' Financial Advisor" beginning on page 65.

  •
  The results of the due diligence review of iPCS' businesses and operations.

  •
  The expectation that the merger will be accomplished on a tax-free basis for federal income tax purposes for Horizon PCS and its stockholders. See "—Material United States Federal Income Tax Consequences" beginning on page 78.

  •
  The terms and conditions of the merger agreement, including the fact that the merger agreement is not subject to termination regardless of any change in the trading prices of either company's stock between signing of the merger agreement and closing, and the absence of price protection provisions.

  •
  The provisions of the merger agreement designed to restrict the ability of iPCS to solicit third party acquisition proposals, and the provisions of the merger agreement providing for the payment of termination fees in specified events. See "—Termination of the Merger Agreement—Termination Fees" beginning on page 92.

  •
  The fact that holders of more than a majority of the common stock of iPCS have signed support agreements, and that the holders of approximately 47% of the common stock of Horizon PCS have signed support agreements.

  •
  The likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions.

        Horizon PCS' board of directors also considered the potential risks of the merger, including the following:

  •
  The risk that the benefits sought from the merger would not be fully achieved.

  •
  The management distraction inherent in integrating Horizon PCS with iPCS.

  •
  The possibility that the merger may not be completed, which would divert significant resources and could have a negative impact on Horizon PCS' operations.

  •
  That Horizon PCS is required to pay iPCS a termination fee of $7.0 million under specified circumstances. See "—Termination of the Merger Agreement—Termination Fees" beginning on page 92.

  •
  The potential effects of the announcement of the merger on employees and customers.

  •
  The transaction costs that would be incurred in connection with the merger.

  •
  The necessity to obtain regulatory approvals required to consummate the merger, including the approval of the FCC, and the expiration of any waiting period under the HSR Act, (iPCS and Horizon PCS have been notified that the Federal Trade Commission has granted early termination of the waiting period under the HSR Act).

  •
  The necessity to obtain Sprint's approval to consummate the merger, which approval has been obtained.

  •
  The limitations imposed on Horizon PCS' business by the terms and conditions of the merger agreement, including the limitations on soliciting alternative business transactions.

  •
  The possibility that the price of Horizon PCS' common stock could decline if the merger is not consummated.

  •
  Other risks described in this joint proxy statement-prospectus under the section "Risk Factors—Risks Relating to the Merger."

        The foregoing discussion of the information and factors considered by the Horizon PCS board of directors is not exhaustive, but includes factors considered by the Horizon PCS board of directors to be material. In view of the wide variety of factors considered by the Horizon PCS board of directors in connection with its evaluation of the merger and the complexity of such matters, the Horizon PCS board of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Horizon PCS board of directors conducted a discussion of the factors described above, including asking questions of Horizon PCS' management and Horizon PCS' legal and financial advisors, and reached general consensus that the merger was in the best interests of Horizon PCS and Horizon PCS' stockholders.

        In considering the factors described above, individual members of the Horizon PCS board of directors may have given different weights to different factors. It should be noted that this explanation of the Horizon PCS' board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements" on page 35.

        The Horizon PCS board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Horizon PCS and its stockholders. Accordingly, the Horizon PCS board of directors approved the merger agreement and the merger contemplated thereby and recommends that Horizon PCS stockholders vote "FOR" the adoption of the merger agreement.

Opinion of iPCS' Financial Advisor

Overview

        At a meeting of iPCS' board of directors held on March 17, 2005, at which the iPCS' board of directors considered the merger agreement and the merger, Bear Stearns rendered its oral opinion (which was subsequently confirmed in a written opinion dated as of March 17, 2005) that, as of such date and based upon and subject to the matters reviewed with iPCS' board of directors and the assumptions and limitations contained in Bear Stearns' written opinion, the exchange ratio was fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        The full text of the Bear Stearns opinion is attached hereto as Annex F. The description of the Bear Stearns opinion set forth herein is qualified in its entirety by reference to the full text of the Bear Stearns opinion. iPCS stockholders are urged to read the Bear Stearns opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns in connection therewith. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Bear Stearns opinion. The Bear Stearns opinion is intended for the benefit and use of the board of directors of iPCS and does not constitute a recommendation to the board of directors of iPCS or any holders of iPCS common stock as to how to vote or whether to take any other action in connection with the merger. The Bear Stearns opinion did not address iPCS' underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might have existed for iPCS or the effects of any other transaction in which iPCS might engage.

        In the course of performing its reviews and analyses for rendering its opinion, Bear Stearns:

  •
  reviewed the Merger Agreement;

  •
  reviewed iPCS' Annual Report on Form 10-K for the fiscal year ended September 30, 2004, iPCS' Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and iPCS' Current Reports on Form 8-K since July 20, 2004 until the date of the Bear Stearns opinion;

  •
  reviewed Horizon PCS' draft audited financial statements for the year ended December 31, 2003 and the periods ended September 30, 2004 and December 31, 2004 (substantially in the form expected to be filed with the SEC on Form 10-K for the year ended December 31, 2004) and a draft of Horizon PCS' Registration Statement on Form S-4 dated as of March 11, 2005;

  •
  reviewed Horizon PCS' monthly operating reports for each month from January 2004 to January 2005, as prepared and provided to Bear Stearns by Horizon PCS' management;

  •
  reviewed iPCS' and Horizon PCS' respective bankruptcy filings, including the Second Amended and Restated Joint Plan of Reorganization for iPCS, iPCS Wireless, Inc. and iPCS Equipment, Inc. and the related Disclosure Statement dated as of May 26, 2004 and the Joint Plan of Reorganization of Horizon PCS, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC and the related Disclosure Statement dated as of August 12, 2004;

  •
  reviewed iPCS' Confidential Offering Circular dated April 22, 2004 in connection with the offering of its 11.50% Senior Notes due 2012 and Horizon PCS' Confidential Offering Circular dated July 8, 2004 in connection with the offering of its 11.375% Senior Notes due 2012;

  •
  reviewed certain operating and financial information relating to iPCS' businesses and prospects, including projections for each company for the ten years ended December 31, 2014, all as prepared and provided to Bear Stearns by iPCS' management;

  •
  reviewed certain operating and financial information relating to Horizon PCS' business and prospects, including projections for the five years ended December 31, 2009, all as prepared and provided to Bear Stearns by Horizon PCS' management;

  •
  reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, prepared and provided to Bear Stearns by iPCS' management;

  •
  met with certain members of iPCS' and Horizon PCS' senior management to discuss iPCS' and Horizon PCS' respective businesses, operations, historical and projected financial results and future prospects;

  •
  reviewed the historical prices, trading multiples and trading volumes of the common shares of iPCS and Horizon PCS;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to iPCS and Horizon PCS;

  •
  reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed generally comparable to Horizon PCS and/or which Bear Stearns deemed similar to the merger;

  •
  performed discounted cash flow analyses based on the projections for iPCS and Horizon PCS and synergy estimates for the combined company furnished to Bear Stearns;

  •
  reviewed the pro forma financial results, financial condition and capitalization of the combined company giving effect to the merger; and

  •
  conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

        Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by iPCS and Horizon PCS including the projections and synergy estimates. With respect to iPCS' and Horizon PCS' projected financial results and the potential synergies that could be achieved upon consummation of the merger, Bear Stearns relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of both iPCS and Horizon PCS as to the expected future performance of iPCS and Horizon PCS. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections and synergy estimates provided to it, and Bear Stearns further relied upon the assurances of senior management of iPCS and Horizon PCS that they are unaware of any facts that would make the information, projections or synergy estimates provided to it incomplete or misleading.

        In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of iPCS or Horizon PCS, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger will qualify as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. Bear Stearns also assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on iPCS or Horizon PCS.

Summary of Financial Analyses

        The following is a summary of certain material financial and valuation analyses performed by Bear Stearns in connection with the rendering of its fairness opinion to the iPCS board of directors. Some of the financial and valuation analyses summarized below include information presented in tabular format. In order to understand fully Bear Stearns' financial and valuation analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial and valuation analyses. Considering the tables alone could create a misleading or incomplete view of Bear Stearns' financial and valuation analyses.

        Discounted Cash Flow Analysis.    Bear Stearns performed discounted cash flow ("DCF") analyses of both iPCS and Horizon PCS for the purpose of determining the estimated equity value ranges of iPCS and Horizon PCS in order to calculate the DCF-implied iPCS/Horizon PCS stockholder ownership split in the pro forma combined company. Bear Stearns used projections provided by iPCS for both iPCS and Horizon PCS, which took into account the estimated impact on Horizon PCS from its amended affiliation agreements with Sprint. Bear Stearns used the projected after-tax unlevered free cash flows ("UFCF") for both iPCS and Horizon PCS plus the respective terminal values, calculated as multiples of 2014 projected earnings before interest, income taxes, depreciation and amortization ("EBITDA"), and discounted these items to determine the present value using a range of discount rates that corresponds to the respective company's estimated weighted average cost of capital ("WACC") during that period. UFCF for the projection period beginning January 1, 2005 and ending December 31, 2014 was calculated as EBITDA less capital expenditures, increases in working capital and cash taxes. In addition, Bear Stearns estimated the value of net operating losses ("NOLs") for iPCS and Horizon PCS, after considering each company's NOL balances and usage limitations, against each company's respective taxable income on a going-forward basis, based on estimates provided by iPCS. The NOL benefits calculated were discounted to present value based on each company's respective WACC. In order to derive the equity value ranges of iPCS and Horizon PCS, the sum of each company's present value of cash flows, terminal value and NOL value were then adjusted for each company's respective cash balance and total debt outstanding as of December 31, 2004.

        Using a range of WACCs of 13.5% to 14.5% (based on a range of unlevered betas between 1.15 to 1.35, determined by observing the betas of other publicly traded Sprint PCS Affiliates and several national wireless service providers, and debt-to-total capitalization ratios between 30.0% and 50.0%) and terminal value multiples of 5.0x to 6.0x EBITDA for both iPCS and Horizon PCS, Bear Stearns determined a range of implied equity values for iPCS and Horizon PCS. Based on the midpoint of these DCF implied equity values, iPCS' and Horizon PCS' stockholder ownership split in the combined company was 55.1%/44.9%, respectively. This implied equity split was compared to the approximate iPCS/Horizon PCS stockholder net diluted ownership split of 57.5%/42.5%, respectively, based on the exchange ratio of 0.7725x, which supported Bear Stearns' opinion that the exchange ratio was fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        Synergy Valuation—Operating Expense Synergies.    Bear Stearns reviewed iPCS' management's estimates of $5 million of potential operating expense synergies that could be achieved annually. Based on this operating synergy estimate, a 1.0%-3.0% annual synergies growth rate through 2009, a 0.0%-2.0% synergies perpetual growth rate thereafter, the annual impact of these synergies on the pro forma combined company's unlevered cash taxes and a 14.0% discount rate, Bear Stearns estimated that iPCS' and Horizon PCS' operating synergies have a gross capitalized value of $23 million to $27 million, excluding transaction costs and costs to achieve the synergies. Based on the mid-point of the DCF values for iPCS and Horizon PCS, respectively, the mid-point value of the operating expense synergies of $25 million and the net present value of estimated transaction costs and costs to achieve synergies of $10 million, the implied ownership split in the combined company necessary to equate to the mid-point DCF implied equity value to the iPCS stockholders ("the break-even ownership split") was 53.3%. This compared favorably to the retained ownership interest in the combined company of approximately 57.5% by the iPCS stockholders based the exchange ratio of 0.7725x, which supported Bear Stearns' opinion that the exchange ratio was fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        Synergy Valuation—Potential Capital Markets Synergies.    Bear Stearns analyzed the potential impact of the merger on the pro forma combined company's cost of debt and equity capital. Based on the combined company's enhanced scale through its greater number of subscribers and increased revenue, EBITDA, free cash flow and equity market capitalization, Bear Stearns estimated that the combined company could have a 50 basis point lower pre-tax cost of debt and approximately 130 basis point lower cost of equity capital than iPCS and Horizon PCS on a stand-alone basis. Bear Stearns referenced the yield-to-first-call-date of both UbiquiTel PCS and US Unwired, which Bear Stearns believed to be indicative of the combined company's cost of debt capital given the similarities that the combined company would have to these two companies in size and scale and balance sheet characteristics, after giving effect to the merger. Furthermore, the estimated reduction in cost of equity capital was based on the increased equity market capitalization of the combined company from $294 million and $226 million for iPCS and Horizon PCS, respectively, to $520 million on a combined basis, before the effect of the potential operating expense synergies and capital markets synergies. Bear Stearns relied upon Ibbotson Associates' publication Stocks, Bonds, Bills and Inflation, 2004 Yearbook, which indicates, based on a database from 1926 to 2003, that the appropriate equity size risk premium for companies with equity market capitalizations between $508 million and $796 million is 1.57%, 133 basis points less than the appropriate equity size risk premium for companies with equity market capitalizations from $166 million to $331 million (the range covering iPCS' and Horizon PCS' stand-alone equity market values). On a stand-alone basis, Bear Stearns included a 2.9% micro-cap premium when calculating the WACC for both iPCS and Horizon PCS. Based on the foregoing and assuming a target debt-to-capital ratio of 40.0%, the combined company's WACC would be approximately 100 basis points lower than iPCS' and Horizon PCS's WACC on stand-alone bases. To quantify the valuation effect of the capital market synergies, Bear Stearns analyzed the difference between the value of the combined iPCS/Horizon PCS DCF, including the effect of operating expense synergies, using a 13.0% WACC, versus the value using a 14.0% WACC. This resulted in a mid-point value for the capital market synergies of $48 million. Based on the mid-point DCF equity values for iPCS and Horizon PCS, respectively, the mid-point value of the operating expense synergies of $25 million, the mid-point value of the capital market synergies of $48 million and the net present value of estimated transaction costs and costs to achieve synergies of $10 million, the implied break-even ownership split was 48.9%. This compared favorably to the retained ownership interest in the combined company of approximately 57.5% by the iPCS stockholders based the exchange ratio of 0.7725x, which supported Bear Stearns' opinion that the exchange ratio was fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        Discounted Cash Flow Accretion/Dilution Analysis.    Bear Stearns compared the stand-alone discounted cash flow equity value of iPCS to the implied value of its ownership in the discounted cash flow equity value of the pro forma combined company assuming a 57.5% retained ownership stake in the combined company based on the exchange ratio. The discounted cash flow analysis of the combined company was performed assuming (i) operating expense synergies only, net of transaction costs and the net present value of the cost to achieve the synergies and (ii) operating expense synergies, net of transaction costs and the net present value of the cost to achieve the synergies, and potential capital markets synergies (as described above). The following table summarizes the DCF-implied iPCS stockholder equity value accretion/dilution assuming stand-alone DCF equity values based on a range of WACCs of 13.5% to 14.5% and terminal multiples of 5.0x to 6.0x EBITDA and pro forma combined company DCF equity values based on WACCs of 13.5% to 14.5% (assuming operating expense synergies only), WACCs of 12.5% to 13.5% (assuming operating expense synergies and capital markets synergies) and terminal multiples of 5.0x to 6.0x EBITDA:

iPCS Stockholder Equity Value Accretion/(Dilution) With Potential Operating Expense Synergies Only:
	Terminal Multiple
WACC
	5.0x	5.5x	6.0x
14.5%	8.0%	7.7%	7.5%
14.0%	8.0%	7.8%	7.6%
13.5%	8.1%	7.9%	7.7%
With Potential Operating Expense Synergies and Capital Markets Synergies:
	Terminal Multiple
WACC
	5.0x	5.5x	6.0x
13.5%	17.7%	17.5%	17.3%
13.0%	17.8%	17.6%	17.4%
12.5%	17.9%	17.7%	17.5%

        Since the analysis produced results which were value accretive to iPCS' stockholders in every case analyzed, the analysis supported Bear Stearns' opinion that the exchange ratio was fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        Relative Contribution Analysis.    Bear Stearns prepared relative contribution analyses showing the percentage of EBITDA, EBITDA less capital expenditures, subscribers and covered populations that will be contributed by iPCS and Horizon PCS to the pro forma combined company with and without the impact of operating expense synergies. The percentages of EBITDA, EBITDA less capital expenditures, subscribers and covered populations that will be contributed to the pro forma combined company by iPCS were compared to the 58.2% interest that iPCS' stakeholders will retain in the pro forma combined company's enterprise value (which consists of the market value of the company's equity, plus the company's debt and minority interest, less cash and cash equivalents and unconsolidated investments) based on the exchange ratio. While the 58.2% retained share of enterprise value of the combined company exceeded iPCS' contribution of subscribers and covered populations of 57.7% and 52.6%, respectively, at December 31, 2004, projected EBITDA and EBITDA less capital expenditures contributed by iPCS were greater than 58.2% through 2007. This was due to Horizon PCS' near-term expected subscriber growth and capital requirements resulting in near-term pressure on EBITDA and EBITDA less capital expenditures. However, in every year after 2007, iPCS' stakeholders' 58.2% retained share of combined company's enterprise value exceeded both the contribution of EBITDA and EBITDA less capital expenditures. Furthermore, Bear Stearns noted that taking into account operating expense synergies, iPCS' stakeholders' 58.2% retained share of the combined company's enterprise value, based on the exchange ratio, exceeded iPCS' contribution of EBITDA and EBITDA less capital expenditures in every year after 2006 and 2007, respectively. These comparisons supported Bear Stearns' opinion that the exchange ratio was fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        Public Market Valuation Analysis and Precedent Transaction Analysis.    As part of its review of the merger of iPCS and Horizon PCS, Bear Stearns performed several analyses based on historical stock price performance, historical public market relative valuations of iPCS and Horizon PCS, selected comparable companies and select precedent merger and acquisition transactions. In performing these analyses, Bear Stearns noted that iPCS' and Horizon PCS' current trading values may not necessarily be indicative of each company's fundamental value due to each company's limited stock trading volume and history and limited Wall Street research analyst coverage (and therefore lack of guidance on future long-term operational and financial performance). With respect to its analysis of the precedent merger and acquisition transactions, Bear Stearns noted that no transaction was precisely analogous to the iPCS/Horizon PCS merger. Accordingly, while the results of these analyses were considered by Bear Stearns, they were not necessarily determinative in assessing the fairness of the exchange ratio, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        Public Market Stock Price Implied Ownership Splits.    Bear Stearns examined the equity market value contributions of iPCS and Horizon PCS to the pro forma combined company over several historical time periods. Bear Stearns calculated iPCS' and Horizon PCS' equity market value using each company's stock price based on the March 8, 2005 spot prices, as well as the 10-day, 20-day, 30-day, 40-day average prices and the average prices since October 15, 2004 (the day Horizon PCS' common stock began trading publicly after its emergence from Chapter 11 bankruptcy protection on October 1, 2004). iPCS' and Horizon PCS' implied equity market value contribution to the pro forma combined company ranged from 56.1% to 56.9% and 43.9% to 43.1%, respectively, over these time periods. This compares to an iPCS/Horizon PCS stockholder net diluted ownership split of approximately 57.5%/42.5%, respectively, based the exchange ratio of 0.7725x, which supported Bear Stearns' opinion that the exchange ratio was fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        Selected Comparable Companies Analysis.    Bear Stearns reviewed and analyzed certain financial information, valuation multiples and market trading data relating to iPCS and Horizon PCS and compared such information to the corresponding information of eight selected public companies in the wireless communications business that it viewed as reasonably comparable to iPCS and Horizon PCS. Bear Stearns divided comparable companies into two groups: (i) "Sprint PCS Affiliates" and (ii) "Other Regional Wireless Companies."

        The selected comparable companies in the "Sprint PCS Affiliates" group were:

  •
  Alamosa Holdings, Inc. (pro forma for its acquisition of AirGate PCS, Inc, which closed on February 15, 2005);

  •
  IWO Holdings, Inc.;

  •
  UbiquiTel Inc.; and

  •
  US Unwired Inc.

        The selected comparable companies in the "Other Regional Wireless Companies" group were:

  •
  Nextel Partners, Inc.;

  •
  Centennial Communications Corp.;

  •
  Rural Cellular Corporation; and

  •
  Western Wireless Corporation (valuation as of January 5, 2005—day prior to public knowledge of ALLTEL Corporation's potential acquisition of Western Wireless).

        Estimated financial data for the selected companies, iPCS and Horizon PCS was based on various publicly available Wall Street research reports. In addition, Bear Stearns utilized estimated financial data for iPCS and Horizon PCS as provided by iPCS' management and estimated financial data of Horizon PCS as provided by Horizon PCS' management. To the extent publicly available, Bear Stearns reviewed the enterprise value of each of these comparable companies as of March 8, 2005 as a multiple of subscribers, covered populations and licensed populations as of December 31, 2004 and estimated EBITDA for the 2005 and 2006 calendar years. The corresponding enterprise value multiples of iPCS and Horizon PCS were calculated as of March 8, 2005 and the enterprise value multiples of Horizon PCS were also calculated based on its enterprise value implied by the exchange ratio of 0.7725x. Bear Stearns then calculated the following mean and median enterprise value multiples for (i) the "Sprint PCS Affiliates" group and (ii) the "Other Regional Wireless Companies" group:

	Enterprise Value as of Multiple of:
	EBITDA		As of December 31, 2004
	CY 2005E	CY 2006E	Subscribers	Covered Populations	Licensed Populations	Penetration of Covered Populations
Sprint PCS Affiliates (excluding iPCS and Horizon PCS)
Mean	10.0x	8.2x	$2,219	$128	$99	5.7%
Median	10.1x	8.0x	$2,323	$133	$100	5.4%
Other Regional Wireless Companies (excluding iPCS and Horizon PCS)
Mean	9.2x	8.8x	$2,791	$295	$228	13.0%
Median	7.8x	8.7x	$2,471	$265	$172	10.7%

        Bear Stearns observed that Horizon PCS' implied enterprise value multiples based on the exchange ratio, of subscribers, covered populations and licensed populations as of December 31, 2004 were lower than the mean and median of the corresponding multiples of the "Sprint PCS Affiliates" group and the "Other Regional Wireless Companies" group. Bear Stearns also noted that Horizon PCS' implied enterprise value multiples of estimated EBITDA, based on the exchange ratio, for the 2005 and 2006 calendar years was higher than the mean and median of the corresponding multiples of the "Sprint PCS Affiliates" group and the "Other Regional Wireless Companies" group. As Horizon PCS has a lower subscriber penetration rate of 3.4% compared to the selected comparable companies, Horizon PCS may have higher near-term growth opportunities than the selected comparable companies. This potential for higher growth partially justifies Horizon PCS' higher implied enterprise value multiples of estimated EBITDA for the 2005 and 2006 calendar years compared to the mean and median of the corresponding multiples of the "Sprint PCS Affiliates" group and the "Other Regional Wireless Companies" group.

        Selected Precedent Merger and Acquisition Transactions Analysis.    Bear Stearns reviewed and analyzed various recent precedent merger and acquisition transactions involving US wireless companies. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information and transaction multiples relating to Horizon PCS' merger with iPCS and compared such information to the corresponding information of the companies involved in the selected transactions.

        Specifically, Bear Stearns reviewed six merger and acquisition transactions since July 14, 2003 in which a US wireless company was either sold to or merged with another US wireless company. Bear Stearns divided these precedent transactions into two groups (listed by the acquiror followed by the acquired company and the date these transactions were publicly announced): (i) "Most Comparable Transactions" and (ii) "All Recent Transactions."

        The precedent transactions in the "Most Comparable Transactions" group were:

  •
  Sprint Corporation / Nextel Communications, Inc.—December 15, 2004; and

  •
  Alamosa Holdings, Inc. ("Alamosa") / AirGate PCS, Inc. ("AirGate")—December 8, 2004.

        The precedent transactions in the "All Recent Transactions" group were:

  •
  ALLTEL Corporation / Western Wireless Corporation—January 10, 2005;

  •
  Sprint Corporation / Nextel Communications, Inc.—December 15, 2004;

  •
  Alamosa / AirGate—December 8, 2004;

  •
  Rogers Wireless Communications Inc. / Microcell Telecommunications Inc.—September 20, 2004;

  •
  Cingular Wireless LLC / AT&T Wireless Services, Inc.—February 17, 2004; and

  •
  Dobson Communications Corporation / American Cellular Corporation—July 14, 2003.

        ÌBear Stearns indicated that the most relevant wireless merger and acquisition transaction was Alamosa's acquisition of AirGate because both AirGate and Alamosa are Sprint PCS Affiliates as are both iPCS and Horizon PCS. However, the Alamosa/AirGate transaction metrics may also not necessarily be comparable to the iPCS/Horizon PCS transaction metrics because (i) the Alamosa/AirGate transaction was an outright acquisition by Alamosa of AirGate, whereas the iPCS/Horizon PCS transaction is a merger-of-equals and (ii) Horizon PCS may have higher revenue, EBITDA and UFCF growth potential than AirGate because Horizon PCS' territory is significantly less penetrated today at 3.4% of covered populations, as compared to AirGate with 6.3% of covered populations at the time of the announced merger with Alamosa.

        To the extent publicly available, Bear Stearns reviewed the transaction enterprise values implied by the Alamosa/AirGate transaction as of November 22, 2004 (the day when Alamosa publicly announced its unsolicited acquisition proposal to AirGate's board of directors) and as of February 14, 2005 (the day prior to the closing of the Alamosa/AirGate transaction) as a multiple of (i) subscribers, (ii) covered populations, and (iii) estimated EBITDA for calendar years 2005 and 2006. The following table summarizes the results of the analysis:

	Enterprise Value as a Multiple of:
	EBITDA
	CY 2005E	CY 2006E	Subscribers	Covered Populations
AirGate (Trading Basis: November 22, 2004)	8.1x	7.4x	$1,694	$104
AirGate (Transaction Basis: November 22, 2004 @ 2.87x exchange ratio)	8.0x	7.3x	$1,675	$103
AirGate (Trading Basis: February 14, 2005)	8.8x	8.0x	$1,830	$113

        Bear Stearns observed that the iPCS/Horizon PCS merger implied enterprise value multiples, based on the exchange ratio, of subscribers and covered populations for Horizon PCS were lower than the corresponding multiples implied by the Alamosa/AirGate transaction. Bear Stearns also noted that the iPCS/Horizon PCS merger implied enterprise value multiples of estimated EBITDA for calendar years 2005 and 2006 were higher than the corresponding multiples of the Alamosa/AirGate transaction. Horizon PCS' higher implied EBITDA multiples can partially be justified by Horizon PCS' lower subscriber penetration rates as discussed above. As a result, near-term growth opportunities may be greater for Horizon than AirGate. In addition, Bear Stearns observed that the exchange ratio implied a 3.8% discount to Horizon PCS' stock price as of March 8, 2005 compared to an 11.7% premium to AirGate's unaffected stock price as of November 19, 2004, the last trading day prior to Alamosa's publicly announcing its unsolicited acquisition proposal to AirGate's Board of Directors.

        With respect to the other precedent mergers and acquisitions transactions, Bear Stearns also noted that, aside from Sprint's merger with Nextel, all of such transactions represent takeover transactions as opposed to strategic business combinations (or so-called "mergers-of-equals"). Since iPCS' transaction with Horizon PCS is a merger-of-equals, the takeover transactions listed above, while representing comparable business combinations in the US wireless communications industry, may not necessarily have comparable transaction metrics to the iPCS/Horizon PCS transaction metrics. In addition, although Sprint's merger with Nextel is considered a comparable merger-of-equals transaction, due to Sprint's and Nextel's significantly (i) greater equity market value and enterprise value, revenue, EBITDA and UFCF and (ii) different revenue, EBITDA and UFCF growth profile than iPCS and Horizon PCS, the Sprint/Nextel merger may not necessarily have comparable transaction metrics to the iPCS/Horizon PCS transaction metrics.

        To the extent publicly available, Bear Stearns reviewed the transaction enterprise values implied by the precedent merger and acquisition transactions as a multiple of (i) subscribers as of the date when the transaction was announced and effective and (ii) projected EBITDA of the acquired company for the two twelve-month periods following the announcement of the transaction, or "Forward EBITDA—1-Year" and "Forward EBITDA—2-Year." The following table summarizes the results of the analysis:

	Enterprise Value as a Multiple of:
	Subscribers at	Forward EBITDA
	Announcement	1-Year	2-Year
Most Comparable Transactions:
Mean	$2,251	7.8x	7.1x
Median	$2,251	7.8x	7.1x
High	$2,827	8.0x	7.3x
Low	$1,675	7.6x	6.9x
All Recent Transactions:
Mean	$2,159	8.5x	7.3x
Median	$2,093	8.2x	7.1x
High	$2,827	10.8x	8.8x
Low	$1,624	6.5x	6.0x

        Bear Stearns observed that the iPCS/Horizon PCS merger implied enterprise value multiple of subscribers at announcement for Horizon PCS, based on the exchange ratio, was lower than the mean, median, high and low of the corresponding multiple of the "Most Comparable Transactions" group and the "All Recent Transactions" group. Bear Stearns also noted that the iPCS/Horizon PCS merger implied enterprise value multiples of estimated Forward EBITDA—1-Year and Forward EBITDA—2-Year for Horizon PCS, based on the exchange ratio, were higher than the mean, median, high and low of the corresponding multiples of the "Most Comparable Transactions" group and the "All Recent Transactions" group.

        Precedent Merger-of-Equals Transactions.    Bear Stearns reviewed and analyzed twelve precedent merger-of-equals transactions from 1995 to 2005 for deals with transaction enterprise values between $250 million and $1.0 billion. Bear Stearns divided these precedent merger-of-equals transactions into two groups (listed by the two companies involved followed by the date these transactions were publicly announced): (i) "Deals with Even Board Split" and (ii) "Deals with Uneven Board Split."

        The precedent merger-of-equals transactions in the "Deals with Even Board Split" group were:

  •
  Belden / Cable Design Technologies—February 5, 2004;

  •
  aaiPharma / CIMA Labs—August 5, 2003;

  •
  Identix / Visionics—February 22, 2002;

  •
  Western Multiplex / Proxim—January 17, 2002;

  •
  GlobeSpan / Virata—October 10, 2001;

  •
  Tuboscope / Varco International—March 22, 2000;

  •
  Bamboo.com / Interactive Pictures—October 26, 1999;

  •
  Citizens Bancshares / Mid Am—May 21, 1998;

  •
  Charter One Financial / FirstMed Michigan—May 30, 1995; and

  •
  Homedco / Abbey Healthcare Group—March 2, 1995.

        The precedent merger-of-equals transactions in the "Deals with Uneven Board Split" group were:

  •
  Ralcorp Holdings / Agribrands International—August 8, 2000; and

  •
  Durco International / BW/IP—May 6, 1997.

        Bear Stearns reviewed and analyzed the average exchange ratio premia/discount of each transaction's exchange ratio compared to the stock price ratio of the two companies involved for the one-day prior to announcement, 20-day average prior to announcement and 6-month average prior to announcement. This information was then compared to the exchange ratio discount to be received by Horizon PCS' stockholders based on the exchange ratio and Horizon PCS' stock price on March 8, 2005, 20-day average stock price as of March 8, 2005 and average from October 15, 2004 to March 8, 2005. The table below summarizes the results of this analysis:

  Average Exchange Ratio Premia/Discount:

	Days Prior to Announcement
	1-Day	20-Day Average	6-Month Average(1)
Deals with Even Board Split	(0.5)%	3.3%	3.5%
Deals with Uneven Board Split	3.9%	3.7%	7.7%
Total Deals	0.2%	3.3%	4.2%
iPCS/Horizon PCS Merger	(3.8)%	(3.5)%	(5.7)%

(1)
For iPCS/Horizon PCS merger, represents the average since October 15, 2004, the date on which Horizon PCS began trading publicly after its emergence from Chapter 11 bankruptcy protection on October 1, 2004.

        This analysis, which compared the average premia/discount received by other companies in the selected precedent merger-of-equals transactions to the discount to be received by Horizon PCS' stockholders based on the exchange ratio and Horizon PCS' stock price over these time periods, supported Bear Stearns' opinion that the exchange ratio was fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        Business Combination Analysis.    Bear Stearns examined the effects of the merger on iPCS' income and cash flow statements with respect to revenue, EBITDA, net income and EBITDA less capital expenditures. Bear Stearns observed that the merger has the effect during 2005E to 2014E of significantly increasing revenue and EBITDA. Furthermore, the pro forma combined company's earnings per share with and without operating expense synergies is expected to be higher in calendar year 2005E and 2006E, than iPCS' stand-alone earnings per share, which supported Bear Stearns' opinion that the exchange ratio was fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        Bear Stearns also prepared analyses examining the pro forma capitalization and the pro forma credit effects of the merger on iPCS. On a stand-alone basis, iPCS' ratio of net debt to EBITDA is expected to decline from 2.8x at calendar year-end 2004A to (0.1x) at calendar year-end 2009E. On a pro forma basis, excluding operating synergies, the combined company's ratio of net debt to EBITDA is expected to decrease from 2.7x at calendar year-end 2004PF to 0.0x at calendar year-end 2009E. On a pro forma basis, including operating synergies, the combined company's ratio of net debt to EBITDA is expected to decline from 2.8x at calendar year-end 2004PF to (0.1x) at calendar year-end 2009E. Overall, this analysis indicates that the merger represents a credit neutral transaction for iPCS.

Other Considerations

        In connection with rendering its opinion, Bear Stearns performed a variety of financial and valuation analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the exchange ratio to iPCS and the stockholders of iPCS common stock. Accordingly, notwithstanding the analyses summarized above, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Bear Stearns opinion. Bear Stearns did not assign any specific weight to any of the analyses described above and did not draw any conclusions from or with regard to any one method of analysis.

        In performing its analyses, Bear Stearns considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of iPCS, Horizon PCS and Bear Stearns. The analyses performed by Bear Stearns are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses are inherently subject to substantial uncertainty.

        The type and amount of consideration payable in the merger were determined through negotiations between iPCS and Horizon PCS and approved by the iPCS board of directors. Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of iPCS or Horizon PCS may trade subsequent to the announcement or consummation of the merger. The decision to enter into the merger agreement was solely that of the iPCS board of directors. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Bear Stearns opinion was just one of the many factors taken into consideration by the iPCS board of directors. Consequently, Bear Stearns' analysis should not be viewed as determinative of the decision the iPCS board of directors or iPCS' management with respect to the fairness of the merger consideration.

        Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, spin-offs, split-offs and other corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes.

        Bear Stearns was selected by the iPCS board of directors to act as iPCS' financial advisor and to render a fairness opinion because of its expertise and reputation in investment banking and mergers and acquisitions and its familiarity with iPCS, Horizon PCS and the US wireless industry. Pursuant to its engagement letter with Bear Stearns, iPCS agreed to pay Bear Stearns the following fees:

  •
  $100,000 on the date of such engagement letter (which amount is credited against the completion fee referenced below);

  •
  $500,000 payable upon the signing of the merger agreement (which amount is also credited against the completion fee referenced below); and

  •
  $2,400,000 upon the completion of the merger.

        If the merger agreement is terminated and, in connection therewith, iPCS is entitled to a termination fee under the merger agreement, iPCS has agreed to pay to Bear Stearns 20% of such termination fee, up to a maximum of $1,000,000. The fees payable under the engagement letter are customary for transactions of this nature and were negotiated between the board of directors of iPCS and Bear Stearns in an arm's length transaction.

        iPCS also agreed to reimburse Bear Stearns for certain out-of-pocket expenses incurred in connection with the engagement, including the reasonable fees of and disbursements to its legal counsel. In addition, iPCS agreed to indemnify Bear Stearns against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

        Bear Stearns had been previously engaged by iPCS to provide certain investment banking and financial advisory services for which it received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities of iPCS and/or Horizon PCS for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Horizon PCS' Financial Advisor

        In October 2004, the Horizon PCS board of directors engaged Lehman Brothers to act as its financial advisor with respect to pursuing a strategic combination with iPCS. On March 16, 2005, Lehman Brothers rendered its opinion to the Horizon PCS board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the exchange ratio to be offered to the stockholders of Horizon PCS is fair.

        The full text of Lehman Brothers' written opinion, dated March 16, 2005, is attached as Annex G to this joint proxy statement-prospectus. Stockholders are encouraged to read Lehman Brothers' opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers' opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Horizon PCS board of directors in connection with its consideration of the merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Horizon PCS as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers' opinion does not address, Horizon PCS' underlying business decision to proceed with or effect the merger.

        In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

  •
  the merger agreement and the specific financial terms of the merger;

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  publicly available information concerning Horizon PCS and iPCS that Lehman Brothers believed to be relevant to its analysis, including Horizon PCS' quarterly earnings releases for the quarters ended June 30, 2004 and September 30, 2004 and iPCS' most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q;

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  financial and operating information with respect to the business, operations and prospects of Horizon PCS furnished to Lehman Brothers by Horizon PCS, including financial projections prepared by Horizon PCS' management;

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  financial and operating information with respect to the business, operations and prospects of iPCS furnished to Lehman Brothers by iPCS, including financial projections prepared by iPCS' management;

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  the trading history of (i) Horizon PCS' common stock from October 15, 2004 to March 14, 2005 and (ii) iPCS' common stock from August 4, 2004 to March 14, 2005, and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

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  a comparison of the historical financial results and present financial condition, as of the date of Lehman Brothers' opinion, of Horizon PCS and iPCS with each other and with those of other companies that Lehman Brothers deemed relevant;

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  a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

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  the potential pro forma impact of the merger on the future financial performance of the combined company giving effect to the cost savings and operating synergies expected by the management of each of Horizon PCS and iPCS to result from the merger;

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  a comparison of the liquidity and trading dynamics of Horizon PCS' common stock versus the potential pro forma impact of the merger on the future liquidity and trading dynamics of iPCS common stock in the combined company;

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  the relative financial contributions of Horizon PCS and iPCS to the combined company on a pro forma basis following the merger; and

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  the terms of certain existing agreements that Horizon PCS and iPCS have with Sprint PCS, and the potential impact of the merger on the combined company's relationship with Sprint PCS.

        In addition, Lehman Brothers had discussions with the managements of Horizon PCS and iPCS concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

        In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of Horizon PCS and iPCS that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Horizon PCS, upon the advice of Horizon PCS, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Horizon PCS as to its future financial performance. In addition, Lehman Brothers discussed with the management of Horizon PCS certain other assumptions, estimates and sensitivities for the potential future financial performance of Horizon PCS, which resulted in adjustments to Horizon PCS' projections. Upon the advice of Horizon PCS, Lehman Brothers relied upon such adjusted projections, as well as the projections of the management of Horizon PCS, in performing its analysis. With respect to the financial projections provided by the management of iPCS, upon the advice of iPCS, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of iPCS as to its future financial performance and that iPCS will perform in accordance with such financial projections. With respect to the cost savings and operating synergies estimated by the managements of Horizon PCS and iPCS to result from the merger, Lehman Brothers assumed that such cost savings and operating synergies will be realized substantially in accordance with such expectations. In arriving at its opinion, Lehman Brothers did not conduct or obtain any evaluations or appraisals of the assets or liabilities of Horizon PCS or iPCS, nor did it conduct a physical inspection of the properties and facilities of Horizon PCS or iPCS. Lehman Brothers also assumed, upon the advice of Horizon PCS and its legal and accounting advisors, that the merger will be treated as a tax-free reorganization for Federal income tax purposes. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of March 16, 2005.

        The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Horizon PCS board of directors. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

Historical Share Price Analysis

        Lehman Brothers considered historical data with regard to the trading prices of Horizon PCS common stock for the period from October 15, 2004 to March 14, 2005 and iPCS common stock for the period from August 4, 2004 to March 14, 2005. During the period from (i) October 15, 2004 to March 14, 2005 the closing stock price of Horizon PCS common stock ranged from a low of $17.15 to a high of $28.00 per share, and (ii) August 4, 2004 to March 14, 2005 the closing price of iPCS common stock ranged from a low of $15.50 to a high of $32.00 per share. Lehman Brothers noted the all time high and all time low of Horizon PCS' common stock in the period reviewed relative to iPCS' common stock. The foregoing historical share price analysis was presented to Horizon PCS' board of directors to provide it with background information and perspective with respect to the relative historical share prices of Horizon PCS and iPCS common stock.

Comparable Company Analysis

        In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the wireless communications industry, reviewed and compared specific financial and operating data relating to Horizon PCS and iPCS with selected companies that Lehman Brothers deemed comparable to Horizon PCS and iPCS, including Alamosa Holdings, Inc., UbiquiTel Inc. and U.S. Unwired, Inc. As part of its comparable company analysis, Lehman Brothers calculated and analyzed various financial multiples, including Horizon PCS', iPCS' and each comparable company's enterprise value to certain historical financial criteria, such as revenue, earnings before interest, taxes, depreciation and amortization (or, EBITDA) and subscribers. The enterprise value of each company was obtained by adding its long term debt minus its cash to the sum of the market value of its common equity. All of these calculations were performed as of March 14, 2005, the second to last trading date prior to the delivery of Lehman Brothers' opinion.

        Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to that of Horizon PCS and iPCS. However, because of the inherent differences between the business, operations and prospects of Horizon PCS and iPCS and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as Horizon PCS or iPCS. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Horizon PCS and iPCS and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Horizon PCS and iPCS and the companies included in the comparable company analysis.

Comparable Transaction Analysis

        Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and implied financial multiples paid in various acquisitions that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant in arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on, among other things, the similarity of the target companies in the transactions to Horizon PCS and iPCS in characteristics of their businesses and the timing of these acquisitions. In particular, Lehman Brothers reviewed the following transactions:

Target	Acquiror
Western Wireless	ALLTEL
Nextel	Sprint
AirGate	Alamosa
AT&T Wireless	Cingular
Dobson	American Cellular

        Lehman Brothers calculated the implied EBITDA multiples, among others, of these transactions and found that the EBITDA multiples, based on the estimated EBITDA for the year in which the acquisition was announced, ranged from 7.1x to 10.1x (as shown in the table below), which it then compared to Horizon PCS' implied 2004 EBITDA purchase price multiple of 10.6x based on the 0.7725 exchange ratio and iPCS' March 14, 2005 closing stock price of $30.50. The implied 10.6x EBITDA purchase price multiple yields a Horizon PCS equity contribution of 42.5%, whereas the 7.1x multiple (low end of the comparable range) and 10.1x multiple (high end of the comparable range) yields a Horizon PCS equity contribution of 29.0% and 40.8%, respectively.

Target/Acquiror	Acquisition Year EBITDA
Western Wireless/ALLTEL	10.1	x
Nextel/Sprint	8.4	x
AirGate/Alamosa	9.8	x
AT&T Wireless/Cingular	9.7	x
Dobson/American Cellular	7.1	x

Horizon PCS and iPCS Discounted Cash Flow Analyses

        As part of its analyses, and in order to estimate the present value of each of Horizon PCS' and iPCS' equity value, Lehman Brothers prepared five-year discounted cash flow analyses for Horizon PCS and iPCS, calculated as of March 14, 2005, of after-tax unlevered free cash flows for fiscal years 2005 through 2009.

        A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed discounted cash flow analyses for each of Horizon PCS and iPCS by adding (i) the present value of each company's projected after-tax unlevered free cash flows for fiscal years 2005 through 2009 to (ii) the present value of the "terminal value" of each company as of 2010. "Terminal value" refers to the value of all future cash flows from an asset at a particular point in time.

        The Horizon PCS unlevered free cash flows for 2005 through 2009 were based on financial projections provided by Horizon PCS, including adjustments to such projections based on discussions with Horizon PCS' management regarding certain other assumptions, estimates and sensitivities for the future financial performance of Horizon PCS. The iPCS unlevered free cash flows for 2005 through 2009 were based on financial projections provided by iPCS. Lehman Brothers calculated each company's equity value by first determining a range of enterprise values of each company by adding the present values of the after-tax unlevered free cash flows and terminal values for each discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash).

        Lehman Brothers utilized a 13.5% to 15.5% WACC range and 3.0% to 5.0% perpetuity growth rate range in performing the discounted cash flow analyses for Horizon PCS and iPCS to determine an implied range of equity values and implied midpoint equity valuation for each company. Lehman Brothers noted that the aggregate market value of Horizon PCS common stock as of March 14, 2005 was $231 million, which was above the implied midpoint equity valuation for Horizon PCS, and that the aggregate market value of iPCS common stock as of March 14, 2005 was $294 million, which was below the implied midpoint equity valuation for iPCS. Furthermore, Lehman Brothers noted that the Horizon PCS midpoint valuation implies a Horizon PCS equity contribution of 39.3% when compared to the iPCS midpoint valuation, which is below the 42.5% equity contribution implied by the 0.7725 exchange ratio.

Contribution Analysis

        Lehman Brothers analyzed the respective contributions of Horizon PCS and iPCS to the estimated EBITDA and subscribers of the combined company. This analysis indicated the following relative contributions of Horizon PCS and iPCS and the pro forma equity ownership of holders of Horizon PCS common stock in the combined company (based on each company's closing stock price on March 14, 2005):

	Horizon PCS Contribution	iPCS Contribution	% Horizon PCS Ownership
Total Subscribers (12/31/2004)	42.4%	57.6%	42.2%
Total Subscribers (2/28/2005)	41.7%	58.3%	41.3%
2004 EBITDA	42.4%	57.6%	42.3%

General

        In connection with the review of the merger by Horizon PCS' board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers' view of the actual value of Horizon PCS or iPCS.

        In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of Horizon PCS or iPCS. Any estimates contained in Lehman Brothers' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers' analysis of the fairness, from a financial point of view, to Horizon PCS stockholders of the 0.7725 exchange ratio to be offered in the merger and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated March 16, 2005, to Horizon PCS' board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Horizon PCS common stock or iPCS common stock might trade following announcement of the merger or the prices at which iPCS common stock might trade following consummation of the merger.

        The terms of the merger were determined through arm's length negotiations between Horizon PCS and iPCS and were approved by Horizon PCS' and iPCS' respective boards of directors. Lehman Brothers did not recommend any specific exchange ratio or form of consideration to Horizon PCS or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers' opinion was provided to Horizon PCS' board of directors to assist it in its consideration of the exchange ratio in the merger. Lehman Brothers' opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers' opinion was one of the many factors taken into consideration by Horizon PCS' board of directors in making its unanimous determination to approve the merger agreement. Lehman Brothers' analyses summarized above should not be viewed as determinative of the opinion of Horizon PCS' board of directors with respect to the value of Horizon PCS or iPCS or of whether Horizon PCS' board of directors would have been willing to agree to a different exchange ratio or form of consideration.

        Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Horizon PCS' board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Horizon PCS and the wireless telecommunications industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

        As compensation for its services in connection with the merger, Horizon PCS paid Lehman Brothers $500,000 upon the delivery of Lehman Brothers' opinion. In addition, Horizon PCS has agreed to: (i) pay Lehman Brothers $2,750,000 upon closing of the merger (against which the amounts paid for the Lehman Brothers' opinion will be credited) and (ii) reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Horizon PCS and the rendering of the Lehman Brothers' opinion. Lehman Brothers in the past has rendered investment banking services to Horizon PCS and received customary fees for such services.

        In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Horizon PCS and iPCS for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Horizon PCS Persons in the Merger

Board of Director Representation

        iPCS has agreed to cause three of the seven members of its board of directors to resign, effective as of the effective time of the merger. iPCS has agreed to cause its remaining directors to fill the resulting vacancies with three directors designated by Horizon PCS, each of whom are currently serving on the board of directors of Horizon PCS. Robert A. Katz, Jeffrey W. Jones and Timothy G. Biltz have been designated by Horizon PCS and shall be appointed directors of iPCS. If any of the directors designated by Horizon PCS ceases to serve on the board of directors of iPCS for any reason at any time prior to the iPCS 2006 annual meeting, the remaining directors designated by Horizon PCS shall designate a replacement and the board of directors of iPCS shall appoint such person to the iPCS board of directors.

Retention Bonus Agreements and Severance Agreements

        Horizon PCS entered into retention bonus agreements with certain individuals in its accounting department in April 2005. The agreements will remain in effect and be assumed by iPCS after the merger. The agreements provide for a lump sum cash payment if the individual remains employed by iPCS through December 31, 2005 or if the individual is involuntarily terminated prior to December 31, 2005. An involuntary termination is a termination other than a termination that is (i) due to death or disability, (ii) by iPCS for Cause (as defined in the agreements), or (iii) by the individual without Good Reason (as defined in the agreements). The aggregate amount of retention bonuses payable under the agreements is approximately $175,000.

        In addition, certain Horizon PCS employees that are terminated without cause, or that voluntarily terminate their employment under certain circumstances, in either case, prior to December 31, 2005, will receive a severance payment, the amount of which varies on an employee-by-employee basis. Executive officers of Horizon PCS are generally entitled to between 7 months' and 27 months' salary, while all other employees are generally entitled to between 2 months' and 10 months' salary.

Employment Agreements

        In connection with Horizon PCS' emergence from Chapter 11 proceedings, Horizon PCS entered into employment agreements with Messrs. McKell, Holland and Morse and Ms. Skocik. The employment agreements provide for an annual base salary of $260,000 to Mr. McKell, $230,000 to Mr. Holland, $215,000 to Mr. Morse and $145,000 to Ms. Skocik. In addition to their base salary, each of these executives is eligible to receive an annual bonus up to 40% of his or her base salary and is eligible to participate in Horizon PCS' employee benefit plans. Each of these employment agreements, except with respect to Mr. Morse, has a term of three years, commencing on October 1, 2004, and automatically renews for additional one-year terms unless either party gives written notice of non-renewal at least 9 months prior to the expiration for each term. Mr. Morse's employment agreement commenced on October 1, 2004 and the term ends on December 31, 2005. Mr. Morse's employment agreement does not automatically renew. In addition, under certain circumstances specified in Mr. Morse's employment agreement, Mr. Morse may be entitled to a retention bonus equal to the amount of $161,250.

        The employment agreements provide that the employment of Mr. McKell, Mr. Holland, Mr. Morse or Ms. Skocik may be terminated with or without cause, as defined in the agreements. If Mr. McKell, Mr. Holland or Ms. Skocik is terminated without cause, each executive is entitled to receive continuing payments of base salary for 21 months for Mr. McKell, 18 months for Mr. Holland and 12 months for Ms. Skocik. In the case of Mr. McKell, this is increased to 33 months if the termination occurs within 6 months after a change in control of Horizon PCS. In the case of Mr. Holland, this is increased to 27 months if the termination occurs within 6 months after a change in control of Horizon PCS. If Mr. Morse is terminated without cause, he is entitled to receive continuing payments of 1.5 times his base salary as in effect on June 30, 2003 for 18 months. In addition, in the event of termination due to death or disability, each executive or the executive's estate will receive continuing payments of base salary for 12 months after termination plus a lump sum payment equal to a target incentive bonus pro-rated for the years of termination, and will pay the executive's COBRA premium payments for the shorter of 12 months or the period of his or her eligibility under COBRA. Under the employment agreements, each executive has agreed to a restriction on their present and future employment. Each of Mr. McKell, Mr. Holland and Ms. Skocik have agreed not to compete in any business that competes with any aspect of Horizon PCS' business either directly or indirectly while employed by Horizon PCS and for a period of 12 months after termination of employment. Mr. Morse has agreed not to compete in any business that competes with any aspect of Horizon PCS' business either directly or indirectly while employed by Horizon PCS and for a period of 3 months after termination of employment.

        Alan Morse, currently the chief operating officer of Horizon PCS, is expected to become chief operating officer of iPCS. Mr. Morse is expected to enter into an employment agreement with iPCS at the effective time of the merger which will replace his agreement with Horizon PCS.

Stock Incentive Plan

        As contemplated in the merger agreement, all outstanding options under Horizon PCS' Stock Incentive Plan will be converted into options to purchase shares of iPCS common stock upon the closing of the merger, as described in "The Merger Agreement, Related Agreements and Other Documents—Treatment of Horizon PCS Options" on page 83. The new options will have the same terms and conditions as the old options pursuant to the terms of Horizon PCS' Stock Incentive Plan, the agreements evidencing grants thereunder and any other agreements between Horizon PCS and an optionee, except that the number of shares of iPCS common stock for which the options may be exercised and the exercise price of such options will be adjusted based upon the exchange ratio.

        Stock options held by Messrs. McKell and Holland and Ms. Skocik will become fully vested in the event of a termination of employment by Horizon PCS without "cause" or by the executive for "good reason" (as such terms are defined in the option agreements) and will remain exercisable until the earlier of the option expiration date or 90 days following termination of employment. With respect to Messrs. McKell and Holland, if such termination occurs concurrent with or within six months following a "change in control" (as defined in the option agreements), the options will become fully vested and remain exercisable until the earlier of the option expiration date or 180 days following termination of employment. The stock options held by Messrs. McKell and Holland cover 197,340 and 148,005 shares, respectively, of Horizon PCS common stock and the option held by Ms. Skocik covers 59,202 shares.

        In the event that Mr. Morse's employment is terminated by Horizon PCS without "cause" or by him for "good reason" (as such terms are defined in his option agreement), a pro rata portion (based on the number of calendar days) of the options that would have vested on the next vesting date will become vested and, together with any portion of the options that were already exercisable, will remain exercisable until the earlier of the options expiration date or 90 days following termination of employment. If such termination occurs concurrent with or within six months following a "change in control" (as defined in Mr. Morse's option agreement) which occurs prior to September 30, 2005, Mr. Morse will become vested in the first two installments (approximately one-third) of the options and such installments will remain exercisable until the earlier of the options expiration date or 90 days following termination of employment. The stock options held by Mr. Morse cover 100,000 shares of Horizon PCS common stock.

        Upon the occurrence of a "change in control" (as defined in the option agreements), stock options held by Messrs. Askowitz, Biltz, Civale, Jones and Katz, each a non-employee director of Horizon PCS, will become fully vested if such individuals are then serving on the board of directors of Horizon PCS. The stock options granted to each non-employee director covers 8,446 shares of Horizon PCS common stock.

Indemnification and Insurance

        The merger agreement provides that, from and after the effective time of the merger, iPCS will indemnify and hold harmless, and provide advancement of attorneys' fees and expenses to, all past and present officers and directors of Horizon PCS and its past or present subsidiaries to the fullest extent permitted by applicable law.

        The merger agreement also provides that iPCS will cause the persons serving as officers and directors of Horizon PCS immediately prior to the effective time of the merger to be covered for a period of six years from the effective time of the merger by the directors' and officers' liability insurance policy maintained by iPCS with respect to acts or omissions occurring prior to the effective time which were committed by such officers and directors in their capacity as such on terms and conditions not less advantageous and carrying at least the same coverage and amounts as the current policies of Horizon PCS. However, iPCS will not be required as to any such policy to pay premiums in excess of an amount equal to (i) 300% of the current amount expended by Horizon PCS to obtain such insurance coverage and (ii) the amount of any unearned premium under the policy currently maintained by Horizon PCS. In the event that iPCS is unable to maintain or obtain such insurance, iPCS will use all reasonable efforts to obtain as much comparable insurance as is available for annual premium payments equal to 300% of the annual premium currently paid by Horizon PCS for directors and officers' liability insurance.

Interests of Certain iPCS Persons in the Merger

        In connection with the transactions contemplated by the merger, certain members of iPCS' board of directors will resign. In March, 2005, the compensation committee of the iPCS board of directors authorized amendments to the applicable non-employee directors stock option agreements to provide that, with respect to such resigning directors, any remaining unvested options shall accelerate upon resignation and shall become immediately exercisable and remain exercisable for 180 days post-resignation.

        Timothy C. Babich, a director of iPCS, is a portfolio manager at Silver Point Capital, L.P.    Silver Point Capital, L.P. through its affiliated funds owns approximately 770,147 shares, or approximately 8.5% of the outstanding shares of Horizon PCS common stock.

Regulatory and Third Party Approvals

Regulatory Approvals

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its rules, iPCS and Horizon PCS cannot complete the merger until they have given the following notice and information to the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ"), and one or more specified waiting periods expire or are earlier terminated:

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  notification that iPCS and Horizon PCS desire to merge; and

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  certain information relating to the nature of the businesses and industries in which iPCS and Horizon PCS operate.

        iPCS and Horizon PCS have been notified that the FTC has granted early termination of the waiting period under the HSR Act.

        Pursuant to the Communications Act of 1934, as amended, and FCC rules, the transfer of control of companies holding licenses issued by the FCC typically requires prior FCC approval. The completion of the merger is subject to obtaining the approval of the FCC to the transfer of control of a certain license held by Horizon PCS to iPCS. On or about April 13, 2005, iPCS and Horizon PCS filed appropriate applications with the FCC seeking the necessary approval for the transfer of control to iPCS of the applicable FCC license and authorizations. The FCC has not completed its review of the applications for consent to these transfers. We currently anticipate FCC approval of all applications necessary for completion of the merger by the summer of 2005. However, we cannot assure you that we will receive approval from the FCC.

Third Party Approvals

        It also is a condition to the obligation of each of iPCS and Horizon PCS to complete the merger the following third party approvals be sought and obtained:

        Stockholders.    Under Delaware law, the affirmative vote of a majority of the issued and outstanding shares of iPCS common stock and the affirmative vote of a majority of the issued and outstanding shares of Horizon PCS common stock is required to adopt the merger agreement and in the case of iPCS, the amended and restated certificate of incorporation of iPCS. iPCS and Horizon

PCS are seeking such stockholder approval at the iPCS annual meeting and the Horizon PCS special meeting, respectively, with respect to which this joint proxy statement-prospectus relates.

        Sprint PCS.    Horizon PCS is required to obtain Sprint PCS' approval of the change of control of the Horizon PCS subsidiaries who are parties to the Sprint PCS management agreements. Horizon PCS requested Sprint PCS' consent on April 1, 2005 and Sprint PCS granted its consent on April 11, 2005.

Appraisal Rights

        Holders of shares of iPCS common stock and Horizon PCS common stock, respectively, who do not vote in favor of adopting the merger agreement and properly demand appraisal of their respective shares will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL"), which is referred to herein as Section 262.

        The following discussion is not a complete discussion of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this joint proxy statement-prospectus as Annex H. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that iPCS stockholders or Horizon PCS stockholders exercise their right to seek appraisal under Section 262. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Horizon PCS common stock or iPCS common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Horizon PCS common stock or iPCS common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        Under Section 262, persons who hold shares of Horizon PCS common stock or iPCS common stock who do not vote in favor of adoption of the merger agreement at their respective stockholder meetings, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

        Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, as in the case of the adoption of the merger agreement by the iPCS stockholders and Horizon PCS stockholders, each corporation, not less than 20 days prior to its meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement-prospectus shall constitute such notice, and the full text of Section 262 is attached to this joint proxy statement-prospectus as Annex H. Any holder of Horizon PCS common stock or iPCS common stock who wishes to exercise appraisal rights or who wishes to preserve such holder's right to do so, should review the following discussion and Annex H carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are urged to seek the advice of legal counsel.

        Any stockholder wishing to exercise appraisal rights under Section 262 must:

  •
  deliver to iPCS or Horizon PCS, as applicable, before the vote on the adoption of the merger agreement at the applicable stockholder meeting, a written demand for the appraisal of the stockholder's shares;

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  not vote its shares of common stock in favor of adoption of the merger agreement; and

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  hold of record the shares of Horizon PCS common stock or iPCS common stock, as applicable, on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger.

        A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, or abstain from voting on the merger agreement.

        Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform iPCS or Horizon PCS, as applicable, of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the iPCS or Horizon PCS stockholder meeting, as applicable, will constitute a waiver of appraisal rights.

        Only a holder of record of shares of Horizon PCS common stock or iPCS common stock, as applicable, on the record date for the iPCS or Horizon PCS stockholder meeting, as applicable, is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal with respect to shares of Horizon PCS common stock or iPCS common stock, as applicable, should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's mailing address and the number of shares registered in the holder's name, and must state that the person intends to demand appraisal of the holder's shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Horizon PCS common stock or iPCS common stock, as applicable, held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All written demands by iPCS stockholders for appraisal pursuant to Section 262 should be sent or delivered to iPCS, Inc., 1901 North Roselle Road, Schaumburg, Illinois 60195, Attention: Edmund L. Quatmann, Jr., General Counsel and Secretary. All written demands by Horizon PCS stockholders for appraisal pursuant to Section 262 should be sent or delivered to Horizon PCS, Inc., 68 East Main, Chillicothe, Ohio 45601, Attention: Peter M. Holland.

        Within ten days after the effective time of the merger, the surviving corporation must notify each holder of iPCS common stock and Horizon PCS common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of iPCS common stock or Horizon PCS common stock, as applicable, who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder's shares. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of iPCS common stock or Horizon PCS common stock, as applicable, within the time prescribed in Section 262.

        Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of iPCS common stock or Horizon PCS common stock, as applicable, not voted in favor of the adoption of the merger agreement and the aggregate number of shares which have made demands for appraisal. The statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for an appraisal is timely filed by a holder of shares of iPCS common stock or Horizon PCS common stock, as applicable, and a copy is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pending appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and the surviving corporation reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of iPCS common stock or Horizon PCS common stock, as applicable, is less than the applicable merger consideration.

        Although iPCS and Horizon PCS believe that the merger consideration is fair to their respective stockholders, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

        In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of the company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc. the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        The costs of the action may be determined by the Court and levied upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

        Any stockholder who has demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of such common stock as of a record date prior to the effective time of the merger.

        Any stockholder may withdraw his or her demand for appraisal and, in the case of stockholders of Horizon PCS, accept the consideration offered pursuant to the merger agreement by delivering to iPCS a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

        If any stockholder who demands appraisal of shares of iPCS common stock or Horizon PCS common stock, as applicable, under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, the stockholder's shares of iPCS common stock or Horizon PCS common stock, as applicable, will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration as described in Section 1.4(a) or 1.6 of the merger agreement, as applicable. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to iPCS a written withdrawal of the holder's demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

        Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights. Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Accounting Treatment

        The merger will be accounted for as a "purchase," as that term is used under generally accepted accounting principles or GAAP, for accounting and financial reporting purposes. Horizon PCS will be treated as the acquired corporation for accounting and financial reporting purposes. Horizon PCS' assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of iPCS. Applicable income tax effects of these adjustments will be included as a component of the combined company's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of iPCS issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of Horizon PCS.

Material United States Federal Income Tax Consequences

General

        The following discussion is a summary description of the material United States federal income tax consequences of the merger and is not intended to be a complete discussion of all potential tax effects that might be relevant to the merger. This summary is limited to United States Persons (as defined below) who hold their Horizon PCS stock as "capital assets" within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and whose "functional currency" as defined in the Code is the U.S. dollar ("United States Holders"). "United States Person" means (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any state thereof, or (3) an estate or trust that is subject to United States federal income taxation without regard to the source of its income.

        This summary may not address United States federal income tax consequences that may be important to a stockholder in light of that stockholder's particular circumstances or to stockholders subject to special rules, including, but not limited to, tax-exempt organizations, insurance companies, financial institutions or broker dealers, traders that elect to mark-to-market, stockholders that hold Horizon PCS stock as part of a hedge, straddle, or conversion transaction, a stockholder who is not a United States Person, or stockholders who acquired their Horizon PCS common stock pursuant to the exercise of options or similar securities or otherwise as compensation. In the case of a Horizon PCS stockholder that is a partnership, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Horizon PCS stock, you should consult your tax advisors. Complicated rules, certain of which are summarized below, apply for determining the character of any gain so recognized. In addition, no information is provided with respect to the tax consequences of the merger under foreign, state or local laws. Finally, this summary is based on the Code, regulations, rulings, practice, and judicial decisions as in effect on the date of this joint proxy statement-prospectus, without consideration of the particular facts or circumstances of any stockholder. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements or conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect the tax consequences to stockholders described herein. CONSEQUENTLY, EACH STOCKHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGER.

The Merger

        The consummation of the merger is conditioned upon the receipt by iPCS of an opinion from Mayer, Brown, Rowe & Maw LLP and the receipt by Horizon PCS of an opinion from Akin Gump Strauss Hauer & Feld LLP substantially to the effect that the merger will constitute a reorganization under section 368(a) of the Code. The opinions will be based upon certain customary assumptions and representations of fact, including representations of fact contained in certificates of officers of iPCS and Horizon PCS, all of which must be true and accurate in all material respects as of the effective time of the merger. No ruling has been sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. The discussion below assumes that the merger qualifies as a reorganization with the meaning of section 368(a) of the Code.

Tax Treatment of iPCS, Horizon PCS and Horizon PCS Stockholders

        Neither iPCS nor Horizon PCS will recognize United States federal taxable gain or loss as a result of the merger.

        A Horizon PCS common stockholder will not recognize any gain or loss as a result of the receipt of shares of iPCS common stock in the merger. A Horizon PCS common stockholder's aggregate tax basis for the shares of iPCS common stock received in the merger will equal the stockholder's aggregate tax basis in the shares of Horizon PCS common stock held immediately before the effective time of the merger reduced by the amount of basis allocable to fractional shares of iPCS common stock, as discussed below. A Horizon PCS common stockholder's holding period for the shares of iPCS common stock received in the merger, including any fractional share interest for which cash is received, will include the period during which the shares of Horizon PCS common stock surrendered in the exchange were held.

Receipt of Cash in Lieu of Fractional Shares

        A Horizon PCS common stockholder who receives cash in lieu of fractional shares of iPCS common stock will be treated as having received such fractional shares pursuant to the merger and then as having exchanged such fractional shares for cash in redemption by iPCS. The holder generally will recognize capital gain or loss on this deemed redemption in an amount equal to the difference between the portion of the tax basis of the holder's Horizon PCS common stock surrendered in the merger that is allocated to such fractional shares and the cash received in lieu thereof. The capital gain or loss recognized will be long term capital gain or loss if the Horizon PCS common stock exchanged for the fractional share of iPCS common stock had been held for more than one year at the time of the merger. Individuals who recognize long term capital gain are generally subject to a maximum tax rate of 15% on such gain. However, if the receipt of cash instead of fractional shares is essentially equivalent to a dividend (determined by application of section 302 of the Code on a stockholder by stockholder basis), the cash payment may instead be treated as dividend income to the stockholder not reduced by the stockholder's tax basis in the fractional share. Stockholders should consult their own tax advisors as to the proper treatment of cash received in lieu of fractional shares.

Appraisal Rights

        iPCS and Horizon PCS stockholders who exercise appraisal rights generally will recognize taxable gain or loss based upon the difference in the cash received and the stockholder's adjusted tax basis in the shares of iPCS common stock or Horizon PCS common stock, as applicable, exchanged, provided the amount received is not treated as a dividend (determined by application of section 302 of the Code on a stockholder by stockholder basis). A sale of shares based on the exercise of appraisal rights will not be treated as a dividend if, after giving effect to constructive ownership rules under the Code, the stockholder exercising the appraisal rights owns no shares in iPCS following the merger. If the stockholder owns shares in iPCS (either actually or constructively) after the merger, the determination of whether the sale of shares will be treated as a dividend is a more complicated analysis. Stockholders should consult their own tax advisors as to the proper treatment in this case.

United States Information Reporting and Backup Withholding

        A Horizon PCS common stockholder who receives cash in the merger in lieu of fractional shares or an iPCS or Horizon PCS stockholder who receives cash as a result of exercising appraisal rights may be subject to "backup withholding" at a rate of 28% for United States federal income tax purposes unless the stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury regulations. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

        A Horizon PCS common stockholder who receives iPCS common stock as a result of the merger will be required to retain records pertaining to the merger and each stockholder will be required to file with such holder's United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger, including your tax basis in your Horizon PCS common stock surrendered and the fair market value of the iPCS common stock that you received in the merger.

        The above summary is not intended to constitute a complete analysis of all of the United States federal income tax consequences of the merger. This discussion is included for general information purposes only and may not apply to a particular stockholder in light of such stockholder's particular circumstances. Stockholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local, and foreign tax laws.

Restrictions on Resales by Affiliates

        Shares of iPCS common stock to be issued to Horizon PCS stockholders in the merger have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Horizon PCS. Any subsequent transfer of shares, however, by any person who is an affiliate of Horizon PCS at the time the merger is submitted for a vote of the Horizon PCS stockholders will, under existing law, require either:

  •
  the further registration under the Securities Act of the iPCS common stock to be transferred;

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  compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

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  the availability of another exemption from registration.

        An "affiliate" of Horizon PCS is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Horizon PCS. These restrictions are expected to apply to the directors and executive officers of Horizon PCS, who become directors and executive officers of iPCS upon the consummation of the merger. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. iPCS will give stop transfer instructions to the transfer agent with respect to the shares of iPCS common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

        Horizon PCS has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Horizon PCS for purposes of Rule 145 under the Securities Act, to deliver to iPCS a written agreement intended to ensure compliance with the Securities Act.

THE MERGER AGREEMENT, RELATED AGREEMENTS AND OTHER DOCUMENTS

        The following is a summary of the agreements and other material legal documents related to the merger described in this joint proxy statement-prospectus, including the merger agreement, the support agreements, the ancillary agreement (which provides for, among other things, an amendment to the iPCS registration rights agreement), the amendments to the amended and restated certificate of incorporation of iPCS and the amendments to the amended and restated bylaws of iPCS. The description of each of these agreements and documents is qualified in its entirety by reference to the complete text of the respective agreement or document, each of which is attached as an annex to, and incorporated by reference into, this joint proxy statement-prospectus. We urge you to read the full text of each agreement and document.

The Merger Agreement

The Merger

        Horizon PCS will merge with and into iPCS following:

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  the adoption of the merger agreement by the required percentage of outstanding shares of common stock held by iPCS stockholders;

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  the adoption of the merger agreement by the required percentage of outstanding shares of common stock held by Horizon PCS stockholders; and

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  the satisfaction or waiver of certain other customary conditions to the merger.

        iPCS will survive the merger. Following the merger, the amended and restated certificate of incorporation of iPCS, as amended and restated in accordance with the merger agreement, will be the certificate of incorporation of the surviving corporation. Following the merger, the bylaws of iPCS, as amended and restated in accordance with the merger agreement, will be the bylaws of the surviving corporation.

Effective Time

        The merger will be completed when we file a certificate of merger with the Secretary of State of the State of Delaware. However, we may agree to a later time for completion of the merger and specify that time in the certificate of merger. We will complete the merger no later than three business days after all the conditions to the merger set forth in the merger agreement have been satisfied or waived, unless we agree otherwise.

        We anticipate that the merger will be completed during the summer of 2005. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, iPCS and Horizon PCS will obtain the required approvals or complete the merger. If the merger is not completed on or before September 30, 2005, either iPCS or Horizon PCS may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement. See "—Conditions to the Completion of the Merger" beginning on page 84.

Treatment of Horizon PCS Common Stock

        At the effective time of the merger, each issued and outstanding share of Horizon PCS common stock owned by Horizon PCS stockholders (other than those exercising rights of appraisal) will be converted into the right to receive 0.7725 shares of iPCS common stock, subject to adjustment for certain increases or decreases in the outstanding number of shares or options of Horizon PCS or iPCS. The conversion will occur automatically. All shares of Horizon PCS common stock held by Horizon PCS as treasury stock and all shares of Horizon PCS common stock owned directly or indirectly by

iPCS or any of their respective subsidiaries will be cancelled without exchange. All shares of iPCS common stock owned by Horizon PCS or any of its subsidiaries will become treasury stock of iPCS.

        The 0.7725 exchange ratio is fixed, subject to adjustment for certain increases or decreases in the outstanding number of shares or options of Horizon PCS or iPCS, and will not be adjusted to reflect stock price changes prior to closing.

Treatment of Horizon PCS Options

        At the effective time, each option granted by Horizon PCS to purchase shares of Horizon PCS common stock which is outstanding and unexercised immediately prior to the effective time shall cease to represent a right to acquire shares of Horizon PCS common stock and shall be converted automatically into an option to purchase shares of iPCS common stock. The number of shares of iPCS common stock to be subject to the converted options shall be equal to the product of the number of shares of Horizon PCS common stock subject to the Horizon PCS option and the exchange ratio, provided that any fractional share of Horizon PCS common stock resulting from such multiplication shall be rounded down to the nearest whole share.

        The exercise price per share of iPCS common stock under the converted options shall be equal to the exercise price per share of Horizon PCS common stock under the Horizon PCS option divided by the exchange ratio, provided that such exercise price shall be rounded up to the nearest whole cent. The options will otherwise be subject to the terms of the Horizon 2004 Stock Incentive Plan, as amended.

        The adjustment provided with respect to any Horizon PCS option shall be and is intended to be effected in a manner which is consistent with section 424(a) of the Code and section 409A of the Code (or a good faith interpretation thereof in the absence of definitive guidance thereunder), and to the extent it is not so consistent, section 424(a) and section 409A of the Code shall override anything to the contrary contained in the merger agreement. The duration and other terms of the converted options shall be the same as the original Horizon PCS options, except that all references to Horizon PCS shall be deemed to be references to iPCS.

        As soon as practicable after the effective time, but no later than 15 business days thereafter, iPCS shall use its reasonable best efforts to register shares of iPCS common stock issuable pursuant to all Horizon PCS options converted.

No Fractional Shares

        No fractional shares of iPCS common stock will be issued to any holder of Horizon PCS common stock upon completion of the merger. For each fractional share that would otherwise be issued, iPCS will pay cash in an amount equal to the fraction multiplied by the average of the closing prices of iPCS common stock, as reported on Pink Sheet LLC's Pink Sheets, during the 20 trading days ending the day before the merger is consummated. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Exchange of Certificates

        As soon as reasonably practicable after the effective time of the merger, Bank of New York, as exchange agent, will exchange certificates representing shares of Horizon PCS common stock for the merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Letter of Transmittal

        Soon after the completion of the merger, the exchange agent will send a letter of transmittal to Horizon PCS stockholders of record at the effective time of the merger. This mailing will contain instructions on how to surrender shares of Horizon PCS common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        If a certificate for Horizon PCS common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

        Until Horizon PCS common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to iPCS common stock into which shares of Horizon PCS common stock may have been converted will accrue but will not be paid. iPCS will pay to former Horizon PCS stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Horizon PCS stock certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of Horizon PCS of any shares of Horizon PCS common stock. If certificates representing shares of Horizon PCS common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Horizon PCS common stock represented by that certificate have been converted.

Withholding

        iPCS will be entitled to deduct and withhold from the merger consideration payable to any Horizon PCS stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If iPCS withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Conditions to the Completion of the Merger

        Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

        The respective obligations of each of iPCS and Horizon PCS to complete the merger are subject to the following conditions:

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  adoption of the merger agreement (and, in the case of iPCS, adoption of the amended and restated certificate of incorporation) by iPCS stockholders and Horizon PCS stockholders;

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  expiration or termination of all waiting periods under the HSR Act (which early termination has been granted) and receipt of all material governmental consents required for the merger and the other transactions contemplated by the merger agreement, including FCC approval of the change of control of Horizon PCS;

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  absence of order, injunction or decree of a court or agency of competent jurisdiction or other legal restraint which prevents consummation of the merger;

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  acceptance for filing of the certificate of merger with the Secretary of State of Delaware;

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  effectiveness of the registration statement, of which this joint proxy statement-prospectus constitutes a part, with respect to the iPCS shares to be issued in the merger;

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  receipt by Horizon PCS of Sprint PCS' consent to the merger (which has been received);

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  accuracy of the representations and warranties of the other party contained in the merger agreement, except where the failure to be accurate would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party;

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  performance in all material respects by the other party of all material obligations required to be performed by it prior to the closing date;

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  receipt by each party of an opinion of its counsel, dated the closing date of the merger, substantially to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

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  receipt by each party of a certificate certifying as to the validity of the certificate of incorporation and bylaws of the other party, the valid adoption of resolutions of the board of directors of the other party and the other party's stockholders approving and adopting the merger agreement and the consummation of the transactions contemplated thereby, and the valid existence and good standing of the other party under the laws of the State of Delaware;

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  absence of any event, change or development since execution of the merger agreement that, individually or in the aggregate with any other event, change or development has had a material adverse effect on the other party;

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  no default will be caused by the consummation of the merger agreement under the other party's indenture or other debt agreements and the absence of a continuing event of default under the indentures or other debt agreements of the other party; and

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  absence of a continuing material default under the other party's affiliation agreements with Sprint PCS.

Representations and Warranties

        The merger agreement contains representations and warranties made by iPCS to Horizon PCS and by Horizon PCS to iPCS. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the companies have exchanged in connection with signing the merger agreement. While neither Horizon PCS nor iPCS believe that the disclosure schedules contain information that securities laws require the companies to publicly disclose, other than information that has already been so disclosed, the disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on any of these representations and warranties as characterizations of the actual state of facts, since they may be modified in important respects by the underlying disclosure schedules. Each company's disclosure schedule contains information that in some cases has been included in that company's general prior public disclosures, and also may contain additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies' public disclosures.

        Each of Horizon PCS and iPCS has made customary representations and warranties to the other in the merger agreement as to:

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  corporate existence, corporate power, good standing, qualification to conduct business, and validity of corporate documents;

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  capital structure;

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  due authorization, execution, delivery and enforceability of the merger agreement;

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  absence of any violation of governing instruments, agreements, law or regulation as a result of the merger;

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  governmental and third party consents and approvals necessary to complete the merger;

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  financial statements and books and records;

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  absence of undisclosed liabilities;

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  absence of certain changes since the date of the most recent financial statements;

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  remaining bankruptcy matters;

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  property;

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  leases;

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  environmental matters;

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  contracts;

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  distributors and suppliers;

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  insurance;

  •
  legal proceedings and regulatory actions;

  •
  compliance with laws;

  •
  employee benefit matters;

  •
  tax matters;

  •
  Sprint agreement matters;

  •
  intellectual property;

  •
  labor matters;

  •
  tax treatment of the merger;

  •
  brokers' fees;

  •
  receipt of fairness opinions;

  •
  related party transactions;

  •
  accuracy of information included in this document;

  •
  required vote to approve and adopt the merger and the other transactions contemplated by the merger agreement;

  •
  inapplicability of anti-takeover statutes;

  •
  indebtedness; and

  •
  disclosure controls and procedures.

        iPCS has also made representations and warranties to Horizon PCS with respect to SEC filings and license qualifications. Horizon PCS has also made representations and warranties with respect to the absence of registration rights demanded under the Horizon PCS registration rights agreement.

Conduct of Business Pending the Merger

        Each of the parties has agreed, during the period from the date of the merger agreement to the completion of the merger, to use its reasonable best efforts to:

  •
  carry on its business in the ordinary course, consistent with past practice after emerging from bankruptcy, and in compliance with all applicable laws;

  •
  preserve its business organization and that of its subsidiaries intact;

  •
  keep available to itself the present services of its officers and employees; and

  •
  preserve for itself the existing business relationships and the goodwill of its customers, vendors and distributors and others with whom business relationships exist.

        In addition, each of iPCS and Horizon PCS has agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of the other party or as otherwise contemplated by the merger agreement:

  •
  declare, set aside or pay any dividends on, or make any distributions in respect of its capital stock, other than dividends from one subsidiary to another subsidiary or to the party;

  •
  split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

  •
  repurchase, redeem or otherwise acquire any shares of the capital stock of the party or any of its subsidiaries, except for the surrender of shares of common stock upon the exercise of stock options as permitted under each party's long-term stock incentive plan;

  •
  issue, deliver or sell, pledge or authorize or propose the issuance, delivery or sale of any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, except for (i) the issuance of common stock upon the exercise of options, warrants or other rights to purchase common stock outstanding and in existence on the date of the merger agreement, (ii) the issuance of common stock (from a reserve therefor) to unsecured creditors of the party upon satisfaction of bankruptcy claims under the reorganization plan as permitted under the merger agreement and (iii) the issuance of shares or options to purchase up to an aggregate of 20,000 shares of common stock, in the ordinary course of business consistent with past practice solely to employees hired after the date of the merger agreement;

  •
  make any changes to its certificate of incorporation, bylaws or other similar governing documents, other than certain immaterial amendments relating to corporate procedure;

  •
  acquire or agree to acquire or be acquired, by merging or consolidating with, or purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

  •
  take any action or fail to take any action that is intended to result in any conditions to the merger not being satisfied;

  •
  with respect to Horizon PCS, change its methods of accounting in effect at December 31, 2004, and with respect to iPCS, change its methods of accounting in effect at September 30, 2004, in each case except as required by changes in GAAP concurred to by its independent auditors;

  •
  except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, enter into, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the party or any of its subsidiaries and any of its current or former directors, officers or employees; provided that Horizon PCS is permitted to, without iPCS' consent, extend the severance pay component of Horizon PCS' key employee retention plan until December 31, 2005, extend the effective date of Horizon PCS' standard severance plan until December 31, 2005, and adopt a new retention plan for Horizon PCS' accounting department in accordance with terms agreed upon at the time of the merger agreement;

  •
  except for normal increases to employees other than directors and officers that are made in the ordinary course of business consistent with past practice or as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not contemplated by any employee benefit plan or agreement in effect as the date of the merger agreement (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

  •
  make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether pursuant to an employee benefit plan or otherwise, except for loans to participants under its 401(k) plan pursuant to the terms of the 401(k) plan;

  •
  take or cause to be taken, or fail to take or cause to be taken, any action that could reasonably be expected to disqualify the merger as a reorganization under section 368(a) of the Code;

  •
  sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, abandon or fail to maintain, any of its assets, properties or other rights or agreements in excess of $500,000 in the aggregate other than (i) dispositions required to be made pursuant to an agreement or contract to which a party or any of its subsidiaries is a party or by which it is bound as of the date of the merger agreement and which has been disclosed to the other party and (ii) dispositions of excess or obsolete assets and other dispositions in the ordinary course of business;

  •
  create, incur, assume or suffer to exist any indebtedness or issuances of any debt securities or assume, guarantee or endorse the obligations of any third party, other than (i) in the ordinary course of business in an aggregate amount not to exceed $2,000,000 and (ii) borrowings in connection with intercompany loans solely between the party and its wholly owned subsidiaries;

  •
  other than in the ordinary course of business, enter into, renew, amend or waive in any material manner, or fail to perform any obligation under, or terminate or give notice of a proposed renewal or material amendment, waiver or termination of, any contract, agreement or lease, to which the party or any of its subsidiaries or their respective properties is bound;

  •
  take or cause to be taken any action that could reasonably be expected to delay the consummation of the transactions contemplated by the merger agreement, including the consummation of the merger and the filing and effectiveness of the registration statement, of which this joint proxy statement-prospectus forms a part, governing the issuance of iPCS common stock pursuant to the merger;

  •
  make or change any material tax elections, adopt any new accounting method relating to taxes, change any accounting method related to taxes unless required by GAAP, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes, or consent to any claim of assessment relating to taxes or any waiver of the statutory limitation period applicable to any tax claim or assessment;

  •
  enter into or amend in any material manner any contract, agreement or arrangement with any officer, director, employee, consultant or stockholder of the party or any of its subsidiaries or with any affiliate of the party or any of its subsidiaries;

  •
  acquire additional territory or related assets from Sprint PCS, enter into any material contract or agreement with Sprint PCS, amend or modify in any material manner any provisions of any agreement with Sprint PCS or acquire, or participate in any auction or other process related to the acquisition of personal communications service licenses or other wireless spectrum licenses, except either party may enter into an amendment to any agreement with Sprint pursuant to a "most favored nation" provision contained in any such agreement;

  •
  grant any lien on, or authorize or propose the encumbrance or grant of any lien on any shares of its capital stock or capital stock of any of its subsidiaries, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing);

  •
  pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any contract in effect on the date of execution of the merger agreement and (ii) the satisfaction of any pending bankruptcy claims in cash in an aggregate amount not in excess of $4,000,000 or with shares of capital stock reserved under its plan of reorganization;

  •
  make any loans, advances or capital contributions to or investments in any third party, other than by the party or any subsidiary of the party to or in the party or any subsidiary of the party;

  •
  enter into any new line of business;

  •
  make any capital expenditures other than those which are made in the ordinary course of business (in an aggregate amount not to exceed $12,000,000) or are necessary to maintain existing assets in good repair;

  •
  other than in the ordinary course of business, voluntarily permit any material insurance policy naming the party or any of its subsidiaries as a beneficiary or a loss payee to be canceled or terminated;

  •
  with respect to Horizon PCS, assign, transfer or yield control of its FCC license and, with respect to iPCS, take any action that might have a material adverse effect on its ability to take control of such FCC license following the issuance of the consents and approvals specified in the merger agreement; or

  •
  agree to do any of the foregoing.

No Solicitation of Alternative Transactions

        Each of the parties has agreed that, during the period from the date of the merger agreement to the completion of the merger, such party will not, and will cause each of its subsidiaries and each of its and each of its subsidiaries' officers, directors, employees, agents or representatives (including financial and legal advisors and other retained representatives) not to, directly or indirectly, (1) solicit, initiate or encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any transaction involving the party or any of its subsidiaries that, if consummated, would constitute an alternative transaction, (2) participate in any discussions or negotiations regarding, or furnish any information in connection with, or otherwise cooperate in any way with any person or entity in connection with, an alternative transaction or (3) enter into any agreement regarding an alternative transaction.

        For purposes of the merger agreement, the term "alternative transaction" means, with respect to either party, any transaction pursuant to which any third-party person or group acquires or would acquire, directly or indirectly, shares or assets of such party if such acquisition would lead to such third-party person or group beneficially owning 20% or more of the outstanding shares of such party, 20% or more of the voting stock of such party or 20% or more of the assets of such party.

        Each party agreed to notify the other party promptly, and in any event within 24 hours, of its receipt of any acquisition proposal or any communication of an intent or desire to make an acquisition proposal or any material modification or amendment to a prior acquisition proposal or any request for nonpublic information relating to it or any of its subsidiaries by any third party considering making, or that has made, an acquisition proposal. Such notice is to include the identity of the third party and the material terms and conditions of any inquiries, proposals or offers.

        The merger agreement permits each party and its subsidiaries to comply with Rule 14d-9 and Rule 14e-2(a) under the Securities Exchange Act with regard to an acquisition proposal that either party may receive. In addition, each party is permitted to furnish information to, and enter into discussions with, a third party making an unsolicited bona fide written acquisition proposal if:

  •
  it receives the acquisition proposal prior to the adoption of the merger agreement by its stockholders;

  •
  its board of directors concludes in good faith (after consultation with its outside counsel and its financial advisors) that the acquisition proposal constitutes or is reasonably likely to lead to a "superior proposal;"

  •
  its board of directors provided prior or contemporaneous notice to the other party of its intent to furnish information or to enter into discussions with such third party; and

  •
  it enters into a confidentiality agreement with the person making the inquiry or proposal having terms that are no less restrictive to that person than those in the confidentiality agreement between iPCS and Horizon PCS.

        If a party enters into discussions or negotiations concerning any acquisition proposal or provides non-public information or data to any third party, it must promptly notify the other party and provide updates on the status of the terms of any proposals, offers, discussions or negotiations on a current basis. For purposes of the merger agreement, the term "acquisition proposal" means any inquiry or proposal with respect to any alternative transaction.

        For purposes of the merger agreement, the term "superior proposal" means a bona fide written proposal or offer made by a third party or group to consummate any of the following transactions: (i) a merger, share exchange, consolidation, business combination or other similar transaction involving the target party pursuant to which the stockholders of the target party immediately preceding such transaction would hold less than 50% of the outstanding shares of common stock of, and less than 50% of the outstanding voting power of, the target party or the parent entity resulting from any such transaction immediately upon consummation thereof, (ii) the acquisition by any third party or group, directly or indirectly, of ownership of more than 50% of the outstanding shares of common stock of, and more than 50% of the outstanding voting power of, the target party, or (iii) the acquisition by any third party or group of more than 50% of the fair market value of all the assets of the target party and its subsidiaries, taken as a whole, immediately prior to such transaction, in each case that the target board determines in good faith after consultation with its outside legal counsel and its financial advisor or advisors to be more favorable from a financial point of view to the target party stockholders than the merger contemplated by the merger agreement, taking into account all relevant factors.

        The merger agreement also provides that, except as described below, the board of directors of iPCS and Horizon PCS may not, and may not permit any committee of the board to:

  •
  withdraw or modify in a manner adverse to the other party its recommendation of the merger agreement and the merger;

  •
  recommend the approval of any acquisition proposal; or

  •
  resolve, agree or propose publicly to take any of these actions (we refer to any of the foregoing actions as an "adverse recommendation").

        In addition, except as described below, the board of directors of iPCS or Horizon PCS may not approve, adopt or recommend, or cause or permit iPCS or Horizon PCS, as the case may be, to enter into any letter of intent, agreement or obligation with respect to, any acquisition proposal.

        Notwithstanding these provisions, at any time before the vote required to be obtained from its stockholders in connection with the merger has been obtained, if iPCS' or Horizon PCS's board of directors, in the exercise of its fiduciary duties, determines in good faith that to do otherwise would be inconsistent with its fiduciary duties under applicable law, that board of directors may (1) make an adverse recommendation and (2) in response to a superior proposal that did not result from a breach of the "no solicitation" provisions described above, terminate the merger agreement in order to accept a superior proposal. Before terminating the merger agreement, that party must provide written notice to the other party advising the other party that it has received a superior proposal, specifying the material terms and conditions of the superior proposal and indicating that its board of directors intends to consider whether to terminate the merger agreement to accept the superior proposal. If, after the third business day after the other party's receipt of this written notice, the other party has not made an offer that the board of directors determines to be at least as favorable from a financial point of view to its stockholders as the superior proposal, that board of directors may terminate the merger agreement.

Termination of the Merger Agreement

General

        The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the receipt of the necessary stockholder approvals, by action of the board of directors of the terminating party or parties, in any of the following ways:

  •
  by mutual consent of iPCS and Horizon PCS;

  •
  by either iPCS or Horizon PCS if the merger is not completed by September 30, 2005, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements contained in the merger agreement;

  •
  by either iPCS or Horizon PCS, if the approval of the stockholders of iPCS or Horizon PCS required for completion of the merger (and, in the case of iPCS, approval of the amended and restated certificate of incorporation) has not been obtained at the applicable stockholder meeting, unless the party seeking to terminate the merger agreement failed to comply with the provisions described under "—No Solicitation of Alternative Transactions" above;

  •
  by either iPCS or Horizon PCS, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a breach of any of the representations or warranties of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations or warranties described under "—Conditions to the Completion of the Merger;"

  •
  by either iPCS or Horizon PCS, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a material breach of any of the material covenants or agreements of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger;

  •
  by either iPCS or Horizon PCS if, since the date of the merger agreement, any event, change, or development has occurred that, individually or in the aggregate with any other event, change, or development, has had a material adverse effect on the other party;

  •
  by either iPCS or Horizon PCS if any court of competent jurisdiction or any governmental entity has issued a final, nonappealable decree, permanent injunction, judgment, order or other action preventing or prohibiting consummation of the merger;

  •
  by Horizon PCS prior to receipt of Horizon PCS stockholder approval or by iPCS prior to receipt of iPCS stockholder approval in order to accept a superior proposal if (1) such party is not in breach of certain of its obligations described under "—No Solicitation of Alternative Transactions" beginning on page 89 and (2) such party pays the termination fees described under "—Termination Fees" below; or

  •
  by either iPCS or Horizon PCS, if the board of directors of the other party withdraws or modifies its recommendation of the merger in a manner adverse to the party seeking to terminate the merger agreement, recommends the approval of an alternative transaction or resolves, agrees or proposes publicly to take any of these actions.

Termination Fees

        The merger agreement provides that Horizon PCS must pay a termination fee to iPCS of $7.0 million in the following circumstances:

  •
  if Horizon PCS terminates the merger agreement in order to accept a superior proposal offered to Horizon PCS;

  •
  (1) if iPCS or Horizon PCS terminates the merger agreement because the Horizon PCS stockholder approval is not obtained, (2) a proposal for an alternative transaction with respect to Horizon PCS has been made to Horizon PCS or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of the merger agreement and prior to the time of the Horizon PCS stockholder meeting which has not resulted in the board of directors of Horizon PCS withdrawing or modifying its recommendation of the merger in a manner adverse to the party seeking to terminate the merger agreement, recommending the approval of an alternative transaction or resolving, agreeing or proposing publicly to take any of these actions, and (3) within six months after such termination, Horizon PCS or any of its subsidiaries enters into any definitive agreement providing for any alternative transaction or any alternative transaction is consummated;

  •
  (1) if iPCS or Horizon PCS terminates the merger agreement because the Horizon PCS stockholder approval is not obtained and (2) the board of directors of Horizon PCS withdraws or modifies its recommendation of the merger in a manner adverse to the party seeking to terminate the merger agreement, recommends the approval of an alternative transaction or resolves, agrees or proposes publicly to take any of these actions; or

  •
  if iPCS terminates the merger agreement because the board of directors of Horizon PCS withdraws or modifies its recommendation of the merger in a manner adverse to iPCS, recommends the approval of an alternative transaction or resolves, agrees or proposes publicly to take any of these actions, so long as such termination occurs within ten business days of such adverse recommendation change.

        The merger agreement provides that iPCS must pay a termination fee to Horizon PCS of $7.0 million in the following circumstances:

  •
  if iPCS terminates the merger agreement in order to accept a superior proposal offered to iPCS;

  •
  (1) if iPCS or Horizon PCS terminates the merger agreement because the iPCS stockholder approval is not obtained, (2) a proposal for an alternative transaction with respect to iPCS has been made to iPCS or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of the merger agreement and prior to the time of the iPCS stockholder meeting which has not resulted in the board of directors of iPCS withdrawing or modifying its recommendation of the merger in a manner adverse to the party seeking to terminate the merger agreement, recommending the approval of an alternative transaction or resolving, agreeing or proposing publicly to take any of these actions, and (3) within six months after such termination, iPCS or any of its subsidiaries enters into any definitive agreement providing for any alternative transaction or any alternative transaction is consummated;

  •
  (1) if iPCS or Horizon PCS terminates the merger agreement because the iPCS stockholder approval is not obtained and (2) the board of directors of iPCS withdraws or modifies its recommendation of the merger in a manner adverse to the party seeking to terminate the merger agreement, recommends the approval of an alternative transaction or resolves, agrees or proposes publicly to take any of these actions; or

  •
  if Horizon PCS terminates the merger agreement because the board of directors of iPCS withdraws or modifies its recommendation of the merger in a manner adverse to Horizon PCS, recommends the approval of an alternative transaction or resolves, agrees or proposes publicly to take any of these actions, so long as such termination occurs within ten business days of such adverse recommendation change.

Effect of Termination.

        If the merger agreement is terminated, it will become void and there will be no liability or obligation on the part of iPCS or Horizon PCS, except that certain designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and, if applicable, the termination fee described above, will survive the termination. Termination of the merger agreement does not relieve or release either party from liabilities or damages arising out of the party's willful breach of any provision of the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver

        At any time prior to the completion of the merger, each of iPCS and Horizon PCS may, to the extent legally allowed:

  •
  extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

  •
  waive any inaccuracies in the other party's representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  •
  waive the other party's compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations under the merger agreement.

Amendment

        Subject to compliance with applicable law, iPCS and Horizon PCS may amend the merger agreement at any time before or after adoption of the merger agreement by Horizon PCS' stockholders, and before or after adoption of the merger agreement by iPCS stockholders. However, after adoption of the merger agreement by Horizon PCS stockholders or iPCS stockholders, there may not be, without further approval of such stockholders, any amendment of the merger agreement that by law or the rules of any applicable securities exchange requires stockholder approval.

Employee Benefit Plans and Existing Agreements

        Giving effect to the transactions contemplated by the merger agreement, following the merger all employees of Horizon PCS will become employees of iPCS. Horizon PCS employees shall, for a period of at least one year thereafter, continue to participate in the Horizon PCS benefit plans on the same terms and conditions as applied immediately prior to the effective time. However, following the effective time, iPCS shall not be required to continue the employment of any Horizon PCS employee and iPCS may take action to (1) modify or amend any Horizon PCS benefit plan if such modification or amendment would not result in a Horizon PCS employee having, in the aggregate, less favorable benefits under such Horizon benefit plan than similarly-situated employees of iPCS under a corresponding iPCS arrangement or (2) to provide the Horizon employees with benefits under plans, policies, programs and arrangements in which similarly-situated employees of iPCS and its subsidiaries participate from time to time. iPCS shall not modify or amend the provisions of the Horizon PCS key employee retention plan severance component, the Horizon PCS severance plan or the accounting retention plan in any manner adverse to the beneficiaries thereunder without the written consent of the beneficiaries so affected.

        iPCS will give full credit under its employee benefit plans for continuing Horizon PCS employees' service with Horizon PCS prior to the merger, for purposes of determining the employees' eligibility for benefits, their entitlement to benefits and the vested percentage of their benefits. Continuing Horizon PCS employees will also be given credit for any amounts paid under a corresponding Horizon PCS employee benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though the employee had paid the amounts in accordance with the terms and conditions of the applicable iPCS plan, and iPCS will waive pre-existing condition limitations and waiting periods to the extent satisfied under a corresponding Horizon PCS plan.

        From the date of the merger agreement to the earlier of the effective time of the merger or the termination of the merger agreement, each of iPCS and Horizon PCS is prohibited from taking, or permitting any committee authorized to act on its behalf to take, any action to modify or amend the vesting or terms of any options to purchase its common stock.

Expenses

        The merger agreement provides that each of iPCS and Horizon PCS will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that iPCS and Horizon PCS will share equally the costs and expenses of all notifications required to be filed under the HSR Act.

Officers and Directors of the Surviving Corporation

        Pursuant to the terms of the merger agreement, at the effective time, Donald L. Bell, Eugene I. Davis and Eric Ensor shall resign from the board of directors of iPCS and Robert A. Katz, Jeffrey W. Jones and Timothy G. Biltz, who were designated by Horizon PCS, shall be appointed directors of iPCS. Immediately prior to the effective time, James J. Gaffney shall resign from the board of directors of iPCS and be replaced by Ryan Langdon. Mr. Langdon is a managing director in the High Yield Group of AIGGIC. Entities which are investment managed by AIGGIC will own approximately 14.7% of our common stock immediately following the merger. Kevin M. Roe and Timothy C. Babich shall remain members of the board of directors of iPCS, along with Ryan Langdon, each of whom have or will have been appointed by iPCS. Timothy M. Yager shall serve as the seventh member of the board. If any of Messrs Katz, Jones or Biltz becomes unable or unwilling to serve as a director prior to the effective time of the merger, pursuant to the merger agreement Horizon PCS shall appoint a replacement director. If any of Messrs Roe, Babich, Langdon or Yager becomes unable or unwilling to serve as a director prior to the effective time of the merger, pursuant to the merger agreement iPCS shall appoint a replacement director.

        If any of the directors designated by Horizon PCS ceases to serve on the board of directors of iPCS for any reason at any time prior to the first annual meeting of stockholders of iPCS held after the effective time (which may not be held prior to May 1, 2006 except for certain circumstances in which case iPCS is obligated to hold the meeting on the latest date possible), the remaining directors designated by Horizon PCS shall promptly designate a person to replace such director and the board of directors of iPCS shall appoint such designated person to the board. If any of the directors designated by iPCS ceases to serve on the board of directors of iPCS for any reason at any time prior to the first annual meeting of stockholders of iPCS held after the effective time, the remaining directors designated by iPCS shall promptly designate a person to replace such director and the board of directors of iPCS shall appoint such designated person to the board. If Timothy M. Yager ceases to serve on the board of directors of iPCS for any reason at any time prior to the first annual meeting of stockholders of iPCS held after the effective time the directors designated by iPCS shall promptly designate a person to replace such director and the board of directors of iPCS shall appoint such designated person to the board.

        At the effective time, Robert A. Katz shall be appointed chairman of the board of directors of iPCS and Timothy M. Yager shall be appointed president and chief executive officer of iPCS. Such individuals shall continue in such positions until the first annual meeting of stockholders of iPCS held after the effective time unless a majority of the directors designated by Horizon PCS and a majority of the directors designated by iPCS determine in their independent business judgment that it would be inconsistent with such directors' fiduciary duties to the stockholders of iPCS for either individual to continue in such positions. If either person is removed in such instance, the full board of directors shall appoint a replacement. If Mr. Katz ceases to serve on the board of directors of iPCS for any reason, other than his removal as described above, at any time prior to the first annual meeting of stockholders of iPCS held after the effective time, the directors designated by Horizon PCS shall promptly designate a person to replace Mr. Katz as a director, and the board of directors of iPCS shall appoint such designated person to the board, but need not appoint such replacement director as chairman of the board of directors.

        At the effective time, the restated bylaws of iPCS and, if approved by the stockholders of iPCS, the amended and restated certificate of incorporation of iPCS shall each be amended to reflect the agreement with respect to the designation and replacement of the members of the board of directors, chairman of the board and chief executive officer of iPCS described above. The text of each of these amendments is set forth in exhibit E-1 and E-2, respectively, to the merger agreement attached as Annex A to this joint proxy statement-prospectus.

        Alan Morse, the chief operating officer of Horizon PCS, is expected to be the chief operating officer of the combined company.

Support Agreements

        On March 17, 2005, Horizon PCS entered into support agreements with certain iPCS stockholders that beneficially own, as of the record date, approximately [52]% of the issued and outstanding shares of iPCS common stock. Pursuant to the support agreements, subject to the provisions described below, each stockholder agreed to, and granted an irrevocable proxy to, vote all, or in certain instances, some, of the iPCS shares that it beneficially owns at any meeting of iPCS stockholders and any adjournment thereto:

  •
  in favor of approval and adoption of the merger agreement and the approval of the merger and the transactions contemplated by the merger agreement, including the amended and restated certificate of incorporation of iPCS;

  •
  against any proposal made in opposition to or in competition with the merger agreement, the merger and the other transactions contemplated by the merger agreement, or any merger or similar transaction involving iPCS and any party other than Horizon PCS;

  •
  against any reorganization, recapitalization, dissolution, liquidation or winding up of iPCS;

  •
  against any material change in the capitalization or corporate structure of iPCS; and

  •
  against any other matter which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger and the transactions contemplated by the merger agreement.

        The aggregate number of shares that is subject to these support agreements is reduced to approximately 33% of the issued and outstanding shares of iPCS common stock if the board of directors of iPCS withdraws or modifies its recommendation of the merger agreement in a manner adverse to Horizon PCS, other than in connection with acceptance of a superior proposal from a third party.

        These support agreements, which are attached as Annex C and Annex D to this joint proxy statement-prospectus, also provide that each iPCS stockholder that is a party to the support agreement shall not (1) transfer (which term shall include, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such stockholder's shares or any interest therein unless the transferee agrees to be bound by the terms of the support agreement, (2) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the shares or any interest therein unless such contract, option or other agreement or understanding is in writing and contains a provision pursuant to which the transferee agrees to be bound by the terms of the support agreement, (3) grant any proxy, power-of-attorney or other authorization in or with respect to the shares, (4) deposit any shares into a voting trust or enter into a voting agreement or arrangement with respect to the shares or (5) take any other action that would in any way restrict, limit or interfere with the performance of such stockholder's obligations under the support agreement or the transactions contemplated thereby or by the merger agreement.

        The support agreement (and the irrevocable proxy granted thereby) will terminate, and all rights and obligations of the parties thereunder will terminate, upon the earlier of:

  •
  the written consent of the parties thereto;

  •
  the termination of the merger agreement in accordance with its terms;

  •
  the effective time of the merger;

  •
  an amendment of the merger agreement without the consent of the stockholder that is a party to the support agreement that (i) changes the exchange ratio, the form of consideration paid in the merger or the provisions with respect to the post-merger officers and directors of iPCS and/or (ii) changes any other material term of the merger agreement in a manner that is materially adverse to the stockholder;

  •
  a waiver by iPCS of a condition to iPCS' obligation to close the merger without the stockholder's consent; and

  •
  September 30, 2005.

        On March 17, 2005, iPCS entered into support agreements with certain Horizon PCS stockholders that beneficially own, as of the record date, approximately [47]% of the issued and outstanding shares of Horizon PCS common stock. Pursuant to the support agreements, subject to the provisions described below, each stockholder agreed to, and granted an irrevocable proxy to, vote all, or in certain instances, some, of the Horizon PCS shares that it beneficially owns at any meeting of Horizon PCS stockholders and any adjournment thereto.

  •
  in favor of approval and adoption of the merger agreement and the approval of the merger and the transactions contemplated by the merger agreement;

  •
  against any proposal made in opposition to or in competition with the merger agreement, the merger and the other transactions contemplated by the merger agreement, or any merger or similar transaction involving Horizon PCS and any party other than iPCS;

  •
  against any reorganization, recapitalization, dissolution, liquidation or winding up of Horizon PCS;

  •
  against any material change in the capitalization or corporate structure of Horizon PCS;

  •
  against any other matter that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger and the transactions contemplated by the merger agreement.

        The aggregate number of shares that is subject to these support agreements is reduced to approximately 33% of the issued and outstanding shares of Horizon PCS common stock if the board of directors of Horizon PCS, withdraws or modifies its recommendation of the merger agreement in a manner adverse to iPCS other than in connection with acceptance of a superior proposal from a third party.

        These support agreements, which are attached as Annex B and Annex D to this joint proxy statement-prospectus, also provide that each Horizon PCS stockholder that is a party to the support agreement shall not (1) transfer (which term shall include, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the stockholder's shares or any interest therein unless the transferee agrees to be bound by the terms of the support agreement, (2) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the shares or any interest therein unless such contract, option or other agreement or understanding is in writing and contains a provision pursuant to which the transferee agrees to be bound by the terms of the support agreement, (3) grant any proxy, power-of-attorney or other authorization in or with respect to the shares, (4) deposit any shares into a voting trust or enter into a voting agreement or arrangement with respect to the shares or (5) take any other action that would in any way restrict, limit or interfere with the performance of such stockholder's obligations under the support agreement or the transactions contemplated thereby or by the merger agreement.

        The support agreement (and the irrevocable proxy granted thereby) will terminate, and all rights and obligations of the parties thereunder will terminate, upon the earlier of:

  •
  the written consent of the parties thereto;

  •
  the termination of the merger agreement in accordance with its terms;

  •
  the effective time of the merger;

  •
  an amendment of the merger agreement without the consent of the stockholder that is a party to the support agreement that (i) changes the exchange ratio, the form of consideration paid in the merger or the provisions with respect to officers and directors of iPCS after the effective time and/or (ii) changes any other material term of the merger agreement in a manner materially adverse to the stockholder;

  •
  a waiver by Horizon PCS of a condition to Horizon PCS' obligation to close the merger without the stockholder's consent; and

  •
  September 30, 2005.

Ancillary Agreement

        The Apollo Funds, Silver Point, AIGGIC, the Yager Trust and iPCS entered into an ancillary agreement pursuant to which:

  •
  each of the Apollo Funds, Silver Point and AIGGIC agreed that, prior to the effective time of the merger, it would not transfer or consent to any transfer of, or enter into any contract, option, or other agreement or understanding with respect to any transfer of, any or all of the shares of iPCS common stock or Horizon PCS common stock, as applicable, beneficially owned by it and any other shares of iPCS common stock or Horizon PCS common stock to which it may acquire beneficial ownership, or any interest therein unless the transferee agrees with the other parties to the ancillary agreement to be bound by the terms of the ancillary agreement with respect to the shares or interests of iPCS common stock or Horizon PCS common stock, as applicable, transferred; and

  •
  each of the Apollo Funds, Silver Point, AIGGIC, the Yager Trust and iPCS agreed that, effective as of the effective time of the merger, they will amend the existing iPCS registration rights agreement to provide as follows:

  •
  each stockholder who is a party to the registration rights agreement, whether or not participating in an offering, will agree to whatever lock-up period is requested by the underwriters for any underwritten offering by iPCS, not to exceed a period of 90 days so long as each officer, director and other stockholder of iPCS that participates in the proposed registration shall also agree to such restriction;

  •
  the Apollo Funds will be added as a party to the existing registration rights agreement with substantially the same rights as the current parties;

  •
  iPCS will be obligated to file and keep effective a registration statement pursuant to which the Apollo Funds and Silver Point will be able to sell their respective shares of iPCS common stock received in the merger;

  •
  the parties to the registration rights agreement agreed that, if the registration statement pursuant to which any party is able to sell its shares of iPCS common stock becomes unavailable for resales, no other party will sell its shares of iPCS common stock pursuant to another registration statement;

  •
  the four demand registrations provided for in the existing registration rights agreement will be allocated among each stockholder who is a party to the amended registration rights agreement (other than the Yager Trust) as follows: each of the Apollo Funds (collectively), Silver Point and AIGGIC having one demand right and the fourth demand right exercisable by one or more of the Apollo Funds (collectively), Silver Point and AIGGIC; and

  •
  the iPCS stockholders who are a party to the existing registration rights agreement agreed that, after the closing of the merger, they will not sell any shares of iPCS common stock pursuant to any iPCS registration statement established pursuant to the registration rights agreement until such time as the registration statement for the shares of iPCS common stock to be received by the Apollo Funds in the merger becomes effective.

SELLING STOCKHOLDERS

        The shares of iPCS common stock issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares issued to persons who may be deemed to be "affiliates" of Horizon PCS at the time of issuance for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of iPCS common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering those shares or in compliance with Rule 145 under the Securities Act or another applicable exemption to the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Horizon PCS generally include individuals or entities that control, are controlled by or are under common control with Horizon PCS and may include directors and officers of Horizon PCS as well as certain holders of ownership interests in Horizon PCS.

        Prior to the closing, if requested by iPCS, Horizon PCS will use its reasonable best efforts to cause each director, executive officer and other person who may be deemed an affiliate of iPCS following the merger to deliver to iPCS an "affiliate letter" in the form attached as exhibit D to the merger agreement. An affiliate letter will constitute an agreement by such affiliate to the effect that the affiliate will not sell, transfer or otherwise dispose of any shares of iPCS common stock issued to that affiliate in connection with the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Because the selling stockholders listed in the table below may be deemed to be affiliates of Horizon PCS, the registration statement of which this prospectus is a part will also cover any offers or sales of the resale shares sold by the selling stockholders.

        The following table, which sets forth information with respect to the selling stockholders, gives effect to the issuance of iPCS common stock upon the closing of the merger:

	Shares of iPCS Common Stock Beneficially Owned Before This Offering(1)			Shares of iPCS Common Stock Beneficially Owned After This Offering(4)
Name and Address	Number of Shares	Percentage of Class	Shares Offered	Number of Shares	Percentage of Class
Apollo Investment Fund IV, L.P.(2)	2,515,569	14.1%	2,515,569	—	—
Apollo Overseas Partners IV, L.P.(2)	140,782	0.8%	140,782	—	—
Silver Point Capital Offshore Fund, Ltd(3)	1,786,136	10.0%	399,662	1,386,474	9.5%
Silver Point Capital Fund, L.P.(3)	1,009,565	5.7%	195,275	814,290	5.6%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table.

(2)
The address for each of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. is 1301 Avenue of the Americas, 38th Floor, New York, NY 10019. Mr. Katz, one of the directors of Horizon PCS who was designated by Horizon PCS to be appointed as a director of iPCS upon the consummation of the merger, is associated with Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.

(3)
The address for each of Silver Point Capital Offshore Fund, Ltd. and Silver Point Capital Fund, L.P. is 2 Greenwich Plaza, Greenwich, Connecticut 06830. Each of Silver Point Capital Offshore Fund, Ltd. and Silver Point Capital Fund, L.P. are affiliates of Silver Point Capital, L.P. Mr. Babich, one of the directors of iPCS, is a Portfolio Manager with Silver Point Capital, L.P.

(4)
Assumes the sale of all shares offered hereby.

PLAN OF DISTRIBUTION

        For purposes of this document, selling stockholders include partners, donees, pledgees, transferees or other successors-in-interest from time to time selling shares received from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale transfer. iPCS will not receive any proceeds from the sale of the resale shares pursuant to this document. The selling stockholders may offer and sell their shares of iPCS common stock in one or more of the following transactions:

  •
  in the over-the-counter market;

  •
  on any exchange or market on which iPCS common stock is then listed or quoted;

  •
  in privately negotiated transactions;

  •
  for settlement of short sales, or through long sales, options or hedging transactions involving cross or block trades;

  •
  through put or call options relating to the shares;

  •
  by pledge to secure debts and other obligations;

  •
  block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as a principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

  •
  a special offering, an exchange distribution or a secondary distribution in accordance with the applicable rules of The Nasdaq National Market or of any stock exchange on which shares of iPCS common stock may be listed; or

  •
  selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 promulgated under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144;

  •
  in a combination of any of these transactions.

        The selling stockholders may sell their shares of iPCS common stock at any of the following prices:

  •
  fixed prices which may be changed;

  •
  market prices prevailing at the time of sale;

  •
  prices related to prevailing market prices; or

  •
  privately negotiated prices.

        The selling stockholders may use broker-dealers to sell their shares of iPCS common stock. The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). If this happens, the broker-dealers may either receive discounts, concessions or commissions from the selling stockholders, or they may receive commissions from purchasers of shares of iPCS common stock for whom they acted as agents. In order to comply with the securities laws of certain states, the selling stockholders may only sell their shares of

iPCS common stock through registered or licensed broker-dealers. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        The selling stockholders and any agents or broker-dealers that they use to sell their shares of iPCS common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount, concession or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders might be deemed to be underwriters, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

        The selling stockholders and any other person participating in the distribution of the offered shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, the anti-manipulation provisions of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered shares by the selling stockholders or any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered shares to engage in market-making activities with respect to the particular offered shares being distributed. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities with respect to the offered shares.

        The registration effected hereby is being effected under the requirements of the amended iPCS registration rights agreement. iPCS will pay substantially all of the expenses incident to the registration of the shares of iPCS common stock, including all costs incident to the offering and sale of the shares by the selling stockholders to the public, including in the underwritten public offering, other than any brokerage fees, selling commissions or underwriting discounts. iPCS has agreed to keep the registration statement of which this document is a part effective until the earliest to occur of:

  •
  such time as all of the selling stockholders have completed the sale or distribution of their resale shares;

  •
  such time as the resale shares can be resold pursuant to Rule 144(k) promulgated under the Securities Act; and

  •
  November 24, 2006.

        Upon iPCS being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) promulgated under the Securities Act, disclosing:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the initial price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transactions.

        In addition, upon iPCS being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

        For a discussion of the terms of the amended registration rights agreement, see "Information About iPCS—Certain Relationships and Related Transactions—Common Stock Registration Rights Agreement" beginning on page 162.

SELECTED HISTORICAL FINANCIAL DATA

iPCS, Inc. and Subsidiaries Selected Financial Data

        iPCS derived the following statement of operations and balance sheet data as of September 30, 2004 and 2003 and for the periods ended September 30, 2004 and July 1, 2004, each of the years ended September 30, 2003 and 2002 from iPCS' audited consolidated financial statements, included elsewhere in this joint proxy statement-prospectus. iPCS derived the following statement of operations and balance sheet data as of September 30, 2001 and December 31, 2000 and for the nine months ended September 30, 2001, and for the year ended December 31, 2000 from iPCS' audited consolidated financial statements, which are not included in this joint proxy statement-prospectus.

        iPCS derived the following selected financial information as of December 31, 2004 and for the three months ended December 31, 2004 and 2003 from iPCS' unaudited consolidated financial statements, included elsewhere in this joint proxy statement-prospectus. iPCS' unaudited consolidated financial statements include all adjustments, consisting of only normal accruals, that management considers necessary for a fair presentation of financial position and results of operations for the unaudited interim periods. Operating results for the three-month period ended December 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2005.

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", iPCS adopted fresh start accounting as of July 1, 2004, and iPCS' emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company". Under fresh start accounting, iPCS' reorganization equity value was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations". As a result of the implementation of fresh start accounting, iPCS' financial statements after the effective date are not comparable to iPCS' financial statements for prior periods.

        iPCS' consolidated financial statements included in this joint proxy statement-prospectus have been prepared on the assumption that iPCS will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. iPCS' financial statements as of September 30, 2004 and September 30, 2003, and for the periods ended September 30, 2004 and July 1, 2004, the year ended September 30, 2003 and for the nine months ended September 30, 2001 were audited by Deloitte & Touche LLP, independent registered public accounting firm. iPCS' financial statements as of September 30, 2002 and for the year then ended were audited by KPMG LLP, independent registered public accounting firm. The report from KPMG for the year ended September 30, 2002 includes an explanatory paragraph which states that there was substantial doubt about iPCS' ability to continue as a going concern. iPCS believes that the issues that caused KPMG to doubt iPCS' ability to continue as a going concern, as well as the uncertainty related to the bankruptcy proceedings, were addressed by iPCS' reorganization.

        It is important that you also read "Information about iPCS—Management's Discussion and Analysis of Financial Condition and Results of Operations" and iPCS' audited and unaudited consolidated financial statements and, in each case, any related notes thereto included elsewhere in this joint proxy statement-prospectus.

	Predecessor Company					Successor Company	Predecessor Company	Successor Company
	Year Ended December 31, 2000	Nine Months Ended September 30, 2001	Year Ended September 30, 2002	Year Ended September 30, 2003	October 1, 2003 through July 1, 2004	July 2, 2004 through September 30, 2004	Three Months Ended December 31, 2003	Three Months Ended December 31, 2004
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues:
Service revenue	$11,020	$47,180	$116,187	$145,249	$107,097	$37,909	$34,628	$38,585
Roaming revenue	7,514	25,309	47,303	44,220	34,525	15,829	12,080	15,748
Equipment and other revenue	2,695	5,023	6,931	4,824	4,240	1,644	1,352	1,664

Total revenues	21,229	77,512	170,421	194,293	145,862	55,382	48,060	55,997

Operating Expenses:
Cost of service and roaming (exclusive of depreciation, as shown separately below)	(16,786)	(60,496)	(128,512)	(130,065)	(83,230)	(29,082)	(28,470)	(29,602)
Cost of equipment	(8,473)	(14,275)	(20,484)	(11,797)	(12,801)	(5,584)	(5,063)	(5,720)
Selling and marketing	(12,363)	(24,862)	(44,727)	(27,343)	(20,976)	(7,996)	(6,162)	(10,026)
General and administrative expenses(a)	(9,319)	(8,635)	(24,930)	(5,546)	(3,550)	(1,705)	(904)	(1,993)
Reorganization income (expense)(b)	—	—	—	(31,093)	60,797	—	(1,788)	—
Non-cash stock compensation expenses	(11,212)	(1,530)	(3,985)	—	—	(22)	—	(23)
Taxes on non-cash compensation	(1,567)	—	—	—	—	—	—	—
Depreciation	(8,295)	(13,922)	(33,687)	(37,274)	(28,596)	(8,790)	(9,525)	(8,459)
Amortization of intangible assets	(314)	(1,463)	(3,915)	(3,274)	—	(3,051)	—	(3,048)
Gain (loss) on disposal of property and equipment	724	467	(6,318)	(474)	(13)	4	2	(13)
Impairment of goodwill(c)	—	—	(8,060)	—	—	—	—	—
Impairment of property and equipment(c)	—	—	(29,382)	—	—	—	—	—
Impairment of intangible assets(c)	—	—	(23,626)	—	—	—	—	—

Total operating expenses	(67,605)	(124,716)	(327,626)	(246,866)	(88,369)	(56,226)	(51,910)	(58,884)

Operating income (loss)	(46,376)	(47,204)	(157,205)	(52,573)	57,493	(844)	(3,850)	(2,887)
Interest income	3,443	3,537	604	70	263	289	27	137
Interest expense	(11,741)	(16,995)	(26,154)	(20,301)	(10,142)	(5,425)	(2,329)	(4,974)
Cancellation of debt(d)	—	—	—	—	131,956	—	—	—
Loss on early extinguishment of debt(e)	(1,485)	—	—	—	—	—	—	—
Other income (expense), net	2	3	56	(63)	7	4	2	8

Loss before the cumulative effect of a change in accounting principle and extraordinary item	(56,157)	(60,659)	(182,699)	(72,867)	179,577	(5,976)	(6,150)	(7,716)

Cumulative effect of a change in accounting principle(f)	—	—	4,335	—	—	—	—	—

Net loss	$(56,157)	$(60,659)	$(178,364)	$(72,867)	$179,577	$(5,976)	$(6,150)	$(7,716)

Other Data:
Basic and diluted loss per share of common stock(g)	n/a	n/a	n/a	n/a	n/a	$(0.65)	n/a	$(0.83)

	Predecessor Company				Successor Company
	As of December 31, 2000	As of September 30, 2001	As of September 30, 2002	As of September 30, 2003	As of September 30, 2004	As of December 31, 2004
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$165,958	$54,579	$27,588	$17,654	$57,760	$59,958
Property and equipment, net	129,087	198,161	200,735	170,620	134,931	119,818
Total assets	328,575	328,756	280,695	221,574	312,308	295,896
Total current liabilities	31,360	40,684	370,183	157,961	53,797	46,267
Total liabilities not subject to compromise	201,777	261,087	387,405	171,674	223,262	214,543
Liabilities subject to compromise(h)	—	—	—	229,477	—	—
Redeemable preferred stock(i)	114,080	121,548	—	—	—	—
Stockholder's equity (deficiency)(j)	12,718	(53,879)	(106,710)	(179,577)	89,046	81,353

(a)
General and administrative expenses for the nine months ended September 30, 2001 and the year ended September 30, 2002 included approximately $2.4 million and $18.4 million, respectively, of expenses related to AirGate PCS, Inc.'s ("AirGate") acquisition of iPCS.

(b)
Reorganization income (expense) relate to costs and adjustments that relate to iPCS' Chapter 11 filing and the related fresh start accounting adjustments to revalue iPCS' assets and liabilities to their fair value. Other costs included in reorganization expense include professional fees, adjustments to carrying value of debt, employee severance payments, employee retention payments and lease termination accruals. See iPCS' notes to its consolidated financial statements included elsewhere in this joint proxy statement-prospectus for further information.

(c)
In 2002, iPCS recorded an impairment charge of approximately $8.1 million as a result of iPCS' annual impairment testing of goodwill as required by SFAS No. 142. In addition, iPCS recorded impairment charges of approximately $53.0 million under SFAS No. 144, which consisted of approximately $23.6 million of intangible assets and $29.4 million of property and equipment.

(d)
As of the effective date of iPCS' plan of reorganization, it recognized income of approximately $132.0 million on the cancellation of debt related to the discharge of certain of its liabilities subject to compromise as required under its plan of reorganization.

(e)
In July 2000, in connection with the refinancing of iPCS' Nortel credit facility with its then existing senior secured credit facility, iPCS recorded a loss on the early extinguishment of debt of approximately $1.5 million that related to the write-off of the unamortized deferred financing costs. As required under SFAS No. 145, the loss previously reported as an extraordinary item has been reclassified as a non-operating loss.

(f)
In connection with AirGate's acquisition of iPCS, iPCS changed its method of recognizing interest expense on iPCS' then existing senior discount notes effective as of October 1, 2001. The cumulative effect of this change in accounting for the periods through September 30, 2001, was a reduction in the carrying value of the then existing senior discount notes by approximately $4.3 million along with a corresponding decrease in iPCS' net loss.

(g)
Basic and diluted loss per share for the Successor Company are calculated by dividing the net loss available to common stockholders by the weighted average number of shares of iPCS' common stock. Pursuant to iPCS' plan of reorganization, 8.6 million shares were distributed to iPCS' unsecured creditors on the effective date and the remaining 0.4 million shares held in reserve will be distributed upon resolution of disputed claims. The full nine million shares were used in the calculation of weighted average shares. The calculation was made in accordance with SFAS No. 128, "Earnings Per Share". The basic and diluted loss per share are the same because the inclusion of the incremental potential shares from any assumed exercise of stock options is antidilutive. Per share information is not presented for the Predecessor Company as it is not meaningful.

(h)
Amount includes approximately $206.7 million related to iPCS' then existing senior discount notes and other amounts owed to Sprint and other creditors. See notes to iPCS' consolidated financial statements included elsewhere in this joint proxy statement-prospectus for further information.

(i)
In connection with AirGate's acquisition of iPCS, all shares of preferred stock were converted into common shares.

(j)
As part of iPCS' plan of reorganization, its previously issued common stock was cancelled and new equity was issued to its general unsecured creditors in satisfaction and retirement of their claims.

Horizon PCS, Inc. and Subsidiaries Selected Financial Data

        Horizon PCS derived the following statement of operations and balance sheet data as of December 31, 2004 and 2003 and for the period from January 1, 2004 through September 30, 2004 and the period from October 1, 2004 through December 31, 2004 and each of the years ended December 31, 2003 and 2002, from Horizon PCS' audited consolidated financial statements, included elsewhere in this joint proxy statement-prospectus. The report from KPMG for the year ended December 31, 2003 includes an explanatory paragraph which states that there was substantial doubt about Horizon PCS' ability to continue as a going concern. Horizon PCS believes that the issues that caused KPMG to doubt Horizon PCS' ability to continue as a going concern, as well as the uncertainty related to the bankruptcy proceedings, were addressed by Horizon PCS' reorganization. Horizon PCS derived the following statement of operations and balance sheet data as of December 31, 2001 and December 31, 2000, and for the years then ended from Horizon PCS' audited consolidated financial statements, which are not included in this joint proxy statement-prospectus.

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," Horizon PCS adopted fresh start accounting as of October 1, 2004, and Horizon PCS' emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to September 30, 2004 have been designated "Predecessor Company" and as of October 1, 2004 and the periods subsequent to September 30, 2004 have been designated as "Successor Company." Under fresh start accounting, Horizon PCS' reorganization equity value was allocated to the assets based on their respective fair values and was in conformity with SFAS No. 141, Business Combinations. As a result of the implementation of fresh start accounting, Horizon PCS' financial statements after the effective date are not comparable to Horizon PCS' financial statements for prior periods.

        Horizon PCS' financial statements as of December 31, 2004 and 2003 and for the period from January 1, 2004 through September 30, 2004 and the period from October 1, 2004 through December 31, 2004, and the years ended December 31, 2003 and 2002, were audited by KPMG LLP, independent registered public accounting firm.

        Horizon PCS' historical financial statements for the periods prior to June 15, 2004 reflect its financial position and results of operations inclusive of the operation of Horizon PCS' NTELOS markets in Virginia and West Virginia. As a result of the June 15, 2004 closing of the Horizon PCS Sprint Transaction, Horizon PCS no longer operates in, or owns the assets associated with, those markets.

        The selected historical financial information set forth below should be read in conjunction with Horizon PCS' audited consolidated financial statements and, "Information about Horizon PCS—Management's Discussion and Analysis of Financial Condition and Results of Operations," and, in each case, any related notes thereto, included elsewhere in this joint proxy statement-prospectus.

					Predecessor Company
	Predecessor Company					Successor Company
	Year Ended December 31,				January 1, 2004 Through September 30, 2004
						October 1, 2004 Through December 31, 2004
	2000	2001	2002	2003
	(Dollars in thousands, except per share data)
Statements of Operations Data:
Operating revenues:
Subscriber revenues	$17,725	$77,658	$152,409	$188,672	$119,289	$28,093
Roaming revenues	8,408	38,540	55,782	61,728	49,243	15,520
Equipment revenues	3,061	7,106	7,847	5,166	4,036	1,593

Total operating revenues	29,194	123,304	216,038	255,566	172,568	45,206

Operating expenses:
Cost of service	27,452	100,516	167,128	181,306	107,138	23,812
Cost of equipment	9,775	14,872	19,189	13,351	4,154	2,261
Selling and marketing	18,026	48,993	52,601	39,550	18,812	5,767
General and administrative	12,477	28,384	41,650	38,395	21,433	7,887
Reorganization (income) expenses(a)	—	—	—	118,802	(74,613)	—
Non-cash compensation	490	1,434	681	620	145	641
Depreciation and amortization	6,135	18,519	40,271	111,310	24,568	25,539
Loss (gain) on sale of PCS assets	—	1,297	632	216	(42,063)	—
Impairment of goodwill and impact of acquisition-related deferred taxes	—	—	13,222	—	—	—

Total operating expenses	74,355	214,015	335,374	503,550	59,574	65,907

Operating income (loss)	(45,161)	(90,711)	(119,336)	(247,984)	112,994	(20,701)
Gain (loss) on exchange of stock	11,551	(400)	—	—	—	—
Interest income and other, net	4,804	5,063	2,989	885	833	271
Interest expense, net of capitalized interest	(10,318)	(27,434)	(60,601)	(44,718)	(8,702)	(3,612)
Cancellation of debt	—	—	—	—	321,944	—

Income (loss) from continuing operations before income tax (expense) benefit	(39,124)	(113,482)	(176,948)	(291,817)	427,069	(24,042)
Income tax (expense) benefit	(1,075)	—	—	6,031	—	—

Income (loss) on continuing operations	(40,199)	(113,482)	(176,948)	(285,786)	427,069	(24,042)
Income (loss) on discontinued operations	141	—	—	—	—	—

Income (loss) before extraordinary item	(40,058)	(113,482)	(176,948)	(285,786)	427,069	(24,042)

Extraordinary loss, net of tax benefit of $262 in 2000	(486)	—	—	—	—	—

Net income (loss)	(40,544)	(113,482)	(176,948)	(285,786)	427,069	(24,042)
Preferred stock dividend	(2,782)	(10,930)	(11,756)	(12,680)	(10,135)	—

Net income (loss) attributable to common stockholders	$(43,326)	$(124,412)	$(188,704)	$(298,466)	$416,934	$(24,042)

Basic and diluted loss per share attributable to common stockholders	n/a	n/a	n/a	n/a	n/a	$(2.70)

	Predecessor Company				Successor Company
	As of December 31,
	2000	2001	2002	2003	2004
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents(b)	$191,417	$123,776	$86,137	$70,651	$55,541
Property and equipment, net	109,702	214,868	239,537	171,788	106,258
Total assets	385,295	481,338	443,125	283,524	290,192
Total liabilities not subject to compromise	238,300	447,956	585,567	40,005	156,998
Liabilities subject to compromise(c)	—	—	—	670,734	—
Redeemable convertible preferred stock	134,422	145,349	157,105	169,785	—
Stockholders' equity (deficit)	12,573	(111,967)	(299,547)	(597,000)	133,194

(a)
Reorganization (income) expenses relate to expenses incurred and amounts accrued as a direct result of Horizon PCS' Chapter 11 filing and include professional fees, adjustments to carrying value of debt, employee severance payments, employee retention payments, lease termination accruals and other items. Reorganization items also include fresh-start adjustments during the period January 1, 2004 through September 30, 2004. Reorganization items are separately identified in the notes to Horizon PCS' financial statements included elsewhere in this joint proxy statement-prospectus.

(b)
Excludes restricted cash of $48.7 million, $24.1 million, $12.0 million and zero as of December 31, 2001, 2002, 2003 and 2004, respectively, relating to Horizon PCS' former senior notes.

(c)
The 2003 amount includes approximately $625.0 million related to Horizon PCS' former senior discount notes, former senior notes and former senior secured credit facility. See notes to Horizon PCS' consolidated financial statements included elsewhere in this joint proxy statement-prospectus for further information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated financial information combines the historical balance sheets and statements of operations of iPCS and Horizon PCS, with iPCS as the acquiring entity and gives effect to the merger as if it had been completed as of the beginning of the periods presented for the statements of operations and as of the date presented for the balance sheet data. Also, iPCS and Horizon PCS adopted fresh-start accounting as of July 1, 2004, and October 1, 2004, respectively, after the completion of their reorganizations under Chapter 11 of the Bankruptcy Code. The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2004, also gives effect to both companies as if each had adopted fresh-start accounting as of the beginning of their historical fiscal year.

        We derived this information from the unaudited consolidated financial statements of iPCS as of and for the three months ended December 31, 2004, the audited consolidated financial statements of iPCS for the periods ended July 1, 2004 and September 30, 2004, and the audited consolidated financial statements of Horizon PCS for the periods ended September 30, 2004 and December 31, 2004. The results of Horizon PCS for the three months ended December 31, 2004 are included in both the three months ended December 31, 2004 and the year ended December 31, 2004 as follows (in thousands): Revenues—$45,206; Operating loss—$20,701; Net loss—$24,042. These historical financial statements used in preparing the pro forma condensed financial statements are summarized and should be read in conjunction with the complete historical financial statements and related notes of iPCS and Horizon PCS, which can be found elsewhere in this joint proxy statement-prospectus.

        The unaudited pro forma condensed consolidated financial information has been prepared using the purchase method of accounting. Under this method of accounting, the purchase price is allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation reflected in the accompanying pro forma condensed consolidated balance sheet was made based on preliminary estimates and assumptions. As of the date of this filing, iPCS has not completed the external valuation studies necessary to determine the fair market value of the assets and liabilities to be acquired to complete the allocation of the purchase price. A final determination of the fair value is dependent upon certain valuations and studies, which cannot be completed until the time of the merger. The final allocation of the purchase price may be different than that reflected in the pro forma purchase price allocation and this difference may be material. There is no net tax effect in the pro forma adjustments to the statements of operations because we expect that we will continue to be in a net deferred tax asset position which will be offset by a full valuation allowance because it is not considered more likely than not that these assets will be realized due to our losses since inception. Any future realization of the valuation allowance existing at the date the merger is consummated will first be utilized to reduce goodwill and intangible assets to zero and then will be utilized to reduce income tax expense.

        The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information does not include the realization of any cost savings from operating efficiencies, synergies, or other restructurings resulting from the transaction.

        This unaudited pro forma condensed consolidated financial information reflects a preliminary purchase price of $235.368 million as calculated below (in thousands except per share amounts):

Number of Horizon PCS' shares of common stock outstanding	9,013
Exchange ratio	0.7725
Number of shares to be issued to Horizon PCS' stockholders	6,963
Average price of iPCS common stock for the period five days prior and through the five days after the March 17, 2005 date of the merger announcement	$31.07
Estimated value of iPCS common shares issued	$216,354
Estimated fair value of Horizon PCS' vested stock options to be exchanged for iPCS stock options	$6,180
Estimated fair value of unvested Horizon PCS' stock options to be exchanged for iPCS stock options	$3,684
Estimated transaction costs	$9,150

Estimated purchase price	$235,368

        The estimated purchase price has been preliminarily assigned to the net tangible and intangible assets acquired and liabilities assumed as follows:

Current assets	$67,985
Tangible noncurrent assets	110,495
Identifiable intangible assets	74,700
Goodwill	157,657
Other liabilities assumed	(31,719)
Long-term debt assumed	(143,750)

$235,368

iPCS, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2004

(Dollars in thousands)

	Historical iPCS	Historical Horizon PCS	Pro Forma Adjustments		Pro Forma Total
Assets
Current Assets:
Cash and cash equivalents	$59,958	$55,541	$(9,150	)(a)	$106,349
Accounts receivable, net	14,184	10,353	—		24,537
Receivable from Sprint	12,640	—	9,804	(b)	22,444
Inventories, net	1,657	388	—		2,045
Prepaid expenses	3,419	1,703	—		5,122
Other current assets	98	—	—		98

Total current assets	91,956	67,985	654		160,595
Property and equipment, net	119,818	106,258	—		226,076
Financing costs	6,534	4,072	—		10,606
Customer activation costs	628	279	(279	)(c)	628
Intangible assets, net	75,813	111,433	(36,733	)(d)	150,513
Goodwill	—	—	157,657	(d)	157,657
Other assets	1,147	165	—		1,312

Total assets	$295,896	$290,192	$121,299		$707,387

Liabilities and Stockholders' Equity (Deficiency)
Current Liabilities:
Accounts payable	$3,894	$4,691	$—		$8,585
Accrued expenses	13,853	14,066	—		27,919
Payable to Sprint	22,626	5,063	9,804	(b)	37,493
Deferred revenue	5,886	3,938	—		9,824
Current maturities of long-term debt and capital lease obligations	8	—	—		8

Total current liabilities	46,267	27,758	9,804		83,829
Customer activation fee revenue	628	279	(279	)(c)	628
Other long-term liabilities	2,251	3,961	—		6,212
Long-term debt and capital lease obligations, excluding current maturities	165,397	125,000	18,750	(e)	309,147

Total liabilities	214,543	156,998	28,275		399,816

Commitments and contingencies	—	—	—		—

Stockholders' Equity (Deficiency):
Preferred stock	—	—	—		—
Common stock	87	1	69	(f)	157
Additional paid-in-capital	95,275	157,235	68,913	(f)	321,423
Unearned compensation	(317)	—	—		(317)
Accumulated deficiency	(13,692)	(24,042)	24,042	(f)	(13,692)

Total stockholders' equity	81,353	133,194	93,024		307,571

Total liabilities and stockholders' equity	$295,896	$290,192	$121,299		$707,387

(a)
Reflects the payment of the estimated direct incremental transaction costs, which consist primarily of investment banker fees, legal and accounting fees and printing costs.
(b)
Reflects the adjustment to reclassify amounts receivable from Sprint to conform the presentation to be consistent with iPCS' classifications. Horizon PCS historically netted this amount in the payable to Sprint amount.
(c)
Reflects the adjustment to write-off the existing balances of Horizon PCS' deferred costs and deferred revenue associated with SAB 101 in accordance with EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree, because there is no outstanding legal obligation to be performed.
(d)
Reflects the estimated adjustments to their fair value for identifiable intangible assets. The identifiable intangible assets consist of (1) the value assigned to the Horizon PCS customer base of $13,500, (2) the value assigned to Horizon PCS' agreement with Sprint PCS of $60,000, and (3) the value assigned to the FCC licensed spectrum of $1,200. The remaining value of $157,657 was assigned to goodwill.
(e)
Reflects the adjustment to record the difference between the estimated fair value and the historical value of the Horizon PCS long-term debt.
(f)
Reflects the adjustments to eliminate Horizon PCS' historical book value of $133,194 and to record an increase to common stock of $70 and an increase to additional paid-in-capital of $226,148 to reflect the equity-related consideration paid as a part of the purchase price.

iPCS, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended September 30, 2004

(Dollars in thousands)

	For the Period from October 1, 2003 through July 1, 2004	For the Period from July 2, 2004 through September 30, 2004	Fresh Start Pro Forma Adjustments		iPCS Pro Forma for the Year Ended September 30, 2004
Revenues:
Service revenue	$107,097	$37,909	$(2,434	)(a)	$142,572
Roaming revenue	34,525	15,829	—		50,354
Equipment and other	4,240	1,644	—		5,884

Total revenues	145,862	55,382	(2,434)		198,810

Operating Expenses:
Cost of service and roaming (exclusive of depreciation as shown separately below)	(83,230)	(29,082)	1,674 (1,067	(a) )(b)	(111,705)
Cost of equipment	(12,801)	(5,584)	—		(18,385)
Selling and marketing	(20,976)	(7,996)	—		(28,972)
General and administrative	(3,550)	(1,705)	—		(5,255)
Reorganization income	60,797	—	(60,797	)(c)	—
Non-cash stock compensation expenses	—	(22)	—		(22)
Depreciation	(28,596)	(8,790)	2,226	(d)	(35,160)
Amortization of intangible assets	—	(3,051)	(9,153	)(e)	(12,204)
Gain (loss) on disposal of property and equipment	(13)	4	—		(9)

Total operating expenses	(88,369)	(56,226)	(67,117)		(211,712)

Operating income (loss)	57,493	(844)	(69,551)		(12,902)
Interest income	263	289			552
Interest expense	(10,142)	(5,425)	(4,246	)(f)	(19,813)
Cancellation of debt	131,956	—	(131,956	)(g)	—
Other income (expense), net	7	4	—		11

Net income (loss)	$179,577	$(5,976)	$(205,753)		$(32,152)

(a)
Reflects the reversal of subscriber activation fee revenue and costs recognized during the period due to the elimination of the deferred subscriber activation fee costs (asset) and deferred activation fee revenue (liability) with the adoption of fresh-start accounting

(b)
Reflects the reversal of the reduction to rent expense due to the elimination of the deferred tower rent and deferred gain on sale with the adoption of fresh-start accounting.

(c)
Reflects the reversal of reorganization costs.

(d)
Reflects the adjustment to record depreciation expense over the remaining average useful life for the revalued property and equipment.

(e)
Reflects the amortization expense for the customer relationships and Sprint PCS affiliation agreement intangible assets over their estimated remaining useful life.

(f)
Reflects the reversal of the previously recorded interest expense related to iPCS' senior secured credit facility of $6,865 and the additional interest expense for iPCS' 11.5% senior notes and related financing costs of $11,111.

(g)
Reflects the reversal of cancellation of debt income.

Horizon PCS, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2004

(Dollars in thousands)

	For the Nine Months Ended September 30, 2004	For the Three Months Ended December 31, 2004	Fresh Start Pro Forma Adjustments		Horizon PCS Pro Forma for the Year Ended December 31, 2004
Revenues:
Service revenue	$119,289	$28,092	$(1,982	)(a)	$145,399
Roaming revenue	49,243	15,520	—		64,763
Equipment and other	4,036	1,594	—		5,630

Total revenues	172,568	45,206	(1,982)		215,792

Operating Expenses:
Cost of service and roaming (exclusive of depreciation as shown separately below)	(107,138)	(23,812)	(717	)(b)	(131,667)
Cost of equipment	(4,154)	(2,261)	—		(6,415)
Selling and marketing	(18,812)	(5,767)	1,982	(a)	(22,597)
General and administrative	(21,433)	(7,887)	—		(29,320)
Reorganization income	74,613	—	(74,613	)(c)	—
Non-cash stock compensation expenses	(145)	(641)	145	(d)	(641)
Depreciation	(5,346)	(16,621)	(44,683	)(e)	(66,650)
Amortization of intangible assets	(19,222)	(8,918)	(7,532	)(f)	(35,672)
Gain (loss) on disposal of property and equipment	42,063 (g)	—	—		42,063

Total operating expenses	(59,574)	(65,907)	(125,418)		(250,899)

Operating income (loss)	112,994	(20,701)	(127,400)		(35,107)
Interest income	833	271			1,104
Interest expense	(8,702)	(3,612)	(2,357	)(h)	(14,671)
Cancellation of debt	321,944	—	(321,944	)(i)	—
Other income (expense), net	—	—	—		—

Net income (loss)	$427,069	$(24,042)	$(451,701)		$(48,674)

(a)
Reflects the reversal of subscriber activation fee revenue and costs recognized during the period due to the elimination of the deferred subscriber activation fee costs (asset) and deferred activation fee revenue (liability) upon the adoption of fresh-start accounting.

(b)
Reflects the reversal of the reduction to rent expense due to the elimination of the deferred gain on sale upon adoption of fresh-start accounting.

(c)
Reflects the reversal of reorganization costs.

(d)
Reflects the reversal of non-cash compensation expense related to previously issued options.

(e)
Reflects the adjustment to record depreciation expense over the remaining average useful life for the revalued property and equipment.

(f)
Reflects the amortization expense for the customer relationships and Sprint PCS affiliation agreement intangible assets over their estimated remaining useful life.

(g)
Horizon PCS' statement of operations included the operations of its NTELOS markets in Virginia and West Virginia through June 15, 2004. Under an asset purchase agreement, Sprint PCS purchased Horizon PCS' economic interests in these markets, including approximately 92,500 subscribers, for approximately $33.0 million, net of disputed charges owed to Sprint of approximately $4.0 million. For further information, see the notes to Horizon PCS' consolidated financial statements included elsewhere in this joint proxy statement-prospectus.

(h)
Reflects the reversal of interest expense related to the prior long term debt obligations of $8,702 and the recording of additional interest expense for Horizon PCS' 11.375% senior notes and related financing costs of $11,059.

(i)
Reflects the reversal of cancellation of debt income.

iPCS, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended 2004

(Dollars in thousands except share, per share data and exchange ratio)

	iPCS Pro Forma For the Year Ended September 30, 2004	Horizon PCS Pro Forma For the Year Ended December 31, 2004	Pro Forma Adjustments		Pro Forma Total
Revenues:
Service revenue	$142,572	$145,399	$(3,217	)(a)	$284,754
Roaming revenue	50,354	64,763	—		115,117
Equipment and other	5,884	5,630	—		11,514

Total revenues	198,810	215,792	(3,217)		411,385

Operating Expenses:
Cost of service and roaming (exclusive of depreciation as shown separately below)	(111,705)	(131,667)	3,217 (14,888	(a) )(b)	(255,043)
Cost of equipment	(18,385)	(6,415)			(24,800)
Selling and marketing	(28,972)	(22,597)	—		(51,569)
General and administrative	(5,255)	(29,320)	14,888	(b)	(19,687)
Reorganization income	—	—	—		—
Non-cash stock compensation expenses	(22)	(641)	641	(c)	(22)
Depreciation	(35,160)	(66,650)	—		(101,810)
Amortization of intangible assets	(12,204)	(35,672)	25,882	(d)	(21,994)
Gain (loss) on disposal of property and equipment	(9)	42,063 (e)	—		42,054

Total operating expenses	(211,712)	(250,899)	29,740		(432,871)

Operating income (loss)	(12,902)	(35,107)	26,523		(21,486)
Interest income	552	1,104	—		1,656
Interest expense	(19,813)	(14,671)	2,165	(f)	(32,319)
Other income (expense), net	11	—	—		11

Net income (loss)	$(32,152)	$(48,674)	$28,688		$(52,138)

Basic and diluted loss per share					$(3.21	)(g)
iPCS weighted average common shares outstanding					9,257,582
Horizon weighted average common shares outstanding			9,013,317
Exchange ratio			0.7725
Former Horizon weighted average commmon shares converted to iPCS shares					6,962,787

Pro forma weighted average common shares outstanding					16,220,369

(a)
Reflects the reclassification of early cancellation fee revenue and late fee revenue deemed uncollectible to be recorded against bad debt expense to be consistent with iPCS.

(b)
Reflects adjustments to reclassify bad debt expense ($3,971), property taxes ($1,443) and Sprint PCS affiliation agreement fee expense ($9,474) included in Horizon PCS' general and administrative expense to cost of service and roaming to be consistent with iPCS' classification of these expenses.

(c)
Reflects the adjustment to reverse non-cash compensation expense included in Horizon PCS' statement of operations. Horizon PCS adopted SFAS No. 123R, Accounting for Stock-Based Compensation as of October 1, 2004. iPCS has accounted for stock-based compensation in accordance with APB 25, Accounting for Stock Issued to Employees. There was no intrinsic value associated with the unvested Horizon PCS options that will convert to iPCS options; therefore, no value was assigned to unearned compensation cost and no additional non-cash compensation expense is included in the pro forma statement of operations.

(d)
Reflects the adjustment to amortization expense of identifiable intangible assets that would be recorded for the year ended September 30, 2004 assuming the transaction had closed on October 1, 2003. For purposes of determining this amount, the estimated life of the subscriber base intangible asset is assumed to be 30 months and the estimated life of the Sprint affiliation agreement intangible asset is assumed to be 164 months.

(e)
The financials for Horizon PCS' results of operations included the operation of its NTELOS markets in Virginia and West Virginia through June 15, 2004. Under an asset purchase agreement, Sprint PCS purchased Horizon PCS' economic interests in these markets, including approximately 92,500 subscribers, for approximately $33.0 million, net of disputed charges owed to Sprint of approximately $4.0 million. For further information, see the notes to Horizon PCS' consolidated financial statements included elsewhere in this joint proxy statement-prospectus.

(f)
Reflects the adjustment to interest expense for the adjustment to record Horizon PCS' long-term debt at fair value. The premium to the book value will be amortized to interest expense over the remaining life of the notes.

(g)
The pro forma basic and diluted loss per share is the same because the inclusion of the incremental potential shares from any assumed exercise of stock options is antidilutive.

iPCS, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended December 31, 2004

(Dollars in thousands except share, per share data and exchange ratio)

	Historical iPCS	Historical Horizon PCS	Pro Forma Adjustments		Pro Forma Total
Revenues:
Service revenue	$38,585	$28,092	$(814	)(a)	$65,863
Roaming revenue	15,748	15,520	—		31,268
Equipment and other	1,664	1,594	—		3,258

Total revenues	55,997	45,206	(814)		100,389

Operating Expenses:
Cost of service and roaming (exclusive of depreciation as shown separately below)	(29,602)	(23,812)	814 (4,474	(a) )(b)	(57,074)
Cost of equipment	(5,720)	(2,261)	—		(7,981)
Selling and marketing	(10,026)	(5,767)	—		(15,793)
General and administrative	(1,993)	(7,887)	4,474	(b)	(5,406)
Non-cash stock compensation expenses	(23)	(641)	641	(c)	(23)
Depreciation	(8,459)	(16,621)	—		(25,080)
Amortization of intangible assets	(3,048)	(8,918)	6,470	(d)	(5,496)
Gain (loss) on disposal of property and equipment	(13)	—	—		(13)

Total operating expenses	(58,884)	(65,907)	7,925		(116,866)

Operating income (loss)	(2,887)	(20,701)	7,111		(16,477)
Interest income	137	271	—		408
Interest expense	(4,974)	(3,612)	593	(e)	(7,993)
Other income (expense), net	8	—	—		8

Net income (loss)	$(7,716)	$(24,042)	$7,704		$(24,054)

Basic and diluted loss per share					$(1.48	)(f)

iPCS weighted average common shares outstanding					9,269,166
Horizon weighted average common shares outstanding			9,013,317
Exchange ratio			0.7725
Former Horizon weighted average commmon shares converted to iPCS shares					6,962,787

Pro forma weighted average common shares outstanding					16,231,953

(a)
Reflects the reclassification of early cancellation fee revenue and late fee revenue deemed uncollectible to be recorded against bad debt expense to be consistent with iPCS.
(b)
Reflects adjustments to reclassify bad debt expense ($1,689), property taxes ($364) and Sprint PCS affiliation agreement fee expense ($2,421) included in Horizon PCS' general and administrative expense to cost of service and roaming to be consistent with iPCS classification of these expenses.
(c)
Reflects the adjustment to reverse non-cash compensation expense included in Horizon PCS' statement of operations. Horizon PCS adopted SFAS No. 123R, Accounting for Stock-Based Compensation as of October 1, 2004. iPCS has accounted for stock-based compensation in accordance with APB 25, Accounting for Stock Issued to Employees. There was no intrinsic value associated with the unvested Horizon options that will convert to iPCS options; therefore, no value was assigned to unearned compensation cost and no additional non-cash compensation expense is included in the pro forma statement of operations.
(d)
Reflects the adjustment to amortization expense of identifiable intangible assets that would be recorded for the three months ended December 31, 2004 assuming the transaction had closed on October 1, 2004. For purposes of determining this amount the estimated life of the subscriber base intangible asset is assumed to be 30 months and the estimated life of the Sprint PCS affiliation agreement intangible asset is assumed to be 164 months.
(e)
Reflects the adjustment to interest expense for the adjustment to record Horizon PCS' long-term debt at fair value. The premium to the book value will be amortized to interest expense over the remaining life of the notes.
(f)
The pro forma basic and diluted loss per share is the same because the inclusion of the incremental potential shares from any assumed exercise of stock options is antidilutive.

INFORMATION ABOUT iPCS

Business

        iPCS is a Sprint PCS Affiliate, the operator of a 100% digital personal communications service, or PCS, wireless network with licenses to provide voice and data service to the entire United States population using a single frequency band and a single technology. As a Sprint PCS Affiliate, iPCS has the exclusive right to provide wireless mobility communications services and products under the Sprint brand name in the territory licensed to iPCS by Sprint PCS. iPCS owns and is responsible for building, operating and managing the portion of the PCS wireless network of Sprint PCS located in iPCS' territory. iPCS' network is designed to offer a seamless connection with the wireless network of Sprint PCS and uses the same technology as Sprint PCS to transmit wireless calls. iPCS has completed the required build-out of its portion of the PCS wireless network of Sprint PCS, although iPCS may elect to build-out additional markets in its territory. iPCS offers national calling plans designed by Sprint PCS, as well as local plans tailored to the markets within its territory. iPCS markets Sprint PCS products and services through a number of distribution outlets located in its territory, including its own retail stores, major national retailers (including RadioShack and Best Buy stores) and local third-party distributors. iPCS' territory consists of 40 markets—known as "basic trading areas" or BTAs—located primarily in Illinois, Michigan, Iowa and eastern Nebraska. Based on the 2000 population counts compiled by the U.S. Census Bureau and adjusted by estimated growth rates from third party proprietary demographic databases, at December 31, 2004, iPCS' licensed territory had a total population of approximately 7.8 million residents, of which iPCS' wireless network covered approximately 5.9 million residents. At December 31, 2004, iPCS had approximately 249,200 subscribers in all of its markets.

Reorganization

        iPCS, Inc. was formed as a Delaware corporation in March 2000 as the holding company of iPCS Wireless, the successor of Illinois PCS, which is the party to iPCS' affiliation agreements with Sprint PCS. On November 30, 2001, AirGate PCS, Inc. acquired 100% of the shares of iPCS by means of a stock-for-stock merger. iPCS was designated as an unrestricted subsidiary of AirGate and both companies operated as separate business entities. iPCS filed a voluntary petition in bankruptcy court pursuant to Chapter 11 of the Bankruptcy Code on February 23, 2003. From the date of its bankruptcy filing through the effective date of its plan of reorganization, iPCS operated its business and managed its assets as debtors-in-possession, subject to the supervision of the bankruptcy court, without obtaining debtor-in-possession financing. On April 30, 2004, iPCS, through a newly formed special purpose entity, issued $165.0 million in aggregate principal amount of 11.5% senior notes, the net proceeds of which offering were deposited into an escrow account to be used in accordance with iPCS' plan of reorganization upon confirmation by the bankruptcy court and effectiveness.

        On July 9, 2004, the bankruptcy court confirmed iPCS' plan of reorganization and declared it effective as of July 20, 2004. Pursuant to the terms of iPCS' plan of reorganization, on the effective date iPCS paid a portion of the net proceeds from the iPCS senior notes offering to satisfy in full the balance outstanding under iPCS' then-existing senior secured credit facility and to permanently retire the loans thereunder. The remaining net proceeds from the iPCS senior notes were used to satisfy all other secured claims, administrative and other priority claims and unsecured convenience claims and to pay fees and expenses related to the reorganization, as well as for general corporate purposes. Additionally, all of iPCS' subordinated claims were discharged and all of iPCS' then existing capital stock was cancelled.

        iPCS' plan of reorganization authorized it to issue ten million shares of its common stock upon emergence from bankruptcy. On the effective date of its plan of reorganization, iPCS issued 8.6 million shares of common stock to its general unsecured creditors who held undisputed claims, including holders of its then-existing senior discount notes, in satisfaction and retirement of their claims. iPCS also reserved 400,002 shares of its common stock for future issuances to its general unsecured creditors upon resolution of their disputed claims, which claims totaled approximately $9.7 million at December 31, 2004. Since December 31, 2004, iPCS has distributed 109,233 shares of the reserved shares, leaving 290,769 shares reserved for iPCS' remaining disputed unsecured claims. Accordingly, iPCS' former general unsecured creditors are now iPCS' principal equity holders. An additional one million shares were reserved for issuance to certain members of iPCS' management, directors and other employees through iPCS' Amended and Restated 2004 Long-Term Incentive Plan.

        With respect to Sprint, iPCS' plan of reorganization provided for the following:

  •
  the assumption of iPCS' affiliation agreements with Sprint PCS, as amended to provide iPCS a number of benefits;

  •
  the settlement of all claims by and between iPCS and Sprint which resulted in iPCS' write-off of all prepetition claims, as set forth in a settlement agreement and mutual release between iPCS and Sprint; and

  •
  the payment by iPCS to Sprint, in cash, of approximately $5.1 million in full and complete satisfaction of iPCS' obligation to cure defaults under iPCS' affiliation agreements with Sprint PCS.

        iPCS' plan of reorganization also provided for various other matters relating to iPCS' operations post-reorganization, including the following:

  •
  iPCS' assumption of all contracts and leases that had not been previously rejected;

  •
  the appointment of Timothy M. Yager as president and chief executive officer and director;

  •
  the appointment of four new directors to the iPCS board of directors as selected by the committee of unsecured creditors; and

  •
  iPCS' release of any and all claims against: (i) all of iPCS' officers, directors and employees, in each case, as of the date of the commencement of the hearing on the disclosure statement; (ii) iPCS' creditors' committee and all of its members, in their respective capacities as such; (iii) trustee under the indenture for iPCS' existing senior discount notes, in its capacity as such; (iv) the lenders under iPCS' senior secured credit facility, in their capacities as such; (v) the agent for the lenders under iPCS' senior secured credit facility, in its capacity as such; (vi) the holders of the iPCS' senior notes in their capacity as such; and (vii) with respect to each of the above-named persons, such person's present affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

        iPCS was required to file periodic reports under the Exchange Act in connection with its registration statements related to its previously outstanding senior discount notes and its previously outstanding warrants to purchase its common stock. iPCS failed to file a Form 10-K for fiscal year ended September 30, 2002. Prior to the due date for filing the Form 10-K in December 2002, and in anticipation of its forthcoming bankruptcy filing, iPCS requested relief from the SEC from the obligation to file that Form 10-K because of the substantial costs of compliance with such requirement. Then, in February 2003, iPCS declared bankruptcy. Subsequent to the bankruptcy filing, the SEC advised iPCS that it would not grant iPCS relief from filing the Form 10-K. As iPCS was then in bankruptcy and was committing its management and economic resources to its efforts to emerge from bankruptcy, iPCS did not file the Form 10-K after the SEC's denial of its request for relief from filing. For reporting periods beginning October 1, 2002, iPCS' obligation to file periodic reports under the Exchange Act was automatically suspended because it had fewer than 300 holders of record of its securities.

Relationship With Sprint

        Sprint directly operates its PCS network which utilizes code division multiple access ("CDMA") technology in major markets throughout the United States and has entered into independent agreements with various companies such as iPCS, under which each has become a Sprint PCS Affiliate and has agreed to construct and manage PCS networks which utilize CDMA in smaller metropolitan areas and along major highways designed to operate seamlessly with the Sprint PCS network. CDMA is a digital spread-spectrum wireless technology that allows a large number of users to access a single frequency band by assigning a code to all speech bits, sending a scrambled transmission of the encoded speech over the air and reassembling the speech into its original format. Sprint PCS, together with its affiliates, operates PCS systems in over 300 metropolitan markets, including the 100 largest U.S. metropolitan areas. Sprint PCS' service, including third party affiliates like iPCS, reaches approximately a quarter billion people.

        Pursuant to iPCS' affiliation agreements with Sprint PCS, iPCS agreed to offer PCS services using Sprint's spectrum under the Sprint brand name on a wireless network built and operated at iPCS' own expense. A network build-out consists of installing radio base stations, switches and other PCS transmission equipment and software in order to operate a wireless network in accordance with the requirements of iPCS' affiliation agreements with Sprint PCS. iPCS also agreed to provide network coverage to a minimum percentage of the population in its territory within specified time periods. Sprint PCS has notified iPCS that, based on the information it has provided to Sprint PCS, as of March 26, 2004, iPCS has completed the required build-out of its network, including those aspects of the build-out that were not required to be completed until a future date, and iPCS is in compliance with all applicable build-out requirements. The build-out of iPCS' territory has significantly extended Sprint PCS wireless coverage in the midwestern regions of the United States.

        iPCS believes that its strategic relationship with Sprint PCS provides significant competitive advantages. In particular, iPCS believes that its affiliation agreements with Sprint PCS allow iPCS to offer high quality, nationally branded wireless voice and data services for lower cost and lower capital requirements than would otherwise be possible. For example, iPCS benefits from its relationship with Sprint PCS in the following ways:

  •
  Strong brand recognition and nationwide advertising. iPCS believes that it benefits from Sprint PCS' national and regional television, radio, print, outdoor and other advertising campaigns.

  •
  National retailer sales. National retailers with existing distribution relationships with Sprint PCS market Sprint PCS products and services under the highly recognizable Sprint and Sprint PCS brand names in their stores in iPCS' territory.

  •
  Sprint PCS network. iPCS' subscribers can immediately access PCS systems in over 300 major metropolitan markets, including the 100 largest U.S. metropolitan areas.

  •
  Advanced technology. iPCS believes that the CDMA technology used by Sprint PCS offers advantages in capacity and voice quality, as well as access to advanced features, such as Sprint PCS' suite of PCS Vision products.

  •
  Handset availability and pricing. Sprint PCS' purchasing leverage allows iPCS to acquire the latest innovative handsets more quickly and at a lower cost than iPCS could without its affiliation with Sprint PCS.

  •
  National reseller agreements. iPCS receives additional revenue as a result of Sprint PCS' relationships with wireless resellers, such as Virgin Mobile, when subscribers of those resellers use iPCS' portion of the Sprint PCS network.

Markets

        iPCS believes it operates in attractive markets with favorable roaming and travel characteristics. iPCS' territory is located near or around several large U.S. urban centers, including Chicago, Illinois, Detroit, Michigan, Des Moines, Iowa, Indianapolis, Indiana, Omaha, Nebraska, and St. Louis, Missouri. iPCS' territory includes significant distances of interstate highways comprising the principal travel corridors between these large urban centers. As a result of iPCS' extensive network coverage of the major and secondary highways in its territory, it has consistently received significant roaming revenue from wireless subscribers using iPCS' portion of the Sprint PCS network. In addition, iPCS' markets include approximately 40 colleges and universities with a total enrollment of approximately 200,000 students. iPCS believes that colleges and universities in its markets result in additional subscribers and increased roaming revenue from wireless subscribers using iPCS' portion of the Sprint PCS network. These market characteristics have led to a favorable ratio of Sprint PCS subscribers from outside iPCS' territory and subscribers of other wireless service providers using iPCS' portion of the Sprint PCS network as compared to iPCS' subscribers using wireless communications networks outside iPCS' territory.

        The following table lists the location, basic trading area number, megahertz of spectrum licensed and estimated total residents for each of the basic trading areas that comprise iPCS' territory under its affiliation agreements with Sprint PCS as of December 31, 2004. The number of estimated covered residents for each basic trading area does not represent the number of iPCS' subscribers in such basic trading area, nor does it represent the number of subscribers that iPCS expects to be based in such basic trading area. At December 31, 2004, iPCS has approximately 249,200 subscribers in all iPCS' markets.

Location	Basic Trading Area No.(1)	MHz of spectrum	Estimated Total Population(2)	Estimated Covered Population(3)
Grand Rapids, MI	169	30	1,107,042	971,551
Saginaw-Bay City, MI	390	30	629,109	458,705
Peoria, IL	344	10	462,289	405,988
Davenport, IA and Moline, IL	105	30	429,145	406,108
Cedar Rapids, IA	70	30	292,398	241,867
Springfield, IL	426	10	268,645	243,465
Waterloo-Cedar Falls, IA	462	20	266,283	160,967
Traverse City, MI	446	30	250,514	184,934
Decatur-Effingham, IL	109	10	249,052	193,897
Bloomington, IL	46	10	241,752	223,390
Omaha (Partial), NE(3)	332	30	235,440	123,935
Champaign-Urbana, IL	71	20	231,281	220,035
Muskegon, MI	310	30	227,225	210,488
Des Moines, IA (Partial)(3)	111	30	218,327	126,263
Dubuque, IA	118	30	179,892	115,353
LaSalle-Peru-Ottawa-Streator, IL	243	20	153,319	134,800
Grand Island-Kearney, NE	167	30	150,414	101,353
Clinton, IA and Sterling, IL	86	30	148,141	110,687
Mount Pleasant, MI	307	30	139,440	114,742
Kankakee, IL	225	20	136,106	118,170
Burlington, IA	61	30	136,015	108,612
Iowa City, IA(3)	205	30	133,253	128,056
Fort Dodge, IA	150	30	127,814	50,128
Ottumwa, IA	337	30	123,752	67,787
Mount Vernon-Centralia, IL	308	30	123,023	107,490
Mason City, IA	285	30	116,057	60,079
Norfolk, NE	323	30	111,967	39,626
Petoskey, MI	345	30	110,820	1,371
Danville, IL	103	20	110,012	83,158
Lincoln, NE (Partial)(3)	256	30	96,653	29,753
Galesburg, IL	161	10	74,506	70,273
Hastings, NE	185	30	73,405	37,784
Jacksonville, IL	213	10	70,023	34,093

Mattoon, IL	286	10	64,763	62,682
Lansing, MI (Partial)(3)	241	30	62,505	50,851
Sault Ste. Marie, MI	409	30	57,605	3,557
Battle Creek, MI (Partial)(3)	33	30	57,599	34,254
Marshalltown, IA	283	30	57,452	36,888
St. Louis, MO (Partial)(3)	394	30	49,120	19,134
Terre Haute, IN (Partial)(3)	442	30	2,998	2,998

Total			7,775,156	5,895,272

(1)
BTA No. refers to the Basic Trading Area number assigned to that market by the FCC for the purposes of issuing licenses for wireless services.

(2)
Estimated total population is based on the 2000 population counts compiled by the U.S. Census Bureau adjusted by estimated growth rates from third party proprietary demographic databases.

(3)
Estimated covered population is based on iPCS' actual network coverage measured by third party proprietary mapping software using the 2000 population counts compiled by the U.S. Census Bureau adjusted by estimated growth rates from third party proprietary demographic databases.

Network Operations

        The effective operation of iPCS' network requires:

  •
  public switched and long distance interconnection;

  •
  the implementation of roaming arrangements; and

  •
  the development of network monitoring systems.

        iPCS' network connects to the public switched telephone network to facilitate the origination and termination of traffic between the wireless network and both local exchange and long distance carriers. Through iPCS' arrangements with Sprint PCS and Sprint PCS' arrangements with other wireless service providers, iPCS' subscribers have roaming capabilities on certain other PCS networks utilizing similar CDMA technology. iPCS monitors its network during normal business hours. For after-hours monitoring, the PCS Network Operating Centers of Sprint PCS provide 24-hour, seven-day-a-week monitoring of the Sprint PCS network in iPCS' territory and real-time notification to iPCS' designated personnel.

        As of December 31, 2004, iPCS' portion of the Sprint PCS network in its territory included 672 base stations and two switching centers.

Products and Services

        iPCS offers wireless voice and data products and services throughout iPCS' territory under the Sprint brand name. iPCS' services are typically designed to align with the service offerings of Sprint PCS and to integrate with the Sprint PCS network. The PCS service packages iPCS currently offers include the following:

        100% digital wireless network.    iPCS is part of the 100% digital PCS wireless network of Sprint PCS. Sprint PCS has licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands, using a single frequency band and a single technology. Sprint PCS, together with third party affiliates like iPCS, operates PCS systems in over 300 metropolitan markets, including the 100 largest U.S. metropolitan areas. Sprint PCS' service, including third party affiliates, reaches a quarter billion people. Sprint PCS provides service through a combination of:

  •
  operating its own digital network in major U.S. metropolitan areas using CDMA digital spread-spectrum wireless technology;

  •
  affiliating with other companies, such as iPCS, that use CDMA, mainly in and around smaller U.S. metropolitan areas;

  •
  roaming on other providers' digital networks that use CDMA; and

  •
  roaming on other providers' analog cellular networks using multi-mode and multi-band handsets.

        Sprint PCS customers can use their phones through roaming agreements in countries other than the United States, including areas of:

  •
  Asia Pacific, including China, Guam, Hong Kong and New Zealand;

  •
  Canada and Mexico;

  •
  Central and South America, including Argentina, Bolivia, Chile, Colombia, Ecuador, Guatemala, Paraguay and Uruguay; and

  •
  Most major Caribbean Islands.

        Third generation services.    iPCS believes CDMA technology allows existing CDMA networks to be upgraded to the next generation in a timely and cost-efficient manner. iPCS, along with Sprint PCS, launched third generation (3G) capability in iPCS' territory in the third quarter of 2002. This capability allows more efficient utilization of iPCS' network when voice calls are made using 3G-enabled handsets, which are handsets with increased capacity. It also enables the provision of enhanced data services. The service, marketed as "PCS Vision," allows iPCS' subscribers to use their PCS Vision-enabled devices to check e-mail, take and receive pictures, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly with speeds of up to 144 kilobytes per second with average throughput speeds in the range of 50-70 kilobytes per second. Sprint has announced its plan to deploy Evolution Data Optimized ("EV-DO") technology across its network. With average user speeds of 300 to 500 kilobytes per second and peak rates of up to 2.4 Megabits per second for downloads, EV-DO will accelerate mobile-device data speeds by up to ten times faster than on the current network. Sprint expects to design, deploy, and launch its EV-DO service in the majority of the top metropolitan markets in 2005. iPCS is currently evaluating the initial deployment of EV-DO in portions of several of its markets, and anticipates an initial deployment in a portion of one of its markets by December 31, 2005. iPCS is still evaluating the deployment of EV-DO over its entire network and the timing of any such deployment.

        Clear Pay/account spending limit.    Under the PCS service plans of Sprint PCS, subscribers who do not meet certain credit criteria can nevertheless select any plan offered subject to an account spending limit to control credit exposure. Prior to May 2001, these subscribers were required to make a deposit generally ranging from $125 to $250 that could be credited against future billings. In May 2001, the deposit requirement was eliminated on certain credit classes, under the no deposit account spending limit (NDASL) program which was subsequently renamed "Clear Pay". From May 2001 to February 2002, a majority of iPCS' subscriber additions were under the Clear Pay/NDASL program. On February 24, 2002, along with certain other Sprint PCS Affiliates, iPCS reinstated the $125 deposit requirement for certain credit classes that was in place prior to May 2001 in an effort to limit iPCS' exposure to bad debt relative to these credit classes. This new program is referred to as "Clear Pay II" and is not a national Sprint PCS program. Since the implementation of Clear Pay II in February 2002, iPCS has experienced a significant decline in subscriber additions, but the credit quality of those additions has improved. In February 2003, iPCS increased its deposit requirement for Clear Pay II from $125 to $250. In December 2003, iPCS implemented a new credit matrix which requires the majority of the sub-prime subscribers to deposit a minimum of $125 when activating service.

        Other services.    iPCS may also offer wireless local loop services in its territory, but only where Sprint PCS is not a local exchange carrier. Wireless local loop service is a wireless substitute for the landline-based telephones in homes and businesses whereby subscribers are connected to the public switched telephone network using radio signals rather than copper wire for part or all of the connection between the subscriber and the switch. iPCS also believes that new features and services will be developed on the Sprint PCS network to take advantage of CDMA technology. Sprint PCS conducts ongoing research and development to produce innovative services that are intended to give Sprint and Sprint PCS Affiliates a competitive advantage. iPCS may incur additional expenses in modifying its technology to provide these additional features and services.

Roaming

        Sprint PCS roaming.    Sprint PCS roaming includes both inbound roaming, when Sprint PCS wireless subscribers based outside of iPCS' territory use its network, and outbound roaming, when iPCS' subscribers use the Sprint PCS network outside of iPCS' territory. iPCS has a reciprocal per minute fee with Sprint PCS for inbound and outbound Sprint PCS roaming. Effective as of April 1, 2004, which date was the effective date of the amendments to iPCS' affiliation agreements with Sprint PCS, the reciprocal rate is $0.058 per minute through December 31, 2006. Thereafter, the rate will be calculated based upon a predetermined formula specified in iPCS' affiliation agreements with Sprint PCS. Immediately prior to the amendments to iPCS' affiliation agreements with Sprint PCS, the reciprocal rate was $0.041 per minute. iPCS' ratio of inbound to outbound roaming with Sprint PCS for the quarter ended December 31, 2004 was 1.5 to 1, respectively, and is expected to decline over time. Sprint PCS roaming revenue is not subject to the 8% affiliation fee that Sprint PCS retains on revenues billed to subscribers based in iPCS' territory.

        In addition to the reciprocal per minute fee for the Sprint PCS roaming discussed above, iPCS also recognizes roaming revenue and expense related to data usage from PCS Vision services when wireless subscribers are using such services outside of their home territory. iPCS recognizes revenue when a wireless subscriber based outside of its territory uses PCS Vision data services in iPCS' territory and iPCS recognizes expense when iPCS' subscribers use such services on the Sprint PCS network outside of iPCS' territory. This roaming activity is settled on a per kilobyte ("Kb") basis. For 2003, the rate was approximately $0.0013 per Kb, and for 2004 the rate is $0.0020 per Kb. Pursuant to the amendments to iPCS' affiliation agreements with Sprint PCS, the current rate of $0.0020 per Kb is fixed through December 31, 2006. Thereafter, the rate will be calculated based upon a predetermined formula specified in iPCS' affiliation agreements with Sprint PCS.

        Non-Sprint PCS roaming.    Non-Sprint PCS roaming includes both inbound non-Sprint PCS roaming, when non-Sprint PCS subscribers use iPCS' network, and outbound non-Sprint PCS roaming, when iPCS' subscribers use a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when another wireless service provider's subscriber uses iPCS' portion of the Sprint PCS network, iPCS earns inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of iPCS' portion of the Sprint PCS network, and as part of iPCS' collected revenues, iPCS is entitled to 92% of these fees. Currently, pursuant to iPCS' services agreements with Sprint PCS, Sprint bills these wireless service providers for these roaming fees and passes iPCS' portion of the fees to iPCS. When another wireless service provider provides service to one of iPCS' subscribers, iPCS pays outbound non-Sprint PCS roaming fees. Sprint PCS then bills iPCS' subscribers for use of that provider's network at rates specified in their contract and pays iPCS 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis. iPCS bears the collection risk for all service.

        Reseller agreements.    iPCS also recognizes revenue from subscribers of various wholesale resellers of personal communications service when those subscribers use the iPCS portion of the Sprint PCS network. These reseller agreements are negotiated by Sprint PCS, and iPCS receives a per minute rate for each minute that the subscribers of these resellers use iPCS' portion of the Sprint PCS network. These subscribers may be based within or outside iPCS' territory. In March 2004, iPCS entered into a resale agreement with Virgin Mobile under the terms of an agreement between Sprint PCS and Virgin

Mobile. iPCS' resale agreement allows Virgin Mobile to sell prepaid wireless services in iPCS' markets, from which iPCS' will receive wholesale revenue from Virgin Mobile. On November 1, 2004, iPCS amended its affiliation agreements with Sprint PCS to provide for iPCS' participation in all resale arrangements between Sprint PCS and resellers that are entered into, renewed or extended by Sprint PCS prior to December 31, 2006, provided the terms and conditions of such resale arrangement are at least as favorable to iPCS as the terms and conditions of the resale arrangement between Sprint PCS and AT&T Corp. at the time such arrangement was terminated. Additionally, iPCS' obligation to participate in such a resale arrangement is subject to a minimum pricing floor for voice minutes of use.

Marketing Strategy

        iPCS marketing strategy is to complement Sprint's national marketing strategies with techniques tailored to each of the specific markets in iPCS' territory.

        Use of Sprint's brand.    iPCS features exclusively and prominently the nationally recognized Sprint brand name in its marketing and sales efforts. From the subscribers' point of view, they use the iPCS portion of the Sprint PCS network and the rest of the Sprint PCS network as a unified network.

        Advertising and promotions.    Sprint promotes its products through the use of national as well as regional television, radio, print, outdoor and other advertising campaigns. In addition to Sprint's national advertising campaigns, iPCS advertises and promotes Sprint PCS products and services on a local level in iPCS' markets at iPCS' cost. iPCS has the right to use any promotional or advertising materials developed by Sprint and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements, and material costs and incremental printing costs. iPCS also benefit from any advertising or promotion of Sprint PCS products and services by third party retailers in iPCS' territory, such as RadioShack and Best Buy. iPCS must pay the cost of specialized Sprint print advertising by third party retailers. Sprint also runs numerous promotional campaigns which provide subscribers with benefits such as additional features at the same rate or free minutes or kilobytes of use for limited time periods. iPCS offers these promotional campaigns to potential subscribers in iPCS' territory.

        Sales force with local presence.    iPCS has established local sales forces to execute iPCS' marketing strategy through its company-owned retail stores, local distributors, direct business-to-business contacts and other channels.

Sales and Distribution

        iPCS sales and distribution plan is designed to mirror Sprint's multiple channel sales and distribution plan and to enhance it through the development of local distribution channels. Key elements of iPCS' sales and distribution plan consist of the following:

        Sprint PCS retail stores.    As of December 31, 2004, iPCS operated fifteen Sprint PCS stores at various locations within iPCS' territory. These stores provide iPCS with a local presence and visibility in certain markets within its territory. Following the Sprint PCS model, these stores are designed to facilitate retail sales, subscriber activation, bill collection and customer service. In addition to retail stores that it operates, iPCS began in 2003 to enter into agreements with exclusive agents which operate Sprint PCS stores in iPCS' territory to further expand its distribution channels. These "branded stores" function similarly to iPCS' company-owned stores but are operated by a third party. These third parties purchase equipment from iPCS, resell it to the consumer and receive compensation from iPCS in the form of commission. As of December 31, 2004, iPCS has sixteen of these branded stores and kiosks operating in its territory. In fiscal year 2005, iPCS plans to add ten company-owned Sprint PCS retail stores and to re-emphasize obtaining new subscribers from iPCS' retail stores and branded stores in iPCS' territory.

        National third party retail stores.    Sprint PCS has national distribution agreements with various national retailers such as RadioShack and Best Buy for such retailers to sell Sprint PCS products. These national agreements cover retailers' stores in iPCS' territory, and as of December 31, 2004, these retailers had approximately 245 locations in that territory.

        Local third party distributors.    iPCS contracts directly with local third party distributors in its territory. These retailers are typically local businesses that have a presence in iPCS' markets. Local third party distributors purchase handsets and other PCS retail equipment from iPCS and market Sprint PCS services on iPCS' behalf. iPCS is responsible for managing this distribution channel and as of December 31, 2004, these local third party distributors had approximately 160 locations within iPCS' licensed territory. iPCS compensates local third party distributors through commissions for subscriber activations.

        Electronic commerce.    Sprint PCS maintains an Internet site, www.sprintpcs.com, which contains information on Sprint PCS products and services. A visitor to the Sprint PCS Internet site can order and pay for a handset and select a rate plan. Sprint PCS wireless subscribers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. iPCS recognizes the revenues generated by wireless subscribers in its territory who purchase Sprint PCS products and services over the Sprint PCS Internet site.

        Distribution mix.    During the quarter ended December 31, 2004, the approximate percentage of iPCS' new subscribers that originated from each of its distribution channels is as follows:

Quarter Ended December 31, 2004
Sprint retail stores	34%
National third party retail stores	19
Local third party distributors (including branded stores)	28
Other	19

100%

Seasonality

        iPCS' business is subject to seasonality because the wireless telecommunications industry historically has been heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher subscriber additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including:

  •
  the use of retail distribution, which is dependent upon the year-end holiday shopping season;

  •
  the timing of new product and service announcements and introductions;

  •
  competitive pricing pressures; and

  •
  aggressive marketing and promotions.

Technology

        General.    In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless personal communications services. Wireless personal communications services differ from original analog cellular telephone service principally in that wireless personal communications services networks operate at a higher frequency and employ advanced digital technology. Analog-based networks send signals in which the transmitted signal resembles the input signal, the caller's voice. Digital networks convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital networks also achieve greater frequency reuse than analog networks, resulting in greater capacity than analog networks. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless personal communications services or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks.

        Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The FCC has not mandated a universal air interface protocol for digital wireless personal communications services networks. Digital wireless personal communications networks operate under one of three principal air interface protocols: CDMA, time division multiple access ("TDMA") or global systems for mobile communications ("GSM"). TDMA and GSM communications are both time division multiple access networks but are incompatible with each other. CDMA is incompatible with both GSM and TDMA networks. Accordingly, a subscriber of a network that utilizes CDMA technology is unable to use a CDMA handset when traveling in an area not served by CDMA-based wireless personal communications services operators unless he or she is carrying a dual-band/dual-mode handset that permits use of the analog cellular network in that area. The same issue would apply to users of TDMA or GSM networks. All of the wireless personal communications services operators now have dual-mode or tri-mode handsets available to their subscribers. Because digital networks do not cover all areas in the country, these handsets will remain necessary for segments of the subscriber base.

        Benefits of CDMA technology.    The Sprint PCS network and the networks of Sprint PCS Affiliates all use digital CDMA technology, which is a digital spread-spectrum wireless technology that allows a large number of users to access a single frequency band by assigning a code to all speech bits, sending a scrambled transmission of the encoded speech over the air and reassembling the speech into its original format. iPCS believes that CDMA provides important network performance benefits such as:

  •
  Greater capacity. iPCS believes, based on studies by CDMA manufacturers and iPCS' experience since its inception, that CDMA networks can provide network capacity that is approximately seven to ten times greater than that of analog technology and approximately three times greater than TDMA and GSM digital networks;

  •
  Privacy and security. CDMA technology combines a constantly changing coding scheme with a low power signal to enhance call security and privacy;

  •
  Soft hand-off. CDMA networks transfer calls throughout the CDMA network using a technique referred to as a soft hand-off, which connects a mobile subscriber's call with a new base station while maintaining a connection with the base station currently in use. CDMA networks monitor the quality of the transmission received by multiple base stations simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another base station. Analog, TDMA and GSM networks use a "hard hand-off" and disconnect the call from the current base station as it connects with a new one without any simultaneous connection to both base stations;

  •
  Simplified frequency planning. Frequency planning is the process used to analyze and test alternative patterns of frequency used within a wireless network to minimize interference and maximize capacity. Unlike TDMA-and GSM-based networks, CDMA-based networks can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management;

  •
  Longer battery life. Due to their greater efficiency in power consumption, CDMA handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies; and

  •
  Efficient migration path. iPCS believes that CDMA technology has an efficient and incremental migration path to next generation voice and data services. Unlike technologies that require essentially a replacement investment to upgrade, CDMA upgrades can be completed incrementally. As of December 31, 2004, iPCS has completed the first step which is conversion to 1xRTT on approximately 98% of its covered population. Additional steps beyond 1xRTT can be taken as demand for more robust data services or need for additional capacity develops for similar capital investment levels. iPCS is currently evaluating the initial deployment of EV-DO in portions of several of its markets, and anticipates an initial deployment in a portion of one of its markets by December 31, 2005. iPCS is still evaluating the deployment of EV-DO over its entire network and the timing of any such deployment.

Competition

        Competition in the wireless telecommunications industry is intense. iPCS competes with a number of wireless service providers in its markets. Because iPCS generally operates in less populated markets, iPCS believes that it faces fewer competitors in most of iPCS' markets than wireless providers operating in more urban areas typically face. iPCS believes that its primary competition is with national and regional wireless service providers such as ALLTEL, SunCom, Cingular Wireless, U.S. Cellular, Nextel Communications, Nextel Partners, T-Mobile and Verizon Wireless. The number of competitors in certain of iPCS' markets was recently reduced by the combination of Cingular and AT&T Wireless. The announced merger between Sprint and Nextel is expected to eliminate another competitor, although the exact impact of the merger on Sprint PCS Affiliates is unknown at this time. Additional industry consolidation may continue to reduce the number of competitors in iPCS' markets. While iPCS competes with one or more wireless carriers in each of the markets in its territory, none of these wireless service providers provide services in all of the markets in iPCS' territory.

        On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced that they had signed a merger agreement, pursuant to which Sprint Corporation and Nextel Communications, Inc. would merge and combine their operations. Nextel Communications, Inc. operates a wireless telecommunications network in portions of iPCS' service areas. In addition, Nextel Partners, Inc., a company which is affiliated with Nextel Communications, Inc., operates a wireless communications network in portions of iPCS' service areas. Pursuant to iPCS' affiliation agreements with Sprint PCS, Sprint PCS has granted iPCS certain exclusivity rights within iPCS' service areas. iPCS believes that, depending upon the actions of Sprint following the closing of the merger, Sprint would be in violation of the exclusivity provisions of iPCS' affiliation agreements with Sprint PCS. Sprint has announced that it will pursue discussions with the Sprint PCS Affiliates toward a modification of iPCS' affiliation agreements as a result of the Sprint/Nextel merger. iPCS does not know the terms of Sprint's proposal, or whether iPCS and Sprint will ultimately agree on mutually satisfactory terms for a revised affiliation agreement. It is likely that such a revised affiliation agreement will make material changes to iPCS' business and operations and may result in iPCS making significant payments to lease or acquire network assets and subscribers or to otherwise modify iPCS' network and marketing plans. The announcement and closing of the Sprint/Nextel merger may give rise to a negative reaction by iPCS' existing and potential customers and a diminution in brand recognition or loyalty, which may have an adverse effect on iPCS' revenues. If necessary, iPCS intends to enforce its rights, whether through seeking injunctive relief or otherwise, to the extent that Sprint violates or threatens to violate the terms of iPCS' affiliation agreements with Sprint PCS. In the event that the Sprint/Nextel merger, or any other business combination involving Sprint, is consummated, iPCS may also incur significant costs associated with integrating Sprint's merger partner onto its network. In addition, the proposed Sprint/Nextel merger, or any other such business combination involving Sprint, imposes a degree of uncertainty on the future of iPCS' business and operations insofar as it may lead to a change in Sprint PCS' affiliate strategy.

        iPCS also faces competition from resellers, which provide wireless services to customers but do not hold FCC licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a licensed carrier and resell services through their own distribution network to the public.

        In addition, iPCS competes with providers of existing communications technologies, such as paging, enhanced specialized mobile radio service dispatch and conventional landline telephone companies, in iPCS' markets. Potential users of wireless personal communications services networks may find their communications needs satisfied by other current and developing technologies. One- or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller.

        In the future, iPCS expects to face increased competition from entities providing similar services using other communications technologies, including satellite based telecommunications and wireless cable networks. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

        Many of iPCS' competitors have significantly greater financial and technical resources and larger subscriber bases than iPCS does. In addition, some of iPCS' competitors may be able to offer regional coverage in areas not served by the Sprint PCS network, or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those that iPCS offers. Wireless personal communications service operators will likely compete with iPCS in providing some or all of the services available through iPCS' portion of the Sprint PCS network and may provide services that iPCS does not. Additionally, iPCS expects that existing cellular providers will continue to upgrade their networks to provide digital wireless communication services competitive with Sprint. Currently, there are five national wireless providers who are generally all present in major markets across the country. In January 2003, the FCC rule imposing limits on the amount of spectrum that can be held by one provider in a specific market was lifted, which may facilitate the consolidation of some national providers.

        The FCC's mandate that wireless carriers provide for wireless local number portability (WLNP) went into effect on November 24, 2003. WLNP allows subscribers to keep their wireless phone numbers when switching to a different service provider, which could make it easier for competing providers to market their services to iPCS' existing users. WLNP makes subscriber churn more likely, and iPCS may be required to increase subsidies for product upgrades and/or reduce pricing to match competitors' initiatives in an effort to retain subscribers or replace those who switch to other carriers.

        Over the past several years, the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS services from Sprint. Based upon increased competition, iPCS anticipates that market prices for two-way wireless services generally will decline in the future. iPCS will compete to attract and retain subscribers principally on the basis of:

  •
  the strength of the Sprint brand name, services and features;

  •
  Sprint PCS' network;

  •
  iPCS' network coverage and reliability; and

  •
  the benefits of CDMA technology.

        iPCS' ability to compete successfully will also depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including:

  •
  new services and technologies that may be introduced;

  •
  changes in consumer preferences;

  •
  demographic trends;

  •
  economic conditions; and

  •
  discount pricing strategies by competitors.

Intellectual Property

        The Sprint diamond design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Sprint. iPCS uses the Sprint brand name, the Sprint diamond design logo and other service marks of Sprint in connection with marketing and providing wireless services within iPCS' territory. Under the terms of iPCS' trademark and service mark license agreements with Sprint PCS, iPCS does not pay a royalty fee for the use of the Sprint brand name and Sprint service marks.

        Except in certain instances and other than in connection with the national distribution agreements, Sprint has agreed not to grant to any other person a right or license to use the licensed marks in iPCS' territory. In all other instances, Sprint reserves the right to use the licensed marks in providing its services within or outside iPCS' territory.

        iPCS' trademark license and service mark agreements with Sprint PCS contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "Affiliation Agreements with Sprint PCS—The trademark and service mark license agreements" on page 228, for more information on this topic.

Environmental Compliance

        iPCS' environmental compliance expenditures primarily result from the operation of standby power generators for its telecommunications equipment and compliance with various environmental rules during network build-out and operations. The expenditures arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. iPCS' environmental compliance expenditures have not been material to its financial statements or to its operations and are not expected to be material in the future.

Employees

        As of December 31, 2004, iPCS employed 229 employees. Its employees are not represented by any labor union. iPCS believes that its relationship with its employees is good.

Properties

        iPCS' headquarters are located in Schaumburg, Illinois. iPCS leases office space for its headquarters and other parts of its operations, primarily for iPCS' retail stores, base stations and switching centers, in a number of locations. As of December 31, 2004, iPCS leased fifteen retail stores and two switching centers. As of December 31, 2004, iPCS also leased space on 648 wireless towers and owned 24 wireless towers. On September 8, 2004, iPCS signed an agreement with TCP Communications, LLC whereby iPCS agreed to sell up to 92 of its owned towers to TCP, and after the sale would lease space on the towers sold to TCP. Through December 31, 2004, iPCS has closed on the sale of 68 towers and expects to close on certain of the remaining towers during the first half of 2005. iPCS co-locates with other wireless service providers on approximately 96% of iPCS' wireless towers. iPCS believes that its facilities are adequate for its current operations and that additional leased space can be obtained if needed on commercially reasonable terms.

Legal Proceedings

        On February 23, 2003, iPCS and its wholly owned subsidiaries iPCS Wireless, Inc. and iPCS Equipment, Inc. filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. In connection with its bankruptcy filing, iPCS also filed a complaint against Sprint Corporation and certain of its affiliates alleging that Sprint breached its affiliation agreements with iPCS. Following the filing of iPCS' litigation against Sprint, related cases were filed. The unsecured creditors committee (which included holders of iPCS' former senior discount notes) filed a separate complaint against Sprint, repeating many of iPCS' allegations and essentially adding claims that Sprint should be held liable for all of iPCS' outstanding debts, by reason (among other things) of Sprint's domination and control over aspects of iPCS' business. A group of iPCS' secured creditors filed a complaint in a Georgia state court, essentially seeking a determination that Sprint is obliged to remit 96% rather than 92% of iPCS' actual cash receipts (as defined in iPCS' affiliation agreements with Sprint), by reason of the filing of iPCS' bankruptcy petition. As part of iPCS' reorganization, each of these lawsuits was settled. iPCS' plan of reorganization was confirmed by the Bankruptcy Court on July 9, 2004 and declared effective on July 20, 2004.

        For a discussion of administrative and pre-petition claims of AT&T pending before the Bankruptcy Court see "Information About iPCS—iPCS Management's Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies" beginning on page 145.

        In addition to the foregoing, from time to time, iPCS is involved in various legal proceedings relating to claims arising in the ordinary course of business and in connection with its bankruptcy petition. iPCS is not currently a party to any such legal proceedings, the adverse outcome to which, individually or in the aggregate, is expected to have a material adverse effect on iPCS' business, financial condition or results of operations.

Market for iPCS' Common Stock and Related Stockholder Matters

        Pursuant to iPCS' plan of reorganization that became effective on July 20, 2004, iPCS' previously outstanding common stock was cancelled and iPCS issued 8.6 million shares of new common stock to iPCS' general unsecured creditors pursuant to an exemption from the Securities Act of 1933 as amended provided by Section 1145 of the U.S. Bankruptcy Code. An additional 0.4 million shares were reserved and have been and will be distributed under this same exemption upon resolution of the remaining disputed unsecured creditors' claims.

        On August 3, 2004, iPCS' common stock began trading on the Pink Sheet LLC's Pink Sheets under the symbol "IPCX".

        The following table sets forth on a per share basis the high and low sales prices for iPCS' common stock as reported on Pink Sheet LLC's Pink Sheets for the periods indicated.

	Price Range of Common Stock
	High	Low
Fiscal Year Ended September 30, 2005
Third Quarter (through April 8, 2005)	$34.15	$32.75
Second Quarter	$38.00	$29.60
First Quarter	$30.50	$18.70
Period Ended September 30, 2004 (beginning August 3, 2004)	$19.10	$15.00

        As of April 13, 2005, there were approximately 70 holders of record of iPCS' common stock, including record holders which hold shares on behalf of an indeterminate number of beneficial owners. On April 8, 2005, the last reported sale price of iPCS' common stock was $34.00.

        iPCS intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. iPCS' future decisions concerning the payment of dividends on the common stock will depend upon its results of operations, financial condition and capital expenditure plans and will be subject to limitations under the indenture governing iPCS' senior notes, as well as such other factors that the board of directors, in its sole discretion, may consider relevant.

iPCS Management's Discussion and Analysis of Financial Condition and Results of Operations of iPCS

Overview

        iPCS recognizes revenues from its subscribers for the provision of wireless telecommunications services, proceeds from the sale of handsets and accessories through distribution channels controlled by

iPCS and fees from Sprint PCS and other wireless service providers and resellers when their subscribers roam onto its network. Sprint PCS retains 8% of all service revenue collected from iPCS' subscribers (not including product sales or roaming charges billed to iPCS' subscribers) and 8% of all fees collected from non-Sprint wireless service providers and resellers when their subscribers roam onto iPCS' network. iPCS reports the amount retained by Sprint PCS as an operating expense. In addition, Sprint PCS bills iPCS' subscribers for taxes, handset insurance and Universal Service Fund charges which iPCS does not record. Sprint collects these amounts from the subscribers and remits them to the appropriate entity.

        As part of iPCS' affiliation agreements with Sprint PCS, iPCS has contracted with Sprint PCS to receive back-office services such as subscriber activation, handset logistics, billing, customer care and network monitoring services. iPCS initially elected to delegate the performance of these services to Sprint PCS to take advantage of its economies of scale, to accelerate its build-out and market launches and to lower its initial capital requirements. Under the terms of the amendment to iPCS' affiliation agreements it has contracted with Sprint PCS for these services through December 31, 2006. The cost for these services is primarily on a per subscriber or per transaction basis and is recorded as an operating expense.

        As iPCS does not own any PCS licenses to operate a wireless network, its operations and revenues are substantially dependent on the continuation of its affiliation with Sprint PCS. Additionally, its affiliation agreements with Sprint PCS give Sprint PCS a substantial amount of control over factors that significantly affect the conduct of iPCS' business.

Definitions of Operating Metrics

        In this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, iPCS provides certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States ("GAAP") and as adjusted to GAAP ("non-GAAP") to assess iPCS' financial performance. In addition, iPCS uses certain non-financial terms that are not measures of financial performance under GAAP. Terms such as subscriber additions and churn are terms used in the wireless telecommunications industry. The non-GAAP financial measures of average revenue per user ("ARPU") and cost per gross addition ("CPGA") reflect standard measures of liquidity, profitability or performance commonly used in the wireless telecommunications industry. The non-financial terms and the non-GAAP measures reflect wireless telecommunications industry conventions and are commonly used by the investment community for comparability purposes. The non-GAAP measures included in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are reconciled below in "—Consolidated Results of Operations—Reconciliation of Non-GAAP Financial Measures" and are summarized as follows:

  •
  Churn is a measure of the rate at which subscribers based in iPCS' territory deactivate service on a voluntary or involuntary basis. iPCS calculates average monthly churn based on the number of subscribers deactivated during the period (net of transfers out of iPCS' territory and those who deactivated within 30 days of activation) as a percentage of iPCS' average monthly subscriber base during the period divided by the number of months during the period.

  •
  ARPU, or average revenue per user, is a measure of the average monthly service revenue earned from subscribers based in iPCS' territory, excluding roaming revenue. This measure is calculated by dividing subscriber revenues in iPCS' consolidated statement of operations by the number of iPCS' average monthly subscribers during the period divided by the number of months in the period.

  •
  CPGA, or cost per gross addition, is a measure of the average cost iPCS incurs to add a new subscriber in iPCS' territory. These costs include handset subsidies on new subscriber activations, commissions, rebates and other selling and marketing costs. iPCS calculates CPGA by dividing (a) the sum of cost of products sold and selling and marketing expenses associated with transactions with new subscribers during the measurement period, less product sales revenues associated with transactions with new subscribers during the measurement period, by (b) the total number of subscribers activated in iPCS' territory during the period.

  •
  Licensed population represents the number of residents in the markets in iPCS' territory for which iPCS has an exclusive right to provide wireless mobility communications services under the Sprint brand name. The number of residents located in iPCS' territory does not represent the number of wireless subscribers that iPCS serves or expects to serve in its territory.

  •
  Covered population represents the number of residents covered by iPCS' network in iPCS' territory. The number of residents covered by iPCS' network does not represent the number of wireless subscribers that iPCS serves or expects to serve in its territory.

Critical Accounting Policies

        The fundamental objective of financial reporting is to provide useful information that allows a reader to comprehend the business activities of an entity. To aid in that understanding, iPCS has identified its "critical accounting policies." These policies have the potential to have a significant impact on iPCS' consolidated financial statements, either because of the significance of the financial statement item to which they relate or because they require judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, events which are continuous in nature.

        Revenue Recognition.    iPCS recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. iPCS recognizes service revenue from its subscribers as they use the service. iPCS pro-rates monthly subscriber revenue over the billing period and record airtime usage in excess of the pre-subscribed usage plan. iPCS' subscribers pay an activation fee when they initiate service. iPCS reduces recorded service revenue for billing adjustments, and estimated uncollectible fees for late payments and early cancellation. iPCS also reduces service revenue for rebates and discounts given to subscribers on wireless handset sales in accordance with the Emerging Issues Task Force ("EITF"), EITF 01-9 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." Effective July 1, 2003, iPCS adopted EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This EITF guidance addresses accounting for arrangements that involve multiple revenue-generating activities. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units of the arrangement based on their relative fair values. The guidance in EITF 00-21 became effective for revenue arrangements entered into for quarters beginning after June 15, 2003. iPCS has elected to apply this guidance prospectively from July 1, 2003. Prior to the adoption of EITF 00-21, under the provisions of SAB No. 101, iPCS accounted for the sale of iPCS' handsets and iPCS' subsequent service to the customer as a single unit of accounting because iPCS' wireless service is essential to the functionality of its' handsets. Accordingly, iPCS deferred all activation fee revenue and its associated direct costs and amortized these revenues and costs over the average life of iPCS' subscribers which it estimates to be 30 months. Under EITF 00-21 iPCS no longer needs to consider whether customers can use their handsets without iPCS' wireless service provided to them. Because iPCS meets the criteria stipulated in EITF 00-21, the adoption of EITF 00-21 requires iPCS to account for the sale of the handset as a separate unit of accounting from the subsequent service to the customer. With the adoption of EITF 00-21, iPCS now recognizes activation fee revenue generated from its retail stores as equipment revenue. In addition, iPCS recognizes the portion of the direct activation fee costs related to the handsets sold in its retail stores. Subsequent to July 1, 2003, iPCS has continued to apply the provisions of SAB No. 101 and have deferred and amortized activation fee revenue and costs generated by subscribers activated through channels other than through iPCS' retail stores.

        iPCS participates in the Sprint PCS national and regional distribution program in which national retailers such as RadioShack and Best Buy sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint PCS for products and services sold. For industry competitive reasons, Sprint PCS subsidizes the price of these handsets by selling the handsets at a price below cost. Under iPCS' affiliation agreements with Sprint PCS, when a national retailer sells a handset purchased from Sprint PCS to a subscriber in iPCS' territory, iPCS is obligated to reimburse Sprint PCS for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint wireless services under the Sprint and Sprint PCS brands and marks. iPCS does not receive any revenues from the sale of wireless handsets by national retailers. iPCS classifies these Sprint PCS wireless handset subsidy charges as a sales and marketing expense for a wireless handset sale to a new subscriber and classify these subsidies as a cost of service for a wireless handset upgrade to an existing subscriber.

        Sprint PCS retains 8% of service revenues collected from iPCS' subscribers and from non-Sprint subscribers who roam onto iPCS' network. The amount retained by Sprint PCS is recorded as cost of service and roaming. Revenues generated from the sale of handsets and accessories and from roaming services provided to Sprint PCS and other Sprint PCS affiliate subscribers who are not based in iPCS' markets are not subject to the 8% affiliation fee for Sprint PCS.

        Allowance for Doubtful Accounts.    Estimates are used in determining iPCS' allowance for doubtful accounts and are based on iPCS' historical write-off experience, and the uncollectibility of accounts receivable by aging category, as well as current information regarding the credit quality of its subscribers. Using this historical information, iPCS estimates allowances for uncollectibility relative to the aging categories. If iPCS' estimates are insufficient for any reason, its operating losses and available cash would be negatively impacted.

        Long-lived Asset Recovery.    Long-lived assets, consisting primarily of property and equipment and intangibles, comprise approximately 66% of iPCS' total assets, at December 31, 2004. Changes in technology or in iPCS' intended use of these assets may cause the estimated period of use or the value of these assets to be reduced. In addition, changes in general industry conditions could cause the value of certain of these assets to be reduced. iPCS monitors the appropriateness of the estimated useful lives of these assets. Whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable, iPCS reviews the respective assets for impairment. As part of its reorganization, iPCS' assets and liabilities were revalued to their fair value. Estimates and assumptions used in both the estimated useful life and evaluating potential impairment issues require a significant amount of judgment.

        Income Taxes.    As part of the process of preparing its consolidated financial statements, iPCS is required to estimate its taxes in each of the jurisdictions of iPCS' operations. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. iPCS must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent recovery is not likely, iPCS must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. To the extent iPCS establishes a valuation allowance or increase this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining iPCS' provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or iPCS adjusts these estimates in future periods, iPCS may need to establish an additional valuation allowance that could materially impact its financial condition and results of operations.

Implementation of Fresh-Start Accounting

        Pursuant to American Institute of Certified Public Accountants, or "AICPA," Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," or "SOP 90-7," the accounting for the effects of the reorganization occurs once the Plan of Reorganization is confirmed by the Bankruptcy Court and there are no remaining contingencies material to completing the implementation of the plan. There were no material conditions precedent to the effectiveness of the plan of reorganization existing as of the July 9, 2004 confirmation date. For financial reporting purposes, iPCS applied fresh-start accounting as of July 1, 2004 because the results of operations for the eight days through July 9, 2004 did not have a material impact on the reorganized company's financial position, results of operations and cash flows. The fresh-start accounting principles pursuant to SOP 90-7 provide, among other things, for iPCS to determine the value to be assigned to the assets of reorganized iPCS as of the confirmation date, assuming no significant contingencies precedent to emergence.

        Under fresh-start accounting, iPCS' reorganization equity value was allocated to iPCS' assets and liabilities based on their respective fair values in conformity with the purchase method of accounting for business combinations.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R") that addresses the accounting for share-based payment transactions in which a Company receives employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees", that was provided in Statement 123 as originally issued. Under SFAS No. 123R companies are required to record compensation expense for all share based payment award transactions measured at fair value. This statement is effective for quarters beginning after June 15, 2005. iPCS has not yet determined the impact of applying the various provisions of SFAS No. 123R.

Consolidated Results of Operations

For the Three Months Ended December 31, 2004 Compared to the Three Months Ended December 31, 2003

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", iPCS adopted fresh-start accounting as of July 1, 2004, and its emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company". Under fresh-start accounting, iPCS' reorganization equity value was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations". As a result of the implementation of fresh-start accounting, iPCS' financial statements after July 1, 2004 are not comparable to its financial statements for prior periods.

        Subscriber Additions.    As of December 31, 2004, iPCS had approximately 249,200 subscribers in its markets compared to approximately 220,500 as of December 31, 2003. For the three months ended December 31, 2004, iPCS added approximately 8,600 net subscribers in all iPCS' markets compared to approximately 400 for the three months ended December 31, 2003. As a result of iPCS' Chapter 11 bankruptcy filing in February 2003, iPCS closed stores and cancelled distribution agreements with local agents in order to limit new activations and conserve cash. During the second half of 2004, iPCS began to regrow its distribution outlets and increase promotional efforts to attract new subscribers.

        Churn.    Churn for the three months ended December 31, 2004, was 2.9% versus 3.0% for the three months ended December 31, 2003.

        Average Revenue Per User.    ARPU was $52.65 for the three months ended December 31, 2004 compared to $52.64 for the three months ended December 31, 2003. ARPU has remained steady despite the increases in monthly recurring charges for voice and data. The increases are being offset with decreases in minutes over plan revenue. This is discussed in more detail under the "Service Revenue" description below.

        Cost Per Gross Addition.    CPGA was $406 for the three months ended December 31, 2004 compared to $395 for the three months ended December 31, 2003. The increased CPGA in 2004 was due to higher costs associated with an increased sales effort, which included the costs of five new stores opened since December 31, 2003.

Revenues.

  •
  Service Revenue.  Service revenue is comprised of the monthly recurring charges for voice and data usage and the monthly non-recurring charges for voice and data minutes over plan, long distance, travel and roaming usage charges, other feature revenues and late payment fee and early cancellation fee revenues. Deductions for billing adjustments and promotional credits are recorded as a reduction to service revenue. For the three months ended December 31, 2004, service revenues totaled $38.6 million compared to $34.6 million for the three months ended December 31, 2003. As a result of both more subscribers and more subscribers activating or converting to service plans with more minutes at a higher monthly recurring charge, iPCS' service revenue derived from minutes over plan decreased $0.2 million, but was offset with higher monthly recurring charges of $4.0 million. In addition, because the usage of iPCS' data products continues to gain popularity with iPCS' subscriber base, data revenue of $3.6 million for the three months ended December 31, 2004 was $2.3 million higher than for the three months ended December 31, 2003.

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  Roaming Revenue.  Roaming revenue is comprised of revenue iPCS receives from Sprint and other wireless subscribers that roam onto iPCS' network. iPCS receives revenue on a per minute basis for voice traffic and per kilobyte basis for data traffic when subscribers other than iPCS use its network. iPCS also receives toll revenue for any roaming long distance calls made on iPCS' network. The reciprocal roaming rate arrangement iPCS has with Sprint for inbound and outbound roaming relative to Sprint subscribers was $0.058 per minute for voice charges effective January 1, 2003, and dropped to $0.041 per minute effective January 1, 2004. Effective April 1, 2004, this rate returned to $0.058 per minute. For data traffic, this rate was $0.0013 per kilobyte in 2003 and $0.0020 in 2004. For the three months ended December 31, 2004, roaming revenue from Sprint and the other Sprint PCS Affiliates totaled $14.3 million compared to $10.2 million for the three months ended December 31, 2003. The increase in roaming revenue is due primarily to increases in roaming minutes and kilobytes. Roaming minutes and kilobytes from Sprint and the other PCS affiliates of Sprint for the three months ended December 31, 2004 were 202.0 million and 541.1 million, respectively, compared to 152.4 million and 291.6 million for the three months ended December 31, 2003, respectively. Roaming revenue from other wireless subscribers including reseller revenue was $1.4 million and $1.8 million for the three months ended December 31, 2004 and December 31, 2003, respectively. iPCS signed its first reseller agreement in April 2004, therefore, there was no reseller revenue in the three months ended December 31, 2003 compared to $0.3 million of reseller revenue in the three months ended December 31, 2004. Excluding reseller revenue, the net decrease of $0.7 million of roaming revenue from other wireless subscribers was due to both lower minutes and a lower average per minute rate. Roaming minutes and the per minute rate for the three months ended December 31, 2004 were 9.3 million and $0.12, respectively. For the three months ended December 31, 2003, the roaming minutes and per minute rate were 12.9 million and $0.14, respectively.

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  Equipment and Other Revenue.  Equipment revenue is derived from the sale of handsets and accessories to iPCS' subscribers from its retail and local distribution channels, net of sales incentives, rebates and an allowance for returns. iPCS' handset return policy allows customers to return their handsets for a full refund within 14 days after the date of purchase. When handsets are returned, iPCS may be able to reissue the handsets to customers at little additional cost to iPCS; however, when used handsets are returned to Sprint PCS for refurbishing, iPCS receives a credit from Sprint PCS which is less than what it originally paid for the handset. For the three months ended December 31, 2004 and 2003, handset revenues were $1.6 million and $1.2 million, respectively. Other revenues were $0.1 million for both the three months ended December 31, 2004 and 2003. The increase in handset revenues for the three months ended December 31, 2004 was due to increased sales for new activations and upgrades for current subscribers.

        Cost of Service and Roaming.    Cost of service and roaming include network operations expense, roaming expense relating to when iPCS' subscribers roam either on other Sprint PCS networks or other wireless carriers' networks, back-office customer services provided by Sprint PCS, the provision for doubtful accounts, long distance expense and the 8% affiliation fee due to Sprint PCS for collected revenues. Network operations expenses include salaries and benefits for network personnel, cell site rent, utilities and maintenance expenses, fees relating to the connection of iPCS' cell sites to iPCS' switches and other transport and facility expenses. Roaming expense is iPCS' cost of its subscribers using Sprint and other wireless carriers' networks. Roaming expense on the Sprint PCS network is at the reciprocal rates as described above under "Roaming Revenue". Roaming expense when iPCS' subscribers use other wireless carriers networks is at rates as determined by the roaming agreements signed by Sprint PCS with these other wireless carriers. For the three months ended December 31, 2004 cost of service and roaming was $29.6 million compared to $28.5 million for the three months ended December 31, 2003. For the three months ended December 31, 2004 compared to December 31, 2003, roaming expense increased $2.4 million due to a higher subscriber base and higher usage. Travel and roaming minutes per subscriber increased from 159 minutes for the three months ended December 31, 2003 to 184 minutes for the three months ended December 31, 2004. Affiliation fees increased $0.2 million for the three months ended December 31, 2004 compared to December 31, 2003 due mainly to higher service revenues. Offsetting these increases were lower network operations expenses of $1.0 million in facilities, transport and toll expense and $0.7 million in property taxes. These lower costs were the result of savings from rejected agreements and other initiatives iPCS was able to take advantage of through the bankruptcy process. iPCS incurred higher rent expense in network operations in the three months ended December 31, 2004 compared to the same period in 2003, because of additional cell sites and the revaluation effects of fresh-start accounting which eliminated a deferred liability which reduced rent expense in the three months ended December 31, 2003. At December 31, 2004 iPCS' network consisted of 672 cell sites and two switches compared to 651 cell sites and three switches at December 31, 2003.

        Cost of Equipment.    For the three months ended December 31, 2004, cost of equipment includes the cost of handsets and accessories sold or upgraded from iPCS' retail and local distribution channels. For the three months ended December 31, 2004, cost of equipment totaled $5.7 million compared to $5.1 million for the three months ended December 31, 2003. The increase in 2004 is due primarily to higher gross adds partially offset by lower costs for upgrades. The cost of equipment for upgrades totaled $1.8 million in the three months ended December 31, 2003 compared to $1.1 million in the same period in 2004. In the three months ended December 31, 2003 iPCS changed its policy for upgrades in iPCS' retail stores to give its customers instant rebates for the cost of their phones whereas previously the customer had to pay the full price for the phone and receive their rebate check through the mail. Initially because of a pent-up demand for upgrades, this increased the number of upgrades iPCS processed in the three months ended December 31, 2003.

        Selling and Marketing.    Selling and marketing costs include the costs to operate iPCS' retail stores, advertising and promotional expenses, commissions and equipment subsidies and rebate expenses relating to new subscriber additions from national third parties and other Sprint controlled channels. Selling and marketing expense for the three months ended December 31, 2004 was $10.0 million compared to $6.2 million for the three months ended December 31, 2003. The increase was due to 46% higher gross adds in the three months ended December 31, 2004 compared to the three months ended December 31, 2003. Advertising expense increased by $1.7 million for the three months ended December 31, 2004 compared to the three months ended December 31, 2003. The additional expense in 2004 was a part of iPCS' plan to grow its subscriber base once it emerged from bankruptcy in July 2004.

        General and Administrative.    General and administrative expenses include administrative salaries and benefits, legal fees, insurance expense and other professional expenses. For the three months ended December 31, 2004, general and administrative expenses were $2.0 million compared to $0.9 million in the three months ended December 31, 2003. The increase was due to higher legal, audit and other professional fees coupled with salaries for the senior management team that was hired in 2004 in preparation for iPCS' emergence from bankruptcy.

        Reorganization Expense.    Reorganization expenses consist of expenses incurred or accrued as a direct result of iPCS' Chapter 11 filing. Reorganization expenses, which consisted entirely of professional fees, totaled $1.8 million for the three months ended December 31, 2003. iPCS emerged from bankruptcy in July 2004 and incurred no reorganization expenses in the three months ended December 31, 2004.

        Non-Cash Stock Compensation Expense.    For the three months ended December 31, 2004, iPCS recorded $23,000 of non-cash stock compensation expense related to the restricted stock grants to employees under iPCS' long-term incentive plan. There was no non-cash stock compensation expense for the three months ended December 31, 2003.

        Depreciation and Amortization.    For the three months ended December 31, 2004 depreciation and amortization expense totaled $11.5 million compared to $9.5 million for the three months ended December 31, 2003. Amortization of intangibles totaled $3.0 million and $0 for the three months ended December 31, 2004 and 2003, respectively. As a result of fresh-start accounting, all iPCS' assets were revalued and iPCS recorded $81.9 million of new intangibles that are being amortized over their remaining lives. For the three months ended December 31, 2003, the remaining value of iPCS' intangible assets was fully amortized.

        Interest Income.    Interest income totaled $137,000 for the three months ended December 31, 2004 compared to $27,000 for the three months ended December 31, 2003. The increase was due to a higher cash balance in 2004 as a result of the net proceeds from the senior notes offering completed in April 2004.

        Interest Expense.    For the three months ended December 31, 2004 interest expense was $5.0 million compared to $2.3 million for the three months ended December 31, 2003. Higher interest expense in the three months ended December 31, 2004 related to the 11.5% interest on the $165.0 million in aggregate principal amount of senior notes issued in April 2004. For the three months ended December 31, 2003, interest expense on iPCS' then outstanding senior credit facility accrued at the prime interest rate under the Bankruptcy Court's cash collateral order.

        Net Loss.    Net loss for the three months ended December 31, 2004 was $7.8 million compared to the net loss at December 31, 2003 of $6.2 million. The increase in iPCS' net loss of $1.6 million was due to the increases in sales and marketing expenses, amortization of intangibles, and interest expense offset with higher revenues.

For the Period Ended September 30, 2004, the Period Ended July 1, 2004 and the Year Ended September 30, 2003

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", iPCS adopted fresh start accounting as of July 1, 2004, and its emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company". Under fresh start accounting, iPCS' reorganization equity value was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations". As a result of the implementation of fresh start accounting, iPCS' financial statements after the effective date are not comparable to its financial statements for prior periods.

        Subscriber Additions.    For the period ended September 30, 2004 and the period ended July 1, 2004, iPCS provided personal communication services to approximately 240,500 and 233,000 subscribers in all iPCS' markets, respectively. For the year ended September 30, 2003, iPCS provided personal communication services to approximately 220,100 subscribers. For the period ended September 30, 2004, the period ended July 1, 2004, and the year ended September 30, 2003, iPCS added approximately 7,500, 12,900, and 4,400 net subscribers, respectively, in all iPCS' markets. After its Chapter 11 bankruptcy filing in February 2003, iPCS closed stores and cancelled distribution agreements with local agents in order to limit new activations as a means to conserve cash. Throughout 2004, iPCS has been slowly ramping up its growth in new subscriber additions.

        Churn.    Churn for the periods ended September 30, 2004 and July 1, 2004, was 2.9% and 2.7%, respectively. Churn for the year ended September 30, 2003 was 3.4%. The higher churn rate in 2003 was due to a higher percentage of sub-prime customers iPCS was adding prior to its Chapter 11 bankruptcy filing in February 2003.

        Average Revenue Per User.    ARPU was $53.43 and $53.04 for the period ended September 30, 2004 and the period ended July 1, 2004, respectively. ARPU was $53.36 for the year ended September 30, 2003. iPCS' overall ARPU has remained relatively constant in 2004 although the components are changing. For the year ended September 30, 2003, iPCS' minutes over plan revenue per user was $8.71 and its data revenue was $1.17. For the periods ended July 1, 2004 and September 30, 2004, minutes over plan revenue per user was $6.10 and $6.08, respectively, and data revenue per user was $2.86 and $4.38, respectively, for these same periods. iPCS expects this trend of growth in data revenues offset with lower minutes over plan revenue to continue in the future.

        Cost Per Gross Addition.    For the period ended September 30, 2004, the period end July 1, 2004, and the year ended September 30, 2003, CPGA was $368, $378 and $345, respectively. The increased CPGA in 2004 was due to higher costs iPCS incurred as it started to ramp up its growth of new additions.

Revenues.

  •
  Service Revenue.  Service revenue is comprised of the monthly recurring charges for voice and data usage and the monthly non-recurring charges for voice and data minutes over plan, long distance, travel and roaming usage charges, other feature revenues and late payment fee and early cancellation fee revenues. Deductions for billing adjustments and promotional credits are recorded as a reduction to service revenue. For the period ended September 30, 2004 and the period ended July 1, 2004, service revenue totaled $37.9 million and $107.1 million, respectively. For the year ended September 30, 2003, service revenue totaled $145.2 million.

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  Roaming Revenue.  Roaming revenue is comprised of revenue iPCS receives from Sprint PCS and other wireless subscribers that roam onto iPCS' network. iPCS receives revenue on a per minute basis for voice traffic and per kilobyte basis for data traffic when subscribers other than ours use iPCS' network. iPCS also receives toll revenue for any roaming long distance calls made on its network. The reciprocal roaming rate arrangement iPCS has with Sprint PCS for inbound and outbound roaming relative to Sprint PCS subscribers was $0.10 per minute for voice charges effective January 1, 2002, which dropped to $0.058 effective January 1, 2003 and to $0.041 per minute effective January 1, 2004. Pursuant to the most recent amendment of iPCS' affiliation agreements with Sprint PCS that was effective April 1, 2004, this rate increased to $0.058 per minute. For data traffic, this rate was $0.0055 per kilobyte in 2002, $0.0013 in 2003 and $0.0020 in 2004. For the periods ended September 30, 2004 and July 1, 2004, and the year ended September 30, 2003, roaming revenue from Sprint PCS and the other Sprint PCS Affiliates totaled $14.4 million, $29.7 million, and $35.8 million, respectively. Roaming revenue from other wireless subscribers, including reseller revenue, was $1.4 million and $4.8 million for the periods ended September 30, 2004 and July 1, 2004, respectively. Roaming revenue from other wireless subscribers was $8.5 million for the year ended September 30, 2003.

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  Equipment and Other Revenue.  Equipment revenue is derived from the sale of handsets and accessories to new customers and current customers who want to upgrade their handsets from iPCS' retail and local distribution channels, net of sales incentives, rebates and an allowance for returns. iPCS' handset return policy allows customers to return their handsets for a full refund within 14 days after the date of purchase. When handsets are returned to iPCS, it may be able to reissue the handsets to customers at little additional cost to iPCS; however, when used handsets are returned to Sprint PCS for refurbishing, iPCS receives a credit from Sprint PCS which is less than what it originally paid for the handset. Handset revenue was $1.5 million and $3.8 million for the period ended September 30, 2004 and the period ended July 1, 2004 respectively. For the year ended September 30, 2003, handset revenue was $4.4 million. Other revenue which consists mostly of tower leasing revenue was $0.2 million, $0.4 million and $0.4 million for the period ended September 30, 2004, the period ended July 1, 2004, and the year ended September 30, 2003, respectively.

        Cost of Service and Roaming.    Cost of service and roaming includes network operations expense, roaming expense relating to when iPCS' subscribers roam either on other Sprint PCS networks or other wireless carriers' networks, back-office customer services provided by Sprint PCS, the provision for doubtful accounts, long distance expense and the 8% affiliation fee due to Sprint PCS for collected revenues. Network operations expenses include salaries and benefits for network personnel, cell site rent, utilities and maintenance expenses, fees relating to the connection of iPCS' cell sites to its switches and other transport and facility expenses. Roaming expense is iPCS' cost of its subscribers using Sprint PCS and other wireless carriers' networks. Roaming expense on the Sprint PCS network is at the reciprocal rates as described above under "—Roaming Revenue." Roaming expense when iPCS' subscribers use other wireless carriers networks is at rates as determined by the roaming agreements signed by Sprint PCS with these other wireless carriers. For the period ended September 30, 2004, the period ended July 1, 2004, and the year ended September 30, 2003, cost of service and roaming was $29.1 million, $83.2 million, and $130.1 million, respectively. iPCS decommissioned one of its switches and completed a least-cost routing analysis and redesign of its transport and facility infrastructure in

June 2004. These two initiatives will result in savings that will reduce iPCS' comparable network operating costs in the future.

        At September 30, 2004 and July 1, 2004, iPCS' network consisted of 669 and 662 cell sites, respectively. As of July 1, 2004 and September 30, 2004, iPCS had two switches in operation. For the year ended September 30, 2003, iPCS' network consisted of 646 cell sites and three switches. iPCS had 56 employees performing network operations at both September 30, 2004 and July 1, 2004, and 55 employees performing network operations at September 30, 2003.

        Cost of Equipment.    Cost of equipment includes the cost of handsets and accessories sold or upgraded from iPCS' retail and local distribution channels. Cost of equipment for the periods ended September 30, 2004 and July 1, 2004, was $5.6 million and $12.8 million, respectively. Cost of equipment for the fiscal year ended September 30, 2003 was $11.8 million. In 2004, iPCS incurred additional costs for equipment as it implemented an upgrade policy for its current customers to help to reduce churn.

        Selling and Marketing.    Selling and marketing costs include the costs to operate iPCS' retail stores, advertising and promotional expenses, commissions and equipment subsidies and rebate expenses relating to new subscriber additions from national third parties and other Sprint controlled channels. Selling and marketing expenses for period ended September 30, 2004 and the period ended July 1, 2004 were $8.0 million and $21.0 million respectively. Selling and marketing expenses for the fiscal year ended September 30, 2003 was $27.3 million. Subsequent to iPCS' Chapter 11 filing in February 2003, as a means to conserve cash, iPCS limited the amount of advertising costs it incurred to acquire new customers. In 2004, iPCS has increased its advertising expense as it is slowly returning to a subscriber growth mode.

        General and Administrative.    For the periods ended September 30, 2004 and July 1, 2004, general and administrative expenses were $1.7 million and $3.6 million, respectively. For the year ended September 30, 2003, general and administrative expenses were $5.5 million. General and administrative expenses include administrative salaries and benefits, legal fees, insurance expense and other professional expenses. In 2003, general and administrative expenses also included fees totaling $1.1 million for services provided by AirGate Service Company. By September 30, 2003, iPCS had cancelled all services provided by AirGate Service Company and had hired additional personnel to handle these responsibilities.

        Reorganization Income (Expenses).    Reorganization income for the period ended July 1, 2004 totaled $60.8 million. Reorganization income or expense consists of those items incurred as a direct result of iPCS' Chapter 11 filing as well as the effects of fresh-start accounting adopted on July 1, 2004. Included in reorganization income for the period ended July 1, 2004 was the following:

  •
  $2.3 million of expense for the write-off of the unamortized financing fees related the senior credit facility paid in full as part of the approved Plan of Reorganization,

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  $2.6 million of compensation expense related to the grant of stock and stock unit awards to the Chief Restructuring Officer in compensation for his successful completion of the reorganization,

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  $1.4 million of costs related to the disposal of assets and lease rejection damages,

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  $12.8 million of professional fee and other expenses related to the reorganization, and

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  $79.9 million of restructuring income which was the result of fresh-start accounting and the revaluation of iPCS' assets and liabilities to their fair value

For the year ended September 30, 2003, reorganization expense totaled $31.1 million. Included in this total was $15.2 million to adjust the senior discount notes to their estimated claim value and $5.5 million for the write-off of remaining deferred financing costs related to the senior discount notes. In addition in fiscal 2003, $8.4 million of professional fees related to the reorganization were recorded and $2.0 million was recorded for lease rejection damages, severance and property write-offs.

        Non-cash Stock Compensation Expense.    For the period ended September 30, 2004, iPCS recorded $22,000 of non-cash stock compensation expense related to the restricted stock grants to employees as part of the one million shares reserved for employees and directors under a long-term incentive plan as part of iPCS' plan of reorganization. There was no non-cash stock compensation expense for the period ended July 1, 2004 or the year ended September 30, 2003.

        Depreciation and Amortization.    For the period ended September 30, 2004, the period ended July 1, 2004, and the year ended September 30, 2003, depreciation and amortization expense totaled $11.8 million, $28.6 million, and $40.5 million, respectively. Of these amounts, amortization of intangibles totaled $3.1 million, $0.0 million, and $3.3 million for these same periods, respectively. At September 30, 2003, the remaining value of iPCS' intangible assets was fully amortized. As a result of fresh-start accounting, all iPCS' assets were revalued and it recorded $81.9 million of new intangibles that are being amortized over their remaining lives.

        Interest Income.    For the period ended September 30, 2004, the period ended July 1, 2004 and the year ended September 30, 2003, interest income totaled $0.3 million, $0.3 million, and $0.1 million, respectively.

        Interest Expense.    For the period ended September 30, 2004 and the period ended July 1, 2004, interest expense was $5.4 million and $10.1 million respectively. For the fiscal year ended September 30, 2003, interest expense was $20.3 million. Interest expense in 2003 included interest on iPCS' senior credit facility and interest on senior discount notes through iPCS' Chapter 11 filing in February 2003. For the periods ended July 1, 2004, and September 30, 2004, iPCS recorded interest expense on its outstanding balance of its senior credit facility that was paid off in full as part of iPCS' plan of reorganization and on the $165.0 million of senior notes that were issued in April 2004.

        Cancellation of Debt    For the period ended July 1, 2004, iPCS recorded income of $132.0 million for the cancellation of debt that resulted from the discharge of its unsecured creditor claims in exchange for equity in the reorganized company upon iPCS' emergence from bankruptcy.

        Net Income (Loss).    Net loss for the period ended September 30, 2004 was $6.0 million. For the period ended July 1, 2004, iPCS recorded net income of $179.6 million as a result of $60.8 million of reorganization income and $132.0 million of cancellation of debt income as mentioned above. For the year ended September 30, 2003, iPCS' net loss was $72.9 million.

For the Year Ended September 30, 2003 compared to the Year Ended September 30, 2002

        Subscriber Additions.    As of September 30, 2003, iPCS had approximately 220,100 subscribers compared to approximately 215,700 subscribers as of September 30, 2002. During the year ended September 30, 2003, iPCS added approximately 4,400 net subscribers in all iPCS' markets compared to approximately 85,300 during the year ended September 30, 2002. The decrease in net subscribers acquired during the year ended September 30, 2003 was due to increased competition from other wireless carriers and a reduced number of retail stores and local third party distributors due to the closing of stores and canceling of agreements with under-performing distributors during 2003. In addition, to improve the credit quality of iPCS' subscriber base, in February 2003 iPCS reinstituted a $250 subscriber deposit requirement for credit-challenged subscribers.

        Churn.    Churn for the year ended September 30, 2003 was 3.4% versus 3.0% for the year ended September 30, 2002. Increased competition in the wireless sector and the decreased credit quality of iPCS' subscribers that were added during 2002 were the principal reasons for the increase in iPCS' churn rate.

        Average Revenue Per User.    ARPU was $53.36 for the year ended September 30, 2003 compared to $54.95 for the year ended September 30, 2002. The decrease was attributable to lower minutes over plan revenues.

        Cost Per Gross Addition.    CPGA was $345 for the year ended September 30, 2003, a decrease of $36 from the $381 for the year ended September 30, 2002. The closing of 15 retail stores, and a reduction in advertising expenses were the principal reasons for the decrease in CPGA.

Revenues.

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  Service Revenue.  For the year ended September 30, 2003, service revenue totaled $145.2 million compared to $116.2 million for the same period in 2002. A higher average subscriber base accounted for most of the service revenue increase in 2003. Offsetting the increase in revenue from the higher subscriber base was a decrease in iPCS' minutes over plan revenue of $1.4 million. In late 2002, Sprint introduced a PCS to PCS plan feature in which subscribers received unlimited quantities of minutes for little or no additional cost for any calls made from one Sprint PCS subscriber to another.

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  Roaming Revenue.  For the year ended September 30, 2003, roaming revenue from Sprint PCS totaled $35.8 million compared to $42.7 million in the year ended September 30, 2002. Despite the decrease in the roaming rate from Sprint PCS from 2002 to 2003, roaming minutes from Sprint PCS increased from 316.1 million for the year ended September 30, 2002 to 459.0 million for the year ended September 30, 2003. The increase in minutes is the result of a larger subscriber base for Sprint PCS and its other PCS Affiliates using iPCS' network as well as a larger coverage area in iPCS' markets in 2003 compared to 2002. Roaming revenue from non-Sprint subscribers was $8.5 million for the year ended September 30, 2003 compared to $4.6 million in the same period in 2002. The increase in revenue was due to increased roaming traffic on iPCS' network as a result of its roaming agreement signed by Sprint with Verizon Wireless, which benefited iPCS' network in its Michigan markets. Roaming minutes for the year ended September 30, 2003 were 56.1 million minutes compared to 26.4 million minutes in the year ended September 30, 2002. The average per minute roaming rate decreased from $0.18 for the year ended September 30, 2002 versus $0.15 for the same period in 2003.

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  Equipment and Other Revenue.  For the year ended September 30, 2003 and 2002, equipment and other revenue was $4.8 million and $6.9 million, respectively. The decrease in equipment revenue in the year ended September 30, 2003 was due to lower sales of equipment related to fewer subscriber activations compared to the same period in 2002.

        Cost of Service and Roaming.    For the year ended September 30, 2003, cost of service and roaming was $130.1 million compared to $128.5 million for the year ended September 30, 2002. The increase in cost of service was offset by reduced roaming expenses of $4.4 million due to the reduction of rates as described previously in "—Roaming Revenue" and reduced bad debt expenses of $4.2 million which were the result of a tighter credit policy for new subscribers. In addition, customer service expenses were $7.2 million higher in the year ended September 30, 2003 compared to September 30, 2002 due principally to the increase in additional back office fees charged by Sprint and subscriber retention costs for handset upgrades in Sprint-controlled channels such as RadioShack and Best Buy.

        At September 30, 2003, iPCS' network consisted of 646 cell sites and three switches compared to 633 cell sites and three switches at September 30, 2002. iPCS had 55 employees performing network operations at September 30, 2003 and at September 30, 2002.

        Cost of Equipment.    Cost of equipment decreased $8.7 million to $11.8 million for the year ended September 30, 2003 compared to $20.5 million for the year ended September 30, 2002. The decrease was in part due to lower average handset costs in 2003 as well as lower gross adds.

        Selling and Marketing.    Selling and marketing expenses for the year ended September 30, 2003 were $27.3 million compared to $44.7 million in the year ended September 30, 2002, a reduction of $17.4 million. The decrease was due to lower gross additions in 2003 that resulted in lower sales commissions of $3.8 million and lower handset subsidies and rebates from Sprint-controlled channels of distribution being paid of $2.0 million. In addition, due to the closing of 15 stores and other personnel reductions that occurred earlier in 2003, salaries and retail store-related operating costs resulted in reduced selling and marketing expenses of $2.6 million. Advertising and promotion costs were also $7.5 million lower in the year ended September 30, 2003 compared to September 30, 2002.

        General and Administrative.    For the year ended September 30, 2003 general and administrative expenses were $5.5 million compared to $24.9 million in the year ended September 30, 2002. The largest reduction of general and administrative costs in 2003 compared to 2002 was due to $18.4 million of costs incurred related to iPCS' acquisition by AirGate in November 2001. In addition, in fiscal year 2002 compared to fiscal year 2003, iPCS incurred higher consulting expenses of $0.6 million, higher office-related expenses of $0.7 million, and higher legal, audit, tax and other fees of $0.7 million. These increases were offset with lower insurance expense of $0.7 million and lower AirGate Service Company expenses of $0.4 million in fiscal year 2002 compared to fiscal year 2003.

        Reorganization Expense.    Reorganization expenses for the year ended September 30, 2003 totaled $31.1 million. Reorganization expenses consist of expenses incurred or accrued as a direct result of iPCS' Chapter 11 filing, $8.4 million related to professional fees and other costs related to the reorganization, $2.0 million related to the closing of 15 of its retail stores, and $20.7 related to the write-off of unamortized discounts and debt financing costs of its existing senior discount notes.

        Non-cash Stock Compensation Expense.    Non-cash stock compensation expense was $4.0 million for the year ended September 30, 2002. iPCS applied the provisions of APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Unearned stock compensation was recorded for the difference between the exercise price and the fair market value of iPCS' common stock at the date of the grant and was recognized as non-cash stock compensation expense in the period in which the related services were rendered. All stock options became fully vested at the time of iPCS' acquisition by AirGate and, therefore, all unearned stock compensation at November 30, 2001 was recognized as expense.

        Depreciation and Amortization.    For the year ended September 30, 2003, depreciation and amortization expense totaled $40.5 million compared to $37.6 million for the year ended September 30, 2002. The increase was due to additional fixed assets placed in service in fiscal year 2003.

        Loss on Disposal of Equipment.    As a result of iPCS' acquisition by AirGate on November 30, 2001, AirGate's management proposed changes to iPCS' business plan with respect to its network build-out and retail stores. Accordingly, the carrying value of the property and equipment associated with identified locations affected by the new business plan were adjusted to their fair value. These adjustments resulted in a loss on the disposal of equipment of $6.3 million for the year ended September 30, 2002.

        Impairment of Goodwill.    In accordance with the provisions of SFAS No. 142, iPCS performed its first annual assessment of goodwill impairment as of September 30, 2002. The results of this assessment indicated that goodwill was impaired and iPCS recorded an impairment charge of $8.1 million at September 30, 2002. This impairment charge reduced the carrying value of goodwill to zero.

        Impairment of Property and Equipment.    For the year ended September 30, 2002, iPCS recorded an asset impairment of $29.4 million due to a significant reduction in the value of its business as well as a generally weak secondary market for telecommunications equipment.

        Impairment of Intangible Assets.    For the year ended September 30, 2002, iPCS recorded an impairment of intangible assets of $23.6 million for the assets related to its right to provide services under affiliation agreements and the subscriber base it acquired from Sprint in January 2001 in the Iowa City and Cedar Rapids, Iowa markets.

        Interest Expense.    For the years ended September 30, 2003 and 2002, interest expense was $20.3 million and $26.2 million, respectively. Due to the discontinuation of the accretion of the discount and interest relating to iPCS' existing senior discount notes as of the date of iPCS' Chapter 11 filing on February 23, 2003, interest expense on its existing senior discount notes decreased by $8.9 million in the year ended September 30, 2003, compared to the year ended September 30, 2002. Offsetting this decrease was higher interest expense of $3.0 million on iPCS' senior secured credit facility in the year ended September 30, 2003, due to higher interest rates and a higher average balance outstanding throughout fiscal year 2003.

        Cumulative Effect of a Change in Accounting Principle.    In connection with its acquisition by AirGate, iPCS changed its method of amortizing interest expense on its existing senior discount notes effective as of October 1, 2001. While iPCS' previous method of accounting was in accordance with GAAP, it believed it was preferable to use the same methodology as AirGate which was also in accordance with GAAP. The cumulative effect of this change in accounting for the periods through September 30, 2001, was a reduction in the carrying value of iPCS' existing senior discount notes of $4.3 million along with a corresponding decrease in its net loss. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," the change in accounting principle has been reflected as a cumulative change in accounting principle effective as of October 1, 2001.

        Net Loss.    iPCS' net loss for the year ended September 30, 2003 of $72.9 million was $105.5 million lower than its net loss of $178.4 million for the year ended September 30, 2002. In 2002, iPCS recorded $61.1 million of property, goodwill and intangible asset impairments. In addition, 2002 included $4.0 million of non-cash stock compensation expense and $6.3 million of loss on disposals related to changes to iPCS' business plan as a result of its acquisition by AirGate in November 2001. Lower subscriber growth in 2003 also contributed to lower selling and marketing expenses and cost of equipment totaling $25.8 million in the year ended September 30, 2003, compared to the year ended September 30, 2002.

Reconciliation of Non-GAAP Financial Measures (All Revenues and Expenses in Thousands)

        iPCS utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of financial performance that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures discussed in "—Consolidated Results of Operations" are ARPU and CPGA. A description of each of these non-GAAP financial measures is provided in "—Definition of Operating Metrics." The following tables reconcile the non-GAAP financial measures with iPCS' consolidated financial statements presented in accordance with GAAP, excluding subscriber data.

	Successor Company	Predecessor Company
	For the Three Months Ended December 31, 2004	For the Three Months Ended December 31, 2003
ARPU
Service revenue	$38,585	$34,628
Average subscribers	244,276	219,288
ARPU	$52.65	$52.64
	Predecessor Company	Successor Company
	For the Period Ended July 1, 2004	For the Period Ended September 30, 2004
ARPU
Service revenue	$107,097	$37,909
Average subscribers	224,334	236,505
ARPU	$53.04	$53.43
	Predecessor Company
	For the Year Ended September 30, 2002	For the Year Ended September 30, 2003
ARPU
Service revenue	$116,187	$145,249
Average subscribers	176,198	226,859
ARPU	$54.95	$53.36

        ARPU, which is utilized by most wireless companies to determine recurring monthly revenue on a per subscriber basis, is used by analysts and investors to compare relative subscriber revenue across the wireless industry. iPCS uses ARPU to assist in evaluating past selling performance and the success of specific rate plan promotions. iPCS also use ARPU as a basis to forecast future service revenues.

	Successor Company	Predecessor Company
	For the Three Months Ended December 31, 2004	For the Three Months Ended December 31, 2003
CPGA
Selling and Marketing:	$10,026	$6,162
Plus: Activation costs included in cost of service and roaming	(177)	466
Plus: Equipment costs, net of cost of upgrades	4,613	3,215
Less: Equipment revenue, net of upgrade revenue	(1,092)	(920)

CPGA costs	$13,370	$8,923

Gross adds	32,905	22,588
CPGA	$406	$395

	Predecessor Company	Successor Company
	For the Period Ended July 1, 2004	For the Period Ended September 30, 2004
CPGA
Selling and Marketing:	$20,976	$7,996
plus: Activation costs included in cost of service and roaming	1,070	(471)
plus: Equipment costs, net of cost of upgrades	9,669	4,828
less: Equipment revenue, net of upgrade revenue	(3,179)	(1,193)

CPGA costs	$28,536	$11,160

Gross adds	75,395	30,307
CPGA	$378	$368
	Predecessor Company
	For the Year Ended September 30, 2002	For the Year Ended September 30, 2003
CPGA
Selling and Marketing:	$44,727	$27,343
plus: Activation costs included in cost of service and roaming	1,034	1,530
plus: Equipment costs, net of cost of upgrades	20,043	10,500
less: Equipment revenue, net of upgrade revenue	(6,310)	(3,610)

CPGA costs	$59,494	$35,763

Gross adds	156,075	103,592
CPGA	$381	$345

        CPGA is utilized by most wireless companies to determine their cost to acquire a new subscriber. CPGA is used by analysts and investors to compare iPCS to other wireless companies. iPCS uses CPGA to evaluate past selling performance, the success of specific promotions and as a basis to determine the amount of time it must retain a new subscriber before it recovers this cost. In addition, iPCS uses CPGA as a basis for budgeting.

Liquidity and Capital Resources

        As of December 31, 2004, iPCS had $60.0 million in cash and cash equivalents compared to $57.8 million at September 30, 2004.

        With the net proceeds from the offering of the senior notes and subject to iPCS' ability to manage subscriber growth and achieve operating efficiencies, cash and cash equivalents, combined with cash flows from operations, are expected to be sufficient to fund any operating losses and working capital and to meet capital expenditure needs and debt service requirements for the foreseeable future.

Net Cash Flows from Operating Activities

        For the three months ended December 31, 2004, cash flows used in operations totaled $3.9 million compared to $8.3 million generated for the three months ended December 31, 2003. The decrease was mainly due to an increase in the net loss and unfavorable working capital effects in the three months ended December 31, 2004. Those working capital effects included $9.5 million in interest paid during the three months ended December 31, 2004, compared to only $3.3 million paid during the three months ended December 31, 2003.

Net Cash Flows from Investing Activities

        For the three months ended December 31, 2004, iPCS generated $6.3 million in cash flows from investing activities. iPCS generated $12.1 million from the sale of 68 towers to TCP Communications as described below. Offsetting this were expenditures totaling $5.8 million, which included $4.6 million for Nortel equipment purchased under the agreement with Nortel as described below in "—Contractual Obligations".

        For the three months ended December 31, 2003, cash flows used in investing activities totaled $2.6 million and related mainly to the purchase of property and equipment for the construction of five cell sites that became operational in the three months ended December 31, 2003.

Net Cash Flows from Financing Activities

        Net cash used for financing activities for the three months ended December 31, 2004 totaled $0.3 million for debt financing costs related to the iPCS senior notes.

        For the three months ended December 31, 2003, cash flows used for financing activities totaled $0.1 million for principal payments made under the senior secured credit facility in place at that time.

Tower Sale Leasebacks

        On September 4, 2004, iPCS signed an agreement with TCP Communications, LLC whereby iPCS agreed to sell up to 92 of its owned towers to TCP Communications. The towers are priced individually and the sale of all 92 towers would provide iPCS with gross proceeds of approximately $16.5 million. After the sale, iPCS will lease space on the towers sold to TCP Communications at rates and terms consistent with that of iPCS' existing leases. The transaction is expected to close in several installments during fiscal year 2005 and is subject to exclusion of towers by TCP Communications based on its due diligence and other customary closing conditions.

        On November 9, 2004 and December 29, 2004, iPCS sold 51 and 17 towers, respectively, to TCP Communications for gross proceeds, net of broker's fees, totaling approximately $12.1 million. Because the cost basis of these towers was adjusted to fair value as part of fresh-start accounting, no gain or loss on the sales was recorded.

Commitments and Contingencies

        On October 1, 2003, AT&T filed an administrative proof of claim and a pre-petition proof of claim against iPCS, both of which claims iPCS disputes. In connection with its plan of reorganization, iPCS deposited $0.7 million in escrow pending resolution of both of these disputed claims. On August 31, 2004, AT&T filed a cure claim against iPCS, contending that a portion of the amount set forth in the pre-petition proof of claim, and a portion of the amount set forth in the administrative proof of claim are presently due in cash as cure amounts, which iPCS also disputes. Also on August 31, 2004, AT&T amended its administrative proof of claim originally filed on October 1, 2003. If all of AT&T's claims are allowed as valid, AT&T would have a $0.2 million pre-petition claim payable in stock under iPCS' plan of reorganization, with the remaining claims (both cure and administrative) payable in $6.6 million of cash. Both the administrative and pre-petition claims between AT&T and iPCS has been consolidated in claims proceedings pending before the Bankruptcy Court. On September 30, 2004, iPCS filed a response to the cure claim requesting that its dispute on the cure claim be consolidated with the administrative and pre-petition claim dispute. iPCS is currently in the discovery stage of the proceedings with respect to the administrative and pre-petition claims. If iPCS cannot reach a settlement regarding these disputes after discovery, the Bankruptcy Court will determine the outcome. In the event that iPCS' response to the cure claim is denied or that the Bankruptcy Court does not find in its favor if a settlement is not reached with AT&T iPCS believes it will have sufficient resources to fund any potential claim. iPCS believes the accompanying consolidated financial statements adequately reflect its obligations to AT&T for these services provided.

        The costs for the services provided by Sprint PCS under iPCS' service agreements with Sprint PCS relative to billing, customer care and other back-office functions for the three months ended December 31, 2004 and 2003, totaled approximately $5.6 million and $4.0 million, respectively. Because iPCS incurs the majority of these costs on a per subscriber basis which is fixed until the end of December 2006 and after which will be adjusted by Sprint PCS based on a formula related to Sprint PCS' costs to provide the services, iPCS expects the aggregate cost for such services to increase as the number of its subscribers increases after December 2006. Sprint PCS may terminate any service provided under such agreements upon nine months' prior written notice, but if iPCS would like to continue receiving such service, Sprint PCS has agreed that it will assist iPCS in developing that function internally or locating a third-party vendor that will provide that service. Although Sprint PCS has agreed in such an event to reimburse iPCS for expenses it incurs in transitioning to any service internally or to a third-party, if Sprint PCS terminates a service for which iPCS has not developed or are unable to develop a cost-effective alternative, iPCS' operating costs may increase beyond its expectations and its operations may be interrupted or restricted. iPCS does not currently have a contingency plan if Sprint PCS terminates a service iPCS currently receives from it.

Contractual Obligations

        iPCS is obligated to make future payments under various contracts iPCS has entered into, including amounts pursuant to the senior notes, capital leases and non-cancelable operating lease agreements for office space, cell sites, vehicles and office equipment. Future minimum contractual cash obligations for the next five years and in the aggregate at September 30, 2004, are as follows (dollars in thousands):

	Payments Due by Period
	Year Ended September 30,
	Total	2005	2006	2007	2008	2009	Thereafter
Senior notes(1)	$165,000	$—	$—	$—	$—	$—	$165,000
Operating leases(2)	48,826	12,118	9,401	7,258	6,498	5,947	7,604
Capital lease obligations	858	59	61	64	66	69	539

Total	$214,684	$12,177	$9,462	$7,322	$6,564	$6,016	$173,143

(1)
Does not include interest payment obligations.

(2)
Does not include payments due under renewals to the original lease terms.

        The senior notes contain covenants which restrict iPCS' ability to incur additional indebtedness, merge, pay dividends, dispose of its assets, and certain other matters as defined in the indenture. In addition, the senior notes:

  •
  rank pari passu in right of payment with all iPCS' existing and future unsecured senior indebtedness;

  •
  rank senior in right of payment to all iPCS' future subordinated indebtedness; and

  •
  are unconditionally guaranteed by iPCS Wireless, Inc., iPCS Equipment, Inc. and any new domestic restricted subsidiaries of iPCS'.

        However, the senior notes are subordinated to all iPCS' secured indebtedness to the extent of the assets securing such indebtedness, and to any indebtedness of iPCS' subsidiaries that do not guarantee the new senior notes.

        Interest is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2004 to the holders of record on the immediately preceding April 15 and October 15. At any time prior to May 1, 2007, iPCS may redeem up to 35% of the aggregate principal amount of the senior notes at a redemption price of 111.50% of the principal amount thereof, plus accrued and unpaid interest, and liquidated damages (as defined in the indenture), if applicable, to the redemption date with the net cash proceeds of a sale of its equity interests or a contribution to its common equity capital; provided that:

  •
  at least 65% of aggregate principal amount of senior notes originally issued remains outstanding immediately after the redemption; and

  •
  the redemption occurs within 45 days of the date of the closing of such sale of equity interests or contribution.

        Except pursuant to the preceding paragraph, the iPCS senior notes will not be redeemable at iPCS' option prior to May 1, 2008.

        On or after May 1, 2008, iPCS may redeem all or a part of the iPCS senior notes issued under the indenture upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, on the senior notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below, subject to the rights of holders of senior notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	105.750%
2009	102.875%
2010 and thereafter	100.000%

        Upon a change of control as defined in the indenture, iPCS will be required to make an offer to purchase the senior notes at a price equal to 101% of the aggregate principal amount of senior notes repurchased plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

        In addition, on November 22, 2004, iPCS signed a letter of agreement with Nortel Networks to replace its Lucent network equipment currently deployed in its Michigan markets with Nortel equipment including one switch, 232 base stations, various additional capacity growth and network equipment. Under the terms of the agreement, iPCS has agreed to purchase equipment totaling $15.2 million and will receive special pricing on future purchases through December 31, 2007.

Seasonality

        iPCS business is subject to seasonality because the wireless telecommunications industry historically has been heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher subscriber additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including: the use of retail distribution, which is heavily dependent upon the year-end holiday shopping season; the timing of new product and service announcements and introductions; competitive pricing pressures; and aggressive marketing and promotions. The increased level of activity requires a greater use of available financial resources during this period.

Inflation

        iPCS believes that inflation has not had a significant impact in the past and is not likely to have a significant impact in the foreseeable future on its results of operations.

Future Trends That May Affect Operating Results, Liquidity and Capital Resources

        During 2003 and into 2004 iPCS experienced overall declining net subscriber growth compared to previous periods. iPCS believes this trend was attributable to increased competition and slowing aggregate subscriber growth in the wireless telecommunications industry as well as the implementation of a tighter credit policy that decreased the number of sub-prime activations. In addition, as a means to conserve cash in 2003, iPCS closed 15 company-owned retail stores and cancelled 21 agreements with local third party distributors, thereby reducing its retail presence in a number of its markets. iPCS has seen improvements in its net subscriber growth in its last three quarters; however, it still incurs net losses to acquire new subscribers. As iPCS seeks to accelerate its subscriber growth, it will incur significant upfront subscriber acquisition expenses (including the customer handset subsidy, commissions and promotional expenses) that initially will result in increased losses and reduced levels of cash flows from operating activities as compared to its most recent prior periods. Alternatively, iPCS may not be able to sustain its planned growth in subscribers or obtain sufficient revenue to achieve and sustain profitability. Net subscriber growth was approximately 8,600 subscribers in all iPCS' markets for the three months ended December 31, 2004. For the three months ended December 31, 2003 iPCS added 400 net subscribers in all its markets. If iPCS is not able to achieve its planned subscriber growth, it will lengthen the amount of time it will take for it to reach a sufficient number of subscribers to achieve positive free cash flow, which in turn will have a negative effect on capital resources. In addition, to the extent iPCS' subscriber growth includes a higher percentage of sub-prime credit subscribers, its churn and bad debt expense may increase.

        iPCS may continue to experience higher costs to acquire subscribers. For the three months ended December 31, 2004, iPCS' CPGA was $406 per activation compared to $395 per activation for the period ended December 31, 2003. To accelerate iPCS' subscriber growth, it is offering more aggressive handset promotions and spending more in advertising to acquire new customers than it did while it was in bankruptcy and trying to conserve cash. With a higher CPGA, subscribers must remain iPCS' subscribers for a longer period of time at a stable ARPU for iPCS to recover those acquisition costs.

        iPCS may experience a higher churn rate. iPCS' average subscriber monthly churn (net of deactivations that take place within 30 days of the activation date) for the three months ended December 31, 2004 was 2.9% compared to 3.0% for the three months ended December 31, 2003. In iPCS' 2003 fiscal year, its churn rate was the highest it had experienced to date due to a significantly higher number of involuntary deactivations relating to sub-prime credit subscribers. A tighter credit policy implemented in mid-2003 decreased the number of sub-prime activations which helped to reduce churn but it also contributed to the overall smaller subscriber growth than iPCS had experienced in the past. If churn increases over the long-term, iPCS would lose the cash flows attributable to these subscribers and have greater-than-projected losses.

        iPCS may incur significant wireless handset subsidy costs for existing subscribers who upgrade to a new handset. As iPCS' subscriber base matures and technological innovations occur, more existing subscribers will begin to upgrade to new wireless handsets for which iPCS subsidizes the cost to the subscriber. iPCS incurred net upgrade costs of approximately $1.0 million and $2.3 million associated with wireless handset upgrade costs for the three months ended December 31, 2004 and 2003, respectively. iPCS has limited historical experience regarding the adoption rate for wireless handset upgrades. If more subscribers upgrade to new wireless handsets than iPCS projects, near term EBITDA and cash flows would be lower than projected.

Quantitative and Qualitative Disclosures About Market Risk

        iPCS does not engage in commodity futures trading activities and does not enter into derivative financial instrument transactions for trading or other speculative purposes. iPCS also does not engage in transactions in foreign currencies that could expose it to market risk.

Change in Independent Registered Public Accounting Firm

        Deloitte & Touche had been iPCS' independent registered public accounting firm from iPCS' formation until its acquisition by AirGate as of November 30, 2001. Because KPMG was AirGate's independent registered public accounting firm, Deloitte & Touche was dismissed as iPCS' independent registered public accounting firm on November 30, 2001. iPCS had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement in connection with a report on iPCS' financial statements. The report of Deloitte & Touche on the financial statements for the fiscal year ended December 31, 2000, and the nine months ended September 30, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and the subsequent interim period preceding the dismissal of Deloitte & Touche, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

        On November 30, 2001, iPCS' then sole stockholder approved iPCS' engagement of KPMG as its independent registered public accounting firm for its fiscal year ended September 30, 2002. iPCS' financial results were included in AirGate's consolidated financial statements for fiscal year ended September 30, 2002. During the two most recent fiscal years and the subsequent interim period preceding the engagement of KPMG, iPCS did not consult with KPMG regarding either: (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of opinion that might be rendered on its financial statements, and neither a written report or oral advice was provided to iPCS by KPMG; or (2) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 Regulation S-K) with iPCS' previous auditors or constituted a reportable event.

        On December 16, 2003, iPCS engaged Deloitte & Touche as its independent registered public accounting firm for its fiscal year ended September 30, 2003, and dismissed KPMG subject to the completion of the audit of the fiscal year ended September 30, 2002. In February 2004 iPCS sought the approval of the Bankruptcy Court to retain KPMG for the completion of the audit engagement with respect to its fiscal year ended September 30, 2002. On March 31, 2004, KPMG issued their report on the consolidated financial statements as of and for the year ended September 30, 2002, and therefore the auditor-client relationship ceased. In connection with the audit of the fiscal year ended September 30, 2002, and the subsequent interim period through March 31, 2004, iPCS had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG would have caused it to make reference to the subject matter of the disagreement in connection with a report on iPCS' financial statements. In connection with the audit of the fiscal year ended September 30, 2002, there were no reportable events under Item 304(a)(1)(v) of Regulation S-K, except that KPMG informed iPCS of a matter it considered to be a reportable condition identified during the audit of the financial statements as of and for the year ended September 30, 2002, relating to insufficient internal controls over iPCS' processes for validating and reconciling its subscriber accounts receivable balances and activity necessary to ensure that its subscriber accounts receivable balances were properly reflected in its consolidated financial statements. The report of KPMG on the financial statements for the fiscal year ended September 30, 2002 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report included an explanatory paragraph indicating that there was substantial doubt about iPCS' ability to continue as a going concern.

        As a result of iPCS' Bankruptcy Court filing in February 2003, iPCS' financial results for periods following the date of its petition are not included in the consolidated financial statements of AirGate. During the period preceding this engagement of Deloitte & Touche, iPCS did not consult with Deloitte & Touche regarding either: (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to it by Deloitte & Touche that Deloitte & Touche concluded was an important factor considered by iPCS in reaching a decision as to the auditing, accounting or financial reporting issue; or (2) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) with iPCS' previous accountants or constituted a reportable event.

Directors and Executive Officers of iPCS

        The following table presents information with respect to iPCS' directors and executive officers:

Name	Age	Position
Timothy M. Yager	35	Director, President and Chief Executive Officer
Timothy C. Babich	27	Director
Donald L. Bell	58	Director
Eugene I. Davis	50	Director
Eric F. Ensor	52	Director
James J. Gaffney	64	Chairman of the Board
Kevin M. Roe	36	Director
Stebbins B. Chandor, Jr.	45	Executive Vice President Operations and Chief Financial Officer
John (Sonny) J. Peterman	44	Senior Vice President of Sales
Edmund L. Quatmann, Jr.	34	General Counsel and Secretary
Patricia M. Greteman	43	Vice President and Controller
Craig A. Kinley	35	Vice President of Engineering and Network Operations

        Timothy M. Yager has been a Director and iPCS' President and Chief Executive Officer since the consummation of its reorganization and was its Chief Restructuring Officer since January 2003. Mr. Yager was previously President, Chief Executive Officer and Manager of Illinois PCS, LLC (the predecessor of iPCS Wireless, Inc.) from January 1999 until July 2000 and had been President, Chief Executive Officer and Director of iPCS, Inc. since its formation in March 2000 until November 30, 2001, the closing date of iPCS' acquisition by AirGate PCS, Inc. iPCS filed a voluntary petition in bankruptcy court pursuant to Chapter 11 of the Bankruptcy Code on February 23, 2003. From December 2001 until December 2002, he was a director of AirGate PCS, Inc. From January 1995 to January 1999, he was the Senior Vice President of Geneseo Communications, Inc., an independent telephone company in Illinois. During this time, he founded and was also the Chief Operating Officer, General Manager and later the President of GenSoft Systems, Inc., a subsidiary of Geneseo Communications, Inc. that designs software to provide information and billing services to the telecommunications industry. Prior to January 1995, Mr. Yager was a Project Manager at Geneseo Telephone Company. He was a member of the Board of Directors of Cambridge Telcom from April 1997 to November 2001.

        Timothy C. Babich has been a Director since the consummation of iPCS' reorganization. Mr. Babich has over four years of experience in the telecom, media and technology investing industry. Since March 2001, Mr. Babich has served as a Portfolio Manager at Silver Point Capital, L.P., a private investment partnership which manages in excess of $2.5 billion. From May 2000 until March 2001, he was an analyst at The Beacon Group.

        Donald L. Bell has been a Director since October 2003. Mr. Bell served as an investor representative in Illinois PCS, LLC (the predecessor of iPCS Wireless, Inc.) from January 1999 until July 2000 and was a Director of iPCS, Inc. since its formation in March 2000 until November 30, 2001, the closing date of iPCS' acquisition by AirGate PCS, Inc. He also serves as Vice President and CEO of Cass Communications Management, Inc., a telecommunications company, since January 1994. Mr. Bell has served in various positions for Cass Communications for the past 30 years, including Plant Manager, Operational Manager, Vice President of Cass Telephone Company and President of Cass Long Distance Company. He served on the Board of Directors of Illinois 4 Limited Partnership, a telecommunications company, from 1986 to 1993. In addition, Mr. Bell served as President of the Illinois Independent Telephone Association from May 1994 to January 2003 and as a member of the Board of Directors of the Illinois Telecommunications Association from June 1991 to January 2003. He is also a Director of Cass Telephone Company, Cass Communications Management and Cass Long Distance Company.

        Eugene I. Davis was appointed to the Board of Directors in August 2004 by iPCS' directors who were appointed by the unsecured creditors committee, in consultation with iPCS' entire board. Mr. Davis is the Chairman and Chief Executive Officer of Piranate Consulting Group, L.L.C., a privately held consulting firm specializing in crisis and turn-around management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for public and private business entities. Mr. Davis was Chairman, Chief Executive Officer and President of RBX Industries, Inc. from August 2001 to December 2003, after having been appointed Chief Restructuring Officer in January 2001. From January 2000 through August 2001, Mr. Davis was Chairman and Chief Executive Officer of Murdock Communications Corp., a Nasdaq listed company. From May 1999 through June 2001, he was the Chief Executive Officer of SmarTalk Teleservices, Inc., which had filed a petition under Chapter 11 of the Federal Bankruptcy Code in March 1999. He was Chief Operating Officer of TotalTel USA Communications, Inc. in 1998. Both SmarTalk Teleservices, Inc. and TotalTel USA Communications, Inc. were Nasdaq listed companies. He is a director of Metals USA, Inc., Metrocall Communications, Inc., Knology, Inc. and Tipperary Corporation, which are public companies, and Eagle Geophysical, Inc. and Trans Texas Gas Corporation. In addition, he is a member of the Board of Advisors of PPM America Special Investment Funds.

        Eric F. Ensor has been a Director since November 30, 2001, the closing date of iPCS' acquisition by AirGate PCS, Inc. Mr. Ensor has over 20 years of experience in the telecommunications industry. Since January 2002, Mr. Ensor has served as the President of Quiet Water Associates, LLC, a boutique consulting firm. From September 1999 to December 2001, Mr. Ensor served as President and Chief Executive Officer of Evolution Networks. From November 1998 to August 1999, he served as President and Chief Operating Officer of Telecom Wireless Solutions (TWS), a leading developer and provider of telecommunications solutions, where he managed the operating divisions of the company. From 1994 to 1998, Mr. Ensor was President of BellSouth Personal Communications, BellSouth's start-up organization for the development of its acquired PCS licenses. While at BellSouth, Mr. Ensor served in other key management positions, including Assistant Vice President for Worldwide Wireless Strategy and Chief Strategist for Bellsouth Enterprises, Inc.

        James J. Gaffney has been a Director since the consummation of iPCS' reorganization and was elected Chairman of the Board in August 2004. From 1997 to June 2003, Mr. Gaffney served as a consultant to private investment funds affiliated with Goldman, Sachs & Co. in relation to investments by those funds in Viking Pacific Holdings Ltd. and Vermont Investments Limited, both New Zealand-based diversified holding companies. Since 1997, he has served as Vice Chairman of Viking Pacific. From 1995 through 1997, Mr. Gaffney served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., which manufactures swimming pool equipment and constructs swimming pools. Mr. Gaffney also is the Chairman of the Board of Imperial Sugar Company and a director of SCP Pool Corporation and Hexcel Corporation, each of which are public companies.

        Kevin M. Roe has been a Director since the consummation of iPCS' reorganization. In January 2003, Mr. Roe founded Roe Equity Research, LLC, an independent sell-side equity research firm focusing on U.S. wireless and wireline telecommunications services companies. Mr. Roe has also served as the President of Roe Equity Research, LLC since its inception. From May 1995 to March 2002, Mr. Roe served as a Senior Equity Research Analyst at the Telecommunication Services Group of ABN AMRO Inc. and became a Managing Director prior to his departure. He also served as the regional head of ABN AMRO's North American Telecom Services Equity Research Team.

        Stebbins B. Chandor, Jr. has been iPCS' Executive Vice President Operations and Chief Financial Officer since March 2004 and previously was Senior Vice President, Chief Financial Officer of iPCS, Inc. (and its predecessor) from March 2000 until November 30, 2001, the closing date of iPCS' acquisition by AirGate PCS, Inc. iPCS filed a voluntary petition in bankruptcy court pursuant to Chapter 11 of the Bankruptcy Code on February 23, 2003. From August 1995 to March 2000, he was Senior Vice President and Chief Financial Officer for Metro One Telecommunications, Inc., a publicly traded provider of enhanced directory assistance and information services to the wireless telecommunications industry. From June 1985 to August 1995, Mr. Chandor served in various corporate finance capacities with BA Securities, Inc., a wholly owned subsidiary of BankAmerica Corporation, and affiliated or predecessor firms including Bank of America and Continental Bank N.A.

        John (Sonny) J. Peterman has been iPCS' Senior Vice President of Sales since August 2004. From June 2004 until August 2004, Mr. Peterman was the Vice President for Business Development for ClearLinx Network Corporation, a wireless networking company. From November 1998 until June 2004, he was Vice President of the Midwest Region of American Tower Corporation, a publicly held owner and operator of broadcast and wireless communications sites. Prior to November 1998, Mr. Peterman was Vice President of Sales and Distribution with 360 Communications (formerly Sprint Cellular) and from 1989 to 1996 he managed most of Sprint Cellular's wireless operations in Ohio.

        Edmund L. Quatmann, Jr. has been iPCS' General Counsel since November 30, 2004 and its Secretary since December 13, 2004. Prior to joining iPCS, Mr. Quatmann was an associate in the Corporate and Securities Group of the law firm Mayer, Brown, Rowe & Maw LLP in Chicago, Illinois from October 1998 until November 2004. From September 1996 until October 1998, Mr. Quatmann was an associate with the law firm of Bryan Cave LLP in St. Louis, Missouri.

        Patricia M. Greteman has been iPCS' Vice President and Controller since June 2003 and previously was Controller of Illinois PCS, LLC (the predecessor of iPCS Wireless, Inc.) from May 1999 until July 2000 and held the same position with iPCS, Inc. from its formation in March 2000 until November 30, 2001, the closing date of iPCS' acquisition by AirGate, at which time her title changed to Director of Accounting for iPCS, Inc. From May 1993 to April 1999, she served as the Controller of ACC of Kentucky, LLC, a cellular carrier covering a territory with over one million total residents. From November 1991 to April 1992, Ms.  Greteman served as the Controller of Arch Mineral Corporation's Catenary Coal Company. From August 1989 to October 1991, she served as the Assistant Controller of Arch of Kentucky.

        Craig A. Kinley has been iPCS' Vice President of Engineering and Network Operations since June 2003 and previously was Senior Director of Engineering and Network Operations with AirGate

PCS, Inc. from September 1999 until June 2003 with responsibility during the latter portion of his service for iPCS' territory. From April 1998 to June 1999, he was a Project Manager with Compass Telecom Services LLC and served as a consultant to AirGate PCS, Inc. From April 1997 to February 1998, he was a Regional Coordinator with Sprint Spectrum L.P.

Committees of the Board of Directors

        Our board of directors has established three standing committees:

        Audit Committee;

        Compensation Committee; and

        Nomination and Corporate Governance Committee.

        Audit Committee.    iPCS' audit committee shall be comprised of not fewer than three directors elected by a majority of iPCS' board. iPCS' audit committee oversees iPCS' accounting and financial reporting processes, as well as the audits of iPCS' financial statements, including retaining and discharging its' independent registered public accounting firm. iPCS' audit committee is comprised of Messrs. Davis (Chairman), Roe and Ensor.

        Our board of directors has determined that Mr. Davis, the chairman of iPCS' audit committee, is an "audit committee financial expert," as defined by the SEC's rules. Mr. Davis is "independent," as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

        Compensation Committee.    iPCS' compensation committee shall be comprised of not fewer than three directors elected by a majority of iPCS' board. iPCS' compensation committee oversees the administration of iPCS' benefit plans, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of iPCS' officers and employees. iPCS' compensation committee is comprised of Messrs. Bell (Chairman), Babich and Gaffney.

        Nominating and Corporate Governance Committee.    iPCS' nominating and corporate governance committee shall be comprised of not fewer than three directors elected by a majority of iPCS' board. iPCS' nominating and corporate governance committee's responsibilities include identifying and recommending to the board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. iPCS' nominating and corporate governance committee is comprised of Messrs. Roe (Chairman), Bell and Gaffney.

Code of Ethics

        iPCS' board of directors has adopted a Code of Ethics which is applicable to iPCS' principal executive officer, principal financial officer, and principal accounting officer or controller (or persons performing similar functions). iPCS' board of directors has also adopted a Standard of Business Conduct that is applicable to all of iPCS' directors, officers and employees.

        Both of these documents are available in the "Investor Relations" section of iPCS' Internet website, available at www.ipcswirelessinc.com. iPCS will provide to any person, without charge, upon request, a copy of iPCS' Code of Ethics. Requests for a copy should be directed in writing to iPCS, Inc. at 1901 N. Roselle Road, Suite 500, Schaumburg, Illinois, 60195, Attention: General Counsel.

Executive Compensation

        The following table sets forth a summary of the annual, long-term and all other compensation for iPCS' President and Chief Executive Officer (formerly its Chief Restructuring Officer) and its other four executive officers during the fiscal years 2004, 2003 and 2002. These five persons are referred to collectively as the "Named Executive Officers."

Summary Compensation Table

								Long-Term Compensation
		Annual Compensation								All Other Compensation
Name and Principal Position	Fiscal Year				Other Annual Compensation ($)			Securities Underlying Options (#)
		Salary ($)	Bonus ($)							($)
Timothy M. Yager(1) Director, President and Chief Executive Officer	2004 2003 2002	$59,231 — 64,055	$210,000 — 29,040		$	— — 850	(6)	$2,567,500 — —	(8)	$1,087,202 723,333 1,456,908	(9) (10) (11)
Stebbins B. Chandor, Jr.(2) Executive Vice President Operations and Chief Financial Officer	2004 2003 2002	201,942 — 96,154	125,000 — 22,192			— — 2,400	(6)	— — —		— — 1,889,444	(11)
John (Sonny) J. Peterman(3) Senior Vice President of Sales	2004 2003 2002	14,250 — —	— —			750 — —	(6)	— — —		— — —
Patricia M. Greteman Vice President and Controller	2004 2003 2002	119,010 110,245 107,624	98,800 59,208 7,500	(5)		— — —		— — —		— — —
Craig A. Kinley(4) Vice President of Engineering and Network Operations	2004 2003 2002	128,220 — —	102,800 32,000 —	(5)		19,854 — —	(7)	— — —		— — —

(1)
Mr. Yager entered into an agreement with iPCS to act as Chief Restructuring Officer on January 27, 2003. Mr. Yager became iPCS' President and Chief Executive Officer following the consummation of its reorganization.

(2)
Mr. Chandor resigned as an executive officer of iPCS, Inc. as of November 30, 2001, upon the closing of iPCS' acquisition by AirGate, but remained as an employee through March 31, 2002. Mr. Chandor was hired on a part-time basis in October 2003 and was hired on a full-time basis as Executive Vice President Operations and Chief Financial Officer in March 2004.

(3)
Mr. Peterman commenced employment with iPCS in August 2004.

(4)
Mr. Kinley commenced employment with iPCS in October 2003.

(5)
Includes the payment of two installments, each in the amount of $25,000, under the retention bonus plan for certain key employees, which plan was approved by the bankruptcy court in August 2004. The two final installments will be earned and paid during the 2005 fiscal year.

(6)
Consists of a monthly car allowance of $750.

(7)
Consists of a monthly car allowance of $750 and quarterly COLA payments totaling $10,854.

(8)
Consists of 250,000 shares of stock and stock unit awards granted on July 20, 2004, stock price $10.27.

(9)
Consists of $615,000 paid to Mr. Yager for his services as Chief Restructuring Officer and a $472,202 success fee.

(10)
Consists of $133,333 of consulting payments paid to Mr. Yager under the consulting provisions of his employment agreement with iPCS and $590,000 for his services as Chief Restructuring Officer.

(11)
Consists of amounts paid to Mr. Yager and Mr. Chandor upon their termination after the change of control to AirGate under the terms of their employment agreements with iPCS. Included in these amounts are $333,333 and $400,000 for Mr. Yager and Mr. Chandor, respectively, for consulting services, and $913,248 for Mr. Chandor for payments related to section 280G of the Code excise tax gross-ups.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year		Grant Date Value
Name			Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
Timothy M. Yager	250,000	43%	$10.27	7/20/2014	$1,452,500
Stebbins B. Chandor, Jr.	137,500	24	10.27	7/20/2014	798,875
John (Sonny) J. Peterman	50,000	9	19.00	8/24/2014	537,500
Patricia M. Greteman	40,000	7	10.27	7/20/2014	232,400
Craig A. Kinley	40,000	7	10.27	7/20/2014	232,400

(1)
All options granted in the last fiscal year vest quarterly over the four year period commencing on the grant date.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) Exercisable/Unexercisable
Timothy M. Yager	—	—	15,625/234,375	$124,688/$1,870,313
Stebbins B. Chandor, Jr.	—	—	8,594/128,906	$68,580/$1,028,670
John (Sonny) J. Peterman	—	—	3,125/46,875	$—
Patricia M. Greteman	—	—	2,500/37,500	$19,950/$299,250
Craig A. Kinley	—	—	2,500/37,500	$19,950/$299,250

        Compensation of Directors.    Effective as of July 20, 2004, iPCS compensates its directors as follows:

  •
  Under iPCS' Amended and Restated 2004 Long-Term Incentive Plan, iPCS granted each of its outside directors a stock option to purchase 7,500 shares of iPCS' common stock at the per share exercise price equal to the fair market value of the stock at the date of grant, which was $18.90 for Mr. Davis and $10.27 for the other outside directors. These options shall vest with respect to 25% of the shares covered thereby as of the last day of each fiscal quarter.

  •
  iPCS pays an annual retainer to the chairman of its board of directors in the amount of $40,000, and it granted the chairman a stock option to purchase an additional 10,500 shares of its common stock at the per share exercise price equal to the fair market value of the stock at the date of grant, which was $18.90. The option shall vest with respect to 25% of the shares covered thereby as of the last day of each fiscal quarter.

  •
  iPCS pays annual retainers to the chairman of its audit committee, the chairman of its compensation committee and the chairman of its nominating and corporate governance committee in the amounts of $30,000, $24,000 and $24,000, respectively. In addition, iPCS granted the chairman of its audit committee a stock option to purchase 2,500 shares of its common stock at the per share exercise price equal to the fair market value of the stock at the date of grant, which was $18.90. The option shall vest with respect to 25% of the shares covered thereby as of the last day of each fiscal quarter.

  •
  iPCS pays an annual retainer to outside directors not serving as a committee chairman in the amount of $18,000.

  •
  iPCS pays each outside director $1,500 for each face-to-face board meeting that he attends, $750 for each telephonic board meeting in which he participates, $1,000 for each face-to-face committee meeting that he attends, and $500 for each telephonic committee meeting in which he participates.

  •
  All of iPCS' outside directors will be reimbursed for out-of-pocket expenses for attending board and committee meetings.

        YMS Restructuring Management Services Agreement.    On January 27, 2003, Mr. Yager was appointed Chief Restructuring Officer to oversee iPCS' restructuring and his company, YMS Management, L.L.C., entered into a restructuring management services agreement to manage iPCS' day-to-day operations. In connection with his appointment as chief restructuring officer, iPCS and Mr. Yager agreed to terminate the provisions of his employment agreement which he had entered into with iPCS prior to its acquisition by AirGate PCS, Inc. which provided for consulting services to iPCS and payments thereunder to Mr. Yager. The restructuring management services agreement provided for weekly payments of $15,000, plus certain expenses. The agreement also provided that upon confirmation of a plan of reorganization or a sale of iPCS, Mr. Yager was entitled to a fixed fee equal to $500,000 less 50% of the aggregate weekly payments under the restructuring management services agreement, beginning on July 1, 2004 through the effective date of the plan or the effective date of a sale. If a sale of iPCS resulted in proceeds in excess of $190 million, Mr. Yager was entitled to a fee equal to the lesser of 1.25% of such proceeds or $3.5 million. In addition, upon the closing of any equity investment in iPCS, Mr. Yager was entitled to a fee equal to 2% of the amount invested. In connection with the consummation of the reorganization, iPCS paid Mr. Yager approximately $472,000 under this agreement.

        Employment Agreements.    As of the effective date of its plan of reorganization, iPCS entered into a three year employment agreement with Mr. Yager, its President and Chief Executive Officer, on substantially the terms set forth below. The term will be automatically renewed for successive one year periods absent 90 days advance notice by either party. Mr. Yager's employment agreement provides for an initial minimum annual base salary of $350,000. Under the employment agreement, Mr. Yager is eligible for annual incentive bonuses and is entitled to benefits, such as retirement, health and other fringe benefits which are provided to other executive employees, reimbursement of business expenses, limited reimbursement of legal and financial planning expenses and other perquisites as may be approved by the Board from time to time. As of the effective date, iPCS has granted Mr. Yager a total of 250,000 stock options under its 2004 Plan at an exercise price of $10.27 per share. No compensation expense was recorded for the option grant as the exercise price was equal to the fair market value of the stock on the grant date as determined by reference to the valuation prepared in connection with the reorganization. In addition, in consideration for his facilitating iPCS' emergence from bankruptcy, as of the effective date iPCS has granted Mr. Yager a total of 250,000 stock and stock unit awards, which are fully vested as of the date of grant. Based on the valuation report, iPCS recognized compensation expense of approximately $2.6 million with respect to the fully vested awards. Additional details regarding the equity-based awards are discussed below.

        Under the employment agreement, Mr. Yager's employment may be terminated by him or iPCS at any time and for any reason. If his employment is terminated for any reason, he will be entitled to payment of his accrued but unpaid salary, vacation pay, unreimbursed business expenses and other items earned and owed to him by iPCS. If his employment is terminated as a result of death or disability, he, or his estate in the event of his death, will be paid his salary through the first anniversary of the date his death or termination for disability occurs, he will receive a lump sum payment of his target incentive bonus and his outstanding equity awards will fully vest.

        If Mr. Yager's employment is terminated by iPCS for reasons other than for cause, or if he terminates his employment following a material breach by iPCS of the employment agreement which is not cured within 30 days, or within 60 days after iPCS relocates its business outside of the Chicago metropolitan area, he will be entitled to continuing payments of his salary through the first anniversary of his termination, continuation of health benefits for him and his dependents for the same period, a lump sum payment of his target incentive bonus and one year of additional vesting of his stock options. All severance payments pursuant to the employment agreement terminate in the event Mr. Yager violates the confidentiality, noncompetition or nonsolicitation provisions of the employment agreement.

        The employment agreement contains special provisions that apply in the event of a change in control of iPCS. The agreement provides that if, during the one year period following a change in control, Mr. Yager's employment is terminated by iPCS for reasons other than for cause or if he terminates for good reason, he will be entitled to a lump sum payment equal to three years of his salary, a lump sum payment of his target incentive bonus, which will be set annually by the compensation committee, continuation of his and his dependents' health benefits at the employee rate for a period of three years following his termination and immediate vesting of his outstanding equity-based awards. In the event that, in connection with a change in control, any payments or benefits to which Mr. Yager is entitled to from iPCS constitute excess golden parachute payments under applicable IRS rules, he will receive a payment from iPCS in an amount which is sufficient to pay the parachute excise tax that he will have to pay on those parachute payments. In addition, iPCS will pay him an amount sufficient for him to pay the income tax, related employment taxes, and any additional excise taxes that he will have to pay related to iPCS' reimbursement to him of the parachute excise tax. For purposes of the employment agreement, the term "change in control" has the same meaning as for the 2004 Long-Term Incentive Plan, discussed below.

        If Mr. Yager's employment terminates for any reason other than discussed above, he is not entitled to any severance benefits under the employment agreement.

        Pursuant to the employment agreement, Mr. Yager has agreed to keep all of iPCS' confidential information secret and he has agreed that, while he is employed by iPCS and for a period of 12 months after his termination of employment, he will not compete with iPCS in the wireless telecommunications services business in any of the basic trading areas in which iPCS has been granted the right to carry on the wireless telecommunications business, he will not solicit iPCS' customers for a competitive business and he will not solicit iPCS' employees.

        As of the effective date of its plan of reorganization, iPCS also entered into an employment agreement with Stebbins B. Chandor, its Executive Vice President Operations and Chief Financial Officer, which agreement is substantially the same as Mr. Yager's agreement except for the compensation package (including options and bonus opportunities), job duties and the amount of certain post-change in control termination benefits in the event of a covered termination (1.5 times salary and 18 months of benefits). Mr. Chandor's annual base salary is $250,000 and as of the effective date iPCS has granted him a total of 137,500 stock options which have an exercise price of $10.27 per share. No compensation expense was recorded for the option grant as the exercise price was equal to the fair market value of the stock on the grant date as determined by reference to the valuation prepared in connection with the reorganization.

        iPCS has also entered into employment agreements with Mr. John (Sonny) Peterman, Mr. Edmund Quatmann, Jr., Mr. Craig Kinley and Ms. Patricia Greteman, as iPCS' Senior Vice President of Sales, General Counsel, Vice President of Engineering and Network Operations and Vice President and Controller, respectively. These agreements are substantially the same as the agreement with Mr. Chandor, except for the compensation package (including options and bonus opportunities), job duties and the amount of certain post-change in control termination benefits in the event of a covered termination (1 times salary and 12 months of benefits). Mr. Peterman's annual base salary is $195,000 and iPCS granted him a total of 50,000 stock options which have an exercise price of $19.00 per share.

Mr. Quatmann's annual base salary is $190,000 and iPCS granted him a total of 45,000 stock options which have an exercise price of $25.60. Mr. Kinley's annual base salary is $145,000 and as of the effective date iPCS has granted him a total of 40,000 stock options which have an exercise price of $10.27 per share. Ms. Greteman's annual base salary is $132,000 and as of the effective date iPCS has granted her a total of 40,000 stock options which have an exercise price of $10.27 per share. No compensation expense was recorded for the option grants as the exercise price was equal to the fair market value of the stock on the grant date, which for Mr. Kinley and Ms. Greteman, was determined by reference to the valuation prepared in connection with the reorganization.

        2004 Long-Term Incentive Plan.    As of the effective date of its plan of reorganization, iPCS adopted the 2004 Long-Term Incentive Plan, or the 2004 Plan, which plan was amended and restated in January 2005. Under the 2004 Plan, iPCS may grant stock options, stock appreciation rights, full value awards and cash-based incentive awards to its employees, consultants and directors. The total number of shares of iPCS' common stock that iPCS may award under the 2004 Plan is 1,000,000 shares. The number of shares and the price at which shares of stock may be purchased under the 2004 Plan may be adjusted under certain circumstances, such as in the event of a corporate restructuring. The maximum number of shares of stock that may be delivered to participants under the 2004 Plan shall be 1,000,000. Up to 500,000 shares may be issued in conjunction with awards other than options and stock appreciation rights, or SARs. No one individual may be granted options or SARs covering more than 500,000 shares in any one calendar year. No one individual may receive stock unit awards, intended to be performance-based compensation, covering more than 300,000 shares in any one calendar year. No one individual may receive a cash incentive award, intended to be performance-based compensation, in excess of $200,000 per month for any performance period.

        iPCS' compensation committee will administer iPCS' 2004 Plan. The 2004 Plan essentially gives the compensation committee sole discretion and authority to select those persons to whom awards will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards, and to interpret the 2004 Plan.

        Stock appreciation rights may be granted in connection with options, or may be granted as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right. At a minimum, the exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date on which the option is granted.

        Options and stock appreciation rights will be exercisable in accordance with the terms set by the compensation committee when granted and will expire on the date determined by the compensation committee. All options and stock appreciation rights must expire no later than ten years after they are granted under iPCS' plan. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.

        Under iPCS' 2004 Plan, iPCS' compensation committee may grant common stock or stock units to participants. During the period that a stock award or stock unit award is subject to restrictions or limitations, the participants may receive dividend rights, relating to the underlying shares.

        The compensation committee may award participants cash incentive awards which entitle the participant to receive payment in cash or shares at the end of a performance period to the extent provided under the award. iPCS' compensation committee establishes the performance measures and periods with respect to such awards.

        Subject to the specific terms of any outstanding award, in the event of a change in control of iPCS' company, all options and SARs which are held at the time of the change in control will become immediately vested and exercisable and all stock awards and cash incentive awards shall be fully earned and vested. The term "change in control" is defined in the 2004 Plan, generally, as the occurrence of any of the following events:

  •
  the direct or indirect sale, other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of iPCS to any person other than a "permitted holder";

  •
  the adoption of a plan relating to the liquidation or dissolution of iPCS;

  •
  the consummation of any transaction the result of which is that any person, other than a permitted holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of iPCS; or

  •
  the first day on which a majority of the members of the Board of Directors are not continuing directors (as defined in the plan).

        A "permitted holder" is defined as The Blackstone Group, The TCW Group and American International Group, Inc. and their respective affiliates (other than their respective portfolio companies).

        Compensation Committee Interlocks and Insider Participation.    There are no compensation committee interlocks (i.e., none of iPCS' executive officers serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving as a member of iPCS' board of directors or compensation committee).

Employment Agreements Prior to AirGate Merger

        Yager Employment Agreement.    As of the closing of iPCS' acquisition by AirGate on November 30, 2001, Mr. Yager's employment with iPCS terminated and he received a severance payment from iPCS in the amount of $1,094,535 in accordance with the terms of his employment agreement. As a result of the acquisition, stock options under iPCS' 2000 Long-Term Incentive Stock Plan became exercisable for 31,874 shares of AirGate common stock at a weighted average exercise price of $159.25 per share. Mr. Yager was entitled to an annual consulting fee of $400,000 during the period beginning on the date of his termination of employment and ending on December 31, 2004. In connection with entering into the YMS Restructuring Management Services Agreement discussed above, Mr. Yager agreed to forego his consulting fee for the period following the effective date of the YMS Restructuring Management Services Agreement.

        Chandor and Greteman Employment Agreements.    Prior to the AirGate merger, Mr. Chandor, iPCS' then Senior Vice President, Chief Financial Officer, had an employment agreement which was substantially the same as Mr. Yager's employment agreement except for the compensation package (including options and bonus opportunities), job duties and the duration (12 months) of post-termination health benefits in the event of a covered termination. Mr. Chandor's annual base salary was $175,000 and he was granted a total of 250,000 stock options which had an exercise price of $5.50 per share. Mr. Chandor's employment terminated in connection with iPCS' acquisition by AirGate and he received a severance payment. Ms. Greteman's employment agreement was substantially the same as iPCS' agreement with Mr. Chandor except for the compensation package (including options and bonus opportunities) and job duties. Ms. Greteman's annual base salary was $100,000 and she was granted a total of 30,000 stock options which had an exercise price of $5.50 per share. In addition, Ms. Greteman's agreement provided for the payment of severance benefits in the event that Ms. Greteman terminated employment because her job duties were required to be performed more than 50 miles from Geneseo, Illinois.

iPCS Security Ownership of Certain Beneficial Owners and Management

        The following table presents information regarding the beneficial ownership of iPCS' common stock as of April 1, 2005 with respect to: (i) each person who, to iPCS' knowledge, is the beneficial owner of 5% or more of outstanding common stock; (ii) each of iPCS' directors; (iii) iPCS' President and Chief Executive Officer; (iv) each of the other Named Executive Officers; and (v) all executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
AIG Global Investment Corp.(3)	2,623,535	29.6%
Silver Point Capital, L.P.(4)	2,239,877	25.3%
Ramius Capital Group, LLC(5)	780,968	8.8%
Timothy M. Yager(6)	221,875	2.5%
Timothy C. Babich(7)	—	*
Donald L. Bell(8)	5,625	*
Eugene I. Davis(9)	7,500	*
Eric F. Ensor(10)	5,625	*
James J. Gaffney(11)	13,500	*
Kevin M. Roe(12)	5,625	*
Stebbins B. Chandor, Jr.(13)	25,782	*
John (Sonny) J. Peterman(14)	9,375	*
Patricia M. Greteman(15)	7,500	*
Craig A. Kinley(16)	7,500	*
All executive officers and directors as a group (12 persons)(17)	315,532	3.5%

*
Less than 1%.

(1)
Except as otherwise indicated below, the address for each director and executive officer is 1901 North Roselle Road, Suite 500, Schaumburg, Illinois 60195.

(2)
Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table.

(3)
AIG Global Investment Corp. (a subsidiary of American International Group, Inc.) is the investment adviser of AIG Annuity Insurance Company, AIG Life Insurance Company, AIG Retirement Services, Inc., SunAmerica Life Insurance Company and The Variable Annuity Life Insurance Company and is the investment sub-adviser of VALIC Company II Strategic Bond Fund, SunAmerica Income Funds—SunAmerica High Yield Bond Fund, SunAmerica Series Trust—High Yield Bond Portfolio (Polaris), SunAmerica Income Funds—SunAmerica Strategic Bond Fund, and VALIC Company II High Yield Bond Fund. As the investment adviser and investment sub-adviser of the aforementioned entities, AIG Global Investment Corp. has investment discretion over securities held by these entities. Of the 2,623,535 shares, 387,553 shares are held by AIG Annuity Insurance Company, 712 shares are held by AIG Life Insurance Company, 170,979 shares are held by AIG Retirement Services, Inc., 777,672 shares are held by SunAmerica Life Insurance Company, 387,553 shares are held by The Variable Annuity Life Insurance Company, 27,071 shares are held by VALIC Company II Strategic Bond Fund, 336,972 shares held by SunAmerica Income Funds—SunAmerica High Yield Bond, 418,187 shares are held by SunAmerica Series Trust—High Yield Bond Portfolio (Polaris), 59,130 shares are held by SunAmerica Income Funds—SunAmerica Strategic Bond Fund, and 57,706 shares are held by VALIC Company II High Yield Bond Fund. The Global Investment Committee of AIG Global Investment Corp., each member of which is described in AIG Global Investment Corp.'s form ADV last filed with the SEC as of June 14, 2004, has the power to vote and dispose of the securities owned by the aforementioned entities. AIG Global Investment Corp. is headquartered at 70 Pine Street, New York, New York, 10270. AIG Global Investment Corp. and the members of its Global Investment Committee disclaim beneficial ownership of these securities. These shares are subject to a support agreement, see "The Merger Agreement, Related Agreements and Other Documents—Support Agreements" beginning on page 96.

(4)
Of the 2,239,877 shares, 1,386,474 shares are held by Silver Point Capital Offshore Fund, Ltd., 814,290 shares are held by Silver Point Capital Fund, L.P. and 39,113 shares are held by SPCP Group, L.L.C. shares held by SPCP Group L.L.C. include 5,625 shares of iPCS common stock issuable upon the exercise of stock options exercisable within 60 days. Silver Point Capital Offshore Fund, Ltd., Silver Point Capital Fund, L.P. and SPCP Group, L.L.C. are each affiliates of Silver Point Capital, L.P. Silver Point Capital, L.P. is headquartered at 2 Greenwich Plaza, Greenwich, Connecticut 06830. Mr. Babich, one of the directors of iPCS, is a Portfolio Manager with Silver Point Capital, L.P. These shares are subject to a support agreement see "The Merger Agreement, Related Agreements and Other Documents—Support Agreements" beginning on page 96.

(5)
As reflected on a Schedule 13G filed on February 11, 2005 by Ramius Capital Group, LLC and its affiliates as members of a group. Of the 780,968 shares, 674,124 are held by RCG Carpathia Master Fund, Ltd., 80,774 are held by SPhinX Distressed (RCG Carpathia), Segregated Portfolio, 6,600 shares are held by RCG Crimson, LP, 3,854 shares are held by RCG Halifax Fund, Ltd., 2,679 shares are held by Ramius Master Fund, Ltd., 1,237 shares are held by RCG Multi-Strategy Master Fund, Ltd., and 11,700 shares are held by Ramius Securities, L.L.C. Ramius Capital Group, LLC and its affiliates are headquartered at 666 Third Avenue, 26thFloor, New York, New York 10017.

(6)
Includes 125,000 shares of common stock issuable upon the exercise of outstanding stock and stock unit awards and 46,875 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(7)
Mr. Babich is a Portfolio Manager with Silver Point Capital, L.P. His business address is Bessborough House, 17 Cavendish Square, London, England W1G 0PH. Mr. Babich disclaims beneficial ownership of the securities held by Silver Point Capital, L.P.

(8)
Includes 5,625 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(9)
Includes 7,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(10)
Includes 5,625 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(11)
Includes 13,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(12)
Includes 5,625 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(13)
Includes 25,782 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(14)
Includes 9,375 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(15)
Includes 7,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(16)
Includes 7,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(17)
Information provided is for the individuals who were iPCS' executive officers and directors on April 1, 2005, and includes 125,000 shares of common stock issuable upon the exercise of outstanding stock and stock unit awards and 140,532 shares issuable upon the exercise of stock options that are exercisable within 60 days.

Certain Relationships and Related Transactions

Relationship with AirGate

        iPCS was owned by AirGate from November 30, 2001 until October 17, 2003 when AirGate irrevocably transferred for no consideration all of iPCS' common stock which it owned into a liquidating trust organized under Delaware law for the sole benefit of AirGate's stockholders on that date. Upon the effective date of the iPCS plan of reorganization, iPCS' common stock held by the liquidating trust was cancelled and the trust terminated by its terms. While iPCS was owned by AirGate, it engaged in certain transactions with AirGate and other relationships existed between iPCS, including the following:

  •
  iPCS president and chief executive officer, Mr. Yager, served on AirGate's board of directors from November 30, 2001 until December 2002; and

  •
  AirGate Service Company, Inc., a wholly owned subsidiary of AirGate, provided management services to iPCS and AirGate from November 30, 2001 until September 30, 2003. iPCS began terminating services provided by AirGate Service Company to iPCS in February 2003, and iPCS terminated all AirGate Service Company services as of September 30, 2003. AirGate Service Company expenses were allocated between iPCS and AirGate based on iPCS' respective percentage of subscribers (the "AirGate Service Company Allocation"), which was approximately 39% to iPCS and 61% to AirGate. Expenses that related primarily to one company were allocated to that company. Expenses that related to AirGate Service Company or both companies, such as rents associated with the Atlanta, Georgia and Geneseo, Illinois offices, consulting costs incurred for AirGate Service Company and other expenses related to AirGate Service Company management services, were allocated in accordance with the AirGate Service Company Allocation. For the years ended September 30, 2003 and 2002, iPCS incurred a net total of $3.0 million and $1.7 million, respectively, for AirGate Service Company expenses allocated to iPCS.

        In addition to the foregoing, there were other transactions in the normal course of business between iPCS and AirGate. These transactions were comprised of roaming revenue and expenses, inventory sales and purchases and sales of network operating equipment as further described below. In the normal course of business under iPCS' and AirGate's respective affiliation agreements with Sprint PCS, iPCS' subscribers incur minutes of use in AirGate's territory causing iPCS to incur roaming expense to Sprint PCS. In addition, AirGate's subscribers incur minutes of use in iPCS' territory for which AirGate receives roaming revenue from Sprint PCS. iPCS received $0.4 million of roaming revenue with respect to use by AirGate subscribers of iPCS' network and incurred $0.6 million of roaming expense with respect to use by iPCS' subscribers of AirGate's network for the period from October 1, 2002, through February 23, 2003, compared to $0.4 million of roaming revenue and $0.4 million of roaming expense for the year ended September 30, 2002. The reciprocal roaming rate charged and other terms are established by Sprint PCS under iPCS' and AirGate's respective affiliation agreements with Sprint PCS.

        In order to make the most efficient use of certain models of handset inventories in relation to regional demand for the year ended September 30, 2003, iPCS sold to AirGate approximately $0.3 million of wireless handset inventories at cost. During the year ended September 30, 2002, iPCS purchased from AirGate approximately $0.1 million of wireless handset inventories. Additionally, iPCS sold to AirGate approximately $0.2 million of wireless handset inventory. At September 30, 2003 and 2002, iPCS was not carrying any wireless handset inventory purchased from AirGate.

        During the year ended September 30, 2002, iPCS bought from AirGate approximately $0.2 million of network operating equipment, and it sold AirGate approximately $0.7 million of network operating equipment.

        We believe the terms and conditions of each of the transactions described above are comparable to those that could have been obtained in transactions with unaffiliated entities.

        With the exception of normal course of business dealings under iPCS' and AirGate's respective affiliation agreements with Sprint PCS, iPCS no longer maintains any relationship with AirGate.

YMS Restructuring Management Services Agreement

        On January 27, 2003, Mr. Yager was appointed Chief Restructuring Officer to oversee iPCS' restructuring and his company, YMS Management, L.L.C., entered into a restructuring management services agreement to manage iPCS' day-to-day operations. In connection with the consummation of the reorganization, iPCS paid Mr. Yager approximately $472,000 under this agreement. See "Information About iPCS—Executive Compensation—YMS Restructuring Management Services Agreement" on page 156.

Notes Registration Rights Agreement

        In connection with the offering of $165 million of iPCS' senior notes, iPCS and its subsidiaries iPCS Wireless, Inc. and iPCS Equipment, Inc. (the "Guarantors"), entered into a registration rights agreement, dated as of April 30, 2004, with the initial purchasers of iPCS' 11 1/2% senior notes due 2012 (the "Unregistered Notes"). Pursuant to the registration rights agreement, iPCS and the Guarantors filed the exchange offer registration statement with the SEC on August 5, 2004, and it was declared effective on November 24, 2004. On December 27, 2004, iPCS issued registered notes for all notes tendered prior thereto in the exchange offer. AIGGIC advised iPCS that its affiliates held approximately $47.3 million of iPCS' notes at the consummation of iPCS' exchange offer.

Common Stock Registration Rights Agreement

        Section 1145(a)(1) of the Bankruptcy Code exempted the offer of iPCS' common stock from the registration requirements of the Securities Act. Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and from registration under state securities laws if the following conditions are satisfied: (1) the securities are issued by a company (a "debtor" under the Bankruptcy Code), or its affiliates or successors, under a plan of reorganization; (2) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (3) the securities are issued in exchange for the recipients' claim against or interest in the debtor, or principally in such exchange and partly for cash or property. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, other than underwriters, are free to resell such securities without registration under the Securities Act. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

        The exemption from the registration requirements of the Securities Act for resales provided by section 1145(a) is not available to a recipient of post-bankruptcy common stock if such individual or entity is deemed to be an "underwriter" with respect to such common stock, as that term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines the term "underwriter" as one who (1) purchases a claim with a view toward distribution of any security to be received in exchange for the claim, (2) offers to sell securities issued under a plan for the holders of such securities, (3) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view toward distribution, or (4) is a control person of the issuer of the securities.

        Accordingly, as required by the plan of reorganization, iPCS entered into a registration rights agreement with the following holders of its then newly issued common stock who may be deemed to be "underwriters" with respect to such stock: certain affiliates of AIGGIC and Silver Point Capital, L.P., and the Timothy M. Yager 2001 Trust. Mr. Timothy Babich, who became one of iPCS' directors upon consummation of its reorganization, is a Portfolio Manager with Silver Point Capital, L.P. The following is a summary of the material terms of that registration rights agreement.

        Pursuant to the common stock registration rights agreement, iPCS agreed to prepare and file, prior to the date that is 20 days after the effective date, a shelf registration statement covering the resale of its common stock held by its affiliated holders. iPCS filed the shelf registration statement on August 5, 2004, and it was declared effective on November 24, 2004. Subject to iPCS' suspension right discussed below, it agreed to use iPCS' commercially reasonable efforts to maintain the effectiveness of a shelf registration statement continuously until the earliest to occur of (1) the second anniversary of the date the shelf registration statement is declared effective and (2) such date as all of the shares of common stock included on the shelf registration statement may be sold or transferred without registration on such registration statement. iPCS has the right (exercisable on not more than one occasion in any 12-month period) to postpone or suspend the filing or effectiveness of a shelf registration statement (but not for a period exceeding 30 days in the aggregate in any 12-month period) if it determines that such registration and offering would reasonably be expected to interfere with certain significant transactions or events, or would require public disclosure of any such transaction or event prior to the time such disclosure might otherwise be required.

        At any time after the expiration of the effectiveness of the shelf registration statement, any of the parties to the registration rights agreement (other than the Timothy M. Yager 2001 Trust) may make a request for registration of their common stock having a minimum value of $15 million. All holders of common stock will be entitled to participate in any such demand registration on a pro rata basis and the holders making the demand shall have a priority over any shares sought to be sold in any such registration. AIGGIC and its transferees shall be entitled to request, in the aggregate, two demand registrations, and Silver Point Capital and its transferees shall be entitled to request, in the aggregate, two demand registrations. No more than two requests for a demand registration shall be permitted in any 12-month period, and iPCS will not be required to effect a demand registration until a period of 180 days shall have elapsed from the date on which the distribution of common stock under any previous demand registration has been completed.

        We have the right to postpone a demand registration if iPCS is advised that such demand registration would adversely affect any other public offering of its securities (other than in connection with employee benefit and similar plans) for which it had previously commenced preparations, or if such demand registration would reasonably be expected to interfere with certain significant transactions or events, or require public disclosure of such a transaction or event prior to the time such disclosure might otherwise be required. With respect to any underwritten demand registration, iPCS shall have the right, in consultation with the selling holders, to select any investment banker and manager or co-managers to administer the offering.

        Additionally, the holders of common stock who are party to the registration rights agreement shall be entitled to piggyback onto any registration by iPCS of its common stock (other than on Form S-4 or S-8) for its own account or for the account of any other holders. iPCS will have priority in any registration it has initiated for its own account. Any cutback required with respect to the holders shall be done on a pro rata basis.

        In connection with any underwritten registration of iPCS' common stock pursuant to the registration rights agreement, iPCS will agree, as will each holder who participates in such registration, not to sell any iPCS equity securities during such period as the managing underwriter may request (not to exceed 90 days from the date of the final prospectus).

        iPCS will pay all customary costs and expenses associated with each registration, including for each registration statement prepared, the reasonable fees and expenses of one counsel for the holders. Holders of iPCS' common stock will pay underwriting discounts, commissions and applicable transfer taxes, if any, on any shares sold by them.

        iPCS' obligation under the registration rights agreement to register common stock for sale under the Securities Act shall terminate on the earliest to occur of the date on which all shares of common stock held by the holders party to such agreement (1) have been distributed to the public pursuant to an offering registered under the Securities Act, (2) have been sold to the public through a broker, dealer or market-maker in compliance with Rule 144 under the Securities Act, (3) may be sold or transferred pursuant to Rule 144(k) under the Securities Act without restrictions or (4) cease to be outstanding.

        Each holder of common stock who is a party to the registration rights agreement may assign its rights under the registration rights agreement to a third party in connection with a transfer of such holder's common stock to such third party, and provided that iPCS receives prompt notice of such transfer and such third party becomes a party to the registration rights agreement.

        In connection with the merger, the parties to the registration rights agreement entered into an Ancillary Agreement to amend the registration rights agreement effective upon the effective time of the merger. See "The Merger Agreement, Related Agreements and Other Documents—Ancillary Agreement" on page 98.

Relationship with iPCS Stockholders

        iPCS is insured by an insurance company affiliated with AIGGIC, the beneficial owner of approximately 30% of its common stock. The annual premium for such coverage, approximately $0.3 million, was paid to iPCS' broker in July 2004. iPCS believes that the cost of insurance is comparable to the cost of insurance which could have been obtained in transactions with unaffiliated entities.

        Following the effective date of the plan of reorganization, Silver Point Capital, L.P., the beneficial owner of approximately 25.3% of iPCS' common stock as of December 31, 2004, purchased three pre-petition claims against iPCS from creditors in its bankruptcy. The aggregate amount of the claims purchased by Silver Point was approximately $0.6 million. Consistent with other pre-petition claims against iPCS has settled these claims with Silver Point through the issuance of 25,550 shares of common stock.

Registered Independent Accounting Firm

        Fees billed to us by Deloitte & Touche LLP for the years ended September 30, 2003 and 2004 were as follows:

        Audit Fees.    The aggregate fees billed for the audit of our consolidated financial statements for the years ended September 30, 2003 and 2004 and for the reviews of the consolidated financial statements and for other attest services primarily related to financial accounting consultations, comfort letters and consents related to registration statements were $249,000 and $629,000, respectively.

        Audit Related Fees.    The aggregate fees billed for audit related services for the years ended September 30, 2003 and 2004 were $0 and $66,000, respectively. These fees primarily relate to audits of employee benefit plans and accounting consultation for contemplated transactions.

        Tax Fees.    The aggregate fees billed for tax services for the years ended September 30, 2003 and 2004 were $12,000 and $77,000, respectively. These fees relate to tax compliance, tax advice and tax planning.

        All Other Fees.    There were no other fees for the years ended September 30, 2003 and 2004.

        Our audit committee is responsible for appointing our independent auditor and approving the terms of the independent auditor's services. Our audit committee charter provides that the audit committee must review and pre-approve all audit and non-audit services to be provided by the independent auditor. Normally, pre-approval would be provided at regularly scheduled meetings of our audit committee or by way of an unanimous written consent. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more designated members of our audit committee whose decisions will be presented to the full audit committee at its next regularly scheduled meeting.

        Our audit committee was constituted by our board of directors at its meeting on August 25, 2004. Prior to that date, our board of directors served as our audit committee. Our board did not approve any of the Audit Related Fees, Tax Fees or All Other Fees billed to us for the years ended September 30, 2003 and 2004; however, our audit committee did approve the engagements of our independent auditor for the audit and tax return for the year ended September 30, 2004.

DESCRIPTION OF iPCS CAPITAL STOCK

General

        iPCS' certificate of incorporation provides for 100,000,000 shares of authorized capital stock, consisting of 75,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

        Pursuant to the iPCS plan of reorganization, iPCS was authorized to issue up to an aggregate of 9,000,000 shares of common stock to its unsecured creditors. iPCS was also authorized to issue up to 1,000,000 shares of stock to members of its management, directors and other employees. As required by Section 1123(a)(6) of the Bankruptcy Code, iPCS' certificate of incorporation prohibits iPCS from issuing non-voting equity securities on or prior to July 20, 2006.

        As of April 1, 2005, there were 8,853,397 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

        The holders of iPCS' common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative voting rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. Holders of shares of common stock have no preemptive or other similar rights. If iPCS liquidates, dissolves or winds up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities.

        The authorized shares of iPCS' common stock will be available for issuance without further action by its stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded. If the approval of iPCS' stockholders is not required for the issuance of shares of its common stock, its board of directors may determine not to seek stockholder approval.

        The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that iPCS may designate and issue in the future.

Preferred Stock

        iPCS' certificate of incorporation authorizes its board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock so established, the terms and rights of such series, including:

  •
  the voting rights, if any, of the holders of the shares of the series;

  •
  the number of shares of the series and the designations thereof;

  •
  the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any;

  •
  the redemption rights, if any;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the rate of any dividends or method of determining dividends payable to the holders of the shares of the series, any conditions upon which dividends will be paid and the date or dates or the method for determining the date or dates upon which dividends will be payable;

  •
  the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of iPCS' affairs;

  •
  whether the shares of any series will be entitled to the benefit of conditions and restrictions upon the creation of indebtedness by iPCS or any of its subsidiaries, upon the issue of any additional stock and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition iPCS or any of its subsidiaries of, any of its outstanding stock;

  •
  whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of iPCS, and, if so, the specification of that other class or series or other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made; and

  •
  any other relative rights, preferences and limitations of the series.

        iPCS believes that the ability of its board of directors to issue one or more series of its preferred stock provides it with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of iPCS' preferred stock will be available for issuance without further action by its stockholders provided (i) the primary purpose of the issuance is to raise capital or to facilitate an acquisition or similar strategic corporate transaction, and not to implement a takeover defense measure, such as a stockholder rights plan, or to otherwise have an anti-takeover effect and (ii) stockholder action is not required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded. If the approval of iPCS' stockholders is not required for the issuance of shares of its preferred stock, its board of directors may determine not to seek stockholder approval.

        Notwithstanding the foregoing, iPCS' board of directors could issue preferred stock for the primary purpose of raising capital or facilitating an acquisition or similar strategic corporate transaction, but having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of its board of directors, including a tender offer or other transaction that some, or a majority, of its stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws

No Stockholder Action by Written Consent

        iPCS' certificate of incorporation and bylaws provide that any action required or permitted to be taken by iPCS' stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law, special meetings of iPCS' stockholders for any purpose or purposes may be called only by (i) the chairman of its board of directors, (ii) its chief executive officer, (iii) its president, (iv) its board of directors or (v) its stockholders holding at least 33 1/3% of its voting stock. No business other than that stated in the notice may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called as described above.

Advance Notice Procedures

        iPCS' bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election or to bring other business before an annual meeting of its stockholders. iPCS' stockholder notice procedure provides that only persons who are nominated by, or at the direction of, its chairman of the board, or by a stockholder who has given timely written notice to iPCS' secretary prior to the meeting at which directors are to be elected, will be eligible for election as iPCS' directors.

iPCS' stockholder notice procedure also provides that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, its chairman of the board or its board, or by a stockholder who has given timely written notice to iPCS' secretary of such stockholder's intention to bring such business before the meeting. Under iPCS' stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be delivered to or mailed and received at its principal executive offices not less than ninety (90) calendar days and not more than one hundred twenty (120) calendar days prior to the anniversary date of its preceding annual meeting of stockholders, except that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date of the previous year's annual meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public announcement in a press release or in a filing with the Securities and Exchange Commission of the date of the meeting is first made by iPCS, whichever occurs first.

        In addition, under iPCS' stockholder notice procedure, a stockholder's notice to its proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by its bylaws. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with iPCS' stockholder notice procedure, the individual will be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

Delaware Business Combination Statute

        iPCS is a Delaware corporation. Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

  •
  prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

  •
  on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

  •
  any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

  •
  the affiliates and associates of any such person.

        Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with iPCS for a three-year period. iPCS has not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring iPCS to negotiate in advance with its board of directors, as the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in iPCS' management. It is possible that such provisions could make it more difficult to accomplish transactions that iPCS' stockholders may otherwise deem to be in their best interests.

Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of the actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        iPCS' bylaws provide that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that he or she is or was a director or officer of iPCS or is or was serving at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary or any foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, will be indemnified and held harmless by iPCS to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such rights are not exclusive or any other right that any person may have or thereafter acquire under any statute, provision of the certificate, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. iPCS' certificate of incorporation also specifically authorizes iPCS to maintain insurance and to grant similar indemnification rights to its employees or agents.

        Consistent with the Delaware General Corporation Law, iPCS' certificate of incorporation provides that iPCS' director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to iPCS or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  payments of unlawful dividends or unlawful stock repurchases or redemptions; or

  •
  any transaction from which the director derived an improper personal benefit.

        Neither the amendment nor repeal of the provision will eliminate or reduce the effect of the provision in respect of any matter occurring, or any cause of action, suit or claim that, but for this provision, would accrue or arise prior to the amendment or repeal.

Transfer Agent and Registrar

        Bank of New York is the transfer agent and registrar of iPCS' common stock.

INFORMATION ABOUT HORIZON PCS

Overview

        Horizon PCS is a Sprint PCS Affiliate with the exclusive right to provide digital wireless personal communications services, or PCS, under the Sprint brand name to a total population of approximately 7.4 million in Horizon PCS' licensed territory. Horizon PCS' territory is generally located between Sprint PCS' Chicago, New York and Knoxville markets and connects 12 major Sprint PCS markets. Horizon PCS offers national and local calling plans designed by Sprint PCS. As a Sprint PCS Affiliate, Horizon PCS markets Sprint PCS products and services through a number of distribution outlets located in Horizon PCS' territory, including Horizon PCS' own retail stores, major national distributors such as RadioShack and Best Buy, and Horizon PCS' local third-party distributors. At December 31, 2004, Horizon PCS' licensed territory had a total population of approximately 7.4 million residents, of which Horizon PCS' wireless network covered approximately 5.4 million residents. This estimate is based upon the U.S. Census Bureau 2000 population count, adjusted by estimated growth rates provided to Horizon PCS by Sprint. At December 31, 2004, Horizon PCS had approximately 183,100 subscribers in all Horizon PCS' markets.

        Horizon PCS owns and is responsible for building, operating and managing Horizon PCS' portion of the Sprint PCS network located in Horizon PCS' territory. Sprint PCS, along with the Sprint PCS Affiliates, operates one of the largest 100% digital, nationwide wireless networks in the United States. Horizon PCS' portion of the Sprint PCS network is designed to offer a seamless connection with the rest of the nationwide wireless network of Sprint PCS. Like Sprint PCS, Horizon PCS utilizes code division multiple access, or CDMA, technology across Horizon PCS' territory. Horizon PCS is in compliance with applicable Sprint PCS build-out requirements for Horizon PCS' networks. Horizon PCS does not own any of the FCC licenses that it uses to operate Horizon PCS' wireless network and Horizon PCS' operations and revenues are substantially dependent on the continuation of Horizon PCS' affiliation with Sprint PCS. Additionally, Horizon PCS' affiliation agreements with Sprint PCS give Sprint PCS a substantial amount of control over factors that significantly affect the conduct of Horizon PCS' business.

Reorganization

History of Horizon PCS, Inc.

        Horizon PCS was formed in 2000 as the holding company of Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, both of which are the parties to Horizon PCS' affiliation agreements with Sprint PCS. In September 2000, Horizon PCS issued $295.0 million aggregate face amount of 14% senior discount notes, entered into Horizon PCS' former senior secured credit facility and issued convertible preferred stock. In December 2001, Horizon PCS issued $175.0 million aggregate amount of 13 3/4% senior notes.

        On August 15, 2003, Horizon PCS filed voluntary petitions in the Bankruptcy Court seeking relief from its creditors pursuant to Chapter 11 of the Bankruptcy Code. Horizon PCS' decision to file was based on a combination of factors including weakness in the wireless telecommunications industry and the economy generally and increased operating losses that Horizon PCS believes were caused in part by actions of Sprint PCS, such as Sprint PCS' decision in 2001 to require the Sprint PCS Affiliates to adopt the ClearPay program (see "—Products and Services—Account spending limits" on page 180). In addition, Sprint PCS decreased the roaming rate and imposed new and higher fees on Horizon PCS under the affiliation agreement. Horizon PCS believes actions by Sprint PCS made it difficult for Horizon PCS to comply with its debt service obligations, which resulted in a covenant default under Horizon PCS' senior secured credit facility and the subsequent acceleration of the indebtedness under its senior secured credit facility. As a result, Horizon PCS filed for Chapter 11 protection in order to preserve, protect and maximize its assets while restructuring its business and financial obligations and addressing issues with Sprint PCS. Accordingly, in connection with Horizon PCS' bankruptcy filing, Horizon PCS filed a complaint against Sprint Corporation and certain of its affiliates alleging several claims, including a claim that Sprint PCS breached its affiliation agreements with Horizon PCS. As part of the Horizon PCS Sprint Transaction, Horizon PCS settled this litigation on June 15, 2004.

        In connection with Horizon PCS' Chapter 11 proceeding, Horizon PCS took a number of steps to reposition its business for improved financial results, including:

  •
  reducing the number of employees by 346, from 527 as of June 30, 2003 to 181 as of December 31, 2004;

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  closing 25 of its company-owned retail stores and transferring 7 such stores to Sprint PCS; and

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  negotiating an agreement with Sprint PCS that resulted in a net payment to Horizon PCS of approximately $33.0 million in connection with the discontinuation of Horizon PCS' unprofitable operations in the NTELOS markets, the sale of Horizon PCS' NTELOS market assets to Sprint PCS and the settlement of Horizon PCS' litigation with Sprint PCS.

        Horizon PCS' bankruptcy also permitted it to implement a number of network cost savings initiatives:

  •
  Network Reconfiguration.    Horizon PCS changed the architecture of its network to make its backhaul network more efficient. Horizon PCS' backhaul network is the network of circuits that brings traffic from Horizon PCS' towers to Horizon PCS' switches. The changes Horizon PCS made to its backhaul network involved rejecting existing circuit leases and replacing them with new, more favorable circuit leases. Each of the new circuit leases has already been executed. As Horizon PCS migrated traffic onto new or surviving circuits, Horizon PCS rejected the unnecessary circuit leases.

  •
  Network Grooming.    Horizon PCS consolidated its traffic onto fewer circuits and rejected unnecessary circuit leases.

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  Site Optimizations.    Horizon PCS rejected leases for on-site back-up generators that it believed were unnecessary. Horizon PCS also rejected leases for several unlaunched tower sites.

        On June 1, 2004, the Bankruptcy Court authorized the offering of Horizon PCS' senior notes. On June 27, 2004, Horizon PCS filed its plan of reorganization with the Bankruptcy Court. Horizon PCS filed an amended plan of reorganization on August 12, 2004 and on September 20, 2004. Horizon PCS' plan of reorganization included a classification of claims against Horizon PCS and specified how each class of claims would be treated upon confirmation of Horizon PCS' plan of reorganization.

        On September 21, 2004, the Bankruptcy Court confirmed the amended plan of reorganization, which became effective on October 1, 2004.

Material Terms of the Horizon PCS Plan of Reorganization

        Under Horizon PCS' plan of reorganization, the net proceeds from the Horizon PCS senior notes were used to help fund, in full, the cash payment to the lenders under Horizon PCS' senior secured credit facility and to permanently retire the loans thereunder. The remaining net proceeds, together with other available cash, were used by Horizon PCS to satisfy other secured claims, administrative and other priority claims and unsecured convenience claims, and to pay fees and expenses related to its reorganization. Additionally, all of Horizon PCS' subordinated claims were discharged and all of Horizon PCS' existing capital stock was cancelled.

        Horizon PCS' plan of reorganization authorized it to issue 25 million shares of Horizon PCS' common stock upon Horizon PCS' emergence from bankruptcy. Approximately 8.8 million shares were issued to holders of Horizon PCS' former senior notes and senior discount notes, which were cancelled, and approximately 200,000 shares were issued to certain of Horizon PCS' general unsecured creditors in satisfaction and retirement of their claims. In addition, 986,702 shares were reserved under Horizon PCS' 2004 Stock Incentive Plan for issuance to certain members of Horizon PCS' management, directors and other employees post-Reorganization. As a result of these issuances, certain of Horizon PCS' former noteholders became the principal equity holders of Horizon PCS, Inc. upon confirmation of Horizon PCS' plan of reorganization. See "Information about Horizon PCS—Horizon PCS Security Ownership of Certain Beneficial Owners and Management" beginning on page 214.

        Horizon PCS' plan of reorganization also provided for various other matters relating to Horizon PCS' operations post-reorganization, including the following:

  •
  Horizon PCS' assumption of its affiliation agreements with Sprint PCS (as they existed after the Horizon PCS Sprint Transaction);

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  Horizon PCS' assumption of all other contracts and leases that were not previously rejected or rejected pursuant to the terms of its plan of reorganization;

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  the appointment of Horizon PCS' existing executive officers as the executive officers of the reorganized Horizon PCS;

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  the appointment of five new directors to Horizon PCS' board of directors, designated by the Official Bondholders Committee, pursuant to which Lawrence Askowitz, Timothy G. Biltz, Anthony Civale, Jeffrey W. Jones and Robert A. Katz were appointed in October 2004. See "Information about Horizon PCS—Directors and Executive Officers" beginning on page 208.

  •
  Horizon PCS' release of claims against (i) all of Horizon PCS' officers, directors and employees, in each case, as of the date of the commencement of the hearing on the disclosure statement in their capacities as such; (ii) Horizon PCS' Official Committee of Unsecured Creditors and Official Bondholders Committee and all of their respective members, in their capacities as such; (iii) the trustees under the indenture for Horizon PCS' former senior discount notes and senior notes, in their respective capacities as such; (iv) the lenders under Horizon PCS' former senior secured credit facility, in their capacities as such; (v) the agent for the lenders under Horizon PCS' former senior secured credit facility, in its capacity as such; (vi) the holders of the Horizon PCS senior notes, in their capacity as such; and (vii) with respect to each of the above-named persons, such person's present affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

Effect of the Reorganization

        As a result of the consummation of Horizon PCS' reorganization, Horizon PCS' existing senior secured credit facility was repaid in full and terminated, and the former senior discount notes and former senior notes were cancelled and holders thereof received shares of Horizon PCS' new common stock.

        Under Horizon PCS' plan of reorganization, all of Horizon PCS' existing equity securities, including Horizon PCS' old convertible preferred stock and the obligation to pay dividends thereon, were cancelled.

        In connection with Horizon PCS' bankruptcy, Horizon PCS defaulted on most of its pre-petition obligations, including its former secured credit facility, former senior notes, former senior discount notes, leases, accounts payable, taxes payable, and most other contractual obligations. In connection with confirmation of Horizon PCS' plan of reorganization, Horizon PCS rejected many of these leases and other contracts. The pre-petition claims were discharged and cancelled and the unsecured creditors received cash payments and/or distributions of new common stock, which were less than the full value of their claims.

Accounting Impact of Horizon PCS' Reorganization

        Pursuant to American Institute of Certified Public Accountants, or "AICPA," Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," or "SOP 90-7," the accounting for the effects of Horizon PCS' reorganization occurred once the confirmation of Horizon PCS' plan of reorganization by the Bankruptcy Court became effective on October 1, 2004. The fresh-start accounting principles pursuant to SOP 90-7 required, among other things, for Horizon PCS to determine the value assigned to the assets of reorganized Horizon PCS as of the effective date.

        Under fresh-start accounting, Horizon PCS' reorganization value was allocated to Horizon PCS' assets based on their respective fair values in conformity with the purchase method of accounting for business combinations. For financial reporting purposes, Horizon PCS has applied fresh-start accounting as of October 1, 2004.

        Horizon PCS' assets prior to September 30, 2004 did not give effect to the adjustments that resulted from the adoption of fresh-start accounting, which caused Horizon PCS' reported financial condition to change materially. Accordingly, Horizon PCS' financial condition and results of operations from and after October 1, 2004, are not comparable to the financial condition or results of operations reflected in Horizon PCS' historical financial statements included elsewhere in this joint proxy statement-prospectus.

The 2004 Horizon/Sprint Transaction

        Prior to June 15, 2004, Horizon PCS provided service in most of Horizon PCS' former Virginia and West Virginia markets through a network services agreement with Virginia PCS Alliance, L.C. and West Virginia PCS Alliance, L.C. (collectively doing business as "NTELOS"). Under this agreement, Horizon PCS was entitled to use NTELOS' wireless network and equipment to provide services to Horizon PCS' subscribers in these markets. Horizon PCS paid NTELOS usage charges based on Horizon PCS' subscribers' use of the NTELOS network. The operation of Horizon PCS' NTELOS markets in Virginia and West Virginia generated substantial operating losses as a result of the amounts that Horizon PCS paid Sprint PCS under its affiliation agreements and the amounts that Horizon PCS paid NTELOS under its network services agreement.

        On May 12, 2004, Horizon PCS executed two related agreements with Sprint PCS, which pertained to the sale of most of Horizon PCS' assets in Horizon PCS' NTELOS markets to Sprint PCS, the termination of Horizon PCS' contractual relationship with Sprint PCS in Horizon PCS' NTELOS markets in Virginia and West Virginia and the settlement of existing litigation and billing disputes between Sprint PCS and Horizon PCS. On June 1, 2004, the Bankruptcy Court approved the transactions and the related agreements, and on June 15, 2004, the parties closed the 2004 Horizon/Sprint Transaction.

        Under an asset purchase agreement, Sprint PCS paid Horizon PCS approximately $33.0 million, net of Horizon PCS' payment of $4.0 million to settle disputed charges, to acquire Horizon PCS' economic interests in approximately 92,500 subscribers in Horizon PCS' NTELOS markets in Virginia and West Virginia. In addition, under the agreement Horizon PCS transferred to Sprint PCS seven retail store leases and related store assets in these markets, with a net book value of approximately $1.6 million. At the closing, Sprint PCS assumed responsibility for the marketing, sales and distribution of Sprint PCS products and services in these markets. Pursuant to a motion Horizon PCS filed with the Bankruptcy Court, Horizon PCS rejected its network service agreement with NTELOS, effective upon the closing of the 2004 Horizon/Sprint Transaction.

        Horizon PCS also signed a related settlement agreement and mutual release with Sprint, which resulted in a dismissal of the litigation brought by Horizon PCS against Sprint in August 2003 and the settlement of a series of billing disputes raised by Horizon PCS since May 2003. In the lawsuit against

Sprint, Horizon PCS alleged that Sprint PCS had breached Horizon PCS' affiliation agreements, generally with respect to amounts billed to Horizon PCS under those agreements. Horizon PCS also alleged breaches of fiduciary duties, violations of federal and state statutes and other claims. With respect to Horizon PCS' billing disputes, Horizon PCS had disputed charges for services rendered by Sprint PCS from May 2003 through the date of Horizon PCS' settlement agreements. Under the settlement agreement and mutual release, Sprint PCS released Horizon PCS from all of its claims for these charges in return for the payment by Horizon PCS of $4.0 million, and Horizon PCS released Sprint from all of Horizon PCS' claims against it. The settlement also resulted in the forgiveness of $16.2 million of amounts owed to Sprint, offset by Horizon PCS' forgiveness of $5.5 million of receivables from Sprint PCS.

Relationship With Sprint

        Sprint PCS directly operates its PCS network which utilizes CDMA in major markets throughout the United States and has entered into independent agreements with various companies such as Horizon PCS, under which each has become a Sprint PCS Affiliate and has agreed to construct and manage PCS networks which utilize CDMA in smaller metropolitan areas and along major highways designed to operate seamlessly with the Sprint PCS network. CDMA is a digital spread-spectrum wireless technology that allows a large number of users to access a single frequency band by assigning a code to all speech bits, sending a scrambled transmission of the encoded speech over the air and reassembling the speech into its original format. Sprint PCS, together with its affiliates, operates PCS systems in over 300 metropolitan markets, including the 100 largest U.S. metropolitan areas. Sprint PCS' service, including third party affiliates like Horizon PCS, reaches approximately a quarter billion people.

        Pursuant to Horizon PCS' affiliation agreements with Sprint PCS, Horizon PCS agreed to offer PCS services using Sprint's spectrum licenses under the Sprint brand name on Horizon PCS' wireless network that Horizon PCS built and operates at Horizon PCS' own expense. A network build-out consists of installing radio base stations, switches and other PCS transmission equipment and software in order to operate a wireless network in accordance with the requirements of Horizon PCS' affiliation agreements with Sprint PCS. Horizon PCS also agreed to provide network coverage to a minimum percentage of the population in Horizon PCS' territory within specified time periods. Horizon PCS believes that it is in compliance with all applicable build-out requirements.

Competitive Strengths

Strategic Relationship with Sprint PCS

        Horizon PCS' strategic relationship with Sprint PCS allows Horizon PCS to offer high-quality, nationally branded wireless voice and data services and provides Horizon PCS a high-margin roaming revenue stream from Sprint PCS and other wireless carriers that contract with Sprint PCS for roaming services in Horizon PCS' territory. For example, Horizon PCS benefits from Sprint PCS':

  •
  Strong brand recognition and nationwide advertising.    Sprint PCS conducts national and regional television, radio, print, outdoor and other advertising campaigns.

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  National retailer sales.    National retailers with existing distribution relationships with Sprint PCS market Sprint PCS products and services under the highly recognizable Sprint and Sprint PCS brand names in their stores in Horizon PCS' territory.

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  Sprint PCS network.    Horizon PCS' subscribers can immediately access Sprint PCS' systems in over 300 major metropolitan areas, including the 100 largest metropolitan areas.

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  Advanced technology.    Horizon PCS believes that the CDMA technology used by Sprint PCS offers advantages in capacity and voice quality, as well as access to advanced features, such as Sprint PCS' suite of PCS Vision products.

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  Handset availability and pricing.    Sprint PCS' purchasing leverage allows Horizon PCS to acquire the latest innovative handsets more quickly and at a lower cost than Horizon PCS could if Horizon PCS did not have an affiliation with Sprint PCS.

Sprint PCS' National Reseller Agreements

        Horizon PCS currently receives additional revenue as a result of Sprint PCS' relationships with certain wireless resellers whose subscribers, whether based within or outside Horizon PCS' territory, use Horizon PCS' portion of the Sprint PCS network. For the year ended December 31, 2004, resale subscribers incurred approximately 94.7 million minutes of use on Horizon PCS' network, primarily under a resale agreement Horizon PCS entered into with Virgin Mobile under the terms of an agreement between Sprint PCS and Virgin Mobile. Pursuant to the recently amended Horizon PCS affiliation agreements with Sprint PCS, Horizon PCS will participate in all resale arrangements between Sprint PCS and resellers that are entered into, renewed or extended by Sprint PCS prior to December 31, 2006, subject to certain limitations.

Attractive Markets

        Horizon PCS believes Horizon PCS' markets are attractive for a number of reasons:

  •
  Fewer competitors.    Because Horizon PCS generally operates in less populated markets, it believes that it faces fewer competitors in most of its markets than wireless providers operating in more urban areas.

  •
  Attractive Roaming Characteristics.    Horizon PCS benefits from a favorable roaming ratio and a favorable contractual roaming rate of $0.10 per minute with Sprint PCS and its PCS Affiliates in several of Horizon PCS' markets in Pennsylvania and New York. This special rate will terminate on the earlier of December 31, 2011 or the first day of the calendar month which follows the first calendar quarter during which Horizon PCS achieves a subscriber penetration rate of at least 7% of its covered POPs. During the three-month period ended December 31, 2004, Horizon PCS' ratio of inbound travel and roaming revenues to outbound travel and roaming expenses was approximately 1.7 to 1. Horizon PCS attributes its attractive roaming characteristics to the following features of its markets:

  —
  Horizon PCS' territory is generally located between Sprint PCS' Chicago, New York and Knoxville markets and connects 13 major Sprint PCS markets;

  —
  Horizon PCS has network coverage of the major and secondary highways in its territory, including 1,581 miles of interstate highways comprising the principal travel corridors between large urban centers; and

  —
  Horizon PCS' territory includes 18 colleges and universities with a total enrollment of approximately 133,860 students. Horizon PCS believes that the colleges and universities in its markets results in additional subscribers and increased roaming revenue from wireless subscribers using its portion of the Sprint PCS network.

Strategy

        Horizon PCS' key business strategies include the following:

Target High-Quality Subscribers

        Horizon PCS is refocusing its sales and distribution channels on obtaining subscribers with a high anticipated "lifetime" value to it. The lifetime value of a subscriber is a function of the subscriber's ARPU, churn and bad debt, considered in light of the cost per gross addition ("CPGA") and cost of service associated with that subscriber. Horizon PCS will focus on adding subscribers with higher-priced plans, such as its 3G data service, which is called PCS Vision, favorable roaming characteristics, lower anticipated churn rates and lower anticipated bad debt expense. This strategy will have an impact on its entire operation, including its marketing and advertising strategies, Horizon PCS' deposit requirements and other approaches to sub-prime credit subscribers, the location of its retail stores and the commission structure for sales compensation. As a result of these and other activities, the prime segment of Horizon PCS' subscriber base has increased from 78.8% as of December 31, 2003 to 81.0% as of December 31, 2004. In addition, Horizon PCS' bad debt expense as a percent of subscriber revenue has declined from 4.0% for the twelve months ended December 31, 2003 to 3.3% for the twelve months ended December 31, 2004.

Maintain and Enhance Historical Efficiency in Subscriber Acquisition Costs

        Horizon PCS intends to manage its distribution channel mix to sustain a favorable CPGA while supporting the acquisition of high-quality subscribers. The performance of Horizon PCS' retail store channel will be continually evaluated based upon CPGA targets, historical or expected attainment of minimum sales productivity levels and subscriber lifetime value. This ongoing evaluation of Horizon PCS' retail store portfolio has resulted in the closure of certain locations, the relocation of others and the potential opening of incremental locations where market opportunities exist. As a result of the rejection or termination of many of Horizon PCS' retail store leases before and during its Chapter 11 proceeding, as of December 31, 2004, Horizon PCS operated nine full-service stores and two customer-services stores. Horizon PCS plans to add most new subscribers through national third-party distribution arrangements, through local third-party distributors, and through efficient Sprint-controlled channels such as telesales and e-commerce. Horizon PCS plans to spend fewer dollars per gross subscriber additions on local marketing support, either in the form of advertising or sales incentives. Horizon PCS plans to continue to manage its handset assortment and upgrade policies to optimize subsidy costs and will maintain commission plans that create and compensate for a balance between sales quality and sales volume. Horizon PCS believes it can sustain a favorable rate of higher quality subscriber acquisitions with this more targeted marketing approach.

Leverage Horizon PCS' Third-Generation Network Platform

        Horizon PCS' 1xRTT network platform, which is Horizon PCS' 3G network platform, enables it to derive recurring data revenue and to handle more subscribers with fewer blocked and dropped calls. Horizon PCS began offering PCS Vision during August 2002. During the three months ended December 31, 2004, new subscribers choosing Horizon PCS' PCS Vision service represented approximately 47.0% of its gross subscriber activations. Approximately 47,300 subscribers as of December 31, 2004, or 26.0% of Horizon PCS' subscriber base, were using a PCS Vision plan. PCS Vision contributed $2.94 to Horizon PCS' ARPU during the three months ended December 31, 2004 compared to $1.57 during the three months ended December 31, 2003. Also, Horizon PCS' 1xRTT network platform is more efficient than prior platforms in processing voice calls, which it believes will help Horizon PCS drive down capital expenditures associated with maintaining its quality of service. Horizon PCS' overall blocked call rates have increased from approximately 2.1% for the twelve months ended December 31, 2003 to 2.3% for the period ended December 31, 2004. Horizon PCS' overall dropped call rates have declined from approximately 2.2% for the twelve months ended December 31, 2003 to 2.0% for the twelve month period ended December 31, 2004.

Continue to Realize the Benefit of Roaming, Travel and Wholesale Arrangements

        Horizon PCS intends to continue to take advantage of its favorable roaming, travel and wholesale arrangements to generate high-margin revenues. Horizon PCS' most significant reseller arrangement is with Virgin Mobile. In the third quarter of 2003, Sprint PCS completed a resale agreement with Qwest Communications that added Qwest's wireless subscribers to the Sprint PCS network. Horizon PCS will evaluate these and future wholesaling opportunities from Sprint, and Horizon PCS will opt-in to new wholesale arrangements when the economics are favorable. Even if Horizon PCS does not opt-in to a new wholesale arrangement, Horizon PCS will nonetheless receive revenue when the subscribers of a new reseller roam into its territory.

Markets

        Horizon PCS believes it operates in attractive markets with favorable roaming and travel characteristics. Horizon PCS' territory is generally located between Sprint PCS' Chicago, New York and Knoxville markets and connects 13 major Sprint PCS markets. Horizon PCS has network coverage of the major and secondary highways in its territory, including 1,581 miles of interstate highways comprising the principal travel corridors between large urban centers. As a result of Horizon PCS' extensive network coverage of the major and secondary highways in its territory, it has consistently received significant roaming revenue from wireless subscribers using its portion of the Sprint PCS network. In addition, its markets include 18 colleges and universities with a total enrollment of approximately 133,860 students. Horizon PCS believes that the colleges and universities in its markets result in additional subscribers and increased roaming revenue from wireless subscribers using Horizon PCS' portion of the Sprint PCS network. These market characteristics have led to a favorable ratio of Sprint PCS subscribers from outside Horizon PCS' territory and subscribers of other wireless service providers using Horizon PCS' portion of the Sprint PCS network as compared to Horizon PCS' subscribers using wireless communications networks outside its territory.

        Horizon PCS' territory covers 40 markets in parts of Indiana, Kentucky, Maryland, Michigan, New York, Ohio, Pennsylvania, Tennessee and West Virginia. The following table lists the location, BTA number, megahertz of spectrum licensed and estimated total residents for each of the markets that comprise Horizon PCS' territory under Horizon PCS' affiliation agreements with Sprint PCS as of December 31, 2004: The number of estimated covered residents for each basic trading area does not represent the number of Horizon PCS' subscribers in such basic trading area, nor does it represent the number of subscribers that Horizon PCS expects to be based in such basic trading area. At December 31, 2004, Horizon PCS had approximately 183,100 subscribers in all Horizon PCS' markets.

Location(1)	BTA No.(2)	MHz of Spectrum	Estimated Total Population(3)
Allentown, PA	10	30	58,913
Ashtabula, OH	21	10	102,625
Athens, OH	23	20	130,704
Battle Creek, MI	33	30	45,782
Benton Harbor, MI	39	10	162,400
Canton/New Philadelphia, OH	65	10	36,678
Chillicothe, OH	80	35	101,018
Cincinnati, OH	81	10	127,289
Cumberland, MD	100	10	163,341
Dayton/Springfield, OH	106	10	40,924

Dubois/Clearfield, PA	117	30	129,439
Elkhart, IN	126	10	268,906
Erie, PA	131	10	280,802
Findlay, OH	143	30	152,874
Fort Wayne, IN	155	10	715,380
Huntington, WV	197	20	30,967
Jamestown, NY	215	30	183,601
Kalamazoo, MI	223	30	62,441
Kingsport, TN	229	20	707,933
Knoxville, TN	232	10	102,420
Kokomo/Logansport, IN	233	30	192,314
Lima, OH	255	30	251,432
Marion, IN	280	30	108,378
Meadville, PA	287	10	90,370
Michigan City, IN	294	10	110,107
New York, NY	321	30	190,559
Oil City, PA	328	30	104,312
Olean, NY/Bradford, PA	330	30	238,976
Parkersburg, WV	342	20	182,552
Portsmouth, OH	359	20	93,264
Pottsville, PA	360	30	150,245
Scranton/Wilkes-Barre, PA	412	30	672,441
Sharon, PA	416	10	120,289
South Bend, IN	424	10	354,746
State College, PA	429	30	135,711
Stroudsburg, PA	435	30	138,600
Sunbury/Shamokin, PA	437	30	192,018
Toledo, OH	444	30	68,398
Williamsport, PA	475	30	164,513
Zanesville, OH	487	20	188,380

Total Population			7,352,042

(1)
In connection with the modification of Horizon PCS' affiliation agreements with Sprint PCS in March 2005, Sprint PCS agreed to remove the Logan, West Virginia market and the Williamson, West Virginia/Pikeville, Kentucky market from Horizon PCS' service territory.

(2)
BTA No. refers to the Basic Trading Area number assigned to that market by the FCC for the purposes of issuing licenses for wireless services.

(3)
Estimated Total Population is based on estimates of 2000 population counts compiled by the U.S. Census Bureau adjusted by population growth rates provided to Horizon PCS by Sprint, and represents the total population in Horizon PCS' licensed area within these markets.

Network Operations

        The effective operation of Horizon PCS' network requires:

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  public switched and long-distance interconnection;

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  the implementation of roaming arrangements; and

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  the development of network monitoring systems.

        Horizon PCS' network connects to the public switched telephone network to facilitate the origination and termination of traffic between the wireless network and both local exchange and long-distance carriers. Through Horizon PCS' arrangements with Sprint PCS and Sprint PCS' arrangements with other wireless service providers, its subscribers have roaming capabilities on certain other PCS networks utilizing similar CDMA technology. Horizon PCS monitors its network during normal business hours. For after-hours monitoring, the PCS Network Operating Centers of Sprint PCS provide 24-hour, seven-day-a-week monitoring of the Sprint PCS network in Horizon PCS' territory and real-time notification to its designated personnel.

        In January 2005, Horizon PCS entered into an agreement to purchase certain telecommunication equipment from Nortel Networks. The equipment will replace Horizon PCS' current equipment used in its wireless networks in Fort Wayne, Indiana, Chillicothe, Ohio, and Johnson City, Tennessee. Some of the equipment which is being replaced will be redeployed to some of Horizon PCS' other markets. This equipment program will increase Horizon PCS' network capacity and ability to provide data related services.

        As of December 31, 2004, Horizon PCS' network included 792 base stations and five switching centers, three of which have full switches and two of which have cell site controllers. Horizon PCS leases or licenses all of its tower sites.

Products and Services

        Horizon PCS offers wireless voice and data products and services throughout its territory under the Sprint brand name. Horizon PCS' services are typically designed to align with the service offerings of Sprint PCS and to integrate with the Sprint PCS network. The PCS service packages Horizon PCS currently offers include the following:

        100% digital wireless network with service across the country.    Horizon PCS is part of one of the largest 100% digital, nationwide wireless networks in the United States. Horizon PCS' subscribers may access PCS services from Sprint PCS throughout the Sprint PCS network, which includes over 300 major metropolitan areas across the United States. Dual-band/dual-mode or tri-mode handsets allow roaming on other wireless networks where Sprint PCS has roaming agreements.

        Third-generation services.    Horizon PCS, along with Sprint PCS, launched 3G capability in Horizon PCS' territory in the third quarter of 2002. This capability allows more efficient utilization of Horizon PCS' network when voice calls are made using 3G-enabled handsets. It also enables the provision of enhanced data services. PCS Vision allows Horizon PCS' subscribers to use their PCS Vision-enabled devices to check e-mail, take, send and receive pictures, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly with speeds of up to 144 kilobytes per second with average throughput speeds in the range of 50-70 kilobytes per second.

        Account spending limits.    Under the PCS service plans of Sprint PCS, subscribers who do not meet certain credit criteria can nevertheless select any plan offered subject to an account spending limit to control credit exposure. From May 2001 through April 2002, Sprint instituted a program (subsequently named "ClearPay"), which eliminated the prior deposit requirement on certain credit classes. From May 2001 to April 2002, a majority of Horizon PCS' subscriber additions were under the ClearPay/no deposit program. As a result of the ClearPay/no deposit program, Horizon PCS experienced substantial churn and an increase in bad debt expense. Since the implementation of ClearPay II in April 2002, Horizon PCS experienced a decline in subscriber additions, but the credit quality of those additions has improved, as Horizon PCS has continued to make its credit policy more restrictive. In April 2002, along with certain other Sprint PCS Affiliates, Horizon PCS reinstated a deposit requirement for sub-prime subscribers in an effort to limit Horizon PCS' exposure to bad debt relative to these subscribers. Since fourth quarter 2003 Horizon PCS has continued to adjust its credit policy to control exposure.

        Fair & Flexible Plan.    In May 2004, Sprint introduced a new type of rate plan marketed as the "Fair & Flexible Plan." This plan protects subscribers against significant overcharges caused by minutes of use in excess of bundled plan minutes. The subscriber's monthly recurring charge is adjusted each month based on actual usage from the most recent prior month. Horizon PCS believes that this plan is attractive to subscribers in that it prevents accumulation of extra minutes or overcharging for unused minutes. The plan is designed to eliminate guesswork for new subscribers who traditionally have been required to estimate their expected monthly usage and choose a rate plan accordingly. Sprint PCS expects the Fair & Flexible Plan to position Sprint PCS and its PCS Affiliates to obtain an increased share of new subscribers relative to competitors.

        Other services.    Horizon PCS may in the future offer wireless local loop services in its territory, but only where Sprint PCS is not a local exchange carrier. Wireless local loop service is a wireless substitute for the landline-based telephones in homes and businesses whereby subscribers are connected to the public switched telephone network using radio signals rather than copper wire for part or all of the connection between the subscriber and the switch. Horizon PCS also believes that new features and services will be developed on the Sprint PCS network to take advantage of CDMA technology. Sprint PCS conducts ongoing research and development to produce innovative services that are intended to give Sprint and Sprint PCS Affiliates a competitive advantage. Horizon PCS may incur additional expenses in modifying its technology to provide these additional features and services.

        Additional Data Services.    Horizon PCS may in the future take additional steps beyond 1xRTT, which could include enhancement to new EV-DO or EV-DV technology, as demand for more robust data services or need for additional capacity develops.

Roaming

        Sprint PCS roaming.    Sprint PCS roaming includes both inbound roaming, when Sprint PCS wireless subscribers based outside of Horizon PCS' territory use Horizon PCS' network, and outbound roaming, when Horizon PCS' subscribers use the Sprint PCS network outside of Horizon PCS' territory. Under the recent addendum to Horizon PCS' affiliation agreements with Sprint PCS, Horizon PCS agreed with Sprint PCS that the voice rate would be $0.058 per minute until December 31, 2006, except with respect to several of Horizon PCS' markets for which Horizon PCS have a special contract rate of $0.10 per voice minute. This special rate has been beneficial to Horizon PCS as Sprint PCS is a net payor to Horizon PCS in these markets. For all of Horizon PCS' markets, Horizon PCS' ratio of inbound to outbound roaming with Sprint PCS was approximately 1.5 to 1 during the three months ended December 31, 2004. Sprint PCS roaming revenue is not subject to the 8% affiliation fee.

        In addition to the reciprocal per minute fee for the Sprint PCS roaming discussed above, Horizon PCS also recognizes roaming revenue and expense related to data usage from PCS Vision services when wireless subscribers are using such services outside of their home territory. Horizon PCS recognizes revenue when a wireless subscriber based outside of its territory uses PCS Vision data services in its territory and it recognizes expense when Horizon PCS' subscribers use such services on the Sprint PCS network outside of its territory. This roaming activity is settled on a per kilobyte ("Kb") basis. For 2004, the rate was approximately $0.0020 per Kb, and will be the same for 2005.

        Non-Sprint PCS roaming.    Non-Sprint PCS roaming includes both inbound non-Sprint PCS roaming, when non-Sprint PCS subscribers use Horizon PCS' network, and outbound non-Sprint PCS roaming, when Horizon PCS' subscribers use a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when another wireless service provider's subscriber uses Horizon PCS' network, Horizon PCS earns inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of Horizon PCS' portion of the Sprint PCS network, and as part of Horizon PCS' collected revenues, Horizon PCS is entitled to 92% of these fees. Currently, pursuant to Horizon PCS' services agreements with Sprint PCS, Sprint PCS bills these wireless service providers for these roaming fees and passes Horizon PCS' portion of the fees to Horizon PCS. When another wireless service provider provides service to one of Horizon PCS' subscribers, Horizon PCS pays outbound non-Sprint PCS roaming fees. Sprint PCS then bills Horizon PCS' subscriber for use of that provider's network at rates specified in their contract and pays Horizon PCS 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis. Horizon PCS bears the collection risk for all service.

        Reseller agreements.    Horizon PCS also recognizes higher margin revenue from subscribers of various wholesale resellers of wireless communications service when those subscribers use its network. These reseller agreements are negotiated by Sprint PCS and, with some exceptions, Horizon PCS is required to participate in these agreements. Horizon PCS receives a per minute rate for each minute that the subscribers of these resellers use Horizon PCS' network. These subscribers may be based within or outside Horizon PCS' territory.

Marketing Strategy

        Horizon PCS' marketing strategy is to complement Sprint's national marketing strategies with techniques tailored to each of the specific markets in Horizon PCS' territory.

        Use of Sprint's brand.    Horizon PCS features the nationally recognized Sprint brand name in Horizon PCS' marketing and sales efforts. From the subscribers' point of view, they use Horizon PCS' network and the rest of the Sprint PCS network as a unified network.

        Advertising and promotions.    Sprint promotes its products through the use of national as well as regional television, radio, print, outdoor and other advertising campaigns. In addition to Sprint's national advertising campaigns, Horizon PCS advertises and promotes Sprint PCS products and services on a local level in Horizon PCS' markets at Horizon PCS' cost. Horizon PCS has the right to use any promotional or advertising materials developed by Sprint and has to pay only the incremental cost of using those materials, such as the cost of local radio and television advertisement placements, and material costs and incremental printing costs. Horizon PCS also benefits from any advertising or promotion of Sprint PCS products and services by third-party retailers in Horizon PCS' territory, such as RadioShack and Best Buy. Horizon PCS must pay the cost of specialized Sprint print advertising by third-party retailers. Sprint also runs numerous promotional campaigns that provide subscribers with benefits such as additional features at the same rate or free minutes or kilobytes of use for limited time periods. Horizon PCS offers these promotional campaigns to potential subscribers in Horizon PCS' territory.

        Sales force with local presence.    Horizon PCS has established local sales forces to execute its marketing strategy through Horizon PCS' company-owned retail stores, local distributors, direct business-to-business contacts and other channels.

        Expected changes to Horizon PCS' marketing strategy.    Horizon PCS plans to spend fewer dollars per gross subscriber on local marketing support, and Horizon PCS will continue to manage Horizon PCS' handset assortment and upgrade policies to optimize subsidy costs. Horizon PCS will also continue to receive the benefit of Sprint PCS' national marketing support.

Sales and Distribution

        Horizon PCS' sales and distribution plan is designed to mirror Sprint's multiple channel sales and distribution plan and to enhance it through the development of local distribution channels. Key elements of Horizon PCS' sales and distribution plan consist of the following:

        Sprint PCS retail stores.    As of December 31, 2004, Horizon PCS operated 10 Sprint PCS stores, two of which have been converted to customer service centers, which do not activate new subscribers. Following the Sprint PCS model, these stores are designed to facilitate retail sales, bill collection and customer service. Prior to Horizon PCS' bankruptcy, it operated as many as 42 retail stores. In an effort to conserve cash during Horizon PCS' bankruptcy, Horizon PCS closed many of its retail stores and converted others to customer service centers. Horizon PCS will continue to operate a core group of retail stores which Horizon PCS expects will support modest subscriber growth while maximizing the lifetime value of each subscriber.

        National third-party retail stores.    Sprint PCS has national distribution agreements with various national retailers such as RadioShack and Best Buy for such retailers to sell Sprint PCS products. These national agreements cover retailers' stores in Horizon PCS' territory, and as of December 31, 2004, these retailers had 200 locations in Horizon PCS' territory.

        Local third-party distributors.    Horizon PCS contracts directly with local third-party distributors in its territory. These retailers are typically local businesses that have a presence in Horizon PCS' markets. Local third-party distributors purchase handsets and other PCS retail equipment from Horizon PCS and market Sprint PCS services on Horizon PCS' behalf. Horizon PCS is responsible for managing this distribution channel and as of December 31, 2004, these local third-party distributors had approximately 12 locations within Horizon PCS' licensed territory. Horizon PCS compensates local third-party distributors through commissions for subscriber activations.

        Inbound telemarketing.    Sprint PCS provides inbound telemarketing sales when subscribers call from Horizon PCS' territory. As the exclusive provider of Sprint PCS products and services in Horizon PCS' market, Horizon PCS uses the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS' inbound telemarketing group.

        Electronic commerce.    Sprint PCS maintains an Internet site, www.sprintpcs.com, which contains information on Sprint PCS products and services. A visitor to the Sprint PCS Internet site can order and pay for a handset and select a rate plan. Sprint PCS wireless subscribers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. Horizon PCS recognizes the revenues generated by wireless subscribers in Horizon PCS' territory who purchase Sprint PCS products and services over the Sprint PCS Internet site.

        Distribution mix.    During the year ended December 31, 2004, the approximate percentage of Horizon PCS' new subscribers that originated from each of Horizon PCS' distribution channels is as follows:

Sprint retail stores	21%
RadioShack	30%
National third-party retail stores	12%
Local third-party distributors	8%
Other	29%

100%

        Expected changes to Horizon PCS' sales and distribution.    Horizon PCS intends to manage its distribution channel mix to sustain a favorable CPGA while supporting subscriber base growth through the acquisition of high-quality subscribers. Among Horizon PCS' several distribution channels, Horizon PCS' traditional, full-line retail stores are the most costly on a CPGA basis and the national third-party resellers are among the least costly. Accordingly, the performance of Horizon PCS' retail store channel will be continually scrutinized relative to CPGA targets, historical or expected attainment of minimum sales productivity levels, and subscriber quality and lifetime value. This ongoing evaluation of Horizon PCS' retail store portfolio has resulted in the closure of certain locations, the relocation of others, and opening of incremental locations to address market conditions and opportunities. As of December 31, 2004, Horizon PCS operated nine full-service stores, and two customer-service stores that may be converted to full-service stores, if economics warrant. Horizon PCS plans to add additional satellite store locations, which provide the same customer experience as full-line retail stores but are more economical due to reduced staffing and square footage. In addition, Horizon PCS will further increase distribution points through the addition of exclusively branded dealer (EBD) locations, which offer a customer experience comparable to a Sprint retail store, in locations that could not support a company-owned satellite or full-line store. Horizon PCS' distribution mix will be balanced between Horizon PCS' retail stores, EBD locations, national third-party distribution such as RadioShack, Best Buy and Wal-Mart, local third-party distributors and through highly efficient Sprint-controlled channels, such as telesales and e-commerce.

        Horizon PCS plans to supplement its existing portfolio of local third-party distributors with "exclusive" third-party distributors that will sell only Sprint PCS products and services. These exclusive third-party distributors will operate stores patterned after, and offering the same products and services as, company-owned Sprint stores. These stores will provide the brand presence and customer service benefits of a company-owned store, without the fixed costs associated with a company-owned store.

        Horizon PCS will continue to work with its third-party distributors, both local and national, to motivate and train them to add high lifetime value customers. Since filing for bankruptcy, Horizon PCS has pursued this strategy through a combination of: training; incentives focused on add-ons of value-added features like PCS Vision, Voice Command voice-activated dialing, equipment replacement insurance and two-year contracts; and commission plans that create and compensate for a balance between sales quality and sales volume. Horizon PCS intends to continue and expand these programs.

Seasonality

        Horizon PCS' business is subject to seasonality because the wireless telecommunications industry historically has been heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher subscriber additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including:

  •
  the use of retail distribution, which is more dependent upon the year-end holiday shopping season;

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  the timing of new product and service announcements and introductions;

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  competitive pricing pressures; and

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  aggressive marketing and promotions.

Technology

        General.    In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless personal communications services, which differ from original analog cellular telephone service principally in that wireless personal communications services networks operate at a higher frequency and employ advanced digital technology. Analog-based networks send signals in which the transmitted signal resembles the input signal, the caller's voice. Digital networks convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital networks also achieve greater frequency reuse than analog networks, resulting in greater capacity. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless personal communications services or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks.

        Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The FCC has not mandated a universal air interface protocol for digital wireless personal communications services networks. Digital wireless personal communications networks operate under one of three principal air interface protocols: Code division multiple access ("CDMA"), time division multiple access ("TDMA") or global system for mobile communication ("GSM"). TDMA and GSM communications are both time division multiple access networks but are incompatible with each other. CDMA is incompatible with both GSM and TDMA networks. Accordingly, a subscriber of a network that utilizes CDMA technology is unable to use a CDMA handset when traveling in an area not served by CDMA-based wireless personal communications services operators unless he or she is carrying a dual-band/dual-mode handset that permits use of the analog cellular network in that area. The same issue would apply to users of TDMA or GSM networks. Horizon PCS believes that all of the wireless personal communications services operators now have dual-mode or tri-mode handsets available to their subscribers. Because digital networks do not cover all areas in the country, these handsets will remain necessary for segments of the subscriber base.

        Benefits of CDMA technology.    The Sprint PCS network and the networks of Sprint PCS Affiliates all use digital code division multiple access (CDMA) technology, which is a digital spread-spectrum wireless technology that allows a large number of users to access a single frequency band by assigning a code to all speech bits, sending a scrambled transmission of the encoded speech over the air and reassembling the speech into its original format. Horizon PCS believes that CDMA provides important network performance benefits such as:

  •
  Greater capacity.    Horizon PCS believes, based on studies by CDMA manufacturers and its own experience that CDMA networks can provide network capacity that is approximately 20 to 30 times greater than that of analog technology and approximately ten times greater than TDMA and five times greater than GSM digital networks.

  •
  Privacy and security.    CDMA technology combines a constantly changing coding scheme with a low power signal to enhance call security and privacy.

  •
  Soft hand-off.    CDMA networks transfer calls through the CDMA network using a technique referred to as a soft hand-off, which connects a mobile subscriber's call with a new base station while maintaining a connection with the base station currently in use. CDMA networks monitor the quality of the transmission received by multiple base stations simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another base station. Analog, TDMA and GSM networks use a "hard hand-off" and disconnect the call from the current base station as it connects with a new one without any simultaneous connection to both base stations.

  •
  Simplified frequency planning.    Frequency planning is the process used to analyze and test alternative patterns of frequency used within a wireless network to minimize interference and maximize capacity. Unlike TDMA- and GSM-based networks, CDMA-based networks can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

  •
  Longer battery life.    Due to their greater efficiency in power consumption, CDMA handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies.

  •
  Efficient migration path.    Horizon PCS believes that CDMA technology has an efficient and incremental migration path to next generation voice and data services. Unlike technologies that require essentially a replacement investment to upgrade, CDMA upgrades can be completed incrementally. As of December 31, 2004, Horizon PCS completed the first step, which was a conversion to 1xRTT on over 90% of Horizon PCS' covered population. Additional steps beyond 1xRTT, which could include enhancement to new EV-DO or EV-DV technology, may be taken as demand for more robust data services or need for additional capacity develops.

        Third-Generation Technology.    The Sprint Nationwide PCS Network, which reaches more than 250 million people, is a 100% digital, wireless network that offers third generation, or 3G, technology services. Sprint PCS and Horizon PCS brand these 3G services as Sprint Vision.SM PCS Vision allows Horizon PCS' subscribers to use their PCS Vision-enabled devices to check e-mail, take, send and receive pictures, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly. As of December 31, 2004, Horizon PCS has upgraded Horizon PCS' network to 1xRTT, enabling Horizon PCS to offer PCS Vision in markets representing over 90% of Horizon PCS' covered population in Horizon PCS' territory. Horizon PCS believes that PCS Vision provides Horizon PCS with a differentiated product and a competitive advantage in many of Horizon PCS' markets where other carriers do not currently offer 3G technology-based services. Horizon PCS also believes that its 1xRTT network platform is also more efficient in processing voice calls, which allows Horizon PCS to reduce the capital expenditures associated with maintaining Horizon PCS' quality of service. Horizon PCS' overall blocked call rates have increased from approximately 2.1% for the twelve months ended December 31, 2003 to 2.3% for the period ended December 31, 2004. Horizon PCS' overall dropped call rates have declined from approximately 2.2% for the twelve months ended December 31, 2003 to 2.0% for the twelve months ended December 31, 2004.

Competition

        Competition in the wireless telecommunications industry is intense. Horizon PCS competes with a number of wireless service providers in its markets. Because Horizon PCS generally operates in less populated markets, it believes that it faces fewer competitors in most of its markets than wireless providers operating in more urban areas typically face. Horizon PCS believes that its primary competition is with national and regional wireless service providers such as ALLTEL, SunCom, Cingular Wireless, U.S. Cellular, Nextel Communications, Nextel Partners, T-Mobile and Verizon Wireless. The number of competitors in certain of Horizon PCS' markets was recently reduced by the combination of Cingular and AT&T Wireless. The announced merger between Sprint and Nextel is expected to eliminate another competitor, although the exact impact of the merger on Sprint Affiliates is unknown at this time. Additional industry consolidation may continue to reduce the number of competitors in Horizon PCS' markets. While Horizon PCS competes with one or more wireless carriers in each of the markets in Horizon PCS' territory, none of these wireless service providers provide services in all of the markets in Horizon PCS' territory.

        On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced that they had signed a merger agreement, pursuant to which Sprint Corporation and Nextel Communications, Inc. would merge and combine their operations. Nextel Communications, Inc. operates a wireless telecommunications network in portions of Horizon PCS' service area. In addition, Nextel Partners, Inc., a company which is affiliated with Nextel Communications, Inc., operates a wireless communications network in portions of Horizon PCS' service areas. Pursuant to Horizon PCS' affiliation agreements with Sprint PCS, Sprint PCS has granted Horizon PCS certain exclusivity rights within Horizon PCS' service areas. Horizon PCS believes that, depending upon the actions of Sprint following the closing of the merger, Sprint would be in violation of the exclusivity provisions of Horizon PCS' affiliation agreements with Sprint PCS. Sprint has announced that it will pursue discussions with the PCS Affiliates toward a modification of Horizon PCS' affiliation agreements as a result of the Sprint/Nextel merger. Horizon PCS does not know the terms of Sprint's proposal, or whether Horizon PCS and Sprint will ultimately agree on mutually satisfactory terms for a revised affiliation agreement. It is likely that such a revised affiliation agreement will make material changes to Horizon PCS' business and operations and may result in Horizon PCS making significant payments to lease or acquire network assets and subscribers or to otherwise modify Horizon PCS' network and marketing plans. There is no assurance that Horizon PCS will have adequate funds on hand or the ability to borrow such funds in order to acquire the network assets and subscribers or to otherwise modify its network. In addition, any borrowing would increase our existing substantial leverage. The announcement and closing of the Sprint/Nextel merger may give rise to a negative reaction by Horizon PCS' existing and potential customers and a diminution in brand recognition or loyalty, which may have an adverse effect on Horizon PCS' revenues. If necessary, Horizon PCS intends to enforce its rights, whether through seeking injunctive relief or otherwise, to the extent that Sprint violates or threatens to violate the terms of Horizon PCS' affiliation agreements with Sprint PCS. In the event that the Sprint/Nextel merger, or any other business combination involving Sprint, is consummated, Horizon PCS may also incur significant costs associated with integrating Sprint's merger partner onto its network. In addition, the proposed Sprint/Nextel merger, or any other such business combination involving Sprint, imposes a degree of uncertainty on the future of Horizon PCS' business and operations insofar as it may lead to a change in Sprint PCS' affiliate strategy, which may have an adverse effect on its share price.

        Horizon PCS also faces competition from resellers that provide wireless services to subscribers but do not hold FCC licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a licensed carrier and resell services through their own distribution network to the public.

        In addition, Horizon PCS competes with providers of existing communications technologies, such as paging, enhanced specialized mobile radio service dispatch and conventional landline telephone companies, in Horizon PCS' markets. Potential users of wireless personal communications services networks may find their communications needs satisfied by other current and developing technologies. One- or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller.

        In the future, Horizon PCS expects to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable networks. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

        Many of Horizon PCS' competitors have significantly greater financial and technical resources and larger subscriber bases than it does. In addition, some of Horizon PCS' competitors may be able to offer regional coverage in areas not served by Sprint PCS' nationwide network, or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those that Horizon PCS offers. Wireless personal communications service operators will likely compete with Horizon PCS in providing some or all of the services available through Horizon PCS' network and may provide services that Horizon PCS does not. Additionally, Horizon PCS expects that existing cellular providers will continue to upgrade their networks to provide digital wireless communication services competitive with Sprint. Currently, there are five national wireless providers (other than Sprint PCS) who are generally all present in major markets across the country. In January 2003, the FCC rule imposing limits on the amount of spectrum that can be held by one provider in a specific market was lifted, which may facilitate the consolidation of some national providers.

        The FCC's mandate that wireless carriers provide for WLNP went into effect on November 24, 2003. WLNP allows subscribers to keep their wireless phone numbers when switching to a different service provider, which could make it easier for competing providers to market their services to Horizon PCS' existing users. WLNP makes subscriber churn more likely, and Horizon PCS may be required to increase subsidies for product upgrades and/or reduce pricing to match competitors' initiatives in an effort to retain subscribers or replace those who switch to other carriers.

        Over the past several years, the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS services from Sprint PCS. Based upon increased competition, Horizon PCS anticipates that market prices for two-way wireless services generally will decline in the future. Horizon PCS will compete to attract and retain subscribes principally on the basis of:

  •
  the strength of the Sprint brand name, services and features;

  •
  Sprint PCS' nationwide network;

  •
  Horizon PCS' network coverage and reliability; and

  •
  the benefits of CDMA technology.

        Horizon PCS' ability to compete successfully will also depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including:

  •
  new services and technologies that may be introduced;

  •
  changes in consumer preferences;

  •
  demographic trends;

  •
  economic conditions; and

  •
  discount pricing strategies by competitors.

Intellectual Property

        The Sprint diamond design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Sprint. Pursuant to Horizon PCS' affiliation agreements with Sprint PCS, Horizon PCS uses the Sprint brand name, the Sprint diamond design logo and other service marks of Sprint in connection with marketing and providing wireless services within Horizon PCS' territory.

        Except in certain instances and other than in connection with the national distribution agreements, Sprint has agreed not to grant to any other person a right or license to use the licensed marks in

Horizon PCS' territory. In all other instances, Sprint reserves the right to use the licensed marks in providing its services within or outside Horizon PCS' territory.

        Horizon PCS' trademark license and service mark agreements with Sprint PCS contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "Affiliation Agreements with Sprint PCS—The Trademark and Service Mark License Agreements" on page 228 for more information on this topic.

Environmental Compliance

        Horizon PCS' environmental compliance expenditures primarily result from the operation of standby power generators for Horizon PCS' telecommunications equipment and compliance with various environmental rules during network build-out and operations. The expenditures arise in connection with standards compliance or permits that are usually related to generators, batteries or fuel storage. Horizon PCS' environmental compliance expenditures have not been material to Horizon PCS' financial statements or to Horizon PCS' operations and are not expected to be material in the future.

Employees

        As of December 31, 2004, Horizon PCS employed 181 full-time employees. None of our employees are subject to a collective bargaining agreement. Horizon PCS believes that its relationship with Horizon PCS' employees is good.

Legal Proceedings

        Horizon PCS is party to various legal actions that are ordinary and incidental to Horizon PCS' business. While the outcome of legal actions cannot be predicted with certainty, Horizon PCS' management believes the outcome of these proceedings will not have a material adverse effect on its financial condition or results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

        Horizon PCS became one of the five charter Sprint PCS Affiliates in June 1998, when Horizon PCS was awarded Horizon PCS' initial seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. Since then, Horizon PCS expanded its territory and its business and, as of December 31, 2004, Horizon PCS had a total population of approximately 7.4 million and a covered population of approximately 5.4 million residents in Horizon PCS' territory with approximately 183,100 subscribers.

        Horizon PCS entered into affiliation agreements with Sprint PCS in June 1998 and launched Sprint PCS service in November 1998. As a Sprint PCS Affiliate, the pricing of services and handsets to Horizon PCS' subscribers is generally established by Sprint PCS. In addition, the costs payable by Horizon PCS to Sprint PCS for Horizon PCS' subscriber processing, customer care and subscriber billing are also established by Sprint PCS. As a result, Horizon PCS attempt to manage its results of operations largely by determining within parameters established by Sprint PCS the credit quality of the subscribers for whom Horizon PCS activates service and the number of Horizon PCS' company-owned stores and local third-party distributors in its territory with which Horizon PCS enters into agreements to sell Sprint PCS products and services. As Horizon PCS' network build-out is complete, the amount of capital expenditures that Sprint PCS can require Horizon PCS to incur for network operations relates primarily to upgrading its network to new technologies in order to maintain compatibility with Sprint PCS' network and provide additional coverage within Horizon PCS' territory at its discretion.

        A significant part of Horizon PCS' subscriber acquisition costs relates to costs that Horizon PCS pays, as allocated to Horizon PCS by Sprint PCS, to subsidize the cost of the handsets purchased by its subscribers. As a result, Horizon PCS attempts to manage the rate at which it adds new subscribers. Horizon PCS monitors the creditworthiness of its subscribers, as Horizon PCS bears the risk of the collectibility of their bills for Sprint PCS services and imposes deposits where warranted by their credit profiles. Horizon PCS' results of operations are based on the collectibility its subscribers' monthly recurring charges, the charges for minutes of use on Horizon PCS' network by its subscribers who exceed the minutes in their plan and the payments Horizon PCS receives from Sprint PCS for minutes of use on Horizon PCS' network by Sprint PCS subscribers and non-Sprint PCS subscribers who are not based in Horizon PCS' territory.

        On June 15, 2004, Horizon PCS completed its settlement agreements with Sprint and exited the markets in Virginia and West Virginia that were previously operated under a Network Services Agreement with NTELOS, Inc. The sale of Horizon PCS' NTELOS markets included the economic interest in approximately 92,500 subscribers and seven retail stores.

Reorganization

        On August 15, 2003, Horizon PCS and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. In conjunction with the bankruptcy process, Horizon PCS reviewed all current contracts, rejected unfavorable agreements in accordance with Section 365 of the Bankruptcy Code, and negotiated more favorable terms with vendors, where appropriate. Horizon PCS filed an amended plan of reorganization on August 12, 2004, and the Bankruptcy Court confirmed Horizon PCS' plan on September 21, 2004. Horizon PCS' plan of reorganization became effective on October 1, 2004.

  Material Terms of the Plan of Reorganization

        Under the plan of reorganization, the net proceeds from Horizon PCS' 11 3/8% senior notes due 2012 (the "senior notes") were used to help fund, in full, the cash payment to the lenders under Horizon PCS' senior secured credit facility and to permanently retire the loans thereunder. The remaining net proceeds, together with other available cash, were used by Horizon PCS to satisfy other secured claims, administrative and other priority claims and unsecured convenience claims, and to pay fees and expenses related to the reorganization. Additionally, all of Horizon PCS' subordinated claims were discharged and all of Horizon PCS' existing capital stock was cancelled.

        The plan of reorganization authorized Horizon PCS to issue 25 million shares of Horizon PCS' common stock after Horizon PCS' emergence from bankruptcy. Approximately 9.0 million shares were issued, pursuant to an exemption provided by Section 1145 of the U.S. Bankruptcy Code, to holders of Horizon PCS' former senior notes and senior discount notes, which were cancelled, and to certain of Horizon PCS general unsecured creditors in satisfaction and retirement of their respective claims. In addition, 986,702 shares were reserved under Horizon PCS' 2004 Stock Incentive Plan for issuance to certain members of Horizon PCS' management, directors and other employees post-Reorganization. As a result of these issuances, certain of Horizon PCS' former noteholders became the principal equity holders of Horizon PCS upon confirmation of the plan of reorganization.

        The plan of reorganization also provided for various other matters relating to Horizon PCS' operations post-reorganization, including the following:

  •
  Horizon PCS' assumption of its affiliation agreements with Sprint PCS (as they existed after the Sprint Transaction);

  •
  Horizon PCS' assumption of all other contracts and leases that were not previously rejected or rejected pursuant to the terms of the plan of reorganization;

  •
  the appointment of Horizon PCS' existing executive officers as the executive officers of the reorganized Horizon PCS;

  •
  the appointment of five new directors to Horizon PCS, Inc.'s board of directors, designated by the Official Bondholders Committee, pursuant to which Lawrence Askowitz, Timothy G. Biltz, Anthony Civale, Jeffrey W. Jones and Robert A. Katz were appointed in October 2004; and

  •
  Horizon PCS' release of claims against (i) all of Horizon PCS' officers, directors and employees, in each case, as of the date of the commencement of the hearing on the disclosure statement in their capacities as such; (ii) Horizon PCS' Official Committee of Unsecured Creditors and Official Bondholders Committee and all of their respective members, in their capacities as such; (iii) the trustees under the indenture for Horizon PCS' former senior discount notes and senior notes, in their respective capacities as such; (iv) the lenders under Horizon PCS' former senior secured credit facility, in their capacities as such; (v) the agent for the lenders under Horizon PCS' former senior secured credit facility, in its capacity as such; (vi) the holders of Horizon PCS' senior notes, in their capacity as such; and (vii) with respect to each of the above-named persons, such person's present affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

  Effect of the Reorganization

        As a result of the consummation of the reorganization, Horizon PCS' former senior secured credit facility was repaid in full and terminated, and the former senior discount notes and former senior notes were cancelled and holders thereof received shares of Horizon PCS' new common stock.

        Under the plan of reorganization, all of Horizon PCS' former equity securities, including Horizon PCS' former convertible preferred stock and the obligation to pay dividends thereon, were cancelled.

Implementation of Fresh-Start Accounting

        Pursuant to American Institute of Certified Public Accountants, or "AICPA," Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," or "SOP 90-7," the accounting for the effects of the reorganization began once the plan of reorganization was confirmed by the Bankruptcy Court, which became effective on October 1, 2004. The fresh-start accounting principles pursuant to SOP 90-7 provide, among other things, for Horizon PCS to determine the value to be assigned to the assets of reorganized Horizon PCS, Inc. as of the confirmation date.

        Horizon PCS adopted fresh-start accounting as of October 1, 2004 and Horizon PCS' emergence from Chapter 11 resulted in a new reporting entity. The periods as of September 30, 2004 and prior to October 1, 2004 have been designated "Predecessor Company" and the periods subsequent to September 30, 2004 have been designated "Successor Company". Under fresh-start accounting, Horizon PCS' reorganization value was allocated to Horizon PCS' assets based on their respective fair values in conformity with the purchase method of accounting for business combinations. Intangible assets were identified and valued accordingly in conformity with the purchase method. As a result of the implementation of fresh-start accounting, Horizon PCS' financial statements after the effective date are not comparable to Horizon PCS' financial statements for prior periods.

        For periods prior to October 1, 2004, reported assets do not give effect to the adjustments that resulted from the adoption of fresh-start accounting. Accordingly, Horizon PCS' financial condition and results of operations from and after the effective date of Horizon PCS' plan of reorganization are not comparable to the financial condition or results of operations reflected in Horizon PCS' historical financial statements included elsewhere in this prospectus.

        During this process, Horizon PCS identified three intangible assets to be reflected in its financial statements: $1.2 million for licensed spectrum, $63.2 million for the subscriber base and $56.0 million for the Sprint PCS affiliation agreement. The licensed spectrum has an indefinite life. The subscriber bases and Sprint PCS affiliation agreement are to be amortized over their estimated remaining useful lives of 24 months and 13.7 years, respectively.

        Successor Company for the Three Months Ended December 31, 2004 Compared to the Predecessor Company Three Months Ended December 31, 2003

Key Metrics

        The following discussion details key operating metrics and financial performance for the three months ended December 31, 2004 ("Successor Company"), compared to the three months ended December 31, 2003 ("Predecessor Company").

        Horizon PCS provides certain financial measures that are calculated in accordance with generally accepted accounting principles in the United States ("GAAP") to assess Horizon PCS' financial performance. In addition, Horizon PCS also use non-financial terms, such as churn, which are metrics used in the wireless communications industry and are not measures of financial performance under GAAP.

        Subscriber Additions.    For the three months ended December 31, 2004, Horizon PCS' net subscribers decreased by approximately 1,300 subscribers. Horizon PCS expects its subscriber additions to begin increasing in 2005 as it resumes building its subscriber base. Horizon PCS' subscriber base as of December 31, 2004 consisted of approximately 81% prime credit subscribers compared to approximately 79% as of December 31, 2003. Prime credit subscribers are those customers with a favorable credit rating.

        Churn.    Churn is the monthly rate of subscriber turnover that results from both voluntarily and involuntarily discontinued service during the month. Churn is computed by dividing the number of subscribers that discontinued service during the month, net of 30-day returns, by the beginning subscriber base for the period. Churn for the three months ended December 31, 2004 was 3.5% compared to 3.3% for the three months ended December 31, 2003. Horizon PCS believes churn will increase in the first half of 2005, as its network is nearing capacity. In January 2005, Horizon PCS signed an agreement with Nortel to replace approximately half of Horizon PCS' base stations with Nortel equipment, specifically in Ohio, Indiana and Tennessee. Horizon PCS believe this replacement will improve the quality of its network and lead to lower churn and higher subscriber additions later in 2005.

Results of Operations

        Revenues.    The following table sets forth a breakdown of Horizon PCS' revenues by type:

	Successor Company		Predecessor Company
	Three Months Ended December 31, 2004		Three Months Ended December 31, 2003
	Amount	%	Amount	%
	(dollars in thousands)
Subscriber revenues	$28,093	62%	$46,745	71%
Roaming revenues	15,520	34%	18,323	28%
Equipment revenues	1,593	4%	644	1%

Total revenues	$45,206	100%	$65,712	100%

        Subscriber revenues.    Subscriber revenues for the three months ended December 31, 2004 were approximately $28.1 million, compared to approximately $46.7 million for the three months ended December 31, 2003, a decrease of approximately $18.6 million. Approximately $16.1 million of the decline was due to the sale of the NTELOS markets in the 2004 Horizon/Sprint Transaction. The balance of the decline, approximately $2.5 million, was in Horizon PCS' basic service and minute sensitive revenues due to the decline in Horizon PCS' subscriber base. Horizon PCS provided PCS service to approximately 183,100 subscribers at December 31, 2004, compared to approximately 292,600 at December 31, 2003.

        Roaming revenues.    Roaming revenues decreased from approximately $18.3 million during the three months ended December 31, 2003, to approximately $15.5 million for the three months ended December 31, 2004, a decline of approximately $2.8 million. This decrease reflected the loss of roaming revenues of approximately $5.8 million from the sale of the NTELOS markets, and an increase of approximately $3.0 million from increased minutes of use, particularly in Horizon PCS' $.10 markets.

        Equipment revenues.    Equipment revenues for the three months ended December 31, 2004 were approximately $1.6 million, compared to approximately $600,000 for the three months ended December 31, 2003, representing an increase of approximately $1.0 million. The increase was attributable to selling a greater number of handsets at a higher sales price during the three months ended December 31, 2004 as compared to 2003. Horizon PCS sold approximately 12,400 handsets at its retail stores during the three months ended December 31, 2004 as compared to approximately 6,100 during the three months ended December 31, 2003.

        Cost of service.    Cost of service for the three months ended December 31, 2004 was approximately $23.8 million, compared to approximately $43.0 million for the three months ended December 31, 2003, a decrease of approximately $19.2 million. Cost of service declined approximately $17.5 million in 2004 as a result of the sale of the NTELOS markets. Network operating expenses also declined approximately $1.7 million, including payroll and other benefits.

        Cost of equipment.    Cost of equipment includes the cost of handsets and accessories sold to Horizon PCS' subscribers by Horizon PCS' stores and its direct sales force. Cost of equipment for the three months ended December 31, 2004 was approximately $2.3 million, compared to approximately $900,000 for the three months ended December 31, 2003, an increase of approximately $1.4 million. Cost of equipment increased as a result of more handsets and accessories sold during 2004. Horizon PCS sold approximately 12,400 handsets at Horizon PCS' retail stores during the three months ended December 31, 2004 as compared to approximately 6,100 sold during the three months ended December 31, 2003.

        Selling and marketing expenses.    Selling and marketing expenses were approximately $5.8 million for the three months ended December 31, 2004 compared to approximately $6.7 million for the three months ended December 31, 2003, a decrease of approximately $900,000. The sale of the NTELOS markets accounted for approximately $1.9 million of the decrease, offset by an increase of approximately $1.0 million attributable to increased spending on marketing and advertising since emerging from bankruptcy. Selling and marketing expenses include the costs associated with operating Horizon PCS' retail stores, including marketing, advertising, payroll and sales commissions. Selling and marketing expenses also include commissions paid to national and local third-party distribution channels and subsidies on handsets sold by third parties for which Horizon PCS does not record revenue. Horizon PCS expects selling and marketing expenses to continue increasing as Horizon PCS resumes building its subscriber base.

        General and administrative expenses.    General and administrative expenses for the three months ended December 31, 2004 were approximately $7.9 million compared to approximately $7.9 million for the three months ended December 31, 2003, essentially flat. The activity reflected a reduction in general and administrative expenses of $1.7 million related to the sale of the NTELOS markets, offset by an increase of approximately $1.1 million in legal and financial consulting expenses and approximately $600,000 of other general expenses.

        Reorganization items.    Reorganization expenses for the three months ended December 31, 2003 were approximately $6.3 million consisting of approximately $5.7 million of professional fees and $600,000 of key employee retention plan payments.

        Non-cash compensation expense.    Horizon PCS recorded approximately $641,000 and $155,000 for the three months ended December 31, 2004 and 2003, respectively, for stock options granted in October 2004 and November 1999, respectively. The increase was a result of the Predecessor's options being cancelled as a result of the reorganization on October 1, 2004 and new options being granted in October 2004.

        Depreciation and amortization expense.    Depreciation and amortization expenses increased by approximately $17.2 million to a total of approximately $25.5 million for the three months ended December 31, 2004. The increase was the result of revaluing the property, plant and equipment and intangible assets during the application of fresh-start accounting. The property, plant and equipment adjustments resulted in an increase of approximately $8.3 million for the three months ended December 31, 2004 as compared to the same period in 2003. Approximately $8.9 million of the increase was due to the revalued intangible assets. Under fresh-start accounting, the remaining useful lives were recasted, resulting in a shorter remaining life and thus greater depreciation expense. Horizon PCS expects the expense to continue at this pace in 2005.

        Interest income and other, net.    Interest income and other income for the three months ended December 31, 2004 was approximately $300,000 compared to approximately $200,000 in 2003 and consisted primarily of interest income. This increase was due to lowering the balance of cash on hand and increasing the amount invested in corporate bonds and commercial paper.

        Interest expense, net.    Interest expense for the three months ended December 31, 2004 was approximately $3.6 million, compared to approximately $2.1 million for the same period in 2003.

        Horizon PCS accrues interest at a rate of 11 3/8% annually on its $125.0 million senior notes issued in July 2004 and began making semi-annual payments on January 15, 2005. Interest expense on the $125.0 million senior notes was approximately $3.6 million for the three months ended December 31, 2004. For the three months ended December 31, 2003, interest expense on the $105.0 million term A and $50.0 term B loans was approximately $1.4 million and $700,000, respectively.

        Interest expense for the three months ended December 31, 2004 also includes approximately $100,000 in amortization of deferred financing fees related to Horizon PCS' $125.0 million senior notes, offset by approximately $100,000 of capitalized interest.

        Preferred stock dividend.    Horizon PCS recorded preferred stock dividend expense of approximately $3.3 million for the three months ended December 31, 2003 and no expense for the comparable quarter in 2004 due to the cancellation of Horizon PCS' preferred stock as a result of Horizon PCS' reorganization on October 1, 2004.

For the Nine Months Ended September 30, 2004 Compared to the Nine Months Ended September 30, 2003

        Revenues.    The following table sets forth a breakdown of Horizon PCS' revenues by type:

	Predecessor Company
	Three Months Ended September 30, 2004		Three Months Ended September 30, 2003
	Amount	%	Amount	%
	(dollars in thousands)
Subscriber revenues	$119,289	69%	$141,926	75%
Roaming revenues	49,243	29%	43,406	23%
Equipment revenues	4,036	2%	4,522	2%

Total revenues	$172,568	100%	$189,854	100%

Key Metrics

        The following discussion details key operating metrics and financial performance of the Predecessor Company for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003. This discussion includes the fresh-start adjustments and cancellation of debt resulting from the application of fresh-start accounting to the Predecessor Company.

        Subscriber Additions.    For the nine months ended September 30, 2004, Horizon PCS' net subscribers decreased by approximately 108,200 subscribers. This decrease included approximately 92,500 subscribers related to the NTELOS markets that were sold in June 2004. Gross activations during the first nine months of 2004 were 53% lower than the same period in 2003 due to restricted marketing activities in an effort to conserve cash during Horizon PCS' bankruptcy. Horizon PCS' subscriber base as of September 30, 2004 consisted of approximately 81% prime credit subscribers compared to approximately 77% as of September 30, 2003.

        Churn.    Churn for the nine months ended September 30, 2004 was 3.1% compared to 3.2% for the nine months ended September 30, 2003, essentially flat.

Results of Operations

        Subscriber revenues.    Subscriber revenues for the nine months ended September 30, 2004 were approximately $119.3 million, compared to approximately $141.9 million for the nine months ended September 30, 2003, a decrease of approximately $22.6 million. Approximately $19.1 million of the decline in subscriber revenues was the result of the sale of the NTELOS markets in the Horizon PCS Sprint Transaction. Horizon PCS provided PCS service to approximately 184,500 subscribers at September 30, 2004, compared to approximately 301,100 at September 30, 2003.

        Roaming revenues.    Roaming revenues increased from approximately $43.4 million for the nine months ended September 30, 2003, to approximately $49.2 million for the nine months ended September 30, 2004, an increase of approximately $5.8 million. This increase reflected increased minutes of use, particularly in Horizon PCS' $.10 markets.

        Equipment revenues.    Equipment revenues for the nine months ended September 30, 2004 were approximately $4.0 million, compared to approximately $4.5 million for the nine months ended September 30, 2003, a decrease of approximately $500,000. The decrease was attributable to selling a lower number of handsets during the nine months ended September 30, 2004 as compared to 2003, offset by a higher selling price per handset during 2004. Horizon PCS sold approximately 24,200 handsets at Horizon PCS' retail stores for the nine months ended September 30, 2004 as compared to approximately 67,300 sold for the nine months ended September 30, 2003.

        Cost of service.    Cost of service for the nine months ended September 30, 2004 was approximately $107.1 million, compared to approximately $138.3 million for the nine months ended September 30, 2003, a decrease of approximately $31.2 million. Cost of service declined approximately $20.6 million due to the sale of the NTELOS markets. In addition, Sprint customer service expenses decreased by $4.5 million due to a lower subscriber base and network operations and customer care expenses decreased by $5.6 million and $500,000, respectively.

        Cost of equipment.    Cost of equipment for the nine months ended September 30, 2004 was approximately $4.2 million, compared to approximately $12.4 million for the nine months ended September 30, 2003, a decrease of approximately $8.2 million. Cost of equipment declined primarily as a result of less handsets and accessories sold during 2004. Horizon PCS sold approximately 24,200 handsets at its retail stores during the nine months ended September 30, 2004 compared to approximately 67,300 sold during the nine months ended September 30, 2003.

        Selling and marketing expenses.    Selling and marketing expenses decreased to approximately $18.8 million for the nine months ended September 30, 2004, compared to approximately $32.9 million for the nine months ended September 30, 2003, a decrease of approximately $14.1 million. This decrease was attributable to the workforce reduction and lower spending to conserve cash during Horizon PCS' reorganization. Horizon PCS expects selling and marketing expenses to increase as Horizon PCS resumes building Horizon PCS' subscriber base.

        General and administrative expenses.    General and administrative expenses for the nine months ended September 30, 2004 were approximately $21.4 million compared to approximately $30.5 million for the nine months ended September 30, 2003, a decrease of approximately $9.1 million. The decrease reflected a reduction of $2.7 million in Sprint management fees and bad debt expense resulting from the sale of Horizon PCS' NTELOS markets. The decrease in 2004 general and administrative expenses also included approximately $3.9 million reduction in legal and financial consulting fees, a $400,000 decrease in the Sprint PCS management fees, a decrease of approximately $200,000 in the other general expenses and a decrease of $1.9 million for Horizon PCS' provision for doubtful accounts, reflecting the positive effects of the increased credit quality of Horizon PCS' subscriber base.

        Reorganization items.    Reorganization income, net of expense, was approximately $74.6 million for the period from January 1, 2004 to October 1, 2004 consisting of approximately $92.4 million of income from fresh-start adjustments, and expenses of $17.8 million, including: $15.1 million of professional fees, $300,000 of expenses related to store closings, $1.6 million of key employee retention plan payments and $800,000 of employee separation expenses. Reorganization expenses for the nine months ended September 30, 2003 were $112.5 million, consisting of $18.1 million of amortization of debt issuance fees, $16.1 million of amortization of warrants, $73.8 million of accelerated accretion of the senior notes, $2.8 million related to store closings and $1.7 million of employee separation expenses.

        Non-cash compensation expense.    Horizon PCS recorded non-cash compensation expense of approximately $145,000 and $465,000 for the nine months ended September 30, 2004 and 2003, respectively, for stock options granted in November 1999. These options were cancelled as a result of the reorganization on October 1, 2004.

        Depreciation and amortization expense.    Depreciation and amortization expenses decreased by approximately $4.7 million to a total of approximately $24.6 million for the nine months ended September 30, 2004. The decrease was the result of the impairment of intangible assets and property and equipment recorded in June 2003.

        Impairment of intangible assets and property and equipment.    Horizon PCS was not in compliance with the loan covenants under its senior credit facility as of June 30, 2003. As a result, Horizon PCS completed an impairment assessment of Horizon PCS' intangible assets and property and equipment in accordance with SFAS No. 144. This assessment resulted in the Company recording impairment charges of approximately $39.2 million on its intangible assets and approximately $34.6 million on its property and equipment in June 2003. Horizon PCS performed these valuations utilizing the current market information available.

        Gain (loss) on sale of property and equipment.    In June, 2004 Horizon PCS completed the sale of Horizon PCS' NTELOS markets to Sprint, which included the economic interest in approximately 92,500 subscribers and seven retail stores. This transaction resulted in a gain of approximately $42.1 million. For the nine months ended September 30, 2003, Horizon PCS incurred a loss of approximately $200,000 related to the disposal of assets from two of Horizon PCS' closed retail stores and a planned store that never opened.

        Interest income and other, net.    Interest income and other income for the nine months ended September 30, 2004 was approximately $800,000 compared to approximately $700,000 in 2003 and consisted primarily of interest income. This increase was due primarily from income received on increased restricted cash.

        Interest expense, net.    Interest expense for the nine months ended September 30, 2004 was approximately $8.7 million, compared to approximately $42.6 million for the same period in 2003.

        At September 30, 2004, the interest rate on the $105.0 million term loan A borrowed under Horizon PCS' secured credit facility was 5.64%, while the interest rate on the $50.0 million term loan B was 6.14%. Interest expense on the secured credit facility was $5.8 million and $6.9 million for the nine months ended September 30, 2004 and 2003, respectively.

        Horizon PCS accrues interest at a rate of 11 3/8% annually on its $125.0 million senior notes issued in July 2004 and began making semi-annual interest payments on January 15, 2005. Interest expense on the $125.0 million senior notes was $2.9 million for the nine months ended September 30, 2004.

        Upon the bankruptcy filing, Horizon PCS fully accreted its 14.00% discount notes to their face value of $295.0 million. Interest expense on the 14.00% discount notes was approximately $18.8 million for the nine months ended September 30, 2003. In addition, interest expense for the $175.0 million senior notes was approximately $14.9 million during the nine months ended September 30, 2003, compared to no accrual for the comparable period in 2004 due to the suspension of interest on the notes as of Horizon PCS' bankruptcy petition date.

        Interest expense for the nine months ended September 30, 2003 also included approximately $1.9 million in amortization of deferred financing fees related to Horizon PCS' secured credit facility, Horizon PCS' discount notes and Horizon PCS' senior notes. Horizon PCS also recorded approximately $800,000 in interest expense in the 2003 nine month period related to commitment fees Horizon PCS paid on the unused portion of Horizon PCS' secured credit facility.

        Capitalized interest for the nine months ended September 30, 2003 was approximately $700,000.

        Cancellation of Debt.    Cancellation of debt consisted of approximately $321.9 million of adjustments to liabilities subject to compromise and equity in conjunction with the plan of reorganization on October 1, 2004.

        Income tax benefit.    As a result of the impairment charge recorded in 2003, Horizon PCS recorded a tax benefit of approximately $6.0 million due to the reduction of a deferred tax liability related to intangible assets.

        Preferred stock dividend.    Horizon PCS recorded preferred stock dividend expense of approximately $10.1 million for the nine months ended September 30, 2004 compared to $9.4 million for the nine months ended September 30, 2003. The preferred stock was cancelled as a result of Horizon PCS' reorganization on October 1, 2004.

        Other comprehensive income (loss).    Other comprehensive income of approximately $400,000 was recorded in the nine months ended September 30, 2003, reflecting gains on interest rate swap contracts that expired in 2003. During 2001, Horizon PCS entered into two separate two-year interest rate swap contracts, effectively fixing $50.0 million of the term loan B borrowed under the secured credit facility. Both swaps expired in 2003, and were not renewed.

Predecessor Company Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Revenues.    The following table sets forth a breakdown of Horizon PCS' revenues by type.

	Predecessor Company For the Year Ended December 31,
	2003		2002
	Amount	%	Amount	%
	(dollars in thousands)
Subscriber revenues	$188,672	74%	$152,409	71%
Roaming revenues	61,728	24%	55,782	26%
Equipment revenues	5,166	2%	7,847	3%

Total revenues	$255,566	100%	$216,038	100%

Key Metrics

        The following discussion details key operating metrics and focuses on the details of Horizon PCS' financial performance for the 12 months ended December 31, 2003, compared to the 12 months ended December 31, 2002.

        Subscriber additions.    As of December 31, 2003, Horizon PCS provided personal communication service to approximately 292,600 subscribers, compared to approximately 270,900 subscribers as of December 31, 2002. For the years ended December 31, 2003 and 2002, Horizon PCS' net subscribers increased by approximately 21,700 and 78,600 subscribers, respectively. Gross activations slowed considerably during 2003, as Horizon PCS closed 20 of its retail stores by late July to conserve cash during the reorganization period.

        Churn.    Churn for the year ended December 31, 2003 was 3.0% compared to 3.5% for the year ended December 31, 2002. During 2002, Horizon PCS experienced increased churn as a result of an increase in the number of sub-prime credit subscribers Horizon PCS added whose service was involuntarily discontinued during the period.

Results of Operations

        Subscriber revenues.    Subscriber revenues for the year ended December 31, 2003 were $188.7 million, compared to $152.4 million for the year ended December 31, 2002, an increase of $36.3 million. Of the $188.7 million in 2003 revenues, $64.6 million related to subscribers in the NTELOS markets Horizon PCS divested in June, 2004. The growth in subscriber revenues was primarily the result of growth in Horizon PCS' subscriber base.

        Roaming revenues.    Roaming revenues increased to $61.7 million for the year ended December 31, 2003 from $55.8 million for the year ended December 31, 2002, an increase of $5.9 million. This increase resulted from the continued expansion of Horizon PCS' service territory as well as expanding roaming agreements with wireless carriers. $20.7 million of Horizon PCS' roaming revenue related to revenue from the NTELOS markets Horizon PCS sold in June, 2004.

        Equipment revenues.    Equipment revenues for the year ended December 31, 2003 were $5.2 million, compared to $7.8 million for the year ended December 31, 2002, a decrease of approximately $2.6 million. The decrease in equipment revenues was the result of Horizon PCS' efforts to conserve cash during its reorganization period. Horizon PCS activated approximately 51,207 handsets at its retail stores in 2003, compared to approximately 75,726 activations in 2002.

        Cost of service.    Cost of service for the year ended December 31, 2003 was $181.3 million, compared to $167.1 million for the year ended December 31, 2002, an increase of $14.2 million. This increase reflected an increase of $4.7 million in roaming expense and long-distance charges and the increase of $8.6 million in costs incurred under Horizon PCS' network services agreement with NTELOS, both the result of its subscriber growth during 2003. Horizon PCS' cost of service expense related to NTELOS was approximately $41.6 million in 2003, compared to $33.0 million in 2002. Network operations payroll expense decreased by approximately $1.4 million in 2003 as a result of the reduction in work force implemented in July 2003. Customer care, activation and billing expenses increased by approximately $2.2 million in 2003 due to the increase in Horizon PCS' subscriber base. Variable connectivity expenses, including interconnection and national platform expenses, decreased by approximately $400,000, reflecting Horizon PCS' ongoing efforts to reduce interconnection charges by negotiating more favorable terms with its vendors. Other costs of service expenses increased in the aggregate by approximately $500,000 in 2003.

        Cost of equipment.    Cost of equipment for the year ended December 31, 2003 was $13.4 million, compared to $19.2 million for the year ended December 31, 2002, a decrease of $5.8 million. As stated earlier, Horizon PCS activated fewer handsets at its retail stores in 2003 to conserve cash during its reorganization period.

        Selling and marketing expenses.    Selling and marketing expenses were $39.6 million for the year ended December 31, 2003, compared to $52.6 million for the year ended December 31, 2002, a decrease of $13.0 million. Horizon PCS closed 20 of its retail stores by late July 2003, thus incurring approximately $900,000 less in retail store costs during 2003. In addition, Horizon PCS decreased its advertising in 2003, resulting in savings of approximately $7.0 million. Commissions paid to third parties declined by approximately $1.8 million in 2003, and subsidies on handsets sold by third parties decreased $3.3 million.

        General and administrative expenses.    General and administrative expenses for the year ended December 31, 2003 were approximately $38.4 million, compared to approximately $41.7 million in 2002, a decrease of approximately $3.3 million. The decrease reflected an approximate $8.0 million reduction in Horizon PCS' provision for doubtful accounts, due primarily to the write-off of ClearPay and certain other sub-prime subscribers (defined in "—Products and Services—Account spending limits") in 2002; an approximate $3.0 million increase in Sprint management fees, due to higher subscriber revenues in 2003; and an increase of approximately $1.7 million in other general expenses due primarily to higher professional fees.

        Reorganization expenses.    Horizon PCS recorded approximately $118.8 million of reorganization expenses for the year ended December 31, 2003 related to both the closing of Horizon PCS' retail stores and filing for bankruptcy protection on August 15, 2003. These expenses include approximately $1.7 million for employee separations, $2.0 million related to the closing of Horizon PCS' stores, $800,000 in lease commitments, $5.7 million of professional fees, $600,000 in payments to employees under Horizon PCS' key employee retention plan and $108.0 million related to the write-off of Horizon

PCS' debt-related expenses, including $89.9 million in accelerated accretion of the senior discount notes and $18.1 million of debt issuance costs.

        Non-cash compensation expense.    For the years ended December 31, 2003 and 2002, Horizon PCS recorded stock-based compensation expense of approximately $600,000 and $700,000, respectively. Prior to the bankruptcy filing, the scheduled annual non-cash compensation expense for these stock options was to be approximately $620,000 in 2003, $193,000 in 2004 and $71,000 in 2005. However, under the Plan of Reorganization, the stock options were cancelled and under fresh-start accounting the recognition of the expense ceased.

        Depreciation and amortization expenses.    For the years ended December 31, 2003 and 2002, depreciation and amortization expenses were $111.3 million and $40.3 million, respectively, or an increase of $71.0 million. The increase in 2003 reflected approximately $34.6 million related to the impairment of property and equipment and $39.2 million related to the impairment of intangible assets. These charges resulted from an asset impairment assessment in accordance with SFAS No. 144.

        For the year ended December 31, 2003, depreciation and amortization expenses included $900,000 of expense related to the intangible asset associated with the Bright PCS acquisition, compared to $1.7 million recorded in the year ended December 31, 2002. Additionally, in accordance with the adoption of SFAS No. 144, the remaining intangible asset value of approximately $27.9 million associated with the Bright PCS acquisition was considered impaired and was written off in 2003.

        Depreciation and amortization expenses for the years ended December 31, 2003 and 2002 also included approximately $400,000 and $800,000, respectively, related to a marketing agreement established between Sprint and Horizon PCS in 2000. In September, 2000, Horizon PCS negotiated an agreement with Sprint that gave Horizon PCS the rights to provide services in certain new markets in exchange for stock warrants, which were to be issued by it to Sprint the earlier of an initial public offering or July 31, 2003. As a result of this agreement, Horizon PCS established an intangible asset that was to be amortized over the life of the management agreement with Sprint, which represented approximately $800,000 in annual amortization expense. The remaining intangible asset value of $11.3 million was considered impaired in accordance with SFAS No. 144 and written off in 2003. As part of the plan of reorganization, the warrants were cancelled.

        Depreciation and amortization expenses for 2002 included approximately $3.5 million of expenses related to accelerated depreciation on impaired assets. During 2002, Horizon PCS launched switches in Tennessee and Pennsylvania to replace certain switching equipment in Chillicothe, Ohio, which was disconnected and taken out of service. As a result, the disconnected switching equipment was considered an impaired asset as defined by SFAS No. 144 and the non-depreciated portion of the asset value was written off in 2002.

        Depreciation and amortization expenses for 2002 also included goodwill amortization of approximately $13.2 million, which reflected the write off of the remaining goodwill balance on the Company's balance sheet as a result of the adoption of SFAS No. 142 as of December 31, 2001.

        Loss on disposal of PCS assets.    For the years ended December 31, 2003 and 2002, Horizon PCS incurred losses of approximately $200,000 and $600,000, respectively, related to the sale of network equipment and corporate-owned vehicles.

        Impairment of goodwill and impact of acquisition-related deferred taxes.    On December 31, 2002, Horizon PCS performed the annual valuation assessment of goodwill in accordance with SFAS No. 142. As a result of this valuation, Horizon PCS recorded goodwill impairment of approximately $13.2 million, which eliminated the entire balance of goodwill as of December 31, 2002. The fair value was measured based on projected discounted future operating cash flow using a discount rate reflecting Horizon PCS' average cost of funds.

        Interest income and other, net.    Interest income and other for the year ended December 31, 2003 was approximately $900,000, compared to approximately $3.0 million in 2002. This decrease in 2003 was due primarily to a lower average balance of short-term investments during 2003 and lower short-term interest rates.

        Interest expense, net.    Interest expense for the year ended December 31, 2003 was approximately $44.7 million, compared to approximately $60.6 million in 2002. The decrease in interest expense was principally the result of elimination of the annual accretion on Horizon PCS' discount notes in 2003. Upon the bankruptcy filing, Horizon PCS fully accreted the discount notes to their face value of $295.0 million, accounting for this as reorganization expense, as described above. In addition, interest on the $175.0 million notes was also suspended as of the bankruptcy petition date, August 15, 2003.

        Interest expense on the senior secured credit facility was $9.0 million and $9.3 million during the years ended December 31, 2003 and 2002, respectively. Interest on the outstanding balance of Horizon PCS' senior secured credit facility accrued at LIBOR plus a specified margin. On June 29, 2002, Horizon PCS agreed to several changes in the senior secured credit facility including a 25 basis point increase in the margin on the annual interest rate. As of December 31, 2003, the interest rate on the $105.0 million term loan A borrowed under Horizon PCS' senior secured credit facility was 5.12%, while the interest rate on the $50.0 million term loan B was 5.62%.

        Interest expense on the discount notes was approximately $18.8 million and $27.2 million during the years ended December 31, 2003 and 2002, respectively. Horizon PCS accrued interest at a rate of 14% annually on Horizon PCS' senior discount notes issued in September 2000 and, absent Horizon PCS' bankruptcy filing, would have been required to pay interest semi-annually in cash beginning in October 2005. Unaccreted interest expense on the discount notes was approximately $108.7 million as of December 31, 2002. Unaccreted interest expense of approximately $89.9 million was expensed to reorganization expense at the time of the bankruptcy filing.

        Interest expense on the 13.75% senior notes was approximately $14.9 million in 2003 and approximately $24.1 million in 2002. On June 15, 2002, Horizon PCS began making semi-annual interest payments on its senior notes issued in December 2001 at an annual rate of 13.75%. Under the terms of the senior notes, cash to cover the first four semi-annual interest payments was placed in an escrow account. The last interest payment was not paid from the escrow account in December 2003 as scheduled. Thus Horizon PCS retained $12.0 million of restricted cash on its balance sheet as of December 31, 2003. The $12.0 million of restricted cash was distributed to the bondholders in October 2004 as part of the plan of reorganization.

        Interest expense for the years ended December 31, 2003 and 2002 also included approximately $1.9 million and $2.8 million, respectively, in amortization of deferred financing fees related to Horizon PCS' senior secured credit facility, its senior discount notes and its senior notes. As a result of Horizon PCS' bankruptcy filing, it expensed the remaining balance of approximately $18.1 million in debt issuance costs, to reorganization expense, as described above. Interest expense for 2003 and 2002 also included approximately $800,000 and $1.6 million, respectively, in commitment fees paid on the unused portion of Horizon PCS' senior secured credit facility.

        Capitalized interest for the years ended December 31, 2003 and 2002 was approximately $700,000 and $4.4 million, respectively.

        Income tax (expense) benefit.    In 2003, Horizon PCS recorded an income tax benefit of approximately $6.0 million related to a deferred tax liability. In conjunction with the write off of the intangible assets in accordance with SFAS No. 144 as describer earlier, the deferred tax liability created from the intangible assets associated with the Bright acquisition was eliminated, resulting in the tax benefit. Horizon PCS did not record any income tax benefit for the year ended December 31, 2002 because of the uncertainty of generating future taxable income to be able to recognize current net operating loss carryforwards.

        Net loss.    Horizon PCS' net loss for the year ended December 31, 2003 was $285.8 million, compared to $176.9 million for the year ended December 31, 2002. The increase in Horizon PCS' net loss reflected reorganization expenses and the write-off of impaired assets.

        Preferred stock dividend.    Horizon PCS' convertible preferred stock paid a stock dividend at the rate of 7.5% per annum, payable semi-annually commencing May 1, 2001. The dividends were to be paid with additional shares of convertible preferred stock. Through December 31, 2003, Horizon PCS paid a cumulative total of $35,941,922 of dividends in additional shares of convertible preferred stock. As of December 31, 2003, there were 32,757,537 shares of convertible preferred stock outstanding. Under Horizon PCS' Plan of Reorganization, the convertible preferred stock was cancelled. During Horizon PCS' bankruptcy proceedings, Horizon PCS continued to accrue the dividend but did not pay the dividend.

        Other comprehensive income (loss).    During 2001, Horizon PCS entered into two separate two-year interest rate swap contracts, effectively fixing $50.0 million of the term loan B borrowed under the senior secured credit facility. The swap contracts expired in 2003 and were not renewed. Other comprehensive income of approximately $395,000 and $443,000 was recorded for the years ended December 31, 2003 and 2002, respectively.

Liquidity and Capital Resources

        As of December 31, 2004 (Successor Company), Horizon PCS had $55.5 million in cash and cash equivalents compared to $70.7 million as of December 31, 2003 (Predecessor Company).

        With the net proceeds from the offering of the senior notes and subject to Horizon PCS' ability to manage subscriber growth and achieve operating efficiencies, cash and cash equivalents, combined with cash flows from operations, are expected to be sufficient to fund any operating losses and working capital and to meet capital expenditure needs and debt service requirements for the next twelve months.

        Statement of cash flow for the year ended December 31, 2004.    Net cash used in operating activities for the period October 1, 2004 to December 31, 2004 was approximately $2.1 million. This reflects the continuing use of cash for Horizon PCS' operations to enroll subscribers and operate Horizon PCS' network. The net loss of approximately $24.0 million was offset by approximately $25.5 million in depreciation, offset by approximately $3.6 million in other working capital changes. Net cash used in operating activities for the nine month period ended September 30, 2004 was approximately $7.6 million. This reflects the application of fresh-start accounting, the gain from the sale of the NTELOS markets, and the continuing use of cash for Horizon PCS' operations to enroll subscribers and operate Horizon PCS' network. Net income of approximately $427.1 million, which included approximately $17.8 million of reorganization expenses related to the bankruptcy filing, was offset by approximately $321.9 million from the cancellation of debt, $92.4 million from the gain on fresh-start adjustments, $42.1 million from the gain on 2004 Horizon/Sprint Transaction and other working capital changes of approximately $2.9 million. These adjustments were offset by approximately $24.6 million in depreciation.

        Net cash provided by investing activities for the period October 1, 2004 to December 31, 2004 was approximately $9.4 million, consisting of approximately $12.0 million in restricted cash that was distributed according to the plan of reorganization offset by $2.6 million of capital expenditures to upgrade Horizon PCS' network. Net cash provided by investing activities for the nine month period ended September 30, 2004 was approximately $31.5 million, consisting of approximately $33.0 million of proceeds received from the 2004 Horizon/Sprint Transaction and $100,000 of proceeds from the sale of property and equipment, offset by approximately $1.6 million of capital expenditures for network equipment. Horizon PCS expects capital expenditures to increase in 2005 as it replaces and upgrade equipment in Horizon PCS' Ohio, Indiana and Tennessee markets with Nortel equipment. This replacement should be completed during 2005 and is estimated to cost approximately $13.0 million, less approximately $4.5 million from the sale of old equipment. Total capital expenditures anticipated during 2005 is estimated to be approximately $19.0 million, less approximately $4.5 million from the sale of old equipment for a net expenditure of $14.5 million.

        Net cash used by financing activities for the period October 1, 2004 to December 31, 2004 was approximately $12.1 million consisting of restricted cash and accrued interest that was distributed according to the plan of reorganization. Net cash used by financing activities for the period ended September 30, 2004 was approximately $34.2 million, consisting of $125.0 million of senior notes, offset by $155.0 million in repayments on the secured credit facilities and approximately $4.2 million in deferred financing fees on the $125.0 million senior notes. At this time, Horizon PCS does not plan on any significant financing activities in 2005.

        Statement of cash flow for the year ended December 31, 2003.    Net cash used in operating activities for the year ended December 31, 2003 was approximately $10.3 million. This reflects the continuing use of cash for Horizon PCS' operations to develop its subscriber base, including but not limited to providing service in Horizon PCS' markets and the costs of acquiring new subscribers. The net loss of approximately $285.8 million was partially offset by approximately $110.1 million of non-cash restructuring charges, $37.5 million of depreciation expense, $73.8 million write-off related to impaired assets, as well as increases in accrued liabilities and the payable to Sprint.

        Net cash used in investing activities for the year ended December 31, 2003 was approximately $5.2 million and consisted entirely of capital expenditures for network equipment.

        Net cash provided by financing activities for the year ended December 31, 2003 was $24 and consisted of 200 shares of stock options exercised.

        Debt covenants.    The indenture for the senior notes established new debt covenants. As of December 31, 2004, Horizon PCS was in compliance with such covenants.

Contractual Obligations

        Horizon PCS is obligated to make future payments under various contracts Horizon PCS has entered into, including amounts pursuant to non-cancelable operating lease agreements for office space, cell sites, vehicles and office equipment. Future minimum contractual cash obligations for the next five years and in the aggregate as of December 31, 2004, are as follows:

	Payments Due by Period
	Year Ended December 31,
	Total	2005	2006	2007	2008	2009	Thereafter
	(dollars in thousands)
Senior notes	$125,000	$—	$—	$—	$—	$—	$125,000
Purchase obligations	14,000	13,000	1,000	—	—	—	—
Operating leases	36,670	14,022	9,438	4,667	3,391	2,990	2,162

Total	$175,670	$27,022	$10,438	$4,667	$3,391	$2,990	$127,162

        Horizon PCS' total current liabilities were $27.8 million as of December 31, 2004. Cash interest expense is expected to be approximately $14.2 million per year during the term of the notes.

Seasonality

        Horizon PCS' business is subject to seasonality because the wireless telecommunications industry historically has been heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher subscriber additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters.

Inflation

        Horizon PCS believes that inflation has not had and will not have a material adverse effect on its results of operations.

Critical Accounting Policies and Estimates

        Allowance for doubtful accounts.    Estimates are used in determining Horizon PCS' allowance for doubtful accounts receivable, which are based on a percentage of Horizon PCS' accounts receivables by aging category. The percentage is derived by considering Horizon PCS' historical collections and write-off experience, and current aging of Horizon PCS' accounts receivable and credit-quality trends, as well as Sprint's credit policy. A change in the actual write-offs experienced could have a material impact on Horizon PCS' financial statements. The following table provides certain statistics on Horizon PCS' allowance for doubtful accounts receivable:

	Successor Company	Predecessor Company
	Period Ended December 31, 2004	Period Ended September 30, 2004	Period Ended September 30, 2003	Year Ended December 31, 2002
Provision as a % of subscriber revenue	6%	3%	4%	10%
Write-offs, net of recoveries as a % of subscriber revenue	6%	3%	4%	10%
Allowance for doubtful accounts as a % of accounts receivable	9%	8%	8%	11%

        Reliance on the timeliness and accuracy of data received from Sprint PCS.    Horizon PCS places significant reliance on Sprint PCS as a service provider in terms of the timeliness and accuracy of financial and statistical data related to Horizon PCS' subscribers that it receives on a periodic basis from Sprint PCS and uses in the preparation of its financial statements. Horizon PCS makes estimates in terms of cash flow, revenue, cost of service, selling and marketing costs and the adequacy of Horizon PCS' allowance for uncollectible accounts based on this data it receives from Sprint PCS. Horizon PCS obtains assurance as to the accuracy of the data through analytical review and reliance on the service auditor's report on Sprint PCS' internal control processing prepared by Sprint PCS' external service auditor. Inaccurate, incomplete or untimely data from Sprint PCS could have a material adverse effect on Horizon PCS' results of operations and cash flow, as well as on Horizon PCS' ability to report its results.

        Revenue recognition.    Horizon PCS recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. Horizon PCS recognizes service revenue from Horizon PCS' subscribers as they use the service. Horizon PCS pro-rates monthly subscriber revenue over the billing period and record airtime usage in excess of the pre-subscribed usage plan. Horizon PCS' subscribers pay an activation fee when they initiate service. Horizon PCS reduces recorded service revenue for billing adjustments. Effective July 1, 2003, Horizon PCS adopted EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. This EITF guidance addresses accounting for arrangements that involve multiple revenue-generating activities. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units of the arrangement based on their relative fair values. The guidance in EITF 00-21 became effective for revenue arrangements entered into for quarters beginning after June 15, 2003. Horizon PCS elected to apply this guidance prospectively from July 1, 2003. Prior to the adoption of EITF 00-21, under the provisions of SAB No. 101, Horizon PCS accounted for the sale of its handsets and its subsequent service to the customer as a single unit of accounting because Horizon PCS' wireless service is essential to the functionality of its handsets. Accordingly, Horizon PCS deferred all activation fee revenue and its associated direct costs and amortized these revenues and costs over the average life of Horizon PCS' subscribers, which Horizon PCS estimates to be 24 months. Under EITF 00-21 Horizon PCS no longer needs to consider whether customers can use their handsets without Horizon PCS' wireless service provided to them. Because Horizon PCS meets the criteria stipulated in EITF 00-21, the adoption of EITF 00-21 requires it to account for the sale of the handset as a separate unit of accounting from the subsequent service to the customer. With the adoption of EITF 00-21, Horizon PCS now recognizes activation fee revenue generated from its retail stores as equipment revenue. In addition, Horizon PCS recognizes the portion of the direct activation fee costs related to the handsets sold in its retail stores. Subsequent to July 1, 2003, Horizon PCS has continued to apply the provisions of SAB No. 101 and have deferred and amortized activation fee revenue and costs generated by subscribers activated other than through Horizon PCS' retail stores.

        Horizon PCS participates in the Sprint PCS national and regional distribution program in which national retailers such as RadioShack and Best Buy sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint PCS for products and services sold. For industry competitive reasons, Sprint PCS subsidizes the price of these handsets by selling the handsets at a price below cost. Under Horizon PCS' affiliation agreements with Sprint PCS, when a national retailer sells a handset purchased from Sprint PCS to a subscriber in Horizon PCS' territory, Horizon PCS is obligated to reimburse Sprint PCS for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint wireless services under the Sprint and Sprint PCS brands and marks. Horizon PCS does not receive any revenues from the sale of wireless handsets by national retailers. Horizon PCS classifies these Sprint PCS wireless handset subsidy charges as a sales and marketing expense for a wireless handset sale to a new subscriber and classify these subsidies as a cost of service for a wireless handset upgrade to an existing subscriber.

        Horizon PCS recognized approximately $19,000 for the period October 1, 2004 to December 31, 2004, $2,560,000 for the period January 1, 2004 to September 30, 2004, $5,182,000 in 2003 and $2,992,000 in 2002 of both activation fee revenue and customer activation expense, and had deferred approximately $279,000 and $3,749,000 of activation fee revenue and direct customer activation expense as of December 31, 2004 and 2003, respectively. In applying fresh-start reporting, the deferred activation revenue and expense were deemed to have a zero value and were eliminated in the fresh-start adjustments.

        A management fee of 8% of collected PCS revenues from Sprint PCS subscribers based in Horizon PCS' territory is accrued as services are provided, remitted to Sprint PCS and recorded as general and administrative expense. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and roaming services provided to Sprint PCS customers who are not based in Horizon PCS' territory are not subject to the 8% affiliation fee. Expense related to the management fees charged under the agreement was approximately $2,421,000 for the period October 1, 2004 to December 31, 2004, $9,559,000 for the period January 1, 2004 to September 30, 2004, $15,020,000 for the year ended December 31, 2003 and $12,027,000 for the year ended December 31, 2002.

        Impairment of long-lived assets and goodwill.    Horizon PCS accounts for long-lived assets and goodwill in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. At December 31, 2004, Horizon PCS' assets were not deemed to be impaired. Horizon PCS recorded approximately $3.5 million related to accelerated depreciation on an impaired asset for the year ended December 31, 2002. SFAS No. 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets. Horizon PCS recorded a goodwill impairment of $13.2 million during the year ended December 31, 2002.

        Horizon PCS was not in compliance with the loan covenants under its senior secured credit facility as of June 30, 2003. This created the need for an impairment assessment of Horizon PCS' intangible assets and property and equipment as required by SFAS No. 144. Therefore, Horizon PCS projected future undiscounted cash flows and determined they were insufficient to recover the carrying amounts for the intangible assets and property and equipment. This required Horizon PCS to recognize an impairment loss for the excess of carrying value over fair value. To determine fair value, Horizon PCS performed a valuation utilizing a cost approach adjusted for items such as technological and functional obsolescence as appropriate.

        Horizon PCS determined that the carrying value of the intangible assets exceeded the fair value of the assets. As a result, Horizon PCS recorded impairment on the intangible assets of approximately $39.2 million. As a result of the impairment charge, Horizon PCS recorded a tax benefit of $6.0 million due to the reduction of a deferred tax liability related to the intangibles. As of June 30, 2003, net deferred income taxes were zero.

        Additionally, Horizon PCS determined that the fair market value of the property and equipment was less than the carrying value of the assets. As a result, Horizon PCS recorded an impairment on property and equipment of approximately $34.6 million.

        Deferred taxes.    As part of the process of preparing Horizon PCS' consolidated financial statements, Horizon PCS is required to estimate Horizon PCS' taxes in each of the jurisdictions of Horizon PCS' operations. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. Horizon PCS must then assess the likelihood that the deferred tax assets will be received from future taxable income and to the extent recovery is not likely, Horizon PCS must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. To the extent Horizon PCS establishes a valuation allowance or increase this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of operations. As of December 31, 2003 and December 31, 2004, Horizon PCS has recognized a valuation allowance for the full amount of the net deferred tax asset, causing it to be reported with a net balance of zero. See Note 8 in the Notes to Consolidated Financial Statements for the year ended December 31, 2004 included elsewhere in this joint proxy statement-prospectus. Significant management judgment is required in determining Horizon PCS' provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or Horizon PCS adjusts these estimates in future periods, Horizon PCS may need to establish an additional valuation allowance that could materially impact Horizon PCS' financial condition and results of operations. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SOP 90-7, pronouncements required to be implemented within 12 months of adopting fresh-start accounting should be implemented as of the fresh-start date. Thus Horizon PCS adopted SFAS No. 123R. Horizon PCS recorded approximately $641,000 in compensation expense and expect to record $3.3 million in each of 2005 and 2006. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. SFAS No. 123R is discussed further in Note 3 and did not have a material effect on Horizon PCS' consolidated financial statements.

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material impact on the Company's financial position and results of operations.

Quantitative and Qualitative Disclosure About Market Risk

        Horizon PCS does not engage in commodity futures trading activities and do not enter into derivative financial instruments for speculative trading purposes. Horizon PCS also does not engage in transactions in foreign currencies that would expose Horizon PCS to additional market risk. Although in the past Horizon PCS has managed interest rate risk on its outstanding long-term debt through the use of fixed and variable-rate debt and interest rate swaps, Horizon PCS currently have no outstanding swaps.

        In the normal course of business, Horizon PCS' operations are exposed to interest rate risk. Horizon PCS' primary interest rate risk exposure relates to (i) its ability to refinance its fixed-rate notes at maturity at market rates, and (ii) the impact of interest rate movements on its ability to meet interest expense requirements and financial covenants under its debt instruments.

        As of December 31, 2004, Horizon PCS had outstanding borrowings of approximately $125.0 million under its senior notes issued in 2004. The rate of interest on the senior notes is fixed at 11 3/8%. To the extent that Horizon PCS incurs any floating rate financing in the future, Horizon PCS would be exposed to interest rate risk on such indebtedness, as variable interest rates may increase substantially.

Off-Balance Sheet Arrangements

        Other than operating lease commitments discussed in the notes to Horizon PCS' audited consolidated financial statements included elsewhere in this joint proxy statement-prospectus, Horizon PCS has no off-balance sheet arrangements that would have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources.

        As part of Horizon PCS' ongoing business, Horizon PCS does not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities ("SPEs"), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2004, Horizon PCS was not involved in any material unconsolidated SPE transaction.

Directors and Executive Officers

        The following table represents information with respect to Horizon PCS' directors and executive officers.

	Age	Position
William A. McKell	44	Director, President and Chief Executive Officer
Peter M. Holland	39	Director, Chief Financial Officer
Alan G. Morse	45	Chief Operating Officer
Monesa S. Skocik	43	Senior Vice President, Operations
Lawrence J. Askowitz	39	Director
Timothy G. Biltz	46	Director
Anthony Civale	30	Director
Jeffrey W. Jones	43	Director
Robert A. Katz	38	Director

        William A. McKell has served as a director, President and Chief Executive Officer of Horizon PCS since its inception in April 2000 and has served as President, Chief Executive Officer and Chairman of the Board of Horizon Personal Communications since May 1996. Mr. McKell has been President of and a member of the Management Committee of Bright PCS since its formation in September 1999. Mr. McKell served as Vice President of Network Services from January 1996 to April 1996 and Director of Network Services from August 1994 to December 1995 for The Chillicothe Telephone Company, a local telephone company. Mr. McKell was chairman of the board of directors, president and chief executive officer of Horizon PCS at the time Horizon PCS filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

        Peter M. Holland has served as the Chief Financial Officer of Horizon PCS since its inception in April 2000 and has served as the Chief Financial Officer of Horizon Personal Communications since November 1999. Mr. Holland has been a member of the management committee of Bright PCS since its formation in September 1999. He served as Vice President of Finance and Treasurer of Horizon Telcom from November 1999 through September 2004. From May 1996 to December 1999, Mr. Holland was a principal and owner of The Pinnacle Group located in Langley, Washington. Mr. Holland started his career in telecommunications with Ernst & Young's telecommunications consulting group and was a Certified Public Accountant. Mr. Holland was a director and chief financial officer of Horizon PCS at the time Horizon PCS filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

        Alan G. Morse was appointed Chief Operating Officer of the Company on March 1, 2002. Previously, Mr. Morse was chief operating officer of TelePacific Communications, Inc., an integrated telecommunications provider operating in California and Nevada from 2000 to 2001. From 1996 to 2000, he was area vice president for Sprint PCS, where he managed the build-out, launch and operation of Sprint PCS businesses in Cleveland, Cincinnati, Columbus, Indianapolis and Pittsburgh. He has held management positions with Nextel Communications Inc. and Cellular One of Ohio and Michigan. Mr. Morse was chief operating officer of Horizon PCS at the time Horizon PCS filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

        Monesa S. Skocik has served as a Vice President of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since August 1999. Ms. Skocik has over eight years of telecommunications experience. Ms. Skocik is responsible for Horizon PCS' coordination, management and implementation of Sprint PCS' new product launches, compliance monitoring and other corporate customer service functions. Since March 1997, Ms. Skocik has held various positions with Horizon Personal Communications, including Vice President of Customer Operations, Director—Customer Service and Manager—Customer Care. Ms. Skocik was vice president, external affairs of Horizon PCS at the time Horizon PCS filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

        Lawrence J. Askowitz was appointed as a director of Horizon PCS in October 2004 pursuant to Horizon PCS' plan of reorganization. Mr. Askowitz has been a partner at Z Communications Capital, which advises and acquires communication and media technology companies, since April 2005. Mr. Askowitz had previously partnered with Zelnick Media, a private equity firm that acquires and operates media businesses, from April 2004 to April 2005 heading its telecommunication and media technology efforts before forming Z Communications Capital. Prior to joining Zelnick Media, Mr. Askowitz spent over sixteen years as an investment banker for Lazard, Credit Suisse First Boston and Deutsche Bank.

        Timothy G. Biltz was appointed as a director of Horizon PCS in October 2004 pursuant to Horizon PCS' plan of reorganization. Mr. Biltz is Chief Operating Officer and serves on the board of directors of SpectraSite, Inc. Prior to joining SpectraSite in August 1999, Mr. Biltz spent 10 years at Vanguard Cellular Systems, Inc., most recently as Executive Vice President and Chief Operating Officer. He joined Vanguard in 1989 as Vice President of Marketing and Operations and was Executive Vice President and President of U.S. Wireless Operations from November 1996 until May 1998 when he became Chief Operating Officer. Mr. Biltz also serves on the board of directors of one privately held company. SpectraSite, Inc. filed for Chapter 11 protection under the United States bankruptcy laws on November 15, 2002.

        Anthony Civale was appointed as a director of Horizon PCS in October 2004 pursuant to Horizon PCS' plan of reorganization. Mr. Civale is a Principal with Apollo Management, L.P., with which he has been associated since 1999, and which, together with affiliated investment managers, manages the Apollo investment funds, including Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. Mr. Civale also serves on the board of directors of two privately held Apollo portfolio companies.

        Jeffrey W. Jones was appointed as a director of Horizon PCS in October 2004 pursuant to Horizon PCS' plan of reorganization. Mr. Jones currently serves as Senior Vice President and Chief Financial Officer of Vail Resorts, Inc. He joined Vail Resorts, Inc. in September 2003, as Senior Vice President and Chief Financial Officer of Vail Resorts Development Company and served in that capacity until November 18, 2003. From 1999 to September 2003, Mr. Jones served as Executive Vice President and Chief Financial Officer of Clark Retail Enterprises, Inc. in Chicago, Illinois, a privately held multi-unit convenience, food and gasoline retailer. Prior to 1999, Mr. Jones spent a year as Chief Financial Officer and Treasurer of Lids Corporation in Boston, Massachusetts, a specialty retailer. From 1994 to 1998, Mr. Jones held the positions of Vice President and Controller and then Vice President of Finance, Real Estate and Administration for Clark Refining and Marketing, Inc. (now known as Premcor, Inc.) in St. Louis, Missouri. Prior to 1994, Mr. Jones worked in several corporate positions, including Controller, Treasurer and Vice President-Controller, at Dairy Mart Convenience Stores, Inc., a publicly traded company. Clark Retail Group and Clark Retail Enterprises, Inc. filed for Chapter 11 protection under the United States bankruptcy laws on October 14, 2002. Mr. Jones is a member of the American Institute of Certified Public Accountants.

        Robert A. Katz was appointed as a director of Horizon PCS in September 2004 pursuant to Horizon PCS' plan of reorganization. Mr. Katz has been associated with Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P., in various capacities since 1990. Mr. Katz is also a director of Vail Resorts, Inc. and United Agri Products, Inc. Mr. Katz previously served on the board of directors of Horizon PCS from September 2000 until August 15, 2003 the date on which Horizon PCS filed for bankruptcy.

Board of Directors

        There are presently seven members of the board of directors.

        The members of the Board of Directors receive an annual retainer of $15,000. The members of the audit committee receive an additional annual retainer of $20,000. The chairman of the audit committee receives an additional annual retainer of $5,000. Each member of the Board of Directors receives a $1,000 fee for each Board or committee meeting attended (other than the executive committee) whether such person attends in person or telephonically.

        Each nonemployee member of the Board of Directors received options to acquire 8,446 shares of the common stock of Horizon PCS at an exercise price of $17.76 per share. Such options vest at the rate of 16.667% every six months from October 21, 2004 and will become fully vested three years after such date, provided that these options shall fully vest upon a change of control of the Company or as may be otherwise specified in the option agreements which govern the option grant.

Committees of the Board of Directors

        Horizon PCS has an executive committee that, except as prohibited by applicable law or expressly delegated to another committee of the Board, has the right to exercise all of the powers and authority of the Board in the management of Horizon PCS' business and affairs and to address such other matters as the Board may delegate to the executive committee from time to time. The members of the executive committee are Messrs. Civale, Katz and McKell.

        Horizon PCS formed an audit committee in connection with its emergence from bankruptcy. The audit committee is responsible for the appointment and retention of Horizon PCS' independent auditors, as well as oversight of (i) the integrity of Horizon PCS' financial statements, (ii) Horizon PCS' compliance with legal and regulatory requirements, (iii) the independent auditor's qualification and independence and (iv) the performance of Horizon PCS' internal audit function and independent auditors. The members of the audit committee are Messrs. Askowitz, Biltz and Jones, and Mr. Jones serves as the chairman of the audit committee. Horizon PCS' board of directors has determined that Mr. Jones, the chairman of Horizon PCS' audit committee, is an "audit committee financial expert," as defined by the SEC's rules.

        Horizon PCS has a nominating and corporate governance committee that, except as prohibited by applicable law or expressly delegated to another committee of the Board, has the authority to propose to the stockholders or to continuing directors, before any election of directors by stockholders of the filling of any vacancy by the Board, a slate of director candidates equal in number to the vacancies to be filled, develop and recommend to the Board a set of corporate governance principles applicable to Horizon PCS and oversee the evaluation of the Board and management and to address such other matters as the Board may delegate to the nominating and corporate governance committee from time to time. The members of the nominating and corporate governance committee are Messrs. Askowitz,

Civale and Jones, and Mr. Askowitz serves as the chairman of the nominating and corporate governance committee.

        Horizon PCS has a compensation committee that, except as prohibited by applicable law or expressly delegated to another committee of the Board, has the authority to review and approve corporate goals and objectives relevant to the compensation of Horizon PCS' chief executive officer, evaluate the chief executive officer's performance in light of these goals and objectives and, either as a committee or together with the other members of the Board, determine and approve the chief executive officer's compensation level based on this evaluation, make recommendations to the Board with respect to compensation of other executive officers of the company, incentive compensation plans and equity compensation plans, otherwise establish and review the compensation policies and procedures of the company, subject to approval by the Board, and make recommendations to the Board in connection therewith and to address such other matters as the Board may delegate to the compensation committee from time to time. The members of the compensation committee are Messrs. Biltz, Civale and Katz, and Mr. Katz serves as the chairman of the compensation committee.

Limitation on Liability and Indemnification

        Horizon PCS' certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Horizon PCS' certificate of incorporation provides that it shall indemnify its directors and executive officers and may indemnify Horizon PCS' other officers and employees and agents and other agents to the fullest extent permitted by law. Horizon PCS' certificate of incorporation also permits it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of actions in his or her official capacity. Horizon PCS has directors' and officers' insurance providing indemnification for certain of its directors, officers and employees for these types of liabilities. Horizon PCS believes that these provisions and the insurance are necessary to attract and retain qualified directors and officers.

Code of Ethics

        Horizon PCS recently emerged from bankruptcy and in connection therewith reconfigured its board of directors. While the new board is committed to ethical conduct, it has not yet addressed the issue of a formal code of ethics.

Executive Compensation

        The following table presents summary information with respect to the compensation paid to Horizon PCS' Chief Executive Officer and Horizon PCS' three other highest paid executive officers and one former executive officer whose salary and bonus exceeded $100,000 during the year ended December 31, 2004.

	Annual Compensation			Long-Term Compensation Securities Underlying Options(#)
Name and Principal Position					All Other Compensation($)
	Year	Salary($)	Bonus($)
William A. McKell Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$224,863 213,150 207,500	$237,264 124,479 50,103	197,340 — —	$19,581 20,451 13,075	(1) (2) (3)
Peter M. Holland Chief Financial Officer	2004 2003 2002	$197,380 186,507 181,562	178,671 97,170 43,819	148,005 — —	$16,039 12,514 12,676	(4) (5) (6)
Alan G. Morse Chief Operating Officer	2004 2003 2002	$190,775 182,700 150,000	$174,174 95,187 36,627	100,000 — 200,000	$630 6,600 10,193	(7) (8) (9)
Monesa S. Skocik Vice President, External Affairs	2004 2003 2002	$136,164 133,219 129,688	$83,246 44,216 33,113	59,202 — —	$13,820 13,455 11,171	(10) (11) (12)
Joseph J. Watson(13) Vice President, Sales and Marketing	2004 2003 2002	$119,213 133,219 129,688	$44,684 41,362 29,535	— — —	$103,601 15,516 10,190	(14) (15) (16)

(1)
Includes a yearly car allowance of $10,877, other pension of $4,262, life insurance premiums of $400, and a 401(k) contribution of $4,042.

(2)
Includes a yearly car allowance of $11,946, other pension of $4,828, life insurance premiums of $401, and a 401(k) contribution of $3,276.

(3)
Includes a yearly car allowance of $9,368, and a 401(k) contribution of $3,707.

(4)
Includes a yearly car allowance of $9,729, life insurance premiums of $378, and a 401(k) contribution of $5,932.

(5)
Includes a yearly car allowance of $7,464 life insurance premiums of $378, and a 401(k) contribution of $4,672.

(6)
Includes a yearly car allowance of $8,103 and a 401(k) contribution of $4,573.

(7)
Includes life insurance premiums of $630.

(8)
Includes a yearly car allowance of $6,114 and life insurance premiums of $486.

(9)
Includes a yearly car allowance of $6,443 and a 401(k) contribution of $3,750.

(10)
Includes a yearly car allowance of $7,086, other pension of $2,154, life insurance premiums of $418, and a 401(k) contribution of $4,162.

(11)
Includes a yearly car allowance of $6,969, other pension of $1,999, life insurance premiums of $418, and a 401(k) contribution of $4,069.

(12)
Includes a yearly car allowance of $7,211 and a 401(k) contribution of $3,960.

(13)
Mr. Watson terminated employment with the Company in October, 2004.

(14)
Includes a yearly car allowance of $12,259, other pension of $2,529, and severance of $88,813.

(15)
Includes a yearly car allowance of $10,141, other pension of $2,738, life insurance premiums of $374, and a 401(k) contribution of $2,263.

(16)
Includes a yearly car allowance of $7,298, other pension of $1,634, life insurance premiums of $415, and a 401(k) contribution of $843.

        Grant of Options.    During 2004, the Board of Directors granted options to executive officers. Horizon PCS has not granted any stock appreciation rights (SARs). The following table sets forth information regarding the grants of options in 2004:

	Number of Securities Underlying Options/SARs Granted(#)	% of Total Options/SARs Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Appreciation for Option Term
Name			Exercise Price ($/Sh)	Expiration Date
					5%($)	10%($)
William A. McKell	197,340	26.8%	17.76	10/21/2014	$111,004	$283,183
Peter M. Holland	148,005	20.1	17.76	10/21/2014	83,253	212,387
Alan G. Morse	100,000	13.6	17.76	10/21/2014	56,250	143,500
Monesa S. Skocik	59,202	8.0	17.76	10/21/2014	33,301	89,955
Joseph J. Watson	—	—	—	—

Stock Option Plans

        In connection with the Reorganization, Horizon PCS adopted the 2004 Stock Incentive Plan which reserved 986,702 shares for issuance to officers, directors and key employees. Horizon PCS expects that these shares will be issued pursuant to the exercise of stock options.

        The following table sets forth information concerning stock option exercises in fiscal 2004, and the number and value of unexercised options held on December 31, 2004, by each of Horizon PCS' named executive officers.

Aggregated Option Exercises in Fiscal Year 2004
Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options At Year End(#)		Value of Unexercised In-The-Money Options At Year End($)
	Exercisable	Unexercisable	Exercisable	Unexercisable(1)
William A. McKell	0	197,340	0	$1,280,737
Peter M. Holland	0	148,005	0	960,552
Alan G. Morse	0	100,000	0	649,000
Monesa S. Skocik	0	59,202	0	384,221
Joseph J. Watson	—	—	—	—

(1)
Based on a closing bid price per share of $24.25 as quoted in the pink sheets on December 30, 2004.

Employment Agreements

        In connection with Horizon PCS' emergence from Chapter 11 proceedings, Horizon PCS entered into employment agreements with Mr. McKell, Mr. Holland, Mr. Morse and Ms. Skocik. The employment agreements provide for an annual base salary of $260,000 to Mr. McKell, $230,000 to Mr. Holland, $215,000 to Mr. Morse and $145,000 to Ms. Skocik. In addition to their base salary, each of these executives is eligible to receive an annual bonus up to 40% of his or her base salary and is eligible to participate in Horizon PCS' employee benefit plans. Each of these employment agreements, except with respect to Mr. Morse, has a term of three years, commencing on October 1, 2004, and automatically renews for additional one-year terms unless either party gives written notice of non-renewal at least 9 months prior to the expiration for each term. Mr. Morse's employment agreement commenced on October 1, 2004 and the term ends on December 31, 2005. Mr. Morse's employment agreement does not automatically renew. In addition, under certain circumstances specified in Mr. Morse's employment agreement, Mr. Morse may be entitled to a retention bonus equal to the amount of $161,250.

        The employment agreements provide that the employment of Mr. McKell, Mr. Holland, Mr. Morse or Ms. Skocik may be terminated with or without cause, as defined in the agreements. If Mr. McKell, Mr. Holland or Ms. Skocik is terminated without cause, each executive is entitled to receive continuing payments of base salary for 21 months for Mr. McKell, 18 months for Mr. Holland, and 12 months for Ms. Skocik. In the case of Mr. McKell, this is increased to 33 months if the termination occurs within 6 months after a change in control of the company. In the case of Mr. Holland, this is increased to 27 months if the termination occurs within 6 months after a change in control of the company. If Mr. Morse is terminated without cause, he is entitled to receive continuing payments of 1.5 times his base salary as in effect on June 15, 2003 for 18 months. In addition, in the event of termination due to death or disability, each executive or the executive's estate will receive continuing payments of base salary for 12 months after termination plus a lump sum payment equal to a target incentive bonus pro-rated for the years of termination, and will pay the executive's COBRA premium payments for the shorter of 12 months or the period of his or her eligibility under COBRA. Under the employment agreements, each executive has agreed to a restriction on their present and future employment. Each of Mr. McKell, Mr. Holland and Ms. Skocik have agreed not to compete in any business that competes with any aspect of Horizon PCS' business either directly or indirectly while employed by Horizon PCS and for a period of 12 months after termination of employment. Mr. Morse has agreed not to compete in any business that competes with any aspect of Horizon PCS' business either directly or indirectly while employed by Horizon PCS and for a period of 3 months after termination of employment.

Compensation Committee Interlocks and Insider Participation

        Prior to October 2004, Horizon PCS' entire board of directors determined executive compensation. In October 2004, the board of directors established a compensation committee and appointed Messrs. Biltz, Civale and Katz to serve on the committee, and Mr. Katz serves as the chairman of the compensation committee. None of Horizon PCS' executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Horizon PCS' board of directors or compensation committee.

Horizon PCS Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding the beneficial ownership of Horizon PCS' voting securities, as of March 29, 2005 by:

  •
  each person who, to Horizon PCS' knowledge, is the beneficial owner of 5% or more of a class of Horizon PCS' outstanding common stock;

  •
  each of Horizon PCS' directors;

  •
  each of the named executive officers; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to the common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

	Beneficial Ownership of Common Stock
Name and Address(1)
	Number	Percent
Apollo Management IV, L.P.(2)	3,438,644	38.2%
Silver Point Capital, L.P.(6)	770,147	8.5%
William A. McKell(3)	32,897	*
Peter M. Holland(3)	24,672	*
Alan G. Morse(3)	16,670	*
Monesa S. Skocik(3)	9,869	*
Lawrence Askowitz(3)	1,408	*
Timothy G. Biltz(3)	1,408	*
Anthony Civale(3)(4)	1,408	*
Jeffrey W. Jones(3)	1,408	*
Robert A. Katz(3)(4)	1,408	*
All Executive Officers and Directors as a Group (9 persons)(4)(5)	91,148	*

*
Less than one percent.

(1)
The address for Apollo Management IV, L.P. is set forth in footnote (2). The address for Silver Point Capital, L.P. is set forth in footnote (6). The address for all executive officers and directors is 68 Main Street, Chillicothe, Ohio, 45601-0480.

(2)
Includes 3,256,401 shares of common stock beneficially owned by Apollo Investment Fund IV, L.P., and 182,243 shares of common stock beneficially owned by Apollo Overseas Partners IV, L.P. (collectively, the "Apollo Funds"). Apollo Management IV, L.P. manages the Apollo Funds. The managing general partner of the Apollo Funds is Apollo Advisors, a Delaware limited partnership, the general partner of which is Apollo Capital Management, Inc., a Delaware corporation. The address for the Apollo Funds is Two Manhattanville Road, Purchase, New York 10577. These shares are subject to a support agreement see, "The Merger Agreement, Related Agreements and Other Documents—Support Agreements" beginning at page 96. These shares are subject to a registration rights agreement described at "Certain Relationships and Transactions—Common Stock Registration Rights Agreement."

(3)
Reflects shares of common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days from March 29, 2005.

(4)
Does not include shares held by the Apollo Funds. Mr. Civale, a director of Horizon PCS and investment principal with Apollo Management, L.P., disclaims beneficial ownership of the securities held by the Apollo Funds. Mr. Katz, a director of Horizon PCS, has been associated with Apollo Management, L.P. in various capacities since 1990 and disclaims beneficial ownership of the securities held by the Apollo Funds.

(5)
Includes 91,148 shares of common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days from March 29, 2005.

(6)
Silver Point Capital Offshore Fund, Ltd. and Silver Point Capital Fund, L.P. are each affiliates of Silver Point Capital, L.P. Of the 770,147 shares, 517,363 shares are held by Silver Point Capital Offshore Fund, Ltd. and 252,784 shares are held by Silver Point Capital Fund, L.P. Silver Point Capital, L.P. is headquartered at 2 Greenwich Plaza, Greenwich, Connecticut 06830. These shares are subject to a support agreement see, "The Merger Agreement, Related Agreements and Other Documents—Support Agreements" beginning at page 96.

Certain Relationships and Related Party Transactions

Service Agreement

        Horizon Personal Communications, one of Horizon PCS' operating subsidiaries, has entered into a service agreement with Horizon Services, Inc. and a separate services agreement with Horizon Technology, Inc. Horizon Services and Horizon Technology are both wholly owned subsidiaries of Horizon Telcom, Inc., Horizon PCS' largest stockholder prior to the Reorganization. Thomas McKell, a former director and the father of Horizon PCS' CEO, is the President and a director and stockholder of Horizon Telcom. Peter Holland, Horizon PCS' Chief Financial Officer and director, served as Vice President of Finance and Treasurer of Horizon Telcom from November 1999 to October 2004. Prior to the effective date of Horizon PCS' plan of reorganization on October 1, 2004, Horizon Telcom was the majority stockholder of Horizon PCS, Inc.

        Horizon Services provides services to Horizon Personal Communications and Bright PCS including insurance functions, accounting services, computer access and other customer relations, human resources, and other administrative services that Horizon PCS would otherwise be required to undertake on its own. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. Horizon PCS has the right to terminate each agreement during its term by providing 90 days' written notice to Horizon Services. Horizon Services may terminate the agreement prior to its expiration date only in the event that Horizon PCS breaches its obligations under the services agreement and it does not cure the breach within 90 days after Horizon PCS receives written notice of breach from Horizon Services. Horizon Services is entitled to the following compensation from Horizon PCS for services provided:

  •
  direct labor charges at cost; and

  •
  expenses and costs that are directly attributable to the activities covered by the agreement on a direct allocation basis.

        The agreement provides that Horizon Services' obligations do not relieve Horizon PCS of any of its rights and obligations to Horizon PCS' subscribers and to regulatory authorities having jurisdiction over them. Horizon Services received compensation from Horizon PCS of approximately $4.6 million, $5.4 million and $5.2 million in the years ending December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004, Horizon PCS had a payable to Horizon Services of approximately $450,000. Horizon PCS has initiated a process to seek competing proposals from other service providers for most of these services and intend to explore modifications of this agreement with Horizon Services.

Office Lease

        Horizon PCS leases its principal office space and the space for certain equipment from The Chillicothe Telephone Company, a former affiliate of Horizon PCS prior to Horizon PCS' emergence from bankruptcy and a wholly-owned subsidiary of Horizon Telcom. Under the lease, Horizon PCS paid The Chillicothe Telephone Company $120,000 per year in 2004, 2003 and in 2002. Horizon PCS believes the lease was made on terms no less favorable to it than would have been obtained from a non-affiliated third party. The lease term expires in May 2007.

Common Stock Registration Rights Agreement

        In connection with the Horizon PCS' reorganization, the Apollo Funds became beneficial owners of approximately 38% of the outstanding common stock of Horizon PCS. Accordingly, Horizon PCS entered into a registration rights agreement with the Apollo Funds dated as of October 1, 2004. The following summary of Horizon PCS' common stock registration rights agreement describes some of the more important provisions therein.

        Under the terms of the agreement, the Apollo Funds has the following rights to require Horizon PCS to file a registration statement for the resale of its common stock:

  •
  Demand registration rights:    Any time after October 1, 2004, the Apollo Funds may request Horizon PCS to file a registration statement and to maintain the effectiveness of the registration statement for at least 90 days or until the registered securities are sold. the Apollo Funds may require Horizon PCS to file up to a total of four such registration statements.

  •
  Piggy-back registration rights:    If Horizon PCS files a registration statement (other than on Form S-4 or S-8) to sell Horizon PCS' common stock, the Apollo Funds may require Horizon PCS to include their shares in that registration statement.

  •
  Shelf registration rights:    At any time, subsequent to Horizon PCS' initial public offering of Horizon PCS' common stock, that it is eligible to file a registration statement on Form S-3 (or any replacement form) for the resale of the Apollo Funds' shares, the Apollo Funds may require Horizon PCS to file a shelf registration statement for such resale and maintain its effectiveness for at least 90 days, provided that the reasonably anticipated gross proceeds of the sale are at least $1.0 million.

        In the case of a demand registration, subject to Horizon PCS' right to postpone the registration discussed below, Horizon PCS has a period of 75 days after the demand to file the registration statement with the SEC, and 60 days thereafter (120 days if the SEC reviews it), to have it declared effective. If Horizon PCS fails to meet these deadlines, it must pay liquidated damages at a rate of $100,000 for every 30 days after such failure (pro rata for partial months). Similar penalties apply if there is a lapse in the effectiveness of a demand registration statement during the ninety day period Horizon PCS is required to keep it effective, subject to its ability to postpone filing an amendment or supplement discussed below.

        Horizon PCS has the right to postpone by not more than 60 days a demand registration, or the filing of an amendment or supplement thereto, if it determines that the filing of the registration statement, amendment or supplement would, in Horizon PCS' reasonable judgment, be seriously detrimental to it or otherwise materially adversely impact a disposition, financing, acquisition, merger, or other material transaction; provided that this right may not be exercised more than once in any 12 month period. With respect to any underwritten demand registration, a majority in interest of the selling shareholders have the right to select the managing underwriter to administer the offering, provided that the underwriter is reasonably acceptable to Horizon PCS.

        In connection with any registration of Horizon PCS' common stock pursuant to the registration rights agreement, Horizon PCS has agreed, subject to certain exceptions, not to file a registration statement for the sale of its securities prior to 180 days from the date of the effectiveness of the registration statement in the case of an underwritten registration or 90 days in the case of a non-underwritten registration.

        Horizon PCS will pay all customary costs and expenses associated with each registration, including for each registration statement prepared, the reasonable fees and expenses of one counsel for the holders (such fees and expenses of counsel not to exceed $50,000 in the aggregate). Holders of Horizon PCS' common stock will pay underwriting discounts, commissions and applicable transfer taxes, if any, on any shares sold by them.

        Horizon PCS' obligation under the registration rights agreement to register common stock for sale under the Securities Act shall terminate on the earliest to occur of the date on which all shares of common stock held by the holders party to such agreement (a) have been distributed to the public pursuant to an offering registered under the Securities Act, (b) have been sold to the public through a broker, dealer or market-maker in compliance with Rule 144 under the Securities Act, (c) may be sold or transferred pursuant to Rule 144 under the Securities Act without volume or manner of sale restrictions or (d) cease to be outstanding.

        Each holder of common stock who is a party to the registration rights agreement may assign its rights under the registration rights agreement to a third party.

DESCRIPTION OF CAPITAL STOCK

General

        The following table summarizes Horizon PCS' capital stock as of March 29, 2005:

	Number of Shares
Capital Stock
	Authorized	Outstanding
Preferred stock	10,000,000	—
Common stock	25,000,000	9,013,317
Total

        The following summarizes all of the material terms and provisions of Horizon PCS' capital stock.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights.

        Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive dividends out of assets legally available therefore as may be declared by the board of directors. If Horizon PCS liquidates, dissolves or winds up, the holders of shares of common stock are entitled to share ratably in proportion to the number of shares of common stock held in the assets which are legally available for distribution, if any, remaining after the payment or provisions for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

        For a description of a registration rights agreement which affects a large portion of Horizon PCS' outstanding common stock, see "Information About Horizon—Certain Relationships and Related Party Transactions—Common Stock Registration Rights Agreement" on page 216.

Preferred Stock

        Under Horizon PCS' certificate of incorporation, the board of directors is authorized, subject to limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of ten million additional shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by Horizon PCS' board of directors without approval from the stockholders. These rights, designations and preferences include:

  •
  number of shares to be issued;

  •
  dividend rights;

  •
  dividend rates;

  •
  right to convert the preferred shares into a different type of security;

  •
  voting rights attributable to the preferred shares;

  •
  right to set aside a certain amount of assets for payment relating to the preferred shares; and

  •
  prices to be paid upon redemption of the preferred shares or a bankruptcy type event.

        If Horizon PCS' board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of Horizon PCS which could have a depressive effect on the market price of Horizon PCS' common stock. This is because the terms could make it prohibitively expensive for any unwanted third party to make a bid for Horizon PCS' shares. In addition, the issue of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that they will receive dividend payments and payments upon liquidation. Horizon PCS has no present plans to issue any shares of preferred stock.

AFFILIATION AGREEMENTS WITH SPRINT PCS

        Each Sprint PCS Affiliate enters into the following four major affiliation agreements with Sprint PCS:

  •
  a management agreement;

  •
  a services agreement; and

  •
  two trademark and service mark license agreements with different Sprint entities.

        iPCS' affiliation agreements with Sprint PCS consist of a set of the foregoing agreements between iPCS Wireless and Sprint PCS. Horizon PCS' affiliation agreements with Sprint PCS consist of two sets of the foregoing agreements, one between Horizon Personal Communications and Sprint PCS and one between Bright Personal Communications and Sprint PCS. Except as described herein, the material terms of each set of affiliation agreements with Sprint PCS are substantially the same.

        Under their affiliation agreements with Sprint PCS, each of iPCS and Horizon PCS has the exclusive right to provide wireless mobility communications services using the 1900 MHz frequency range under the Sprint brand name in its respective territories. Sprint PCS holds the spectrum licenses. The affiliation agreements with Sprint PCS require each of iPCS and Horizon PCS to interface with the Sprint PCS network by building its network to operate on the 10, 20 or 30 MHz wireless personal communications services frequencies licensed to Sprint in the 1900 MHz range.

        The following is a description of the material terms and provisions of iPCS' and Horizon PCS' respective affiliation agreements with Sprint PCS.

        The management agreements.    Under the management agreements with Sprint PCS, each of iPCS and Horizon PCS has agreed to:

  •
  own, construct and manage a wireless personal communications services network in its territory in compliance with FCC license requirements and other technical requirements contained in the management agreements;

  •
  distribute Sprint PCS products and services;

  •
  use Sprint PCS' and its own distribution channels in its territory;

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  conduct advertising and promotion activities in its territory; and

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  manage that portion of the wireless subscriber base assigned to its territory.

        Sprint PCS has the right to monitor the wireless personal communications services network operations of iPCS and Horizon PCS and the right to access their respective portions of the wireless network of Sprint PCS, including the right to test and monitor any of their facilities and equipment.

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  Exclusivity.    Each of iPCS and Horizon PCS is designated as the only person or entity that is a manager or operator for Sprint PCS in its territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network using the 1900 MHz frequency range in iPCS' and Horizon PCS' territory while their respective management agreements are in place and no event has occurred that would permit such agreements to terminate. Sprint PCS is permitted to make national sales to companies in the covered territories and to permit resale of the Sprint PCS products and services in such territories. The pending merger between Sprint and Nextel and the operation of the combined companies after the merger may result in a breach of the exclusivity provisions, among others.

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  Network build-out.    The management agreements specify the terms of the Sprint PCS affiliation, including the required network build-out plan. iPCS and Horizon PCS have agreed to cover a specified percentage of the population within each of the markets that comprise its territory by specified dates. Sprint PCS has notified iPCS that, based on the information iPCS has provided to Sprint PCS, as of March 26, 2004, iPCS has completed the required build-out of its network, including those aspects of the build-out that were not required to be completed until a future date, and it is in compliance with all applicable build-out requirements. Horizon PCS believes that it is in compliance with all applicable build-out requirements for its network. If Sprint PCS decides to expand iPCS' or Horizon PCS' territory, Sprint PCS must provide such company with written notice of the proposed expansion and such company has 90 days to determine whether it will build-out the proposed area. If such company does not exercise this right, then Sprint PCS may build-out the coverage itself, or it may allow another Sprint PCS Affiliate or another third party to do so on terms and conditions that are no more favorable than those that were offered to and rejected by such company. Sprint PCS has the right, in new coverage that it constructs, or that is constructed by another Sprint PCS Affiliate or another third party, to manage the network or hire another Sprint PCS Affiliate to manage the network in the new coverage. iPCS and Horizon PCS may choose to build-out additional coverage in its territory that is not required by Sprint PCS; provided, however, that it may not elect to build-out additional coverage for areas with respect to which it previously declined to build.

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  Products and services.    The respective management agreements identify the products and services that iPCS and Horizon PCS can offer in their respective territories. These services include, but are not limited to, PCS consumer and business products and services from Sprint PCS available as of the date of the agreement, or as modified by Sprint PCS. Sprint PCS will use commercially reasonable efforts to provide adequate quantities of any equipment necessary for each of iPCS and Horizon PCS to offer, sell, promote and support the Sprint PCS products and services. Each of iPCS and Horizon PCS is allowed to sell wireless products and services that are not Sprint PCS products and services if the offer of those additional products and services does not violate such party's obligations under its affiliation agreements with Sprint PCS, cause distribution channel conflicts, materially impede the development of the Sprint PCS network, cause consumer confusion with Sprint's PCS products and services or violate the trademark license agreements. iPCS and Horizon PCS must provide Sprint PCS with notice that it intends to offer such products or services and Sprint PCS may object if it believes that such products or services are confusingly similar to Sprint PCS products or services, or if Sprint PCS plans to introduce such products or services as Sprint PCS products or services within the following six months. iPCS and Horizon PCS may also cross-sell services such as specified types of long distance service, Internet access, handsets and prepaid phone cards with Sprint and other Sprint PCS Affiliates. If iPCS or Horizon PCS decides to use third parties to provide these services, it must give Sprint PCS an opportunity to provide the services on the same terms and conditions. Neither iPCS nor Horizon PCS can offer traditional telephone services based on wireless technology specifically designed for the competitive local exchange market in areas where Sprint owns the local telephone company unless such party names the Sprint-owned local telephone company as the exclusive distributor or Sprint PCS approves the terms and conditions.

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  National sales programs.    Each of iPCS and Horizon PCS is required to participate in the Sprint PCS wireless sales programs for sales to Sprint PCS' corporate accounts and will pay the expenses and receive the compensation from Sprint PCS relative to sales to customers of those accounts located in its territory. iPCS and Horizon PCS are also required to use Sprint's long distance service for calls made from within designated portions of its territory to areas outside those designated portions and to connect its network to the national platforms Sprint PCS uses to provide services under the management agreements and services agreements. Sprint PCS will purchase such long distance service from Sprint Corporation on behalf of iPCS and Horizon PCS at a price and terms at least as favorable to Sprint PCS as the best prices and terms Sprint Corporation offers to any similarly situated wholesaler. However, iPCS and Horizon PCS may purchase private line capacity for call routing directly from Sprint Corporation, if it can obtain more favorable terms, and Sprint Corporation has agreed to provide such party with such capacity at the best price offered to similarly situated third parties. Under the management agreements, each of iPCS and Horizon PCS is prohibited from reselling long distance service to other carriers; however, it may (1) transport long distance calls for customers, (2) transport long distance calls for resellers when such resale is subject to FCC mandate or when Sprint chooses to make such resale available, or (3) transport long distance calls for purposes of roaming.

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  Service pricing.    iPCS and Horizon PCS are required to offer PCS subscriber pricing plans from Sprint PCS designated for regional or national offerings, including "Fair & Flexible" plans, "Free & Clear" plans and "PCS Vision" plans. Each of iPCS and Horizon PCS is permitted to establish its own local price plans for PCS products and services offered only in its territory, subject to Sprint PCS' approval.

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  Roaming and fees.    Each of iPCS and Horizon PCS is entitled to receive a weekly fee from Sprint PCS equal to 92% of net "billed revenues" related to subscriber activity less applicable write-offs, net of deposits applied and net of recoveries. Sprint PCS determines the write-offs for any given time period. Outbound non-Sprint PCS roaming billed to subscribers based in iPCS' or Horizon PCS' territory, proceeds from the sales of handsets and accessories, amounts collected with respect to taxes and surcharges for enhanced 911 and WLNP and universal service fund charges are not considered "billed revenues." Billed revenues generally include all other subscriber account activity for Sprint PCS products and services in iPCS' or Horizon PCS' territory, which includes such activities billed to, attributed to or otherwise reflected in subscribers' accounts. Each of iPCS and Horizon PCS is generally entitled to 100% of the proceeds from customers for equipment and accessories sold and 81.36% of fees for enhanced 911 attributable to subscribers based in its respective markets, less applicable write-offs. Each of iPCS and Horizon PCS also is entitled to 100% of the universal service funds from the Universal Service Administrative Company associated with subscribers in their respective markets.

    Many Sprint PCS wireless subscribers purchase bundled pricing plans that allow roaming anywhere on the Sprint PCS network without incremental PCS roaming charges. However, each of iPCS and Horizon PCS will earn Sprint PCS roaming revenue for every minute that a Sprint PCS wireless subscriber from outside its respective territory enters such territory and uses its services, which is offset against amounts such party owes as expenses for every minute that its subscribers use services outside its territory. The analog roaming rate for use on a non-Sprint PCS provider's network is set under Sprint PCS' third party roaming agreements. The reciprocal roaming rate for voice subscribers who roam into the other party's or another Sprint PCS Affiliate's network is fixed through December 31, 2006 at $0.058 per minute, plus the actual long distance charges incurred. Beginning on January 1, 2007, the reciprocal roaming rate will change annually to equal 90% of Sprint PCS' retail yield for voice usage from the prior year. Sprint PCS' retail yield for voice usage is defined as Sprint PCS' average revenue per user for voice services divided by the average minutes of use per user. With respect to several of Horizon PCS' markets in western Pennsylvania and eastern Pennsylvania, Horizon PCS receives the benefit of a special reciprocal rate for voice subscribers of $0.10 per minute. This special rate will terminate, with respect to each of these two sets of markets, on the earlier of December 31, 2011 or the first day of the calendar month which follows the first calendar quarter during which Horizon PCS achieves a subscriber penetration rate of at least 7% of its covered POPs.

    In addition to the reciprocal per minute fee for the Sprint PCS roaming discussed above, iPCS and Horizon PCS also recognize roaming revenue and expense related to data usage from PCS Vision services, known as "3G data," when wireless subscribers are using such services outside of their home territory. iPCS and Horizon PCS recognize revenue when a wireless subscriber based outside of its markets uses PCS Vision data services on its network and iPCS and Horizon PCS recognize expense when its subscribers use such services on the Sprint PCS network or network of another Sprint PCS Affiliate outside of its markets. The reciprocal rate for this service is $0.0020 per kilobyte through December 31, 2006. Beginning on January 1, 2007, the rate for this service will change annually to equal 90% of Sprint PCS' retail yield for 3G data usage from the prior calendar year; provided that such amount will not be less than iPCS' or Horizon PCS' (as applicable) network costs (including a reasonable return using such company's weighted average cost of capital applied against its net investment in its service area network) to provide such services. Sprint PCS' retail yield for 3G data usage is defined as Sprint PCS' average revenue per user for 3G data usage divided by the average kilobytes of use per user.

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  Vendor purchase agreements.    iPCS and Horizon PCS may participate in discounted volume-based pricing on wireless-related products and warranties Sprint PCS receives from its vendors. Sprint PCS will use commercially reasonable efforts to obtain for iPCS and Horizon PCS the same prices as Sprint PCS receives from its vendors.

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  Advertising and promotions.    Sprint PCS uses national television, radio, print, outdoor and other advertising campaigns to promote its products. iPCS and Horizon PCS benefit from the national advertising. In addition to Sprint PCS's national advertising campaigns, each of iPCS and Horizon PCS advertises and promotes Sprint PCS products and services on a local level in its markets at its cost. Each of iPCS and Horizon PCS has the right to use any promotion or advertising materials developed by Sprint PCS and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements and incremental printing costs. Sprint PCS also runs numerous promotional campaigns that provide subscribers with benefits such as additional features at the same rate or free minutes of use for limited time periods. Each of iPCS and Horizon PCS generally offers these promotional campaigns to potential subscribers in its territory.

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  Resale of products and services.    Sprint PCS may choose to offer a resale product under which third party resellers will resell Sprint PCS products and services under brand names other than "Sprint PCS." The management agreements provide that iPCS and Horizon PCS will participate in all resale arrangements between Sprint PCS and resellers that are entered into, renewed or extended by Sprint PCS prior to December 31, 2006, provided the terms and conditions of such resale arrangement are at least as favorable to iPCS and Horizon PCS as the terms and conditions of the resale arrangement between AT&T and Sprint PCS. Additionally, iPCS' obligation to participate in such a resale arrangement is subject to a minimum pricing floor for voice minutes of use. With respect to resale arrangements entered into prior to April 1, 2004, each of iPCS and Horizon PCS will be paid the reciprocal roaming rate for voice and data usage of the Sprint PCS network in its territory by customers of such resellers, which rates are fixed until December 31, 2006 at $0.058 per minute and $0.0020 per kilobyte, respectively. With respect to all resale arrangements entered into, renewed or extended by Sprint PCS between April 1, 2004 and December 31, 2006, each of iPCS and Horizon PCS will receive the amount of fees collected by Sprint PCS from such resellers on a pass-through basis as payment for the use of the Sprint PCS network in its territory by customers of such resellers. iPCS and Horizon PCS may elect to discontinue participation in any resale arrangement on the later to occur of (1) December 31, 2006, and (2) expiration of the then remaining term of such resale arrangement, giving effect to any renewals or extensions occurring prior to December 31, 2006. For purposes of determining renewals and extensions of resale arrangements, if an arrangement does not expressly state an initial term, then the arrangement will be deemed to have a five-year initial term, and if an arrangement states an initial term in excess of ten years, then the arrangement shall be deemed to have a ten-year initial term.

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  Program requirements.    iPCS and Horizon PCS must comply with the Sprint PCS program requirements for technical standards, customer service standards, roaming coverage and national and regional distribution and national accounts programs. Some of the technical standards relate to network up-time, dropped calls, blocked call attempts and call origination and termination failures. The management agreements provide that Sprint PCS can change the program requirements at its discretion and iPCS and Horizon PCS must implement such changes within a commercially reasonable period of time; provided, however, that either company can decline to implement certain changes that it determines will meet certain parameters. Each of iPCS and Horizon PCS can decline to implement a "capital" program requirement change, defined as change that would require it to make a capital expenditure that is greater than 5% of its capital budget, if such change would either (i) have a negative net present value applying a five-year discounted cash flow model or (ii) cause such company's combined peak negative cash flow to be an amount greater then 3% of its "enterprise value" (defined as the combined book value of its outstanding debt and equity less cash) when considered individually, or an amount greater than 5% of such company's enterprise value when combined with all other program requirement changes within the prior twelve months. Additionally, each of iPCS and Horizon PCS can decline to implement a "non-capital" program requirement change, defined as a change that would not require such company to make a capital expenditure in excess of 5% of its capital budget, if such change would either (i) cause such company's combined peak negative cash flow to be an amount greater than 3% of its "enterprise value" when considered individually, or an amount greater than 5% of such company's enterprise value when combined with all other program requirement changes within the prior twelve months or (ii) cause a decrease in such company's forecasted five-year discounted cash flow of more than 3% on a combined net present value basis when considered individually, or more than 5% on a combined net present value basis when combined with all other program requirement changes within the prior twelve months. Notwithstanding the foregoing, each of iPCS and Horizon PCS is required to implement certain program requirement changes, regardless of whether it determines that such changes will exceed any of the above referenced parameters. Each of iPCS and Horizon PCS must implement a capital program requirement change if the capital requirement associated with such change is necessary to comply with the network performance standards required under its management agreement. Additionally, each of iPCS and Horizon PCS must implement any program requirement change if the change relates to a pricing plan or a roaming program and Sprint PCS reasonably determines that the change must be implemented immediately to respond to competitive market forces. Finally, Sprint PCS may require iPCS or Horizon PCS to implement any program requirement change if Sprint PCS compensates it the amount necessary to prevent such party from exceeding all of the applicable above-referenced parameters.

  •
  Non-competition.    iPCS and Horizon PCS may not offer Sprint PCS products and services outside their respective territories without the prior written approval of Sprint PCS. Within their respective territories, iPCS and Horizon PCS may offer, market or promote telecommunications products and services only under the Sprint PCS brand, their own brands, brands of their related parties or other products and services approved under their respective management agreements, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent iPCS and Horizon PCS have obtained or will obtain licenses to provide wireless personal communications services outside their respective territories, they may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS. Additionally, if subscribers in iPCS' and Horizon PCS' respective markets travel to other geographic areas, iPCS or Horizon PCS, as applicable, must route those subscribers' incoming and outgoing calls according to Sprint PCS' roaming and inter-service area requirements, without regard to any wireless networks that iPCS or Horizon PCS or their respective affiliates operate.

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  Inability to use non-Sprint brand.    iPCS and Horizon PCS may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brands, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

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  Transfer of the PCS network.    In conjunction with the sale of its wireless PCS network, Sprint PCS can sell, transfer or assign its wireless PCS network and its FCC licenses to a third party if the third party agrees to be bound by the terms of the management agreements and the services agreements.

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  Change in control.    Sprint PCS has the right to withhold its consent to any transaction pursuant to which the "ultimate parent" of iPCS Wireless, Inc., in the case of iPCS, or Horizon Personal Communications, Inc. or Bright Personal Communications, LLC, in the case of Horizon PCS, changes, but this consent cannot be unreasonably withheld.

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  Rights of first refusal.    Sprint PCS has rights of first refusal, without stockholder approval, to buy iPCS' and Bright Personal Communication's assets upon a proposed sale of all or substantially all of their respective assets used in the operation of their respective networks.

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  Term.    The initial term of iPCS' management agreement commenced on January 22, 1999 and continues for a period of 20 years. The initial term of Horizon PCS' management agreements commenced on June 8, 1998 and October 13, 1999 and each continues for a period of 20 years. Following expiration of the initial term, the management agreements will automatically renew for three successive 10-year renewal periods (for a maximum of 50 years including the initial term), unless at least two years prior to the commencement of any renewal period either party notifies the other party that it does not wish to renew the applicable management agreement.

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  Termination of management agreements.    Each management agreement can be terminated as a result of the following events:

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  termination of Sprint PCS' spectrum licenses in the applicable company's territory;

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  an uncured breach under the applicable company's management agreement;

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  the applicable company's management agreement not complying with any applicable law in any material respect; or

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  the termination of any of the applicable company's trademark and service mark license agreements.

    The termination or non-renewal of the management agreement triggers some of iPCS' or Horizon PCS', as applicable, rights and some rights of Sprint PCS. The right of either party to require the other party to purchase or sell the operating assets is discussed below.

    If iPCS or Horizon PCS has the right to terminate its management agreement because of an event of termination caused by Sprint PCS, generally iPCS or Horizon PCS, as applicable, may:

    •
    in the case of iPCS, require Sprint PCS to purchase all of its operating assets used in connection with its network for an amount equal to at least 88% of its "entire business value" (as defined below); provided, however, in BTAs where Sprint PCS owns 10 MHz of spectrum or less, if Sprint PCS acquires additional spectrum, in the entirety of those BTAs in iPCS' territory such that Sprint PCS is the licensee of 20 MHz or more of PCS spectrum in iPCS' territory, then the amount must be equal to at least 80% of iPCS' "entire business value";

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    in the case of Horizon PCS, require Sprint PCS to purchase its operating assets used in connection with its network for an amount equal to at least 80% of its "entire business value";

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    in all areas in its territory where Sprint PCS was the licensee for 20 MHz or more of the spectrum on the date the applicable management agreement was executed, require Sprint PCS to assign to iPCS or Horizon PCS, as applicable, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of either (i) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS and (ii) 9% of iPCS' or Horizon PCS', as applicable, "entire business value"; or

    •
    choose not to terminate the management agreement and sue Sprint PCS for damages or submit the matter to arbitration.

  If Sprint PCS has the right to terminate a management agreement because of an event of termination caused by iPCS or Horizon PCS, as the case may be, generally Sprint PCS may:

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  require the defaulting party, without stockholder approval, to sell its operating assets to Sprint PCS for an amount equal to 72% of iPCS' "entire business value";

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  require the defaulting party to purchase, subject to governmental approval, up to 10 MHz of licensed spectrum in such party's territory for an amount equal to the greater of either (i) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS and (ii) 10% of such party's "entire business value";

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  take any action as Sprint PCS deems necessary to cure the breach of the defaulting party's management agreement, including assuming responsibility for, and operating, its network; or

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  choose not to terminate the defaulting party's management agreement and sue the defaulting party for damages or submit the matter to arbitration.

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  Non-renewal of management agreements.    If Sprint PCS gives either iPCS or Horizon PCS timely notice that it does not intend to renew such company's management agreement, such company may:

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  require Sprint PCS to purchase all of its operating assets used in connection with its network for an amount equal to 80% of its "entire business value"; or

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  in all areas in such company's territory where Sprint PCS was the licensee for 20 MHz or more of the spectrum on the date the applicable management agreement was executed, require Sprint PCS to assign to such company, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of either (i) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS and (ii) 10% of such company's "entire business value."

  If iPCS or Horizon PCS gives Sprint PCS timely notice of non-renewal, or such company and Sprint PCS both give notice of non-renewal, or the management agreement expires with neither party giving a written notice of non-renewal, or if the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may, subject to certain limitations:

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  purchase all of such company's operating assets, without stockholder approval, for an amount equal to 80% of its "entire business value"; or

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  require such company to purchase, subject to governmental approval, up to 10 MHz of licensed spectrum in such company's territory for an amount equal to the greater of either (i) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS and (ii) 10% of such company's "entire business value."

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  Determination of entire business value.    If iPCS' or Horizon PCS' "entire business value" is to be determined, Sprint PCS and such company will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine such company's "entire business value" on a going concern basis using the following principles:

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  the "entire business value" is based on the price a willing buyer would pay a willing seller for the entire ongoing business;

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  the then-current customary means of valuing a wireless telecommunications business will be used;

    •
    the business is conducted under the Sprint PCS brands and such company's affiliation agreements with Sprint PCS;

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    such company is deemed to own the spectrum and frequencies presently owned by Sprint PCS that are used by such company under such company's affiliation agreements with Sprint PCS; and

    •
    the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and those businesses will not be included in the sale.

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  Insurance.    Each of iPCS and Horizon PCS is required to obtain and maintain with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under such company's management agreements, and who are reasonably acceptable to Sprint PCS, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.

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  Indemnification.    Each of iPCS and Horizon PCS has agreed to indemnify Sprint PCS and its directors, officers, employees and agents and related parties of Sprint PCS and their directors, officers, employees and agents against any and all claims against any of the foregoing arising from such company's violation of any law, a breach by such company of any representation, warranty or covenant contained in its management agreement or any other agreement between such company and Sprint PCS, such company's ownership of the operating assets or the actions or the failure to act of anyone employed or hired by it in the performance of any work under the management agreement, except that such company will not be obligated to indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify each of iPCS and Horizon PCS and its directors, officers, employees and agents against all claims against any of the foregoing arising from Sprint PCS' violation of any law, from Sprint PCS' breach of any representation, warranty or covenant contained in such company's management agreement or any other agreement between such company and Sprint PCS, and, solely with respect to Horizon PCS, from the actions or the failure to act of anyone who is employed by Sprint PCS in the performance of any work under Horizon PCS' management agreement, except Sprint PCS will not be obligated to indemnify such company for any claims arising solely from such company's negligence or willful misconduct.

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  Dispute resolution.    If the parties cannot resolve any dispute between themselves, then iPCS' and Horizon PCS' respective management agreements provide that the parties will continue to operate under such company's affiliation agreements with Sprint PCS and that either party may file suit in a court of competent jurisdiction or commence an arbitration proceeding. Absent such company's express agreement with Sprint PCS to submit an issue or dispute to arbitration, neither party can be compelled to submit a dispute to arbitration.

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  Most favored nation clause.    Each of iPCS and Horizon PCS generally has the right to amend its management agreements or services agreements to obtain the most favorable terms provided under a management agreement or services agreement between Sprint PCS and another Sprint PCS affiliate of similar size (defined as having at least three million covered persons) if, prior to December 31, 2006, Sprint PCS amends the terms of any of those agreements of another Sprint PCS affiliate of similar size in a manner that is more favorable than the terms of such agreements of iPCS or Horizon PCS. This right is only effective, however, if iPCS or Horizon PCS, as applicable, agrees to accept all of the terms and conditions set forth in the other agreements agreed to after the date this right became effective; provided, however, that no specific changes will be made to such company's agreements if such changes were made to the other Sprint PCS Affiliates' agreements (1) solely because the affiliate owns spectrum on which its network operates (unless such Sprint PCS Affiliate acquired the spectrum from Sprint PCS after the date this right became effective), (2) such changes were compelled by a law or regulation inapplicable to such company, (3) such changes were due solely to a change in a build-out plan, or (4) such changes relate to unique terms or conditions.

        The services agreements.    The services agreements outline various back office services provided by Sprint PCS and available to iPCS and Horizon PCS for an additional fee.

        Pursuant to recent amendments to the services agreements, Sprint PCS consolidated support services relating to billing, customer care, collections, network operations control center monitoring, national platform, information technology, interconnectivity, voice mail, directory assistance, operator services and roaming clearinghouse services into one back office service referred to in the amendments as "Sprint CCPU service," or "cash cost per user service", all of which support services iPCS and Horizon PCS had been purchasing prior to the consolidation. The term "Sprint CCPU service" refers to certain support services that iPCS and Horizon PCS purchase from Sprint PCS. Each of iPCS and Horizon PCS has agreed to continue to purchase the Sprint CCPU service from Sprint PCS through December 31, 2006 at a monthly rate per subscriber of $7.00 until December 31, 2005 and $6.75 from January 1, 2006 until December 31, 2006. Beginning in 2007, the monthly rate for the next three years for Sprint CCPU service will be reset to a mutually acceptable amount based on the amount necessary to recover Sprint PCS' reasonable costs for providing Sprint CCPU service; provided, however that the monthly rate will not exceed $8.50 per subscriber. If iPCS or Horizon PCS cannot agree with Sprint PCS on a new rate for any future three-year period beyond 2006, such company has the option to continue to purchase the Sprint CCPU service and have an arbitrator determine the new rate or self-provision or procure those services elsewhere, subject to certain rights and procedures relating to such company's ability to transition only customer care and collection services beginning in 2008.

        Sprint PCS also consolidated services relating to subscriber activation, credit verification, handset logistics and handset carrying and obsolescence costs into one category referred to in the amendments as "Sprint CPGA service" or "cost per gross addition service", "all of which services and /or costs, prior to the consolidation, iPCS and Horizon PCS had been purchasing in the case of the services or bearing in the case of the costs. The term "Sprint CPGA service" refers to certain support services that iPCS and Horizon PCS purchase from Sprint PCS. The cost for "Sprint CPGA service" is included as a part of the total costs that iPCS uses to calculate the non-GAAP financial measure that it uses called "CPGA." iPCS and Horizon PCS have agreed to continue to purchase the Sprint CPGA service from Sprint PCS through December 31, 2006 at a monthly rate of $23.00 per gross subscriber addition in iPCS' service area, and $22.00 per gross subscriber addition in Horizon PCS' service area. Beginning in 2007, the monthly rate for the next three years for Sprint CPGA service will be reset to a mutually acceptable amount based on the amount necessary to recover Sprint PCS' reasonable costs for providing Sprint CPGA service. If iPCS or Horizon PCS cannot agree with Sprint on a new rate for any future three-year period beyond 2006, such company has the option to continue to purchase the Sprint CPGA service and have an arbitrator determine the new rate or self-provision or procure those services elsewhere.

        Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to iPCS and Horizon PCS. Each of iPCS and Horizon PCS has agreed not to use the services performed by Sprint PCS in connection with any other business or outside such company's markets. Sprint PCS must give iPCS and Horizon PCS nine months' notice if it discontinues a significant service, including customer service, billing or collections. If iPCS or Horizon PCS wishes to continue to receive that service, Sprint PCS will use commercially reasonable efforts to help such company provide the service itself or find another vendor to provide the service and to facilitate any transition.

        Each of iPCS and Horizon PCS may elect to outsource all (but not less than all) of its customer care services, which consist primarily of call center support, by providing notice to Sprint PCS during the six-month period beginning on January 1, 2006 and ending on June 30, 2006, together with payment of a $3 million election fee. After making the election, Sprint PCS will continue to provide services to such company, other than the customer care services that have been outsourced, and the services agreement shall be amended to provide that the fees such company pays to Sprint PCS for the Sprint CCPU service and the Sprint CPGA service will be the then-current cost to Sprint PCS of such services; provided, however, that the fee for the Sprint CPGA service through December 31, 2006, shall be $15.00 multiplied by the number of gross customer additions in such company's territory.

        Each of iPCS and Horizon PCS, on the one hand, and Sprint PCS, on the other hand, has agreed to indemnify each other as well as affiliates, officers, directors and employees against any and all claims arising from violations by the indemnifying party of law or the services agreement except for any liabilities resulting from the negligence or willful misconduct of the person seeking to be indemnified or its representatives. iPCS' and Horizon PCS' respective services agreements also provide that no party will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, such services agreement except as may otherwise be required by the indemnification provisions. iPCS' and Horizon PCS' respective services agreement automatically terminate upon termination of its management agreement, and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

        The trademark and service mark license agreements.    Each of iPCS and Horizon PCS has a non-transferable license to use, at no additional cost to it, the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. iPCS and Horizon PCS believe that the Sprint and Sprint PCS brand names and symbols enjoy a high degree of recognition, providing such companies an immediate benefit in the marketplace. The use of the licensed marks by each of iPCS and Horizon PCS is subject to adherence to quality standards determined by Sprint and use of the licensed marks in a manner that would not reflect adversely on the image of quality symbolized by the licensed marks. Each of iPCS and Horizon PCS has agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within its territory of which it becomes aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's enforcement of its rights. Each of iPCS and Horizon PCS has agreed with Sprint and Sprint PCS that such company and Sprint will each indemnify the other for losses incurred in connection with a material breach of the trademark license agreements. In addition, each of iPCS and Horizon PCS has agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of a third party claim arising from its use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint PCS products and services other than losses arising solely out of such company's use of the licensed marks in compliance with the contractual guidelines.

        Sprint and Sprint PCS can terminate iPCS' or Horizon PCS' respective trademark and service mark license agreements if such company files for bankruptcy or materially breaches such agreements or if its management agreement is terminated. Each of iPCS and Horizon PCS can terminate its respective trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy or such company's management agreement is terminated. Sprint can assign its interests in the licensed marks to a third party if that third party agrees to be bound by the terms of the company's trademark and service mark license agreements.

REGULATORY ENVIRONMENT

Regulatory Environment

Regulation of the wireless telecommunications industry

        The FCC can have a substantial impact upon entities that manage wireless personal communications service networks and/or provide wireless personal communications services because the FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications networks in the United States. Except as discussed below, Sprint, not iPCS or Horizon PCS, owns the FCC licenses for the wireless services that iPCS and Horizon PCS provide in their respective service territories.

        The FCC has promulgated a series of rules, regulations and policies to, among other things:

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  grant or deny licenses for wireless personal communications service frequencies;

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  grant or deny wireless personal communications service license renewals;

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  rule on assignments and/or transfers of control of wireless personal communications service licenses;

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  govern the interconnection of wireless personal communications service networks with other wireless and wireline service providers;

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  establish access and universal service funding provisions;

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  establish service requirements such as enhanced 911 service;

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  participate in number "pooling" programs and maintain detailed records of numbers used subject to audit;

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  offer number portability to subscribers;

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  impose fines and forfeitures for violations of any of the FCC's rules;

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  regulate the technical standards of wireless personal communications services networks; and

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  govern certain aspects of the relationships between carriers and subscribers, such as the use of personal information and number portability.

        Through rules that became fully effective on January 1, 2003, the FCC eliminated its spectrum cap for Commercial Mobile Radio Service, or CMRS, which includes broadband wireless personal communications services, cellular and SMR. The cap previously had limited CMRS providers to 55 MHz in any geographic area. The FCC also eliminated its rule that prohibited a party from owning interests in both cellular networks in the same Metropolitan Statistical Areas ("MSAs"), though it retained the cross-interest prohibition for less populous Rural Service Areas ("RSAs"). The FCC's new rules blur the "bright line" of spectrum caps, however, and require a case-by-case analysis to determine whether a proposed CMRS spectrum combination will not have an anticompetitive effect. We believe the proposed merger will not implicate the FCC' spectrum cap.

Transfers and assignments of wireless personal communications services licenses

        Although iPCS and Horizon PCS use Sprint PCS' licenses to provide wireless service as a Sprint Affiliate, Horizon PCS owns one FCC license for PCS services for the Chillicothe, Ohio market. The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a wireless personal communications service license, including the one contemplated by the proposed merger. Non-controlling interests in an entity that holds a wireless personal communications service license or operates wireless personal communications service networks generally may be bought or sold without prior FCC approval. In addition, the FCC requires only post-consummation notification of pro forma assignments or transfers of control of certain commercial mobile radio service licenses.

Conditions of wireless personal communications services licenses

        Wireless personal communications service licenses are granted for ten-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband wireless personal communications service licensees must construct facilities that offer coverage to one-third of the population in their licensed areas within five years and to two-thirds of the population in such areas within ten years, and all 10 MHz broadband wireless personal communications services licensees must construct facilities that offer coverage to at least one-quarter of the population in their licensed areas within five years or make a showing of "substantial service" within that five-year period.

        If the build-out requirements are not met, wireless personal communications service licenses could be forfeited. The FCC also requires licensees to maintain control over their licenses. Each of iPCS' and Horizon PCS' affiliation agreements with Sprint PCS reflect an arrangement that the parties believe meet the FCC requirements for licensee control of licensed spectrum.

        If the FCC were to determine that any of our respective affiliation agreements with Sprint PCS need to be modified to increase the level of licensee control, the respective agreements may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum. However, the business arrangement between the respective parties may have to be restructured. The FCC could also impose monetary penalties on Sprint, and possibly revoke one or more of the Sprint licenses.

Wireless personal communications services license renewal

        Wireless personal communications service licensees can renew their licenses for additional ten-year terms. Wireless personal communications service renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford wireless personal communications services renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the wireless personal communications service renewal applicant has:

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  provided "substantial service" during its license term; and

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  substantially complied with all applicable laws and FCC rules and policies.

        The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. The FCC's renewal expectancy and procedures make it likely that Sprint will retain the wireless personal communications service licenses that iPCS and Horizon PCS manage for the foreseeable future.

Interconnection

        The FCC has the authority to order interconnection between commercial mobile radio services, commonly referred to as CMRS, providers and incumbent local exchange carriers. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic. Interconnection agreements are negotiated on a statewide basis and are subject to state approval.

        The FCC rules and rulings, as well as state proceedings, and a review by courts of such rules and rulings directly impact the nature and cost of the facilities necessary for interconnection of the PCS networks of Sprint with local, national and international telecommunications networks. They also determine the nature and amount of revenues that iPCS, Horizon PCS and Sprint can receive for terminating calls originating on the networks of local exchange and other telecommunications carriers.

Other FCC requirements

        CMRS providers, including Sprint, are required to permit manual roaming on their networks. With manual roaming, any user whose mobile phone is technically capable of connecting with a carrier's network must be able to make a call by providing a credit card number or making some other arrangement for payment. Since October 2000, the FCC has been considering changes in its rules that may terminate the manual roaming requirement and may impose automatic roaming obligations, under which users with capable equipment would be permitted to originate or terminate calls without taking action other than turning on the mobile phone.

        FCC rules require that local exchange and most CMRS providers allow subscribers to change service providers without changing telephone numbers, which, for wireless service providers, is referred to as wireless local number portability, or WLNP. FCC regulations requiring that most CMRS providers implement WLNP in the 100 largest metropolitan areas in the United States went into effect on November 24, 2003, and FCC regulations requiring that CMRS providers implement WLNP outside the 100 largest metropolitan areas in the United States went into effect on May 24, 2004. FCC regulations require most CMRS providers to be able to deliver calls from their networks to ported numbers anywhere in the country and contribute to the Local Number Portability Fund. We may be liable to Sprint for any penalties that Sprint may be subject to if we are unable to comply with the FCC's WLNP regulations within a reasonable period of time. Implementation of WLNP has required wireless personal communications service providers like iPCS, Horizon PCS and Sprint to purchase more expensive switches and switch upgrades. However, it has also enabled existing cellular subscribers to change to wireless personal communications services without losing their existing wireless telephone numbers, which has made it easier for wireless personal communications service providers to market their services to existing cellular users. The existence of WLNP could adversely impact the combined business since it makes subscribers defections more likely and we may not be able to replace subscribers who have switched to other carriers.

        FCC rules require broadband personal communications services and other commercial mobile radio services providers to implement enhanced emergency 911 capabilities that provide the location of wireless 911 callers to "Public Safety Answering Points." The FCC has approved a plan proposed and amended by Sprint under which Sprint began selling specially equipped telephone handsets in 2001, with a rollout of such handsets that continued until June 30, 2003, when all new handsets activated nationwide were to be specially equipped. Sprint's plan requires that by December 31, 2005, 95% of Sprint wireless subscriber handsets in service must be equipped for the Sprint wireless enhanced 911 service. Moreover, Sprint completed its PCS network upgrade to support enhanced 911 service by December 31, 2002 and began providing a specified level of enhanced 911 service by June 30, 2002.

Communications assistance for law enforcement

        The Communications Assistance for Law Enforcement Act ("CALEA"), enacted in 1994, requires wireless personal communications service and other telecommunications service providers to ensure that their facilities, equipment and services are able to comply with authorized electronic surveillance by federal, state and local law enforcement personnel. Wireless personal communications service providers were generally required to comply with the current industry CALEA capability standard, known as J-STD-025, by June 30, 2000, for the electronic interception of voice communications, and with certain additional standards by September 30, 2001. Wireless personal communications service providers are also required to implement "packet-mode" electronic interception capabilities. Wireless communications service providers, including Sprint (on behalf of itself and the Sprint Affiliates, including iPCS and Horizon PCS), filed for an extension of time to implement the packet-mode interception capabilities until November 19, 2003. The FCC extended the compliance date to January 30, 2004 in the absence of an FBI program to develop agreed upon carrier deployment dates. On January 30, 2004, Sprint (on behalf of itself and the Sprint Affiliates) filed a request for further extension to deploy packet-mode interception capabilities. On June 21, 2004, the Department of Justice opposed the request for additional time. In December 2004, Sprint deployed packet-mode CALEA electronic capabilities in its wireless IP network compliant with industry standards, therefore negating the request for extension of time as it applies to Sprint's packet-mode ReadyLink™ service. Sprint's request for extension of time with respect to other packet-mode services remains pending. Most wireless personal communications service providers are ineligible for federal reimbursement for the software and hardware upgrades necessary to comply with the CALEA capability and capability requirements. In addition, the FCC is considering petitions from numerous parties to establish and implement technical compliance standards pursuant to CALEA requirements. In sum, CALEA capability and capability requirements are likely to impose some additional switching and network costs upon Sprint and the Sprint Affiliates and other wireless entities.

        The USA Patriot Act of 2001 included certain provisions that enable law enforcement agencies and other branches of the government to more easily acquire records and information regarding certain uses of communications facilities from telecommunications carriers, including PCS carriers.

Other federal regulations

        Sprint and the Sprint Affiliates must bear the expense of compliance with FCC and Federal Aviation Administration regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, FCC environmental regulations may cause some of iPCS' and/or Horizon PCS' base station locations to become subject to the additional expense of regulation under the National Environmental Policy Act. The FCC is required to implement this act by requiring service providers to meet land use and radio emissions standards.

Review of universal service requirements

        The FCC and certain states have established "universal service" programs to ensure that affordable, quality telecommunications services are available to all Americans. Sprint is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that Sprint's "contribution" to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states have or are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time, it is not possible to predict the extent of the Sprint total federal and state universal service assessments or its ability to recover from the universal service fund. However, some wireless entities are seeking state commission designation as "eligible telecommunications carriers," enabling them to receive federal and state universal service support.

Partitioning/Disaggregation

        FCC rules allow broadband wireless personal communications services licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties. These rules may enable us to purchase wireless personal communications service spectrum from Sprint and other wireless personal communications services licensees as a supplement or alternative to the existing management arrangements.

Wireless facilities siting

        States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of those services. In addition, so long as a wireless network complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. These rules are designed to make it possible for Sprint and the Sprint

Affiliates and other wireless entities to acquire necessary tower sites in the face of local zoning opposition and delays.

Equal access

        Wireless providers are not required to provide long-distance carriers with equal access to wireless subscribers for the provision of toll services. This enables iPCS, Horizon PCS and Sprint to generate additional revenues by reselling the toll services of Sprint and other interexchange carriers from whom iPCS and Horizon PCS can obtain favorable volume discounts. However, the FCC is authorized to require unblocked access to toll service providers subject to certain conditions.

State regulation of wireless service

        With the rapid growth and penetration of wireless services has come a commensurate surge of interest on the part of some state legislatures and state public utility commissions in regulating our industry. This interest has taken the form of efforts to regulate customer billing, termination of service arrangements, advertising, filing of "informational" tariffs, certification of operation, service coverage and quality, drivers' use of handsets, provision of emergency 911 service and many other areas. We anticipate that this trend will continue. It will require us to devote resources to working with the states to respond to their concerns while minimizing any new regulation that could increase our costs of doing business.

        Section 332 of the Communications Act preempts states from regulating the rates and entry of CMRS providers. However, states may petition the FCC to regulate the rates and entry of those providers and the FCC may grant that petition if the state demonstrates that:

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  market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

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  such market conditions exist and commercial mobile radio service is a replacement for a substantial portion of the landline telephone service within the state.

        To date, the FCC has granted no such petition.

        Section 332 of the Communications Act does not prohibit a state from regulating the other "terms and conditions" of commercial mobile services, including consumer billing information and practices, billing disputes and other consumer protection matters. Several states have invoked this language to impose, or propose, various consumer-related regulations on the wireless industry such as rules governing customer contracts and advertising. States also may impose their own universal service support regimes on wireless and other telecommunications carriers, similar to the requirements that have been established by the FCC.

        To the extent Sprint and the Sprint Affiliates provide fixed wireless service, we may be subject to additional state regulation. These standards and rulings have prevented states from delaying the entry of wireless personal communications services and other wireless carriers into their jurisdictions via certification and similar requirements, and from delaying or inhibiting aggressive or flexible wireless price competition after entry.

Interference temperature

        In November 2003, the FCC launched an inquiry aimed at establishing a new paradigm for the determination of interference to wireless services. Currently, interference measurements are based on transmitter operations. The proposed "interference temperature" would take into account interactions between transmitters and receivers, as well as all other elements of the radio frequency environment. One goal of this proceeding is to create opportunities for other transmitters, whether licensed or unlicensed, to operate in bands that are now exclusively reserved for licensees, such as the personal communications service frequencies used by Sprint. It is too early in this proceeding to determine what effect, if any, this inquiry by the FCC will have on the combined business.

COMPARISON OF STOCKHOLDERS' RIGHTS

        iPCS and Horizon PCS are both incorporated under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of iPCS capital stock and holders of Horizon PCS capital stock arise from differences in their respective certificates of incorporation and bylaws. After the effective time of the merger, the rights of former stockholders of Horizon PCS will be determined by reference to iPCS' certificate of incorporation and bylaws (as each will be amended in connection with the merger). The material differences between the rights of holders of Horizon PCS common stock and the rights of holders of iPCS common stock, resulting from the differences in their governing documents, are summarized below.

        The following summary does not purport to be a complete statement of the rights of holders of iPCS common stock under applicable Delaware law, the iPCS certificate of incorporation and the iPCS bylaws or the rights of the holders of Horizon PCS common stock under applicable Delaware law, the Horizon PCS certificate of incorporation and the Horizon PCS bylaws, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL, and the governing corporate instruments of iPCS and Horizon PCS, to which the holders of Horizon PCS common stock are referred. Copies of the governing corporate instruments of iPCS and Horizon PCS are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement-prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

Summary of Material Differences Between the
Rights of iPCS Stockholders and the Rights of Horizon PCS Stockholders

	iPCS Stockholder Rights	Horizon PCS Stockholder Rights
Authorized Capital Stock:	The authorized capital stock of iPCS consists of (i) 75,000,000 shares of common stock, par value $0.01 per share, and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share.	The authorized capital stock of Horizon PCS consists of (i) 25,000,000 shares of common stock, par value $0.0001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.
Stockholder Nominations and Proposals for Business:
iPCS' bylaws permit stockholders of record to nominate candidates for election to iPCS' board of directors and to introduce other business that is a proper matter for stockholder action in connection with any annual meeting of stockholders. In either case, the stockholder must provide timely notice to the Secretary of iPCS and the notice must contain specific information as further delineated in iPCS' bylaws.

In connection with an annual meeting, to be timely notice must be given to iPCS not less than 90 days nor more that 120 days before the first anniversary of the date of iPCS' preceding year's annual meeting of stockholders. However, in the event that no annual meeting as held in the previous year or if the annual meeting is held on a date that is not within 25 days
Section 4 of Horizon PCS' bylaws, which provides the terms and conditions under which stockholders of record may nominate directors, and Section 5 of Horizon PCS' bylaws, which provides the terms and conditions under which stockholders of record may introduce proposals at a meeting of stockholders, each take effect upon the date on which the common stock of Horizon PCS is registered with the SEC pursuant to Section 12(g)(1) of the Exchange Act. Accordingly, as of the date hereof, Horizon PCS' bylaws do not permit stockholders to nominate candidates for election to Horizon PCS' board of directors and do not permit stockholders to introduce proposals at a meeting of stockholders.

before or after the anniversary of the date of the prior year's annual meeting, notice must be given not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.
Vacancies on the Board of Directors:
Subject to the rights of holders of any series of preferred stock outstanding, the iPCS certificate of incorporation provides that any vacancy on the iPCS board directors and any newly created directorship resulting from any increase in the authorized number of directorships, may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding class of voting stock. The directors so chosen will hold office for the remainder of the full term of the director for which the vacancy as created or occurred and until such director's successor shall have been elected and qualified. Notwithstanding the foregoing, upon the consummation of the merger and the adoption of the amended and restated bylaws and amended and restated certificate of incorporation of iPCS, if prior to iPCS' 2006 annual meeting of its stockholders, (i) a director designated by Horizon PCS ceases to serve on the board of directors, the remaining directors designated by Horizon PCS shall designate the replacement director, (ii) a director designated by iPCS ceases to serve on the board of directors, the remaining directors designated by iPCS shall designate the replacement director, and (iii) the executive officer serving as a director ceases to serve on the board of directors, the directors designated by iPCS shall designate the replacement director. Any director appointed pursuant to the foregoing sentence will serve for the remainder of the term of the director for which the vacancy was created.
The bylaws of Horizon PCS provide that any vacancy on the Horizon PCS board directors, other than a vacancy due to the removal of a director by stockholder vote, and any newly created directorship resulting from any increase in the authorized number of directorships, may be filled by the affirmative vote of the majority of the directors then in office, though less than a quorum. The directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chose expires.

Vacancies caused by a removal of a director by stockholder vote may be filled by the stockholders at the meeting at which such removal was made. Vacancies not filled in this manner may be filled by the affirmative vote of the majority of the directors then in office, though less than a quorum. The directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chose expires.
Special Meetings of Stockholders:	Special meetings of iPCS stockholders may be called only by (i) the Chairman of the Board of Directors, (ii) the Chief	Special meetings of Horizon PCS stockholders may be called by (i) a majority of the directors then in office

Executive Officer, (iii) the President, (iv) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors) or (v) the Secretary upon receipt of a proper request from persons holding at least 33 1/3% of the voting power of all of the then-outstanding shares of the voting stock entitled to vote at such meeting.
or (ii) the Chairman of the Board; and shall be called by the Chief Executive Officer, President or Secretary at the request in writing of stockholders holding at least a majority of the voting power of the then-outstanding shares of the voting stock entitled to vote at such a meeting.
No action can be taken by stockholders of iPCS except at an annual meeting or special meeting of stockholders called in accordance with the bylaws of iPCS.
Business Combinations Involving Interested Stockholders:
Delaware law prohibits a corporation from engaging in any business combination with an interested stockholder (defined generally as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder unless (1) before that date, the board of directors of the corporation approved the business combination or the transaction transforming the stockholder into an interested stockholder, (2) upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by persons who are directors and also officers and certain employee stock ownership plans) or (3) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation's directors and the holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. Subject to certain limitations, a Delaware corporation may opt out of the provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. iPCS has not opted out of this provision.
Delaware law prohibits a corporation from engaging in any business combination with an interested stockholder (defined generally as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder unless (1) before that date, the board of directors of the corporation approved the business combination or the transaction transforming the stockholder into an interested stockholder, (2) upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the outstanding voting stock (excluding shares-owned by persons who are directors and also officers and certain employee stock ownership plans) or (3) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation's directors and the holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. Subject to certain limitations, a Delaware corporation may opt out of the provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. Horizon PCS has not opted out of this provision.

Removal of Directors:
Subject to any limitations imposed by law, the board of directors of iPCS or any individual may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock. Notwithstanding the foregoing, prior to iPCS' 2006 annual meeting of its stockholders, Robert Katz shall not be removed as the chairman of the board of directors of iPCS unless both a majority of the directors designated by Horizon PCS and a majority of the directors designated by iPCS determine, in such directors' independent business judgment, that it would be inconsistent with such directors' fiduciary duties to the stockholders of iPCS for Mr. Katz to continue as chairman of the board of directors of iPCS, in which case Robert Katz shall be removed as Chairman of the Board of Directors and replaced by a person agreed to by both a majority of the directors designated by Horizon PCS and a majority of the directors designated by iPCS.
Subject to any limitations imposed by Delaware law, removal of a director of Horizon PCS, with or without cause, requires the affirmative vote of the holders of at least a majority of the voting power entitled to vote at an election of such director or directors.
Amendment of Certificate:
The DGCL provides that amendments to a corporation's certificate of incorporation generally require a resolution by the corporation's board of directors setting forth the amendment proposed and declaring its advisability and the adoption of such amendment by the affirmative vote of holders of a majority in voting power of the corporation's outstanding stock entitled to vote thereon.
The DGCL provides that amendments to a corporation's certificate of incorporation generally require a resolution by the corporation's board of directors setting forth the amendment proposed and declaring its advisability and the adoption of such amendment by the affirmative vote of holders of a majority in voting power of the corporation's outstanding stock entitled to vote thereon.
Amendment of Bylaws:
The iPCS bylaws and certificate of incorporation each provide that the iPCS board of directors is expressly authorized to adopt, amend or repeal the bylaws without any action on the part of stockholders, and that the stockholders may alter or amend bylaws or adopt new bylaws by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of voting stock of iPCS. Notwithstanding the foregoing, prior to iPCS' 2006 annual meeting of its stockholders, unless both a majority of the directors designated by
The Horizon PCS certificate of incorporation provides that the Horizon PCS board of directors is empowered to adopt, amend or repeal the bylaws without any action on the part of stockholders, and the stockholders may adopt, alter, amend or repeal bylaws by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of voting stock of Horizon PCS. The bylaws of Horizon PCS provide that the bylaws may be altered, amended or repealed, as specified in the certificate of incorporation.

Horizon PCS and a majority of the directors designated by iPCS consent, the bylaws shall not be amended to amend the director designation and removal, chairman designation and removal, and chief executive officer designation and removal provisions.

LEGAL MATTERS

        The validity of the iPCS common stock to be issued in connection with the merger will be passed upon for iPCS by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Mayer, Brown, Rowe & Maw LLP and Akin Gump Strauss Hauer & Feld LLP will deliver their opinions to iPCS and Horizon PCS, respectively, as to certain United States federal income tax matters.

EXPERTS

        The consolidated financial statements of iPCS, Inc. and subsidiaries as of September 30, 2004 and 2003 and for the years ended September 30, 2004 and 2003, included in this joint proxy statement-prospectus and in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements in conformity with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of iPCS, Inc. and subsidiaries for the year ended September 30, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2002 consolidated financial statements contains an explanatory paragraph which states that there is a substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report covering the September 30, 2002 consolidated financial statements also refers to a change in the Company's method of recognizing interest expense on its senior discount notes.

        iPCS has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in its successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on the past financial statements of iPCS in this registration statement.

        The consolidated financial statements of Horizon PCS, Inc. and subsidiaries as of December 31, 2004 (Successor Company) and 2003 (Predecessor Company), and for the period from October 1, 2004 through December 31, 2004 (Successor Company), the period from January 1, 2004 through September 30, 2004 (Predecessor Company) and for each of the years in the two-year period ended December 31, 2003 (Predecessor Company), have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report covering the Horizon PCS, Inc. and subsidiaries financial statements contains an explanatory paragraph that states on September 21, 2004, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on October 1, 2004. Accordingly, the financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as

a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods.

WHERE YOU CAN FIND MORE INFORMATION

        iPCS and Horizon PCS file annual, quarterly and current reports with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like iPCS and Horizon PCS, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        All information in this document concerning iPCS, as well as all pro forma financial information, has been furnished by iPCS. All information in this document concerning Horizon PCS has been furnished by Horizon PCS. iPCS has represented to Horizon PCS, and Horizon PCS has represented to iPCS, that the information furnished by and concerning it is true and complete.

        Neither iPCS nor Horizon PCS has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement-prospectus or in any of the materials that have been incorporated into this joint proxy statement-prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement-prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement-prospectus does not extend to you. The information contained in this joint proxy statement-prospectus speaks only as of the date of this joint proxy statement-prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
iPCS, Inc. and Subsidiaries
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheets as of September 30, 2004 (Successor Company) and 2003 (Predecessor Company)	F-4
Consolidated Statements of Operations for the period from July 2, 2004 through September 30, 2004 (Successor Company), the period from October 1, 2003 through July 1, 2004 and the years ended September 30, 2003 and 2002 (Predecessor Company)	F-5
Consolidated Statements of Cash Flows for the period from July 2, 2004 through September 30, 2004 (Successor Company), the period from October 1, 2003 through July 1, 2004 and the years ended September 30, 2003 and 2002 (Predecessor Company)	F-6
Consolidated Statements of Redeemable Preferred Stock and Equity (Deficiency) for the period from July 2, 2004 through September 30, 2004 (Successor Company), the period from October 1, 2003 through July 1, 2004 and the years ended September 30, 2003 and 2002 (Predecessor Company)	F-7
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheets as of December 31, 2004 and September 30, 2004 (Successor Company) (unaudited)	F-47
Consolidated Statements of Operations for the three months ended December 31, 2004 (Successor Company) and December 31, 2003 (Predecessor Company) (Unaudited)	F-48
Consolidated Statements of Cash Flows for the three months ended December 31, 2004 (Successor Company) and December 31, 2003 (Predecessor Company) (Unaudited)	F-49
Notes to Unaudited Consolidated Financial Statements	F-50
Horizon PCS, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-66
Consolidated Balance Sheets as of December 31, 2004 (Successor Company) and 2003 (Predecessor Company)	F-67
Consolidated Statements of Operations for the period from October 1, 2004 to December 31, 2004 (Successor Company), the period from January 1, 2004 to September 30, 2004, and the years ended December 31, 2003 and 2002 (Predecessor Company)	F-68
Consolidated Statements of Comprehensive Income (Loss) for the period from October 1, 2004 to December 31, 2004 (Successor Company), the period from January 1, 2004 to September 30, 2004, and the years ended December 31, 2003 and 2002 (Predecessor Company)	F-69
Consolidated Statements of Stockholders' Equity (Deficit) for the period from October 1, 2004 to December 31, 2004 (Successor Company), the period from January 1, 2004 to September 30, 2004, and the years ended December 31, 2003 and 2002 (Predecessor Company)	F-70
Consolidated Statements of Cash Flows for the period from October 1, 2004 to December 31, 2004 (Successor Company), the period from January 1, 2004 to September, 2004, and years ended December 31, 2003 and 2002 (Predecessor Company)	F-71
Notes to Consolidated Financial Statements	F-73

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
iPCS, Inc. and subsidiaries
Schaumburg, Illinois

        We have audited the accompanying consolidated balance sheet of iPCS, Inc. and subsidiaries as of September 30, 2004 (Successor Company consolidated balance sheet) and 2003 (Predecessor Company consolidated balance sheet), and the related consolidated statements of operations, stockholders' equity (deficiency) and of cash flows for the period from July 2, 2004 through September 30, 2004 (Successor Company operations), the period from October 1, 2003 through July 1, 2004, and the year ended September 30, 2003 (Predecessor Company operations). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Notes 1 and 3 to the consolidated financial statements, on July 9, 2004, the Bankruptcy Court entered an order confirming the Plan of Reorganization which became effective after the close of business on July 20, 2004. Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 3.

        In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of iPCS, Inc. and subsidiaries at September 30, 2004, and the results of their operations and their cash flows for the period from July 2, 2004 through September 30, 2004, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of September 30, 2003, and the results of its operations and its cash flows for the period from October 1, 2003 through July 1, 2004, and the year ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Davenport, Iowa
December 27, 2004

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of iPCS, Inc.

        We have audited the accompanying consolidated statements of operations, redeemable preferred stock and equity (deficiency), and cash flows of iPCS, Inc. and subsidiaries for the year ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of iPCS, Inc. and subsidiaries for the year ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 3 to the consolidated financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit of approximately $299.6 million as of September 30, 2002, and is in default under provisions of its credit agreements. On February 23, 2003, the Company filed for reorganization and protection from its creditors under Chapter 11 of the United States Bankruptcy Code. All of these conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Notes 1 and 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 6 to the consolidated financial statements, the Company changed its method of recognizing interest expense on its senior discount notes in 2002.

/s/  KPMG LLP

Atlanta, Georgia
March 31, 2004

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	Successor Company September 30, 2004	Predecessor Company September 30, 2003
Assets
Current Assets:
Cash and cash equivalents (Note 3)	$57,760	$17,654
Accounts receivable, net of allowance for doubtful accounts of $1,217 and $2,460, respectively	14,772	15,553
Receivable from Sprint (Note 7)	13,264	6,482
Inventories, net of reserves for excess/obsolescence of $50 and $35, respectively (Note 7)	1,310	600
Prepaid expenses	3,127	4,666
Other current assets	21	145

Total current assets	90,254	45,100
Property and equipment, net (Note 9)	134,931	170,620
Financing costs (Note 12)	6,497	2,737
Customer activation costs	451	2,422
Intangible assets, net of accumulated amortization of $3,051 and $8,966, respectively (Note 11)	78,861	—
Other assets	1,314	695

Total assets	$312,308	$221,574

Liabilities and Stockholders' Equity (Deficiency)
Liabilities Not Subject to Compromise:
Current liabilities:
Accounts payable	$2,742	$1,325
Accrued expenses	20,880	8,837
Payable to Sprint (Note 7)	24,404	15,262
Deferred revenue	5,764	4,822
Current maturities of long-term debt and capital lease obligations (Note 12)	7	127,715

Total current liabilities	53,797	157,961
Customer activation fee revenue	451	4,361
Other long-term liabilities	3,614	8,946
Long-term debt and capital lease obligations, excluding current maturities (Note 12)	165,400	406

Total liabilities not subject to compromise	223,262	171,674

Liabilities subject to compromise (Note 4)	—	229,477
Commitments and contingencies (Note 22)	—	—

Stockholders' Equity (Deficiency):
Preferred stock, (Successor Company), par value $.01 per share; 25,000,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 75,000,000 shares and 1,000 shares authorized, respectively, 8,744,164 and 1,000 shares issued and outstanding, respectively	87	—
Additional paid-in-capital	95,275	192,850
Unearned compensation	(340)	—
Accumulated deficiency	(5,976)	(372,427)

Total stockholders' equity (deficiency)	89,046	(179,577)

Total liabilities and stockholders' equity (deficiency)	$312,308	$221,574

See notes to consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Successor Company	Predecessor Company
	For the Period from July 2, 2004 through September 30, 2004	For the Period from October 1, 2003 through July 1, 2004
			For the Year Ended
			September 30, 2003	September 30, 2002
Revenues:
Service revenue	$37,909	$107,097	$145,249	$116,187
Roaming revenue	15,829	34,525	44,220	47,303
Equipment and other	1,644	4,240	4,824	6,931

Total revenues	55,382	145,862	194,293	170,421

Operating Expenses:
Cost of service and roaming (exclusive of depreciation, as shown separately below)	(29,082)	(83,230)	(130,065)	(128,512)
Cost of equipment	(5,584)	(12,801)	(11,797)	(20,484)
Selling and marketing	(7,996)	(20,976)	(27,343)	(44,727)
General and administrative (Note 15)	(1,705)	(3,550)	(5,546)	(24,930)
Reorganization income (expense) (Note 5)	—	60,797	(31,093)	—
Non-cash stock compensation expenses (In 2004, $8 related to cost of service and roaming, $9 related to general and administrative and $5 related to selling and marketing. In 2002, $485 related to cost of service and roaming, $3,244 related to general and administrative and $256 related to selling and marketing).	(22)	—	—	(3,985)
Depreciation	(8,790)	(28,596)	(37,274)	(33,687)
Amortization of intangible assets (Note 11)	(3,051)	—	(3,274)	(3,915)
Gain (loss) on disposal of property and equipment (Note 10)	4	(13)	(474)	(6,318)
Impairment of goodwill (Note 11)	—	—	—	(8,060)
Impairment of property and equipment (Note 9)	—	—	—	(29,382)
Impairment of intangible assets (Note 11)	—	—	—	(23,626)

Total operating expenses	(56,226)	(88,369)	(246,866)	(327,626)

Operating income (loss)	(844)	57,493	(52,573)	(157,205)
Interest income	289	263	70	604
Interest expense	(5,425)	(10,142)	(20,301)	(26,154)
Cancellation of debt (Note 3)	—	131,956	—	—
Other income (expense), net	4	7	(63)	56

Loss before the cumulative effect of a change in accounting principle	(5,976)	179,577	(72,867)	(182,699)
Cumulative effect of a change in accounting principle (Note 6)	—	—	—	4,335

Net income (loss)	$(5,976)	$179,577	$(72,867)	$(178,364)

Net loss	$(5,976)	$179,577	$(72,867)	$(178,364)
Dividends and accretion on redeemable preferred stock	—	—	—	(48,533)

Net loss available to common stockholders	$(5,976)	$179,577	$(72,867)	$(226,897)

Basic and diluted loss per share of common stock
Loss available to common stockholders	$(0.65)	n/a	n/a	n/a
Weighted average common shares outstanding	9,257,582	n/a	n/a	n/a

See notes to consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor Company	Predecessor Company
	For the Period from July 2, 2004 through September 30, 2004	For the Period from October 1, 2003 through July 1, 2004
			For the Year Ended
			September 30, 2003	September 30, 2002
Cash Flows from Operating Activities:
Net income (loss)	$(5,976)	$179,577	$(72,867)	$(178,364)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Impairment of goodwill	—	—	—	8,060
Impairment of property and equipment	—	—	—	29,382
Impairment of intangibles	—	—	—	23,626
(Gain) loss on disposal of property and equipment	(4)	13	474	6,318
Depreciation	8,790	28,596	37,274	33,687
Amortization of intangible assets	3,051	—	3,274	3,915
Amortization of financing costs	208	455	774	938
Interest expense associated with accretion of discount	—	—	11,590	25,973
Cancellation of debt	—	(131,956)	—	—
Reorganization income (expense)	—	(68,276)	22,222	—
Non-cash compensation	22	—	—	3,985
Cumulative effect of change in accounting principle	—	—	—	(4,335)
Provision for doubtful accounts	489	246	3,187	7,350
Changes in assets and liabilities:
Accounts receivable	(385)	459	(4,858)	(9,480)
Receivable from Sprint	(2,531)	(4,251)	10,114	(11,780)
Inventories, net	(266)	(444)	1,997	782
Prepaid expenses, other current and long term assets	476	1,254	(912)	(394)
Accounts payable, accrued expenses and other long term liabilities	766	4,587	15,961	(3,616)
Payable to Sprint	(2,959)	9,639	(21,350)	25,294
Deferred revenue	764	(999)	(1,203)	3,881

Net cash flows from operating activities	2,445	18,900	5,677	(34,778)

Cash Flows from Investing Activities:
Purchases of property and equipment	(3,402)	(8,634)	(13,395)	(71,778)
Proceeds from disposition of fixed assets	153	86	77	—

Net cash flows from investing activities	(3,249)	(8,548)	(13,318)	(71,778)

Cash Flows from Financing Activities:
Proceeds from senior notes offering	—	165,000	—	—
Borrowings under senior credit facilities	—	—	—	80,000
Repayments under senior credit facilities	(126,570)	(1,141)	(2,289)	—
Payments on capital lease obligations	—	(3)	(4)	(3)
Debt financing costs	(5,269)	(1,459)	—	(432)

Net cash flows from financing activities	(131,839)	162,397	(2,293)	79,565

Net increase (decrease) in cash and cash equivalents	(132,643)	172,749	(9,934)	(26,991)
Cash and cash equivalents at beginning of period	190,403	17,654	27,588	54,579

Cash and cash equivalents at end of period	$57,760	$190,403	$17,654	$27,588

Supplemental disclosure of cash flow information—cash paid for interest	$467	$8,362	$7,109	$3,933

Supplemental disclosure for non-cash investing activities:
Capitalized interest	$—	$—	$208	$6,489
Capital lease obligations incurred for the acquisition of property and equipment	—	—	(154)	191
Accounts payable incurred for the acquisition of property, equipment and construction in progress	248	279	2,072	6,525
Asset retirement obligations capitalized	—	—	365	—

See notes to consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND EQUITY (DEFICIENCY)

(In thousands, except share data)

	Redeemable Preferred Stock
			Common Stock
					Additional Paid-in-Capital	Unearned Compensation	Accumulated Deficiency
	Shares	Amount	Shares	Amount
Predecessor Company
Balance at September 30, 2001	23,090,909	$121,548	44,869,643	$449	$70,853	$(3,985)	$(121,196)
Net loss							(178,364)
Accrued dividends on redeemable preferred stock	—	41,335	—	—	(41,335)		—
Accretion to redemption amount of redeemable preferred stock	—	7,198	—	—	(7,198)	—	—
Merger with AirGate PCS, Inc.	(23,090,909)	(170,081)	(44,869,643)	(449)	170,530	—	—
New shares issued to AirGate	—	—	1,000	—	—	—	—
Non-cash stock compensation expense	—	—	—	—		3,985

Balance at September 30, 2002	—	—	1,000	—	192,850	—	(299,560)
Net loss							(72,867)

Balance at September 30, 2003	—	—	1,000	—	192,850	—	(372,427)
Net income							179,577
Elimination of Predecessor Company's stockholder's equity	—	—	(1,000)	—	(192,850)	—	192,850
Issuance of common stock	—	—	8,724,998	87	94,913	—	—

Balance at July 1, 2004	—	—	8,724,998	87	94,913	—	—

Successor Company
Net loss	—	—	—	—	—	—	(5,976)
Grant of restricted stock	—	—	19,166	—	362	(362)	—
Amortization of unearned compensation	—	—	—	—	—	22	—

Balance at September 30, 2004	—	$—	8,744,164	$87	$95,275	$(340)	$(5,976)

See notes to consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    Business and Basis of Presentation

        iPCS, Inc. and subsidiaries (collectively, the "Company" or "iPCS") were created for the purpose of becoming a leading provider of wireless Personal Communication Services ("PCS"). On January 22, 1999, the Company entered into a management and related agreements with Sprint Corporation ("Sprint") whereby it became a network partner of Sprint with the exclusive right to market and provide Sprint PCS products and services under the Sprint and Sprint PCS brand names in 16 markets in Illinois and Iowa. The Sprint agreements were subsequently amended in March 2000, February 2001, April 2004 and July 2004. With these four amendments, the number of markets increased to forty and the size of the Company's territory was increased from a total population of 2.8 million residents to 7.8 million residents. On November 30, 2001, AirGate PCS, Inc. ("AirGate"), a network partner of Sprint providing service in North Carolina, South Carolina, and Georgia, acquired iPCS in a tax-free stock transaction. iPCS was designated as an unrestricted subsidiary of AirGate and both companies operated as separate business entities. Due to restrictions in AirGate's indenture governing its outstanding notes, AirGate could not provide funding or financial support to iPCS. On February 23, 2003, the Company and its subsidiaries filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Georgia (the "Filing") (see Note 3). As a result of the Filing and an accumulated deficiency of $372.4 million at September 30, 2003, the realization of assets and liquidation of liabilities, without substantial adjustments and/or changes of ownership was subject to uncertainty. In addition, iPCS was in default with its senior credit facility and its indenture governing its senior discount notes and had no remaining availability under its senior credit facility. As a result as of September 30, 2002 and 2003, there was substantial doubt about the Company's ability to continue as a going concern. On March 31, 2004, the Company filed its Joint Plan of Reorganization with the Bankruptcy Court and subsequently amended it on April 16, 2004 and May 25, 2004. On July 9, 2004, the Plan was approved by the Bankruptcy Court and was declared effective on July 20, 2004. With the net proceeds from the offering of the senior notes approved by the Plan of Reorganization and subject to the Company's ability to manage subscriber growth and achieve operating efficiencies, cash and cash equivalents, combined with cash flows from operations, are expected to be sufficient to fund any operating losses and working capital and to meet capital expenditure needs and debt service requirements for the foreseeable future.

        The consolidated financial statements included herein include the accounts of iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc. In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, the Company adopted fresh-start accounting as of July 1, 2004, and the Company's emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company." Under fresh-start accounting, the reorganization equity value of the company was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations." As a result of the implementation of fresh-start accounting, the financial statements of the Company after the effective date are not comparable to the Company's financial statements for prior periods.

        The PCS market is characterized by significant risks as a result of rapid changes in technology, increasing competition and the cost associated with the build-out of a PCS network. The Company's continuing operations are dependent upon Sprint's ability to perform its obligations under the Sprint Agreements. In addition, the Company must be able to attract and maintain a sufficient customer base and achieve satisfactory growth while successfully managing operations to generate enough cash from operations to meet future obligations. Changes in technology, increased competition, or the inability to obtain required financing or achieve break-even operating cash flow, among other factors, could have an adverse effect on the Company's financial position and results of operations.

(2)    Summary of Significant Accounting Policies

  (a)    Revenue Recognition

        The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. Effective July 1, 2003, the Company adopted Emerging Issues Task Force ("EITF") Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." The EITF guidance addresses accounting for arrangements that involve multiple revenue-generating activities. In applying this guidance, separate contracts with the same party, entered into at or near the same time, are presumed to be abundled transaction, and the their beginning after June 15, 2003. The Company has elected to apply this guidance prospectively from July 1, 2003. Prior to the adoption of EITF 00-21, under the provisions of SAB No. 101, the Company accounted for the sale of handsets and the subsequent service to the customer as a single unit of accounting because the wireless service provided by the Company is essential to the functionality of the customers' handsets. Accordingly, the Company deferred all activation fee revenue and its associated costs and amortized these revenues and costs over the average life of its customers, which is estimated to be 30 months. Under EITF 00-21, the Company is not required to consider whether customers can use their handsets without the wireless service provided to them. Because the Company meets the criteria stipulated in EITF 00-21, the adoption of EITF 00-21 requires the Company to account for the sale of the handset as a separate unit of accounting from the subsequent service to the customer. With the adoption of EITF 00-21, the Company now recognizes activation fee revenue generated from its retail stores as equipment revenue. In addition, the Company recognizes the portion of the activation fee costs related to the handsets sold in its retail stores. Subsequent to July 1, 2003, the Company has continued to apply the provisions of SAB No. 101 and defer and amortize activation fee revenue and costs generated by subscribers outside its retail stores.

        The Company recognizes service revenue from its customers as they use the service. The Company provides a reduction of recorded revenue for billing adjustments, estimated uncollectible late payment fees and early cancellation fees. The Company provides for a reduction of recorded revenue for rebates and discounts given to customers on wireless handset sales in accordance with the EITF 01-9 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." The Company participates in the Sprint national and regional distribution program in which national retailers, such as Radio Shack and Best Buy, sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Sprint agreements, when a national retailer sells a handset purchased from Sprint to a subscriber in the Company's territory, the Company is obligated to reimburse Sprint for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint wireless services under the Sprint and Sprint PCS brands and marks. The Company does not receive any revenues from the sale of wireless handsets by national retailers. The Company classifies these Sprint wireless handset subsidy charges as a selling and marketing expense for a wireless handset sale to a new customer and classifies these subsidies as a cost of service for a wireless handset upgrade to an existing customer.

        Sprint retains 8% of collected service revenues from Sprint customers based in the Company's markets and from non-Sprint customers who roam onto the Company's network. The amount retained by Sprint is recorded as cost of service and roaming. Revenues generated from the sale of handsets and accessories and from roaming services provided to Sprint and other Sprint affiliate customers who are not based in the Company's markets are not subject to the 8% affiliation fee for Sprint.

  (b)    Allowance for Doubtful Accounts

        Estimates are used in determining the allowance for doubtful accounts and are based on historical write-off experience and the uncollectibility of accounts receivable by aging category, as well as current information regarding the credit quality of the Company's customers. Using this information, the Company estimates allowances for uncollectibility relative to the aging categories. Bad debt expense as a percentage of service revenues for the period ended September 30, 2004, the period ended July 1, 2004, and the years ended September 30, 2003 and 2002 was 1.3%, 0.2%, 2.2% and 6.3%, respectively. The allowance for doubtful accounts as of September 30, 2004 and 2003 was $1.2 million and $2.5 million, respectively.

  (c)    Reserve for First Payment Default Customers

        From October 2001 to March 2003, the Company reserved a portion of its revenue related to new customers for those customers that it anticipated would never pay a bill. In the first fiscal quarter of 2003, the Company implemented a $125 deposit for its sub-prime credit customers, and in February 2003, this deposit requirement was increased to $250. The stricter credit requirements have significantly improved the credit quality of its customer base; therefore, in the first quarter of 2003, the Company discontinued the reserve for first payment default customers.

  (d)    Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, demand deposits and money market accounts with original maturities of three months or less.

  (e)    Inventories

        Inventories consist of wireless handsets and related accessories held for resale. Inventories are carried at the lower of cost or market using the first-in, first-out method. Cost is based on prices paid to Sprint. Market is determined using replacement cost which is consistent with industry practices. The Company maintains a reserve for obsolete or excess handset inventory for models that remain in inventory after 30 days of being discontinued by Sprint PCS.

  (f)    Property and Equipment, net

        Property and equipment are stated at realizable value, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Weighted average remaining useful lives for the revalued assets and the estimated useful lives for new assets used by the Company are as follows:

	Weighted Average Remaining Useful Life	New Useful Life
Network assets and towers	5 years	5-15 years
Computer equipment	1 year	3 years
Furniture, fixtures and office equipment	3 years	3-5 years

        Construction in progress includes expenditures for the purchase of capital equipment, design services, and construction services and testing of the Company's network. The Company capitalizes interest on its construction in progress activities. There was no interest capitalized in the period ended July 1, 2004 or the period ended September 30, 2004. Interest capitalized for the years ended September 30, 2003 and September 30, 2002 totaled $0.2 million and $6.5 million, respectively. When the network assets are placed in service, the Company transfers the assets from construction in progress to network assets and depreciates those assets over their estimated useful life.

  (g)    Financing Costs

        Costs incurred in connection with the senior credit facility and senior discount notes were deferred and are amortized into interest expense over the term of the respective financing using the straight-line and effective interest method, respectively. In conjunction with the Filing in February 2003, the Company charged to reorganization expense the remaining unamortized amount of the deferred financing costs related to the senior discount notes. The remaining unamortized amount of the deferred financing costs related to the senior credit facility was charged to reorganization expense as the balance of the senior credit facility was paid off in full as part of the Plan of Reorganization. Costs incurred with the new senior notes were deferred and are amortized straight line into interest expense over the eight year term of the notes.

  (h)    Income Taxes

        As part of the process of preparing the Company's consolidated financial statements, the Company is required to estimate its taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. The Company must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent realization is not more likely than not, the Company must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. To the extent the Company establishes a valuation allowance or increases this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining the Company's provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.

  (i)    Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

        The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS No. 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of the assets.

  (j)    Use of Estimates

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated balance sheets and revenues and expenses during the reporting periods to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

        The most significant of such estimates include:

  •
  Allowance for doubtful accounts;

  •
  Estimated customer life in terms of amortization of deferred revenue and costs of acquisition;

  •
  Impairment and useful lives of long-lived assets; and

  •
  Accrual for property taxes.

  (k)    Concentration of Risk

        The Company relies on Sprint to provide certain back-office functions such as billing and customer care, activation of new subscribers, handset logistics and technology development. Should Sprint be unable to provide these services, the Company could be negatively impacted (see Note 7).

        The Company's cell sites are located on towers leased from a limited number of tower companies, with one company owning approximately 33% of the Company's leased towers. Additionally, the Company derives substantial revenues and expenses from Sprint and Sprint PCS (see Note 7).

        The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts. Such deposits are not insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with these uninsured deposits.

        Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base. Initial credit evaluations of customers' financial condition are performed and security deposits are obtained for customers with a higher credit risk. The Company maintains an allowance for doubtful accounts for potential credit losses.

  (l)    Comprehensive Income (Loss)

        No statements of comprehensive income (loss) have been included in the accompanying consolidated financial statements since the Company does not have any other comprehensive income (loss) to report.

  (m)    Reorganization Items

        Reorganization items relate to income recorded and expenses incurred as a direct result of the Filing and include professional fees, adjustments to carrying value of debt, employee severance payments, employee retention payments, lease termination accruals, fresh-start accounting adjustments, and other items. Reorganization items are separately identified on the Consolidated Statements of Operations.

  (n)    Advertising Costs

        The Company expenses advertising costs when the advertisement occurs. Advertising expense totaled $2.4 million for the period ended September 30, 2004, $5.0 million for the period ended July 1, 2004, $5.0 million for the year ended September 30, 2003, and $12.6 million for the year ended September 30, 2002.

  (o)    Asset Retirement Obligations

        The Company's network is located on leased property and the Company has certain legal obligations related to its tower leases which fall within the scope of SFAS No. 143, "Accounting for Asset Retirement Obligations." These legal obligations upon lease termination primarily include certain obligations to remediate leased tower space on which the Company's network equipment is located. During the year ended September 30, 2003, the Company recorded an initial asset retirement obligation of $0.4 million and increased the cost of the related assets by $0.4 million. For the periods ending September 30, 2004 and July 1, 2004, approximately $19,000 and $0.1 million of accretion expense was recorded, respectively, to increase the asset retirement obligation to its present value.

  (p)    Loss Per Share:

        Basic and diluted loss per share for the Successor Company are calculated by dividing the net loss available to common stockholders by the weighted average number of shares of common stock of iPCS, Inc. Pursuant to the Company's Plan of Reorganization, 8.6 million shares were distributed to its unsecured creditors on the effective date and the remaining 0.4 million shares held in reserve will be distributed upon resolution of disputed claims. The full nine million shares were used in the calculation of weighted average shares. The calculation was made in accordance with SFAS No. 128, "Earnings Per Share." The basic and diluted loss per share are the same because the inclusion of the incremental potential common shares from any assumed exercise of stock options is antidilutive. Per share information is not presented for the Predecessor Company as it is not meaningful.

        Potential common shares excluded from the loss per share computations were 575,500 stock options because they were antidilutive.

  (q)    New Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R") that addresses the accounting for share-based payment transactions in which a Company receives employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees", that was provided in Statement 123 as originally issued. Under SFAS No. 123R companies are required to record compensation expense for all share based payment award transactions measured at fair value. This statement is effective for quarters ending after June 15, 2005. The Company has not yet determined the impact of applying the various provisions of SFAS No. 123R.

        In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," which is effective at the beginning of the first interim period beginning after June 15, 2003. However, certain aspects of SFAS 150 have been deferred. SFAS No. 150 establishes standards for the Company's classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The adoption of the applicable aspects of SFAS 150 did not have a material impact on the Company's financial position, results of operations or cash flows.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for hedging of contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and did not have a material impact on the Company's results of operations, financial position or cash flows.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," which was amended in December 2003. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. This interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable entities obtained after January 31, 2003. The interpretation is generally effective for interim periods ending after December 15, 2003 for all variable interests in variable interest entities created prior to January 31, 2003. The adoption of Interpretation No. 46 did not have a material impact on the Company's financial position, results of operations, or cash flows.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. This interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees. Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The initial recognition and measurement provisions of Interpretation No. 45 are effective for guarantees issued or modified after December 31, 2002. The recognition of a liability does not apply for guarantees issued between either a parent and their subsidiaries or corporations under common control. However, the disclosure provisions of Interpretation No. 45 do apply. iPCS Wireless, Inc. and iPCS Equipment, Inc. which are both wholly owned subsidiaries of iPCS, Inc., have unconditionally and joint and severally guaranteed the new senior notes. The adoption of Interpretation No. 45 did not have a material impact on the Company's financial position, results of operations, or cash flows.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides new guidance on the recognition of costs associated with exit or disposal activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 supercedes previous accounting guidance provided by EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." EITF No. 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS No. 146 on October 1, 2002. There was no material impact on adoption.

(3)    Plan of Reorganization

        On February 23, 2003, the Company filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia. On this same date, the Company filed an action against Sprint alleging that Sprint had breached its agreements with the Company, causing it severe financial damage. The Company continued to operate as a debtor-in-possession, which allowed the Company to use cash collateral and post-petition collections of receivables in accordance with a budget, subject to the condition that with the month ending March 31, 2003, and each month ending thereafter, any cash collateral in excess of $12.0 million ("target balance") was to be immediately paid to the Administrative Agent for the senior secured lenders. In addition, as adequate protection for the use of the cash collateral, the Company paid to the Administrative Agent on the 15th day of each month $0.1 million to the Administrative Agent, which was used to pay 1) the reasonable post-petition fees and expenses on a monthly basis by the professionals retained by the Administrative Agent and 2) interest payments due under the pre-petition credit agreement.

        The cash collateral order was amended on June 24, 2003, such that as of June 30, 2003, and each month ending thereafter, any cash collateral in excess of the target balance was divided by 50%, with the first 50% paid to the Administrative Agent for the senior secured lenders, and the remaining 50% held on account by the Administrative Agent which the Company could access at any month end where its cash collateral balance fell below the target balance. For the period ended July 1, 2004 and the year ended September 30, 2003, the Company paid to the Administrative Agent $6.7 million and $6.9 million, respectively, under the cash collateral order. For the period ended July 1, 2004 and the year ended September 30, 2003, the Company paid to the Administrative Agent as adequate protection fees $0.9 million and $0.7 million, respectively. At July 1, 2004, the Company had on account with the Administrative Agent from the cash collateral order $8.5 million. This balance on account was applied against the outstanding balance of the senior credit facility and the remaining balance was paid in full as part of its Plan of Reorganization.

        The Bankruptcy Code provides that the Company has an exclusive period during which only it may file a Plan of Reorganization. The Company obtained approval from the Bankruptcy Court to extend its exclusive period to March 31, 2004. As part of its Plan of Reorganization, on March 22, 2004, the Bankruptcy Court authorized the Company to proceed with an offering of senior notes and the execution of related agreements, to issue a preliminary and final offering memorandum, and to use cash collateral to pay expenses and interest to be funded into escrow related to the senior notes.

        On March 31, 2004, the Company filed its Joint Plan of Reorganization with the Bankruptcy Court and subsequently amended it on April 16, 2004 and May 25, 2004. On April 17, 2004, the Company filed with the Bankruptcy Court a disclosure statement summarizing the Plan of Reorganization that was subsequently amended on May 26, 2004. On May 27, 2004, there was a hearing in Bankruptcy Court that approved the adequacy of the disclosure statement.

        In connection with the Bankruptcy Court's approval of the Company's disclosure statement, the Bankruptcy Court also approved voting procedures for the Company's creditors who were entitled to vote on the Plan of Reorganization. The Bankruptcy Code provides for priority of certain types of claims over other claims. In compliance with the Bankruptcy Code, the Plan of Reorganization divided the claims against and Interests in the Company into seven different classes. A summary of the classes and the treatment and voting rights of each class is set forth below:

Class	Class Description	Treatment	Voting Rights
Class 1	Other Secured Claims	Paid in full	Unimpaired—Non-voting
Class 2	Priority Claims	Paid in full	Unimpaired—Non-voting
Class 3	Pre-petition Lender Claims	Paid in full	Unimpaired—Non-voting
Class 4	General Unsecured Claims in excess of $10,000	Received a pro rata share of 9,000,000 shares of new common stock of the Company. Class 4 Claimants could also elect, in writing, to reduce their claim amount to $10,000 and be treated a a Class 5 claimant	Impaired—Voting
Class 5	Unsecured Convenience Class for claims $10,000 or less	Received a cash payment of 50% of their claim amount	Impaired—Voting
Class 6	Subordinated Claims	None	Impaired—Non-voting
Class 7A	iPCS, Inc. Interests	No distributions made and such interests cancelled and fully extinguished	Impaired—Non-voting
Class 7B	iPCS Wireless, Inc. Interests	No distributions, but interests retained	Unimpaired—Non-voting
Class 7C	iPCS Equipment, Inc. Interests	No distributions, but interests retained	Unimpaired—Non-voting

        The Bankruptcy Court confirmed the Company's Joint Plan of Reorganization on July 9, 2004 and it was declared effective on July 20, 2004. The significant terms of the Plan are as follows:

  •
  The net proceeds from the new senior notes offering were used to pay off in full the balance outstanding under the Company's senior credit facility. The remaining net proceeds were used by the Company to satisfy all other secured claims, administrative and other priority claims and unsecured convenience claims and will be used in the future for general corporate purposes.

  •
  All of the Company's subordinated claims were discharged and all of its existing capital stock was cancelled.

  •
  The Company issued 8.6 million shares of new common stock to the Company's general unsecured creditors in satisfaction and retirement of their claims. An additional 0.4 million shares are held in reserve to be issued upon resolution of the outstanding disputed claims. The Company believes that the resolution of the disputed claims will not have a material effect on the Company's consolidated financial statements. An additional one million shares were reserved for issuance to certain members of the Company's management, directors and other employees.

  •
  The Company assumed its affiliation agreements, as amended, with Sprint; settled all claims by and between the Company and Sprint, which resulted in the write-off of all pre-petition claims, as set forth in the settlement agreement and mutual release; and paid Sprint approximately

    $5.1 million in full and complete satisfaction of the Company's obligation to cure defaults under its affiliation agreements with Sprint.

  •
  The Company assumed all contracts and leases that had not been previously rejected.

  •
  Timothy M. Yager was appointed as president and chief executive officer.

  •
  Four new directors were appointed to the Company's board of directors.

  •
  The Plan released (a) all of the Company's officers, directors and employees, in each case, as of the date of the commencement of the hearing on the disclosure statement; (b) the Company's creditors' committee and all of its members, in their respective capacities as such; (c) the trustee under the indenture for the Company's existing senior discount notes, in its capacity as such; (d) the lenders under the Company's senior credit facility, in their capacities as such; (e) the agent for the lenders under the Company's senior credit facility, in its capacity as such; (f) the holders of the senior discount notes, in their capacity as such; and (g) with respect to each of the above-named persons, such person's present affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

        The Company's emergence from Chapter 11 proceedings resulted in a new reporting entity with the adoption of fresh-start accounting in accordance with the SOP 90-7. Pursuant to SOP 90-7, the accounting for the effects of the reorganization occurred as of the confirmation date because there were no remaining conditions precedent to the effectiveness of the plan as of the July 9, 2004 confirmation date. For accounting purposes, the Company applied fresh-start accounting as of July 1, 2004, because the results of operations for the eight days through July 9, 2004 did not have a material impact on the reorganized company's financial position, results of operations and cash flows. The estimated reorganization equity value of the Company of $95.0 million, which served as the basis for the Plan approved by the Bankruptcy Court, was used to determine the value allocated to the assets and liabilities of the Reorganized Company in proportion to their fair values and is in conformity with SFAS No. 141 "Business Combinations." The reorganization equity value was determined utilizing appraisals, commonly used discounted cash flow valuation methods and selected price earnings multiples of publicly-traded companies similar to the Company to determine the relative fair values of the Company's assets and liabilities. Factors taken into consideration included projected revenue growth, market and industry growth rates, competition and general economic conditions, working capital and capital expenditure requirements. Changes to the values allocated to the assets and liabilities of the Reorganized Company are not expected to be material.

        As a result of the Company's reorganization and application of fresh-start accounting, in the period ended July 1, 2004, the Company recognized income of approximately $132.0 million on the cancellation of debt and recorded charges of approximately $79.9 million related to the revaluation of the Company's assets and liabilities.

        The table below shows our unaudited consolidated balance sheet that reflects reorganization and fresh-start accounting adjustments that the Company recorded as of July 1, 2004 (in thousands):

	Pre Reorganization Balance	Reorganization and Fresh-Start Adjustments	Reference	Post Reorganization Balance
Cash and cash equivalents	$18,771	$171,632	(1)	$190,403
Restricted cash	168,417	(168,417)	(1)	—
Accounts receivable, net	14,848	28	(2)	14,876
Receivable from Sprint	10,733			10,733
Inventories, net	1,044			1,044
Prepaid expenses	7,241	(3,231)	(1)	4,010
Other current assets	186			186

Total current assets	221,240	12		221,252
Property and equipment, net	149,427	(9,097)	(2)	140,330
Financing costs	3,741	2,645	(3)	6,386
Customer activation costs	1,627	(1,627)	(2)	—
Intangible assets, net	—	81,912	(2)	81,912
Other assets	987	359	(4)	1,346

Total assets	$377,022	$74,204		$451,226

Accounts payable	$2,350	1,370	(4)	$3,720
Accrued expenses	12,301	11,893	(3)(4)	24,194
Payable to Sprint	27,365			27,365
Deferred revenue	5,451			5,451
Current maturities of long-term debt and capital lease obligations	126,576			126,576

Total current liabilities	174,043	13,263		187,306
Customer activation fee revenue	2,734	(2,734)	(2)	—
Other long term liabilities	8,659	(5,140)	(2)	3,519
Long-term debt and capital lease obligations, excluding current maturities	165,401			165,401

Total liabilities not subject to compromise	350,837	5,389		356,226

Liabilities subject to compromise	226,831	(226,831)	(5)	—
Common stock	—	87	(5)	87
Additional paid-in-capital	192,850	(97,937)	(5)	94,913
Accumulated deficiency	(393,496)	393,496	(6)	—

Total stockholders' equity (deficiency)	(200,646)	295,646		95,000

Total liabilities and stockholders' equity	$377,022	$74,204		$451,226

(1)
Reflects the merger of iPCS Escrow Holding Company, with and into iPCS, Inc, and proceeds from the senior notes offering plus prepaid interest held in escrow released and transferred to operating cash.

(2)
Reflects adjustments to accounts receivable, property and equipment, customer activation fee costs, intangible assets, customer activation fee revenue, and other long-term liabilities to fair value.

(3)
Reflects the write-off of unamortized financing costs of $2.3 million related to the senior credit facility that was paid in full under the Plan of Reorganization and the accrual of deferred financing fees of $4.9 million relating to the new senior notes.

(4)
Reflects the accrual of additional restructuring expenses relating to success fees for financial advisors, other professional fees, and estimated amounts payable for disputed claims.

(5)
Reflects the discharge of liabilities subject to compromise. Per the terms of the Plan of Reorganization, claims other than to Sprint were settled either with cash or with the issuance of stock in the new company. The income from cancellation of debt of $132.0 million for the period ended July 1, 2004 represents the difference between the carrying value of the Class 4 General Unsecured Claims of $224.4 million and the value of new common stock issued to the Class 4 creditors plus the 50% write-off of the carrying value of the Class 5 Unsecured Convenience Class Claims. As part of the separate agreement with Sprint, its pre-petition claim was discharged in its entirety.

(6)
Reflects the elimination of the accumulated deficiency under fresh-start accounting.

(4)    Liabilities Subject to Compromise

       The components of liabilities subject to compromise at September 30, 2003 are as follows (in thousands):

Predecessor Company
September 30, 2003
Trade accounts payable and other accrued expenses	$6,803
Payable to Sprint	13,656
Liability for rejected lease damages	2,294
Senior discount notes	206,724

$229,477

(5)    Reorganization Income (Expense)

        The following items are included in reorganization income (expense) in the statements of operations for the period ended July 1, 2004 and the year ended September 30, 2003 (in thousands):

	Predecessor Company
	For the period from October 1, 2003 through July 1, 2004	For the year ended September 30, 2003
Fresh start accounting adjustments	$79,901	$—
Compensation expense related to the grant of stock and stock unit awards to the Chief Restructuring Officer	(2,568)	—
Professional fees and other costs related to the reorganization	(12,796)	(8,409)
Costs relating to the closing of stores and rejecting leases	(1,435)	(2,033)
Write off of debt financing costs on senior credit facility	(2,305)	—
Write off of unamortized discounts and debt financing costs on senior discount notes	—	(20,651)

	$60,797	$(31,093)

        The fresh-start accounting adjustments represent the recording of intangible assets of $81.9 million, the write-down of property and equipment of $9.1 million, and other fair value adjustments of $7.1 million.

(6)    Change in Accounting Principle

        In connection with the merger of the Company with AirGate (See Note 15), the Company changed its method of recognizing interest expense on its senior discount notes effective as of October 1, 2001. While the Company's previous method of accounting was in accordance with accounting principles generally accepted in the United States of America, the Company believed it was preferable in the circumstances because the new method recognized interest expense on a yield basis over the term of the notes using the same methodology as its then parent, AirGate. This method of amortizing interest expense is also in accordance with accounting principles generally accepted in the United States of America.

        The cumulative effect of this change in accounting principle for the periods through September 30, 2001, was a reduction in the carrying value of the senior notes by $4.3 million along with a corresponding decrease in the Company's net loss. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes", the change in accounting has been reflected as a cumulative change in accounting principle effective as of October 1, 2001.

(7)    Sprint Agreements

        Under the Sprint agreements, Sprint provides the Company significant support services such as customer service, billing, long distance transport services, national network operations support, inventory logistics support, use of the Sprint and Sprint PCS brand name, national advertising, national distribution and product development. Additionally, the Company derives substantial roaming revenue when Sprint's and other PCS Affiliates of Sprint's wireless customers incur minutes of use in the Company's territories and incurs expense to Sprint and to other PCS Affiliates of Sprint when the Company's customers incur minutes of use in Sprint's and other PCS Affiliates of Sprint's territories. The expense is recorded in the cost of service and roaming and in the selling and marketing detail lines within the statement of operations. Cost of service and roaming transactions with Sprint include the 8% affiliation fee, long distance, roaming expenses, billing support and customer care support. Cost of equipment relates to inventory sold by the Company that was purchased from Sprint under the Sprint agreements. Selling and marketing transactions relate to subsidized costs on wireless handsets and commissions under Sprint's national distribution program.

        Sprint is a service provider for a significant portion of technical, marketing and administrative functions. These functions include billing, customer care, credit and collections, network operations support, inventory logistics handling, long distance transport and marketing and design of the products and services the Company sells. In addition, Sprint collects payments from customers, and according to the terms of the Sprint agreements, remits to the Company its percentage of these revenues, net of the 8% affiliation fee.

        For the period ended September 30, 2004, the period ended July 1, 2004, and the years ended September 30, 2003 and 2002, 97%, 97%, 98% and 96%, respectively, of the Company's revenue was derived from data provided by Sprint. Of the Company's cost of service and roaming, 68%, 65%, 62% and 62% for the period ended September 30, 2004, the period ended July 1, 2004, and the years ended September 30, 2003 and 2002, respectively, was derived from data provided by Sprint. The Company reviews all charges from Sprint and disputes certain of these charges in cases where the Company does not receive enough supporting detail to validate the charges or it does not believe Sprint can charge the Company for certain expenses under the terms of the Sprint agreements. At September 30, 2003, the Company had disputed charges totaling $5.9 million, of which $2.3 million were subject to compromise. In conjunction with the Company's Plan of Reorganization and as part of the Company's settlement and release agreement with Sprint, all disputes were resolved on the effective date (see Note 3). At September 30, 2004 the Company had $0.1 million in new disputed charges.

        Amounts relating to the Sprint agreements for the period ended September 30, 2004, the period ended July 1, 2004, and the years ended September 30, 2003 and 2002, are as follows (in thousands):

	Successor Company	Predecessor Company
	For the Period from July 2, 2004 through September 30, 2004	For the Period from October 1, 2003 through July 1, 2004	For the Year Ended September 30, 2003	For the Year Ended September 30, 2002
Amounts included in the Consolidated Statements of Operations:
Service revenue	$37,909	$107,097	$145,249	$116,187

Roaming revenue	$15,829	$34,525	$44,220	$47,303

Cost of service and roaming:
Roaming	$9,645	$22,932	$30,672	$35,101
Customer service	5,294	12,897	18,897	17,692
Affiliation fees	3,018	8,685	10,993	9,312
Long distance	1,465	5,946	8,185	9,190
Other	436	3,326	12,138	7,840

Total cost of service and roaming	$19,858	$53,786	$80,885	$79,135

Cost of equipment	$5,584	$12,801	$11,797	$20,484

Selling and marketing	$2,393	$8,792	$9,234	$13,187

Cancellation of payable	$—	$11,026	$—	$—

	Successor Company	Predecessor Company
	September 30, 2004	September 30, 2003
Amounts included in the Consolidated Balance Sheets:
Receivable from Sprint	$13,264	$6,482
Inventories	1,310	600
Payable to Sprint—Not subject to compromise	24,404	15,262
Payable to Sprint—Subject to compromise (see Note 4)	—	13,656

(8)    Amendments to Sprint Agreement

        On March 8, 2000, the Company entered into an amendment to the Sprint PCS agreements to expand its service area to include 20 basic trading areas ("BTAs") located in Michigan, Iowa and Nebraska (the "Expansion"). In connection with the Expansion, the Company agreed to purchase certain network assets under construction in four BTAs in Michigan, for a purchase price to be determined on the closing date based upon the assets to be purchased and the stage of completion of those assets as of the closing date. In addition, in connection with the Expansion, the Company was granted an option, exercisable by the Company at any time prior to January 31, 2001, to add the Iowa City and Cedar Rapids, Iowa BTAs to its service area. As consideration to be the exclusive provider of

Sprint PCS services in the Expansion territory, the Company committed to grant to Sprint PCS a warrant to acquire 2% of the equity of the Company at the earliest of July 15, 2000, the closing of an initial public offering, or the consummation of a private placement of equity in an amount equal to at least $70.0 million. In connection with the closing of the sale of the convertible preferred stock discussed in Note 17, the Company issued Sprint PCS a warrant to acquire 1,151,938 shares of common stock of the Company on July 12, 2000 at an exercise price of $4.95 per share. The warrants are exercisable by Sprint PCS beginning on or after July 15, 2001 and expiring on July 15, 2007. The fair value of the warrants, as determined using the Black-Scholes model, was approximately $9.1 million and was recorded as an increase to paid in capital with a corresponding amount recorded as an intangible asset representing the right to be the exclusive provider of Sprint PCS services in the Expansion territory. Such intangible asset was being amortized over a life of 18.5 years, which was the remaining term of the Sprint PCS agreement at the date the warrants were issued. Upon the merger with AirGate, AirGate assumed the warrants previously issued by iPCS to Sprint. At September 30, 2002, this intangible asset was impaired to a zero carrying value (see Note 11).

        Also on July 12, 2000, the Company purchased assets under construction in Michigan from Sprint PCS for approximately $12.7 million. The Company allocated approximately $9.2 million of the purchase price to property based on the fair value of the assets acquired, with the excess amount of $3.5 million allocated to the intangible asset representing the right to be the exclusive provider of Sprint PCS services in Michigan. The intangible asset was being amortized over a life of 18.5 years, which was the remaining term of the Sprint PCS agreement at the date the assets were acquired. At September 30, 2002, this intangible asset was impaired to a zero carrying value (see Note 11).

        On January 10, 2001, the Company exercised its option to purchase from Sprint PCS certain telecommunications equipment and retail store assets and inventory located in the Iowa City and Cedar Rapids, Iowa markets. Concurrently with the closing, the Sprint Management Agreement which sets forth the terms of the Company's long-term affiliation with Sprint was amended to reflect the expansion of the Company's territory to include these two additional Iowa markets which included approximately 14,000 customers. The Company closed on this transaction on February 28, 2001 and paid approximately $31.7 million for these two markets. The Company accounted for this business combination using the purchase method.

        On March 26, 2004, the Company executed a settlement agreement and mutual release with Sprint, the official committee of unsecured creditors of the Company, and Toronto Dominion, as administrative agent for the Company's senior credit facility. The settlement and release agreement was signed to avoid the expense inherent with litigation and to resolve all the disputes among the parties, including those included in the various complaints filed against Sprint. The settlement and mutual release agreement was executed contemporaneously with Addendum VIII to the Sprint agreements.

        Addendum VIII became effective on April 1, 2004 and provides the Company with a number of benefits including a reduced fixed fee for various back office services and an increased roaming rate. The fee for CCPU charges per average subscriber per month is $7.25 for April 1, 2004 through December 31, 2004, $7.00 for 2005, and $6.75 for 2006. Charges included in this CCPU fee include billing, customer care, national platform and feature charges and other back office services. Under the amendment, Sprint will charge the Company $23 for each new activation. This fee is fixed through December 31, 2006. Beginning January 1, 2007, the fees for CCPU and CPGA will be adjusted based on an agreed upon formula. The amendments also establish a fixed reciprocal roaming rate through

December 31, 2006 of $0.058 per minute for voice and 2G data minutes, and $0.0020 per kilobyte for 3G data, in each case, for all Sprint PCS subscribers and subscribers of resellers of Sprint PCS service as of the date of the amendments. Beginning in January 2007, the Sprint PCS reciprocal roaming rate for voice and 2G and 3G data will change based on an agreed upon formula.

        The amendments provide the Company with protective rights to decline to implement certain future program requirement changes that Sprint PCS proposes that would adversely affect the Company's business. The amendments also grant the Company, through December 2006, the right to amend the Sprint agreements to obtain the most favorable term provided under affiliation agreements with another PCS affiliate of Sprint of similar size; provided that the Company must agree to accept all of the terms and conditions set forth in such other agreement. The Company also has a right of first refusal to build out new coverage within the Company's territory. If the Company does not exercise this right, then Sprint PCS may build out the new coverage, or may allow another PCS affiliate of Sprint PCS to do so, in which case Sprint PCS has the right to manage the new coverage. The Company also was granted the exclusive option until September 30, 2005, to add the Mackinac Island, Michigan market consisting of two BTAs with a total population of approximately 168,000 to its territory. The Company exercised this option on June 15, 2004.

        On July 28, 2004, the Company amended its Sprint PCS agreements by entering into Amendment IX to its Sprint PCS Management Agreement and Sprint PCS Service Agreement with Sprint PCS. This amendment acknowledged the Company's exercise of the Mackinac Michigan BTA option and updated the Service Area BTAs to reflect the new additional territory.

(9)    Property and Equipment

        Property and equipment consists of the following at September 30, 2004 and 2003 (in thousands):

	Successor Company	Predecessor Company
	September 30, 2004	September 30, 2003
Network assets	$134,552	$247,834
Computer equipment	874	4,645
Furniture, fixtures, and office equipment	2,935	4,175
Vehicles	530	939
Contruction in progress	4,830	5,335

Total property and equipment	143,721	262,928
Less accumulated depreciation and amortization	(8,790)	(92,308)

Total property and equipment, net	$134,931	$170,620

        During the year ended September 20, 2002, the Company determined an impairment analysis was necessary due to significant adverse changes to the business plan for the Company as well as a generally weak secondary market for telecommunications equipment. Based on the estimated fair value of the reporting group, the Company recorded an impairment charge of approximately $29.4 million associated with property and equipment (principally network assets). No additional impairment was necessary at September 30, 2003.

        On July 1, 2004, as a result of our reorganization and in accordance with fresh-start accounting under SOP 90-7, we wrote down our property and equipment to their estimated fair values and recorded charges totaling $9.1 million to reorganization expense. No additional impairment was necessary at September 30, 2004.

        The following is a summary of property and equipment under capital leases included in the accompanying consolidated balance sheets as follows (in thousands):

	Successor Company	Predecessor Company
	September 30, 2004	September 30, 2003
Network assets	$340	$355
Less accumulated depreciation and amortization	(7)	(45)

Net	$333	$310

(10)    Loss on Disposal of Property and Equipment

        As a result of the Company's merger with AirGate, management committed to a new business plan with respect to the Company's network build-out and selling and marketing organizational structure. Accordingly, the carrying value of property and equipment associated with identified locations affected by the new business plan were adjusted to their fair value. These adjustments to fair value resulted in loss on disposal of assets of approximately $6.3 million for the year ended September 30, 2002. For the year ended September 30, 2002, approximately $1.7 million of lease obligations costs were included in general and administrative costs, which represent the lease obligation associated with the exit of these locations.

(11)    Goodwill and Intangible Assets

        The wireless telecommunications industry experienced significant declines in market capitalization throughout most of 2002 and 2003. These significant declines in market capitalization resulted from concerns surrounding anticipated weakness in future subscriber growth, increased subscriber churn, lower average revenue per user (ARPU) and liquidity concerns. As a result of these industry trends, iPCS' parent company during 2002 and 2003, AirGate, experienced significant declines in its market capitalization subsequent to its merger with the Company. Additionally, there were significant adverse changes to the business plan for the Company. These changes include reduced new subscriber additions, lower ARPU, increased service and pass through costs from Sprint and lower roaming margins from Sprint. Wireless industry acquisitions subsequent to the merger with AirGate were valued substantially lower on a price per population and price per subscriber basis. As a result of these transactions and industry trends, the fair value of its assets had been reduced. In accordance with SFAS No. 142, the Company recorded a goodwill impairment charge of $8.1 million during the year ended September 30, 2002. Also, during the year ended September 30, 2002, the Company recorded an intangible asset impairment of $23.6 million associated with the Company's right to provide service under the Sprint agreements and the acquired subscriber base related to the Iowa City and Cedar Rapids, Iowa markets, the Company acquired from Sprint as part of its amendment to its Sprint agreements in July 2000 (see Note 8).

        On July 1, 2004, as a result of our reorganization and in accordance with fresh-start accounting under SOP 90-7, we revalued our assets to their estimated fair values. With the implementation of fresh-start accounting, the Company recorded intangible assets of $19.8 million relating to the fair value of the customer base and $62.1 million relating to the fair value of the right to provide service under the Sprint agreements. The customer base is being amortized over the estimated average life of a customer, or 30 months. The right to provide service under the Sprint agreements is being amortized over the remaining term of the agreement or 14.5 years.

        The amortization of intangible assets for the period ended September 30, 2004, the period ended July 1, 2004, the year ended September 30, 2003 and the year ended September 30, 2002, was $3.1 million, $0.0 million, $3.3 million and $3.9 million, respectively. The amortization period, gross carrying amount, accumulated amortization and net carrying amount of intangible assets at September 30, 2004 and September 30, 2003 are as follows (in thousands):

	Successor Company
	September 30, 2004
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Right to provide service under the Sprint agreements	174 months	$62,127	$(1,072)	$61,055
Customer base	30 months	19,785	(1,979)	17,806

		$81,912	$(3,051)	$78,861

	Predecessor Company
	September 30, 2003
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Right to provide service under the Sprint agreements in Iowa, Nebraska and Michigan markets	240 months	$2,553	$(2,553)	$—
Right to provide service under the Sprint agreements for Iowa Nebraska and Michigan markets	240 months	1,092	(1,092)	—
Acquired customer base—Iowa markets	30 months	5,321	(5,321)	—

		$8,966	$(8,966)	$—

(12)    Long-Term Debt and Capital Lease Obligations

        Long-term debt consists of the following at September 30, 2004 and 2003 (in thousands):

	Successor Company	Predecessor Company
	September 30, 2004	September 30, 2003
Senior credit facility	$—	$127,711
Senior notes due 2012	165,000	—
Senior discount notes, subject to compromise at September 30, 2003	—	206,724
Capital lease obligations	407	410

Total long-term debt and capital lease obligations	165,407	334,845
Less: current portion	7	127,715
Less: debt subject to compromise (see Note 4)	—	206,724

Long-term debt and capital lease obligations, excluding current maturities	$165,400	$406

        At September 30, 2004, future minimum capital lease payments are as follows (in thousands):

Year	Capital Lease Obligations
2005	$59
2006	61
2007	64
2008	66
2009	69
Thereafter	539

Total minimum payments	858
Less: amount representing interest	(451)

Present value of minimum payments	407
Less: current maturities	(7)

Capital lease obligations, excluding current maturities	$400

Senior Credit Facility

        On July 12, 2000, the Company entered into an amended and restated credit facility with Toronto Dominion (Texas), Inc. and GE Capital Corporation for a $140.0 million senior credit facility ("senior credit facility"). The senior credit facility permited the Company to borrow up to $140.0 million through two tranches (Tranche A—$90.0 million and Tranche B—$50.0 million) subject to a borrowing base limitation that was an amount equal to 100% of the gross book value of all the property and equipment owned by the Company. The senior credit facility contained certain financial ratios and other financial conditions and was collateralized by all of the Company's assets and assignment of the Sprint Agreements.

        The senior credit facility contained ongoing financial covenants, including reaching defined subscriber levels, maximum annual spending on capital expenditures, attaining minimum subscriber revenues and certain levels of earnings before interest, taxes and depreciation and amortization ("EBITDA"), and maintaining certain leverage and other ratios such as debt to total capitalization, debt to EBITDA and EBITDA to fixed charges. The senior credit facility restricted the ability of iPCS and its subsidiaries to: create liens; incur indebtedness; make certain payments, including payments of dividends and distributions in respect of capital stock; consolidate, merge and sell assets; engage in certain transactions with affiliates; and fundamentally change its business.

        Following the merger with AirGate, the Company proposed a new business plan for fiscal year 2002 which would have violated the EBITDA loss covenants of the senior credit facility in the second half of the fiscal year 2002. On February 14, 2002, iPCS entered into an amendment, which provided relief under the EBITDA covenant and modified certain other requirements. The senior credit facility was amended again on November 1, 2002, reducing the availability of the senior credit facility by $10.0 million to $130.0 million. In exchange, iPCS' liquidity covenant was waived, as well as the minimum subscriber covenant at December 31, 2002.

        As of December 31, 2002, the Company was in default of certain of the covenants. Prior to the filing of Chapter 11, the lenders accelerated the debt; therefore, at September 30, 2003, all amounts under the senior credit facility have been classified as a current liability in the accompanying consolidated balance sheet. Under the terms of the credit facility, while in default, the interest rate applicable was to be prime base rate plus an additional two percent. As part of the amended cash collateral order, as discussed in Note 3, the senior lenders agreed to charge interest at the prime base rate only. At September 30, 2003, the, interest rate was 6.75%. As part of the Company's Joint Plan of Reorganization, as of the effective date, the senior lenders were paid in full and the remaining $2.3 million of unamortized financing costs were written off to reorganization expense (See Notes 3 and 5).

Senior Discount Notes

        On July 12, 2000, the Company issued 300,000 units consisting of $300.0 million 14% senior discount notes due July 15, 2010 (the "Notes") and warrants to purchase 2,982,699 shares of common stock at an exercise price of $5.50 per share. The warrants were exercisable at any time after July 15, 2001 for a period of ten years from the date of issuance. The Notes were issued at a substantial discount such that the Company received gross proceeds from the issuance of the units of approximately $152.3 million. On July 15, 2005, the Company would have begun incurring cash interest on the principal amount of the Notes at the rate of 14% per annum, compounded semi-annually, payable beginning January 15, 2006, and on each January 15 and July 15 thereafter. The Company amortized the discount on the Notes as interest expense over the period from date of issuance to the maturity date utilizing the effective interest method. For the years ended September 30, 2003 and 2002, the Company recorded approximately $4.5 million and $10.0 million as interest expense related to the amortization of the discount. In addition, the Company had recorded accrued interest of approximately $6.4 million at September 30, 2003 utilizing the effective interest method. The Company allocated approximately $24.9 million to the fair value of the warrants, as determined by using the Black-Scholes model, and recorded a discount on the Notes, which was recognized as interest expense over the period from date of issuance to the maturity date. For the years ended September 30, 2003 and September 30, 2002, the Company recorded approximately $0.8 million and $1.7 million, respectively, as interest expense related to the amortization of the value of the warrants. Upon the merger with AirGate, AirGate assumed the warrants previously issued by iPCS. During 2003 the Company adjusted the liability for the senior discount notes to the allowable claim amount under the indenture governing these Notes. This adjustment included the write-off of the discount associated with the Notes along with the related deferred financing costs. These adjustments totaling $20.7 million are included in reorganization expense for the year ended September 30, 2003 (see Note 5). Subsequent to the date of the Filing, the Company no longer recorded interest expense related to the Notes.

        The Notes were a general unsecured obligation, subordinated in right of payment to all senior debt, including all obligations under the senior credit facility. The Notes contained covenants which restricted the Company's ability to incur additional indebtedness, pay dividends, merge, dispose of its assets, and certain other matters as defined in the indenture. As of December 31, 2002, iPCS was in default of certain of these covenants and as of September 30, 2003, the entire balance was subject to compromise. As part of the Company's Joint Plan of Reorganization, the note holders' unsecured claim was satisfied with the Company's issuance of new common stock and the former note holders became the principal stock holders of the Company.

New Senior Notes

        On April 21, 2004, iPCS Escrow Holding Company and iPCS Escrow Company were formed. iPCS Escrow Holding Company was a wholly owned direct subsidiary of iPCS, Inc. iPCS Escrow Company was a wholly owned direct subsidiary of iPCS Escrow Holding Company and was not part of the bankruptcy estate of iPCS Inc. iPCS Escrow Company was a special purpose vehicle and was created solely to issue $165.0 million of new senior notes.

        On April 22, 2004, the senior notes offering was priced at 11.5% coupon rate and the offering proceeds of $165.0 million closed into escrow on April 30, 2004. In addition, the Company funded interest of 123 days of approximately $6.5 million into the escrow account. On July 20, 2004, the effective date of the Company's reorganization, iPCS Escrow Holding Company merged with and into iPCS, Inc. and the notes became general unsecured obligations of iPCS, Inc. The notes contain covenants which restrict the Company's ability to incur additional indebtedness, merge, pay dividends, dispose of its assets, and certain other matters as defined in the indenture. In addition, the new senior notes:

  •
  rank pari passu in right of payment with all existing and future unsecured senior indebtedness of the Company

  •
  rank senior in right of payment to all future subordinated indebtedness of the Company; and

  •
  are unconditionally guaranteed by the Guarantors.

However, the new senior notes are subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness, and to any indebtedness of subsidiaries of the Company that do not guarantee the new senior notes.

        Interest is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2004 to the holders of record on the immediately preceding April 15 and October 15. At any time prior to May 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 111.50% of the principal amount thereof, plus accrued and unpaid interest, and liquidated damages (as defined in the indenture), if applicable, to the redemption date with the net cash proceeds of a sale of equity interests of the Company or a contribution to the Company's common equity capital; provided that:

  •
  at least 65% of aggregate principal amount of notes originally issued remains outstanding immediately after the redemption; and

  •
  the redemption occurs within 45 days of the date of the closing of such sale of equity interests or contribution.

Upon a change of control as defined in the indenture, the Company will be required to make an offer to purchase the notes at a price equal to 101% of the aggregated principal amount of the new senior notes repurchased plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

        At September 30, 2004, the Company was in compliance with all of its covenants under the new senior notes.

        The Company incurred approximately $6.7 million of costs associated with the issuance of the new senior notes. These costs consisted of placement fees, legal fees and other issuance costs that have been capitalized and are being amortized to interest expense over the term of the new senior notes.

(13)    Fair Value of Financial Instruments

        Fair value estimates and assumptions and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments." The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts (in thousands):

	Successor Company		Predecessor Company
	September 30, 2004		September 30, 2003
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Cash and cash equivalents(a)	$57,760	$57,760	$17,654	$17,654
Accounts receivable, net(a)	14,772	14,772	15,553	15,553
Receivable from Sprint(a)	13,264	13,264	6,482	6,482
Accounts payable(a)	2,742	2,742	1,325	1,325
Accrued expenses(a)	20,880	20,880	8,837	8,837
Payable to Sprint(a)	24,404	24,404	15,262	15,262
New senior notes(c)	165,000	173,250	—	—
Senior credit facility(b)	—	—	127,711	127,711
Senior discount notes(b)	—	—	206,724	(b	)

(a)
The carrying amounts of cash and cash equivalents, accounts receivable, receivable from Sprint, accounts payable, accrued expenses and payable to Sprint are a reasonable estimate of their fair value due to the short-term nature of the instruments.

(b)
At September 30, 2003, long-term debt was comprised of the senior credit facility and the senior discount notes. There was a limited active market for the loans under the senior credit facility; however, management believed the carrying values at September 30, 2003 were a reasonable estimate of the fair value. The senior discount notes were included in liabilities subject to compromise and a fair value could not be determined at September 30, 2003.

(c)
The fair value of the new senior notes is based on quoted market prices.

(14)    Income Taxes

        The income tax (expense) benefit for the period differed from the amounts computed by applying the statutory U.S. Federal income tax rate of 35% as set forth below:

	Successor Company	Predecessor Company
	For the Period from July 2, 2004 through September 30, 2004	For the Period from October 1, 2003 through July 1, 2004	For the Year Ended September 30, 2003	For the Year Ended September 30, 2002
U.S. Federal statutory rate	35.00%	35.00%	35.00%	35.00%
State income taxes, net of federal tax benefit	5.00	5.00	5.00	5.00
Nondeductible interest associated with senior discount notes	—	(2.25)	(2.66)	(1.25)
Nondeductible stock option and executive compensation	—	—	—	(1.76)
Nondeductible fees associated with merger	—	—	—	(0.79)
Cumulative effect of change in accounting principle	—	—	—	0.33
Other permanent nondeductible items	(0.07)	—	—	(1.98)
Change in valuation allowance for deferred tax assets	(39.93)	(37.75)	(37.34)	(34.55)

Effective tax rate	0.00%	0.00%	0.00%	0.00%

        The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	Successor Company	Predecessor Company
	September 30, 2004	September 30, 2003
Deferred tax assets:
Accrued liabilities	$896	$996
Deferred transaction costs	14	191
Compensation expense	1,662	1,662
Interest expense associated with senior discount notes	—	19,611
Deferred gain on tower sales	—	2,769
Net operating loss carryforwards	86,894	95,396
Allowance for bad debts	—	959
Other	200	—

Total gross deferred tax assets	89,666	121,584
Less valuation allowance	(56,868)	(120,665)

Deferred tax assets	32,798	919

Allowance for bad debts	517	—
Property, equipment and intangible assets	32,242	3
Other	39	916

Deferred tax liabilities	32,798	919

Net deferred tax assets	$—	$—

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the period ended September 30, 2004, the period ended July 1, 2004 and for the years ended September 30, 2003 and 2002, as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company's losses since inception. The change in the valuation allowance for 2004 is based on the tax effect of the pre-tax book income of $173.6 million for the year adjusted for the cumulative permanent differences associated with the senior discount notes.

        The Company realized approximately $67.2 million cancellation of debt, or "COD," income for income tax purposes as a result of the implementation of the Plan of Reorganization. The difference between the tax COD income of $67.2 million and the book COD income of $132.0 million is a result of the application of the Internal Revenue Code provisions related to high yield debt obligations. Because the Company was a debtor in a bankruptcy case at the time it realized the COD income, it will not be required to include such COD income in its taxable income for federal income tax purposes. Instead, the Company will be required to reduce certain of its tax attributes by the amount of COD income so excluded.

        An "ownership change" (as defined in Internal Revenue Code Section 382 ("Section 382")) occurred on November 30, 2001, in connection with the merger with AirGate and occurred with respect to the Company's stock issued under the Plan. An ownership change generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporation's stock by more than 50 percentage points in the shorter of any three-year period or the period beginning the day after the day of the last ownership change. Section 382 will limit the Company's future ability to utilize any remaining NOLs generated before the ownership change and certain subsequently recognized "built-in" losses and deductions, if any, existing as of the date of the ownership change. The Company's ability to utilize new NOLs arising after the ownership change will not be affected. At September 30, 2004, the Company has net operating loss carryforwards for federal income tax purposes of approximately $222.8 million which are available to offset future taxable income through 2024. The utilization of such net operating loss carryforwards are limited as a result of the ownership change in connection with the Plan of Reorganization. The amount of this annual limitation is approximately $4.5 million. During the period from November 30, 2001 through October 17, 2003, the financial information of iPCS is included in AirGate's consolidated income tax returns. Accordingly, the Company's net operating loss carryforwards may be used to offset AirGate's taxable income in 2004, subject to the Internal Revenue Service's net operating loss utilization ordering rules. AirGate has indicated to the Company that AirGate expects a taxable net operating loss for the year ended September 30, 2004. Accordingly, the Company's net operating loss carryforwards have not been reduced for any such utilization.

(15)    Merger with AirGate PCS, Inc.

        On August 28, 2001, the Company signed an agreement and plan of merger with AirGate, a Sprint PCS network partner, pursuant to which a subsidiary of AirGate and the Company combined in a tax-free stock for stock transaction on November 30, 2001. In connection with the merger, AirGate issued to the former stockholders of iPCS approximately 12.4 million shares of AirGate common stock and assumed options and warrants to purchase approximately 1.1 million shares of AirGate common stock. At the effective time of the merger, each issued and outstanding share of the Company's common stock was converted into the right to receive approximately 0.1594 of a share of AirGate common stock, referred to as the exchange ratio. All shares of the Company's preferred stock were converted into the Company's common stock immediately prior to the effective time of the merger. Upon the conversion of existing iPCS common stock into AirGate common stock, the Company issued 1,000 shares of new common stock to AirGate. At the effective time of the merger, AirGate assumed each unexpired and unexercised option and warrant to purchase shares of the Company's common stock and converted it into an option or warrant to purchase AirGate common stock based on one share of the Company's common stock equal to the exchange ratio of AirGate's common stock. In addition, the exercise price per share of AirGate common stock issuable under each converted option or converted warrant was equal to the per share exercise price of the Company option or warrant divided by the exchange ratio. The options became fully vested at the time of the merger and the warrants assumed by AirGate will remain subject to the terms and conditions set forth in the applicable warrant agreement.

        In connection with the merger with AirGate, the Company incurred expenses in the year ended September 30, 2002 totaling $18.4 million included in general and administrative expenses, which primarily included $8.1 million of change of control payments for seven employees of the Company with employment agreements, and $9.0 million for professional and advisory expenses.

(16)    Employee Benefits

        The Company has established a 401(k) plan (the "Plan") in which substantially all employees may participate. The Plan allows eligible employees to contribute up to 50% of their eligible compensation up to the maximum amount allowed by law and provides that the Company will make matching contributions of 100% up to 4% of an employee's contribution. In addition, the Company may make discretionary contributions to the Plan. Company contributions to the Plan were approximately $57,000, $194,000, $178,000 and $116,000 for the period ended September 30, 2004, the period ended July 1, 2004, and the years ended September 30, 2003 and 2002, respectively.

(17)    Redeemable Preferred Stock

        Contemporaneously with the issuance of the senior notes discussed in Note 12, the Company issued to an investor group 9,090,909 shares of Series A-1 convertible participating preferred stock ("Series A-1 preferred stock") at a purchase price of $5.50 per share and on December 28, 2000, the Company issued to the same investor group 14,000,000 shares of Series A-2 convertible participating preferred stock ("Series A-2 preferred stock") at a purchase price of $5.00 per share.

        The Company accreted the carrying value of the Series A-2 preferred stock and Series A-1 preferred stock (net of offering costs incurred) to the redemption amount using the effective interest method. During the year ended September 30, 2002, the Company recorded approximately $3.2 million of accretion on the Series A-1 preferred stock and approximately $4.0 million of accretion on the Series A-2 preferred stock.

        The Company allocated the entire net proceeds received from the issuance of Series A-1 preferred stock of approximately $46.4 million to the beneficial conversion feature on the issuance of Series A-1 preferred stock in accordance with EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments." The beneficial conversion feature was calculated at the issuance date of the Series A-1 preferred stock based on the difference between the conversion price of $5.50 per share and estimated fair value of the common stock at that date. This amount, however, was limited to the proceeds received from issuing the beneficial convertible security. As the Series A-1 preferred stock was immediately convertible, the Company also recorded accretion of approximately $46.4 million to additional paid-in capital.

        The Company allocated the entire net proceeds received from the issuance of the Series A-2 preferred stock of approximately $65.8 million to the Series A-2 preferred stock in accordance with EITF Issue No. 00-27, "Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion, Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments." No beneficial conversion feature was considered to exist due to the conversion price of the Series A-2 preferred stock at time of issuance exceeding the estimated fair value of the common stock at that date.

        During the year ended September 30, 2002, the Company recorded approximately $17.6 million of accrued dividends on Series A-1 preferred stock and $23.8 million of accrued dividends on Series A-2 preferred stock for accrued dividends up through July 12, 2005 as required under a change of control related to the merger with AirGate. At the time of the merger with AirGate (see Note 14) on November 30, 2001, the Series A-1 and Series A-2 preferred stock was fully accreted and converted to common stock which was then converted into AirGate common stock.

(18)    Common Stock

        On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock to a trust organized under Delaware law. The beneficiaries of AirGate common stock at the date of the transfer were the beneficiaries of the trust. No distributions could be made from the trust to the beneficiaries unless directed by the iPCS board of directors at that time and/or an order of the Bankruptcy Court. AirGate had no interest in this trust. As a part of the Plan of Reorganization, all of the Company's common stock held by this trust was cancelled. Pursuant to the Plan, the Company was authorized to issue up to an aggregate of nine million shares of common stock to its unsecured creditors. The Company was also authorized to offer up to one million shares of stock to members of management, directors and other employees. The certificate of incorporation for the Successor Company provided for 100,000,000 shares of authorized capital stock, consisting of 75,000,000 shares of common stock, par value of $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. At September 30, 2004, 8.6 million shares had been issued to the unsecured creditors and 0.4 million are currently held in reserve for the disputed claims.

(19)    Stock Compensation

        On July 11, 2000, the Board of Directors approved the amended and restated 2000 long term incentive stock plan. Under the plan, the Company could grant stock options, stock appreciation rights, shares of common stock and performance units to employees, consultants and directors. The total number of shares of common stock that could be awarded under the plan was 6,500,000 shares, which could be increased on December 31 of each year beginning on December 31, 2000 by a number of shares equal to 1% of the number of shares then outstanding up to a maximum of 8,000,000 shares.

        On November 30, 2001, all outstanding stock options were exchanged for stock options to purchase AirGate stock as a result of the merger with AirGate (see Note 15).

        The following is a summary of options outstanding and exercisable under the Predecessor Company:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2000:	1,590,000	$5.52
Granted	1,427,750	4.65
Exercised	—	—
Forfeited	(12,499)	5.30

Outstanding at September 30, 2001	3,005,251	$5.11

Exchanged for AirGate stock options as a result of the merger with AirGate	(3,005,251)

Outstanding at September 30, 2002	—

        The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for its employee and director stock options. Compensation expense is determined as the excess of the fair value of the Company's common stock at date of grant over the exercise price. Based upon the then expected offering price of a planned initial public offering, the Company recognized total unearned compensation expense of approximately $8.3 million related to the grants made in July 2000. This amount was being amortized as compensation expense over the vesting period of the options, which begins on the employee's date of hire and extends for four years. For directors and all future grants to employees, the vesting period begins on the date of grant and extends for four years. As a result of the merger with AirGate, the options fully vested on November 30, 2001 and the remaining amount of unearned compensation relating to these options was recognized at this time. Total non-cash compensation expense related to such options was approximately $4.0 million for the year ended September 30, 2002. Subsequent to the merger with AirGate, all options for AirGate common stock granted to employees of the Company were at an exercise price equal to fair value on the date of the grant; therefore, no compensation expense was recorded.

        If compensation expense for the stock option grants had been determined based on fair value at the grant date consistent with the requirements of SFAS No. 123, "Accounting for Stock Based Compensation," ("SFAS No. 123") the Company's net loss applicable to common stockholders would have been the pro forma amounts indicated below:

Predecessor Company
Year Ended September 30, 2002
Net loss applicable to common stockholders (in thousands):
As reported	$(226,897)
Add recorded noncash compensation	3,985
Less noncash compensation in accordance with SFAS No. 123	(10,645)

Pro forma	$(233,557)

        The Company's calculation of fair value of options was made using the Black-Scholes model with the following assumptions:

Risk free interest rate	5.2%
Dividend yield	0.0%
Expected life in years	4
Volatility	100.0%

        For the year ended September 30, 2003, the number of AirGate options granted to employees of the Company and the pro forma compensation expense calculated in accordance with SFAS No. 123 were deemed immaterial.

        On July 15, 2004, the Company's board of directors approved the 2004 long-term incentive plan, as provided under the Plan of Reorganization (see Note 3). Under the 2004 long-term incentive plan, the Company may grant to employees, directors and consultants of the Company incentive and non-qualified stock options, stock appreciation rights (SARs), restricted and unrestricted stock awards and cash incentive awards. The maximum number of shares of stock that may be awarded to participants is one million. Up to 500,000 shares may be issued in conjunction with awards other than options and SARs. During the period ended September 30, 2004, the Company awarded 250,000 stock and stock unit awards to Mr. Yager, the Company's former chief restructuring officer, 467,500 and 50,000 stock options to management at prices of $10.27 and $19.00, respectively, 37,500 and 20,500 options to members of the board of directors at prices of $10.27 and $18.90, respectively. Also 19,166 restricted shares were granted at a price of $18.90. The options to management and directors vest quarterly over four years and one year, respectively. The stock and stock unit awards were granted to Mr. Yager as consideration for facilitating the Company's emergence from bankruptcy, therefore, the related compensation expense of approximately $2.6 million for these stock unit awards was included in reorganization expense of the Predecessor Company (see Note 5). There was no compensation expense recorded for the options as the grant price was equal to fair market value on the grant date.

        The following is a summary of options activity under the Company's 2004 long-term incentive plan:

	Number of Options	Weighted-Average Exercise Price
Options outstanding as of July 2, 2004	—	$—
Granted	575,500	11.34
Exercised	—	—
Forfeited	—	—

Options outstanding as of September 30, 2004	575,500	$11.34

        The following is a summary of options outstanding and exercisable at September 30, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$10.27	505,000	9.80	$10.27	38,594	$10.27
$18.90-$19.00	70,500	9.90	18.97	8,250	18.94

	575,500	9.81	$11.34	46,844	$11.80

If compensation expense for the stock option grants had been determined on fair value at the grant date consistent with the requirements of SFAS No. 123, the Company's net loss applicable to common stockholders and net loss per share would have been the pro forma amounts below:

Period Ended September 30, 2004
Net loss applicable to common stockholders (in thousands):
As reported	$(5,976)
Less noncash compensation in accordance with SFAS No. 123	(313)

Pro forma	$(6,289)

Basic and diluted loss per common share:
As reported	$(0.65)
Pro forma	$(0.68)

        The Company's calculation of fair value of the options was made using the Black-Scholes model with the following assumptions:

Period Ended September 30, 2004
Risk free interest rate	3.2%
Volatility	73.3%
Dividend yield	0.0%
Expected life in years	4

(20)    Related Party Transactions

  (a)    AirGate Service Company

        AirGate Service Company, Inc. ("ServiceCo") was formed in April 2002 to provide management services to both AirGate and the Company. ServiceCo is a wholly owned restricted, subsidiary of AirGate. ServiceCo expenses are allocated between AirGate and the Company based on the percentage of subscribers each contribute to the total number of subscribers. At September 30, 2002, the Company's percentage of total subscribers was 38%.

        On January 27, 2003, the Company hired Timothy Yager, its CEO prior to the merger with AirGate, as chief restructuring officer. In order to facilitate the transition of management services from ServiceCo to the Company, an amendment to the ServiceCo agreement was signed on February 21, 2003. This amendment allowed the Company to cancel ServiceCo services with 30 days' notice. The Company began canceling services as of March 31, 2003, and by September 30, 2003, all services provided by ServiceCo had been cancelled. For the years ended September 30, 2003, and 2002, the Company incurred net expenses of $3.0 million and $1.7 million, respectively, to ServiceCo.

        The Company has completed transactions in the normal course of business with AirGate. These transactions include roaming revenue and expenses, inventory purchases and sales and purchases and sales of network operating equipment, as further described below.

        In the normal course of business under the Company's Sprint agreements, the Company's subscribers incur minutes of use in AirGate's territory which results in roaming expense for the Company. Likewise, AirGate's customers incur minutes of use in the Company's territory resulting in roaming revenue. Roaming revenue received from AirGate, and roaming expense incurred by the Company in AirGate's territory for the period October 1, 2002 through February 23, 2003 was $0.4 million and $0.6 million, respectively. Roaming revenue received from AirGate and roaming expense incurred by the company in AirGate's territory were both $0.4 million for the year ended September 30, 2002. The reciprocal roaming rate charged and other terms are established under the Company's Sprint agreements.

        For the year ended September 30, 2003, the Company sold $0.3 million of handsets to AirGate. For the year ended September 30, 2002, the Company purchased $0.1 million of handsets from AirGate, and sold $0.2 million of handsets to AirGate. At September 30, 2003, there was no inventory on hand related to these purchases from AirGate.

        For the year ended September 30, 2002, the Company sold at fair value approximately $0.7 million of network operating equipment to AirGate and purchased at fair value approximately $0.2 million of network operating equipment from AirGate.

        Management believes the terms and conditions of each of the transactions described above are comparable to those that could have been obtained in transactions with unrelated parties.

  (b)    YMS Services

        As discussed above, at the request of the senior lenders and the majority holders of the senior discount notes, on January 27, 2003, the Company signed a restructuring management services agreement with YMS Management, L.L.C. to perform restructuring management services for the Company and to appoint a Chief Restructuring Officer ("CRO"). The Company appointed Timothy Yager as CRO at the time the agreement was signed. Under terms of this agreement, YMS received a weekly fee of $15,000, reimbursement of reasonable administrative expenses plus a success fee, as defined in the agreement. During the year ended September 30, 2003, the Company incurred expenses of $0.6 million to YMS Management, L.L.C. During the period ended July 1, 2004, the Company incurred expenses of $1.1 million, including a $0.5 million success fee for the Company's successful emergence from bankruptcy.

(21)    Tower Sales

        On September 4, 2004, the Company signed an agreement with TCP Communications, LLC whereby the Company agreed to sell up to 92 of its owned towers to TCP Communications. The towers are priced individually and the sale of all 92 towers would provide the Company with gross proceeds of approximately $16.5 million. After the sale, the Company will lease space on the towers sold to TCP Communications at rates and terms consistent with that of the Company's existing leases. The transaction is expected to close in several installments during fiscal year 2005 and is subject to exclusion of towers by TCP Communications based on its due diligence and other customer closing conditions.

(22)    Commitments and Contingencies

  (a)    Operating Leases

        The Company is obligated under non-cancelable operating lease agreements for offices, stores, network operating space and cell sites. At September 30, 2004, the future minimum annual lease payments under these agreements are as follows (in thousands):

September 30,
2005	$12,118
2006	9,401
2007	7,258
2008	6,498
2009	5,947
Thereafter	7,604

Total	$48,826

        Rent expense was approximately $3.2 million, $8.8 million, $11.9 million and $11.3 million, respectively, for the period ended September 30, 2004, for the period ended July 1, 2004, for the year ended September 30, 2003, and for the year ended September 30, 2002.

  (b)    Litigation

        As a result of the Company's Chapter 11 filing, an automatic stay was imposed against the commencement of legal proceedings against the Company outside of Bankruptcy Court.

        As discussed in Note 3, on February 23, 2003, the Company filed a complaint in Bankruptcy Court against Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P. and SprintCom, Inc. alleging Sprint had breached the Sprint agreements. Prior to the filing of the complaint, the Company declared an event of termination and exercised its right to demand that Sprint buy the Company for 88% of its business value. Sprint has asserted that there has been no breach of contract and therefore the "put" demand was legally ineffective.

        Subsequent to the date of the Company's complaint against Sprint, Toronto Dominion, as the Administrative Agent for the Company's senior credit facility, and the official committee of the unsecured creditors of the Company have filed actions against Sprint. In addition, two other Sprint affiliates have filed complaints against Sprint. Because of the multiple lawsuits filed in four different federal courts, on September 25, 2003, Sprint filed a motion before the multi-district litigation ("MDL") judicial panel to transfer and consolidate the five suits against Sprint. A hearing was held before the MDL panel on January 29, 2004 and on February 12, 2004, the panel denied Sprint's request. As discussed in Note 3, the Company executed a settlement and mutual release agreement with Sprint, the committee of unsecured creditors of the Company, and Toronto Dominion, as administrative agent for the Company's senior credit facility, to avoid the expense inherent with litigation and to resolve all the disputes among the parties, including those included in the various complaints filed against Sprint.

        On October 1, 2003, AT&T filed an administrative claim in the amount of $5.1 million for services provided to the Company from February 23, 2003 through June 24, 2003, which the Company is currently disputing. In addition, AT&T filed a proof of claim for $1.7 million for services which it provided prior to the Company's Chapter 11 filing which the Company is also disputing. In connection with the Company's Plan of Reorganization, the Company agreed to deposit $0.7 million in escrow pending resolution of both these disputed claims.

        On August 31, 2004, AT&T filed a cure claim for $4.1 million, contending that $1.5 million of the amount set forth in the pre-petition proof of claim, and $2.5 million of the amount set forth in the administrative proof of claim are presently due in cash as cure amounts resulting from an alleged assumption arising from the confirmation of the Company's Plan of Reorganization, which the Company also disputes. Also on August 31, 2004, AT&T amended its administrative proof of claim originally filed on October 1, 2003, by reducing it from $5.1 million to $2.6 million. If AT&T's claims are allowed as valid, AT&T would have a $0.2 million pre-petition claim payable in stock under the Company's Plan of Reorganization, with the remaining claims (both cure and administrative) payable in $6.6 million of cash.

        Both the administrative and pre-petition claims between AT&T and the Company have been consolidated in claims proceedings pending before the Bankruptcy Court. The Company is currently in the discovery stage of these proceedings. Subsequent to discovery, if the Company cannot reach a settlement regarding these disputes with AT&T, the Bankruptcy Court will determine the outcome. The Company believes the accompanying consolidated financial statements adequately reflect its obligations to AT&T for these services provided.

(23)    Consolidating Financial Information

        The Notes are fully, unconditionally and joint and severally guaranteed by iPCS Wireless, Inc. and iPCS Equipment, Inc., which are wholly owned subsidiaries of iPCS, Inc. The following consolidating financial information as of September 30, 2004 and 2003 and for the periods from July 2, 2004 through September 30, 2004, for the period from October 1, 2003 through July 1, 2004, for the year ended September 30, 2003 and for the year ended September 30, 2002 is presented for iPCS, Inc., iPCS Escrow Inc, iPCS Wireless, Inc. and iPCS Equipment, Inc. (in thousands):

Condensed Consolidating Balance Sheet
As of September 30, 2004
(Successor Company)

	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Cash and cash equivalents	$—	$57,760	$—	$—	$57,760
Other current assets	166,126	32,276	16,387	(182,295)	32,494

Total current assets	166,126	90,036	16,387	(182,295)	90,254
Property and equipment, net	—	113,394	21,647	(110)	134,931
Intangible assets, net	—	78,861	—	—	78,861
Other noncurrent assets	6,497	1,765	—	—	8,262
Investment in subsidiaries	89,578	—	—	(89,578)	—

Total assets	$262,201	$284,056	$38,034	$(271,983)	$312,308

Current liabilities	$8,155	$227,892	$155	$(182,405)	53,797
Long-term debt	165,000	400	—	—	165,400
Other long-term liabilities	—	4,065	—	—	4,065

Total liabilities	173,045	232,357	155	(182,405)	223,262

Stockholders' equity (deficiency)	89,046	51,699	37,879	(89,578)	89,046

Total liabilities and stockholders' equity (deficiency)	$262,201	$284,056	$38,034	$(271,983)	$312,308

Condensed Consolidating Statement of Operations
For the Period From July 2, 2004 through September 30, 2004
(Successor Company)

	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenues	$—	$55,382	$2,063	$(2,063)	$55,382
Cost of revenues	—	(35,953)	(772)	2,059	(34,666)
Selling and marketing	—	(7,996)	—	—	(7,996)
General and administrative	(145)	(1,582)	—	—	(1,727)
Depreciation and amortization	—	(10,478)	(1,363)	—	(11,841)
Loss on disposal of property and equipment	—	—	—	4	4

Total operating expenses	(145)	(56,009)	(2,135)	2,063	(56,226)
Other, net	(4,952)	(732)	552		(5,132)
Loss in subsidiaries	(879)	—		879	—

Net loss	$(5,976)	$(1,359)	$480	$879	$(5,976)

Condensed Consolidating Statement of Operations
For the Period October 1, 2003 through July 1, 2004
(Predecessor Company)

	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenues	$—	$145,862	$5,582	$(5,582)	$145,862
Cost of revenues	—	(99,436)	(2,166)	5,571	(96,031)
Selling and marketing		(20,976)	—	—	(20,976)
General and administrative	(104)	(3,445)	(1)	—	(3,550)
Depreciation and amortization	—	(25,085)	(3,511)	—	(28,596)
Gain (loss) on disposal of property and equipment	—	(22)	(11)	20	(13)
Reorganization income	—	60,797	—	—	60,797

Total operating expenses	(104)	(88,167)	(5,689)	5,591	(88,369)
Cancellation of debt	—	131,956	—	—	131,956
Other, net	18,406	(26,243)	(2,035)	—	(9,872)
Loss in subsidiaries	161,266	—	—	(161,266)	—

Net income (loss)	$179,568	$163,408	$(2,142)	$(161,257)	$179,577

Condensed Consolidating Statement of Cash Flows
For the Period From July 2, 2004 through September 30, 2004
(Successor Company)

	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$(459)	$1,255	$1,649	$—	$2,445
Investing activities	—	(1,940)	(1,309)	—	(3,249)
Financing activities	459	(131,844)	(454)	—	(131,839)

Increase/(decrease) in cash and cash equivalents	—	(132,529)	(114)	—	(132,643)
Cash and cash equivalents at beginning of period	—	190,289	114	—	190,403

Cash and cash equivalents at end of period	$—	$57,760	$—	$—	$57,760

Condensed Consolidating Statement of Cash Flows
For the Period October 1, 2003 through July 1, 2004
(Predecessor Company)

	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$(149,900)	$167,197	$1,595	$8	$18,900
Investing activities	—	(4,834)	(3,706)	(8)	(8,548)
Financing activities	149,900	9,758	2,739	—	162,397

Increase/(decrease) in cash and cash equivalents	—	172,121	628	—	172,749
Cash and cash equivalents at beginning of period	—	18,168	(514)	—	17,654

Cash and cash equivalents at end of period	$—	$190,289	$114	$—	$190,403

Condensed Consolidating Balance Sheet
As of September 30, 2003
(Predecessor Company)

	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Cash and cash equivalents	$—	$18,168	$(514)	$—	$17,654
Other current assets	392,833	82,665	18,896	(466,948)	27,446

Total current assets	392,833	100,833	18,382	(466,948)	45,100
Property and equipment, net	—	148,970	21,769	(119)	170,620
Other noncurrent assets	—	5,854	—	—	5,854
Investment in subsidiaries	(365,482)	—	—	365,482	—

Total assets	$27,351	$255,657	$40,151	$(101,585)	$221,574

Current liabilities	$204	$569,343	$55,481	$(467,067)	157,961
Long-term debt	—	406	—	—	406
Other long-term liabilities	—	13,307	—	—	13,307

Total liabilities not subject to compromise	204	583,056	55,481	(467,067)	171,674

Liabilities subject to compromise	206,724	22,264	489	—	229,477

Stockholder's equity (deficiency)	(179,577)	(349,663)	(15,819)	365,482	(179,577)

Total liabilities and stockholder's equity (deficiency)	$27,351	$255,657	$40,151	$(101,585)	$221,574

Condensed Consolidating Statement of Operations
For the Year Ended September 30, 2003
(Predecessor Company)

	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenues	$—	$194,293	$8,857	$(8,857)	$194,293
Cost of revenues	—	(146,310)	(4,854)	9,302	(141,862)
Selling and marketing	—	(27,343)	—	—	(27,343)
General and administrative	(648)	(4,898)	—	—	(5,546)
Depreciation and amortization	—	(35,990)	(4,558)	—	(40,548)
Loss on disposal of property and equipment	—	(9)	—	(465)	(474)
Reorganization expense	(21,837)	(9,245)	(11)	—	(31,093)

Total operating expenses	(22,485)	(223,795)	(9,423)	8,837	(246,866)

Other, net	17,053	(28,941)	(8,406)	—	(20,294)
Loss in subsidiaries	(67,415)	—	—	67,415	—

Net income (loss)	$(72,847)	$(58,443)	$(8,972)	$67,395	$(72,867)

Condensed Consolidating Statement of Cash Flows
For the Year Ended September 30, 2003
(Predecessor Company)

	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$26,888	$(17,250)	$(4,406)	$445	$5,677
Investing activities	—	(18,361)	5,023	20	(13,318)
Financing activities	(27,199)	27,497	(2,126)	(465)	(2,293)

Decrease in cash and cash equivalents	(311)	(8,114)	(1,509)	—	(9,934)
Cash and cash equivalents at beginning of year	311	26,282	995		27,588

Cash and cash equivalents at end of year	$—	$18,168	$(514)	$—	$17,654

Condensed Consolidating Statement of Operations
For the Year Ended September 30, 2002
(Predecessor Company)

	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenues	$—	$170,421	$15,277	$(15,277)	$170,421
Cost of revenues	—	(151,999)	(12,211)	15,214	(148,996)
Selling and marketing	—	(44,727)	—	—	(44,727)
General and administrative	(7,384)	(17,541)	(5)	—	(24,930)
Non-cash stock compensation expense	—	(3,985)	—	—	(3,985)
Depreciation and amortization	(494)	(33,413)	(3,695)	—	(37,602)
Loss on disposal of property and equipment	—	(6,318)	—	—	(6,318)
Impairment of goodwill	—	(8,060)	—	—	(8,060)
Impairment of property and equipment	—	(25,341)	(4,041)	—	(29,382)
Impairment of intangible assets	(8,055)	(15,571)	—	—	(23,626)

Total operating expenses	(15,933)	(306,955)	(19,952)	15,214	(327,626)

Other, net	8,669	(29,528)	(4,635)	—	(25,494)
Loss in subsidiaries	(175,372)	—	—	175,372	—

Loss before cumulative effect of a change in accounting principle	(182,636)	(166,062)	(9,310)	175,309	(182,699)
Cumulative effect of a change in accounting principle	4,335	—	—	—	4,335

Net income (loss)	$(178,301)	$(166,062)	$(9,310)	$175,309	$(178,364)

Condensed Consolidating Statement of Cash Flows
For the Year Ended September 30, 2002
(Predecessor Company)

	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$27,184	$(58,596)	$(3,303)	$(63)	$(34,778)
Investing activities	—	(72,824)	1,046	—	(71,778)
Financing activities	(27,179)	103,812	2,869	63	79,565

Increase/(decrease) in cash and cash equivalents	5	(27,608)	612	—	(26,991)
Cash and cash equivalents at beginning of year	306	53,890	383		54,579

Cash and cash equivalents at end of year	$311	$26,282	$995	$—	$27,588

(24)    Valuation and Qualifying Accounts (in thousands):

	Beginning of Period	Costs and Expenses	Other(a)	Write-Offs	Balance at End of Period
Successor Company:
For the Period from July 2, 2004 through September 30, 2004
Allowance for doubtful accounts	$—	$489	$1,273	$(545)	$1,217

Predecessor Company:
For the Period from October 1, 2003 through July 1, 2004
Allowance for doubtful accounts	$2,460	$246	$1,545	$(4,251)	$—

Year ended September 30, 2003
Allowance for doubtful accounts	$4,497	$3,187	$10,828	$(16,052)	$2,460

Year ended September 30, 2002
Allowance for doubtful accounts	$2,364	$7,350	$8,915	$(14,132)	$4,497

(a)
Other consists of increases to the allowance for doubtful accounts recorded as a reduction of revenue. Other also included $1,809 related to the fresh-start accounting adjustments to record the Company's assets and liabilities at fair value for the period from October 1, 2003 through July 1, 2004.

(25)    Subsequent Events

        On November 1, 2004, the Company's wholly owned subsidiary, iPCS Wireless, Inc., entered into Amended and Restated Addendum VIII to the Sprint Agreements and Sprint PCS Services Agreement with Sprint PCS. This amendment amended and restated, and superceded in its entirety, the existing Addendum VIII, dated as of March 26, 2004.

        The Amendment reflects the Company's agreement with Sprint PCS with respect to its participation in the Sprint PCS reseller program. The Company agreed to participate in all resale arrangements between Sprint and resellers that are entered into, renewed or extended by Sprint prior to December 31, 2006, provided the terms and conditions of such resale arrangement are at least as favorable to iPCS as the terms and conditions of the AT&T resale arrangement, and subject to a minimum pricing floor for voice minutes of use. With respect to resale arrangements entered into, renewed or extended by Sprint between April 1, 2004 and December 31, 2006, the Company will receive the amount of fees collected by Sprint from such resellers on a pass-through basis as payment for the use of the Company's service area network by customers of such resellers. The Company may elect to discontinue its participation in any resale arrangement on the later to occur of (1) December 31, 2006, and (2) expiration of the then remaining term of such resale arrangement, giving effect to any renewals or extensions occurring prior to December 31, 2006, but not giving effect to any renewals or extensions which occur after December 31, 2006. For purposes of determining renewals and extensions of resale arrangements, if an arrangement does not expressly state an initial term, then the arrangement will be deemed to have a five-year initial term, and if an arrangement states an initial terms in excess of ten years, then the arrangement shall be deemed to have a ten-year initial term.

        In addition, pursuant to the right granted to the Company in its management agreement to obtain the most favorable terms provided under affiliation agreements with another Sprint PCS Affiliate of similar size, the Company exercised its right to amend the terms of its affiliation agreements with Sprint PCS to incorporate the terms of the affiliation agreements of another PCS Affiliate of Sprint. Accordingly, the amendment also reflects changes to the Company's affiliation agreements as a result of the exercise of this "most favored nation" right. These amendments clarify a number of provisions in the Company's affiliation agreements with Sprint PCS. The amendments also set the 3G data fee at 90% of Sprint PCS' retail yield beginning on January 1, 2007 (provided that such amount is not less than the Company's network costs plus a reasonable return), enhance the dispute resolution procedures for the Company and Sprint PCS, and provide for the Company's ability to elect to outsource customer care services by providing Sprint PCS with notice after January 1, 2006, and before June 30, 2006, and by paying Sprint PCS $3.0 million.

        On November 9, 2004, the Company had the initial closing on the sale of 51 towers to TCP Communications which provided gross proceeds of approximately $9.0 million. Because the cost basis of these towers was adjusted to fair value as part of fresh-start accounting, no gain or loss will be recognized on the sale.

        On November 22, 2004, the Company signed a letter of agreement with Nortel Networks to replace the Company's Lucent network equipment currently deployed in its Michigan markets with Nortel equipment including one switch, 232 base station and various additional capacity and network equipment. Under the terms of the agreement, the Company has agreed to purchase equipment totaling $15.2 million and will receive special pricing on future purchases through December 31, 2007.

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except per share amounts)

	Successor Company	Successor Company
	December 31, 2004	September 30, 2004
Assets
Current Assets:
Cash and cash equivalents	$59,958	$57,760
Accounts receivable, net of allowance for doubtful accounts of $2,034 and $1,217, respectively	14,184	14,772
Receivable from Sprint (Note 5)	12,640	13,264
Inventories, net of reserves for excess/obsolescence of $87 and $50, respectively (Note 5)	1,657	1,310
Prepaid expenses	3,419	3,127
Other current assets	98	21

Total current assets	91,956	90,254
Property and equipment, net (Note 7)	119,818	134,931
Financing costs	6,534	6,497
Customer activation costs	628	451
Intangible assets, net of accumulated amortization of $6,099 and $3,051, respectively (Note 8)	75,813	78,861
Other assets	1,147	1,314

Total assets	$295,896	$312,308

Liabilities and Stockholders' Equity (Deficiency)
Current Liabilities:
Accounts payable	$3,894	$2,742
Accrued expenses	13,853	20,880
Payable to Sprint (Note 5)	22,626	24,404
Deferred revenue	5,886	5,764
Current maturities of long-term debt and capital lease obligations (Note 9)	8	7

Total current liabilities	46,267	53,797
Customer activation fee revenue	628	451
Other long-term liabilities	2,251	3,614
Long-term debt and capital lease obligations, excluding current maturities (Note 9)	165,397	165,400

Total liabilities	214,543	223,262

Commitments and contingencies (Note 14)	—	—

Stockholders' Equity (Deficiency):
Preferred stock, par value $.01 per share; 25,000,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 75,000,000 shares authorized, 8,744,164 shares issued and outstanding	87	87
Additional paid-in-capital	95,275	95,275
Unearned compensation	(317)	(340)
Accumulated deficiency	(13,692)	(5,976)

Total stockholders' equity	81,353	89,046

Total liabilities and stockholders' equity	$295,896	$312,308

See notes to consolidated financial statements (unaudited).

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except share data)

	Successor Company	Predecessor Company
	For the Three Months Ended December 31, 2004	For the Three Months Ended December 31, 2003
Revenues:
Service revenue	$38,585	$34,628
Roaming revenue	15,748	12,080
Equipment and other	1,664	1,352

Total revenues	55,997	48,060

Operating Expenses:
Cost of service and roaming (exclusive of depreciation, as shown separately below)	(29,602)	(28,470)
Cost of equipment	(5,720)	(5,063)
Selling and marketing	(10,026)	(6,162)
General and administrative	(1,993)	(904)
Reorganization expense (Note 4)	—	(1,788)
Non-cash stock compensation expense (In 2005, $8 related to cost of service and roaming, $10 related to general and administrative and $5 related to selling and marketing)	(23)	—
Depreciation	(8,459)	(9,525)
Amortization of intangible assets (Note 8)	(3,048)	—
Gain (loss) on disposal of property and equipment	(13)	2

Total operating expenses	(58,884)	(51,910)

Operating loss	(2,887)	(3,850)
Interest income	137	27
Interest expense	(4,974)	(2,329)
Other income	8	2

Net loss	$(7,716)	$(6,150)

Basic and diluted loss per share of common stock
Loss available to common stockholders	$(0.83)	n/a
Weighted average common shares outstanding	9,269,166	n/a

See notes to consolidated financial statements (unuadited).

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Successor Company	Predecessor Company
	For the Three Months Ended December 31, 2004	For the Three Months Ended December 31, 2003
Cash Flows from Operating Activities:
Net loss	$(7,716)	$(6,150)
Adjustments to reconcile net loss to net cash flows from operating activities:
(Gain) loss on disposal of property and equipment	13	(2)
Depreciation	8,459	9,525
Amortization of intangible assets	3,048	—
Amortization of financing costs	217	144
Reorganization expense	—	55
Non-cash stock compensation	23	—
Provision for doubtful accounts	820	295
Changes in assets and liabilities:
Accounts receivable	(232)	3,674
Receivable from Sprint	624	388
Inventories, net	(347)	(324)
Prepaid expenses, other current and long term assets	(469)	292
Accounts payable, accrued expenses and other long term liabilities	(6,875)	530
Payable to Sprint	(1,779)	437
Deferred revenue	299	(586)

Net cash flows from operating activities	(3,915)	8,278

Cash Flows from Investing Activities:
Purchases of property and equipment	(5,771)	(2,578)
Proceeds from disposition of property and equipment	12,139	24

Net cash flows from investing activities	6,368	(2,554)

Cash Flows from Financing Activities:
Repayments under senior credit facilities	—	(81)
Debt financing and other	(255)	—

Net cash flows from financing activities	(255)	(81)

Net increase in cash and cash equivalents	2,198	5,643
Cash and cash equivalents at beginning of period	57,760	17,654

Cash and cash equivalents at end of period	$59,958	$23,297

Supplemental disclosure of cash flow information—cash paid for interest	$9,540	$3,297
Supplemental disclosure for non-cash investing activities:
Accounts payable incurred for the acquisition of property, equipment and construction in progress	337	2,079

See notes to consolidated financial statements (unaudited).

iPCS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1)    Business and Basis of Presentation

        iPCS, Inc. and subsidiaries (collectively, the "Company" or "iPCS") were created for the purpose of becoming a leading provider of wireless Personal Communication Services ("PCS"). On January 22, 1999, the Company entered into a management and related agreements with Sprint Corporation ("Sprint") whereby it became a network partner of Sprint with the exclusive right to market and provide Sprint PCS products and services under the Sprint and Sprint PCS brand names in 16 markets in Illinois and Iowa. The Sprint agreements were subsequently amended in March 2000, February 2001, April 2004, July 2004 and November 2004. With these five amendments, the number of markets increased to forty and the size of the Company's territory was increased from a total population of 2.8 million residents to 7.8 million residents. On November 30, 2001, AirGate PCS, Inc. ("AirGate"), a network partner of Sprint providing service in North Carolina, South Carolina, and Georgia, acquired iPCS in a tax-free stock transaction. iPCS was designated as an unrestricted subsidiary of AirGate and both companies operated as separate business entities. Due to restrictions in AirGate's indenture governing its outstanding notes, AirGate was not permitted to provide funding or financial support to iPCS. On February 23, 2003, the Company and its subsidiaries filed for Chapter 11 bankruptcy protection (the "Filing") in the United States Bankruptcy Court for the Northern District of Georgia (the "Bankruptcy Court") (see Note 3). On March 31, 2004, the Company and its subsidiaries filed its Joint Plan of Reorganization with the Bankruptcy Court and subsequently amended it on April 16, 2004 and May 25, 2004 (the "Plan of Reorganization"). On July 9, 2004, the Plan of Reorganization was approved by the Bankruptcy Court and was declared effective on July 20, 2004.

        The unaudited condensed consolidated financial statements included herein include the accounts of iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc. In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, the Company adopted fresh-start accounting as of July 1, 2004, and the Company's emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company." Under fresh-start accounting, the reorganization equity value of the company was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations." As a result of the implementation of fresh-start accounting, the financial statements of the Company after the effective date are not comparable to the Company's financial statements for prior periods. The unaudited consolidated balance sheet as of December 31, 2004, the unaudited consolidated statements of operations for the three months ended December 31, 2004 and 2003, the unaudited consolidated statements of cash flows for the three months ended December 31, 2004 and 2003 and related footnotes have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial information presented herein should be read in conjunction with the Company's 2004 Annual Report on Form 10-K. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, the unaudited consolidated financial statements contain all of the adjustments, consisting only of normal recurring adjustments, necessary to present fairly, in summarized form, the consolidated financial position, results of operations and cash flows of the Company. The results of operations for the three months ended December 31, 2004, are not indicative of the results that may be expected for the full fiscal 2005.

        The PCS market is characterized by significant risks as a result of rapid changes in technology, increasing competition and the cost associated with continued upgrades to, and maintenance of, the portion of the Sprint PCS network in our territory. The Company's continuing operations are dependent upon Sprint's ability to perform its obligations under the Sprint Agreements. In addition, the Company must be able to attract and maintain a sufficient customer base and achieve satisfactory growth while successfully managing operations to generate enough cash from operations to meet future obligations. Changes in technology, increased competition, or the inability to obtain required financing or achieve break-even operating cash flow, among other factors, could have an adverse effect on the Company's financial position and results of operations. With the net proceeds from the offering of the senior notes approved by the Plan of Reorganization and subject to the Company's ability to manage subscriber growth and achieve operating efficiencies, cash and cash equivalents, combined with cash flows from operations, are expected to be sufficient to fund any operating losses and working capital and to meet capital expenditure needs and debt service requirements for the foreseeable future.

(2)    Summary of Significant Accounting Policies

Loss Per Share:

        Basic and diluted loss per share for the Successor Company are calculated by dividing the net loss available to common stockholders by the weighted average number of shares of common stock of the Company. Pursuant to the Company's Plan of Reorganization, 8.6 million shares were distributed to its unsecured creditors on the effective date and the remaining 0.4 million shares held in reserve will be distributed upon resolution of disputed claims. The full nine million shares were used in the calculation of weighted average shares. The calculation was made in accordance with SFAS No. 128, "Earnings Per Share." The basic and diluted loss per share are the same because the inclusion of the incremental potential common shares from any assumed exercise of stock options is antidilutive. Per share information is not presented for the Predecessor Company as it is not meaningful.

        Potential common shares excluded from the loss per share computations were 620,500 stock options because they were antidilutive.

New Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R") that addresses the accounting for share-based payment transactions in which a Company receives employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees", that was provided in Statement 123 as originally issued. Under SFAS No. 123R companies are required to record compensation expense for all share based payment award transactions measured at fair value. This statement is effective for quarters beginning after June 15, 2005. The Company has not yet determined the impact of applying the various provisions of SFAS No. 123R.

(3)    Plan of Reorganization

        On February 23, 2003, the Company and its subsidiaries made the Filing in the Bankruptcy Court. On this same date, the Company filed an action against Sprint alleging that Sprint had breached its agreements with the Company, causing it severe financial damage. The Company continued to operate as a debtor-in-possession. As part of its plan of reorganization, on March 22, 2004, the Bankruptcy Court authorized the Company to proceed with an offering of new senior notes and the execution of related agreements, to issue a preliminary and final offering memorandum, and to use cash collateral to pay expenses and interest to be funded into escrow related to the new senior notes.

        On March 31, 2004, the Company filed the Plan of Reorganization with the Bankruptcy Court and amended it on April 16, 2004 and May 25, 2004. On April 17, 2004, the Company filed with the Bankruptcy Court a disclosure statement summarizing the Plan of Reorganization that was subsequently amended on May 26, 2004. On May 27, 2004, there was a hearing in Bankruptcy Court that approved the adequacy of the disclosure statement.

        The Bankruptcy Court confirmed the Plan of Reorganization on July 9, 2004 and it was declared effective on July 20, 2004. The significant terms of the Plan of Reorganization are as follows:

  •
  The net proceeds from the offering of $165.0 million in aggregate principal amount of 11.5% senior notes were used to pay off in full the balance outstanding under the Company's then existing senior credit facility. The remaining net proceeds were used by the Company to satisfy all other secured claims, administrative and other priority claims and unsecured convenience claims and will be used in the future for general corporate purposes.

  •
  All of the Company's subordinated claims were discharged and all of its existing capital stock was cancelled.

  •
  The Company issued 8.6 million shares of new common stock to the Company's general unsecured creditors in satisfaction and retirement of their claims. An additional 0.4 million shares are held in reserve to be issued upon resolution of the outstanding disputed claims. The Company believes that the resolution of the disputed claims will not have a material effect on the Company's consolidated financial statements. An additional one million shares were reserved for issuance to certain members of the Company's management, directors and other employees.

  •
  The Company assumed its affiliation agreements, as amended, with Sprint; settled all claims by and between the Company and Sprint, which resulted in the write-off of all pre-petition claims, as set forth in the settlement agreement and mutual release; and paid Sprint approximately $5.1 million in full and complete satisfaction of the Company's obligation to cure defaults under its affiliation agreements with Sprint.

  •
  The Company assumed all contracts and leases that had not been previously rejected.

  •
  Timothy M. Yager was appointed as president and chief executive officer.

  •
  Four new directors were appointed to the Company's board of directors.

  •
  The Plan of Reorganization released (a) all of the Company's officers, directors and employees, in each case, as of the date of the commencement of the hearing on the disclosure statement; (b) the Company's creditors' committee and all of its members, in their respective capacities as such; (c) the trustee under the indenture for the Company's then existing senior discount notes, in its capacity as such; (d) the lenders under the Company's senior credit facility, in their capacities as such; (e) the agent for the lenders under the Company's then existing senior credit facility, in its capacity as such; (f) the holders of the then existing senior discount notes, in their capacity as such; and (g) with respect to each of the above-named persons, such person's present affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

        The Company's emergence from Chapter 11 proceedings resulted in a new reporting entity with the adoption of fresh-start accounting in accordance with the SOP 90-7. Pursuant to SOP 90-7, the accounting for the effects of the reorganization occurred as of the confirmation date because there were no remaining conditions precedent to the effectiveness of the plan as of the July 9, 2004 confirmation date. For accounting purposes, the Company applied fresh-start accounting as of July 1, 2004, because the results of operations for the eight days through July 9, 2004 did not have a material impact on the reorganized company's financial position, results of operations and cash flows. The estimated reorganization equity value of the Company of $95.0 million, which served as the basis for the Plan of Reorganization approved by the Bankruptcy Court, was used to determine the value allocated to the assets and liabilities of the Reorganized Company in proportion to their fair values and is in conformity with SFAS No. 141 "Business Combinations." The reorganization equity value was determined utilizing appraisals, commonly used discounted cash flow valuation methods and selected price earnings multiples of publicly-traded companies similar to the Company to determine the relative fair values of the Company's assets and liabilities. Factors taken into consideration included projected revenue growth, market and industry growth rates, competition and general economic conditions, working capital and capital expenditure requirements. Changes to the values allocated to the assets and liabilities of the Reorganized Company are not expected to be material.

(4)    Reorganization Expense

        Reorganization expense in the statement of operations for the three months ended December 31, 2003 was comprised of professional fees and other costs related to the bankruptcy filing.

(5)    Sprint Agreements

        Under the Sprint agreements, Sprint provides the Company significant support services such as customer service, billing, long distance transport services, national network operations support, inventory logistics support, use of the Sprint and Sprint PCS brand name, national advertising, national distribution and product development. Additionally, the Company derives substantial roaming revenue when Sprint's and other PCS Affiliates of Sprint's wireless customers incur minutes of use in the Company's territories and incurs expense to Sprint and to other PCS Affiliates of Sprint when the Company's customers incur minutes of use in Sprint's and other PCS Affiliates of Sprint's territories. The expense is recorded in the cost of service and roaming and in the selling and marketing detail lines within the statement of operations. Cost of service and roaming transactions with Sprint include the 8% affiliation fee, long distance, roaming expenses, billing support and customer care support. Cost of equipment relates to inventory sold by the Company that was purchased from Sprint under the Sprint agreements. Selling and marketing transactions relate to subsidized costs on wireless handsets and commissions under Sprint's national distribution program.

        Sprint is a service provider for a significant portion of technical, marketing and administrative functions. These functions include billing, customer care, credit and collections, network operations support, inventory logistics handling, long distance transport and marketing and design of the products and services the Company sells. In addition, Sprint collects payments from customers, and according to the terms of the Sprint agreements, remits to the Company its percentage of these revenues, net of the 8% affiliation fee. Because the Company derives substantial revenues and expenses from Sprint and Sprint PCS, should Sprint be unable to provide these services, the Company could be negatively impacted.

        For both the three months ended December 31, 2004 and 2003, 97% of the Company's revenue was derived from data provided by Sprint. Of the Company's cost of service and roaming, 70% and 65% for the three months ended December 31, 2004, and 2003, respectively, was derived from data provided by Sprint. The Company reviews all charges from Sprint and disputes certain of these charges in cases where the Company does not receive enough supporting detail to validate the charges or it does not believe Sprint can charge the Company for certain expenses under the terms of the Sprint agreements. At December 31, 2004 and September 30, 2004, the Company had $0.2 million and $0.1 million, respectively, in disputed charges.

        Amounts relating to the Sprint agreements for the three months ended December 31, 2004 and 2003 are as follows (in thousands):

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
Amounts included in the Consolidated Statements of Operations:
Service revenue	$38,585	$34,628

Roaming revenue	$15,748	$12,080

Cost of service and roaming:
Roaming	$9,839	$7,404
Customer service	5,588	4,007
Affiliation fees	3,054	2,886
Long distance	1,580	2,076
Other	676	2,115

Total cost of service and roaming	$20,737	$18,488

Cost of equipment	$5,720	$5,063

Selling and marketing	$3,382	$2,292

	Successor Company	Successor Company
	December 31, 2004	September 30, 2004
Amounts included in the Consolidated Balance Sheets:
Receivable from Sprint	$12,640	$13,264
Inventories	1,657	1,310
Payable to Sprint	22,626	24,404

(6)    Amendments to Sprint Agreement

        On November 1, 2004, the Company's wholly owned subsidiary, iPCS Wireless, Inc., entered into Amended and Restated Addendum VIII to the Sprint Agreements and Sprint PCS Services Agreement with Sprint PCS. This amendment, which was effective as of April 1, 2004, amended and restated, and superceded in its entirety, the existing Addendum VIII, dated as of March 26, 2004.

        The amendment reflects the Company's agreement with Sprint PCS with respect to its participation in the Sprint PCS reseller program. The Company agreed to participate in all resale arrangements between Sprint and resellers that are entered into, renewed or extended by Sprint prior to December 31, 2006, provided the terms and conditions of such resale arrangement are at least as favorable to iPCS as the terms and conditions of the AT&T resale arrangement, and subject to a minimum pricing floor for voice minutes of use. With respect to resale arrangements entered into, renewed or extended by Sprint between April 1, 2004 and December 31, 2006, the Company will receive the amount of fees collected by Sprint from such resellers on a pass-through basis as payment for the use of the Company's service area network by customers of such resellers. The Company may elect to discontinue its participation in any resale arrangement on the later to occur of (1) December 31, 2006, and (2) expiration of the then remaining term of such resale arrangement, giving effect to any renewals or extensions occurring prior to December 31, 2006, but not giving effect to any renewals or extensions which occur after December 31, 2006. For purposes of determining renewals and extensions of resale arrangements, if an arrangement does not expressly state an initial term, then the arrangement will be deemed to have a five-year initial term, and if an arrangement states an initial terms in excess of ten years, then the arrangement shall be deemed to have a ten-year initial term.

        In addition, pursuant to the right granted to the Company in its management agreement to obtain the most favorable terms provided under affiliation agreements with another Sprint PCS Affiliate of similar size, the Company exercised its right to amend the terms of its affiliation agreements with Sprint PCS to incorporate the terms of the affiliation agreements of another PCS Affiliate of Sprint. Accordingly, the amendment also reflects changes to the Company's affiliation agreements as a result of the exercise of this "most favored nation" right. These amendments clarify a number of provisions in the Company's affiliation agreements with Sprint PCS. The amendments also set the 3G data fee at 90% of Sprint PCS' retail yield beginning on January 1, 2007 (provided that such amount is not less than the Company's network costs plus a reasonable return), enhance the dispute resolution procedures for the Company and Sprint PCS, and provide for the Company's ability to elect to outsource customer care services by providing Sprint PCS with notice after January 1, 2006, and before June 30, 2006, and by paying Sprint PCS $3.0 million.

(7)    Property and Equipment

        Property and equipment consists of the following at December 31, 2004 and September 30, 2004 (in thousands):

	Successor Company	Successor Company
	December 31, 2004	September 30, 2004
Network assets	$124,903	$134,552
Computer equipment	1,000	874
Furniture, fixtures, and office equipment	3,485	2,935
Vehicles	488	530
Construction in progress	6,732	4,830

Total property and equipment	136,608	143,721
Less accumulated depreciation and amortization	(16,790)	(8,790)

Total property and equipment, net	$119,818	$134,931

        On July 1, 2004, as a result of the Company's reorganization and in accordance with fresh-start accounting under SOP 90-7, the Company reduced its property and equipment by $9.1 million to their estimated fair values. No additional impairment was necessary at September 30, 2004.

(8)    Intangible Assets

        On July 1, 2004, as a result of the Company's reorganization and in accordance with fresh-start accounting under SOP 90-7, the Company revalued its assets to their estimated fair values. With the implementation of fresh-start accounting, the Company recorded intangible assets of $19.8 million relating to the fair value of the customer base and $62.1 million relating to the fair value of the right to provide service under the Sprint agreements. The customer base is being amortized over the estimated average life of a customer, or 30 months. The right to provide service under the Sprint agreements is being amortized over the remaining term of the agreement or 14.5 years.

        The amortization period, gross carrying amount, accumulated amortization and net carrying amount of intangible assets at December 31, 2004 and September 30, 2004 are as follows (in thousands):

	Successor Company
	December 31, 2004
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Right to provide service under the Sprint agreements	174 months	$62,127	$(2,142)	$59,985
Customer base	30 months	19,785	(3,957)	15,828

		$81,912	$(6,099)	$75,813

	Successor Company
	September 30, 2004
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Right to provide service under the Sprint agreements	174 months	$62,127	$(1,072)	$61,055
Customer base	30 months	19,785	(1,979)	17,806

		$81,912	$(3,051)	$78,861

        The amortization of intangible assets for the three months ended December 31, 2004 was $3.0 million. There was no amortization expense during the three months ended December 31, 2003. Aggregate amortization expense relative to intangible assets for the periods shown will be as follows:

Year Ended September 30,
2005	$12,199
2006	12,199
2007	6,263
2008	4,285
2009	4,285
Thereafter	39,630

Total	$78,861

(9)    Long-Term Debt

        Long-term debt consists of the following at December 31, 2004 and September 30, 2004 (in thousands):

	Successor Company	Successor Company
	December 31, 2004	September 30, 2004
Senior notes due 2012	$165,000	$165,000
Capital lease obligations	405	407

Total long-term debt and capital lease obligations	165,405	165,407
Less: current portion	8	7

Long-term debt and capital lease obligations, excluding current maturities	$165,397	$165,400

Senior Notes

        On April 21, 2004, iPCS Escrow Holding Company and iPCS Escrow Company were formed. iPCS Escrow Holding Company was a wholly owned direct subsidiary of the Company. iPCS Escrow Company was a wholly owned direct subsidiary of iPCS Escrow Holding Company and was not part of the bankruptcy estate of the Company. iPCS Escrow Company was a special purpose vehicle and was created solely to issue $165.0 million in aggregate principal amount of new 11.5% senior notes. On July 20, 2004, the effective date of the Company's reorganization, iPCS Escrow Holding Company merged with and into the Company and the proceeds from the new senior notes became general unsecured obligations of the Company. The notes contain covenants which restrict the Company's ability to incur additional indebtedness, merge, pay dividends, dispose of its assets, and certain other matters as defined in the indenture. However, the new senior notes are subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness, and to any indebtedness of subsidiaries of the Company that do not guarantee the new senior notes. Interest is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2004 to the holders of record on the immediately preceding April 15 and October 15. During the three months ended December 31, 2004, the Company made its first interest payment totaling $9.5 million.

(10)    Income Taxes

        The Company's effective income tax rate for the interim periods presented is based on management's estimate of the Company's effective tax rate for the applicable year and differs from the federal statutory income tax rate primarily due to nondeductible permanent differences, state income taxes and changes in the valuation allowance for deferred income taxes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the three months ended December 31, 2004 and 2003 as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company's losses since inception.

(11)    Stock Compensation

        The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for its employee and director stock options. Compensation expense is determined as the excess of the fair value of the Company's common stock at date of grant over the exercise price. On July 15, 2004, the Company's board of directors approved the 2004 long-term incentive plan, as provided under the Plan of Reorganization (see Note 3). Under the 2004 long-term incentive plan, the Company may grant to employees, directors and consultants of the Company incentive and non-qualified stock options, stock appreciation rights (SARs), restricted and unrestricted stock awards and cash incentive awards. The maximum number of shares of stock that may be awarded to participants is one million. Up to 500,000 shares may be issued in conjunction with awards other than options and SARs.

        If compensation expense for the stock option grants had been determined on fair value at the grant date consistent with the requirements of SFAS No. 123, the Company's net loss and net loss per common share would have been the pro forma amounts below:

Three Months Ended December 31, 2004
Net loss (in thousands):
As reported	$(7,716)
Less noncash compensation in accordance with SFAS No. 123	(351)

Pro forma	$(8,067)

Basic and diluted loss per common share:
As reported	$(0.83)
Pro forma	$(0.87)

        There were no outstanding stock options during the three months ended December 31, 2003.

        The Company's calculation of fair value of the options was made using the Black-Scholes model with the following assumptions:

Three Months Ended December 31, 2004
Risk free interest rate	3.52%
Volatility	67.83%
Dividend yield	0.0%
Expected life in years	4

(12)    Related Party Transactions

        Prior to the Company's Chapter 11 filing, and at the request of the senior lenders and the majority holders of the then existing senior discount notes, on January 27, 2003, the Company signed a restructuring management services agreement with YMS Management, L.L.C. ("YMS") to perform restructuring management services for the Company and to appoint a Chief Restructuring Officer ("CRO"). The Company appointed Timothy M. Yager as CRO at the time the agreement was signed. Under terms of this agreement, YMS received a weekly fee of $15,000, reimbursement of reasonable administrative expenses plus a success fee, as defined in the agreement. During the three months ended December 31, 2003, the Company incurred expenses of $0.2 million to YMS.

(13)    Tower Sales

        On September 4, 2004, the Company signed an agreement with TCP Communications, LLC ("TCP") whereby the Company agreed to sell up to 92 of its owned towers to TCP. The towers are priced individually and the sale of all 92 towers would provide the Company with gross proceeds of approximately $16.5 million. After the sale, the Company will lease space on the towers sold to TCP at rates and terms consistent with that of the Company's existing leases. The transaction is expected to close in several installments during fiscal year 2005 and is subject to exclusion of towers by TCP based on its due diligence and other customer closing conditions.

        On November 9, 2004 and December 29, 2004, the Company sold 51 and 17 towers, respectively, to TCP for gross proceeds net of broker's fees totaling approximately $12.1 million. Because the cost basis of these towers was adjusted to fair value as part of fresh-start accounting, no gain or loss on the sales was recorded.

(14)    Commitments and Contingencies

  Commitments

        On November 22, 2004, the Company signed a letter of agreement with Nortel Networks to replace the Company's Lucent network equipment currently deployed in its Michigan markets with Nortel equipment including one switch, 232 base stations and various additional capacity and network equipment. Under the terms of the agreement, the Company has agreed to purchase equipment totaling approximately $15.2 million and will receive special pricing on future purchases through December 31, 2007. As of December 31, 2004, the Company had purchased approximately $4.6 million under the agreement.

  Litigation

        On October 1, 2003, AT&T filed an administrative proof of claim and a pre-petition proof of claim against the Company, both of which claims the Company disputes. In connection with the Company's Plan of Reorganization, the Company deposited $0.7 million in escrow pending resolution of both of these disputed claims. On August 31, 2004, AT&T filed a cure claim against the Company, contending that a portion of the amount set forth in the pre-petition proof of claim, and a portion of the amount set forth in the administrative proof of claim are presently due in cash as cure amounts, which is also in dispute. Also on August 31, 2004, AT&T amended its administrative proof of claim originally filed on October 1, 2003. If all of AT&T's claims are allowed as valid, AT&T would have a $0.2 million pre-petition claim payable in stock under our Plan of Reorganization, with the remaining claims (both cure and administrative) payable in $6.6 million of cash. Both the administrative and pre-petition claims between AT&T and the Company have been consolidated in claims proceedings pending before the Bankruptcy Court. On September 30, 2004, the Company filed a response to the cure claim requesting that the dispute on the cure claim be consolidated with the administrative and pre-petition claim dispute. The Company is currently in the discovery stage of the proceedings with respect to the administrative and pre-petition claims. If the Company cannot reach a settlement regarding these disputes after discovery, the Bankruptcy Court will determine the outcome. In the event that the Company's response to the cure claim is denied or that the Bankruptcy Court does not find in the Company's favor if a settlement is not reached with AT&T the Company believes it has sufficient resources to fund any potential claim. The Company believes the accompanying consolidated financial statements adequately reflect its obligations to AT&T for these services provided.

(15)    Consolidating Financial Information

        The senior notes are fully, unconditionally and joint and severally guaranteed by iPCS Wireless, Inc. and iPCS Equipment, Inc., which are wholly owned subsidiaries of the Company. The following unaudited consolidating financial information as of December 31, 2004 and September 30, 2004 and for the three months ended December 31, 2004 and 2003 is presented for the Company, iPCS Wireless, Inc. and iPCS Equipment, Inc. (in thousands):

iPCS Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

as of December 31, 2004

	Successor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Cash and cash equivalents	$—	$59,958	$—	$—	$59,958
Other current assets	156,203	42,491	19,036	(185,732)	31,998

Total current assets	156,203	102,449	19,036	(185,732)	91,956
Property and equipment, net	—	100,495	19,433	(110)	119,818
Intangible assets, net	—	75,813	—	—	75,813
Other noncurrent assets	6,534	1,775	—	—	8,309
Investment in subsidiaries	86,963	—	—	(86,963)	—

Total assets	$249,700	$280,532	$38,469	$(272,805)	$295,896

Current liabilities	$3,347	$228,679	$83	$(185,842)	46,267
Long-term debt	165,000	397	—	—	165,397
Other long-term liabilities	—	2,879	—	—	2,879

Total liabilities	168,347	231,955	83	(185,842)	214,543

Stockholders' equity (deficiency)	81,353	48,577	38,386	(86,963)	81,353

Total liabilities and stockholders' equity (deficiency)	$249,700	$280,532	$38,469	$(272,805)	$295,896

iPCS Inc. and Subsidiaries

Condensed Consolidating Statement of Operations

For the Three Months Ended December 31, 2004

	Successor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenue	$—	$55,997	$2,251	$(2,251)	$55,997
Cost of revenue	—	(36,630)	(938)	2,246	(35,322)
Selling and marketing	—	(10,026)	—	—	(10,026)
General and administrative	(140)	(1,876)	—	—	(2,016)
Depreciation and amortization	—	(10,118)	(1,389)	—	(11,507)
Gain (loss) on disposal of property and equipment	—	(18)	—	5	(13)

Total operating expenses	(140)	(58,668)	(2,327)	2,251	(58,884)
Other, net	(4,961)	(451)	583	—	(4,829)
Loss in subsidiaries	(2,615)	—	—	2,615	—

Net income (loss)	$(7,716)	$(3,122)	$507	$2,615	$(7,716)

iPCS Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Three Months Ended December 31, 2004

	Successor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$255	$(3,411)	$(759)	$—	$(3,915)
Investing activities	—	5,609	759	—	6,368
Financing activities	(255)	—	—	—	(255)

Decrease in cash or cash equivalents	—	2,198	—	—	2,198
Cash and cash equivalents at beginning of period	—	57,760	—	—	57,760

Cash and cash equivalents at end of year	$—	$59,958	$—	$—	$59,958

iPCS Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

as of September 30, 2004

	Successor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Cash and cash equivalents	$—	$57,760	$—	$—	$57,760
Other current assets	166,126	32,276	16,387	(182,295)	32,494

Total current assets	166,126	90,036	16,387	(182,295)	90,254
Property and equipment, net	—	113,394	21,647	(110)	134,931
Intangible assets, net	—	78,861	—	—	78,861
Other noncurrent assets	6,497	1,765	—	—	8,262
Investment in subsidiaries	89,578	—	—	(89,578)	—

Total assets	$262,201	$284,056	$38,034	$(271,983)	$312,308

Current liabilities	$8,155	$227,892	$155	$(182,405)	53,797
Long-term debt	165,000	400	—	—	165,400
Other long-term liabilities	—	4,065	—	—	4,065

Total liabilities	173,155	232,357	155	(182,405)	223,262

Stockholders' equity (deficiency)	89,046	51,699	37,879	(89,578)	89,046

Total liabilities and stockholders' equity (deficiency)	$262,201	$284,056	$38,034	$(271,983)	$312,308

iPCS Inc. and Subsidiaries

Condensed Consolidating Statement of Operations

For the Three Months Ended December 31, 2003

	Predecessor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenue	$—	$48,060	$2,842	$(2,842)	$48,060
Cost of revenue	—	(34,664)	(1,702)	2,833	(33,533)
Selling and marketing		(6,162)	—	—	(6,162)
General and administrative	(31)	(873)	—	—	(904)
Depreciation and amortization	—	(8,363)	(1,162)	—	(9,525)
Gain (loss) on disposal of property and equipment	—	2	—	—	2
Reorganization expense	—	(1,783)	(5)	—	(1,788)

Total operating expenses	(31)	(51,843)	(2,869)	2,833	(51,910)
Other, net	7,217	(8,810)	(709)	2	(2,300)
Loss in subsidiaries	(13,329)	—	—	13,329	—

Net income (loss)	$(6,143)	$(12,593)	$(736)	$13,322	$(6,150)

iPCS Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Three Months Ended December 31, 2003

	Predecessor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$7,328	$529	$428	$(7)	$8,278
Investing activities	—	(3,640)	1,080	6	(2,554)
Financing activities	(7,328)	8,259	(1,013)	1	(81)

Increase in cash or cash equivalents	—	5,148	495	—	5,643
Cash and cash equivalents at beginning of period	—	18,168	(514)	—	17,654

Cash and cash equivalents at end of the period	$—	$23,316	$(19)	$—	$23,297

(16)    Subsequent Events

        On January 18, 2005, the Company made a distribution of approximately 50,000 shares to settle an additional thirteen disputed claims. On February 4, 2005, the Company made an additional distribution of approximately 34,000 shares to settle seven disputed claims. With these distributions, the Company currently has approximately 316,000 shares reserved for its remaining disputed claims.

        On March 17, 2005, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Horizon PCS, Inc. ("Horizon PCS"), another Sprint PCS affiliate. Pursuant to the terms of the Merger Agreement, Horizon PCS will be merged with and into iPCS with iPCS as the surviving corporation. Horizon PCS stockholders will receive 0.7725 shares of iPCS common stock for each share of Horizon PCS common stock they hold, subject to adjustment. Each outstanding option to purchase shares of Horizon PCS common stock will be converted into an option to purchase a number of shares of iPCS common stock equal to the number of shares of Horizon PCS common stock for which such option may be exercised multiplied by 0.7725, at an exercise price equal to the original exercise price divided by 0.7725.

        The board of directors of iPCS following the merger will consist of seven directors, three designated by iPCS, three designated by Horizon PCS, and Timothy M. Yager, who will also continue as president and chief executive officer of iPCS.

        The merger is subject to various customary closing conditions, including obtaining approval of iPCS' and Horizon PCS' stockholders, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Federal Communications Commission approval, and the consent of Sprint. The Merger Agreement contains certain termination rights for each of iPCS and Horizon PCS and further provides that in the event of termination of the Merger Agreement under certain circumstances, iPCS and Horizon PCS may be required to pay the other a termination fee of $7.0 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Horizon PCS, Inc.:

        We have audited the accompanying consolidated balance sheets of Horizon PCS, Inc. and subsidiaries as of December 31, 2004 (Successor Company) and 2003 (Predecessor Company), and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for the period from October 1, 2004 through December 31, 2004 (Successor Company), the period from January 1, 2004 through September 30, 2004 (Predecessor Company), and the years ended December 31, 2003 and 2002 (Predecessor Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon PCS, Inc. and subsidiaries at December 31, 2004 (Successor Company) and 2003 (Predecessor Company), and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for the period from October 1, 2004 through December 31, 2004 (Successor Company), the period from January 1, 2004 through September 30, 2004 (Predecessor Company), and the years ended December 31, 2003 and 2002 (Predecessor Company), in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, on September 21, 2004, the Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on October 1, 2004. Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 1.

Columbus, Ohio
March 17, 2005

HORIZON PCS, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

	Successor Company	Predecessor Company
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$55,540,540	$70,651,046
Restricted cash	—	12,032,009
Accounts receivable, net	10,353,496	20,985,060
Equipment inventory	387,967	594,121
Prepaid expenses and other current assets	1,703,024	3,519,032

Total current assets	67,985,027	107,781,268
Other assets:
Debt issuance costs, net of amortization	4,071,734	—
Deferred activation expense and other assets	443,914	3,955,252
Intangible assets, net	111,432,516	—

Total other assets	115,948,164	3,955,252
Property and equipment, net	106,258,330	171,787,783

Total assets	$290,191,521	$283,524,303

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,690,792	$11,970,315
Accrued liabilities	1,267,038	744,109
Accrued interest	6,437,934	—
Accrued real estate, personal property and other taxes	6,360,404	732,400
Payable to Sprint	5,063,351	14,817,567
Liabilities subject to compromise	—	670,734,149
Deferred service revenue	3,938,128	6,255,748

Total current liabilities	27,757,647	705,254,288
Long-term liabilities:
Long-term debt	125,000,000	—
Other long-term	3,961,136	1,735,670
Deferred activation revenue	278,848	3,748,575

Total long-term liabilities	129,239,984	5,484,245

Total liabilities	156,997,631	710,738,533

Predecessor convertible preferred stock	—	169,785,299
Stockholders' equity (deficit):
Successor preferred stock, $0.0001 par value. Authorized 10,000,000 shares, none issued or outstanding	—	—
Predecessor preferred stock, $0.0001 par value. Authorized 10,000,000 shares, none issued or outstanding	—	—
Successor common stock, $0.0001 par value. Authorized 25,000,000 shares, 8,909,568 issued and outstanding	891	—
Predecessor common stock, $0.0001 par value. Authorized 300,000 class A shares, 26,646 issued and outstanding	—	3
Predecessor common stock, $0.0001 par value. Authorized 75,000 class B shares, 58,458,537 issued and 58,443,254 outstanding	—	5,846
Treasury stock—class B, 15,283 shares, at $7.267 per share	—	(111,061)
Accumulated other comprehensive income (loss)	—	—
Additional paid-in capital	157,234,756	91,852,141
Deferred stock option compensation	—	(266,107)
Accumulated deficit	(24,041,757)	(688,480,351)

Total stockholders' equity (deficit)	133,193,890	(596,999,529)

Total liabilities and stockholders' equity (deficit)	$290,191,521	$283,524,303

See accompanying notes to consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company	Predecessor Company
			Year Ended December 31,
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004
			2003	2002
Operating revenues:
Subscriber revenues	$28,092,554	$119,289,682	$188,671,337	$152,409,453
Roaming revenues	15,520,188	49,242,731	61,728,304	55,781,574
Equipment revenues	1,593,598	4,036,015	5,166,272	7,846,573

Total operating revenues	45,206,340	172,568,428	255,565,913	216,037,600

Operating expenses:
Cost of service (exclusive of items shown below)	23,812,073	107,137,621	181,305,674	167,128,087
Cost of equipment	2,261,185	4,154,198	13,351,419	19,188,975
Selling and marketing	5,767,208	18,812,525	39,549,966	52,601,068
General and administrative (exclusive of items shown below)	7,886,968	21,432,925	38,394,994	41,650,367
Reorganization (income) expense	—	(74,613,444)	118,801,844	—
Non-cash compensation (For the period Oct 2, 2004 through Dec 31, 2004, $51,864 related to cost of service, $64,828 related to selling and marketing, and $523,891 related to general and administrative)	640,583	145,044	619,640	680,749
Depreciation and amortization	25,539,237	24,568,048	111,310,199	40,271,034
Loss (gain) on disposal or sale of PCS assets	312	(42,062,619)	216,312	631,417
Impairment of goodwill and impact of acquisition-related deferred taxes	—	—	—	13,222,180

Total operating expenses	65,907,566	59,574,298	503,550,048	335,373,877

Operating income (loss)	(20,701,226)	112,994,130	(247,984,135)	(119,336,277)
Interest income and other, net	271,274	832,840	885,439	2,989,026
Interest expense, net of capitalized interest	(3,611,805)	(8,701,555)	(44,718,586)	(60,600,568)
Cancellation of debt	—	321,943,771	—	—

Income (loss) before income tax benefit	(24,041,757)	427,069,186	(291,817,282)	(176,947,819)
Income tax benefit	—	—	6,031,000	—

Net income (loss)	(24,041,757)	427,069,186	(285,786,282)	(176,947,819)
Preferred stock dividend	—	(10,135,398)	(12,680,098)	(11,756,253)

Net income (loss) attributable to common shareholders	$(24,041,757)	$416,933,788	$(298,466,380)	$(188,704,072)

Basic and diluted loss per share attributed to common stockholders	$(2.70)

Weighted-average common shares outstanding	8,909,568

See accompanying notes to consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor Company	Predecessor Company
			Year Ended December 31,
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004
			2003	2002
Net income (loss)	$(24,041,757)	$427,069,186	$(285,786,282)	$(176,947,819)
Other comprehensive income (loss):
Net unrealized gain (loss) on hedging activities	—	—	394,575	443,276

Comprehensive income (loss)	$(24,041,757)	$427,069,186	$(285,391,707)	$(176,504,543)

See accompanying notes to consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Additional Paid-In Capital	Deferred Stock Option Compensation	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Predecessor Company:
Balance, December 31, 2001	$5,849	$(111,061)	$(837,851)	$91,852,117	$(1,566,496)	$(201,309,899)	$(111,967,341)
Stock option compensation expense	—	—	—	—	680,749	—	680,749
Net loss	—	—	—	—	—	(176,947,819)	(176,947,819)
Other comprehensive income (loss)	—	—	443,276	—	—	—	443,276
Preferred dividend	—	—	—	—	—	(11,756,253)	(11,756,253)

Balance, December 31, 2002	5,849	(111,061)	(394,575)	91,852,117	(885,747)	(390,013,971)	(299,547,388)
Stock option compensation expense	—	—	—	—	619,640	—	619,640
Exercise of stock options	—	—	—	24	—	—	24
Net loss	—	—	—	—	—	(285,786,282)	(285,786,282)
Other comprehensive income (loss)	—	—	394,575	—	—	—	394,575
Preferred dividend	—	—	—	—	—	(12,680,098)	(12,680,098)

Balance, December 31, 2003	5,849	(111,061)	—	91,852,141	(266,107)	(688,480,351)	(596,999,529)
Stock option compensation expense	—	—	—	—	145,044	—	145,044
Net income	—	—	—	—	—	427,069,186	427,069,186
Preferred dividend	—	—	—	—	—	(10,135,398)	(10,135,398)
Elimination of predecessor stock, deferred compensation accumulated deficit and accumulated other comprehensive income	(5,849)	111,061	—	(91,852,141)	121,063	271,546,563	179,920,697
Successor Company:
Balance, October 1, 2004	—	—	—	—	—	—	—
Issuance of new common stock	891	—	—	156,594,173	—	—	156,595,064
Stock option compensation expense	—	—	—	640,583	—	—	640,583
Net loss	—	—	—	—	—	(24,041,757)	(24,041,757)

Balance, December 31, 2004	891	—	—	157,234,756	—	(24,041,757)	133,193,890

See accompanying notes to consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company	Predecessor Company
			Year Ended December 31,
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004
			2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(24,041,757)	$427,069,186	$(285,786,282)	$(176,947,819)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	25,539,237	24,568,048	37,549,921	40,271,034
Asset impairment included in depreciation and amortization	—	—	73,760,278	—
Non-cash restructuring items	—	1,123,464	110,084,005	—
Cancellation of debt	—	(321,943,771)	—	—
Gain on fresh-start adjustments	—	(92,407,987)	—	—
Deferred federal income taxes	—	—	(6,031,000)	—
Impairment of goodwill and impact of acquisition-related deferred taxes	—	—	—	13,222,180
Noncash compensation expense	640,583	145,044	619,640	680,749
Noncash interest expense	131,346	—	20,314,586	27,986,604
Gain on Sprint transaction	—	(42,062,619)	—	—
Bad debt expense	1,689,079	3,121,975	7,509,286	15,518,084
Loss on hedging activities	—	—	14,433	48,536
Loss on disposal of PCS assets	312	—	216,312	631,417
Change in:
Accounts receivable	(1,900,501)	1,873,383	(8,969,819)	(20,748,840)
Equipment inventory	(22,924)	229,078	3,488,674	(237,362)
Interest receivable and other	589,316	1,226,693	(847,574)	(1,830,488)
Accounts payable	(7,227,856)	(4,624,738)	8,717,712	(3,164,423)
Accrued liabilities and deferred service revenue	3,216,247	2,320,810	14,915,108	25,330,341
Liabilities subject to compromise	—	(2,782,327)	(3,217,204)	—
Payable to Sprint	(492,996)	(4,988,586)	16,770,583	(334,267)
Receivable/payable from affiliates and Parent	—	—	(239,217)	575,725
Other assets and liabilities, net	(176,075)	(492,916)	846,806	189,283

Total adjustments	21,985,768	(434,694,449)	275,502,530	98,138,573

Net cash flows from operating activities	(2,055,989)	(7,625,263)	(10,283,752)	(78,809,246)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net	(2,619,317)	(1,641,228)	(5,202,510)	(63,082,910)
Proceeds from the sale of property and equipment	29,162	88,758	—	1,563,970
Proceeds from Sprint transaction, net	—	33,010,271	—	—
Restricted cash released—to be distributed to bondholders	12,032,009	—	—	—

Net cash flows from investing activities	9,441,854	31,457,801	(5,202,510)	(61,518,940)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash released—distributed to bondholders	(12,032,009)	—	—	—
Distributed interest earned on restricted cash	(93,819)	—	—	—
Exercise of stock options	—	—	24	—
Deferred financing fees	(4,096)	(4,198,985)	—	(2,310,092)
Notes payable—borrowings	—	125,000,000	—	105,000,000
Notes payable—repayments	—	(155,000,000)	—	—

Net cash flows from financing activities	(12,129,924)	(34,198,985)	24	102,689,908

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,744,059)	(10,366,447)	(15,486,238)	(37,638,278)
CASH AND CASH EQUIVALENTS, BEGINNING	60,284,599	70,651,046	86,137,284	123,775,562

CASH AND CASH EQUIVALENTS, ENDING	$55,540,540	$60,284,599	$70,651,046	$86,137,284

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of amounts capitalized	$—	$5,818,308	$22,368,280	$33,081,907
Income taxes	30,000	140,000	—	—

See accompanying notes to consolidated financial statements.

        Supplemental disclosure of noncash investing and financing activities:

        During 2003 and 2002, the Company paid $12,528,995 and $11,636,969, respectively, of dividends on convertible preferred stock. The dividends were paid in additional shares of convertible preferred stock. The convertible preferred stock was eliminated as part of the Plan of Reorganization.

        As part of the Plan of Reorganization, the Company converted bonds and trade payables with a value of $470,000,000 and $11,287,350, respectively into new common stock which was valued at approximately $156.6 million as of October 1, 2004 under fresh-start accounting principles.

See accompanying notes to consolidated financial statements.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    Bankruptcy

(a)    Voluntary Bankruptcy Filing

        On August 15, 2003, Horizon PCS, Inc., a Delaware corporation ("Horizon PCS" or the "Company"), Horizon Personal Communications, Inc., an Ohio corporation and subsidiary of the Company ("Percom"), and Bright Personal Communications Services LLC, an Ohio limited liability company and subsidiary of the Company ("Bright") (the Company, Bright, and Percom collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Ohio (the "Bankruptcy Court"). The Debtors continued to manage their properties and operate their businesses in the ordinary course of business as "debtors-in-possession" subject to the supervision and orders of the Bankruptcy Court pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code, in Case No. 03-62424 (the "Bankruptcy Case").

(b)    Plan of Reorganization

        On September 21, 2004, the bankruptcy court approved a Plan of Reorganization that satisfies the requirements of the Bankruptcy Code.

        The Plan of Reorganization divided the claims against and interests in the Company into seven classes according to the priority of the claims. A summary of each class and settlement is as follows:

        Horizon PCS, Inc.

Class	Claim/Interest	Treatment	Status	Entitled to Vote
1A	Priority Non-Tax Claims	Paid in full	Unimpaired	No
2A	Prepetition Secured Lender Claims	Paid in full	Unimpaired	No
3A1	Prepetition Note Secured Claims	Paid in full	Unimpaired	No
3A2	Other Secured Claims	Paid in full	Unimpaired	No
4A1	General Unsecured Trade Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
4A2	Prepetition Note Deficiency Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
5A	Convenience Claims	Paid at 24%	Impaired	Yes
6A	Horizon Preferred Interests	None	Impaired	No
7A	Percom Interests	None	Impaired	No

        Bright Personal Communications Services, LLC

Class	Claim/Interest	Treatment	Status	Entitled to Vote
1B	Priority Non-Tax Claims	Paid in full	Unimpaired	No
2B	Prepetition Secured Lender Claims	Paid in full	Unimpaired	No
3B	Other Secured Claims	Paid in full	Unimpaired	No
4B1	General Unsecured Trade Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
4B2	Prepetition Note Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
5B	Convenience Claims	Paid at 24%	Impaired	Yes
6B	Intercompany Claims	None	Impaired	Yes
7B	Bright Interests	None	Impaired	No

        Horizon Personal Communications, Inc.

Class	Claim/Interest	Treatment	Status	Entitled to Vote
1C	Priority Non-Tax Claims	Paid in full	Unimpaired	No
2C	Prepetition Secured Lender Claims	Paid in full	Unimpaired	No
3C	Other Secured Claims	Paid in full	Unimpaired	No
4C1	General Unsecured Trade Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
4C2	Prepetition Note Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
5C	Convenience Claims	Paid at 24%	Impaired	Yes
6C	Intercompany Claims	None	Impaired	Yes
7C	Percom Interests	None	Impaired	No

        Significant terms of the Plan of Reorganization are as follows:

  •
  All common and preferred equity shares of the Debtors (and all stock options and warrants) were cancelled;

  •
  The senior secured debt was paid in full;

  •
  All pre-petition debt securities of the Debtors were settled and cancelled;

  •
  Unexpired leases and executory contracts of the Debtors were assumed or rejected;

  •
  Approximately 8.7 million shares of new common stock were issued to settle claims of bond holders, approximately 0.2 million shares were issued to settle the claims of general unsecured creditors and approximately 0.1 million shares have been held in reserve for issuance upon the settlement of disputed claims;

  •
  Five new directors were appointed to the Company's Board of Directors.

(c)    Accounting Impact

        The Company is required to follow the provisions of Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). Pursuant to SOP 90-7, the Company's pre-petition liabilities that were subject to compromise are reported separately on the balance sheet as an estimate of the amount that was ultimately allowed by the Bankruptcy Court. SOP 90-7 also requires separate reporting of certain expenses, realized gains and losses and provisions for losses related to the bankruptcy filing as reorganization items. The following pre-petition amounts are classified as liabilities subject to compromise as of December 31, 2003:

Payable to affiliate	$110,460
Accounts payable	20,865,427
Accrued liabilities	5,970,622
Accrued real estate and personal property taxes	2,319,018
Payable to Sprint	10,005,850
Long-term debt	625,000,000
Other long-term liabilities	6,462,772

Total all liabilities subject to compromise	$670,734,149

        The consolidated financial statements included herein include the accounts of Horizon PCS, Inc. and its subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services LLC. In accordance with SOP 90-7, the Company adopted fresh-start accounting for financial reporting purposes as of October 1, 2004, and the Company's emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to September 30, 2004 have been designated "Predecessor Company" and the periods subsequent to September 30, 2004 have been designated "Successor Company". Under fresh-start accounting, the reorganization value of the Company was allocated to the assets based on their respective fair values and was in conformity with Statement of Financial Accounting Standards ("SFAS") No. 141 Business Combinations. Each existing liability was stated at present value of the amount to be paid. As a result of the implementation of fresh-start accounting, the financial statements of the Company after the effective date are not comparable to the Company's financial statements for prior periods.

        The Company estimated the reorganization value for purposes of fresh start reporting utilizing the estimated value of the Company on an enterprise basis (the "Enterprise Value"), adjusting to exclude known liabilities other than the New Credit Facility at September 30, 2004. The Company engaged a valuation specialist to conduct this analysis.

        The Enterprise Value was determined by valuation specialists using the guideline transaction method and the discounted cash flow (the "DCF Analysis") method. The guideline transaction method value was derived using metrics and financial data, with more weight placed on the metrics data. For the DCF analysis, the specialist calculated the present value of the debt-free cash flows on management's projections, including an assumption for a terminal value (the "DCF Analysis"). The DCF Analysis involves deriving the debt-free cash flows that the Company would generate assuming the projections developed by management are realized. These cash flows and an estimated value of the Company at the end of the projected period (the "Terminal Value") are discounted at the Company's estimated post-reorganization weighted average cost of capital. The financial projections utilized in the

DCF analysis were developed by management and are based on estimates and assumptions, which include, but are not limited to, estimates and assumptions with respect to pricing by market, capital spending and working capital levels, and the development of a discount rate that is utilized to convert future projected cash flows to their estimated present value. The estimated projections and assumptions, while considered reasonable by management, may not be realized and are inherently subject to uncertainties and contingencies, which could significantly affect the measurement of the Enterprise Value and the reorganization value. Based on the above methodologies, the Enterprise Value was determined to be approximately $281.6 million.

        The reorganization value of the Successor Company of approximately $330.1 million was determined based on the negotiated sum of the Successor Company's liabilities and equity that were issued and outstanding after final negotiations and Bankruptcy Court approval. These included $125.0 million of debt outstanding, $156.6 million of equity, and $48.5 million of other liabilities that were not eliminated or discharged under the Plan of Reorganization.

        The effect of the Plan of Reorganization on the Company's balance sheet, as of October 1, 2004, is as follows:

	Predecessor Company	Debt Discharge		Cancellation of Old Equity (e)	Fresh-start Adjustments		Successor Company
ASSETS
Current assets:
Cash and cash equivalents	$55,578,205	$4,706,394	(a)				$60,284,599
Restricted cash	142,624,192	(130,592,183	)(a)				12,032,009
Accounts receivable, net	10,466,005	(323,931	)(h)				10,142,074
Equipment inventory	365,043						365,043
Prepaid expenses and other current assets	2,451,129	(158,790	)(i)				2,292,339

Total current assets	211,484,574	(126,368,510)		—	—		85,116,064
Other assets:
Debt issuance costs, net of amortization	448,985	3,750,000	(g)				4,198,985
Deferred activation expense and other assets	1,576,796				(1,393,231	)(f)	183,565
Intangible assets, net	—				120,350,750	(f)	120,350,750

Total other assets	2,025,781	3,750,000		—	118,957,519		124,733,300
Property and equipment, net	146,839,022				(26,549,532	)(f)	120,289,490

Total assets	$360,349,377	$(122,618,510)		$—	$92,407,987		$330,138,854

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,345,577	$4,573,071	(b)				$11,918,648
Accrued liabilities	1,468,182						1,468,182
Accrued interest	2,883,247	12,125,828	(b)				15,009,075
Accrued real estate, property and other taxes	1,663,734	4,734,190	(b)				6,397,924
Payable to Sprint	5,556,347						5,556,347
Liabilities subject to compromise	623,916,579	(623,916,579	)(c)				—
Deferred service revenue	4,037,904						4,037,904

Total current liabilities	646,871,570	(602,483,490)		—	—		44,388,080
Long-term liabilities:
Long-term debt	125,000,000						125,000,000
Other long-term	1,450,780	2,704,930	(b)				4,155,710
Deferred activation revenue	1,378,785	(1,378,785	)(c)				—

Total other long-term	127,829,565	1,326,145		—	—		129,155,710

Total liabilities	774,701,135	(601,157,345)		—	—		173,543,790

Convertible preferred stock	179,920,697			(179,920,697)			—
Stockholders' equity (deficit):
Predecessor preferred stock	—						—
Predecessor common stock—class A	3			(3)			—
Predecessor common stock—class B	5,846			(5,846)			—
Successor preferred stock	—						—
Successor common stock		891	(c)				891
Treasury stock	(111,061)			111,061			—
Accumulated other comprehensive income (loss)	—						—
Additional paid-in capital	91,852,141	156,594,173	(c)	(91,852,141)			156,594,173
Deferred stock option compensation	(121,063)			121,063			—
Accumulated deficit	(685,898,321)	321,943,771	(d)	271,546,563	92,407,987	(f)	—

Total stockholders' equity (deficit)	(594,272,455)	478,538,835		179,920,697	92,407,987		156,595,064

Total liabilities and stockholders' equity (deficit)	$360,349,377	$(122,618,510)		$—	$92,407,987		$330,138,854

(a)
Represents the release of the proceeds from the July 2004 senior notes offering and other required amounts held in escrow. These funds were used to repay the secured bank credit facility and debt issuance costs with the excess transferred to operating cash.

(b)
Represents the accrual of liabilities upon emergence under the Plan of Reorganization.

(c)
Represents the pre-petition liabilities discharged under the Plan of Reorganization and the issuance of the Successor Company's new common stock.

(d)
Represents gain on debt discharge.

(e)
Represents the elimination of the Predecessor Company's equity.

(f)
Represents the fresh-start adjustments to adjust the assets to fair value. The weighted average remaining lives of the in-service property, plant and equipment as of October 1, 2004 are as follows:

Network assets	4 years
Buildings	36 years
Switching equipment	4 years
Furniture, vehicles and office equipment	3 years
(g)
Represents debt issuance costs consisting of fees and expenses of the July 2004 senior notes offering.

(h)
Represents the discharge of accounts receivable no longer able to be collected upon emergence under the Plan of Reorganization.

(i)
Represents the collection of interest receivable earned on restricted cash upon the release of the amounts held in escrow.

(d)    Reorganization items

        On July 28, 2003, the Company implemented a work force reduction to further reduce costs that were within its control. The employment of 309 employees was terminated, and the Company closed 20 of its 42 Company-owned sales and service centers to reduce costs in areas where revenues were not currently meeting criteria for return on investment. The Company recorded a restructuring charge of $4.5 million in July 2003, related to these store closings and employee separation costs. In September 2004, the Company closed 5 additional stores and terminated 18 employees as part of the restructuring plan, resulting in $600,000 of restructuring charges. The Company incurred additional reorganization expenses of approximately $114.3 million and approximately $17.2 million related to the bankruptcy during 2003 and 2004, respectively. In addition, the Company recorded a gain on the fresh-

start adjustments of approximately $92.4 million for the year ended December 31, 2004. The detail of the reorganization items are as follows:

        Predecessor Company:

	Year Ended December 31, 2003
	Charges	Cash Deductions	Non-Cash Deductions	Ending Accrual Balance
Employee separations	$1,659,149	$1,625,066	$—	$34,083
Lease commitments, net of sublease	798,260	—	—	798,260
Equipment disposals	2,051,719	—	2,051,719	—
Professional fees	5,708,547	3,208,547	—	2,500,000
Key employee retention plan payments	551,883	551,883	—	—
Amortization of debt issuance fees	18,143,362		18,143,362	—
Amortization of warrants	16,127,275		16,127,275	—
Accelerated accretion of the senior discount notes	73,761,649	—	73,761,649	—

	$118,801,844	$5,385,496	$110,084,005	$3,332,343

        Predecessor Company:

	Nine Months Ended September 30, 2004
	Beginning Accrual Balance	Charges	Cash Deductions	Non-Cash Deductions	Ending Accrual Balance
Fresh start adjustments	$—	$(92,407,987)	$—	$(92,407,987)	$—
Employee separations	34,083	792,570	372,276	—	454,377
Lease commitments, net of sublease	798,260	—	—	798,260	—
Equipment disposals	—	325,204	—	325,204	—
Professional fees	2,500,000	15,072,479	14,030,273	—	3,542,206
Key employee retention plan payments	—	1,604,290	1,604,290	—	—

	$3,332,343	$(74,613,444)	$16,006,839	$(91,284,523)	$3,996,583

        Successor Company:

	Three Months Ended December 31, 2004
	Beginning Accrual Balance	Charges	Cash Deductions	Non-Cash Deductions	Ending Accrual Balance
Employee separations	$454,377	$—	$411,376	$—	$43,001
Professional fees	3,542,206	—	3,542,206	—	—

	$3,996,583	$—	$3,953,582	$—	$43,001

(2)    Organization and Business Operations

        On April 26, 2000, Horizon Telcom, Inc. ("Parent" or "Horizon Telcom") formed Horizon PCS, Inc. The Company primarily provides wireless personal communications services ("PCS") as a PCS affiliate of Sprint. The Company entered into management agreements with Sprint during 1998 and 1999. These agreements, as amended, provide the Company with the exclusive right to build, own, and manage a wireless voice and data services network in markets located in Ohio, West Virginia, Kentucky, Tennessee, Maryland, Pennsylvania, New York, New Jersey, Michigan, North Carolina and Indiana under the Sprint PCS brand. The term of the agreements is twenty years with three successive ten-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements include indemnification clauses between the Company and Sprint to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

        In the second quarter of 2004, Horizon PCS Escrow Company, a wholly owned subsidiary of Horizon PCS Inc., was formed solely to issue senior notes and to merge with and into Horizon PCS Inc. in connection with the reorganization. Horizon PCS Escrow Company was not a part of the bankruptcy estate of Horizon PCS, Inc., had no operations or assets and did not incur any liabilities, other than the senior notes, prior to the merger. Prior to consummation of the reorganization, the net proceeds of the 11 3/8% senior notes offering, together with other amounts contributed directly or indirectly by Horizon PCS, Inc. to Horizon PCS Escrow Company, were placed in an escrow account. Upon consummation of the Plan of Reorganization on October 1, 2004, the senior notes became the senior unsecured obligations of Horizon PCS, Inc. and were jointly and severally guaranteed by all of its existing domestic restricted subsidiaries, and will be so guaranteed by any future domestic restricted subsidiaries.

(3)    Summary of Significant Accounting Policies

(a)    Principles of Consolidation

        The consolidated financial statements include the financial statements of Horizon PCS, Inc (the "Company") and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

(b)    Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

(c)    Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, money market accounts and corporate bonds and investments in commercial paper with original maturities of three months or less.

        The breakout of cash and cash equivalents as of December 31, 2004 and 2003, is detailed below:

	Successor Company 2004	Predecessor Company 2003
Cash on hand	$12,886,639	$56,738,127
Money market accounts	10,795,142	4,921,006
Corporate bonds and commercial paper	31,858,759	8,991,913

Cash and cash equivalents	$55,540,540	$70,651,046

(d)    Restricted Cash

        In connection with the Company's December 2001 offering of $175,000,000 of senior notes due in 2011 (Note 7), approximately $48,660,000 of the offering's proceeds were placed in an escrow account to be used toward the first four semi-annual interest payments due under the terms of the notes. During 2003, the Company paid approximately $12,031,000 representing the third installment. The final installment of $12,125,828 was distributed to the holders of the senior and discount notes in October 2004 according to the Plan of Reorganization. The funds were invested in a government security money market account. Interest earned on the escrow funds totaled approximately $13,000 for the period October 1, 2004 to December 31, 2004, $52,000 for the period January 1, 2004 to September 30, 2004, $183,000 in 2003 and $673,000 in 2002.

(e)    Allowance for Accounts Receivable

        Estimates are used in determining our allowance for doubtful accounts receivable, which is based on a percentage of our accounts receivable by aging category. The percentage is derived by considering our historical collections and write-off experience, current aging of our accounts receivable and credit quality trends, as well as Sprint's credit policy. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers. The amounts presented in the consolidated balance sheets are net of an allowance for uncollectible accounts as presented in the following table:

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Balance at beginning of year	$1,840	$2,308	$1,804
Provisions charged to expense	4,811	7,509	15,518
Write-offs, net of recoveries	(5,655)	(7,977)	(15,014)

Balance at end of year	$996	$1,840	$2,308

        The provisions charged to expense for the period October 1, 2004 to December 31, 2004 and January 1, 2004 to September 30, 2004 were approximately $1,689,000 and $3,122,000, respectively.

(f)    Equipment Inventory

        Equipment inventory consists of handsets and related accessories. Inventories are carried at the lower of cost (determined by the weighted average method) or market (replacement cost).

(g)    Property and Equipment

        Property and equipment, including improvements that extend useful lives, are stated at cost or allocated fair values determined in fresh-start reporting, while maintenance and repairs are charged to operations as incurred. Construction work in progress includes expenditures for the purchase of capital equipment, construction and items such as direct payroll and related benefits and interest capitalized during construction. The Company capitalizes interest pursuant to SFAS No. 34, Capitalization of Interest Cost. The Company capitalized interest of approximately $74,000 for the period October 1, 2004 through December 31, 2004 and $740,000 and $4,437,000 for the years ended December 31, 2003 and 2002, respectively. In addition, the Company capitalized labor costs of approximately $36,000 for the period October 1, 2004 through December 31, 2004, and $83,000 and $2,339,000 for the years ended December 31, 2003 and 2002, respectively.

(h)    Depreciation and Amortization of Property and Equipment

        The Company provides for depreciation and amortization of property and equipment under the straight-line method, based on the estimated service lives of the various classes of property. Estimated useful lives are as follows:

Years
Network assets	5-15
Buildings	36
Switching equipment	5-8
Furniture, vehicles, and office equipment	3-5

(i)    Debt Issuance Costs

        In connection with the issuance of long-term debt (Note 7), the Company incurred approximately $24,072,000 in deferred financing costs through December 31, 2003. These debt issuance costs were amortized using the effective interest method over the term of the underlying obligation, ranging from eight to ten years. For the years ended December 31, 2003 and 2002, approximately $2,231,000 and $2,752,000, respectively, of amortization of debt issuance costs, including costs related to subsequently retired financings, was included in interest expense. As a result of the bankruptcy filing, all cost related to debt issuance balances as of August 15, 2003 were written off. These amounts were expensed to restructuring costs and totaled approximately $18,143,000.

        In October 2004, the senior notes of Horizon PCS Escrow Company became the senior unsecured obligations of Horizon PCS, Inc. (Note 7), and the Company incurred approximately $4,203,000 in associated debt issuance costs. These debt issuance costs are being amortized using the effective interest rate method over 8 years. Accordingly, approximately $131,000 of amortization was included in interest expense for the period October 1, 2004 to December 31, 2004.

(j)    Goodwill and Other Intangible Assets

        On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets (Note 4). Pursuant to SFAS No. 142, goodwill and intangible assets determined in fresh-start reporting,or acquired in a purchase business combination, and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Prior to January 1, 2002, the Company amortized goodwill on a straight-line basis over a 20-year period. Under SFAS No. 142, the Company ceased amortization of goodwill and conducted an impairment test of the goodwill balance. As of January 1, 2002, the goodwill balance was deemed not to be impaired. However, the December 31, 2002 goodwill balance was deemed impaired and was written off during the fourth quarter of 2002. See Note 4 for further details on the impairment of goodwill.

(k)    Impairment of Long-Lived Assets

        Long-lived assets such as property, plant and equipment, and intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

        Goodwill and intangible assets not subject to amortization are tested annually for impairment. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value (Note 4).

        Horizon PCS was not in compliance with certain covenants contained in its financing documents as of June 30, 2003. This created the need for an impairment assessment of its intangible assets and property and equipment as required by SFAS No. 144. Therefore, Horizon PCS projected future undiscounted cash flows and determined they were insufficient to recover the carrying amounts for the intangible assets and property and equipment. This required Horizon PCS to recognize an impairment loss for the excess of carrying value over fair value. To determine fair value, Horizon PCS performed a valuation utilizing a cost approach adjusted for items such as technological and functional obsolescence as appropriate.

        Horizon PCS determined the carrying value of the intangible assets exceeded the fair value of the assets. As a result, Horizon PCS recorded impairment on the intangible assets of approximately $39,152,000. As a result of the impairment charge, Horizon PCS recorded a tax benefit of $6,031,000 due to the reduction of a deferred tax liability related to the intangibles bringing the net balance to zero. Additionally, Horizon PCS determined the fair market value of the property and equipment was less than the carrying value of the assets. As a result, Horizon PCS recorded an impairment of property and equipment of approximately $34,609,000. These impairment charges are included in depreciation expense in the accompanying consolidated statements of operations.

        As a result of the voluntary bankruptcy filing on August 15, 2003 the Company was required to perform another review of the carrying value of long-lived assets. Horizon hired a third party appraiser to perform this review. The appraiser projected future undiscounted cash flows based on updated information and determined that they were sufficient to support the carrying amounts for the property and equipment. Therefore no impairment was required to the long-lived assets at August 15, 2003 and December 31, 2003.

        During 2002, Horizon PCS launched switches in Tennessee and Pennsylvania and disconnected some switching equipment in Chillicothe, Ohio. As a result, approximately $6,200,000 of switching equipment was considered an impaired asset as defined by SFAS No. 144. Accordingly, depreciation expense for the year ended December 31, 2002, includes approximately $3,500,000 in impairment charges related to the impaired assets. The total amount of depreciation recorded through December 31, 2002 on this equipment was approximately $5,600,000. This equipment was sold for book value during 2003.

(l)    Derivative Financial Instruments

        The Company utilizes derivative financial instruments to reduce interest rate risk and not for trading or speculative purposes. Interest rate swap agreements are used to hedge the exposure of the variable interest rates of certain notes payable and are designed as cash flow hedges. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional amount upon which the payments are based. The related amount payable to or receivable from counter-parties is included as an adjustment to accrued interest. The carrying amount of the interest swap agreements is included in accrued liabilities, with the changes in carrying amounts recorded as an adjustment to other comprehensive income (loss), a component of retained deficit. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. The swaps matured in 2003.

(m)    Revenue Recognition

        The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company recognizes service revenue from the Company's subscribers as they use the service. The Company pro-rates monthly subscriber revenue over the billing period and records airtime usage in excess of the pre-subscribed usage plan. The Company's subscribers pay an activation fee when they initiate service. The Company reduces recorded service revenue for billing adjustments. Effective July 1, 2003, The Company adopted EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. This EITF guidance addresses accounting for arrangements that involve multiple revenue-generating activities. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units of the arrangement based on their relative fair values. The guidance in EITF 00-21 became effective for revenue arrangements entered into for quarters beginning after June 15, 2003. The Company elected to apply this guidance prospectively from July 1, 2003. Prior to the adoption of EITF 00-21, under the provisions of SAB No. 101, the Company accounted for the sale of its handsets and subsequent service to the customer as a single unit of accounting because the Company's wireless service is essential to the functionality of the Company's handsets. Accordingly, the Company deferred all activation fee revenue and its associated direct costs and amortized these revenues and costs over the average life of the Company's subscribers, which the Company estimates to be 24 months. Under EITF 00-21 The Company no longer needs to consider whether customers can use their handsets without the Company's wireless service provided to them. Because the Company meets the criteria stipulated in EITF 00-21, the adoption of EITF 00-21 requires the Company to account for the sale of the handset as a separate unit of accounting from the subsequent service to the customer. With the adoption of EITF 00-21, the Company now recognizes activation fee revenue generated from the Company's retail stores as equipment revenue. In addition, the Company recognizes the portion of the direct activation fee costs related to the handsets sold in the Company's retail stores. Subsequent to July 1, 2003, the Company has continued to apply the provisions of SAB No. 101 and have deferred and amortized activation fee revenue and costs generated by subscribers activated other than through the Company's retail stores.

        The Company participates in the Sprint PCS national and regional distribution program in which national retailers such as RadioShack and Best Buy sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint PCS for products and services sold. For industry competitive reasons, Sprint PCS subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Company's affiliation agreements with Sprint PCS, when a national retailer sells a handset purchased from Sprint PCS to a subscriber in the Company's territory, the Company is obligated to reimburse Sprint PCS for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint wireless services under the Sprint and Sprint PCS brands and marks. The Company does not receive any revenues from the sale of wireless handsets by national retailers. The Company classifies these Sprint PCS wireless handset subsidy charges as a sales and marketing expense for a wireless handset sale to a new subscriber and classify these subsidies as a cost of service for a wireless handset upgrade to an existing subscriber.

        The Company recognized approximately $19,000 for the period October 1, 2004 to December 31, 2004, $2,560,000 for the period January 1, 2004 to September 30, 2004, $5,182,000 in 2003 and $2,992,000 in 2002 of both activation fee revenue and customer activation expense, and had deferred approximately $279,000 and $3,749,000 of activation fee revenue and direct customer activation expense as of December 31, 2004 and 2003, respectively. In applying fresh-start reporting, the deferred activation revenue and expense were deemed to have a zero value and were eliminated in the fresh-start adjustments.

        A management fee of 8% of collected PCS revenues from Sprint PCS subscribers based in Horizon PCS' territory is accrued as services are provided, remitted to Sprint PCS and recorded as general and administrative expense. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and roaming services provided to Sprint PCS customers who are not based in Horizon PCS' territory are not subject to the 8% affiliation fee. Expense related to the management fees charged under the agreement was approximately $2,421,000 for the period October 1, 2004 to December 31, 2004, $9,559,000 for the period January 1, 2004 to September 30, 2004, $15,020,000 for the year ended December 31, 2003 and $12,027,000 for the year ended December 31, 2002.

(n)    Reorganization items

        Reorganization items relate to income recorded and expenses incurred as a direct result of the Predecessor's bankruptcy proceeding. These items include employee separations, lease commitments, equipment disposals, professional fees, key employee retention plan payments, amortization of debt issuance fees and warrants, accelerated accretion of the senior notes, and fresh-start adjustments. Reorganization items are displayed separately on the consolidated statements of operations.

(o)    Advertising Costs

        Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising and promotional costs totaled approximately $902,000 for the period October 1, 2004 to December 31, 2004, $854,000 for the period January 1, 2004 to September 30, 2004, $3,340,000 in 2003 and $10,632,000 in 2002.

(p)    Stock-Based Compensation

        The Successor Company has adopted the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS No. 123R"). Pursuant to SFAS No. 123R, the Company measures the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award as of the date of grant using the Black-Scholes option pricing model. The fair value is recognized in the consolidated statements of operations on a straight-line basis over the expected life of the equity instruments.

        In October 2004, the Successor Company adopted a stock option plan pursuant to which the Company's board of directors may grant stock options to officers, key employees and certain directors. The new stock option plan authorized grants of options to purchase up to 986,702 shares of authorized but unissued common stock. These stock options have 10 year terms and vest equally in six month increments over three years from the date of grant. Certain option awards provide for accelerated vesting if there is a change in control as defined by the plan.

        The compensation cost that has been charged against income for the plan was approximately $641,000 for the period October 1, 2004 through December 31, 2004. This compensation cost was based on the fair value of the options.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the period ended December 31, 2004:

Successor Company:
Expected Dividend Yield	0.0%
Forfeiture rate	10.0%
Risk-free rate	3.1%
Expected volitility	130.0%
Expected life (in years)	3.0

        A summary of the Successor Company's option activity under the plan during the period October 1, 2004 through December 31, 2004, is as follows:

Options	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance as of October 1, 2004	—	$—
Granted	778,381	17.76
Exercised	—	—
Forfeited	—	—

Outstanding as of December 31, 2004	778,381	$17.76	9.81	$4,546,523

        The fair value of options on the November 11, 2004 grant date was approximately $14.31 per share. All options were issued at $17.76 and none were exercisable during the year. As of December 31, 2004, there was approximately $9.4 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 2.81 years.

        In 1999, the Predecessor Company adopted a stock option plan pursuant to which the board of directors could grant stock options to officers, key employees and certain nonemployees. These stock options were eliminated in the Plan of Reorganization.

        The Predecessor Company applied the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. At the time, as allowed by SFAS No. 123, the Company elected to apply the intrinsic value-based method of accounting, and adopted the disclosure requirements of SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123.

        The Predecessor Company applied APB Opinion No. 25 in accounting for the options granted to officers and key employees, and SFAS No. 123 in accounting for the options granted to certain nonemployees, under its plan. The accompanying consolidated financial statements reflect non-cash compensation charges relating to the Predecessor Company of approximately $145,000 for the period January 1, 2004 through September 30, 2004, and $620,000 and $681,000 for the years ended December 31, 2003 and 2002, respectively. These options were cancelled as part of the Plan of Reorganization.

        The following table illustrates the effect on net income (loss) if the fair-value-based method under SFAS No. 123 had been applied to all outstanding and unvested awards in each period.

	Predecessor Company
		Year Ended December 31,
	January 1, 2004 Through September 30, 2004
		2003	2002
Net income (loss) attributed to common stockholders—as reported	$416,933,788	$(298,466,380)	$(188,704,072)
Add stock-based employee compensation expense included in reported net loss	145,044	619,640	680,749
Deduct total stock-based employee compensation expense determined under fair value base method for all awards, net of related tax effects	(145,010)	(791,141)	(1,150,666)

Pro forma net income (loss) attributed to common stockholders	$416,933,822	$(298,637,881)	$(189,173,989)

        The fair value of options granted during 2002 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for each respective period ended:

Predecessor Company
Year Ended December 31, 2002
Expected Dividend Yield	0.0%
Risk-free interest rate	5.0%
Expected volitility	95.0%
Expected life (in years)	10.0

        Stock option activity for the Predecessor Company during the periods indicated is as follows:

	Number of Class A Options	Weighted Average Exercise Price	Number of Class B Options	Weighted Average Exercise Price
Balance as of December 31, 2001	116,971	5.88	4,196,883	0.12
Granted	200,000	5.60	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Balance as of December 31, 2002	316,971	5.70	4,196,883	0.12
Granted	—	—	—	—
Exercised	—	—	(200)	0.12
Forfeited	—	—	(80,709)	0.12

Balance as of December 31, 2003	316,971	5.70	4,115,974	0.12
Eliminated in bankruptcy	(316,971)	5.70	(4,115,974)	0.12
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Balance as of September 30, 2004	—	$—	—	$—

(q)    Net Loss Per Share

        The Company computes net loss per common share in accordance with SFAS No. 128, Earnings per Share. Basic and diluted net loss per share attributed to common stockholders is computed by dividing net loss attributed to common stockholders for each period by the weighted-average outstanding common shares. No conversion of common stock equivalents has been assumed in the calculation since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share is the same for basic and diluted net loss per share calculations for the period presented. The only items that could potentially dilute earnings per share in the future are common stock options. The common stock options will be included in the diluted earnings per share calculation when dilutive. Net income (loss) per share for periods prior to October 1, 2004 are not shown as the common stock of the Predecessor Company was cancelled as part of the Plan of Reorganization, and therefore are no longer meaningful.

(r)    Site Bonuses

        During 2001 and 2000, the Company received $740,000 and $7,220,000, respectively, for site bonuses from SBA, which constructs towers leased by the Company. The Company defers and amortizes the site bonus over the life of the respective lease. For the period January 1, 2004 to September 30, 2004 and for the years 2003 and 2002, the Company recorded approximately $718,000, $957,000 and $941,000, respectively, as a reduction to lease expense. In applying fresh-start reporting, the remaining site bonuses to be amortized were deemed to have zero value, and were eliminated in the fresh-start adjustments.

(s)    Postretirement Plans

        The Company sponsored a defined benefit health care plan for substantially all retirees and employees until July 15, 2004. The Company measured the costs of its obligation based on its best estimate. The net periodic costs were recognized as employees rendered the services necessary to earn the postretirement benefits. This benefit was terminated on July 15, 2004.

(t)    Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(u)    Concentration of Credit Risk

        The Company maintains cash and cash equivalents in an account with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The financial institution is one of the largest banks in the United States and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

        Restricted cash was invested in short-term government money market funds. The Company did not believe there was significant credit risk associated with the funds as the underlying securities were issued by the U.S. Treasury Department.

        The Company maintains accounts with nationally recognized investment managers. The Federal Deposit Insurance Corporation does not insure such deposits. Management does not believe there is significant credit risk associated with these uninsured deposits.

        Other financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable from subscribers. Management believes the risk is limited due to the number of customers comprising the Company's customer base and its geographic diversity.

        A significant amount of the Company's financial transactions result from the Company's relationship with Sprint. Additionally, Sprint holds approximately four to eleven days of the Company's subscriber lockbox receipts prior to remitting those receipts to the Company weekly. The Company does not record these lockbox receipts until Sprint remits them.

(v)    Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. SFAS No. 123R has been adopted as discussed in Note 3 and did not have a material effect on our consolidated financial statements.

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material impact on the Company's financial position and results of operations.

(w)    Reclassifications

        Certain prior year amounts have been reclassified to conform with the 2004 presentation.

(4)    Goodwill and Intangible Assets

        On October 1, 2004, the Company recorded intangible assets related to the fair value of owned licensed spectrum, its subscriber base and the Sprint affiliation agreements. The owned licensed spectrum was determined to have an indefinite life as it is expected to be renewed with minimal effort and cost. The subscriber base is being amortized on a straight-line basis over 24 months, which is the estimated average life of a customer. The Sprint affiliation intangible is being amortized over the remaining life of the Sprint affiliation agreements, or 164 months. For the period from October 1, 2004 to December 31, 2004, the Company incurred $8,918,000 of amortization expense. The detail of intangibles as of December 31, 2004, is as follows:

	Amortization Period	Gross Intangible Value	Accumulated Amortization	Net Intangible Value
Successor intangible assets:
Owned licensed spectrum	Indefinite	$1,200,000	$—	$1,200,000
Subscriber base	2 years	63,150,750	(7,893,844)	55,256,906
Sprint affiliation	13.67 years	56,000,000	(1,024,390)	54,975,610

		$120,350,750	$(8,918,234)	$111,432,516

        Future amortization for the next five years is as follows:

	Year Ended December 31,
	2005	2006	2007	2008	2009
Subscriber base	$31,575,375	$23,681,531	$—	$—	$—
Sprint affiliation	4,097,561	4,097,561	4,097,561	4,097,561	4,097,561

Total	$35,672,936	$27,779,092	$4,097,561	$4,097,561	$4,097,561

        The value of the owned license spectrum intangible was tested under the requirements of SFAS No. 142 as of December 31, 2004, and was deemed to be unimpaired.

        During 1999, the Company entered into a joint venture agreement through the purchase of 25.6% of Bright PCS. On June 27, 2000, the Company acquired the remaining 74.4% of Bright PCS. The total purchase price was approximately $49,300,000 and was treated as a purchase method acquisition for accounting purposes. The purchase price exceeded the fair market value of the net assets acquired by approximately $7,778,000. The resulting goodwill was amortized on a straight-line basis over 20 years until December 31, 2001.

        On December 31, 2002, the Company performed the annual valuation assessment of goodwill. This valuation determined that the carrying amount of the goodwill exceeded the fair value of the assets. As a result the Company recorded goodwill impairment of $13,222,180, related to the impairment of goodwill and impact of acquisition-related deferred taxes. The impairment eliminated the entire balance of goodwill as of December 31, 2002. The fair value was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

        In conjunction with the acquisition of Bright PCS, the Company recognized an intangible asset totaling approximately $33,000,000 related to the licensing agreement. It was being amortized on a straight line basis over 20 years, the initial term of the underlying management agreement. In addition, the Company agreed to grant Sprint warrants to acquire shares of common stock in exchange for the right to service additional PCS markets. These licenses were recorded as an intangible asset of approximately $13,356,000 (Note 12) and were being amortized on a straight line basis over approximately 18 years. In June 2003, Horizon PCS performed an evaluation of both intangible assets under SFAS No. 144.

        Accordingly, the Sprint licenses were deemed impaired, and resulted in the elimination of the entire balance of the Sprint licenses.

(5)    Property and Equipment

        Property and equipment consists of the following as of December 31:

	Successor Company 2004	Predecessor Company 2003
Network assets	$89,174,889	$130,727,556
Switching equipment	26,413,700	64,442,793
Furniture, vehicles, and office equipment	1,322,057	7,891,132
Building	1,680,000	—
Land	470,000	966,689

Property and equipment in service	$119,060,646	$204,028,170
Accumulated depreciation	(16,620,410)	(34,075,900)

Property and equipment in service, net	102,440,236	169,952,270
Construction work in progress	3,818,094	1,835,513

Total property and equipment, net	$106,258,330	$171,787,783

        On October 1, 2004, the Company applied fresh-start reporting, which required the assets and liabilities to be recorded at fair value. Accordingly, the Company wrote down the value of the property, plant and equipment approximately $26.6 million. The value of the property, plant and equipment, along with the intangibles with identifiable useful lives, were tested in accordance with SFAS No. 144 as of December 31, 2004, and were deemed to be unimpaired.

        In June 2004, the Company sold seven retail store leases and related store assets in the Ntelos market, with a net book value of approximately $1.6 million, to Sprint PCS (Note 15).

        During 2003 and 2002, the Company retired certain network assets and replaced them with equipment required to upgrade the network. As a result of these retirements, the Company recorded a loss on disposal of $216,312 and $631,417 for the years ended December 31, 2003 and 2002, respectively.

        During the first quarter of 2003, Horizon PCS recorded a liability of $22,600 and a cumulative change in accounting principle of $9,570 related to the adoption SFAS No. 143 for potential costs associated with certain asset retirement obligations. The cumulative change in accounting principle is included in "interest income and other, net" on the accompanying statement of operations.

        During the second quarter of 2003, Horizon PCS reduced the book value of the network assets related to an impairment recorded on property and equipment discussed above in Note 3.

(6) Sprint Agreements

        Under the Sprint Agreements, Sprint provides the Company significant support services such as billing, collections, long distance, customer care, network operations support, inventory logistics support, use of the Sprint and Sprint PCS brand names, national advertising, national distribution, and product development. Additionally, the Company derives substantial roaming revenue and expenses when Sprint's and Sprint's network partners' PCS wireless subscribers incur minutes of use in the Company's territories and when the Company's subscribers incur minutes of use in Sprint and other Sprint network partners' PCS territories. These transactions are recorded in roaming revenue, cost of service, cost of equipment, and selling and marketing expense captions in the accompanying consolidated statements of operations. Cost of service and roaming transactions include long distance charges, roaming expense, and the costs of services such as billing, collections, and customer service and other pass-through expenses. Cost of equipment transactions relate to inventory purchased by the Company from Sprint under the Sprint Agreements. Selling and marketing transactions relate to subsidized costs on handsets and commissions paid by the Company under Sprint's national distribution program. The 8% management fee is included in general and administrative. Amounts recorded relating to the Sprint Agreements are approximately as follows:

	Successor Company	Predecessor Company
			Year Ended December 31,
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004
			2003	2002
Roaming revenue	$11,515,778	$37,892,099	$53,223,520	$51,687,545

Cost of service:
Roaming	$7,654,182	$29,212,646	$45,593,205	$40,883,189
Billing and customer care	3,581,131	12,041,770	22,328,999	20,587,070
Long distance	1,535,441	6,513,584	10,810,726	10,469,590

Total cost of service	12,770,754	47,768,000	78,732,930	71,939,849
Selling and marketing	133,777	663,963	970,320	2,566,222
General and administrative:
Management fee	2,420,702	9,559,334	15,020,045	12,027,148

Total expense	$15,325,233	$57,991,297	$94,723,295	$86,533,219

(7)    Long-Term Debt

        The components of long-term debt outstanding are as follows:

		Successor Company	Predecessor Company
		December 31,
	Interest Rate at December 31, 2004
		2004	2003
Senior notes	11 3/8%	$125,000,000	$—
Discount notes		—	295,000,000
Senior notes		—	175,000,000
Secured credit facility—term loan A		—	105,000,000
Secured credit facility—term loan B		—	50,000,000

Long-term debt, face value		$125,000,000	$625,000,000
Less:
Debt classified as liability subject to compromise due to bankruptcy filing		—	(625,000,000)

Total long-term debt, net		$125,000,000	$—

        In the second quarter of 2004, Horizon PCS Escrow Company issued $125.0 million of 11 3/8% senior notes. The net proceeds of the 11 3/8% senior notes offering were restricted and placed in an escrow account until the Company's emergence on October 1, 2004. On October 1, 2004, the proceeds were used to extinguish the remaining balance of the secured credit facilities.

        We will pay interest on the 11 3/8% senior notes semi-annually on each January 15 and July 15 commencing on January 15, 2005. These senior notes mature on July 15, 2012, and contain restrictive covenants. The Company is in compliance with these covenants as of December 31, 2004.

        The 11 3/8% senior notes are guaranteed by the Company's existing subsidiaries, Horizon Personal Communications, Inc., and Bright Personal Communications Services, LLC, and will be guaranteed by the Company's future domestic restricted subsidiaries. The Company has no independent assets or operations apart from its subsidiaries. The guarantees are general unsecured obligations. Each guarantor unconditionally guarantees, jointly and severally, on a senior subordinated basis, the full and punctual payment of principal premium and liquidated damages, if any, and interest on the discount notes when due. There are no significant restrictions on the ability of the Company to obtain funds from its subsidiaries from dividend or loan. If the Company creates or acquires unrestricted subsidiaries and foreign restricted subsidiaries, these subsidiaries need not be guarantors.

        Upon consummation of the Plan of Reorganization on October 1, 2004, Horizon PCS Escrow Company merged with and into Horizon PCS, Inc. The 11 3/8% senior notes became the senior unsecured obligations of Horizon PCS, Inc. and are jointly and severally guaranteed by all of its existing and future domestic restricted subsidiaries. Under the Plan of Reorganization, the 14% discount notes and the 13 3/4% senior notes were cancelled and the holders of the 14% discount notes and 13 3/4% senior notes became equity holders of the reorganized company.

        On December 7, 2001, the Company received $175,000,000 from the issuance of unsecured senior notes (the senior notes) due on June 15, 2011. Interest was paid semi-annually on June 15 and December 15 at an annual rate of 13.75%, with interest payments commencing June 15, 2002. Approximately $48,660,000 of the offering's proceeds were placed in an escrow account to fund the first four semi-annual interest payments.

        On September 26, 2000, the Company received $149,680,050 from the issuance of $295,000,000 of unsecured senior discount notes due on October 1, 2010 (the discount notes). The discount notes were to accrete in value until October 1, 2005, at a rate of 14% compounded semi-annually. Cash interest on the notes was to be payable on April 1 and October 1 of each year, beginning on April 1, 2006. The discount notes included warrants to purchase 3,805,500 shares of the Company's class A common stock at $5.88 per share. The warrants represented the right to purchase an aggregate of approximately 4.0% of the issued and outstanding common stock of the Company on a fully diluted basis, assuming the exercise of all outstanding options and warrants to purchase common stock and the conversion of the convertible preferred stock (Note 10) into shares of class A common stock. The proceeds from the issuance of the discount notes were allocated to long-term debt and the value of the warrants ($20,245,000 or $5.32 per share) was allocated to additional paid-in capital. The fair value of the warrants was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of 0.0%, a risk-free interest rate of 6.5%, expected life of 10 years (equal to the term of the warrants), and a volatility of 95%.

        On September 26, 2000, and concurrent with the issuance of the convertible preferred stock (Note 11) and the discount notes described above, the Company entered into a senior secured credit facility (the secured credit facility) with a group of financial institutions to provide an aggregate commitment, subject to certain conditions, of up to $250,000,000 (including a $95,000,000 line of credit, a $50,000,000 term note and a $105,000,000 term note) expiring on September 30, 2008. The secured credit facility beared interest at various floating rates, which approximated one to six month LIBOR rates plus 400 to 450 basis points. The secured credit facility was collateralized by a perfected security interest in substantially all of the Company's tangible and intangible current and future assets, including an assignment of the Company's affiliation agreements with Sprint and a pledge of all of the capital stock of the Company's subsidiaries. As of December 31, 2003, the outstanding balance on the secured credit facility was $155,000,000. The Company paid a commitment fee of 1.375% on the unused portion of the $250,000,000 note through August 14, 2003 when the Company filed for bankruptcy. Amounts recorded relating to this commitment fee expense for the year ended December 31, 2003 and 2002, are as follows:

	Predecessor Company
	2003	2002
Secured credit facility—term loan A	$—	$325,000
Line of credit	821,000	1,324,000

Total commitment fee expense	$821,000	$1,649,000

(8)    Income Taxes

        The Company's provision for income tax expense (benefit) consists of:

	Successor Company	Predecessor Company
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004	Year Ended Dec 31,
			2003	2002
Current	$—	$—	$—	$—
Deferred	—	—	(6,031,000)	—

Tax expense (benefit)	$—	$—	$(6,031,000)	$—

        The reconciliation of the differences between the effective income tax expense (benefit) and the federal income tax expense (benefit) computed at the federal statutory rate of 35% is as follows:

	Successor Company	Predecessor Company
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004	Year Ended December 31,
			2003	2002
Tax at statutory rate applied to pretax Book loss	$(8,414,617)	$149,474,218	$(102,136,049)	$(61,931,737)
Increase (decrease) in tax from:
State income tax expense (benefit)	(1,071,813)	21,933,435	(13,282,521)	(7,852,928)
Restructuring charges not deductible for tax	911,928	4,045,827	—	—
Goodwill impairment	—	—	—	4,627,740
Nondeductible interest	—	—	9,131,240	2,286,992
Change in valuation allowance	8,574,502	(175,467,480)	99,732,350	62,823,423
Other, net	—	14,000	523,980	46,510

Total tax expense (benefit)	$—	$—	$(6,031,000)	$—

        Deferred income taxes result from temporary differences between the financial reporting and the tax basis amounts of existing assets and liabilities. The source of these differences and tax effect of each are as follows, as of December 31:

	Successor Company 2004	Predecessor Company 2003
Deferred income tax assets:
Deferred income—site bonuses	$—	$1,939,333
Allowance for doubtful accounts	398,420	736,197
Sprint PCS Licenses—Bright acquisition	3,631,416	4,033,674
Accrued vacation	153,330	186,103
Net operating loss carryforwards	93,958,699	160,746,722
Interest expense	—	50,333,267
Other	1,151,668	13,211,596

Total deferred income tax assets	$99,293,533	$231,186,892

Deferred income tax liabilities:
Property and equipment	$(2,293,348)	$(14,904,884)
Intangible assets	(44,573,006)	—
Capitalized interest	(29,692)	(5,289,232)
Other	(111,539)	(160,076)

Total deferred income tax liabilities	$(47,007,585)	$(20,354,192)

Deferred income taxes, net	$52,285,948	$210,832,700
Less valuation allowance	(52,285,948)	(210,832,700)

Total deferred income taxes, net	$—	$—

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the period ended December 31, 2004, the period ended September 30, 2004 and for the years ended December 31, 2003 and 2002, as the net deferred tax asset generated, primarily related to net operating loss carryforwards, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company's losses since inception.

        The Company realized approximately $187.0 million cancellation of debt, or "COD," income for income tax purposes as a result of the implementation of the Plan of Reorganization. The difference between the tax COD income of $187.0 million and the book COD income of $321.9 million is a result of the application of the Internal Revenue Code provisions related to high yield debt obligations. Because the Company was a debtor in a bankruptcy case at the time it realized the COD income, it will not be required to include such COD income in its taxable income for federal income tax purposes. Instead, the Company is required to reduce certain of its tax attributes (including NOL carryforwards) by the amount of COD income so excluded. The Company's net operating loss carryforwards at December 31, 2004 have been adjusted for this impact.

        An "ownership change" (as defined in Internal Revenue Code Section 382 ("Section 382")) occurred on October 1, 2004, in connection with the emergence from bankruptcy and with respect to the Company's new stock issued under the Plan of Reorganization. An ownership change generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporation's stock by more than 50 percentage points in the shorter of any three-year period beginning the day after the day of the last ownership change. Section 382 will limit the Company's future ability to utilize any remaining NOLs generated before the ownership change and certain subsequently recognized "built-in" losses and deductions, if any, existing as of the date of the ownership change. The Company's ability to utilize new NOLs arising after the ownership change will not be affected. At December 31, 2004, the Company has net operating loss carryforwards for federal income tax purposes of approximately $217.0 million, which are available to offset future taxable income through 2024. The utilization of such net operating loss carryforwards is limited as a result of the ownership change in connection with the Plan of Reorganization. The amount of this annual limitation is approximately $7.2 million.

(9)    Postretirement Benefits

        The post retirement benefit plan was eliminated in July 2004. Therefore, the Company will not record expense in future periods. The $1.4 million liability at the time of the announcement was reversed to benefit expense during the third quarter of 2004.

        Certain employees of the Company participated in the Horizon Telcom's, the Parent of the Predecessor Company, postretirement plan. The plan was maintained by the Horizon Telcom and the Company was charged based on its employee participation in the plan. The Company applied the accounting and measurement practices prescribed by SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and the disclosure requirements of SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which superceded the disclosure requirements of SFAS No. 106. As permitted by SFAS No. 106, the Company elected to amortize the accumulated postretirement benefit obligation existing at the date of adoption (the transition obligation) over the estimated remaining service life of employees. The accrued benefit cost was included in other long-term liabilities in the accompanying consolidated balance sheets.

        The plan provided coverage of postretirement medical, prescription drug, telephone service, and life insurance benefits to eligible retirees whose status, at retirement from active employment, qualified for postretirement benefits. Coverage of postretirement benefits was also provided to totally and permanently disabled active employees whose status, at disablement, qualified for postretirement benefits as a retiree from active employment (retired disabled). Certain eligible retirees were required to contribute toward the cost of coverage under the postretirement health care and telephone service benefits plans. No contribution was required for coverage under the postretirement life insurance benefits plan. Unrecognized prior service cost was being amortized over the estimated remaining service life of employees.

        The funding status of the Company's participation in the postretirement benefit plan as of December 31, 2004 and 2003 is as follows:

	2004	2003
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$1,403,960	$879,463
Service cost	222,498	370,136
Interest cost	65,811	80,953
Actuarial loss	—	635,671
Effect of curtailment	—	(562,263)
Discontinued post retirement benefits	(1,692,269)	—

Benefit obligation, end of year	$—	$1,403,960

Change in plan assets:
Fair value of plan assets, beginning of year	$—	$—
Employer contributions
Benefits paid

Fair value of plan assets, end of year	$—	$—

Funded status	$—	$(1,403,960)
Unrecognized transition obligation	—	30,888
Unrecognized prior service cost	—	34,252
Unrecognized actuarial (gain) or loss	—	237,810

Accrued benefit cost	$—	$(1,101,010)

Weighted average assumptions at December 31:
Discount rate		6.25%

        The assumed medical benefit cost trend rate used in measuring the accumulated postretirement benefit obligation for the under age 65 retirees and their spouses was 10% in 2003 and 10% in 2002, declining gradually to 5% for all periods presented. For the over 65 retirees and their spouses, the assumed medical benefit cost trend rate was 10% in 2003 and 10% in 2002, declining gradually to 5% for all periods presented. The assumed dental and vision benefit cost was 0 as no employees were receiving these benefits. The telephone service benefit cost trend rate for retirees and their spouses in 2003 and 2002, was estimated at 5% for all future years.

        The following summarizes the components of net periodic benefit costs of the Company's participation in the postretirement benefit plan for the years ended December 31, 2003:

	Predecessor Company
	2004	2003	2002
	(In thousands)
Components of net periodic benefit cost:
Service cost	$222,498	$370,136	$246,808
Interest cost	65,811	80,953	33,719
Amortization of transition obligation	2,106	4,340	5,435
Amortization of prior service cost	1,647	3,394	4,250
Recognized net actuarial gain (loss)	4,566	19,844	—

Net periodic benefit cost	$296,628	$478,667	$290,212
Curtailment	—	62,841	—
Discontinuation of post retirement benefits	(1,397,638)	—	—

Total expense	$(1,101,010)	$541,508	$290,212

        In May 1999, the Company adopted a defined contribution plan covering certain eligible employees. The plan provides for participants to defer up to 15% of the annual compensation, as defined under the plan, as contributions to the plan. The Company has the option, at the direction of the board of directors, to make a matching contribution to the plan of up to 50% of an employee's contribution to the plan, limited to a maximum of 3% of the employee's salary. A matching contribution of approximately $33,000 was recognized for the period October 1, 2004 to December 31, 2004 and $158,000 for the period January 1, 2004 to September 30, 2004. A matching contribution of $305,000 and $361,000 was recognized during 2003 and 2002, respectively.

(10)    Redeemable Convertible Preferred Stock

        Prior to the reorganization, the Predecessor Company had authorized 175,000,000 shares of convertible preferred stock at $0.0001 par value. On September 26, 2000, an investor group purchased 23,476,683 shares of convertible preferred stock for approximately $126,500,000 in a private placement offering. Concurrent with the closing, holders of a $14,100,000 short-term convertible note converted the principal and unpaid interest into 2,610,554 shares of the same convertible preferred stock purchased by the investor group. The convertible preferred stock paid a 7.5% stock dividend semi-annually, commencing April 30, 2001. The dividends were payable in additional preferred stock. Through September 30, 2004, the Company paid a cumulative total $35,941,922 of dividends in additional shares of convertible preferred stock. On October 1, 2004, the convertible preferred stock was eliminated under the Plan of Reorganization.

(11)    Common Stock

        Under the Plan of Reorganization, the Company has authorized 25,000,000 shares of common stock at $0.0001 par value and 10,000,000 shares of preferred stock at $0.0001 par value. As of December 31, 2004, the Company has issued and outstanding 8,909,568 shares of common stock.

(12)    Sprint PCS Warrants

        On May 19, 2000, pursuant to an addendum to its Sprint PCS Management Agreement, Horizon PCS agreed to grant to Sprint warrants to acquire 2,510,460 shares of Horizon PCS' class A common stock in consideration for additional PCS service areas. The warrants were to be issued to Sprint at the earlier of (i) an initial public offering of Horizon PCS' common stock or (ii) July 31, 2003. By September 30, 2000, Horizon PCS completed the required purchase of certain Sprint assets. Horizon PCS valued the warrants and recorded an intangible asset of approximately $13,356,000 (based on a price of $5.88 per share, valued using the Black-Scholes pricing model using an expected dividend yield of 0.0%, a risk-free interest rate of 6.5%, expected life of 10 years and a volatility of 95%). The intangible asset was being amortized over the remaining term of the Sprint management agreement resulting in approximately $752,000 of amortization expense per year. The warrants were not issued by July 31, 2003 and were not issued during the Horizon PCS' bankruptcy proceeding. During 2003, Horizon PCS determined the carrying value of the Sprint licenses exceeded the fair value of the assets. As a result, Horizon PCS recorded an impairment of approximately $11,286,000 (Note 4). The Sprint warrants were cancelled in the bankruptcy proceedings.

(13)    Disclosures About Fair Value of Financial Instruments

        SFAS No. 107 requires disclosure of the fair value of all financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value may be based on quoted market prices for the same or similar financial instruments or on valuation techniques such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

        The estimates of fair value required under SFAS No. 107 require the application of broad assumptions and estimates. Accordingly, any actual exchange of such financial instruments could occur at values significantly different from the amounts disclosed. As cash and cash equivalents, current receivables, current payables and certain other short-term financial instruments are all short term in nature, their carrying amounts approximate fair value. The carrying values of restricted cash approximate fair value as the investment funds are short-term. The Company's secured credit facility was based on market-driven rates and, therefore, its carrying value approximated fair value. The fair values of the senior and discount notes, set forth below, were based on market rates for the Company's notes.

	Fair Value			Recorded Value
December 31, 2004		$140,468,750		$125,000,000
December 31, 2003	$		**	$470,000,000

**
Fair value could not be determined as of December 31, 2003 because the Company was in bankruptcy.

        In the first quarter of 2001, the Company entered into a two-year interest rate swap, effectively fixing $25,000,000 of a term loan under the secured credit facility (Note 7) at a rate of 9.4%. In the third quarter of 2001, the Company entered into a two-year interest rate swap, effectively fixing the remaining $25,000,000 borrowed under the secured credit facility at 7.65%. The swaps were designated as a hedge of a portion of the future variable interest cash flows expected to be paid under the secured credit facility borrowings. Other comprehensive income may fluctuate based on changes in the fair value of the swap instrument. A gain of approximately $395,000 and $443,000 was recorded in other comprehensive income during the years ended December 31, 2003 and 2002, respectively. The Company also recognized a loss of approximately $14,000 and $49,000 as interest income and other in the statement of operations during 2003 and 2002, respectively, related to the ineffectiveness of the hedge. The swaps matured in 2003.

(14)    Related Parties

        Horizon Personal Communications, one of the Company's operating subsidiaries, has entered into a service agreement with Horizon Services, Inc. and a separate services agreement with Horizon Technology, Inc. Horizon Services and Horizon Technology are both wholly owned subsidiaries of Horizon Telcom, Inc., the Company's largest stockholder prior to the Reorganization. Thomas McKell, a former director and the father of the Company's CEO, is the President and a director and stockholder of Horizon Telcom. Prior to the effective date of our Plan of Reorganization on October 1, 2004, Horizon Telcom was the majority stockholder of Horizon PCS, Inc.

        Horizon Services provides services to Horizon Personal Communications and Bright PCS including insurance functions, accounting services, computer access and other customer relations, human resources, and other administrative services that the Company would otherwise be required to undertake on its own. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. The Company has the right to terminate each agreement during its term by providing 90 days' written notice to Horizon Services. Horizon Services may terminate the agreement prior to its expiration date only in the event that the Company breach its obligations under the services agreement and the Company does not cure the breach within 90 days after the Company receives written notice of breach from Horizon Services. Horizon Services is entitled to the following compensation from the Company for services provided:

  •
  direct labor charges at cost; and

  •
  expenses and costs that are directly attributable to the activities covered by the agreement on a direct allocation basis.

        The agreement provides that Horizon Services' obligations do not relieve the Company of any of its rights and obligations to its subscribers and to regulatory authorities having jurisdiction over them. Horizon Services received compensation from the Company of approximately $800,000 for the period October 1, 2004 to December 31, 2004, $3.8 million for the period January 1, 2004 to September 30, 2004, $5.4 million in 2003 and $5.2 million in 2002. As of December 31, 2004, the Company had a non-interest bearing payable to Horizon Services of approximately $445,000 and a receivable of approximately $8,000.

        The Company leases its principal office space and the space for certain equipment from The Chillicothe Telephone Company, a former affiliate of ours prior to our emergence from bankruptcy and a wholly-owned subsidiary of Horizon Telcom. Under the lease, the Company paid The Chillicothe Telephone Company $30,000 for the period October 1, 2004 to December 31, 2004, $90,000 for the period January 1, 2004 to September 30, 2004, and $120,000 per year in 2003 and 2002. The Company believes the lease was made on terms no less favorable to the Company than would have been obtained from a non-affiliated third party. The lease term expires in May 2007. As of December 31, 2004, the

Company had a payable to The Chillicothe Telephone Company of approximately $40,000, and a receivable of approximately $26,000.

(15)    Sprint Transaction

        In August 1999, the Company entered into a wholesale network services agreement with the West Virginia PCS Alliance, L.C. and the Virginia PCS Alliance, L.C. (the Alliances), two related, independent PCS providers whose network is managed by NTELOS. Under the network services agreement, the Alliances provide the Company with the use of and access to key components of their network in most of Horizon PCS' markets in Virginia and West Virginia. The initial term was through June 8, 2008, with four automatic ten-year renewals.

        On May 12, 2004, the Company executed two related agreements with Sprint PCS, which pertained to the sale of most of its assets in the NTELOS markets to Sprint PCS, the termination of the Company's contractual relationship with Sprint PCS in the Company's NTELOS markets in Virginia and West Virginia and the settlement of existing litigation and billing disputes between Sprint PCS and the Company. On June 1, 2004, the Bankruptcy Court approved the transactions and the related agreements. On June 14, 2004, the Bankruptcy Court's order of approval became final, and on June 15, 2004, the parties closed the Sprint Transaction.

        Under an Asset Purchase Agreement, Sprint PCS paid the Company approximately $33.0 million, net of the Company's payment of $4.0 million to settle disputed changes, to acquire the Company's economic interests in approximately 92,500 subscribers in the Company's NTELOS markets in Virginia and West Virginia. In addition to the subscribers, this transaction also included the Company's transfer to Sprint PCS of seven retail store leases and related store assets in these markets, with a net book value of approximately $1.6 million. At the closing, Sprint PCS assumed responsibility for the marketing, sales and distribution of Sprint PCS products and services in these areas. Pursuant to a motion with the Bankruptcy Court, the Company rejected the Company's network service agreement with NTELOS, effective upon the closing of the Sprint Transaction.

        The Company and Sprint also signed a related settlement agreement and mutual release, which resulted in a dismissal of the litigation brought by the Company against Sprint in August 2003 and the settlement of a series of billing disputes raised by the Company since May 2003. In its lawsuit against Sprint, the Company alleged that Sprint PCS had breached the affiliation agreements, generally with respect to amounts billed to the Company under those agreements. The Company also alleged breaches of fiduciary duties, violations of federal and state statutes and other claims. With respect to the billing disputes, the Company had disputed charges for services rendered by Sprint PCS from May 2003 through the date of the settlement agreements. Under the settlement agreement and mutual release, Sprint PCS released the Company from all of its claims for these charges in return for the payment by the Company of $4.0 million, and the Company released all of its claims against Sprint. The settlement also resulted in the Company's forgiveness of $16.2 million of amounts owed to Sprint, offset by the Company's forgiveness of $5.5 million of receivables from Sprint PCS. The net gain of $42.1 million is included in loss (gain) on disposal or sale of PCS assets in the accompanying consolidated statements of operations during the period January 1, 2004 through September 30, 2004.

(16)    Commitments and Contingencies

(a)    Sprint Fees

        The Successor Company has disputed and withheld from payment approximately $1.2 million of charges from Sprint related to 3G and third party handset returns. These charges have been expensed during 2004 and are accrued in the payable to Sprint as of December 31, 2004.

(b)    Operating Leases

        The Company leases office space and various equipment under several operating leases. In addition, the Company has tower lease agreements with third parties whereby the Company leases towers for substantially all of the Company's cell sites. The tower leases are operating leases which generally have a term of five to ten years with three consecutive five-year renewal option periods.

        The Company also leases space for its retail stores. As of December 31, 2004, the Company leased all of its 10 stores operating throughout its territories.

        The following table summarizes the annual lease payments required under the Company's existing lease agreements as of December 31, 2004.

December 31
Year:
2005	$14,021,788
2006	9,437,823
2007	4,667,269
2008	3,390,530
2009	2,990,490
Thereafter	2,162,183

Future operating lease obligations	$36,670,083

        Rental expense for all operating leases was approximately $3,946,000 for the period October 1, 2004 to December 31, 2004, $12,413,000 for the period January 1, 2004 to September 30, 2004, $17,168,000 for the year ended December 31, 2003 and $15,241,000 for year ended December 31, 2002.

(c)    Legal Matters

        The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations or financial condition.

(17)    Subsequent Events

        On March 17, 2005, the Company entered into an Agreement and Plan of Merger with iPCS, Inc. ("iPCS"), another PCS Affiliate of Sprint, pursuant to which the Company will be merged with and into iPCS. Pursuant to the merger, each issued and outstanding share of the Company's common stock will be converted into 0.7725 shares of common stock of iPCS, subject to adjustments for subsequent issuances of warrants, stock dividends and other similar transactions. Outstanding options of to purchase the Company's common stock will be converted into options to purchase common stock of

iPCS. The new options will have the same terms and conditions as the old options, except that the number of shares of iPCS common stock for which the options may be exercised and the exercise price of such options will be adjusted based upon the exchange ratio. For accounting purposes, iPCS will be the acquirer.

        If the merger is consummated, the board of directors of iPCS will consist of three members of the Company's board of directors, three members of the board of directors of iPCS and Timothy M. Yager, currently chief executive officer of iPCS.

        The merger is subject to approval by the holders of a majority of the Company's common stock and approval by the holders of a majority of iPCS common stock. In addition, the merger is subject to the clearance or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction of other customary closing conditions.

        The merger agreement may be terminated under certain circumstances, including if the Company or iPCS receive and decide to accept an unsolicited, superior offer.

        If the merger is consummated, the senior notes will become the direct obligations of iPCS.

        On March 16, 2005, the Company entered into a new addendum to its affiliation agreements with Sprint PCS. This addendum implemented the "price simplification" provisions of similar addenda which Sprint PCS has entered into with most of the other PCS affiliates of Sprint PCS. Under this simplification, service bureau fees will be charged at a monthly rate per subscriber of $7.00 for 2005 and $6.75 for 2006; cost per gross addition services will be charged at a monthly rate of $22.00 per gross subscriber addition in the Company's markets. With respect to roaming charges, the addendum establishes a reciprocal roaming rate for voice subscribers within the Sprint network of $0.058 per minute through December 31, 2006. Beginning on January 1, 2007, the reciprocal roaming rate will change annually to equal 90% of Sprint PCS' retail yield for voice usage from the prior year. With respect to several of its markets in western Pennsylvania and eastern Pennsylvania, the Company receives the benefit of a special reciprocal rate of $0.10 per minute. Under the addendum, this special $0.10 rate will terminate, with respect to each of these two sets of markets, on the earlier of December 31, 2011 or the first day of the calendar month which follows the first calendar quarter during which the Company achieves a subscriber penetration rate of at least 7% of its covered POPs.

        On February 1, 2005, the Company entered into an agreement to sell approximately 1,600 subscribers to Sprint for approximately $639,000.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

iPCS, Inc.

and

Horizon PCS, Inc.

dated as of March 17, 2005

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2005 (this "Agreement"), by and between iPCS, Inc., a Delaware corporation ("iPCS"), and Horizon PCS, Inc., a Delaware corporation (the "Company").

        WHEREAS, the respective Boards of Directors of iPCS and the Company have approved and declared advisable this Agreement, the merger of the Company with and into iPCS (the "Merger") and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

        WHEREAS, subject to the terms and conditions hereof, the Board of Directors of the Company has agreed to recommend that the holders of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock") approve and adopt this Agreement, the Merger and the transactions contemplated hereby (the "Company Stockholder Approval");

        WHEREAS, subject to the terms and conditions hereof, the Board of Directors of iPCS has agreed to recommend that the holders of common stock, par value $0.01 per share, of iPCS (the "iPCS Common Stock") approve and adopt this Agreement, the Merger and the transactions contemplated hereby, including the amendment to iPCS' Restated Certificate of Incorporation as contemplated herein (the "iPCS Stockholder Approval");

        WHEREAS, as an inducement to and a condition to iPCS entering into this Agreement, Apollo Investment Fund IV, L.P. and certain of its Affiliates, as stockholders of the Company, are simultaneously herewith entering into the Support Agreement attached as Exhibit A hereto (the "Apollo Support Agreement"), relating to the agreement of such stockholders to vote to approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

        WHEREAS, as an inducement to and a condition to the Company entering into this Agreement, certain Affiliates of American International Group, Inc., as stockholders of iPCS, are simultaneously herewith entering into the Support Agreement attached as Exhibit B hereto (the "AIGGIC Support Agreement"), relating to the agreement of such stockholders to vote to approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

        WHEREAS, as an inducement to and a condition to each of the Company and iPCS entering into this Agreement, certain Affiliates of Silver Point Capital, L.P., as stockholders of each of the Company and iPCS, are simultaneously herewith entering into the Support Agreement attached as Exhibit C hereto (the "Silver Point Support Agreement"), relating to the agreement of such stockholders to vote to approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

        WHEREAS, the parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger; Closing.

          (a)   Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into iPCS. iPCS shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

          (b)   Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. no later than three Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at the offices of Mayer, Brown, Rowe & Maw LLP unless another time, date or place is agreed to in writing by the parties hereto.

        1.2    Effective Time.    On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary"), in such form as required by and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or, if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

        1.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

        1.4    Conversion of Company Common Stock.

          (a)   At the Effective Time, subject to Section 1.7 and Section 2.1(e) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned (x) by the Company as treasury stock or (y) directly or indirectly by iPCS or the Company or any of their respective Subsidiaries (as defined below)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into 0.7725 shares (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of iPCS Common Stock. All shares of Company Common Stock converted into iPCS Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, a "Company Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) certificates evidencing the number of whole shares of iPCS Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Company Certificate have been converted pursuant to this Section 1.4(a) and Section 2.1(e). Company Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of iPCS Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Company Certificates in accordance with Section 2.1 hereof, without any interest thereon. The parties understand and agree that the Exchange Ratio has been calculated based upon the accuracy of the representations and warranties set forth in Section 4.2 and that, in the event the number of outstanding shares of Company Common Stock, Company Options (as defined below) or other stock equivalents of the Company is greater than or less than the amounts specifically set forth in Section 4.2 (including as a result of (i) any inaccuracy in the representations and warranties set forth in Section 4.2, (ii) the issuance after the date of this Agreement of restricted stock, options, warrants or other rights to purchase Company Common Stock (other than a Permitted Company Issuance (as defined below)) or (iii) any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or any stock equivalent of the Company, recapitalization, reclassification or other like change occurring after the date of this Agreement), the Exchange Ratio shall be appropriately adjusted. Further, the parties understand and agree that the Exchange Ratio has been calculated based upon the accuracy of the representations and warranties set forth in Section 5.2 and that, in the event the number of outstanding shares of iPCS Common Stock, iPCS Preferred Stock, Wildcat options for the purchase of iPCS Common Stock or other stock equivalents of iPCS is greater than or less than the amounts specifically set forth in Section 5.2 (including as a result of (i) any inaccuracy in the representations and warranties set forth in Section 5.2, (ii) the issuance after the date of this Agreement of restricted stock, options, warrants or other rights to purchase iPCS Common Stock (other than a Permitted iPCS Issuance (as defined below)) or (iii) any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or any stock equivalent of iPCS, recapitalization, reclassification or other like change occurring after the date of this Agreement), the Exchange Ratio shall be appropriately adjusted.

          (b)   At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by iPCS or the Company or any of their respective Subsidiaries shall, by virtue of this Agreement and without any action on the part of the holder thereof, be cancelled and shall cease to exist and no stock of iPCS or other consideration shall be delivered in exchange therefor. All shares of iPCS Common Stock that are owned by the Company or any of its Subsidiaries shall become treasury stock of iPCS.

        1.5    Stock Options.

          (a)   At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (a "Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option (a "Converted Company Option") to purchase shares of iPCS Common Stock in an amount and at the exercise price determined as provided below (and otherwise subject to the terms of the Company's 2004 Stock Incentive Plan, as amended (the "Company Option Plan"), the agreements evidencing grants thereunder, and any other agreements between the Company and an optionee regarding Company Options):

              (i)  the number of shares of iPCS Common Stock to be subject to the Converted Company Option shall be equal to the product of the number of shares of Company Common Stock subject to the Company Option and the Exchange Ratio, provided that any fractional share of iPCS Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

             (ii)  the exercise price per share of iPCS Common Stock under the Converted Company Option shall be equal to the exercise price per share of Company Common Stock under the Company Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

          (b)   The adjustment provided herein with respect to any Company Option shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and Section 409A of the Code (or a good faith interpretation thereof in the absence of definitive guidance thereunder), and to the extent it is not so consistent, such Section 424(a) and Section 409A shall override anything to the contrary contained herein. The duration and other terms of the Converted Company Options shall be the same as the original Company Options, except that all references to the Company shall be deemed to be references to iPCS. As soon as practicable after the Effective Time, but no later than 15 Business Days thereafter, iPCS shall use its reasonable best efforts to register under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 or other appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof) shares of iPCS Common Stock issuable pursuant to all Company Options converted pursuant to this Section 1.5.

        1.6    iPCS Common Stock.    Except for any shares of iPCS Common Stock owned by the Company or any of its Subsidiaries, which shall be converted into treasury stock of iPCS as contemplated by

Section 1.4 hereof, the shares of iPCS Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

        1.7    Shares of Dissenting Stockholders.

          (a)   Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who did not vote in favor of the Merger or did not consent to the Merger in writing and has properly exercised appraisal rights under the DGCL shall not be converted into the right to receive the Merger Consideration (as defined below) unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, then as of the occurrence of such event, each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration. The Company shall give iPCS (a) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or attempted withdrawals of such demands received by the Company and (b) the right to participate in all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of iPCS, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          (b)   iPCS shall not, without the prior written consent of the Company, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate any demands by a iPCS stockholder who (i) did not vote in favor of the Merger or did not consent to the Merger in writing and (ii) has properly exercised appraisal rights under the DGCL.

        1.8    Certificate of Incorporation and By-Laws.    At the Effective Time, the Restated Certificate of Incorporation and the By-Laws of iPCS then in effect (in each case as amended in accordance with Section 7.12 hereof) shall be the Restated Certificate of Incorporation, as amended and By-Laws of the Surviving Corporation.

        1.9    Directors and Officers.    The initial directors of the Surviving Corporation shall be as provided in Section 7.12 hereof, each to hold office in accordance with the Restated Certificate of Incorporation, as amended, and By-Laws of the Surviving Corporation. Subject to Section 7.12, the officers of iPCS immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Restated Certificate of Incorporation, as amended, and By-Laws of the Surviving Corporation.

        1.10    Tax Consequences.    It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE II

EXCHANGE OF SHARES

        2.1    Exchange of Shares, Distributions.    Subject to the terms and conditions of this Agreement, the parties hereto shall take, or cause to be taken, the following actions:

          (a)   At or prior to the Effective Time, iPCS shall deposit with a nationally recognized institution reasonably satisfactory to iPCS and the Company (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, (i) certificates representing shares of iPCS Common Stock required to effect the conversion of the Company Common Stock into shares of

  iPCS Common Stock pursuant to Section 1.4(a) and (ii) cash in lieu of fractional shares in accordance with Section 2.1(e). Promptly after the Effective Time, but no later than five Business Days thereafter, the Exchange Agent shall mail to each record holder of a Company Certificate or Company Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and that delivery of the Merger Consideration shall be effected only upon proper delivery of the Company Certificates to the Exchange Agent) and all other documents that may be reasonably required from each holder to effect the transfer of the Merger Consideration to each such holder or its designee (collectively, the "Exchange Documents"). Upon surrender to the Exchange Agent of a Company Certificate, together with properly completed Exchange Documents, each holder of a Company Certificate will be entitled to receive (x) certificates ("iPCS Certificates") representing the number of whole shares of iPCS Common Stock which such record holder has the right to receive pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares of iPCS Common Stock, if any, which such holder has the right to receive pursuant to Section 2.1(e) (together with the iPCS Common Stock represented by the iPCS Certificates, the "Merger Consideration"), and the Company Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of iPCS Common Stock may be issued to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.1, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.1(b).

          (b)   No dividends or other distributions declared or made after the Effective Time with respect to iPCS Common Stock with a record date after the Effective Time shall be paid to the holder of record of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with this Article II. At the time of the surrender of a Company Certificate in accordance with this Article II, the record holder thereof shall be issued or paid any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of iPCS Common Stock represented by such Company Certificate. For purposes of dividends or other distributions in respect of shares of iPCS Common Stock, all shares of iPCS Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. Registered holders of unsurrendered Certificates shall not be entitled to vote any shares represented by such Certificates after the Effective Time at any meeting of iPCS stockholders with a record date at or after the Effective Time.

          (c)   If any certificate representing shares of iPCS Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to iPCS in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of iPCS Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of iPCS that such tax has been paid or is not payable.

          (d)   Immediately upon and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and converted into the Merger Consideration and any dividends or other distributions to which the holders thereof are entitled to receive pursuant to Section 2.1(b) in the manner provided in this Article II.

          (e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of iPCS Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to iPCS Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of iPCS. In lieu of the issuance of any such fractional share, each former stockholder of the Company who otherwise would be entitled to receive a fractional share of iPCS Common Stock shall be entitled to receive an amount in cash determined by multiplying (i) the average of the closing sale prices per share of iPCS Common Stock as reported on the National Quotation Bureau's Pink Sheets for the twenty trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of iPCS Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

          (f)    If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, unless otherwise agreed, the posting by such Person of a bond, in such reasonable amount as iPCS may direct and in a form reasonably satisfactory to iPCS, as indemnity against any such claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration and any dividends or other distributions to which the holders thereof are entitled to receive pursuant to Section 2.1(b) in the manner provided in this Article II.

          (g)   iPCS shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as iPCS is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by iPCS, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by iPCS. With respect to any stockholder who is not a foreign person, iPCS shall receive a certificate of nonforeign status in a form reasonably acceptable to it at or prior to the time such stockholder surrenders its Certificates for exchange in accordance with this Article II. The Company shall deliver to iPCS on or prior to the Effective Time a certificate from the Company in a form reasonably acceptable to iPCS that the Company is not a "United States Real Property Holding Company" within the meaning of section 897(c)(2) of the Code.

          (h)   Any shares of iPCS Common Stock, and any portion of the cash with respect to the iPCS Common Stock deposited by iPCS with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the former shareholders of the Company six months after the Effective Time shall be transferred to iPCS. Any former shareholders of the Company who have not theretofore complied with this Section 2.1 shall thereafter be entitled to look only to the Surviving Corporation for payment of their Merger Consideration and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant hereto upon due surrender of their Certificates, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Company Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would escheat to or become the property of any governmental entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

ARTICLE III

DISCLOSURE SCHEDULES

        3.1    Disclosure Schedules.    Prior to the execution and delivery of this Agreement, the Company has delivered to iPCS, and iPCS has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of iPCS, the "iPCS Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of iPCS, or to one or more of such party's covenants contained in Article VI; provided, however, that notwithstanding anything in this Agreement to the contrary the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect (as defined below) with respect to either the Company or iPCS, respectively.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company Disclosure Schedule (each reference contained herein to such Company Disclosure Schedule qualifies the referenced representation and warranty to the extent specified in the Company Disclosure Schedule), the Company hereby represents and warrants to iPCS as follows:

        4.1    Corporate Organization.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)   The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c)   Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on the Company.

          (d)   Each of the Company and its Subsidiaries is qualified, authorized, registered and licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions identified in Section 4.1(d) of the Company Disclosure Schedule, except where failure to be so qualified, authorized, registered or licensed would not result or reasonably be expected to result in a Material Adverse Effect on the Company.

          (e)   The certificate of incorporation and by-laws of the Company and each of its Subsidiaries (or other applicable organizational document), copies of which have previously been made available to iPCS, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The certificate of incorporation and by-laws of the Company and each of its Subsidiaries are valid, binding and in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation or by-laws (or other applicable organizational document).

        4.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share ("Company Preferred Stock"). As of the date of this Agreement, (i) 8,913,917 shares of Company Common Stock are outstanding; (ii) 99,381 shares of Company Common Stock are reserved for issuance pursuant to the Joint Plan of Reorganization of Buckeyes PCS, Inc., Buckeyes Personal Communications, Inc. and Buckeyes Personal Communication Services, LLC, dated September 20, 2004 (the "Company Plan of Reorganization"); (iii) 778,381 shares are reserved for issuance upon exercise of outstanding stock options (subject to vesting); (iv) 208,321 shares of Company Common Stock are reserved for future issuances under the Company Option Plan; (v) no shares of Company Common Stock are held in Company's treasury; and (vi) no shares of Company Preferred Stock are issued or outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. Section 4.2(a) of the Company Disclosure Schedule sets forth, as of the date hereof the name of each holder of Company Options, the date of each Company Option granted, the number of shares subject to each Company Option, the expiration date of each Company Option, and the price at which each Company Option may be exercised under the Company Option Plan. All shares of Company Common Stock subject to issuance upon exercise of the Company Options, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          (b)   Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock (or all of the other equity ownership interests) of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests (collectively, "Liens") whatsoever, and all of such shares (or other equity or ownership interests) are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by iPCS with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries. Except for the Company's ownership of its Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest, or has made any investment in, any partnership, joint venture, corporation, trust or other entity.

        4.3    Authority; No Violation.

          (a)   The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of the Company and, subject only to receipt of the Company Stockholder Approval, no other corporate proceedings on the part of the Company or its stockholders are necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by iPCS) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b)   Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger or of any of the other transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of (A) the Second Amended and Restated Certificate of Incorporation or By-Laws of the Company, (B) the certificate of incorporation, by-laws or similar governing documents of any of the Company's Subsidiaries or (C) the Company Plan of Reorganization or the order confirming the Company Plan of Reorganization, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan, guarantee of indebtedness, note, bond, mortgage, indenture, deed of trust, license, permit, concession, franchise, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clauses (x) and (y), for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        4.4    Consents and Approvals.    Except for (a) the filing of a notification under the HSR Act (as defined below), (b) the Company Stockholder Approval, (c) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (d) the issuance by the Federal Communications Commission ("FCC"), or the FCC staff pursuant to delegated authority, of the approval required to consummate the transactions contemplated hereby under the Communications Act of 1934, as amended ("Communications Act"), and the policies and regulations of the FCC implementing the Communications Act (the "FCC Approval"), (e) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, (f) the filing with the Securities and Exchange Commission (the "SEC") of (i) the Joint Proxy Statement/Prospectus (as defined below) and (ii) such reports under Sections 13(a), 13(b), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (g) the consent of Sprint Communications Company, L.P., Sprint Spectrum, L.P. and Wireless Co, L.P. (collectively, "Sprint PCS") required pursuant to the terms of the Company Sprint Agreements (as defined below) (the "Company Sprint Consent"), and (h) such consents, approvals, filings or registrations, the failure of which to be made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"; it being understood that, for purposes of this Agreement, "Governmental Entity" shall include the FCC, the Federal Aviation Administration and state public service and public utility commissions (and similar state commissions)) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.

        4.5    Financial Statements.

          (a)   The Company has previously made available to iPCS copies of certain financial statements of the Company and its Subsidiaries consisting of the audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2004 (the financial statements described in this sentence being referred to herein as the "Company Financial Statements" and the balance sheet as of December 31, 2004 contained in the Company Financial Statements being referred to herein as the Company Balance Sheet). The Company Financial Statements (including the related notes, where applicable) fairly present in all material respects, and the financial statements filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the results of the consolidated operations of the parties to which they relate for the respective fiscal periods or as of the respective dates therein set forth in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be indicated therein or in the notes thereto and (ii) for prior period adjustments from Sprint PCS that apply to the Company). Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, since December 31, 2004, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

          (b)   The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and reflect only actual transactions.

        4.6    No Undisclosed Liabilities.    Except (a) as disclosed in the Company Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice of the Company since December 31, 2004, and (c) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise.

        4.7    Absence of Certain Changes or Events.    Except as may be set forth in Section 4.7 of the Company Disclosure Schedule or in the Company Financial Statements, since December 31, 2004, the

Company and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practices after the Company emerged from bankruptcy and (a) there has been no change or development or combination of changes or developments which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (b) there has been no declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its equity securities; (c) there has been no material increase in the compensation payable to become payable by the Company or any of its Subsidiaries to their respective directors, officers or employees and no material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or employees; and (d) there has been no material change in tax accounting methods, principles or practices by the Company or any of its Subsidiaries.

        4.8    Bankruptcy Matters.    Set forth in Section 4.8 of the Company Disclosure Schedule is an accurate and complete list of any remaining claims that have been asserted and remain disputed (or have not otherwise been allowed or disallowed) in the Company's bankruptcy (the "Company Bankruptcy Claims"), including, as to each such Company Bankruptcy Claim, the priority asserted by the holder thereof. The bar dates for asserting administrative claims and pre-petition claims (except for (i) ordinary course trade debt incurred after the date of commencement of the Company's bankruptcy case and (ii) reasonable fees and expenses of agents and pre-petition secured lenders incurred through and including October, 2004) in the Company's bankruptcy have passed.

        4.9    Property.

          (a)   Each of the Company and its Subsidiaries has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Company Balance Sheet or acquired after the date of the Company Balance Sheet, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the property as such property is used on the date of this Agreement, (iv) for dispositions of and encumbrances on such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business (the items in clauses (i), (ii), (iii) and (v) collectively, the "Permitted Liens").

          (b)   Section 4.9(b) of the Company Disclosure Schedule sets forth an accurate and complete list and description of all real property owned by the Company or any of its Subsidiaries.

        4.10    Leases.

          (a)   Section 4.10(a) of the Company Disclosure Schedule contains an accurate and complete list of each lease pursuant to which the Company or any of its Subsidiaries leases any real or personal property (excluding leases or licenses of tower space to which either the Company or any of its Subsidiaries is a party and leases relating solely to personal property calling for rental or similar periodic payments not exceeding $100,000 per annum) (each a "Company Lease"). A true and complete copy of each Company Lease has heretofore been made available to iPCS.

          (b)   To the knowledge of the Company, each Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Company Lease of real property (a "Company Leased Premise") is free and clear of all Liens other than Permitted Liens. There are no existing defaults by the Company or any of its Subsidiaries under any of the Company Leases in any material respect, and to the knowledge of the Company no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any

  Company Lease. The Company has received no notice, and has no other reason to believe, that any lessor under any Company Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any material modification of the rights or obligations of the lessee thereunder.

          (c)   With respect to leases or licenses of tower space to which the Company or any of its Subsidiaries is a party ("Company Tower Leases"), (i) to the knowledge of the Company there are no applications, ordinances, petitions, resolutions or other matters pending before any governmental agency having jurisdiction to act on zoning changes that would prohibit or make nonconforming the use of any of the Company Leased Premises by the Company or any of its Subsidiaries, (ii) either the Company or one of its Subsidiaries has good and valid easement or other rights providing reasonable access and utilities to and from the Company Leased Premises under the Company Tower Leases, and (iii) neither the Company nor any of its Subsidiaries has voluntarily granted any, or is a party to any agreement providing for, or has knowledge of any, easements, conditions, restrictions, reservations, rights or options that would materially and adversely affect the use of any of the Company Leased Premises under the Company Tower Leases for the same purposes and uses as such Company Leased Premises have been used by the Company or any of its Subsidiaries, except for Permitted Liens. Section 4.10(c) of the Company Disclosure Schedule identifies all Company Tower Leases which provide for the lease or license of six or more sites.

          (d)   The Company has previously delivered to iPCS a true and correct schedule which lists the Company's wireless tower sites (the "Company Tower Sites"). With respect to each Company Tower Site, (i) the Company operates such site pursuant to a valid lease, license or master tower agreement; (ii) such site is operational, generates sufficient signal to carry wireless voice traffic and is interconnected with the Sprint PCS national network and (iii) such site is in material compliance with applicable zoning requirements, Federal Aviation Administration (the "FAA") and FCC regulations and other governmental regulations.

        4.11    Environmental Matters.    Except as set forth in Section 4.11 of the Company Disclosure Schedule:

          (a)   The Company and each of its Subsidiaries (i) are in compliance in all material respects with all, and, to the knowledge of the Company, are not subject to any material liability with respect to any, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations and (iii) are in material compliance with their respective Environmental Permits and such Environmental Permits are in full force and effect.

          (b)   Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law or liable for remediation, cost recovery or contribution under CERCLA.

          (c)   Neither the Company nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that will give rise to any material liability pursuant to any Environmental Law and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee that the Company reasonably believes will give rise to a material liability under any Environmental Law.

          (d)   To the knowledge of the Company, the Company has never released any Hazardous Substance in a manner that has given or would give rise to any material liability.

          (e)   None of the Company Real Property is listed or, to the knowledge of the Company, proposed for listing, on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state list of sites requiring investigation or cleanup.

          (f)    To the knowledge of the Company, there are no underground storage tanks or above-ground storage tanks located on any Company Real Property which are now, or in the past were, used to store Hazardous Materials. "Company Real Property" shall mean all real property that is owned, leased or occupied by the Company or any of its Subsidiaries or that is reflected as an asset of the Company or any of its Subsidiaries on the Company Balance Sheet.

          (g)   For purposes of this Agreement:

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

        "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, judgment, stipulation, injunction, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, historic preservation, or health and safety as affected by the environment or natural resources, including the National Environmental Policy Act of 1969, as amended as of the date hereof, the National Historic Preservation Act, and those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor or wetlands pollution or contamination.

        "Environmental Permits" means any permit, approval, identification number or license required under any applicable Environmental Law.

        "Hazardous Materials" means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance, the presence of which requires investigation or remediation under any applicable Environmental Law.

        4.12    Certain Contracts.

          (a)   Except for any Contracts (as defined below) described in clauses (i), (iii), (iv), (v), (vii), (viii), (xii), (xiii), (xiv), (xv), (xvi), (xix) and (xx) that provide for aggregate payments to any Person in any calendar year of less than $100,000, Section 4.12(a) of the Company Disclosure Schedule contains a complete and accurate list of each of the following Contracts:

              (i)  Contracts of the Company or any of its Subsidiaries relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business) (such Contracts being referred to herein as the "Company Debt Agreements");

             (ii)  Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of the Company or any of its Subsidiaries;

            (iii)  any letters of credit or similar arrangements relating to the Company or any of its Subsidiaries;

            (iv)  any Contracts with any employee of the Company or any of its Subsidiaries and any consulting agreements with another Person;

             (v)  any management, consulting or advisory Contracts or severance plans or arrangements for any present employee or former employee of the Company or any of its Subsidiaries that are currently in effect;

            (vi)  any non-disclosure Contracts and non-compete Contracts binding present employees of the Company or any of its Subsidiaries;

           (vii)  any Contract under which the Company or any of its Subsidiaries is a lessee of or holds or operates any property, real or personal;

          (viii)  any Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

            (ix)  any Contract relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person involving the Company or any of its Subsidiaries and pursuant to which or the Company or any of its Subsidiaries has any material liability, contingent or otherwise;

             (x)  any Contract, other than Contracts entered into in the ordinary course of the Company's or any of its Subsidiaries' business consistent with past practice, which prevents the Company or any of its Subsidiaries from disclosing confidential information;

            (xi)  any Contract which in any way purports to prohibit the Company or any of its Subsidiaries from freely engaging in business anywhere in the world or competing with any other Person;

           (xii)  any sales distribution Contracts, franchise Contracts and advertising Contracts relating to the Company or any of its Subsidiaries;

          (xiii)  any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any of its Subsidiaries;

          (xiv)  any Contract pursuant to which the Company or any of its Subsidiaries has agreed to defend, indemnify or hold harmless any other Person;

           (xv)  any Contract pursuant to which the Company or any of its Subsidiaries has agreed to settle any liability for Taxes;

          (xvi)  any Contract pursuant to which the Company has agreed to shift or allocate the liability of the Company, any of its Subsidiaries or any other Person for Taxes;

         (xvii)  any Contract pursuant to which the Company may be required to file a registration statement under the Securities Act with respect to any securities issued by the Company;

        (xviii)  any Contract with respect to a joint venture or partnership;

          (xix)  any resale Contract or mobile virtual network operator Contract;

           (xx)  any vendor Contracts;

          (xxi)  any construction Contracts or construction management Contracts;

         (xxii)  any powers of attorney granted by or on behalf of the Company or any of its Subsidiaries other than in the ordinary course of business; and

        (xxiii)  any other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and which is material to the Company and its Subsidiaries taken as a whole.

          (b)   With respect to each Company Contract (as defined below), except as set forth in Section 4.12(b) of the Company Disclosure Schedule and except as it has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company Contract is in full force and effect and enforceable in accordance with its terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto; (ii) neither the Company nor any of its Subsidiaries is in breach or default thereof, nor has the Company or any of its Subsidiaries received notice that it is in breach of or default thereof; (iii) to the knowledge of the Company, no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or by any other party thereto; (iv) to the knowledge of the Company, no event has occurred that would permit termination, modification, or acceleration thereof by any other party thereto; and (v) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto has repudiated such Company Contract. Neither the Company nor any of its Subsidiaries is a party to any verbal Contract which, if reduced to written form, would be required to be listed on Section 4.12(a) of the Company Disclosure Schedule under the terms of this Section 4.12.

          (c)   Neither the Company nor any of its Subsidiaries has been in material breach of or default under, or has received a waiver of any material breach of or default under, any Company Debt Agreement.

          (d)   Each Contract of any type or form described in Section 4.12(a), whether or not set forth in Section 4.12(a) of the Company Disclosure Schedule, is, together with each Company Sprint Agreement, referred to herein as a "Company Contract".

        4.13    Distributors and Suppliers.    Except as set forth on Section 4.13 of the Company Disclosure Schedule, since December 31, 2004 there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any distributor who accounted for more than 2% of the Company's sales (on a consolidated basis) during the period from January 1, 2004 to December 31, 2004, or with any supplier from whom the Company or any of its Subsidiaries purchased more than 2% of the goods or services (on a consolidated basis) which it purchased during the period from December 31, 2004 to the date of this Agreement. Except as set forth in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has knowledge of any termination or intended termination by any such 2% distributor or supplier of its business relationship with the Company or any modification or intended modification of its business relationship with the Company in a manner which is adverse in any material respect to the Company, and neither the Company nor any of its Subsidiaries has knowledge of any facts which would reasonably be expected to form an adequate basis for such termination or modification.

        4.14    Insurance.    Each of the Company and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice of cancellation, non-renewal or termination with respect to any material insurance policy of the Company or its Subsidiaries. The insurance policies of the Company and of its Subsidiaries are valid and enforceable policies in all material respects.

        4.15    Legal Proceedings.

          (a)   Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, in their capacity as a director, officer or other indemnified person, or challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no event has occurred, and no state of facts exists, that would reasonably be expected to result in any such action, suit or proceeding.

          (b)   There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, including the personal communications services license held by the Company and described in Section 4.15(b) of the Company Disclosure Schedule (the "Company License"), other than regulatory restrictions generally applicable to personal communications services licensees or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, in their capacity as a director, officer or other indemnified person, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        4.16    Compliance with Applicable Law.

          (a)   Except for the Sprint Licenses (as defined below), the Company and each of its Subsidiaries hold, and have at all times held, all licenses, certificates, consents, franchises, permits and authorizations (each a "Company Permit") necessary for the lawful conduct of their respective businesses (as presently conducted) and the lawful ownership, use and operation of their respective assets (as presently owned, operated and used) under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except where the failure to have any such Company Permit, the failure to be in compliance, or such violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b)   The Company has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC or any other Governmental Entity or of any other proceedings of or before the FCC or any other Governmental Entity relating to the Company or any of its Subsidiaries or to any authorizations under which the Company conducts its business other than proceedings of the FCC that are generally applicable to personal communications services licensees, not including the personal communications service licenses that are held by Sprint PCS (as defined below) and are used by the relevant party in its service area (the "Sprint Licenses"). No proceedings are pending or, to the knowledge of the Company, threatened to revoke or limit any of the Company Permits or the Sprint Licenses.

          (c)   Section 4.16(c) of the Company Disclosure Schedule sets forth a list of all material Company Permits, including the Company License (the "Material Company Permits"). The

  Company is the exclusive holder of each Material Company Permit, free and clear of all Liens other than Permitted Liens and Liens listed on the face of such Material Company Permit or generally applicable to similarly situated companies. Each Material Company Permit is valid and in full force and effect without condition, except for conditions listed on the face of such Material Company Permit or generally applicable to similarly situated companies. To the knowledge of the Company, no event has occurred which (i) results in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture or substantial fine with respect to, any Material Company Permits or the Sprint Licenses, or (ii) affects or would reasonably be expected in the future to affect any of the rights of the Company or its Subsidiaries under any Material Company Permits or any of the rights of Sprint PCS under the Sprint Licenses other than regulatory events generally applicable to personal communications services licensees. No facts are known to the Company or any of its Subsidiaries which if known by a Governmental Entity of competent jurisdiction would present a substantial risk that any Company Permit could be revoked, suspended, adversely modified, not renewed, impaired, restricted, terminated or forfeited, or could result in a substantial fine imposed against the Company or any of its Subsidiaries, and neither the execution by the Company of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement is reasonably likely to result in the occurrence of any of the consequences set forth in this Section 4.16(c) assuming that the consents and approvals referred to in Section 4.4 are duly obtained.

        4.17    Benefit Plans.

          (a)   Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each deferred compensation plan, incentive compensation plan, equity compensation plan, employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company as of the date hereof, would be deemed a "single employer" within the meaning of Section 414 of the Code (a "Company ERISA Affiliate"), or with respect to which the Company or any Company ERISA Affiliate may have any liability (collectively, the "Company Benefit Plans").

          (b)   Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, the Company has heretofore made available to iPCS true and complete copies of each of the Company Benefit Plans and all related documents, including to the extent applicable (i) the most recent actuarial report for such Company Benefit Plan, (ii) the most recent determination letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, (iii) the most recent annual report required to be filed with respect to each Company Benefit Plan, and (iv) the most recent summary plan description with respect to each Company Benefit Plan.

          (c)   Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, (i) each of the Company Benefit Plans has been operated and administered in material compliance with its terms and applicable law, including to the Exchange Act, the Securities Act, ERISA and the Code, (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code, (1) has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor, (2) has received a favorable determination letter from the IRS which covers all amendments thereto for which the remedial amendment period has expired or (3) is or will be the subject of an application for a favorable determination letter within the applicable remedial amendment period which has not expired, and, if a favorable determination or opinion letter has been received, the Company is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination or opinion letter, (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company or the Company ERISA Affiliates or (z) benefits which are fully insured and for which the full cost is borne by the current or former employee (or his beneficiary), (iv) no Company Benefit Plan is subject to Title IV of ERISA, and no liability under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and neither the Company nor a Company ERISA Affiliate has any contingent liability under Title IV of ERISA, (v) no Company Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by the Company or any Company ERISA Affiliates as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vii) neither the Company nor any Company ERISA Affiliate, nor to the knowledge of the Company, any other person, has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any Company ERISA Affiliate reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code, (viii) there are no pending, or, to the knowledge of the Company, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, and (ix) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (y) entitle any current or former employee, officer, director or consultant of the Company or any Company ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee, officer, director or consultant. None of the assets of any Company Benefit Plan are invested in Company Common Stock.

        4.18    Taxes.

          (a)   Each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) due to be paid or accrued at or prior to the Effective Time, (iii) withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate taxing authority or set aside in accounts for such purpose and (iv) reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under any law. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, (A) the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal

  Revenue Service or appropriate state tax authorities, (B) the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, or (C) the time for assessing and collecting income Tax with respect to such taxable period has not closed, but no audit or review of such taxable period has yet been initiated or threatened, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than an agreement solely among the Company and its Subsidiaries), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (vii) neither the Company nor its Subsidiaries has any liability for Taxes of any Person (other than a liability of the Company for Taxes of any of its Subsidiaries or a liability of any of the Company's Subsidiaries for Taxes of the Company) under Treasury Regulation Section 1.1502-6 or 1.1502-78(b)(2) (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (viii) neither the Company nor any of its Subsidiaries has made any payment or may be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G or Section 162(m) of the Code. During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (b)   For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

          (c)   The Company has no reason to believe, after consultation with Akin Gump Strauss Hauer & Feld LLP, that such counsel would be unable to deliver to the Company the tax opinion required by Section 8.3(c).

        4.19    Sprint Agreement Compliance.

          (a)   Except as set forth in Section 4.19(a) of the Company Disclosure Schedule: Neither the Company nor any of its Subsidiaries has violated or failed to meet any material deadline or requirement in the Company Sprint Agreements, except as has been remedied, waived or modified prior to the date hereof and previously disclosed to iPCS in writing, and the Company has no reason to believe that future material deadlines cannot be met. Each applicable Subsidiary of the Company has completed the required build-out of its respective territory pursuant to Section 2.1 of the management agreement forming part of the Company Sprint Agreements (including those aspects of the build-out not required to be completed until a future date) and each such Subsidiary of the Company is in compliance with all build-out requirements applicable to it, in each case as set forth in the Company Sprint Agreements.

          (b)   Section 4.19(b) of the Company Disclosure Schedule sets forth a list of all Contracts between the Company, its Subsidiaries or any of its Affiliates, on the one hand, and Sprint Communications Company, L.P., Sprint Spectrum L.P., Wireless Co, L.P. or any of their Affiliates (collectively, "Sprint PCS"), on the other hand (collectively, the "Company Sprint Agreements"). The Company has made available to iPCS a true and complete copy of each of the Company Sprint Agreements listed in Section 4.19(b) of the Company Disclosure Schedule, together with all amendments, waivers or other material changes thereto (including the amendments to Sprint PCS Management Agreement and Sprint PCS Services Agreement of the Subsidiaries of the Companies related to pricing simplification). There are no unwritten amendments to, or material waivers under, any Company Sprint Agreement.

          (c)   Except as set forth in Section 4.19(c) of the Company Disclosure Schedule: The Company Sprint Agreements are valid, binding and enforceable against the Company or its Subsidiaries and Sprint PCS, in accordance with their respective terms, and shall be in full force and effect without penalty in accordance with their terms upon consummation of the Merger and the other transactions contemplated by this Agreement, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. The Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them, and they are not in default under or in breach of, nor in receipt of any claim of default or breach under, any of the Company Sprint Agreements, which default or breach would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries, which default, breach or event of noncompliance would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or would permit termination or modification by Sprint PCS, under any of the Company Sprint Agreements. Other than a breach that may result on account of the transactions contemplated by the Agreement and Plan of Merger, dated as of December 15, 2004, by and among Sprint Corporation, Nextel Communications, Inc. and S-N Merger Corp. (the "Sprint/Nextel Merger"), except as set forth in Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has knowledge of any breach or cancellation or anticipated breach or cancellation by Sprint PCS of any of the Company Sprint Agreements. The Company has provided iPCS with copies of all written notices (excluding e-mail messages) received by it from Sprint PCS during the last three months (i) delivered pursuant to the official notice provisions of any of the Company Sprint Agreements or (ii) alleging a material breach of any of the Company Sprint Agreements.

        4.20    Intellectual Property.

          (a)   "Intellectual Property" means all intellectual property or other proprietary rights of every kind, including all domestic or foreign patents, patent rights, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, inventions (whether or not patentable), and all documentation thereof.

          (b)   The Company owns or has the right to use, whether through licensing or otherwise, and to authorize others to use, all Intellectual Property significant to the businesses of the Company and its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof ("Company Material Intellectual Property"). (i) No written claim of invalidity or conflicting ownership rights with respect to any Company Material Intellectual Property has been made by a third party and no such Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (ii) no Person or entity has given notice to the Company or any of its Subsidiaries that the use of any Company Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, copyright or design right, or that the Company, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iii) to the Company's knowledge after due inquiry for such purpose, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Company Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or design right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (iv) to the Company's knowledge, there exists no prior act or current conduct or use by the Company, any of its Subsidiaries or any third party that would void or invalidate any Company Material Intellectual Property; (v) to the Company's knowledge, no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of the Company or any of its Subsidiaries; and (vi) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property, will not cause the forfeiture or termination of or give rise to a right of forfeiture or termination of any of the Company Material Intellectual Property, or trigger additional fees or transfer costs payable by the Company or any of its Subsidiaries with respect to, or impair the right of the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Material Intellectual Property.

        4.21    Labor Matters.

          (a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by them. Except as set forth in Section 4.21(a) of the Company Disclosure Schedule no union representation question exists and, to the knowledge of the Company and its Subsidiaries, there has been no union organization effort respecting the employees of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is delinquent in any material respect in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. No retired employees of the Company are entitled to (i) receive current or future compensation from the Company or its Subsidiaries other than pursuant to the terms of any Company Benefit Plan or (ii) participate in any Company Benefit Plan (except as required by section 4980B of the Code or similar provisions of applicable state law).

          (b)   (i) Each of the Company and its Subsidiaries is in compliance in all material respects with all federal, state and other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company or any of its Subsidiaries; (iv) no grievance that would reasonably be expected to have a Material Adverse Effect upon the Company or any of its Subsidiaries or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (v) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

          (c)   Except for employees who are parties to employment agreements with the Company or any of its Subsidiaries, which agreements are set forth in Section 4.21(c) of the Company

  Disclosure Schedule, and except as otherwise disclosed in Section 4.21(c) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are terminable at will, with or without cause, and without cost to the Company and its Subsidiaries for severance obligations, or any other liability, except for payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by the Company or its Subsidiaries prior to the hiring of a person not previously employed by the Company or such Subsidiary.

          (d)   Neither the Company nor any of its Subsidiaries has taken any action that could constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act, as amended, or could otherwise trigger any notice requirement or liability under any local or state plant closing law.

        4.22    Reorganization.    As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. As of the date of this Agreement, the Company knows of no reason why it will be unable to deliver to Mayer, Brown, Rowe & Maw LLP and to Akin Gump Strauss Hauer & Feld LLP representation letters with respect to the Company in form and substance sufficient to enable such counsel to render the opinions required by Sections 8.2(c) and 8.3(c).

        4.23    Broker's Fees.    Except as set forth on Section 4.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any of the transactions contemplated by this Agreement.

        4.24    Opinion.    Prior to the execution of this Agreement, the Company has received an opinion from Lehman Brothers to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio, is fair, from a financial point of view, to the holders of Company Common Stock and such opinion has not been amended or rescinded as of the date of this Agreement.

        4.25    Related Party Transactions.    To the knowledge of the Company, no stockholder nor any officer or director of the Company or any of its Subsidiaries (or any immediate family member thereof) owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, service provider, customer or supplier of the Company or which conducts a business similar to any business conducted by the Company. No stockholder, officer or director of the Company or any of its Subsidiaries (or any immediate family member thereof) (a) owns or holds, directly or indirectly, in whole or in part, any Intellectual Property used by the Company or any of its Subsidiaries (it being understood and agreed that the Company is giving the representation in this clause (a) with respect to its stockholders to the Company's knowledge), (b) to the knowledge of the Company has any claim, charge, action or cause of action against the Company or any of its Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any Company Benefit Plan, (c) to the knowledge of the Company, has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any stockholder, officer or director of the Company or any of its Subsidiaries (or any immediate family member thereof) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any of its Subsidiaries or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

        4.26    Company Information.    None of the information supplied or to be supplied in writing by the Company or its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement on Form S-4 to be filed with the SEC by iPCS in connection with the issuance of shares of iPCS Common Stock in the Merger (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (b) the Prospectus/Proxy Statement (as defined below) and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholder Meeting (as defined below) and the iPCS Stockholder Meeting (as defined below), in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.27    Required Vote of the Company.    Except for the affirmative vote of the holders of at least a majority of the issued and outstanding shares of capital stock of the Company to approve and adopt this Agreement and the Merger and the transactions contemplated hereby, no vote of the stockholders of the Company, or any class thereof, or of the holders of any securities of the Company (equity or otherwise), is required by law, the Second Amended and Restated Certificate of Incorporation or the By-Laws of the Company, the Company Plan of Reorganization or otherwise in order for the Company to consummate the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the total number of shares of Company Common Stock subject to the Apollo Support Agreement and the Silver Point Support Agreement constitutes approximately 45.0% of the voting power of the issued and outstanding Company Common Stock.

        4.28    Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state and federal laws in the United States (each a "Takeover Statute") (with the exception of Section 203 of the DGCL) is applicable to the transactions contemplated by this Agreement (including the Merger). The action previously taken by the Board of Directors of the Company in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby (including the Company entering into the AIGGIC Support Agreement and the Silver Point Support Agreement) the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL.

        4.29    Indebtedness.    The aggregate principal amount of indebtedness for borrowed money of the Company and its Subsidiaries outstanding as of the date of this Agreement is approximately $125,000,000. Except as set forth in Section 4.29 of the Company Disclosure Schedule, the Company and its Subsidiaries are not subject to any prepayment penalties with respect to any such indebtedness. Neither the Company nor any of its Subsidiaries has made any "restricted payment" as defined under the applicable Company Debt Agreement.

        4.30    Disclosure Controls and Procedures.    The Chief Executive Officer and the Chief Financial Officer of the Company have each evaluated the effectiveness of the Company's disclosure controls and procedures (as such term is defined in Rules 13a-14(c) and 15d-14(c) under the Exchange Act) and, based on such evaluation, such officers have concluded that, as of the date hereof, the Company's disclosure controls and procedures are effective in alerting such officers on a timely basis to material information relating to the Company (including the Company's consolidated Subsidiaries) required to be included in reports to be filed or submitted by the Company under the Exchange Act.

        4.31    Demand Registration Rights.    No stockholder of the Company that is a party to the Company's Registration Rights Agreement dated October 1, 2004 has provided the Company with a Demand Request (as defined therein).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF iPCS

        Except as set forth in the iPCS Disclosure Schedule (each reference contained herein to such iPCS Disclosure Schedule qualifies the referenced representation and warranty to the extent specified in the iPCS Disclosure Schedule or in any document filed by iPCS with the SEC on or prior to the date hereof), iPCS hereby represents and warrants to the Company as follows:

        5.1    Corporate Organization.

          (a)   iPCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)   iPCS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on iPCS.

          (c)   Each of iPCS' Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of iPCS' Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on iPCS.

          (d)   Each of iPCS and its Subsidiaries is qualified, authorized, registered and licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions identified in Section 5.1(d) of the iPCS Disclosure Schedule, except where failure to be so qualified, authorized, registered or licensed would not result or reasonably be expected to result in a Material Adverse Effect on the Company.

          (e)   The certificate of incorporation and by-laws of iPCS and each of its Subsidiaries, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The certificate of incorporation and by-laws of iPCS and each of its Subsidiaries are valid, binding and in full force and effect and neither iPCS nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation or by-laws.

        5.2    Capitalization.

          (a)   The authorized capital stock of iPCS consists of 75,000,000 shares of iPCS Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share ("iPCS Preferred Stock"). As of the date of this Agreement, (i) 8,794,096 shares of iPCS Common Stock are outstanding (which includes 19,166 restricted shares (subject to vesting)); (ii) 125,000 shares of iPCS Common Stock are to be delivered under a stock unit agreement; (iii) 350,070 shares of iPCS Common Stock are reserved for issuance to general unsecured creditors pursuant to the Second Amended and Restated Joint Plan of Reorganization for iPCS, iPCS Wireless, Inc. and iPCS Equipment, Inc., dated as of July 8, 2004 (the "iPCS Plan of Reorganization"); (iv) 620,500 shares are reserved for issuance upon exercise of outstanding stock options (subject to vesting); (v) 110,334 shares of iPCS Common Stock remain available for future issuances under the iPCS 2004 Long-Term Incentive Plan; (vi) no shares of iPCS Common Stock are held in iPCS' treasury;

  and (vii) no shares of iPCS Preferred Stock are issued or outstanding. All of the issued and outstanding shares of iPCS Common Stock are, and all shares authorized for issuance under iPCS' 2004 Long-Term Incentive Plan will be, upon issuance in accordance with the terms specified in such plans and agreements, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as referred to above or reflected in Section 5.2(a) of the iPCS Disclosure Schedule, iPCS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of iPCS Common Stock or any other equity security of iPCS or any securities representing the right to purchase or otherwise receive any shares of iPCS Common Stock or any other equity security of iPCS. Section 5.2(a) of the iPCS Disclosure Schedule sets forth, as of the date hereof the name of each holder of iPCS options, the date of each iPCS option granted, the number of shares subject to each iPCS option, the expiration date of each iPCS option, and the price at which each iPCS option may be exercised. The shares of iPCS Common Stock to be issued pursuant to the Merger (including the shares of iPCS Common Stock issuable upon exercise of the Converted Company Options) will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b)   Section 5.2(b) of the iPCS Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of iPCS. iPCS owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of such Subsidiaries, free and clear of all Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of iPCS has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for iPCS' ownership of its Subsidiaries, neither iPCS nor any of its Subsidiaries owns, directly or indirectly, any interest, or has made any investment in, any partnership, joint venture, corporation, trust or other entity.

        5.3    Authority; No Violation.

          (a)   iPCS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of iPCS and, subject only to receipt of the iPCS Stockholder Approval, no other corporate proceedings on the part of iPCS or its stockholders are necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by iPCS and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of iPCS, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b)   Neither the execution and delivery of this Agreement by iPCS nor the consummation by iPCS of the Merger or of any of the other transactions contemplated by this Agreement, nor compliance by iPCS with any of the terms or provisions hereof, will (i) violate any provision of (A) the Restated Certificate of Incorporation or By-Laws of iPCS, (B) the articles of incorporation, by-laws or similar governing documents of any of iPCS' Subsidiaries or (C) the iPCS Plan of Reorganization or the order confirming the iPCS Plan of Reorganization or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to iPCS or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of iPCS or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan, guarantee of indebtedness, note, bond, mortgage, indenture, deed of trust, license, permit, concession, franchise, lease, agreement or other instrument or obligation to which iPCS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clauses (x) and (y), for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iPCS.

        5.4    Consents and Approvals.    Except for (a) the filing of a notification under the HSR Act, (b) the iPCS Stockholder Approval, (c) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of iPCS Common Stock pursuant to this Agreement, (e) the FCC Approval, (f) the filing with the SEC of (i) the Joint Proxy Statement/Prospectus (as defined below) and (ii) such reports under Sections 13(a), 13(b), 13(g) and 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (g) any consent of Sprint PCS required pursuant to the terms of the iPCS Sprint Agreements, and (h) such consents, approvals, filings or registrations, the failure of which to be made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iPCS, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are necessary in connection with the execution and delivery by iPCS of this Agreement or the consummation by iPCS of the Merger and the other transactions contemplated hereby.

        5.5    Financial Statements.

          (a)   iPCS has previously made available to the Company copies of certain financial statements of iPCS and its Subsidiaries consisting of (i) the audited financial statements contained in iPCS Annual Report on Form 10-K for the fiscal year ended September 30, 2004 as filed with the SEC (the balance sheet as of September 30, 2004 contained therein being referred to herein as the "iPCS Balance Sheet"), and (ii) the unaudited financial statements contained in iPCS' Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004 as filed with the SEC (the financial statements described in this sentence being referred to herein as the "iPCS Financial Statements"). The iPCS Financial Statements (including the related notes, where applicable) fairly present in all material respects, and the financial statements filed by iPCS with the SEC after the date of this Agreement will fairly present in all material respects the consolidated financial position of iPCS and its Subsidiaries as of the respective dates thereof and the results of the consolidated operations of the parties to which they relate for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of the unaudited statements, to audit adjustments normal in amount and nature and to any other adjustments described therein) in conformity with GAAP (except in the case of the unaudited statements for the lack of complete notes thereto) applied on a consistent basis during the periods involved (except (i) as may be indicated therein or in the notes thereto and (ii) for prior period adjustments from Sprint PCS that apply to iPCS). Since September 30, 2004, iPCS has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

          (b)   The books and records of iPCS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and reflect only actual transactions.

        5.6    No Undisclosed Liabilities.    Except (a) as disclosed in the iPCS Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 2004 and (c) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS, neither iPCS nor any of its Subsidiaries has any liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise.

        5.7    Absence of Certain Changes or Events.    Except as may be set forth in Section 5.7 of the iPCS Disclosure Schedule or in the iPCS Financial Statements, since September 30, 2004, iPCS and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practices after iPCS emerged from bankruptcy and (a) there has been no change or development or combination of changes or developments which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on iPCS; (b) there has been no declaration, setting aside or payment of any dividend or distribution of any kind by iPCS on any class of its equity securities; (c) there has been no material increase in the compensation payable or to become payable by iPCS or any of its Subsidiaries to their respective directors, officers or employees and no material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or employees; and (d) there has been no material change in tax accounting methods, principles or practices by iPCS or any of its Subsidiaries.

        5.8    Bankruptcy Matters.    Set forth in Section 5.8 of the iPCS Disclosure Schedule is an accurate and complete list of any remaining claims that have been asserted and remain disputed (or have not otherwise been allowed or disallowed) in iPCS' bankruptcy (the "iPCS Bankruptcy Claims"), including, as to each such iPCS Bankruptcy Claim, the priority asserted by the holder thereof. The bar dates for asserting administrative claims and pre-petition claims (except for ordinary course trade debt incurred after the date of commencement of iPCS bankruptcy case) in iPCS' bankruptcy have passed.

        5.9    Property.

          (a)   Each of iPCS and its Subsidiaries has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the iPCS Balance Sheet or acquired after the date of the iPCS Balance Sheet, except Permitted Liens.

          (b)   Neither iPCS nor any of its Subsidiaries owns any real property.

        5.10    Leases.

          (a)   Section 5.10(a) of the iPCS Disclosure Schedule contains an accurate and complete list of each lease pursuant to which iPCS or any of its Subsidiaries leases any real or personal property (excluding leases or licenses of tower space to which either iPCS or any of its Subsidiaries is a party and leases relating solely to personal property calling for rental or similar periodic payments not exceeding $100,000 per annum) (each a "iPCS Lease"). A true and complete copy of each iPCS Lease has heretofore been made available to the Company.

          (b)   To the knowledge of iPCS, each iPCS Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each iPCS Lease of real property (a "iPCS Leased Premise") is free and clear of all Liens other than Permitted Liens. There are no existing defaults by iPCS or any of its Subsidiaries under any of the iPCS Leases in any material respect, and to the knowledge of iPCS no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any iPCS Lease. iPCS has received no notice, and has no other reason to believe, that any lessor under any iPCS Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any material modification of the rights or obligations of the lessee thereunder.

          (c)   Except as set forth in Section 5.10(c) of the iPCS Disclosure Schedule, with respect to leases or licenses of tower space to which iPCS or any of its Subsidiaries is a party ("iPCS Tower Leases"), (i) to the knowledge of iPCS there are no applications, ordinances, petitions, resolutions or other matters pending before any governmental agency having jurisdiction to act on zoning changes that would prohibit or make nonconforming the use of any of the iPCS Leased Premises by the iPCS or any of its Subsidiaries, (ii) either the iPCS or one of its Subsidiaries has good and valid easement or other rights providing reasonable access and utilities to and from the iPCS Leased Premises under the iPCS Tower Leases, and (iii) neither iPCS nor any of its Subsidiaries has voluntarily granted any, or is a party to any agreement providing for, or has knowledge of any, easements, conditions, restrictions, reservations, rights or options that would materially and adversely affect the use of any of iPCS Leased Premises under iPCS Tower Leases for the same purposes and uses as such iPCS Leased Premises have been used by iPCS or any of its Subsidiaries, except for Permitted Liens. Section 5.10(c) of the iPCS Disclosure Schedule identifies all iPCS Tower Leases which provide for the lease or license of six or more sites.

          (d)   iPCS have previously delivered to the Company a true and correct schedule which lists the iPCS' wireless tower sites (the "iPCS Tower Sites"). Except as set forth in Section 5.10(d) of the iPCS Disclosure Schedule, with respect to each iPCS Tower Site (i) iPCS operates such site pursuant to a valid lease, license or master tower agreement; (ii) such site is operational, generates sufficient signal to carry wireless voice traffic and is interconnected with the Sprint PCS national network and (iii) such site is in material compliance with applicable zoning requirements, FAA and FCC regulations and other governmental regulations.

        5.11    Environmental Matters.    Except as set forth in Section 5.11 of the iPCS Disclosure Schedule:

          (a)   iPCS and each of its Subsidiaries (i) are in compliance in all material respects with all, and, to the knowledge of iPCS, are not subject to any material liability with respect to any, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations and (iii) are in material compliance with their respective Environmental Permits and such Environmental Permits are in full force and effect.

          (b)   Neither iPCS nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that iPCS or any of its Subsidiaries is in violation of any Environmental Law or liable for remediation, cost recovery or contribution under CERCLA.

          (c)   Neither iPCS nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that will give rise to any material liability pursuant to any Environmental Law and, to the knowledge of iPCS, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee that iPCS reasonably believes will give rise to a material liability under any Environmental Law.

          (d)   To the knowledge of iPCS, iPCS has never released any Hazardous Substance in a manner that has given or would give rise to any material liability.

          (e)   None of the iPCS Real Property is listed or, to the knowledge of the iPCS, proposed for listing, on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state list of sites requiring investigation or cleanup.

          (f)    To the knowledge of iPCS, there are no underground storage tanks or above-ground storage tanks located on any iPCS Real Property which are now, or in the past were, used to store Hazardous Materials. "iPCS Real Property" shall mean all real property that is owned, leased or occupied by iPCS or any of its Subsidiaries or that is reflected as an asset of iPCS or any of its Subsidiaries on the iPCS Balance Sheet.

        5.12    Certain Contracts.

          (a)   Except for any Contracts described in clauses (i), (iii), (iv), (v), (vii), (viii), (xii), (xiii), (xiv), (xv), (xvi), (xix) and (xx) that provide for aggregate payments to any Person in any calendar year of less than $100,000, Section 5.12(a) of the iPCS Disclosure Schedule contains a complete and accurate list of each of the following Contracts:

              (i)  Contracts of iPCS or any of its Subsidiaries relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business) (such Contracts being referred to herein as the "iPCS Debt Agreements");

             (ii)  Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of iPCS or any of its Subsidiaries;

            (iii)  any letters of credit or similar arrangements relating to iPCS or any of its Subsidiaries;

            (iv)  any Contracts with any employee of iPCS or any of its Subsidiaries and any consulting agreements with another Person;

             (v)  any management, consulting or advisory Contracts or severance plans or arrangements for any present employee or former employee of iPCS or any of its Subsidiaries that are currently in effect;

            (vi)  any non-disclosure Contracts and non-compete Contracts binding present employees of iPCS or any of its Subsidiaries;

           (vii)  any Contract under which iPCS or any of its Subsidiaries is a lessee of or holds or operates any property, real or personal;

          (viii)  any Contract under which iPCS or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

            (ix)  any Contract relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person involving iPCS or any of its Subsidiaries and pursuant to which iPCS or any of its Subsidiaries has any material liability, contingent or otherwise;

             (x)  any Contract, other than Contracts entered into in the ordinary course of iPCS' or any of its Subsidiaries' business consistent with past practice, which prevents iPCS or any of its Subsidiaries from disclosing confidential information;

            (xi)  any Contract which in any way purports to prohibit the Company or any of its Subsidiaries from freely engaging in business anywhere in the world or competing with any other Person;

           (xii)  any sales distribution Contracts, franchise Contracts and advertising Contracts relating to iPCS or any of its Subsidiaries;

          (xiii)  any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by iPCS or any of its Subsidiaries;

          (xiv)  any Contract pursuant to which iPCS or any of its Subsidiaries has agreed to defend, indemnify or hold harmless any other Person;

           (xv)  any Contract pursuant to which iPCS or any of its Subsidiaries has agreed to settle any liability for Taxes;

          (xvi)  any Contract pursuant to which iPCS has agreed to shift or allocate the liability of iPCS, any of its Subsidiaries or any other Person for Taxes;

         (xvii)  any Contract pursuant to which iPCS may be required to file a registration statement under the Securities Act with respect to any securities issued by iPCS;

        (xviii)  any Contract with respect to a joint venture or partnership;

          (xix)  any resale Contract or mobile virtual network operator Contract;

           (xx)  any vendor Contracts;

          (xxi)  any construction Contracts or construction management Contracts;

         (xxii)  any powers of attorney granted by or on behalf of iPCS or any of its Subsidiaries other than in the ordinary course of business; and

        (xxiii)  any other Contract to which iPCS or any of its Subsidiaries is a party or by which iPCS or any of its Subsidiaries is bound and which is material to iPCS and its Subsidiaries taken as a whole.

          (b)   With respect to each iPCS Contract (as defined below), except as set forth in Section 5.12(b) of the iPCS Disclosure Schedule and except as it has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on iPCS: (i) the iPCS Contract is in full force and effect and enforceable in accordance with its terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and is valid and binding on iPCS (or, to the extent a Subsidiary of iPCS is a party, such Subsidiary) and, to the knowledge of iPCS, any other party thereto; (ii) neither iPCS nor any of its Subsidiaries is in breach or default thereof, nor has iPCS or any of its Subsidiaries received notice that it is in breach of or default thereof; (iii) to the knowledge of iPCS, no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by iPCS or any of its Subsidiaries or by any other party thereto; (iv) to the knowledge of iPCS, no event has occurred that would permit termination, modification, or acceleration thereof by any other party thereto; and (v) neither iPCS nor any of its Subsidiaries nor to the knowledge of iPCS, any other party thereto has repudiated such iPCS Contract. Neither iPCS nor any of its Subsidiaries is a party to any verbal Contract which, if reduced to written form, would be required to be listed on Section 5.12(a) of the iPCS Disclosure Schedule under the terms of this Section 5.12.

          (c)   Neither iPCS nor any of its Subsidiaries has been in material breach of or default under, or has received a waiver of any material breach of or default under, any iPCS Debt Agreement.

          (d)   Each Contract of any type or form described in Section 5.12(a), whether or not set forth in Section 5.12(a) of the iPCS Disclosure Schedule, is, together with each iPCS Sprint Agreement, referred to herein as a "iPCS Contract."

        5.13    Distributors and Suppliers.    Except as set forth in Section 5.13 of the iPCS Disclosure Schedule, since September 30, 2004 there has not been any material adverse change in the business relationship of iPCS or any of its Subsidiaries with any distributor who accounted for more than 2% of the Company's sales (on a consolidated basis) during the period from January 1, 2004 to December 31, 2004, or with any supplier from whom iPCS or any of its Subsidiaries purchased more than 2% of the goods or services (on a consolidated basis) which it purchased during the period from September 30, 2004 to the date of this Agreement. Except as set forth in Section 5.13 of the iPCS Disclosure Schedule, neither iPCS nor any of its Subsidiaries has knowledge of any termination or intended termination by any such 2% distributor or supplier of its business relationship with iPCS or any modification or intended modification of its business relationship with iPCS in a manner which is adverse in any material respect to iPCS, and neither iPCS nor any of its Subsidiaries has knowledge of any facts which would reasonably be expected to form an adequate basis for such termination or modification.

        5.14    Insurance.    Each of iPCS and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by iPCS and its Subsidiaries. Neither iPCS nor any of its Subsidiaries has received any notice of cancellation, non-renewal or termination with respect to any material insurance policy of iPCS or its Subsidiaries. The insurance policies of iPCS and of its Subsidiaries are valid and enforceable policies in all material respects.

        5.15    Legal Proceedings.

          (a)   Except as set forth in Section 5.15(a) of the iPCS Disclosure Schedule, neither iPCS nor any of its Subsidiaries is a party to any, and there are no pending or, to iPCS' knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against iPCS or any of its Subsidiaries or, to the knowledge of iPCS, any of iPCS' or its Subsidiaries' current or former directors or officers or any other person whom iPCS or any of its Subsidiaries has agreed to indemnify, in their capacity as a director, officer or other indemnified person, or challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS. To the knowledge of iPCS, no event has occurred, and no state of facts exists, that would reasonably be expected to result in any such action, suit or proceeding.

          (b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon iPCS, any of its Subsidiaries or the assets of iPCS or any of its Subsidiaries, or, to the knowledge of iPCS, any of iPCS' or its Subsidiaries' current or former directors or officers or any other person whom iPCS or any of its Subsidiaries has agreed to indemnify, in their capacity as a director, officer or other indemnified person, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS.

        5.16    Compliance with Applicable Law.

          (a)   Except for the Sprint Licenses, iPCS and each of its Subsidiaries hold, and have at all times held, all licenses, certificates, consents, franchises, permits and authorizations (each, a "iPCS Permit") necessary for the lawful conduct of their respective businesses (as presently conducted) and the lawful ownership, use and operation of their respective assets (as presently owned, operated and used) under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to iPCS or any of its Subsidiaries, and neither iPCS nor any of its Subsidiaries knows of, or has received notice of any violations of any of the above, except where the failure to have any such iPCS Permit, the failure to be in compliance, or such violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on iPCS.

          (b)   iPCS has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC or any other Governmental Entity or of any other proceedings of or before the FCC or any other Governmental Entity relating to iPCS or any of its Subsidiaries or to any authorizations under which iPCS conducts its business, not including the Sprint Licenses. No proceedings are pending or, to the knowledge of iPCS, threatened to revoke or limit any of the iPCS Permits or the Sprint Licenses.

          (c)   Section 5.16(c) of the iPCS Disclosure Schedule sets forth a list of all material iPCS Permits (the "Material iPCS Permits"). iPCS is the exclusive holder of each Material iPCS Permit, free and clear of all Liens other than Permitted Liens and Liens listed on the face of such Material iPCS Permit or generally applicable to similarly situated companies. Each Material iPCS Permit is valid and in full force and effect without condition, except for conditions listed on the face of such Material iPCS Permit or generally applicable to similarly situated companies. To the knowledge of iPCS, no event has occurred which (i) results in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture or substantial fine with respect to, any Material iPCS Permits or the Sprint Licenses, or (ii) affects or would reasonably be expected in the future to affect any of the rights of iPCS or its Subsidiaries under any Material iPCS Permits or any of the rights of Sprint PCS under the Sprint Licenses other than regulatory events generally applicable to personal communications services licensees. No facts are known to iPCS or any of its Subsidiaries which if known by a Governmental Entity of competent jurisdiction would present a substantial risk that any iPCS Permit could be revoked, suspended, adversely modified, not renewed, impaired, restricted, terminated or forfeited, or could result in a substantial fine imposed against iPCS or any of its Subsidiaries, and neither the execution by iPCS of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement is reasonably likely to result in the occurrence of any of the consequences set forth in this Section 5.16(c) assuming that the consents and approvals referred to in Section 5.4 are duly obtained.

        5.17    Benefit Plans.

          (a)   Section 5.17(a) of the iPCS Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA); each deferred compensation plan, incentive compensation plan, equity compensation plan, employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by iPCS or by any trade or business, whether or not incorporated, that together with iPCS as of the date hereof, would be deemed, a "single employer" within the meaning of Section 414 of the Code (a "iPCS ERISA Affiliate"), or with respect to which iPCS or any iPCS ERISA Affiliate may have any liability (collectively, the "iPCS Benefit Plans").

          (b)   iPCS has heretofore made available to the Company true and complete copies of each of iPCS Benefit Plans and all related documents, including to the extent applicable (i) the most recent actuarial report for such iPCS Benefit Plan, (ii) the most recent determination letter issued by the Internal Revenue Service with respect to such iPCS Benefit Plan, (iii) the most recent annual report required to be filed with respect to each iPCS Benefit Plan, and (iv) the most recent summary plan description with respect to each iPCS Benefit Plan.

          (c)   Except as set forth in Section 5.17(c) of iPCS Disclosure Schedule, (i) each of iPCS Benefit Plans has been operated and administered in material compliance with its terms and applicable law, including to the Exchange Act, the Securities Act, ERISA and the Code, (ii) each of iPCS Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code, (1) has received a favorable determination letter from the IRS which covers all amendments thereto for which the remedial amendment period has expired or (2) is or will be the subject of an application for a favorable determination letter within the applicable remedial amendment period which has not expired, and, if a favorable determination or opinion letter has been received, iPCS is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination or opinion letter, (iii) no iPCS Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of iPCS or any iPCS ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of iPCS or iPCS ERISA Affiliates or (z) benefits which are fully insured and for which the full cost is borne by the current or former employee (or his beneficiary), (iv) no iPCS Benefit Plan is subject to Title IV of ERISA, and no liability under Title IV of ERISA has been incurred by iPCS or any iPCS ERISA Affiliate that has not been satisfied in full, and neither iPCS nor a iPCS ERISA Affiliate has any contingent liability under Title IV of ERISA, (v) no iPCS Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by iPCS or any iPCS ERISA Affiliates as of the Effective Time with respect to each iPCS Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vii) neither iPCS nor any iPCS ERISA Affiliate, nor to the knowledge of iPCS, any other person, has engaged in a transaction or has taken or failed to take any action in connection with which iPCS or any iPCS ERISA Affiliate reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code, (viii) there are no pending, or, to the knowledge of iPCS, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of iPCS Benefit Plans or any trusts related thereto, and (ix) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (y) entitle any current or former employee, officer, director or consultant of iPCS or any iPCS ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee, officer, director or consultant. None of the assets of any iPCS Benefit Plan are invested in iPCS Common Stock.

        5.18    Taxes.

          (a)   Each of iPCS and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, (ii) paid in full or made adequate provision in the financial statements of iPCS (in accordance with GAAP) for all Taxes due to be paid or accrued at or prior to the Effective Time, (iii) withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate taxing authority or set aside in accounts for such purpose and (iv) reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under any law. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of iPCS, threatened against or with respect to iPCS or any of its Subsidiaries. Except as set forth in Section 5.18(a) of the iPCS Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either iPCS or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither iPCS nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of iPCS and its Subsidiaries, (A) the federal and state income Tax Returns of iPCS and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities, (B) the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, or (C) the time for assessing and collecting income Tax with respect to such taxable period has not closed, but no audit or review of such taxable period has yet been initiated or threatened, (iv) neither iPCS nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which iPCS was the parent of the group filing such Tax Return, (v) neither iPCS nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than an agreement solely among iPCS and its Subsidiaries), (vi) neither iPCS nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (vii) neither iPCS nor its Subsidiaries has any liability for Taxes of any Person (other than a liability of iPCS for Taxes of any of its Subsidiaries or a liability of any of its Subsidiaries for Taxes of iPCS) under Treasury Regulation Section 1.1502-6 or 1.1502-78(b)(2) (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (viii) neither iPCS nor any of its Subsidiaries has made any payment or may be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G or Section 162(m) of the Code. During the five-year period ending on the date hereof, neither iPCS nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (b)   iPCS has no reason to believe, after consultation with Mayer, Brown, Rowe & Maw LLP, that such counsel would be unable to deliver to the Company the tax opinion required by Section 8.2(c).

        5.19    Sprint Agreement Compliance.

          (a)   Neither iPCS nor any of its Subsidiaries has violated or failed to meet any material deadline or requirement in the iPCS Sprint Agreements, except as has been remedied, waived or modified prior to the date hereof and previously disclosed to the Company in writing, and iPCS has no reason to believe that future material deadlines cannot be met. Each applicable Subsidiary of iPCS has completed the required build-out of its respective territory pursuant to Section 2.1 of the management agreement forming part of the iPCS Sprint Agreements (including those aspects of the build-out not required to be completed until a future date) and each such Subsidiary of iPCS is in compliance with all build-out requirements applicable to it, in each case as set forth in the iPCS Sprint Agreements.

          (b)   Section 5.19(b) of the iPCS Disclosure Schedule sets forth a list of all Contracts between iPCS, its Subsidiaries or any of its Affiliates, on the one hand, and Sprint PCS, on the other hand (collectively, the "iPCS Sprint Agreements"). iPCS has made available to the Company a true and complete copy of each of the iPCS Sprint Agreements listed in Section 5.12(a) and Section 5.19(b) of the iPCS Disclosure Schedule, together with all amendments, waivers or other material changes thereto. There are no unwritten amendments to, or material waivers under, any iPCS Sprint Agreement.

          (c)   The iPCS Sprint Agreements are valid, binding and enforceable against iPCS or its Subsidiaries and Sprint PCS, in accordance with their respective terms, and shall be in full force and effect without penalty in accordance with their terms upon consummation of the Merger and the other transactions contemplated by this Agreement, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. iPCS and its Subsidiaries have performed in all material respects all obligations required to be performed by them and they are not in default under or in breach of, nor in receipt of any claim of default or breach under, any of the iPCS Sprint Agreements, which default or breach would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS. To the knowledge of iPCS, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by iPCS or any of its Subsidiaries, which default, breach or event of noncompliance would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS, or would permit termination or modification by Sprint PCS, under any of the iPCS Sprint Agreements. Other than a breach that may result on account of the Sprint/Nextel Merger, neither iPCS nor any of its Subsidiaries has knowledge of any breach or cancellation or anticipated breach or cancellation by Sprint PCS of any of the iPCS Sprint Agreements. iPCS has provided the Company with copies of all written notices (excluding e-mail messages) received by it from Sprint PCS during the last three months (i) delivered pursuant to the official notice provisions of any of the iPCS Sprint Agreements or (ii) alleging a material breach of any of the iPCS Sprint Agreements.

        5.20    Intellectual Property.    iPCS owns or has the right to use, whether through licensing or otherwise, and to authorize others to use, all Intellectual Property significant to the businesses of iPCS and its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof ("iPCS Material Intellectual Property"). Except as set forth in Section 5.20 of the iPCS Disclosure Schedule: (i) no written claim of invalidity or conflicting ownership rights with respect to any iPCS Material Intellectual Property has been made by a third party and no such Intellectual Property is the subject of any pending or, to iPCS' knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (ii) no Person or entity has given notice to iPCS or any of its Subsidiaries that the use of any iPCS Material Intellectual Property by iPCS, any iPCS Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, copyright or design right, or that iPCS, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iii) to iPCS' knowledge after due inquiry for such purpose, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any iPCS Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or design right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (iv) to iPCS' knowledge, there exists no prior act or current conduct or use by iPCS, any of its Subsidiaries or any third party that would void or invalidate any iPCS Material Intellectual Property; (v) to iPCS' knowledge, no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of iPCS or any of its Subsidiaries; and (vi) the execution, delivery and performance of this Agreement by iPCS and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any iPCS Material Intellectual Property, will not cause the forfeiture or termination of or give rise to a right of forfeiture or termination of any of the iPCS Material Intellectual Property, or trigger additional fees or transfer costs payable by the Company or any of its Subsidiaries with respect to, or impair the right of iPCS to make, use, sell, license or dispose of, or to bring any action for the infringement of, any iPCS Material Intellectual Property. In addition, the matters disclosed on Section 5.20 of the iPCS Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iPCS.

        5.21    Labor Matters.

          (a)   Neither iPCS nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by them. No union representation question exists and, to the knowledge of iPCS and its Subsidiaries, there has been no union organization effort respecting the employees of iPCS and its Subsidiaries. Neither iPCS nor any of its Subsidiaries is delinquent in any material respect in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. No retired employees of iPCS are entitled to (i) receive current or future compensation from iPCS or its Subsidiaries other than pursuant to the terms of any iPCS Benefit Plan or (ii) participate in any iPCS Benefit Plan (except as required by section 4980B of the Code or similar provisions of applicable state law).

          (b)   (i) Each of iPCS and its Subsidiaries is in compliance in all material respects with all federal, state and other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against iPCS or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving iPCS or any of its Subsidiaries; (iv) no grievance that would reasonably be expected to have a Material Adverse Effect upon iPCS or any of its Subsidiaries or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (v) no collective bargaining agreement is currently being negotiated by iPCS or any of its Subsidiaries.

          (c)   Except for employees who are parties to employment agreements with iPCS or any of its Subsidiaries, which agreements are set forth in Section 5.21(c) of the iPCS Disclosure Schedule, and except as otherwise disclosed in Section 5.21(c) of the iPCS Disclosure Schedule, all employees of iPCS and its Subsidiaries are terminable at will, with or without cause, and without cost to iPCS and its Subsidiaries for severance obligations, or any other liability, except for payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by iPCS or its Subsidiaries prior to the hiring of a person not previously employed by iPCS or such Subsidiary.

          (d)   Neither iPCS nor any of its Subsidiaries has taken any action that could constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act, as amended, or could otherwise trigger any notice requirement or liability under any local or state plant closing law.

        5.22    Reorganization.    As of the date of this Agreement, iPCS has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. As of the date of this Agreement, iPCS knows of no reason why it will be unable to deliver to Mayer, Brown, Rowe & Maw LLP and to Akin Gump Strauss Hauer & Feld LLP representation letters with respect to iPCS in form and substance sufficient to enable such counsel to render the opinions required by Sections 8.2(c) and 8.3(c).

        5.23    Broker's Fees.    Except as set forth in Section 5.23 of the iPCS Disclosure Schedule, neither iPCS nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any of the transactions contemplated by this Agreement.

        5.24    Opinion.    Prior to the execution of this Agreement, iPCS has received an opinion from Bear, Stearns & Co. Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio, is fair, from a financial point of view, to iPCS and the stockholders of iPCS Common Stock and such opinion has not been amended or rescinded as of the date of this Agreement.

        5.25    Related Party Transactions.    Except as set forth in Section 5.25 of the iPCS Disclosure Schedule, to the knowledge of iPCS, no stockholder, nor any officer or director of iPCS or any of its Subsidiaries (or any immediate family member thereof) owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, service provider, customer or supplier of iPCS or which conducts a business similar to any business conducted by iPCS. No stockholder, officer or director of iPCS or any of its Subsidiaries (or any immediate family member thereof) (a) owns or holds, directly or indirectly, in whole or in part, any Intellectual Property used by iPCS or any of its Subsidiaries (it being understood and agreed that iPCS is giving the representation in this clause (a) with respect to its stockholders to iPCS' knowledge), (b) to the knowledge of iPCS has any claim, charge, action or cause of action against iPCS or any of its Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the knowledge of iPCS, has made, on behalf of iPCS or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any stockholder, officer or director of iPCS or any of its Subsidiaries (or any immediate family member thereof) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to iPCS or any of its Subsidiaries or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of iPCS or any of its Subsidiaries.

        5.26    iPCS Information.    None of the information supplied or to be supplied in writing by iPCS or its Subsidiaries for inclusion or incorporation by reference in (a) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (b) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholder Meeting and the iPCS Stockholder Meeting, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.27    Required Vote of iPCS.    Except for the affirmative vote of the holders of at least a majority of the issued and outstanding shares of capital stock of iPCS to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, including the amendment to iPCS' Restated Certificate of Incorporation as contemplated herein, no vote of the stockholders of iPCS, or any class thereof, or of the holders of any securities of iPCS (equity or otherwise), is required by law, the Restated Certificate of Incorporation or the By-Laws of iPCS, the iPCS Plan of Reorganization or otherwise in order for iPCS to consummate the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the total number of shares of iPCS Common Stock subject to the AIGGIC Support Agreement and the Silver Point Support Agreement constitutes approximately 52.1% of the voting power of the issued and outstanding iPCS Common Stock.

        5.28    Takeover Statutes.    No Takeover Statute (with the exception of Section 203 of the DGCL) is applicable to the transactions contemplated by this Agreement (including the Merger). The action previously taken by the Board of Directors of iPCS in approving this Agreement and the transactions contemplated hereby (including iPCS entering into the Apollo Support Agreement and the Silver Point Support Agreement) is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL.

        5.29    Indebtedness.    The aggregate principal amount of indebtedness for borrowed money of iPCS and its Subsidiaries outstanding as of the date hereof is approximately $165,000,000. Except as set forth in Section 5.29 of the iPCS Disclosure Schedule, iPCS and its Subsidiaries are not subject to any prepayment penalties with respect to any such indebtedness. Except as set forth in Section 5.29 of the iPCS Disclosure Schedule, neither iPCS nor any of its Subsidiaries has made any "restricted payment" as defined under the applicable iPCS Debt Agreement.

        5.30    Disclosure Controls and Procedures.    The Chief Executive Officer and the Chief Financial Officer of iPCS have each evaluated the effectiveness of iPCS' disclosure controls and procedures (as such term is defined in Rules 13a-14(c) and 15d-14(c) under the Exchange Act) and, based on such evaluation, such officers have concluded that, as of the date hereof, iPCS' disclosure controls and procedures are effective in alerting such officers on a timely basis to material information relating to iPCS (including iPCS' consolidated Subsidiaries) required to be included in reports to be filed or submitted by iPCS under the Exchange Act.

        5.31    Reports.    iPCS has previously made available to the Company a true, correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since July 20, 2004 by iPCS with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "iPCS Reports"), (b) written communication between iPCS and the SEC since July 20, 2004, and (c) communication mailed by iPCS to its stockholders since July 20, 2004, and no such registration statement, prospectus, report, schedule, proxy statement or communication as of its date of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Other than as set forth in Section 5.31 of the iPCS Disclosure Schedule, iPCS has timely filed all iPCS Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all iPCS Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, including rules and regulations relating to the filing of exhibits thereto. No executive officer of iPCS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against iPCS by the SEC relating to disclosures contained in any iPCS Report.

        5.32    License Qualifications.    To the knowledge of iPCS, there are no facts specific to iPCS or its stockholders that would make iPCS ineligible to (a) acquire and hold personal communications service licenses generally, (b) acquire and hold the Company License and (c) obtain the authorization and approval from the FCC necessary for iPCS to acquire the Company License.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

        6.1    Covenants of the Company.    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of iPCS, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with the past practice of the Company after the Company emerged from bankruptcy and in compliance with applicable law (including all applicable Environmental Laws). The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself the existing business relationships and the goodwill of the customers and distributors of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by iPCS, prior to the

Effective Time or the date this Agreement terminates, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a)   other than dividends from one Subsidiary to another Subsidiary or to the Company, declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

          (b)   (i) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries, except, in the case of this clause (ii), for the surrender of shares of Company Common Stock upon the exercise of options or the delivery of shares as permitted by the Company Option Plan; or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of this clause (iii), for (A) the issuance of Company Common Stock upon the exercise of options, warrants or other rights to purchase Company Common Stock outstanding and in existence on the date of this Agreement in accordance with their terms, (B) the issuance of Company Common Stock (from the reserve therefor) to unsecured creditors of the Company upon satisfaction of Company Bankruptcy Claims under the Company Plan of Reorganization as permitted by this Agreement and (C) the issuance up to an aggregate of 20,000 shares of Company Common Stock (or options to purchase such shares) in the ordinary course of the Company's business consistent with past practice solely to employees of the Company hired after the date hereof (each such issuance, a "Permitted Company Issuance");

          (c)   amend its Second Amended and Restated Certificate of Incorporation, By-laws or other similar governing documents, other than immaterial amendments relating to corporate procedure and which do not adversely affect the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder;

          (d)   acquire or agree to acquire or be acquired, by merging or consolidating with, or by purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (e)   take any action that is intended to result in any conditions to the Merger set forth in Article VIII not being satisfied;

          (f)    change its methods of accounting in effect at December 31, 2004, except as required to comply with changes in GAAP as concurred with by the Company's independent auditors;

          (g)   (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, enter into, amend, renew or terminate any employee benefit plan (including any Company Benefit Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees, (ii) except for normal increases to employees other than directors and officers of the Company that are made in the ordinary course of business consistent with past practice and except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (iii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, except for loans to participants in the Company's 401(k) plan pursuant to the terms of such plan; provided, however, that, notwithstanding the foregoing clause (i), the Company shall be permitted to (A) extend the "Severance Pay" component of the Company's Key Employee Retention Plan (the "KERP Severance Component") until 12/31/05, (B) extend the effective date of the Company's Standard Severance Plan (the "Severance Plan") until 12/31/05 and (C) enter into retention agreements with certain members of the Company's accounting department (the "Accounting Retention Agreements") pursuant to the terms of Section 6.1(g) of the Company Disclosure Schedule;

          (h)   take or cause to be taken any action that could reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code;

          (i)    other than (i) dispositions required to be made pursuant to an agreement or contract to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and which has been disclosed to iPCS and (ii) dispositions of inventory and excess or obsolete assets or other dispositions in the ordinary course of business consistent with past practice of the Company (including the sale and leaseback of towers owned by the Company as of the date hereof) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements involving consideration in excess of $500,000 in the aggregate;

          (j)    create, incur, assume, or suffer to exist any indebtedness or issuances of debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (i) in the ordinary course of business in an aggregate amount not to exceed $2,000,000 and (ii) borrowings in connection with intercompany loans solely between and among the Company and its wholly-owned Subsidiaries;

          (k)   enter into, renew, amend or waive in any material manner or terminate or give notice of a proposed renewal, material amendment, waiver or termination of, any Company Contract, agreement or lease to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than in the ordinary course of business (it being understood and agreed that this Section 6.1(k) shall not preclude the Company from entering into leases for retail stores in the ordinary course of business consistent with past practices);

          (l)    take or cause to be taken any action that could reasonably be expected to delay the consummation of the transactions contemplated hereby, including the consummation of the Merger and the filing and effectiveness of the S-4 Registration Statement;

          (m)  make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any new accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes (except as may be provided in Section 6.2(q)(ii)) or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

          (n)   enter into or amend in any material manner any Contract with any officer, director, employee, consultant or stockholder of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing;

          (o)   (i) acquire additional territory or related assets from Sprint PCS, (ii) enter into any material Contract with Sprint PCS, (iii) amend or modify in any material manner any provision of any Company Sprint Agreement or (iv) acquire, or participate in any auction or process related to the acquisition of, personal communications service licenses or other wireless spectrum or licenses, in each case notwithstanding anything to the contrary set forth in this Agreement or the Company Disclosure Schedule; provided, that nothing in this Article VI shall prevent the Company from entering into an amendment to any Company Sprint Agreement pursuant to a "most favored nation" provision contained in any Company Sprint Agreement, consistent with an amendment previously entered into by Sprint PCS with another affiliate;

          (p)   grant any Lien on, or authorize or propose the encumbrance or grant of any Lien on, any shares of its capital stock or capital stock of any of its Subsidiaries, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing);

          (q)   pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any contract in effect on the date hereof and (ii) the satisfaction of Company Bankruptcy Claims (A) for cash in an aggregate amount not in excess of $4,000,000 and (B) with shares of Company Common Stock pursuant to the reserve therefor in accordance with the Company Plan of Reorganization;

          (r)   make any loans, advances or capital contributions to, or investments in any other Person, other than by the Company or a Subsidiary of the Company to or in the Company or any direct or indirect wholly owned Subsidiary of the Company;

          (s)   enter into any new line of business;

          (t)    make any capital expenditures other than those which are made in the ordinary course of business (in an aggregate amount not to exceed $12,000,000 or are necessary to maintain existing assets in good repair;

          (u)   voluntarily permit any material insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business;

          (v)   assign, transfer or yield control of the Company License; or

          (w)  agree to do any of the foregoing.

        6.2    Covenants of iPCS.    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, iPCS and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with the past practice of iPCS after iPCS emerged from bankruptcy and in compliance with applicable law (including all applicable Environmental Laws). iPCS will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself the present services of the employees of iPCS and its Subsidiaries and (z) preserve for itself the existing business relationships and the goodwill of the customers and distributors of iPCS and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 6.2 of the iPCS Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, prior to the Effective Time or the date this Agreement terminates, iPCS shall not, and shall not permit any of its Subsidiaries to:

          (a)   other than dividends from one Subsidiary to another Subsidiary or to iPCS, declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

          (b)   (i) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of iPCS or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of iPCS or any of its Subsidiaries, except, in the case of this clause (ii), for the surrender of shares of iPCS Common Stock upon the exercise of options or the delivery of shares as permitted by the iPCS 2004 Long-Term Incentive Plan; or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except in the case of this clause (iii), for (A) the issuance of iPCS Common Stock upon the exercise of options, warrants or other rights to purchase iPCS Common Stock outstanding and in existence on the date of this Agreement in accordance with their terms, (B) the issuance of iPCS Common Stock (from the reserve therefor) to general unsecured creditors of iPCS upon satisfaction of iPCS Bankruptcy Claims as permitted by this Agreement and (C) the issuance of up to an aggregate of 20,000 shares of iPCS Common Stock (or options to purchase such shares) in the ordinary course of iPCS' business consistent with past practice solely to employees of iPCS hired after the date hereof (each such issuance, a "Permitted iPCS Issuance");

          (c)   amend its Restated Certificate of Incorporation, By-Laws or other similar governing documents, other than immaterial amendments relating to corporate procedure and which do not adversely affect the ability of iPCS to consummate the transactions contemplated hereby or to perform its obligations hereunder;

          (d)   acquire or agree to acquire or be acquired, by merging or consolidating with, or by purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (e)   take any action that is intended to result in any conditions to the Merger set forth in Article VIII not being satisfied;

          (f)    change its methods of accounting in effect at September 30, 2004, except as required to comply with changes in GAAP as concurred with by iPCS' independent auditors;

          (g)   (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, enter into, amend, renew or terminate any employee benefit plan (including any iPCS Benefit Plan) or any agreement, arrangement, plan or policy between iPCS or any Subsidiary of iPCS and one or more of its current or former directors, officers or employees, (ii) except for normal increases to employees other than directors and officers of iPCS that are made in the ordinary course of business consistent with past practice and except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any iPCS Benefit Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (iii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, except for loans to participants in iPCS' 401(k) plan pursuant to the terms of such plan;

          (h)   take or cause to be taken any action that could reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code;

          (i)    other than (i) dispositions required to be made pursuant to an agreement or contract to which iPCS or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and which has been disclosed to the Company and (ii) dispositions of inventory and excess or obsolete assets or other dispositions in the ordinary course of business consistent with past practice of iPCS (including the sale and leaseback of towers owned by iPCS as of the date hereof) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements involving consideration in excess of $500,000 in the aggregate;

          (j)    create, incur, assume, or suffer to exist any indebtedness or issuances of debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (i) in the ordinary course of business in an aggregate amount not to exceed $2,000,000 and (ii) borrowings in connection with intercompany loans solely between and among iPCS and its wholly-owned Subsidiaries;

          (k)   enter into, renew, amend or waive in any material manner or terminate or give notice of a proposed renewal, material amendment, waiver or termination of, any iPCS Contract, agreement or lease to which iPCS or any of its Subsidiaries is a party or by which iPCS or any of its Subsidiaries or their respective properties is bound, other than in the ordinary course of business (it being understood and agreed that this Section 6.2(k) shall not preclude iPCS from entering into leases for retail stores in the ordinary course of business consistent with past practices);

          (l)    take or cause to be taken any action that could reasonably be expected to delay the consummation of the transactions contemplated hereby, including without limitation, the consummation of the Merger and the filing and effectiveness of the S-4 Registration Statement;

          (m)  make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any new accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes (except as may be provided in Section 6.1(q)(ii)) or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

          (n)   enter into or amend in any material manner any Contract with any officer, director, employee, consultant or stockholder of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing;

          (o)   (i) acquire additional territory or related assets from Sprint PCS, (ii) enter into any material Contract with Sprint PCS, (iii) amend or modify in any material manner any provision of any iPCS Sprint Agreement or (iv) acquire, or participate in any auction or process related to the acquisition of, personal communications service licenses or other wireless spectrum or licenses, in each case notwithstanding anything to the contrary set forth in this Agreement or the iPCS Disclosure Schedule; provided, that nothing in this Article VI shall prevent iPCS from entering into an amendment to any iPCS Sprint Agreement pursuant to a "most favored nation" provision contained in any iPCS Sprint Agreement, consistent with an amendment previously entered into by Sprint PCS with another affiliate;

          (p)   grant any Lien on, or authorize or propose the encumbrance or grant of any Lien on, any shares of its capital stock or capital stock of any of its Subsidiaries, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing);

          (q)   pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any contract in effect on the date hereof and (ii) the satisfaction of iPCS Bankruptcy Claims (A) for cash in an aggregate amount not in excess of $4,000,000 and (B) with shares of iPCS Common Stock pursuant to the reserve therefor in accordance with the iPCS Plan of Reorganization;

          (r)   make any loans, advances or capital contributions to, or investments in any other Person, other than by iPCS or a Subsidiary of iPCS to or in iPCS or any direct or indirect wholly owned Subsidiary of iPCS;

          (s)   enter into any new line of business;

          (t)    make any capital expenditures other than those which are made in the ordinary course of business (in an aggregate amount not to exceed $12,000,000) or are necessary to maintain existing assets in good repair;

          (u)   voluntarily permit any material insurance policy naming iPCS or any Subsidiary of iPCS as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business;

          (v)   take any action that might have a material adverse effect on iPCS' ability to take control of the Company License following the issuance of the consents and approvals specified in Section 4.4; or

          (w)  agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

        7.1    Regulatory Matters.

          (a)   The parties hereto shall cooperate with each other and use all reasonable best efforts to promptly prepare and file following the date of this Agreement all necessary documentation (including assisting each party's stockholders with filing notifications required to be filed by any such stockholder under the HSR Act in connection with the Merger), to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including filing the notification provided for under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) in connection with the Merger, and taking all necessary action to provide all information requested by a Governmental Entity and to cause the expiration of the notice periods under the HSR Act with respect to the Merger as promptly as reasonably practicable after the date of this Agreement; provided, however, that nothing in this Section 7.1(a) shall require iPCS or the Company to agree to the imposition of material conditions or any requirement of divestiture of a material asset as a result of antitrust or other regulatory concerns. The Company and iPCS shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or iPCS, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Pre-Merger Notification and Report Form filed under the HSR Act or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal iPCS' or the Company's negotiating objectives or strategies or purchase price expectations or as otherwise may be prohibited by law or contractual obligation or would contravene existing attorney-client privilege. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the notifications, applications or transactions contemplated herein. In the event that either party shall fail to obtain any third party consent described above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon iPCS and its Subsidiaries and their respective businesses after the Effective Time which results or could reasonably be expected to result from, the failure to obtain such consent.

          (b)   Promptly after the date hereof, the Company and iPCS shall prepare and file with the FCC an application requesting its approval of the change of control of the Company License to iPCS (the "Approval Application"). The Company and iPCS thereafter shall diligently take or cooperate in the taking of all steps that are necessary or appropriate to prosecute the Approval Application and to obtain the grant of the Approval Application as expeditiously as reasonably practicable. The parties agree to consult with one another as to the approach to be taken with the FCC with respect to obtaining any necessary consent or authority to the transactions contemplated hereby, and each of the parties shall keep the other party reasonably informed as to the status of any such communications with the FCC.

          (c)   Each of iPCS and the Company shall, upon request, furnish the other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of iPCS, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement except as may be prohibited by Section 7.1(a), law or contractual obligation or would contravene existing attorney-client privilege.

          (d)   If at any time prior to the Effective Time any information relating to iPCS or the Company, or any of their respective Affiliates, officers or directors is discovered by iPCS or the Company which should be set forth in an amendment or supplement to any statement, filing, notice or application made by or on behalf of iPCS, the Company or any of their Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be filed as soon as practicable with such Governmental Entity.

          (e)   Each of iPCS and the Company shall promptly furnish each other with true and correct copies of written communications received by iPCS or the Company, as the case may be, or any of their respective Subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby, except for documents filed pursuant to Item 4(c) of the Pre-Merger Notification and Report Form filed under the HSR Act or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal iPCS' or the Company's negotiating objectives or strategies or purchase price expectations or as otherwise may be prohibited by law or contractual obligation or would contravene existing attorney-client privilege.

        7.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of iPCS, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to iPCS all information concerning its business, properties and personnel as iPCS may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, iPCS shall, and shall cause their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding iPCS and its Subsidiaries as shall be reasonably necessary for the Company to confirm that the representations and warranties of iPCS contained herein are true and correct and that the covenants of iPCS contained herein have been performed in all material respects. Neither iPCS nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of iPCS' customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (c)   All information furnished by either party to the other party or its representatives pursuant hereto shall be subject to that certain letter agreement, dated October 28, 2004, by and between the Company and iPCS (the "Letter Agreement").

          (d)   Each of iPCS and the Company agrees to provide the other with copies of any and all material correspondence between such party and Sprint PCS during the period prior to the Effective Time, except as may be prohibited by law or contractual obligation or would contravene existing attorney-client privilege.

          (e)   No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

        7.3    No Solicitation.

          (a)   From the date of this Agreement through the Effective Time, the Company will not, and will cause each of its Subsidiaries and each officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of the Company or its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving the Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as a "Company Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.

          (b)   From the date of this Agreement through the Effective Time, iPCS will not, and will cause each of its Subsidiaries and each officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of iPCS or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving iPCS or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as a "iPCS Acquisition Proposal" and, together with a Company Acquisition Proposal, an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.

          (c)   As used in this Agreement, "Alternative Transaction" means, with respect to the Company or iPCS, as the case may be (for this purpose, the "Target Party"), any of (i) a transaction pursuant to which any third Person (or group of Persons) other than the other party to this Agreement (the "Non-Target Party") or its Affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock of the Target Party or of the outstanding voting power of the Target Party, whether from the Target Party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving the Target Party (other than the Merger) or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of the Target Party or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (iii) any transaction pursuant to which any third Person (or group of Persons) other than the Non-Target Party or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Target Party and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Target Party) of the Target Party or any of its Subsidiaries representing more than 20% of the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction.

          (d)   The Target Party will notify the Non-Target Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any communication of an intent or desire to make an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal that had previously been made, or any request for non-public information relating to the Target Party or any of its Subsidiaries or for access to the properties, books or records of the Target Party or any of its Subsidiaries by any Person that informs the Board of Directors of the Target Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice to the Non-Target Party will be made orally and in writing and will indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the properties, books or records of the Target Party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Target Party will keep the Non-Target Party fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

          (e)   Notwithstanding anything to the contrary in this Section 7.3, at any time prior to obtaining the Company Stockholder Approval or the iPCS Stockholder Approval, as applicable, the Target Party may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, a Person who has made an unsolicited bona fide written proposal or offer regarding an Acquisition Proposal which did not result from a breach of Section 7.3(a) or 7.3(b), as applicable, if the Target Party's Board of Directors (the "Target Board") has (i) determined in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (ii) provided prior or contemporaneous notice to the Non-Target Party of its intent to furnish information to or enter into discussions with such Person, and (iii) obtained from such Person an executed confidentiality agreement containing terms with respect to confidentiality that are determined by the Target Party to be substantially similar to and not less favorable to the Target Party in the aggregate than those contained in the Letter Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Target Party from satisfying its obligations under this Agreement). The Target Party will provide the Non-Target Party with all information regarding the Target Party with which the Non-Target Party has not previously been provided that is provided to any Person making any such Acquisition Proposal.

          (f)    As used in this Agreement, "Superior Proposal" means a bona fide written proposal or offer made by a third Person (or group of Persons) to consummate any of the following transactions: (i) a merger, share exchange, consolidation, business combination or other similar transaction involving the Target Party pursuant to which the stockholders of the Target Party immediately preceding such transaction would hold less than 50% of the outstanding shares of common stock of, and less than 50% of the outstanding voting power of, the Target Party or the parent entity resulting from any such transaction immediately upon consummation thereof, (ii) the acquisition by any third Person or group of Persons (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Target Party), directly or indirectly, of ownership of more than 50% of the outstanding shares of common stock of, and more than 50% of the outstanding voting power of, the Target Party, or (iii) the acquisition by any third Person (or group of Persons) of more than 50% of the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case that the Target Board determines in good faith (after consultation with its outside legal counsel and its financial advisor or advisors) to be more favorable from a financial point of view to the Target Party stockholders than the Merger, taking into account all relevant factors.

          (g)   Except as permitted by this Section 7.3(g), neither the Target Board nor any committee thereof will (A) withdraw or modify in a manner adverse to the Non-Target Party the recommendation by the Target Board, or any such committee, of this Agreement and the Merger, (B) recommend the approval or adoption of any Acquisition Proposal, or (C) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 7.3(g) being referred to herein as an "Adverse Recommendation Change") or approve, adopt or recommend, or cause or permit the Target Party to enter into, any letter of intent, agreement or obligation with respect to, any Alternative Transaction (other than a confidentiality agreement as referred to in Section 7.3(e)). Notwithstanding anything to the contrary in this Section 7.3, at any time prior to obtaining the Company Stockholder Approval or the iPCS Stockholder Approval, as applicable, if the Target Board, in the exercise of its fiduciary duties, determines in good faith, after consultation with outside legal counsel and financial advisor or advisors, that to do otherwise would be inconsistent with its fiduciary duties under applicable law, then (i) the Target Board may make an Adverse Recommendation Change and (ii) the Target Board may terminate this Agreement pursuant to Section 9.1(h) or Section 9.1(i), as applicable; provided, however, that in the case of clause (ii), the Target Board may only terminate this Agreement pursuant to such applicable section if (A) the Target Party has provided written notice to the Non-Target Party (a "Notice of Superior Proposal") advising the Non-Target Party that the Target Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and indicating that the Target Board intends to consider whether to terminate this Agreement pursuant to such applicable section and (B) the Non-Target Party has not, within three Business Days of the Non-Target Party's receipt of the Notice of Superior Proposal, made an offer that the Target Board determines in good faith (after consultation with its outside legal counsel and its financial advisor or advisors) at a meeting of the Target Board held for such purpose to be at least as favorable from a financial point of view to the Target Party's stockholders as such Superior Proposal.

          (h)   Nothing contained in this Section 7.3 will prohibit the Target Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effects that any action taken pursuant to such rules has under any other provision of this Agreement. Notwithstanding any other provision hereof, no disclosure that the Board of Directors of the Company or the Board of Directors of iPCS may determine (after consultation with counsel) that it or the Company or iPCS, as applicable, is required to make under applicable law will constitute a violation of this Agreement.

          (i)    Each of the Company and iPCS and their respective Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other party) conducted heretofore with respect to any Alternative Transaction, and will use reasonable best efforts to cause all Persons, other than the other party hereto, who have been furnished confidential information regarding such party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information.

          (j)    It is understood that any violation of the restrictions set forth in this Section 7.3 by any officer, director, employee, agent or representative (including financial or legal advisor or other retained representative) of either party or any of its Subsidiaries, at the direction or with the consent of such party or any of its Subsidiaries, will be deemed to be a breach of this Section 7.3 by such party.

        7.4    Stockholder Approvals.

          (a)   Subject to Section 9.1, the Company shall duly call, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") as soon as reasonably practicable after the S-4 Registration Statement becomes effective for purposes of obtaining the Company Stockholder Approval (it being understood and agreed that, notwithstanding an Adverse Recommendation Change by the Company, the Company shall submit to the stockholders of the Company for approval the matters contemplated by the Company Stockholder Approval unless this Agreement shall have terminated in accordance with its terms). Subject to Section 7.3 and Section 9.1, the Company shall use its reasonable best efforts to obtain from its stockholders the Company Stockholder Approval.

          (b)   Subject to Section 9.1, iPCS shall duly call, convene and hold a meeting of its stockholders (the "iPCS Stockholder Meeting") as soon as reasonably practicable after the S-4 Registration Statement becomes effective for purposes of obtaining the iPCS Stockholder Approval (it being understood and agreed that, notwithstanding an Adverse Recommendation Change by iPCS, iPCS shall submit to the stockholders of iPCS for approval the matters contemplated by the iPCS Stockholder Approval unless this Agreement shall have terminated in accordance with its terms). Subject to Section 7.3 and Section 9.1, iPCS shall use its reasonable best efforts to obtain from its stockholders the iPCS Stockholder Approval.

          (c)   Subject to Section 9.1, the Company and iPCS shall use their respective reasonable best efforts to cause the Company Stockholder Meeting and the iPCS Stockholder Meeting to occur on the same day.

        7.5    Legal Conditions to Merger; Consents.    Prior to the Effective Time, each of iPCS and the Company shall, and shall cause its Subsidiaries to, use all reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the Merger and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by iPCS or the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that nothing in this Section 7.5 shall require iPCS or the Company to agree to the requirement of any divestiture of a material asset in exchange for such consent.

        7.6    Affiliates.    Prior to the Closing, if requested by iPCS, the Company shall use its reasonable best efforts to cause each director, executive officer and other Person who may be deemed an "affiliate" (for purposes of Rule 145 under the Securities Act) of iPCS following consummation of the Merger to deliver to iPCS a written agreement, in the form of Exhibit D hereto, with respect to such Person's shares of iPCS Common Stock to be acquired in connection with the Merger.

        7.7    Employee Benefit Plans; Options.

          (a)   As of the Effective Time, all employees of the Company (the "Company Employees") shall become employees of iPCS. Company Employees shall, for a period of at least one year thereafter, continue to participate in the Company Benefit Plans on the same terms and conditions as applied immediately prior to the Effective Time; provided, however, that following the Effective Time, (i) iPCS shall not be required to continue the employment of any Company Employee and (ii) iPCS may take action (A) to modify or amend any Company Benefit Plan (subject to the terms and conditions thereof) (provided that any such modification or amendment would not result in a Company Employee having, in the aggregate, less favorable benefits under such Company Benefit Plan than similarly-situated employees of iPCS under a corresponding iPCS arrangement) or (B) to provide the Company Employees with benefits under plans, policies, programs and arrangements in which similarly-situated employees of iPCS and its Subsidiaries participate from time to time (the "iPCS Plans"); provided further that iPCS and the Surviving Corporation shall not modify or amend the provisions of the KERP Severance Component, the Severance Plan or the Accounting Retention Agreements in any manner adverse to the beneficiaries thereunder without the written consent of the beneficiaries so affected.

          (b)   With respect to each iPCS Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company and its Affiliates (or any predecessor entity), to the same extent that such service was credited for purposes of any Company Benefit Plan immediately prior to the Effective Time shall be treated as service with iPCS; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the iPCS Plan.

          (c)   From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms hereof, neither the Company nor any committee authorized to act on behalf of the Company shall take any action to change the vesting of, or otherwise modify, the terms of any Company Options outstanding after the date hereof. From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms hereof, neither iPCS nor any committee authorized to act on behalf of iPCS shall take any action to change the vesting of, or otherwise modify, the terms of any options to purchase shares of iPCS Common Stock outstanding as of the date hereof.

        7.8    Additional Agreements.    Prior to the Effective Time, each of iPCS and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by iPCS.

        7.9    Advice of Changes.    Prior to the Effective Time, each of iPCS and the Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would reasonably be expected to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Closing Date (but in no event in intervals of less than 14 days) and on the date prior to the Closing Date, each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 8.2(a) or 8.3(a) hereof, as the case may be, or the compliance by the Company or iPCS, as the case may be, with the respective covenants and agreements of such parties contained herein.

        7.10    Current Information.    During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other party to report the general status of the ongoing operations of such party and its Subsidiaries, including as it relates to any matters or potential developments that would likely be material to such party. Prior to the Effective Time, each of the Company and iPCS will promptly notify the other of any material change in the normal course of its business or in the operation of its properties (other than changes in the law generally applicable to personal communications service licensees) and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving it, its Subsidiaries, and will keep the other fully informed of such events.

        7.11    Additional Reports and Information.

          (a)   The Company shall deliver to iPCS (i) within 30 days of the end of each calendar month, detailed monthly financial statements and key performance indicators for the Company and its Subsidiaries, in each case prepared in a manner consistent with past practices, (ii) promptly upon receipt thereof, any financial reports received by the Company from Sprint PCS and (iii) promptly upon receipt of a request therefor, such other information with respect to the Company and its Subsidiaries as may be reasonably requested by iPCS.

          (b)   iPCS shall deliver to the Company (i) within 30 days of the end of each calendar month, detailed monthly financial statements and key performance indicators for iPCS and its Subsidiaries, in each case prepared in a manner consistent with past practices, (ii) promptly upon receipt thereof, any financial reports received by iPCS from Sprint PCS and (iii) promptly upon receipt of a request therefor, such other information with respect to iPCS and its Subsidiaries as may be reasonably requested by the Company.

        7.12    Directors and Officers.

          (a)   iPCS shall cause the following three directors of iPCS to resign from the Board of Directors of iPCS, effective as of the Effective Time: Donald L. Bell, Eugene I. Davis and Eric F. Ensor. Effective as of the Effective Time, the Board of Directors of iPCS shall cause Robert Katz, Jeffrey W. Jones and Timothy G. Biltz (the "Horizon Directors") to be appointed to the Board of Directors of iPCS such that, immediately after the Effective Time, the Board of Directors of iPCS shall consist of (i) the Horizon Directors, (ii) Kevin M. Roe, Timothy C. Babich and Ryan Langdon (the "iPCS Directors") and (iii) Timothy M. Yager (the "Executive Director"). The Company shall provide iPCS the information concerning each Horizon Director that would be required to be included in a proxy statement under Regulation 14A of the Exchange Act. If for any reason any such person shall, prior to the Effective Time, be unable or unwilling to serve as a director on or after the Effective Time, a substitute specified by the Company and reasonably acceptable to iPCS (in the case of the Horizon Directors) and by iPCS and reasonably acceptable to the Company (in the case of the iPCS Directors or the Executive Director) shall be named (such substitutes to be considered a Horizon Director, a iPCS Director, or the Executive Director, as the case may be, for purposes of this Agreement).

          (b)   If the 2005 annual meeting of stockholders of iPCS is held after the Closing, at such meeting iPCS shall nominate for re-election to its Board of Directors the Horizon Directors, the iPCS Directors and the Executive Director (or any of such Directors' replacements as provided by this Section 7.12).

          (c)   If any Horizon Director ceases to serve on the Board of Directors of iPCS for any reason at any time prior to 2006 annual meeting of stockholders of iPCS, which, except as may be otherwise required by the rules of any applicable securities exchange, the SEC or applicable law (provided that in such event, the meeting will be held on the latest Business Day permitted by any applicable securities exchange, the SEC or applicable law), shall be held no earlier than May 1, 2006 (the "First Post-Closing Annual Meeting"), the remaining Horizon Directors shall promptly designate a person to replace such Horizon Director and the Board of Directors of iPCS shall appoint such designated person to the Board of Directors of iPCS. If any iPCS Director ceases to serve on the Board of Directors of iPCS for any reason at any time prior to the First Post-Closing Annual Meeting, the remaining iPCS Directors shall promptly designate a person to replace such iPCS Director and the Board of Directors of iPCS shall appoint such designated person to the Board of Directors of iPCS. If the Executive Director ceases to serve on the Board of Directors of iPCS for any reason at any time prior to the First Post-Closing Annual Meeting the iPCS Directors shall promptly designate a person to replace such Executive Director and the Board of Directors of iPCS shall appoint such designated person to the Board of Directors of iPCS.

          (d)   Subject to the following sentence, from the Effective Time until at least the First Post-Closing Annual Meeting (i) Robert Katz ("RK") shall serve as the Chairman of the Board of iPCS (if such individual is willing and able to serve in such capacity during such time) and (ii) Timothy M. Yager ("TY") shall serve as the Chief Executive Officer of iPCS (if such individual is willing and able to serve in such capacity during such time). Notwithstanding the previous sentence, if, prior to the First Post-Closing Annual Meeting, both a majority of the Horizon Directors and a majority of the iPCS Directors determine, in such directors' independent business judgment, that it would be inconsistent with such directors' fiduciary duties to the stockholders of iPCS for either RK or TY to continue in the offices referred to in the previous sentence, then such individual may be removed from such offices. If, prior to the First Post-Closing Annual Meeting, RK ceases to serve as the Chairman of the Board of iPCS for any reason, the Board of Directors of iPCS shall appoint a replacement in accordance with the By-Laws of iPCS. If, prior to the First Post-Closing Annual Meeting, TY ceases to serve as the Chief Executive Officer of iPCS for any reason, the Board of Directors of iPCS shall appoint a replacement in accordance with the By-Laws of iPCS.

          (e)   At the Effective Time, the committees of the Board of Directors of iPCS shall be comprised as set forth on Schedule 7.12 hereto (it being understood and agreed that if prior to the Effective Time any individual set forth on Schedule 7.12 shall be unable or unwilling to serve as a director on or after the Effective Time, the Company and iPCS shall agree on a modified version of Schedule 7.12 which shall incorporate the replacement of such individual as determined in accordance with the last sentence of Section 7.12(a) hereto).

          (f)    Effective as of the Effective Time, the By-Laws and, if so approved by the shareholders of iPCS at the iPCS Stockholder Meeting, the Restated Certificate of Incorporation of iPCS shall each be amended in the manner attached hereto as Exhibit E-1 and Exhibit E-2, respectively.

          (g)   Immediately prior to the Effective Time, each iPCS Director and the Executive Director shall be added in seriatim fashion to the Board of Directors of the Company.

        7.13    Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expense. The filing fees for all notifications required to be filed in connection with the Merger under the HSR Act shall be shared equally by iPCS and the Company. Nothing contained in this Section 7.13 shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

        7.14    Indemnification.

          (a)   From and after the Effective Time, iPCS shall indemnify and hold harmless each present and former director and officer of the Company or its present or past subsidiaries (the "Indemnified Parties") against any costs or expenses (including advances of attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. In the event of any such threatened or actual claim, action, suit, proceeding or investigation, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with iPCS; provided, however, that (i) iPCS shall have the right to assume the defense thereof by counsel reasonably satisfactory to the Indemnified Parties and upon such assumption iPCS shall not be liable to any Indemnified Party for any legal expenses of other counsel subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if iPCS elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between iPCS and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with iPCS, and iPCS shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) iPCS shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (iii) iPCS shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly iPCS thereof, provided that the failure to so notify shall not affect the obligations of iPCS under this Section 7.14 except to the extent such failure to notify materially prejudices iPCS. iPCS shall take no action which would conflict with the performance by iPCS of its duties under this Section 7.14.

          (b)   The provisions of this Section 7.14 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          (c)   iPCS shall comply with the notice requirements of Section 21 of the Executive Liability and Entity Securities Liability Coverage section of the Company's Director and Officer Insurance Policy and shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (the "Coverage Period") by the directors' and officers' liability insurance policy currently maintained by the Company with respect to acts and omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, that only in the event that such existing policy is not available iPCS may substitute for such policy, policies of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms and conditions which are not less advantageous to such directors and officers of the Company than the terms and conditions of such policy; provided further, that iPCS shall not be required as to any such policy to pay premiums in excess of an amount equal to (i) 300% of the amount currently expended annually by the Company to obtain such insurance and (ii) the amount of any unearned premium under the policy currently maintained by the Company, and if such insurance cannot be obtained for such premium iPCS shall obtain for such persons the maximum coverage that may be obtained for such premiums.

          (d)   In the event iPCS or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of iPCS assume the obligations set forth in this Section 7.14.

        7.15    Takeover Statute.    If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and its Board of Directors, on the one hand, and iPCS and its Board of Directors, on the other hand, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

        7.16    Plan of Reorganization.    This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

        7.17    Transfer of Company Records.    Prior to the Closing, the Company shall cooperate with and assist iPCS in transferring after the Effective Time or causing to be transferred to iPCS after the Effective Time any files, books, records or other documents relating to the business of the Company or any of its Subsidiaries that are the property of the Company or any of its Subsidiaries, that are located on premises which will not be occupied by the Company or any of its Subsidiaries after the Closing and that are not otherwise in the possession of the Company or any of its Subsidiaries.

        7.18    Registration Statement; Blue Sky Compliance.

          (a)   Each of the Company and iPCS shall cooperate and as promptly as practicable prepare, and iPCS shall file with the SEC as soon as practicable, the S-4 Registration Statement with respect to the iPCS Common Stock issuable in the Merger. The prospectus contained in the S-4 Registration Statement shall also serve as the joint proxy statement with respect to the Company Stockholder Meeting and the iPCS Stockholder Meeting (the "Prospectus/Proxy Statement"). The respective parties will cause the S-4 Registration Statement and the Prospectus/Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. iPCS shall use its reasonable best efforts, and the Company will cooperate with iPCS, to have the S-4 Registration Statement declared effective by the SEC as promptly as practicable and to keep the S-4 Registration Statement effective as long as necessary to consummate the Merger and the transactions contemplated thereby. iPCS shall use its reasonable best efforts to obtain, prior to the effective date of the S-4 Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. iPCS will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the iPCS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Prospectus/Proxy Statement or the S-4 Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (b)   Each of the Company and iPCS will use its reasonable best efforts to cause the Prospectus/Proxy Statement to be mailed to its stockholders as promptly as practicable after the S-4 Registration Statement becomes effective.

          (c)   Each of the Company and iPCS undertakes to use its reasonable best efforts to comply with all "blue sky" and similar state securities laws that are applicable to the Merger and the other transactions contemplated hereby.

        7.19    Shares Reserved Pursuant to the Company Plan of Reorganization.    The Company shall use its reasonable best efforts to take all steps necessary to cause the shares of Company Common Stock that are reserved for issuance pursuant to the Company Plan of Reorganization and that have not been issued prior to the Effective Time (if any) to be (a) converted into the right to receive shares of iPCS Common Stock pursuant to the terms of Section 1.4(a) and Article II hereof and (b) subsequent to the Closing, (i) held in a reserve that iPCS agrees to administer in substantially the same manner as such reserve is administered by the Company pursuant to the Company Plan of Reorganization and (ii) voted in all matters voted on by the stockholders of iPCS in the same proportion as the shares of iPCS not held in such reserve.

        7.20    Indentures of the Company and iPCS.

          (a)   If required pursuant to, and in accordance with, the provisions of the Indenture dated as of July 19, 2004 among the Company Escrow Company, the Company, each of the Guarantors (as defined therein) and U.S. Bank National Association (the "Company Indenture"), iPCS shall take all actions necessary to cause the iPCS Subsidiaries to become guarantors under the Company Indenture, including causing such subsidiaries to enter into a supplemental indenture attached as Exhibit F to the Company Indenture.

          (b)   If required pursuant to, and in accordance with, the provisions of the Indenture dated as of April 30, 2004 among iPCS Escrow Company, iPCS, each of the Guarantors (as defined therein) and U.S. Bank National Association (the "iPCS Indenture"), the parties hereto shall take all actions necessary to cause the Company Subsidiaries to become guarantors under the iPCS Indenture, including causing such subsidiaries to enter into a supplemental indenture attached as Exhibit F to the iPCS Indenture.

          (c)   In accordance with the provisions of the Company Indenture, iPCS shall take all actions to become a successor in interest to the Company under the Company Indenture.

        7.21    Notes Registration; Annual Report on Form 10-K.    Pursuant to the Company's Registration Rights Agreement dated July 19, 2004 pertaining to the Company's 11 3/8% Senior Notes due 2012 (the "Company's Senior Notes"), the Company shall use its reasonable best efforts to (a) file a Registration Statement on Form S-4 (the "Notes Registration Statement") with the SEC with respect to such Senior Notes as soon as practicable after the date of this Agreement and (b) use its commercially reasonable efforts to cause the Notes Registration Statement to be effective as soon as practicable thereafter. Prior to filing the Notes Registration Statement with the SEC, the Company shall provide a draft of such Notes Registration Statement to iPCS and allow iPCS a reasonable opportunity to review and comment on such draft. The Company shall use its reasonable best efforts to file an Annual Report on Form 10-K for the fiscal year ended December 31, 2004 with the SEC on or prior to March 31, 2005.

ARTICLE VIII

CONDITIONS PRECEDENT

        8.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the parties, in whole or in part, to the extent permitted by applicable law:

          (a)    Stockholder Approvals.    (i) The Company Stockholder Approval shall have been obtained and (ii) the iPCS Stockholder Approval shall have been obtained.

          (b)    HSR Act and Other Governmental Approvals.    All waiting periods, if any, under the HSR Act with respect to the Merger (including the waiting periods under the HSR Act applicable to notifications filed by any stockholder of the Company) shall have expired or been terminated. All material consents, permits, licenses and approvals required by any Governmental Entity for the Merger and the other transactions contemplated by this Agreement (including the FCC Approval and any other approvals required in connection with any Material Company Permits or any Material iPCS Permits), shall have been obtained and shall remain in full force and effect in each case, without (i) the imposition of material conditions (other than conditions that are imposed by the FCC in the normal course with respect to the assignment of personal communications services licenses) or (ii) the requirement of divestiture of a material asset.

          (c)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect (collectively, the "Restraints"); provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (d)    Certificate of Merger.    Prior to the Effective Time, the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

          (e)    Registration Statement.    The S-4 Registration Statement shall have become effective, no stop order with respect thereto shall be in effect, and no proceedings for that purpose shall have been commenced by the SEC.

        (f)    Company Sprint Consent.    The Company Sprint Consent shall have been obtained and not revoked.

        8.2    Conditions to Obligations of iPCS.    The obligation of iPCS to effect the Merger is also subject to the satisfaction, or waiver by iPCS, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "Material Adverse Effect," shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Company shall have delivered to iPCS a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b)    Performance of Material Obligations of the Company.    The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have delivered to iPCS a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c)    Tax Opinion.    iPCS shall have received a written opinion of Mayer, Brown, Rowe & Maw LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of iPCS and the Company. The specific provisions of each representation letter shall be in a form and substance reasonably satisfactory to such tax counsel, and each representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (d)    Company Documents.    The Company shall have delivered to iPCS (i) a certificate, validly executed by the Secretary of the Company and dated as of the date of the Effective Time, certifying as to (A) the terms and effectiveness of the Company's Second Amended and Restated Certificate of Incorporation and By-Laws and (B) the valid adoption of resolutions of the Board of Directors of the Company and the stockholders of the Company approving and adopting this Agreement and the consummation of the transactions contemplated hereby and (ii) a good standing certificate from the Secretary of State of the State of Delaware evidencing the good standing of the Company.

          (e)    Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any event, change or development that, individually or in the aggregate with any other event, change or development since the date of this Agreement, has had a Material Adverse Effect on the Company.

          (f)    Events of Default.    (i) No "Event of Default" (as defined in the applicable Company Debt Agreement) shall have occurred and be continuing under any Company Debt Agreement and (ii) assuming compliance by iPCS with Sections 7.20(a) and (c) of this Agreement, no "Default" (as defined in the applicable Company Debt Agreement) will occur under any Company Debt Agreement upon the consummation of the Merger.

          (g)    Company Sprint Agreements.    No material default by the Company or any of its Subsidiaries shall have occurred and be continuing under the Company Sprint Agreements.

        8.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of iPCS set forth in this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "Material Adverse Effect," shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Company shall have received a certificate signed on behalf of iPCS by the Chief Executive Officer and the Chief Financial Officer of each of them to the foregoing effect.

          (b)    Performance of Material Obligations of iPCS.    iPCS shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of iPCS by the Chief Executive Officer and the Chief Financial Officer of each of them to such effect.

          (c)    Tax Opinion.    The Company shall have received a written opinion of Akin Gump Strauss Hauer & Feld LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of iPCS and the Company. The specific provisions of each representation letter shall be in a form and substance reasonably satisfactory to such tax counsel, and each representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (d)    iPCS Documents.    iPCS shall have delivered to the Company (i) a certificate, validly executed by the Secretary of iPCS and dated as of the date of the Effective Time, certifying as to (A) the terms and effectiveness of iPCS' Restated Certificate of Incorporation and By-Laws and (B) the valid adoption of resolutions of the Board of Directors of iPCS and the stockholders of iPCS approving and adopting this Agreement and the consummation of the transactions contemplated hereby and (ii) a good standing certificate from the Secretary of State of the State of Delaware evidencing the good standing of iPCS.

          (e)    Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any event, change or development that, individually or in the aggregate with any other event, change, or development since the date of this Agreement, has had a Material Adverse Effect on iPCS.

          (f)    Events of Default.    (i) No "Event of Default" (as defined in the applicable iPCS Debt Agreement) shall have occurred and be continuing under any iPCS Debt Agreement and (ii) assuming compliance by the Company with Section 7.20(b) of this Agreement, no "Default" (as defined in the applicable iPCS Debt Agreement) will occur under any iPCS Debt Agreement upon the consummation of the Merger.

          (g)    iPCS Sprint Agreements.    No material default by iPCS or any of its Subsidiaries shall have occurred and be continuing under the iPCS Sprint Agreements.

ARTICLE IX

TERMINATION AND AMENDMENT

        9.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval or the iPCS Stockholder Approval (except as provided otherwise below), by action of the Board of Directors of the terminating party or parties:

          (a)   by mutual written consent of the Company and iPCS;

          (b)   by either iPCS or the Company if the Merger shall not have been consummated on or before September 30, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by either iPCS or the Company (provided that the party seeking to terminate this Agreement shall not be in material breach of any of its obligations under Section 7.3 hereof) if either the Company Stockholder Approval or the iPCS Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders;

          (d)   by either iPCS or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or sooner if such breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by iPCS);

          (e)   by either iPCS or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or sooner if such breach, by its nature, cannot be cured prior to the Closing;

          (f)    by either iPCS or the Company if, since the date of this Agreement, there shall have occurred any event, change, or development that, individually or in the aggregate with any other event, change, or development since the date of this Agreement, has had a Material Adverse Effect on the other party;

          (g)   by either iPCS or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

          (h)   by the Company prior to receipt of the Company Stockholder Approval in order to accept a Superior Proposal offered to the Company; provided that, in order for the Company to terminate this Agreement pursuant to this Section 9.1(h), the Company shall have complied with the provisions of Section 7.3(a) (subject to the first sentence of Section 7.3(e)), Section 7.3(g) and Section 9.2(c); or

          (i)    by iPCS prior to receipt of the iPCS Stockholder Approval in order to accept a Superior Proposal offered to iPCS; provided that, in order for iPCS to terminate this Agreement pursuant to this Section 9.1(i), iPCS shall have complied with the provisions of Section 7.3(a) (subject to the first sentence of Section 7.3(e)), Section 7.3(g) and Section 9.2(b); or

          (j)    by the Company in the event of an Adverse Recommendation Change by iPCS; or

          (k)   by iPCS in the event of an Adverse Recommendation Change by the Company.

        9.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either iPCS or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect without any liability or obligation on the part of the Company or iPCS except that (i) Sections 7.2(c), 7.13, 9.2 and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b)   In the event that this Agreement is terminated:

              (i)  pursuant to Section 9.1(i);

             (ii)  (x) by iPCS or the Company pursuant to Section 9.1(c) on account of the failure to obtain the iPCS Stockholder Approval and (y) a proposal for an Alternative Transaction with respect to iPCS has been made to iPCS or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the time of the iPCS Stockholder Meeting (whether or not conditional and whether or not withdrawn) which has not resulted in an Adverse Recommendation Change by iPCS and (z) within six months after such termination, iPCS or any of its Subsidiaries enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated;

            (iii)  by the Company or iPCS pursuant to Section 9.1(c) on account of the failure to obtain the iPCS Stockholder Approval if an Adverse Recommendation Change was made by iPCS at or prior to the iPCS Stockholders Meeting; or

            (iv)  pursuant to Section 9.1(j) (so long as such termination occurs within ten Business Days of such Adverse Recommendation Change);

then, iPCS will pay the Company a fee equal to $7,000,000 (the "Termination Fee"), by wire transfer of same day funds to an account designated by the Company as follows: (A) in the case of termination pursuant to Section 9.2(b)(i), the entire Termination Fee shall be paid concurrently with such termination, (B) in the case of termination pursuant to Section 9.2(b)(ii), upon the earlier of the consummation of any Alternative Transaction or the execution of any definitive agreement providing for any Alternative Transaction, as applicable, (C) in the case of termination pursuant to Section 9.2(b)(iii), the entire Termination Fee shall be paid within two Business Days of such termination (if the Company has terminated the Agreement) or concurrently with such termination (if iPCS has terminated the Agreement) and (D) in the case of termination pursuant to Section 9.2(b)(iv), the entire Termination Fee shall be paid within two Business Days of such termination. For purposes of Section 9.2(b)(ii)(z), references to 20% in the definition of "Alternative Transaction" will be deemed to be references to 50%.

If iPCS terminates this Agreement pursuant to Section 9.2(b)(ii) or Section 9.2(b)(iii) at a time when the Company could have terminated pursuant to Section 9.2(b)(iii) or (iv), iPCS shall pay the Termination Fee as if this Agreement were terminated under Section 9.2(b)(iii) or (iv).

          (c)   In the event that this Agreement is terminated:

              (i)  pursuant to Section 9.1(h);

             (ii)  (x) by the Company or iPCS pursuant to Section 9.1(c) on account of the failure to obtain the Company Stockholder Approval and (y) a proposal for an Alternative Transaction with respect to the Company has been made to the Company or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the time of the Company Stockholder Meeting (whether or not conditional and whether or not withdrawn) which has not resulted in an Adverse Recommendation Change by the Company and (z) within six months after such termination, the Company or any of its Subsidiaries enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated;

            (iii)  by iPCS or the Company pursuant to Section 9.1(c) on account of the failure to obtain the Company Stockholder Approval if an Adverse Recommendation Change was made by the Company at or prior to the Company Stockholders Meeting; or

            (iv)  pursuant to Section 9.1(k) (so long as such termination occurs within ten Business Days of such Adverse Recommendation Change);

then, the Company will pay iPCS a fee equal to the Termination Fee, by wire transfer of same day funds to an account designated by iPCS as follows: (A) in the case of termination pursuant to Section 9.2(c)(i), the entire Termination Fee shall be paid concurrently with such termination, (B) in the case of termination pursuant to Section 9.2(c)(ii), upon the earlier of the consummation of any Alternative Transaction or the execution of any definitive agreement providing for any Alternative Transaction, as applicable, (C) in the case of termination pursuant to Section 9.2(c)(iii), the entire Termination Fee shall be paid within two Business Days of such termination (if iPCS has terminated the Agreement) or concurrently with such termination (if the Company has terminated the Agreement) and (D) in the case of termination pursuant to Section 9.2(b)(iv), the entire Termination Fee shall be paid within two Business Days of such termination. For purposes of Section 9.2(c)(ii)(z), references to 20% in the definition of "Alternative Transaction" will be deemed to be references to 50%.

If the Company terminates this Agreement pursuant to Section 9.2(c)(ii) or Section 9.2(c)(iii) at a time when iPCS could have terminated pursuant to Section 9.2(c)(iii) or (iv), the Company shall pay the Termination Fee as if this Agreement were terminated under Section 9.2(c)(iii) or (iv).

          (d)   Each party acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if a party fails promptly to pay the amounts due pursuant to this Section 9.2 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the first party for the amounts set forth in this Section 9.2, the first party will pay to the other party interest on the amounts set forth in this Section 9.2 at a rate per annum equal to the three-month LIBOR (as reported in The Wall Street Journal (New York City edition), or, if not reported therein, in another authoritative source selected by the party entitled to such amounts) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 250 basis points.

        9.3    Amendment.    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, if applicable, at any time before or after the receipt of the Company Stockholder Approval or the iPCS Stockholder Approval; provided, however, that after any such stockholder approval, there may not be, without further approval of such stockholders, any amendment or change to the provisions hereof which by law or in accordance with the rules of any relevant stock exchange required further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.4    Extension; Waiver.    At any time prior to the Effective Time, iPCS, on the one hand, and the Company, on the other hand, by action taken or authorized by its respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Company, on the one hand, and iPCS, on the other hand, (b) waive any inaccuracies in the representations and warranties of the Company, on one hand, and iPCS, on the other hand, contained herein or in any document delivered pursuant hereto and (c) waive compliance by the Company, on the one hand, and iPCS, on the other hand, with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

        10.1    No Survival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms are to be performed in whole or in part after the Effective Time.

        10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to iPCS, to:

      iPCS, Inc.
      1901 North Roselle Road
      Schaumburg, Illinois 60195
      Attention: Timothy M. Yager—
                        President and Chief Executive Officer
      Facsimile: 847-885-7125

      with a copy to:

      Mayer, Brown, Rowe & Maw LLP
      190 S. LaSalle St.
      Chicago, IL 60603
      Attention: Paul W. Theiss
      Facsimile: 312-701-7711

      and

          (b)   if to the Company, to:

      68 East Main Street
      Chillicothe, Ohio 45601-0480
      Attention: William A. McKell—
                        President and Chief Executive Officer
      Facsimile: 740-993-8289

      with a copy to:

      Akin Gump Strauss Hauer & Feld LLP
      590 Madison Avenue
      New York, NY 10022
      Attention: Patrick J. Dooley and Stephen E. Older
      Facsimile: 212-872-1002

      and

      Arnall Golden Gregory LLP
      171 17th Street, Suite 2100
      Atlanta, Georgia 30363
      Attention: Donald I. Hackney, Jr.
      Facsimile: 404-873-8639

        10.3    Interpretation, Certain Definitions.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 17, 2005.

        For purposes of this Agreement, except as otherwise expressly provided:

          (a)   "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

          (b)   "Business Day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

          (c)   "Contract" means any agreement, lease (including all real and personal property leases), policy, plan, instrument, contract, note, power of attorney, insurance policy, covenant, guaranty, arrangement, commitment or other instrument.

          (d)   "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (i) the business, assets, properties, liabilities, results of operations or financial condition of such Person and its Subsidiaries taken as a whole or (ii) the ability of such Person and its Subsidiaries to consummate the transactions contemplated hereby or to perform its obligations hereunder; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (A) actions and omissions of such Person or any of its Subsidiaries taken with the prior written informed consent of the other Person in contemplation of the transactions contemplated hereby; (B) conditions or effects resulting from the announcement of the existence of this Agreement or the compliance with the terms of this Agreement; (C) changes in laws of general applicability or interpretations thereof by courts or governmental authorities or changes in GAAP; (D) changes in or relating to the United States economy or United States financial, credit or securities markets in general; (E) changes in or relating to the industries in which such Person operates or the markets for any of such Person's products or services in general; (F) changes arising from national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (G) the termination of, any delay with respect to, or any changes or effects resulting from the Sprint/Nextel Merger; (H) changes in program requirements implemented by Sprint PCS which are applicable to both the Company and iPCS; or (I) changes resulting from the execution of Addendum VIII to the Company's Sprint PCS Management Agreement and Sprint PCS Services Agreement.

          (e)   "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          (f)    "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

        10.4    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        10.5    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) and the Letter Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        10.6    Governing Law and Venue.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts"), for any litigation arising out of or relating to this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

        10.7    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        10.8    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this

Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.9    Publicity.    So long as this Agreement is in effect, neither iPCS nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable law or the rules of any applicable securities exchange.

        10.10    Assignment.    Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        10.11    No Third Party Beneficiaries.    Except as provided in Sections 1.4, 1.5, 1.6, 2.1, and 7.14, this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

        IN WITNESS WHEREOF, iPCS and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

iPCS, INC.
By:	/s/ TIMOTHY M. YAGER
Name: Timothy M. Yager Title: President and Chief Executive Officer
HORIZON PCS, INC.
By:	/s/ WILLIAM A. MCKELL
Name: William A. McKell Title: President and Chief Executive Officer

Exhibit D

FORM OF AFFILIATE'S AGREEMENT

        This AFFILIATE'S AGREEMENT, dated as of                        , 2005 (this "Agreement"), is among iPCS, Inc., a Delaware corporation ("iPCS"), and the undersigned shareholder ("Shareholder") of Horizon PCS, Inc., a Delaware corporation (the "Company"). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

        A.    iPCS and the Company have entered into an Agreement and Plan of Merger, dated as of March 17, 2005 (the "Merger Agreement"), pursuant to which the Company will merge (the "Merger") with and into the iPCS, with the iPCS surviving the Merger;

        B.    Pursuant to the Merger Agreement, at the Effective Time, outstanding shares of Company Common Stock will be converted into shares of iPCS Common Stock;

        C.    The execution and delivery of this Agreement by Shareholder is a material inducement to iPCS to enter into the Merger Agreement; and

        D.    Shareholder has been advised that Shareholder may be deemed to be an "affiliate" of the Company, as such term is used for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

        NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

        1.    Acknowledgments by Shareholder.    Shareholder has read this Agreement and the Merger Agreement and has discussed the requirements and applicable limitations on the Shareholder's ability to sell, transfer or otherwise dispose of the shares of iPCS Common Stock issued in connection with the Merger with such legal counsel as Shareholder has deemed appropriate in connection with the execution of this Agreement.

        2.    Compliance with Rule 145 and the Act.

          (a)   Shareholder has been advised that (i) the issuance of shares of iPCS Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement filed by iPCS on Form S-4, and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Act unless such shares are otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and (ii) Shareholder may be deemed to be an affiliate of the Company. Shareholder accordingly agrees not to sell, pledge, transfer or otherwise dispose of any shares of iPCS Common Stock issued to Shareholder in the Merger unless (i) such sale, pledge, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act, (iii) Shareholder delivers to iPCS a written opinion of counsel, in form and substance reasonably acceptable to iPCS, to the effect that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act or (iv) the legend described in Section 2(b) below is otherwise removed from the certificates representing such shares of iPCS Common Stock in accordance with the provisions hereof.

          (b)   iPCS will give stop transfer instructions to its transfer agent with respect to any iPCS Common Stock received by Shareholder pursuant to the Merger and there will be placed on the

Exhibit D-1

  certificates representing such iPCS Common Stock, or any substitutions therefor, legends stating in substance:

"THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and iPCS shall so instruct its transfer agent if, (i) a registration statement respecting the sale of the shares has been declared effective under the Act or (ii) Shareholder delivers to iPCS (w) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), (x) an opinion of counsel, in form and substance reasonably acceptable to iPCS, to the effect that sale of the shares by the holder thereof is no longer subject to Rule 145, (y) a "no action" letter obtained from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the Shareholder, or (z) a representation letter to the effect that either (A) one year has elapsed from the date the Shareholder acquired the iPCS Common Stock received in the Merger and the provisions of Rule 145(d)(2) are available to the Shareholder or (B) two years have elapsed from the date the Shareholder acquired the iPCS Common Stock received in the Merger and the provisions of Rule 145(d)(3) are applicable to the Shareholder.

          (c)   Execution of this letter should not be considered (i) an admission by the Shareholder that such Shareholder is an "affiliate" of iPCS or (ii) a waiver of any rights that such Shareholder may have to object to any claim that such Shareholder is an affiliate on or after the date hereof.

        3.    Miscellaneous.

          (a)   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

          (b)   This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context to permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

          (c)   This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

          (d)   Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

          (e)   This Agreement shall not be modified or amended, or any right waived or any obligations excused, except by a written agreement signed by both parties.

Exhibit D-2

          (f)    Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

          (g)   From and after the Effective Time of the Merger and as long as is necessary in order to permit Shareholder to sell iPCS Common Stock held by Shareholder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, iPCS (i) will file on a timely basis all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, (ii) shall otherwise make available adequate public information regarding iPCS in such manner as may be required to satisfy the requirements of paragraph (c) of Rule 144 under the Act, (iii) will furnish to the undersigned upon request a written statement as to whether iPCS has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145 and (iv) will otherwise use its commercially reasonable efforts to take all such actions as necessary to permit such sales or other dispositions pursuant to Rule 145 and Rule 144.

[signature page follows]

Exhibit D-3

        IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

iPCS, INC.
By:
Name: Title:
SHAREHOLDER
Name:
Number of Shares Owned:
Number of Shares Issuable upon Exercise of Stock
Options:

Exhibit D-4

Exhibit E-1

Amendments to iPCS' Restated Bylaws

1.    Section 5(a) shall be amended to read in its entirety as follows:

"The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors; provided, however, that, except as may be otherwise required by the rules of any applicable securities exchange, the Securities and Exchange Commission or applicable law, the 2006 annual meeting of the corporation shall be held no earlier than May 1, 2006.

[2.    The following sentence shall be added at end of Section 5(c):

"Notwithstanding anything to the contrary contained in the Certificate of Incorporation, these Bylaws or otherwise, at the 2005 annual meeting of the stockholders of the corporation, the Horizon Directors, the iPCS Directors and the Executive Director (in each case, as defined in the Certificate of Incorporation)(or any of such Directors' replacements as determined in accordance with the Certificate of Incorporation) shall each be nominated for election to the Board of Directors of the corporation."]1

1
This amendment will not be effected if the 2005 annual meeting is held prior to the Closing.

3.    The following two sentences shall be added at the end of Section 15:

The Board of Directors shall, by a majority vote of the directors, appoint a Chairman of the Board of the Directors, which Chairman of the Board of Directors shall have such duties as set forth in these Bylaws or as otherwise determined by the Board of Directors. Notwithstanding the previous sentence, until at least the 2006 annual meeting of the stockholders of the corporation, Robert Katz ("RK") shall serve as the Chairman of the Board of Directors (if RK is willing and able to serve in such capacity and is otherwise a director during such time) unless, prior to the 2006 annual meeting of the stockholders of the corporation, both a majority of the Horizon Directors and a majority of the iPCS Directors determine, in such directors' independent business judgment, that it would be inconsistent with such directors' fiduciary duties to the stockholders of the corporation for RK to continue as Chairman of the Board of Directors, in which case RK shall be removed as Chairman of the Board of Directors and the Chairman of the Board of Directors shall be determined in accordance with the previous sentence."

4.    The first sentence of Section 18 shall be amended to read in its entirety as follows:

"Subject to the rights of the holders of any series of Preferred Stock and to the provisions set forth in paragraph (4) of Article V.A. of the Certificate of Incorporation, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors may, except as otherwise provided by law, be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Voting Stock.

5.    The third sentence of Section 19 shall be amended to read in its entirety as follows:

"Except as provided in the Certificate of Incorporation (including, without limitation, paragraph (4) of Article V.A thereof), when one or more directors shall resign from the Board of Directors, effective at a future date, such vacancy or vacancies may, except as otherwise provided by law, be filled by the affirmative vote of a majority of the directors then in office, including those who have so resigned, or

Exhibit E-1-1

by a sole remaining director, or by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Voting Stock, in each case, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

6.    The following sentence shall be added to the end of Section 27(b):

"Notwithstanding anything to the contrary contained in the Certificate of Incorporation, these Bylaws or otherwise (but subject to the provisions of Section 28(a) of these Bylaws), until at least the 2006 annual meeting of the stockholders of the corporation, Timothy M. Yager ("TY") shall serve as the Chief Executive Officer (if such individual is willing and able to serve in such capacity during such time)."

7.    The second sentence of Section 28(a) shall be amended to read in its entirety as follows:

"Any officer may be removed at any time with or without cause by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby; provided, however, that prior to the 2006 annual meeting of the stockholders of the corporation, TY may be removed as Chief Executive Officer only if both a majority of the Horizon Directors and a majority of the iPCS Directors determine, in such directors' independent business judgment, that it would be inconsistent with such directors' fiduciary duties to the stockholders of the corporation for TY to continue as Chief Executive Officer."

8.    The second sentence of Section 42 shall be amended to read in its entirety as follows:

"In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without any action on the part of the stockholders; provided, however, that prior to the 2006 annual meeting of the stockholders of the corporation, neither (a) Section 5(a) of these Bylaws, [(b) the last sentence of Section 5(c) of these Bylaws,] (c) the last two sentences of Section 15 of these Bylaws, (d) the first sentence of Section 18 of these Bylaws, (e) the third sentence of Section 19 of these Bylaws, (f) the last sentence of Section 27(b) of these Bylaws, (g) the second sentence of Section 28(a) of these Bylaws nor (h) the second sentence of Section 42 of these Bylaws may be altered, amended or repealed pursuant to this sentence without the concurrence of a majority of the Horizon Directors and a majority of the iPCS Directors.

Exhibit E-1-2

Exhibit E-2

Amendments to iPCS' Restated Certificate of Incorporation

1.    Article V.A. of the Restated Certificate of Incorporation shall be amended by adding the following paragraph (4) immediately after paragraph (3):

    "(4) Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the Bylaws of the corporation or otherwise, as of the effective time of the merger of Horizon PCS, Inc. ("Horizon") with and into the corporation pursuant to that certain Agreement and Plan of Merger, dated as of March 17, 2005, by and between Horizon and the corporation (the "Merger Agreement"), the Board of Directors shall be comprised of (i) the Horizon Directors, (ii) the iPCS Directors and (iii) the Executive Director (in each case as such term in defined in the Merger Agreement). Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the Bylaws of the corporation or otherwise, if any Horizon Director ceases to serve on the Board of Directors of the corporation for any reason at any time prior to the 2006 annual meeting of stockholders of the corporation (the "First Post-Closing Annual Meeting"), the remaining Horizon Directors shall promptly designate a person to replace such Horizon Director and the Board of Directors of the corporation shall appoint such designated person to the Board of Directors of the corporation. If any iPCS Director ceases to serve on the Board of Directors of the corporation for any reason at any time prior to the First Post-Closing Annual Meeting, the remaining iPCS Directors shall promptly designate a person to replace such iPCS Director and the Board of Directors of the corporation shall appoint such designated person to the Board of Directors of the corporation. If the Executive Director ceases to serve on the Board of Directors of the corporation for any reason at any time prior to the First Post-Closing Annual Meeting, the iPCS Directors shall promptly designate a person to replace such Executive Director and the Board of Directors of the corporation shall appoint such designated person to the Board of Directors of the corporation. Any director elected in accordance with the preceding three sentences shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified."

Exhibit E-2-1

ANNEX B

iPCS, Inc.
1901 North Roselle Road
Schaumburg, Illinois 60195

March 17, 2005

Apollo Investment Fund IV, L.P.
Apollo Overseas Partners IV, L.P.
Two Manhattanville Road
Purchase, NY 10577

Ladies and Gentlemen:

        This letter agreement is to confirm our agreement regarding all of the shares, $.0001 par value per share ("Common Stock") of Horizon PCS, Inc., a Delaware corporation (the "Company"), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you and any other shares of Common Stock as to which you may hereafter acquire beneficial ownership (the "Shares"). In order to induce iPCS, Inc., a Delaware corporation ("iPCS"), to enter into an Agreement and Plan of Merger to be dated as of the date hereof by and among iPCS and the Company (the "Merger Agreement"), you and iPCS hereby agree as set forth herein (capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement). You acknowledge and agree that it is a condition to iPCS' willingness to enter into the Merger Agreement that you enter into this letter agreement, and agree that the entry into the Merger Agreement by iPCS constitutes good and sufficient consideration for your obligations hereunder.

        At any meeting of stockholders of the Company with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following matters, you hereby agree to vote or cause to be voted all of the Shares over which you have voting power (i) in favor of approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement, (ii) against any Alternative Transaction involving the Company, and (iii) against any of the following actions (other than that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (B) any material change in the capitalization of the Company or the Company's corporate structure, or (C) any other matters which are intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger and the transactions contemplated by the Merger Agreement. In furtherance of your voting agreement in this paragraph, you hereby revoke any and all previous proxies with respect to any of the Shares and grant to iPCS and such individuals or entities as iPCS may designate an irrevocable proxy to vote all of the Shares owned by you in accordance with this paragraph on any matters which may be presented to stockholders of the Company with respect to the matters referred to in (i), (ii) and (iii) above in this paragraph. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as iPCS may reasonably request to effectuate its proxy and voting rights under this paragraph. Your obligation to vote Shares in accordance with the provisions of this paragraph shall apply whether or not there is an Adverse Recommendation Change by the Board of Directors of the Company (or any committee thereof); provided, however, that, in the event of such an Adverse Recommendation Change (other than in connection with acceptance of a Superior Proposal), your obligation to vote Shares in the manner set forth in clauses (i) through (iii) of this paragraph and the proxy granted hereunder shall only apply to an aggregate number of Shares that is equal to 25.7% of the total number of shares of Common Stock entitled to vote in respect of such matter. Notwithstanding anything to the contrary contained herein, the obligation for you to vote the Shares and the proxy granted to iPCS hereby shall automatically terminate and be of no further force and effect upon the termination of this letter agreement in accordance with its terms.

        Notwithstanding anything in this letter agreement to the contrary, iPCS understands and acknowledges that you will have no obligation as a result of this letter agreement to exercise stock options or other derivative securities exercisable, exchangeable or convertible into shares of Common Stock (collectively, "Options").

        You hereby represent and warrant that (i) except as otherwise noted thereon, you beneficially own and have the sole power to vote or cause to be voted the Shares set forth on Schedule I hereto and beneficially own the Options set forth on Schedule I and that as of the date hereof, the Shares and Options set forth on Schedule I constitute all of the Shares or Options beneficially owned by you and you have good and valid title to those Shares and Options, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature, (ii) this letter agreement has been duly authorized and is a valid and binding agreement, enforceable against you, in accordance with its terms and you have the corporate or other power to enter into this letter agreement and (iii) neither the execution of this letter agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, conflict with or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you are a party or by which you or the Shares are bound.

        You hereby covenant and agree that, except as contemplated by this letter agreement and the Merger Agreement, you shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein unless the transferee agrees in writing with iPCS to be bound by the terms of this letter agreement with respect to the Shares or interests so transferred, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein unless such contract, option or other agreement or understanding is in writing and contains a provision pursuant to which the transferee agrees in writing with iPCS to be bound by the terms of this letter agreement with respect to the Shares or interests to be transferred thereunder, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (vi) take any other action that would in any way restrict, limit or interfere with the performance of your obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

        Subject to the terms and conditions of this Agreement, you hereby agree to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this letter agreement.

        You hereby agree that while this letter agreement is in effect you shall promptly notify iPCS of the number of any additional shares of Common Stock or Options acquired by you, if any, after the date hereof.

        iPCS hereby represents and warrants that it has the corporate power and is duly authorized to enter into this letter agreement and that this letter agreement constitutes a valid and binding agreement of iPCS, enforceable against iPCS in accordance with its terms.

        We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of the Company. If any of your Affiliates, employees or agents is an officer or member of the Board of Directors of the Company, nothing herein shall in any way limit or affect actions taken by them in such capacity, and no action taken in their capacity as such an officer or director in furtherance of their fiduciary duties as an officer or director of the Company shall be deemed to be a breach of the provisions of this letter agreement.

        We each hereby agree that this letter agreement creates legally binding commitments, enforceable in accordance with their terms. This letter agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This letter agreement is not intended to confer upon any other person any rights or remedies hereunder.

        This letter agreement (and the irrevocable proxy granted hereby) will terminate, and all rights and obligations of the parties hereto shall terminate, upon the Expiration Date (in each case, without any further action by any party hereto). "Expiration Date" shall mean the date and the time of the earlier of (i) the written consent of the parties hereto, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time, (iv) an amendment of the Merger Agreement without your consent that (A) changes the Exchange Ratio, the form of consideration paid in the Merger or the terms of Section 7.12 of the Merger Agreement and/or (B) changes any other material term of the Merger Agreement in a manner that is materially adverse to you, (v) a waiver by the Company of a condition to the Company's obligation to close the Merger without your consent and (vi) September 30, 2005. No such termination shall relieve any party hereto from liability for any willful breach of this letter agreement occurring prior to the Expiration Date.

        This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in the State of New York in any action arising out of or relating to this letter agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such New York state or federal court, hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and hereby irrevocably waives the right to a trial by jury. Nothing in this paragraph will affect the right of any party hereto to bring any action arising out of or relating to this letter agreement in any other court if the New York state or federal court will not take jurisdiction of any such action. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

        Each party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this letter agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law, and therefore agrees that in the event of any such breach, each party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without posting a bond or other security, in addition to any other remedy to which it may be entitled, at law or in equity.

        If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[intentionally left blank]

        Please indicate your agreement to the foregoing by signing this letter agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.

Sincerely,
iPCS, INC.
By:	/s/ TIMOTHY M. YAGER
Name: Timothy M. Yager Title: President and Chief Executive Officer

Acknowledged and agreed as of the date first written above:

APOLLO INVESTMENT FUND IV, L.P.
By:	Apollo Advisors IV, L.P.
Its:	General Partner
By:	Apollo Capital Management IV, Inc.
Its:	General Partner
By:	/s/ MICHAEL D. WEINER
Name: Michael D. Weiner Title: Vice President
APOLLO OVERSEAS PARTNERS IV, L.P.
By:	Apollo Advisors IV, L.P.
Its:	General Partner
By:	Apollo Capital Management IV, Inc.
Its:	General Partner
By:	/s/ MICHAEL D. WEINER
Name: Michael D. Weiner Title: Vice President

SCHEDULE I—SHARES AND OPTIONS OWNED

Number of Shares owned: 3,402,121

Number of Options owned: 0

ANNEX C

Horizon PCS, Inc.
66 E. Main St.
Chillicothe, OH 45601

March 17, 2005

AIG Annuity Insurance Company
AIG Life Insurance Company
AIG Retirement Services, Inc. (formerly AIG SunAmerica,Inc.)
SunAmerica Life Insurance Company
The Variable Annuity Life Insurance Company
Valic Company II Strategic Bond Fund
SunAmerica Income Funds—SunAmerica High Yield Bond Fund
SunAmerica Series Trust—SunAmerica High Yield Bond Portfolio
SunAmerica Income Funds—SunAmerica Strategic Bond Fund
Valic Company II High Yield Bond Fund
c/o AIG Global Investment Corp.
2929 Allen Parkway, Suite A37-01
Houston, Texas 77019

Ladies and Gentlemen:

        This letter agreement is to confirm our agreement regarding all of the shares, $.01 par value per share ("Common Stock"), of iPCS, Inc., a Delaware corporation (the "Company"), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you and any other shares of Common Stock as to which you may hereafter acquire beneficial ownership (the "Shares"). In order to induce Horizon PCS, Inc., a Delaware corporation ("Horizon"), to enter into an Agreement and Plan of Merger to be dated as of the date hereof by and among Horizon and the Company (the "Merger Agreement"), you and Horizon hereby agree as set forth herein (capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement). You acknowledge and agree that it is a condition to Horizon's willingness to enter into the Merger Agreement that you enter into this letter agreement, and agree that the entry into the Merger Agreement by Horizon constitutes good and sufficient consideration for your obligations hereunder.

        At any meeting of stockholders of the Company with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following matters, you hereby agree to vote or cause to be voted all of the Shares over which you have voting power (i) in favor of approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement, including the amendment of the Restated Certificate of Incorporation of the Company, (ii) against any Alternative Transaction involving the Company, and (iii) against any of the following actions (other than that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (B) any material change in the capitalization of the Company or the Company's corporate structure, or (C) any other matters which are intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger and the transactions contemplated by the Merger Agreement. In furtherance of your voting agreement in this paragraph, you hereby revoke any and all previous proxies with respect to any of the Shares and grant to Horizon and such individuals or entities as Horizon may designate an irrevocable proxy to vote all of the Shares owned by you in accordance with this paragraph on any matters which may be presented to stockholders of the Company with respect to the matters referred to in (i), (ii) and (iii) above in this paragraph. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as Horizon may reasonably request to effectuate its proxy and voting rights under this paragraph. Your obligation to vote Shares in accordance with the provisions of this paragraph shall apply whether or not there is an Adverse Recommendation Change by the Board of Directors of the Company (or any committee thereof); provided, however, that, in the event of such an Adverse Recommendation Change (other than in connection with acceptance of a Superior Proposal), your obligation to vote Shares in the manner set forth in clauses (i) through (iii) of this paragraph and the proxy granted hereunder shall only apply to an aggregate number of Shares that is equal to 16.5% of the total number of shares of Common Stock entitled to vote in respect of such matter. Notwithstanding anything to the contrary contained herein, the obligation for you to vote the Shares and the proxy granted to Horizon hereby shall automatically terminate and be of no further force and effect upon the termination of this letter agreement in accordance with its terms.

        Notwithstanding anything in this letter agreement to the contrary, Horizon understands and acknowledges that you will have no obligation as a result of this letter agreement to exercise stock options or other derivative securities exercisable, exchangeable or convertible into shares of Common Stock (collectively, "Options").

        You hereby represent and warrant that (i) except as otherwise noted thereon, you beneficially own and have the sole power to vote or cause to be voted the Shares set forth on Schedule I hereto and beneficially own the Options set forth on Schedule I and that as of the date hereof, the Shares and Options set forth on Schedule I constitute all of the Shares or Options beneficially owned by you and you have good and valid title to those Shares and Options, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature, (ii) this letter agreement has been duly authorized and is a valid and binding agreement, enforceable against you, in accordance with its terms and you have the corporate or other power to enter into this letter agreement and (iii) neither the execution of this letter agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, conflict with or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you are a party or by which you or the Shares are bound.

        You hereby covenant and agree that, except as contemplated by this letter agreement and the Merger Agreement, you shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein unless the transferee agrees in writing with Horizon to be bound by the terms of this letter agreement with respect to the Shares or interests so transferred, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein unless such contract, option or other agreement or understanding is in writing and contains a provision pursuant to which the transferee agrees in writing with Horizon to be bound by the terms of this letter agreement with respect to the Shares or interests to be transferred thereunder, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (vi) take any other action that would in any way restrict, limit or interfere with the performance of your obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

        Subject to the terms and conditions of this Agreement, you hereby agree to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this letter agreement.

        You hereby agree that while this letter agreement is in effect you shall promptly notify Horizon of the number of any additional shares of Common Stock or Options acquired by you, if any, after the date hereof.

        Horizon hereby represents and warrants that it has the corporate power and is duly authorized to enter into this letter agreement and that this letter agreement constitutes a valid and binding agreement of Horizon, enforceable against Horizon in accordance with its terms.

        We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of the Company. If any of your Affiliates, employees or agents is an officer or member of the Board of Directors of the Company, nothing herein shall in any way limit or affect actions taken by them in such capacity, and no action taken in their capacity as such an officer or director in furtherance of their fiduciary duties as an officer or director of the Company shall be deemed to be a breach of the provisions of this letter agreement.

        We each hereby agree that this letter agreement creates legally binding commitments, enforceable in accordance with their terms. This letter agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This letter agreement is not intended to confer upon any other person any rights or remedies hereunder.

        This letter agreement (and the irrevocable proxy granted hereby) will terminate, and all rights and obligations of the parties hereto shall terminate, upon the Expiration Date (in each case, without any further action by any party hereto). "Expiration Date" shall mean the date and the time of the earlier of (i) the written consent of the parties hereto, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time, (iv) an amendment of the Merger Agreement without your consent that (A) changes the Exchange Ratio, the form of consideration paid in the Merger or the terms of Section 7.12 of the Merger Agreement and/or (B) changes any other material term of the Merger Agreement in a manner that is materially adverse to you, (v) a waiver by the Company of a condition to the Company's obligation to close the Merger without your consent and (vi) September 30, 2005. No such termination shall relieve any party hereto from liability for any willful breach of this letter agreement occurring prior to the Expiration Date.

        This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in the State of New York in any action arising out of or relating to this letter agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such New York state or federal court, hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and hereby irrevocably waives the right to a trial by jury. Nothing in this paragraph will affect the right of any party hereto to bring any action arising out of or relating to this letter agreement in any other court if the New York state or federal court will not take jurisdiction of any such action. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

        Each party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this letter agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law, and therefore agrees that in the event of any such breach, each party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without posting a bond or other security, in addition to any other remedy to which it may be entitled, at law or in equity.

        If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Please indicate your agreement to the foregoing by signing this letter agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.

Sincerely,
HORIZON PCS, INC.
By:	/s/ WILLIAM A. MCKELL
Name: William A. McKell Title: President and Chief Executive Officer

Acknowledged and agreed as of the date first written above:

AIG ANNUITY INSURANCE COMPANY
AIG LIFE INSURANCE COMPANY
AIG RETIREMENT SERVICES, INC. (formerly AIG SunAmerica, Inc.)
SUNAMERICA LIFE INSURANCE COMPANY
THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	AIG Global Investment Corp., as Investment Adviser
By:	/s/ RYAN LANGDON
Name: Ryan Langdon
Title: Managing Director
VALIC COMPANY II STRATEGIC BOND FUND SUNAMERICA INCOME FUNDS—SUNAMERICA HIGH YIELD BOND FUND SUNAMERICA INCOME FUNDS—SUNAMERICA STRATEGIC BOND FUND VALIC COMPANY II HIGH YIELD BOND FUND
By:	AIG Global Investment Corp., as Investment Sub-Adviser
By:	/s/ RYAN LANGDON
Name: Ryan Langdon
Title: Managing Director
SUNAMERICA SERIES TRUST—SUNAMERICA HIGH YIELD BOND PORTFOLIO
By:	AIG SunAmerica Asset Management Corp., as Investment Adviser
By:	/s/ THOMAS REEG
Name: Thomas Reeg
Title: Portfolio Manager

SCHEDULE I—SHARES AND OPTIONS OWNED

Number of Shares owned: 2,623,534

Number of Options owned: 0

ANNEX D

iPCS, Inc.
1901 North Roselle Road
Schaumburg, Illinois 60195

Horizon PCS, Inc.
66 E. Main St.
Chillicothe, OH 45601

March 17, 2005

SPCP Group, LLC
Silver Point Capital Fund, L.P,
Silver Point Capital Offshore Fund, Ltd.
c/o Silver Point Capital
600 Steamboat Road
Greenwich, CT 06830

Ladies and Gentlemen:

        This letter agreement is to confirm our agreement regarding (i) all of the shares, $.0001 par value per share ("Horizon Common Stock"), of Horizon PCS, Inc., a Delaware corporation ("Horizon"), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you and any other shares of Horizon Common Stock as to which you may hereafter acquire beneficial ownership (the "Horizon Shares") and (ii) all of the shares, $.01 par value per share ("iPCS Common Stock" and, together with Horizon Common Stock, "Common Stock"), of iPCS, Inc., a Delaware corporation ("iPCS" and, together with Horizon, the "Companies"), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you and any other shares of iPCS Common Stock as to which you may hereafter acquire beneficial ownership (the "iPCS Shares" and, together with the Horizon Shares, the "Shares"). In order to induce the Companies to enter into an Agreement and Plan of Merger to be dated as of the date hereof (the "Merger Agreement"), you and the Companies hereby agree as set forth herein (capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement). You acknowledge and agree that it is a condition to the Companies' willingness to enter into the Merger Agreement that you enter into this letter agreement, and agree that the entry into the Merger Agreement by the Companies constitutes good and sufficient consideration for your obligations hereunder.

        At any meeting of stockholders of either Company with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of either Company with respect to any of the following matters, you hereby agree to vote or cause to be voted all of the Horizon Shares or iPCS Shares, as applicable, over which you have voting power (i) in favor of approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement, including, in the case of the iPCS Shares, the amendment of the Restated Certificate of Incorporation of iPCS, (ii) against any Alternative Transaction involving the applicable Company, and (iii) against any of the following actions (other than that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any reorganization, recapitalization, dissolution, liquidation or winding up of the applicable Company, (B) any material change in the capitalization of the applicable Company or the applicable Company's corporate structure, or (C) any other matters which are intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger and the transactions contemplated by the Merger Agreement. In furtherance of your voting agreement in this paragraph, you hereby revoke any and all previous proxies with respect to any of the Shares and grant to Horizon (in the case of the iPCS Shares) and iPCS (in the case of the Horizon Shares) and such individuals or entities as Horizon or iPCS (as applicable) may designate an irrevocable proxy to vote all of the Shares owned by you in accordance with this paragraph on any matters which may be presented to stockholders of the applicable Company with respect to the matters referred to in (i), (ii) and (iii) above in this paragraph. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as either Company may reasonably request to effectuate its proxy and voting rights under this paragraph. Your obligation to vote Shares in accordance with the provisions of this paragraph shall apply whether or not there is an Adverse Recommendation Change by the Board of Directors of either Company (or any committee thereof); provided, however, that, in the event of an Adverse Recommendation Change by the Board of Directors of iPCS (or any committee thereof) (other than in connection with acceptance of a Superior Proposal), your obligation to vote iPCS Shares in the manner set forth in clauses (i) through (iii) of this paragraph and the proxy granted hereunder shall only apply to an aggregate number of iPCS Shares that is equal to 16.5% of the total number of shares of iPCS Common Stock entitled to vote in respect of such matter. Notwithstanding anything to the contrary contained herein, the obligation for you to vote the Shares and the proxy granted to the Companies hereby shall automatically terminate and be of no further force and effect upon the termination of this letter agreement in accordance with its terms.

        Notwithstanding anything in this letter agreement to the contrary, the Companies understand and acknowledge that you will have no obligation as a result of this letter agreement to exercise stock options or other derivative securities exercisable, exchangeable or convertible into shares of Common Stock (collectively, "Options").

        You hereby represent and warrant that (i) except as otherwise noted thereon, you beneficially own and have the sole power to vote or cause to be voted the Shares set forth on Schedule I hereto and beneficially own the Options set forth on Schedule I and that as of the date hereof, the Shares and Options set forth on Schedule I constitute all of the Shares or Options beneficially owned by you and you have good and valid title to those Shares and Options, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature, (ii) this letter agreement has been duly authorized and is a valid and binding agreement, enforceable against you, in accordance with its terms and you have the corporate or other power to enter into this letter agreement and (iii) neither the execution of this letter agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, conflict with or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you are a party or by which you or the Shares are bound.

        You hereby covenant and agree that, except as contemplated by this letter agreement and the Merger Agreement, you shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein unless the transferee agrees in writing with iPCS or Horizon (as applicable) to be bound by the terms of this letter agreement with respect to the Shares or interests so transferred, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein unless such contract, option or other agreement or understanding is in writing and contains a provision pursuant to which the transferee agrees in writing with iPCS or Horizon (as applicable) to be bound by the terms of this letter agreement with respect to the Shares or interests to be transferred hereunder, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (vi) take any other action that would in any way restrict, limit or interfere with the performance of your obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

        Subject to the terms and conditions of this Agreement, you hereby agree to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this letter agreement.

        You hereby agree that while this letter agreement is in effect you shall promptly notify each Company of the number of any additional shares of Common Stock or Options acquired by you, if any, after the date hereof.

        Each Company hereby represents and warrants that it has the corporate power and is duly authorized to enter into this letter agreement and that this letter agreement constitutes a valid and binding agreement of such Company, enforceable against such Company in accordance with its terms.

        We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of the Companies. If any of your Affiliates, employees or agents is an officer or member of the Board of Directors of either Company, nothing herein shall in any way limit or affect actions taken by them in such capacity, and no action taken in their capacity as such an officer or director in furtherance of their fiduciary duties as an officer or director of such Company shall be deemed to be a breach of the provisions of this letter agreement.

        We each hereby agree that this letter agreement creates legally binding commitments, enforceable in accordance with their terms. This letter agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This letter agreement is not intended to confer upon any other person any rights or remedies hereunder.

        This letter agreement (and the irrevocable proxy granted hereby) will terminate, and all rights and obligations of the parties hereto shall terminate, upon the Expiration Date (in each case, without any further action by any party hereto). "Expiration Date" shall mean the date and the time of the earlier of (i) the written consent of the parties hereto, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time, (iv) an amendment of the Merger Agreement without your consent that (A) changes the Exchange Ratio, the form of consideration paid in the Merger or the terms of Section 7.12 of the Merger Agreement and/or (B) changes any other material term of the Merger Agreement in a manner that is materially adverse to you, (v) a waiver by the Company of a condition to the Company's obligation to close the Merger without your consent and (vi) September 30, 2005. No such termination shall relieve any party hereto from liability for any willful breach of this letter agreement occurring prior to the Expiration Date.

        This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in the State of New York in any action arising out of or relating to this letter agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such New York state or federal court, hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and hereby irrevocably waives the right to a trial by jury. Nothing in this paragraph will affect the right of any party hereto to bring any action arising out of or relating to this letter agreement in any other court if the New York state or federal court will not take jurisdiction of any such action. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

        Each party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this letter agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law, and therefore agrees that in the event of any such breach, each party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without posting a bond or other security, in addition to any other remedy to which it may be entitled, at law or in equity.

        If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[intentionally left blank]

        Please indicate your agreement to the foregoing by signing this letter agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.

Sincerely,
iPCS, INC.
By:	/s/ TIMOTHY M. YAGER
Name: Timothy M. Yager Title: President and Chief Executive Officer
HORIZON PCS, INC.
By:	/s/ WILLIAM A. MCKELL
Name: William A. McKell Title: President and Chief Executive Officer

Acknowledged and agreed as of the date first written above:

SPCP GROUP, LLC
By: Silver Point Capital, L.P. its managing member
By: Silver Point Capital Management, LLC its general partner
By:	/s/ JEFFREY GELFAND
Name: Jeffrey Gelfand Title: Chief Financial Officer
SILVER POINT CAPITAL FUND, L.P.
By: Silver Point Capital General Partner, LLC its general partner
By:	/s/ JEFFREY GELFAND
Name: Jeffrey Gelfand Title: Chief Financial Officer
SILVER POINT CAPITAL OFFSHORE FUND, LTD.
By:	/s/ JEFFREY GELFAND
Name: Jeffrey Gelfand
Title: Chief Financial Officer

SCHEDULE I—SHARES AND OPTIONS OWNED

Number of Shares owned: 2,222,764

Number of Options owned: 0

ANNEX E

ANCILLARY AGREEMENT

        ANCILLARY AGREEMENT, dated as of March 17, 2005 (the "Agreement"), by and among the following:

            (i)  iPCS, Inc., a Delaware corporation ("iPCS");

           (ii)  AIG Annuity Insurance Company; AIG Life Insurance Company; AIG Retirement Services, Inc. (formerly AIG SunAmerica,Inc.); SunAmerica Life Insurance Company; The Variable Annuity Life Insurance Company; Valic Company II Strategic Bond Fund; SunAmerica Income Funds—SunAmerica High Yield Bond Fund; SunAmerica Series Trust—SunAmerica High Yield Bond Portfolio; SunAmerica Income Funds—SunAmerica Strategic Bond Fund; and Valic Company II High Yield Bond Fund (collectively, "AIGGIC");

          (iii)  SPCP Group, LLC; Silver Point Capital Fund, L.P.; and Silver Point Capital Offshore Fund, Ltd. (collectively, "Silver Point");

          (iv)  Timothy M. Yager 2001 Trust, dated September 24, 2001 ("Yager"); and

           (v)  Apollo Investment Fund IV, L.P.; and Apollo Overseas Partners IV, L.P. (collectively, "Apollo").

        WHEREAS, iPCS, AIGGIC, Silver Point and Yager entered into that certain Registration Rights Agreement dated as of July 20, 2004 (the "Registration Rights Agreement").

        WHEREAS, in connection with the proposed merger of Horizon PCS, Inc. ("Horizon") with and into iPCS (the "Merger") pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between iPCS and Horizon (the "Merger Agreement"), the parties hereto desire to provide the rights and covenants set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1.     Each of iPCS, AIGGIC, Silver Point, Yager and Apollo agrees that, prior to or as of the Effective Time (as defined in the Merger Agreement) of the Merger, it will enter into any and all documents and agreements as are necessary to amend the Registration Rights Agreement in accordance with the provisions set forth on Exhibit A hereto, such documents and agreements to become effective at the Effective Time.

          2.     AIGGIC hereby covenants and agrees that it shall not, prior to the Effective Time of the Merger (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the shares of common stock, $0.01 par value per share, of iPCS (the "iPCS Common Stock") beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by it and any other shares of iPCS Common Stock to which it may hereafter acquire beneficial ownership, or any interest therein unless the transferee agrees in writing with the other parties hereto to be bound by the terms of this Agreement with respect to the shares or interests so transferred (including, without limitation, all of the transferor's obligations hereunder) or (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein unless such contract, option or other agreement or understanding is in writing and contains a provision pursuant to which the transferee agrees in writing with the other parties hereto to be bound by the terms of this Agreement with respect to the shares or interests to be transferred thereunder (including, without limitation, all of the transferor's obligations hereunder). Apollo hereby covenants and agrees that it shall not, prior to the Effective Time of the Merger (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the shares of common stock, $0.0001 par value per share, of Horizon (the "Horizon Common Stock") beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by it and any other shares of Horizon Common Stock to which it may hereafter acquire beneficial ownership, or any interest therein unless the transferee agrees in writing with the other parties hereto to be bound by the terms of this Agreement with respect to the shares or interests so transferred (including, without limitation, all of the transferor's obligations hereunder) or (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein unless such contract, option or other agreement or understanding is in writing and contains a provision pursuant to which the transferee agrees in writing with the other parties hereto to be bound by the terms of this Agreement with respect to the shares or interests to be transferred thereunder (including, without limitation, all of the transferor's obligations hereunder). Silver Point hereby covenants and agrees that it shall not, prior to the Effective Time of the Merger (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the shares of iPCS Common Stock or Horizon Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by it and any other shares of iPCS Common Stock or Horizon Common Stock to which it may hereafter acquire beneficial ownership, or any interest therein unless the transferee agrees in writing with the other parties hereto to be bound by the terms of this Agreement with respect to the shares or interests so transferred (including, without limitation, all of the transferor's obligations hereunder) or (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein unless such contract, option or other agreement or understanding is in writing and contains a provision pursuant to which the transferee agrees in writing with the other parties hereto to be bound by the terms of this Agreement with respect to the shares or interests to be transferred thereunder (including, without limitation, all of the transferor's obligations hereunder). Each of AIGGIC, Silver Point and Apollo hereby represents that, except as otherwise noted thereon, it beneficially owns and has the sole power to vote or cause to be voted the shares of iPCS and/or Horizon Common Stock (as applicable) set forth on Exhibit B hereto and beneficially owns the options to purchase such shares set forth on Exhibit B and that as of the date hereof, the shares and options set forth on Exhibit B constitute all of the shares or options beneficially owned by it.

          3.     If the Effective Time occurs, until such time as the Resale S-4 (as defined in Exhibit A hereto) or the Shelf Registration Statement (as defined in Exhibit A hereto) or an amendment to the Current Shelf (as defined in Exhibit A hereto) covering shares of iPCS Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Apollo upon consummation of the Merger is declared effective by the Securities and Exchange Commission, each of AIGGIC, Silver Point and Yager hereby covenants and agrees that neither it nor any transferee shall sell any of its shares of iPCS Common Stock pursuant to any registration statement established by the Company in accordance with the Registration Rights Agreement.

          4.     This Agreement will terminate, and all rights and obligations of the parties hereto shall terminate, upon the Expiration Date. "Expiration Date" shall mean the date and the time of the earlier of (i) the written consent of all of the parties hereto, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) if the Merger has not closed by such date, September 30, 2005. No such termination shall relieve any party hereto from liability for any willful breach of this letter agreement occurring prior to the Expiration Date.

          5.     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in the State of New York in any action arising out of or relating to this letter agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such New York state or federal court, hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and hereby irrevocably waives the right to a trial by jury. Nothing in this paragraph will affect the right of any party hereto to bring any action arising out of or relating to this letter agreement in any other court if the New York state or federal court will not take jurisdiction of any such action. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

          6.     If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

iPCS, INC.
By:	/s/ TIMOTHY M. YAGER
Name: Timothy M. Yager Title: President and Chief Executive Officer
AIG ANNUITY INSURANCE COMPANY AIG LIFE INSURANCE COMPANY AIG RETIREMENT SERVICES, INC. (formerly AIG SunAmerica, Inc.) SUNAMERICA LIFE INSURANCE COMPANY THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
By:	AIG Global Investment Corp., as Investment Adviser
By:	/s/ RYAN LANGDON
Name: Ryan Langdon
Title: Managing Director
VALIC COMPANY II STRATEGIC BOND FUND SUNAMERICA INCOME FUNDS—SUNAMERICA HIGH YIELD BOND FUND SUNAMERICA INCOME FUNDS—SUNAMERICA STRATEGIC BOND FUND VALIC COMPANY II HIGH YIELD BOND FUND
By:	AIG Global Investment Corp., as Investment Sub-Adviser
By:	/s/ RYAN LANGDON
Name: Ryan Langdon
Title: Managing Director
SUNAMERICA SERIES TRUST—SUNAMERICA HIGH YIELD BOND PORTFOLIO
By:	AIG SunAmerica Asset Management Corp., as Investment Adviser
By:	/s/ THOMAS REEG
Name: Thomas Reeg
Title: Portfolio Manager
[Signature Page to Ancillary Agreement]

SPCP GROUP, LLC By: Silver Point Capital, L.P. its managing member
By: Silver Point Capital Management, LLC its general partner
By:	/s/ JEFFREY GELFAND
Name: Jeffrey Gelfand Title: Chief Financial Officer
SILVER POINT CAPITAL FUND, L.P.
By: Silver Point Capital General Partner, LLC its general partner
By:	/s/ JEFFREY GELFAND
Name: Jeffrey Gelfand Title: Chief Financial Officer
SILVER POINT CAPITAL OFFSHORE FUND, LTD.
By:	/s/ JEFFREY GELFAND
Name: Jeffrey Gelfand Title: Chief Financial Officer
[Signature Page to Ancillary Agreement]

TIMOTHY M. YAGER 2001 TRUST, DATED SEPTEMBER 24, 2001
By:	/s/ TIMOTHY M. YAGER
Name: Timothy M. Yager Title: Trustee
APOLLO INVESTMENT FUND IV, L.P.
By:	Apollo Advisors IV, L.P.
Its:	General Partner
By:	Apollo Capital Management IV, Inc.
Its:	General Partner
By:	/s/ MICHAEL D. WEINER
Name: Michael D. Weiner Title: Vice President
APOLLO OVERSEAS PARTNERS IV, L.P.
By:	Apollo Advisors IV, L.P.
Its:	General Partner
By:	Apollo Capital Management IV, Inc.
Its:	General Partner
By:	/s/ MICHAEL D. WEINER
Name: Michael D. Weiner Title: Vice President
[Signature Page to Ancillary Agreement]

Exhibit A—Amendments to Registration Rights Agreement

  •
  Apollo will be added as an "Investor" under the Agreement with the same rights as AIGGIC and Silver Point currently have under the Agreement (as those rights will be modified as set forth below). This will include an obligation by the Company to either (i) prepare its Form S-4 registration statement required pursuant to Section 7.18(a) of the Merger Agreement to register resales by Apollo and Silver Point of the shares of the Company's common stock that each receives in the Merger (the "Resale S-4") or (ii) if the Company does not prepare and cause to be effective the Resale S-4 pursuant to the previous clause (i), as soon as reasonably practicable (but in no event more than 15 days after Effective Time of the Merger) file a shelf registration statement with respect to Apollo's and Silver Point's shares (the "Shelf Registration Statement") or add Apollo to the current shelf registration with respect to AIGGIC and Silver Point (the "Current Shelf"). The Company's obligation to keep the Resale S-4 or the Shelf Registration Statement (as applicable) effective will terminate on the earlier of (i) 11/24/06 (which is the date that the Company's obligation to keep the Current Shelf effective terminates) and (ii) the date that all of Apollo's shares and Silver Point's shares cease to be Registrable Securities (as defined in the Agreement). During the period starting on the date on which the Resale S-4 or the Shelf Registration Statement (as applicable) is declared effective and ending on the date on which the Company is no longer obligated to keep the Resale S-4 or the Shelf Registration Statement (as applicable) effective pursuant to the terms of the Agreement, if for any reason the Resale S-4 or Shelf Registration Statement (as applicable) shall be unavailable for resales by Apollo or Silver Point (other than solely as a result of actions by Apollo or Silver Point) then neither AIGGIC nor Silver Point shall sell shares under the Current Shelf. During the period starting on the Effective Time of the Merger and ending on the date on which the Company is no longer obligated to keep the Current Shelf effective pursuant to the terms of the Agreement, if for any reason the Current Shelf shall be unavailable for resales by AIGGIC or Silver Point (other than solely as a result of actions by AIGGIC or Silver Point) then neither Apollo nor Silver Point shall sell shares under the Resale S-4 or Shelf Registration Statement (as applicable).

  •
  There will be a total of four demand rights that will be divided among the Investors as follows: (i) each of AIGGIC, Silver Point and Apollo will have one demand right and (ii) the fourth demand right will be exercisable by one or more of AIGGIC, Silver Point and Apollo (each Investor who participates in the offering that results from this fourth demand right (whether by making the demand or by piggy backing on the demand) will have equal priority in the offering).

  •
  Section 5(a) of the Registration Rights Agreement will be amended and restated as follows:

        Restrictions on Public Sales by the Investors.    In connection with any underwritten offering of Registrable Securities by the Company (whether pursuant to this Agreement or otherwise), each Investor will agree with the managing underwriter not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities, and not to effect any public sale or distribution of any other equity security of the Company, or of any security convertible into or exchangeable or exercisable for any equity security of the Company, (in each case, other than as part of the underwritten public offering pursuant to this Agreement) during the ten (10) business day period prior to the effective date of the applicable registration statement, if such date is known, and during such period as the managing underwriter may request (not to exceed ninety (90) days) following the date of the final prospectus; provided that each officer, director and other selling shareholder under the proposed registration shall also agree to the restrictions contained in this SECTION 5(a).

Exhibit A-1

Exhibit B—Share Ownership

Name	Number of shares of iPCS Common Stock	Number of shares of Horizon Common Stock	Number of: iPCS Options	Number of Horizon Options
AIGGIC	2,623,534	0	0	0
Silver Point	2,227,764	764,768	0	0
Yager	50,000	0	0	0
Apollo	0	3,402,121	0	0

Exhibit B-1

ANNEX F

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com

March 17, 2005

The Board of Directors
iPCS, Inc.
1901 N. Roselle Road, Suite 500
Schaumburg, IL 60195

Gentlemen:

        We understand that iPCS, Inc. ("iPCS") and Horizon PCS, Inc. ("Horizon") plan to enter into an Agreement and Plan of Merger dated as of March 17, 2005 (the "Merger Agreement") pursuant to which Horizon shall merge with and into iPCS (the "Merger"), with iPCS continuing as the surviving corporation. We further understand that, pursuant to the Merger Agreement, each share of Horizon common stock issued and outstanding immediately prior to the Merger (other than shares held (x) in Horizon's treasury or (y) directly or indirectly by iPCS or Horizon or any of their respective Subsidiaries (as defined in the Merger Agreement)), shall, by virtue of the Merger Agreement and without any action on part of the holder thereof, be converted into 0.7725 shares of iPCS common stock (the "Exchange Ratio"). As more specifically set forth in the Merger Agreement, in the Merger each outstanding option to purchase shares of common stock of Horizon will be converted into an option to purchase shares of common stock of iPCS, adjusted to reflect the Exchange Ratio. You have provided us with a copy of the Merger Agreement in substantially final form.

        You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

        In the course of performing our review and analyses for rendering this opinion, we have:

  •
  reviewed the Merger Agreement;

  •
  reviewed iPCS' Annual Report on Form 10-K for the fiscal year ended September 30, 2004, iPCS' Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and iPCS' Current Reports on Form 8-K since July 20, 2004;

  •
  reviewed Horizon's Draft Audited Financial Statements for the year ended December 31, 2003 and the periods ended September 30, 2004 and December 31, 2004 (substantially in the form expected to be filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004), and a draft of Horizon's Registration Statement on Form S-4 dated as of March 11, 2005;

  •
  reviewed Horizon's Monthly Operating Reports for each month from January 2004 to January 2005, as prepared and provided to us by Horizon management;

  ATLANTA -- BEIJING -- BOSTON -- CHICAGO -- DALLAS -- DENVER -- DUBLIN -- HONG KONG -- LONDON

  LOS ANGELES -- LUGANO -- MILAN -- NEW YORK -- SAN FRANCISCO -- SAN JUAN -- SÃO PAULO -- SHANGHAI -- SINGAPORE -- TOKYO

F-1

  •
  reviewed iPCS' and Horizon's respective bankruptcy filings, including the Second Amended and Restated Joint Plan of Reorganization for iPCS, iPCS Wireless, Inc. and iPCS Equipment, Inc. and the related Disclosure Statement dated as of May 26, 2004 and the Joint Plan of Reorganization of Horizon, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC and the related Disclosure Statement dated as of August 12, 2004;

  •
  reviewed iPCS' Confidential Offering Circular dated April 22, 2004 in connection with the offering of its 11.50% Senior Notes due 2012 and Horizon's Confidential Offering Circular dated July 8, 2004 in connection with the offering of its 11.375% Senior Notes due 2012;

  •
  reviewed certain operating and financial information relating to iPCS' and Horizon's businesses and prospects, including projections for each company for the ten years ended December 31, 2014, all as prepared and provided to us by iPCS' management;

  •
  reviewed certain operating and financial information relating to Horizon's business and prospects, including projections for the five years ended December 31, 2009, all as prepared and provided to us by Horizon's management;

  •
  reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, prepared and provided to us by iPCS' management;

  •
  met with certain members of iPCS' and Horizon's senior management to discuss iPCS' and Horizon's respective businesses, operations, historical and projected financial results and future prospects;

  •
  reviewed the historical prices, trading multiples and trading volumes of the common shares of iPCS and Horizon;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to iPCS and Horizon;

  •
  reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to Horizon and/or which we deemed similar to the Merger;

  •
  performed discounted cash flow analyses based on the projections for iPCS and Horizon and synergy estimates for the combined company furnished to us;

  •
  reviewed the pro forma financial results, financial condition and capitalization of the combined company giving effect to the Merger; and

  •
  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by iPCS and Horizon including, without limitation, the projections and synergy estimates. With respect to iPCS' and Horizon's projected financial results and the potential synergies that could be achieved upon consummation of the Merger, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of both iPCS and Horizon as to the expected future performance of iPCS and Horizon. We have not assumed any responsibility for the independent verification of any such information or of the projections and synergy estimates provided to us, and we have further relied upon the assurances of the senior managements of iPCS and Horizon

F-2

that they are unaware of any facts that would make the information, projections and synergy estimates provided to us incomplete or misleading.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of iPCS and Horizon, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We have further assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on iPCS or Horizon.

        We do not express any opinion as to the price or range of prices at which the shares of common stock of iPCS and Horizon may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the shares of common stock of iPCS may trade subsequent to the consummation of the Merger.

        We have acted as a financial advisor to iPCS in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by both iPCS and Horizon to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities of iPCS and/or Horizon for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is intended for the benefit and use of the Board of Directors of iPCS and does not constitute a recommendation to the Board of Directors of iPCS or any holders of iPCS common stock as to how to vote in connection with the Merger. This opinion does not address iPCS' underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for iPCS or the effects of any other transaction in which iPCS might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement-prospectus to be distributed to the holders of iPCS common stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to iPCS and to the stockholders of iPCS common stock.

Very truly yours,
BEAR, STEARNS & CO. INC.
By:	/s/ FRED J. TURPIN JR. Fred J. Turpin Jr. Senior Managing Director

F-3

ANNEX G

March 16, 2005

Board of Directors
Horizon PCS, Inc.
68 East Main Street
Chillicothe, Ohio 45601-0480

Members of the Board:

        We understand that Horizon PCS, Inc. (the "Company") intends to enter into an agreement with iPCS, Inc. ("iPCS") pursuant to which the Company will merge with and into iPCS (the "Merger" or "Proposed Transaction"). Upon the effectiveness of the Merger, each outstanding share of common stock of the Company (the "Company Common Stock") will be converted into the right to receive 0.7725 (the "Exchange Ratio") of a share of common stock of iPCS (the "iPCS Common Stock"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger (the "Agreement"), dated as of March 17, 2005, by and between the Company and iPCS.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, dated March 17, 2005, and the specific financial terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including quarterly earnings releases for the quarters ended June 30, 2004 and September 30, 2004 and the Company's Joint Plan of Reorganization dated August 12, 2004, (3) publicly available information concerning iPCS that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2004, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company, (5) financial and operating information with respect to the business, operations and prospects of iPCS furnished to us by iPCS, including financial projections of iPCS prepared by the management of iPCS, (6) the trading history of (i) the Company Common Stock from October 15, 2004 to March 14, 2005 and (ii) iPCS Common Stock from August 5, 2004 to March 14, 2005, and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company and iPCS with each other and with those of other companies that we deemed relevant, (8) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that we deemed relevant, (9) the potential pro forma impact of the Merger on the future financial performance of the combined company giving effect to the cost savings and operating synergies (collectively, the "Expected Synergies"), which the managements of the Company and iPCS expect to result from the Merger, (10) a comparison of the liquidity and trading dynamics of the Company Common Stock versus the potential pro forma impact of the Merger on the future liquidity and trading dynamics of iPCS Common Stock in the combined company (11) the relative financial contributions of the Company and iPCS to the combined company on a pro forma basis following the Merger, and (12) the terms of certain existing agreements that the Company and iPCS have with Sprint Corporation, and the potential impact of the Proposed

Transaction on the relationship with Sprint Corporation. In addition, we have had discussions with the managements of the Company and iPCS and their respective representatives and advisors concerning their businesses, operations, assets, financial condition and prospects (including but not limited to the Company's expected capital expenditure amounts and customer acquisition costs) and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and iPCS that neither the Company nor iPCS is aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company as to the future financial performance of the Company. In addition, we have discussed with the management of the Company certain other assumptions, estimates and sensitivities for the potential future financial performance of the Company which resulted in adjustments to the Company's projections. Upon advice of the Company, we have relied upon such adjusted projections of the Company, as well as the projections of the management of the Company, in performing our analysis. With respect to the financial projections provided by the management of iPCS, upon advice of iPCS, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of iPCS as to the future financial performance of iPCS and that iPCS will perform in accordance with such financial projections. With respect to the Expected Synergies estimated by the managements of the Company and iPCS to result from the Merger, we have assumed that such Expected Synergies will be realized substantially in accordance with such expectations. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of either the Company or iPCS and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or iPCS. Upon advice of the Company and its legal and accounting advisors, we have also assumed that the Proposed Transaction will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        In addition, we express no opinion as to (i) the prices at which shares of iPCS and Company common stock will trade following the announcement of the Proposed Transaction or (ii) the prices at which shares of iPCS common stock will trade following the consummation of the Proposed Transaction.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the Company's stockholders is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt securities of the Company and iPCS for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
/s/ Lehman Brothers
LEHMAN BROTHERS

ANNEX H

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262—APPRAISAL RIGHTS.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251 (g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated—as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX I

Adopted September 27, 2004

CHARTER OF
THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
OF iPCS, INC.

  I.    PURPOSE

        The audit committee is established by and among the board of directors (the "Board") of iPCS, Inc. (the "Company") for the primary purpose of assisting the Board in:

  •
  overseeing the integrity of the Company's financial statements;

  •
  overseeing the Company's compliance with material legal and regulatory requirements;

  •
  overseeing the registered public accounting firm's qualifications and independence;

  •
  overseeing the performance of the Company's registered public accounting firm; and

  •
  overseeing the Company's systems of disclosure controls and procedures, internal controls over financial reporting.

        Consistent with this function, the audit committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures, and practices at all levels. The audit committee should also provide for open communication among the registered public accounting firm, financial and senior management and the Board. The audit committee has the authority to obtain advice and assistance from and rely on information and advice provided by and expertise of outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities.

        The audit committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this charter. The audit committee will report regularly to the Board regarding the execution of its duties and responsibilities.

  II.    COMPOSITION, QUALIFICATIONS, AND MEETINGS

        The audit committee will comprise three or more directors as determined by the Board, with one of the members appointed as Audit Committee Chair. Each audit committee member will be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. All committee members must be independent, including being free of disallowed compensation agreements, under all other applicable rules and regulations.

        All members of the committee must comply with all financial literacy requirements of the Nasdaq Stock Market. The Board will determine whether at least one member of the committee qualifies as an "audit committee financial expert" in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC. Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs, including those conducted by the Company or outside consultants.

        The members of the committee will be elected by the Board at the annual organizational meeting of the Board to serve until their successors are elected. Unless a chairperson is elected by the full Board, the members of the committee may designate a chairperson by majority vote.

        The committee will meet at least four times annually, or more frequently as circumstances dictate. Each regularly scheduled meeting will conclude with an executive session of the committee absent members of management. As part of its responsibility to foster open communication, the committee will meet periodically with management and the registered public accounting firm in separate executive sessions. In addition, the committee will meet with the registered public accounting firm and management to discuss the annual audited financial statements and quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  III.    RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties, the audit committee will:

  Documents/Reports/Accounting Information Review

        1.     Review this charter periodically—at least annually—and recommend to the Board of directors any necessary amendments.

        2.     Review and discuss with management and the registered public accounting firm the Company's annual financial statements, quarterly financial statements (prior to the Company's 10-Q filings or release of earnings), and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the registered public accounting firm (or summaries thereof).

        3.     Recommend to the Board whether the financial statements should be included in the annual report on Form 10-K.

        4.     Discuss earnings press releases, including the type and presentation of information, paying particular attention to any pro forma or adjusted non-GAAP information. Such discussions may be in general terms (i.e., discussion of the types of information to be disclosed and the types of presentations to be made).

  Registered Public Accounting Firm

        5.     Appoint (and recommend that the Board submit for stockholder ratification, if applicable), compensate, retain, and oversee the work performed by the registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Review the performance of the registered public accounting firm and remove the registered public accounting firm if circumstances warrant. The registered public accounting firm will report directly to the audit committee and the audit committee will oversee the resolution of disagreements between management and the registered public accounting firm if they arise. Consider whether the auditor's performance of permissible nonaudit services is compatible with the auditor's independence. Discuss with the registered public accounting firm the matters required to be discussed under Statement on Auditing Standards ("SAS") No. 61, as amended by SAS No. 84 and SAS No. 90.

        6.     Review with the registered public accounting firm any problems or difficulties and management's response; review the registered public accounting firm's attestation and report on management's internal control report, from the time that such reports are prepared; and hold timely discussions with the registered public accounting firm regarding the following:

  •
  all critical accounting policies and practices;

  •
  all alternative treatments of financial information within generally accepted accounting principles ("GAAP") that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and

  •
  other material written communications between the registered public accounting firm and management, including, but not limited to, the management letter and schedule of unadjusted differences.

        7.     At least annually, obtain and review a report by the registered public accounting firm describing:

  •
  the firm's internal quality-control procedures;

  •
  any material issues raised by the most recent internal quality-control review or peer review, or by any inquiry or investigation conducted by governmental or professional authorities during the preceding five years with respect to independent audits carried out by the firm, and any steps taken to deal with any such issues; and

  •
  all relationships between the registered public accounting firm and the Company, addressing the matters set forth in Independence Standards Board Standard No. 1.

        This report should be used to evaluate the registered public accounting firm's qualifications, performance, and independence. Further, the committee will review the experience and qualifications of the lead partner and other senior members of the independent audit team each year and determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The committee will also consider whether there should be rotation of the firm itself.

        8.     Actively engage in dialogue with the registered public accounting firm with respect to any disclosed relationships or services that may affect the independence and objectivity of the auditor and take, or recommend that the full Board take, appropriate actions to oversee the independence of the outside auditor.

        9.     Review and pre-approve (which may be pursuant to pre-approval policies and procedures) both audit and nonaudit services to be provided by the registered public accounting firm. The authority to grant pre-approvals may be delegated to one or more designated members of the audit committee whose decisions will be presented to the full audit committee at its next regularly scheduled meeting. Approval of nonaudit services will be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

        10.   Set clear hiring policies, compliant with governing laws and regulations, for employees or former employees of the registered public accounting firm.

  Financial Reporting Processes, Accounting Policies, and Internal Control Structure

        11.   In consultation with the registered public accounting firm, review the integrity of the organization's financial reporting processes (both internal and external) and the internal control structure (including disclosure controls and procedures and internal control over financial reporting).

        12.   Receive and review any disclosure from the Company's CEO or CFO made in connection with the certification of the Company's quarterly and annual reports filed with the SEC of: a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize, and report financial data; and b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

        13.   Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles;

major issues as to the adequacy of the Company's internal controls; and any special audit steps adopted in light of material control deficiencies.

        14.   Review analyses prepared by management (and the registered public accounting firm as noted in item 7 above) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

        15.   Review the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the financial statements of the Company.

        16.   Review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K.

        17.   Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

        18.   Establish procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

  Legal Compliance and Risk Management

        19.   Review, with the Company's counsel, material legal compliance matters, including corporate securities trading policies.

        20.   Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

        21.   Discuss policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company's major financial risk exposures and the steps management has undertaken to control them.

  Other Responsibilities

        22.   Review with the registered public accounting firm and management the extent to which changes or improvements in financial or accounting practices have been implemented.

        23.   Prepare the report that the SEC requires to be included in the Company's annual proxy statement.

        24.   Conduct an annual performance assessment relative to the audit committee's purpose, duties, and responsibilities outlined herein.

        25.   Perform any other activities consistent with this charter, the Company's bylaws, and governing law, as the Board deems necessary or appropriate.

  IV.    PROCEDURES

  Fees

        The Company shall provide for appropriate funding, as determined by the audit committee, for payment of compensation: (a) to the registered public accounting firm; (b) to any outside legal accounting or other advisors employed by the audit committee; and (c) for ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

  Limitations

        While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits, to prepare financial statements, or to determine that the Company's financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the registered public accounting firm. In addition, it is not the audit committee's responsibility to ensure compliance with laws. This is the responsibility of management.

        ADOPTED BY THE BOARD OF DIRECTORS: September 27, 2004

        LAST ANNUAL AUDIT COMMITTEE CHARTER REVIEW: September 20, 2004

PART II—Information Not Required in Prospectus

Item 20.    Indemnification of Directors and Officers.

        iPCS' Restated Certificate of Incorporation provides that the liability of our directors to or any of its stockholders for monetary damages arising from acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of Delaware or any other applicable law. This limitation does not apply with respect to any action in which a director would be liable under Section 174 of the General Corporation Law of the State of Delaware nor does it apply with respect to any liability in which a director:

  •
  breached his or her duty of loyalty to iPCS or its stockholders;

  •
  did not act in good faith or, in failing to act, did not act in good faith;

  •
  acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

  •
  derived an improper personal benefit.

        iPCS' Restated Certificate of Incorporation provides that iPCS shall indemnify its directors, officers and employees and agents and former directors and officers to the fullest extent permitted by the laws of Delaware or any other applicable law. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, iPCS has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by iPCS or in its rights) by reason of the fact that he or she is or was a director, officer, employee or agent of iPCS, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he or she reasonably believed to be in iPCS' best interest, or not opposed to iPCS' best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The power to indemnify applies to actions brought by iPCS or in its rights as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

        iPCS has directors' and officers' liability insurance covering its directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling iPCS pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

A list of exhibits filed with this registration statement is contained in the index to exhibits which is incorporated by reference.

(b)
Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the financial statements or related notes.

(c)
Item 4(b) Information

Incorporated as Appendices B and C to the joint proxy statement-prospectus, which constitutes a part of this registration statement.

Item 22.    Undertakings.

        The undersigned Registrant hereby undertakes:

        (A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B)  For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)  To respond to requests for information that is incorporated by reference into the joint proxy statement-prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (D)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (E)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (F)  That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg, State of Illinois, on April 15, 2005.

iPCS, INC.
By:	/s/ TIMOTHY M. YAGER Name: Timothy M. Yager Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Timothy M. Yager and Stebbins B. Chandor, Jr., and each of them, with full power to act without the other, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto, and any and all documents in connection therewith, with the U.S. Securities and Exchange Commission, or with any other regulatory authority, and hereby grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ TIMOTHY M. YAGER Timothy M. Yager	Director, President and Chief Executive Officer, (Principal Executive Officer)	April 15, 2005
/s/ TIMOTHY C. BABICH Timothy C. Babich	Director	April 15, 2005
/s/ DONALD L. BELL Donald L. Bell	Director	April 15, 2005
/s/ EUGENE I. DAVIS Eugene I. Davis	Director	April 15, 2005

S-1

/s/ ERIC F. ENSOR Eric F. Ensor	Director	April 15, 2005
/s/ JAMES J. GAFFNEY James J. Gaffney	Director	April 15, 2005
/s/ KEVIN M. ROE Kevin M. Roe	Director	April 15, 2005
/s/ STEBBINS B. CHANDOR, JR. Stebbins B. Chandor, Jr.	Executive Vice President Operations and Chief Financial Officer (Principal Financial Officer)	April 15, 2005
/s/ PATRICIA M. GRETEMAN Patricia M. Greteman	Vice President and Controller (Principal Accounting Officer)	April 15, 2005

S-2

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 17, 2005, by and between iPCS, Inc. and Horizon PCS, Inc. (Incorporated by reference to Annex A to the joint proxy statement-prospectus which constitutes a part of this registration statement)
2.2	Support Agreement, dated as of March 17, 2005, by and among iPCS, Inc., Apollo Investment Fund IV, L.P. and certain of its affiliates (Incorporated by reference to Annex B to the joint proxy statement-prospectus which constitutes a part of this registration statement)
2.3	Support Agreement, dated as of March 17, 2005, by and among Horizon PCS and certain affiliates of American International Group, Inc (Incorporated by reference to Annex C to the joint proxy statement-prospectus which constitutes a part of this registration statement)
2.4	Support Agreement, dated as of March 17, 2005, by and among iPCS, Inc., Horizon PCS, Inc. and certain affiliates of Silver Point Capital L.P. (Incorporated by reference to Annex D to the joint proxy statement-prospectus which constitutes a part of this registration statement)
2.5	Second Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc., dated as of May 26, 2004 (Incorporated by reference to Exhibit 2.1 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
2.5	Technical Amendment to Second Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc., dated as of July 8, 2004 (Incorporated by reference to Exhibit 2.2 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
2.7	Modification to Second Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless Inc. and iPCS Equipment, Inc., dated as of July 8, 2004 (Incorporated by reference to Exhibit 2.3 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
2.8	Findings of Fact, Conclusions of Law and Order under U.S.C. Section 1129(a) and (b) and Federal Rules of Bankruptcy Procedure 3020 confirming the Second Amended Joint Plan of Reorganization of iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc., Debtors and Debtors In Possession, as modified, dated as of July 8, 2004 (Incorporated by reference to Exhibit 2.4 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
3.1	Restated Certificate of Incorporation of iPCS, Inc. (Incorporated by reference to Exhibit 3.1 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
3.2	Amended and Restated Bylaws of iPCS, Inc. (Incorporated by reference to Exhibit 3.2 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
3.3	Certificate of Incorporation of iPCS Wireless, Inc. (Incorporated by reference to Exhibit 3.4 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))
3.4	Bylaws of iPCS Wireless, Inc. (Incorporated by reference to Exhibit 3.5 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))
3.5	Certificate of Incorporation of iPCS Equipment, Inc. (Incorporated by reference to Exhibit 3.6 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))

3.6	Bylaws of iPCS Equipment, Inc. (Incorporated by reference to Exhibit 3.7 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the registration statement on Form S-1 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117944))
4.2	Common Stock Registration Rights Agreement, dated as of July 20, 2004, by and among iPCS, Inc., affiliates of Silver Point Capital, affiliates of American International Group and the Timothy M. Yager 2001 Trust (Incorporated by reference to Exhibit 4.2 to the registration statement on Form S-1 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117944))
4.3	Indenture dated as of April 30, 2004, by and among, iPCS Escrow Company, iPCS, Inc., iPCS Wireless, Inc., iPCS Equipment, Inc. and U.S. Bank National Association (Incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP regarding legality of securities being registered
8.1	Form of Opinion of Mayer, Brown, Rowe & Maw LLP regarding certain Federal income tax matters
8.2	Form of Opinion of Akin Gump Strauss Hauer & Feld LLP regarding certain Federal income tax matters
10.1*	Sprint PCS Management Agreement dated as of January 22, 1999 between WirelessCo, L.P., Sprint Spectrum, L.P., SprintCom, Inc., and Illinois PCS, L.L.C. (predecessor of iPCS Wireless, Inc.) as amended by Addendum I through Addendum V thereto (Incorporated by reference to Exhibit 10.1 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 9, 2001 (SEC File No. 333-47688))
10.2	Addendum VI to Sprint PCS Management Agreement (Incorporated by reference to Exhibit 10.40 to the annual report on Form 10-K filed by the Registrant with the SEC on March 29, 2001 (SEC File No. 333-32064))
10.3	Addendum VII to Sprint PCS Management Agreement (Incorporated by reference to Exhibit 10.3 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.4	Addendum VIII to Sprint PCS Management Agreement (Incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.5	Addendum IX to Sprint PCS Management Agreement (Incorporated by reference to Exhibit 10.5 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.6*	Sprint PCS Services Agreement dated as of January 22, 1999 by and between Sprint Spectrum, L.P. and Illinois PCS, L.L.C. (predecessor of iPCS Wireless, Inc.) (Incorporated by reference to exhibits to the registration statement on Form S-4 filed by the Registrant with the SEC (SEC File No. 333-47688))
10.7*	Sprint Trademark and Service Mark License Agreement dated as of January 22, 1999 between Sprint Communications Company, L.L.C. and Illinois PCS, L.L.C. (predecessor of iPCS Wireless, Inc.) (Incorporated by reference to Exhibit 10.3 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))

10.8*	Sprint Spectrum Trademark and Service Mark License Agreement dated as of January 22, 1999 between Sprint Spectrum L.P. and Illinois PCS, L.L.C. (predecessor of iPCS Wireless, Inc.) (Incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 filed by the Registrant with the SEC on January 8, 2001 (SEC File No. 333-47688))
10.9	Master Lease Agreement dated as of August 31, 2000 between iPCS Wireless, Inc. and Trinity Wireless Towers, Inc. (Incorporated by reference to Exhibit 10.43 to the annual report on Form 10-K filed by the Registrant with the SEC on March 29, 2001) (SEC File No. 333-32064))
10.10	Master Tower Space Reservation and License Agreement dated as of July 20, 2002 by and between American Tower, L.P. and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.10 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.11	Restructuring Management Services Agreement between iPCS, Inc. and YMS Management LLC dated as of January 27, 2003, as amended. (Incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.12	iPCS, Inc. Amended and Restated 2004 Long-Term Incentive Plan, (Incorporated by reference to Exhibit 99.1 to the current report on Form 8-K filed by the Registrant with the SEC on February 2, 2005) (SEC File No. 333-32064))
10.13	Employment Agreement, dated as of July 20, 2004, by and between Timothy M. Yager and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.13 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.14	Employment Agreement, dated as of July 20, 2004, by and between Stebbins B. Chandor, Jr. and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.14 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.15	Employment Agreement, dated as of July 20, 2004, by and between Patricia M. Greteman and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.15 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.16	Employment Agreement, dated as of July 20, 2004, by and between Craig A. Kinley and iPCS Wireless, Inc. (Incorporated by reference to Exhibit 10.16 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.17	Form of Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.17 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.18	Form of Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.18 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.19	Form of Director Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.19 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
10.20	Timothy M. Yager's Amended and Restated Stock Unit Agreement, dated as of January 27, 2005 (Incorporated by reference to Exhibit 99.3 to the current report on Form 8-K Filed by the Registrant with the SEC on February 2, 2005) (SEC File No. 333-32064))

10.21	Form of Restricted Stock Agreement (Incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 filed by the Registrant with the SEC on October 5, 2004 (SEC File No. 333-117944))
10.22	Agreement of Purchase and Sale, dated September 8, 2004, between iPCS Wireless, Inc. and TCP Communications LLC (Incorporated by reference to Exhibit 10.1 to current report on the Form 8-K filed by the Registrant with the SEC on September 14, 2004) (SEC File No. 333-32064))
10.23	Employment Agreement by and between iPCS Wireless, Inc. and John J. Peterman, dated as of August 24, 2004 (Incorporated by reference to Exhibit 10.1 to current report on the Form 8-K filed by the Registrant with the SEC on September 14, 2004) (SEC File No. 333-32064))
10.24	Amended and Restated Addendum VIII to Sprint PCS Management Agreement (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by the Registrant with the SEC on November 4, 2004) (SEC File No. 333-32064))
10.25	Employment Agreement by and between iPCS Wireless, Inc. and Edmund L. Quatmann, Jr. dated as of November 30, 2004 (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by the Registrant with the SEC on December 3, 2004) (SEC File No. 333-32064))
10.26	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors (Employing Stockholder version) (Incorporated by reference to Exhibit 99.2 to the current report on Form 8-K filed by the Registrant with the SEC on February 2, 2005) (SEC File No. 333-32064))
16.1	Deloitte & Touche letter, dated as of November 30, 2001, regarding change in independent registered public accounting firm (Incorporated by reference to Exhibit 99.2 to the Form 8-K filed by the Registrant with the SEC on November 30, 2001 (SEC File No. 333-32064))
16.2	KPMG letter, dated as of October 4, 2004, regarding change in independent registered public accounting firm (Incorporated by reference to Exhibit 16.2 to the registration statement on Form S-1 filed by the Registrant with the SEC on October 5, 2004 (SEC File No. 333-117944))
21.1	Subsidiaries of iPCS, Inc. (Incorporated by reference to Exhibit 21.1 to the registration statement on Form S-4 filed by the Registrant with the SEC on August 5, 2004 (SEC File No. 333-117942))
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of KPMG LLP (iPCS, Inc.)
23.3	Consent of KPMG LLP (Horizon PCS, Inc.)
23.4	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1 and Exhibit 8.1 to this registration statement)
23.5	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.2 to this registration statement)
24.1	Power of Attorney (see the signature page to this registration statement)
99.1**	Form of Proxy Card to be used by iPCS, Inc.
99.2**	Form of Proxy Card to be used by Horizon PCS, Inc.
99.3	Opinion of Bear, Stearns & Co. Inc. (Incorporated by reference to Annex F to the joint proxy statement-prospectus which constitutes a part of this registration statement).
99.4	Opinion of Lehman Brothers, Inc. (Incorporated by reference to Annex G to the joint proxy statement-prospectus which constitutes a part of this registration statement).

99.5	Consent of Bear, Stearns & Co. Inc. (included in Exhibit 99.3 to this registration statement)
99.6	Consent of Lehman Brothers, Inc.
99.7**	Consent of persons to become directors of iPCS, Inc.

*
Confidential treatment has been granted on portions of these documents.

**
To be filed by amendment.

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ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE STOCKHOLDER MEETINGS
SUMMARY OF THE MERGER
SUMMARY SELECTED HISTORICAL FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
iPCS ANNUAL MEETING
HORIZON PCS SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT, RELATED AGREEMENTS AND OTHER DOCUMENTS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
SELECTED HISTORICAL FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
iPCS, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Balance Sheet As of December 31, 2004 (Dollars in thousands)
iPCS, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended September 30, 2004 (Dollars in thousands)
Horizon PCS, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2004 (Dollars in thousands)
iPCS, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Fiscal Year Ended 2004 (Dollars in thousands except share, per share data and exchange ratio)
iPCS, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Three Months Ended December 31, 2004 (Dollars in thousands except share, per share data and exchange ratio)
INFORMATION ABOUT iPCS
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values
DESCRIPTION OF iPCS CAPITAL STOCK
INFORMATION ABOUT HORIZON PCS
DESCRIPTION OF CAPITAL STOCK
AFFILIATION AGREEMENTS WITH SPRINT PCS
REGULATORY ENVIRONMENT
COMPARISON OF STOCKHOLDERS' RIGHTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share amounts)
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share data)
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND EQUITY (DEFICIENCY) (In thousands, except share data)
iPCS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Dollars in thousands, except per share amounts)
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (Dollars in thousands, except share data)
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In thousands)
iPCS, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
iPCS Inc. and Subsidiaries Condensed Consolidating Balance Sheet as of December 31, 2004
iPCS Inc. and Subsidiaries Condensed Consolidating Statement of Operations For the Three Months Ended December 31, 2004
iPCS Inc. and Subsidiaries Condensed Consolidating Statement of Cash Flows For the Three Months Ended December 31, 2004
iPCS Inc. and Subsidiaries Condensed Consolidating Balance Sheet as of September 30, 2004
iPCS Inc. and Subsidiaries Condensed Consolidating Statement of Operations For the Three Months Ended December 31, 2003
iPCS Inc. and Subsidiaries Condensed Consolidating Statement of Cash Flows For the Three Months Ended December 31, 2003
Report of Independent Registered Public Accounting Firm
HORIZON PCS, INC. CONSOLIDATED BALANCE SHEETS December 31, 2004 and 2003
HORIZON PCS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
HORIZON PCS, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
HORIZON PCS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
HORIZON PCS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
HORIZON PCS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Exhibit B—Share Ownership
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF iPCS, INC.
PART II—Information Not Required in Prospectus
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX